As filed with the Securities and Exchange Commission on June 17, 2021

Registration No. 333-253146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UpHealth, Inc.

(fka GigCapital2, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8099 (Primary Standard Industrial Classification Code Number)	83-3838045 (I.R.S. Employer Identification No.)

14000 S. Military Trail, Suite 230

Delray Beach, Florida 33484

Tel: (312) 618-1322

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Ramesh Balakrishnan

Chief Executive Officer

UpHealth, Inc.

14000 S. Military Trail, Suite 230

Delray Beach, Florida 33484

Tel: (312) 618-1322

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman, Esq. Ben Griebe, Esq. John Maselli, Esq. DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105 Tel: (415) 615-6095	Kate Bechen, Esq. Husch Blackwell LLP 511 North Broadway, Suite 1100 Milwaukee, Wisconsin 53202 Tel: (414) 273-2100	David Ni, Esq. Joshua DuClos, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel: (212) 839-5300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common stock, par value $0.0001 per share	3,000,000	$10.305	$30,915,000	$3,372.83

(1)

All securities being registered were issued by GigCapital2, Inc., a Delaware corporation (“GigCapital2”) on June 9, 2021 in connection with the closing on that date of GigCapital2’s initial business combinations (the “Business Combinations”) with (i) UpHealth Merger Sub, Inc. and UpHealth Holdings, Inc. (“UpHealth Holdings”), (the “UpHealth Business Combination”), with UpHealth Holdings surviving the UpHealth Business Combination as a wholly-owned subsidiary of GigCapital2 and (ii) Cloudbreak Health Merger Sub, LLC and Cloudbreak Health, LLC (“Cloudbreak”) (the “Cloudbreak Business Combination”), with Cloudbreak surviving the Cloudbreak Business Combination as a wholly-owned subsidiary of GigCapital2. In connection with the UpHealth Business Combination and the Cloudbreak Business Combination, GigCapital2 has changed its name to “UpHealth, Inc.”

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction. These securities are being registered solely in connection with the resale of common stock by certain selling stockholders (the “PIPE Investors”) that entered into subscription agreements with GigCapital2, pursuant to which GigGCapital2 agreed to issue and sell to the PIPE Investors, in private placements that are expected to close immediately prior to the closing of the Business Combination, an aggregate of 3,000,000 shares of its common stock, par value $0.0001 per share (the “common stock”).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s ordinary shares as reported on February 11, 2021, which was approximately $10.305 per share.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement registers the resale of up to 3,000,000 shares of common stock (the “PIPE Shares”), par value $0.0001 per share (the “common stock”) of UpHealth, Inc., a Delaware corporation that was formerly named GigCapital2, Inc. (“UpHealth” or the “Company” and with respect to historical periods, events and actions, “GigCapital2”), by the selling stockholders named in the prospectus (or their permitted transferees) who were issued the PIPE Shares in a private placement immediately prior to the closing on June 9, 2021 of the business combinations (the “Business Combinations”) by and among (i) GigCapital2, UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”), a Delaware corporation, and UpHealth Holdings, Inc. (“UpHealth Holdings”), a Delaware corporation (the “UpHealth Business Combination”), with UpHealth Holdings surviving the UpHealth Business Combination as a wholly-owned subsidiary of GigCapital2, pursuant to the terms of the UpHealth Business Combination Agreement, dated as of November 20, 2020, as amended, by and among GigCapital2, UpHealth Merger Sub and UpHealth Holdings, and (ii) the merger of Cloudbreak Health Merger Sub, LLC (“Cloudbreak Merger Sub”), a Delaware limited liability company, and Cloudbreak Health, LLC (“Cloudbreak”), a Delaware limited liability company (the “Cloudbreak Business Combination” and, together with the UpHealth Business Combination, the “Business Combinations”), with Cloudbreak surviving the Cloudbreak Business Combination as a wholly-owned subsidiary of GigCapital2, pursuant to the terms of the Cloudbreak Business Combination Agreement, dated as of November 20, 2020, as amended, by and among GigCapital2, Cloudbreak Merger Sub and Cloudbreak. In connection with the Business Combinations, GigCapital2 changed its name to “UpHealth, Inc.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2021

PRELIMINARY PROSPECTUS

UPHEALTH, INC.

3,000,000 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 3,000,000 shares of common stock (the “PIPE Shares”), par value $0.0001 per share (“common stock”), of UpHealth, Inc., a Delaware corporation that was formerly named GigCapital2, Inc. (“UpHealth” or the “Company,” and with respect to historical periods, events and actions, “GigCapital2”), which were issued in a private placement pursuant to the terms of the PIPE Subscription Agreements (as defined below) in connection with, and as part of the consideration for, the Business Combinations (as described below) that closed on June 9, 2021.

On November 20, 2020, the Company, UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”), and UpHealth Holdings, Inc., a Delaware corporation (“UpHealth Holdings”), entered into a business combination agreement (as subsequently amended on January 29, 2021, March 23, 2021, April 23, 2021, and May 30, 2021, the “UpHealth Business Combination Agreement”). In connection with the UpHealth Business Combination Agreement, UpHealth Merger Sub was merged with and into UpHealth Holdings, with UpHealth Holdings surviving the merger. Also on November 20, 2020, the Company, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Cloudbreak Merger Sub”), Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), Dr. Chirinjeev Kathuria and Dr. Mariya Pylypiv (collectively, the “UpHealth Significant Stockholders”), UpHealth Holdings, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Cloudbreak members, entered into a business combination agreement (as subsequently amended on April 23, 2021 and June 9, 2021, the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements”). In connection with the Cloudbreak Business Combination Agreement, Cloudbreak Merger Sub was merged with and into Cloudbreak, with Cloudbreak surviving the merger (the “Cloudbreak Business Combination” and, together with the UpHealth Business Combination, the “Business Combinations”). The Business Combinations were consummated on June 9, 2021. In connection with the Business Combinations, GigCapital2 changed its corporate name to “UpHealth, Inc.”

In connection with the Business Combinations, GigCapital2 entered into subscription agreements, each dated as of January 20, 2021 and amended on June 8, 2021 (the “PIPE Subscription Agreements”), with certain institutional investors (collectively, the “PIPE Investors”), pursuant to which GigCapital2 agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the closing of the Business Combinations, an aggregate of 3,000,000 PIPE Shares at $10.00 per share, plus warrants to purchase up to an additional 300,000 shares of common stock (one warrant for every 10 PIPE Shares purchased) at an exercise price of $11.50 per share, for an aggregate purchase price of $30,000,000.

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of common stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain offering fees and expenses and fees in connection with the registration of the common stock and will not receive proceeds from the sale of the shares of common stock by the Selling Stockholders. Our common stock is currently listed on the New York Stock Exchange and trades under the symbol “UPH.” Prior to the consummation of the Business Combinations, our common stock had traded on the New York Stock Exchange under the symbol “GIX”.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 24 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021.

i

PLAN OF DISTRIBUTION	299

LEGAL MATTERS	301

EXPERTS	302

WHERE YOU CAN FIND MORE INFORMATION	303

INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ii

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “UpHealth” and (with regard to historical periods, actions and events) “GigCapital2” refer to UpHealth, Inc., a Delaware corporation (which was formerly named GigCapital2, Inc., until the completion of the Business Combinations). The term “post-combination company” refers to the Company following the consummation of the Business Combinations. In this prospectus:

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combinations” means the transactions contemplated by the Business Combination Agreements, including (i) the merger of UpHealth Merger Sub with and into UpHealth Holdings, with UpHealth Holdings continuing as the surviving company and as a wholly-owned subsidiary of the Company and (ii) the merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak continuing as the surviving company and as a wholly-owned subsidiary of the Company. The Business Combinations were completed on June 9, 2021.

“Business Combination Agreements” means (i) that certain UpHealth Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended), by and among Company, UpHealth Merger Sub and UpHealth Holdings and (ii) that certain Cloudbreak Business Combination Agreement (as subsequently amended), dated as of November 20, 2020, by and among Company, Cloudbreak Merger Sub and Cloudbreak.

“Bylaws” means our Bylaws, dated as of May 9, 2019.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreements.

“Closing Date” means June 9, 2021 (the date on which the Closing occurred).

“Convertible Note Investment” means the private placement pursuant to which the Convertible Note Investors have subscribed for the Convertible Notes for an aggregate purchase price of $160,000,000.

“Convertible Note Investors” means certain institutional investors that will invest in the Convertible Note Investment.

“Convertible Note Shares” means the 15,023,475 shares of Common Stock to be issued upon conversion of the Convertible Notes, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements and the Indenture.

“Convertible Note Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 20, 2021, as subsequently amended on June 8, 2021, between the Company and certain investors, pursuant to which such Convertible Note Investors have agreed to purchase an aggregate of $160,000,000 in the Convertible Note Investment.

“Convertible Notes” means the 6.25% Convertible Senior Notes due 2026 and that are convertible into Convertible Note Shares at a conversion price of $10.65 per share.

“Cloudbreak” means Cloudbreak Health, LLC, a Delaware limited liability company and its subsidiaries.

“Cloudbreak Business Combination Agreement” means that certain Business Combination Agreement, dated as of November 20, 2020, by and among the Company, Cloudbreak Merger Sub, Cloudbreak, UpHealth Holdings, Chirinjeev Kathuria, Mariya Pylypiv and Shareholder Representative Services LLC.

“Cloudbreak equity holder” means each holder of Cloudbreak Units or a vested equity award.

“Cloudbreak Maximum Share Consideration” means the aggregate maximum amount of merger consideration that the Company has agreed to pay Cloudbreak equity holders, consisting of 11,500,000 shares of Company Common Stock, including shares issuable in respect of vested equity awards of Cloudbreak.

“Cloudbreak Merger Sub” means Cloudbreak Merger Sub, LLC.

“Cloudbreak Units” means, collectively, the Common Units of Cloudbreak and the Series A Preferred Units of Cloudbreak.

“Cloudbreak Registration Rights and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement by and among the Company and certain of the Cloudbreak equity holders to be entered into at the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of Common Stock of the Company, par value $0.0001 per share.

“Common Stock Consideration” means the Common Stock issued to UpHealth Holdings equity holders and to the Cloudbreak equity holders at the Closing pursuant to the terms of the Business Combination Agreements.

“Company” means UpHealth, Inc. (formerly named GigCapital2, Inc.), a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLA” means DLA Piper LLP (US), counsel to the Company.

“EarlyBird” means EarlyBirdCapital, Inc., the representative of the underwriters in our IPO.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amendment No. 1” means the amendment to our existing certificate of incorporation to extend the date by which the Company must consummate a Business Combination (an “Extension”) from December 10, 2020 to March 10, 2021 and which was approved at our annual meeting of stockholders on December 8, 2020.

“Extension Amendment No. 2” means the Extension from March 10, 2021 to June 10, 2021 and which was approved at a special meeting of stockholders on March 10, 2021.

“Founders” means the Sponsor, the EarlyBird Group and Northland Investment.

“GAAP” means Generally Accepted Accounting Principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Husch Plan” means the GigCapital2, Inc. 2021 Equity Incentive Plan.

“Indenture” means the indenture to be entered into in connection with the Closing between UpHealth and Wilmington Trust, National Association, a national banking association, (the “Indenture Trustee”) in its capacity as trustee thereunder, in substantially the form attached as an exhibit to the Convertible Note Subscription Agreements.

“Initial Stockholders” means the Founders and Northland.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on June 10, 2019, through the sale of 15,000,000 public units at $11.50 per public unit.

“UpHealth” means GigCapital2 immediately following the consummation of the Business Combinations and approval of the proposed Second Amended and Restated Certificate of Incorporation.

“UpHealth Board” means UpHealth’s board of directors following the consummation of the Business Combinations and the election of directors as approved at the Special Meeting.

“UpHealth Common Stock” means, following the consummation of the Business Combinations and approval of the proposed Second Amended and Restated Certificate of Incorporation, UpHealth Common Stock, par value $0.0001 per share, as authorized under the proposed Second Amended and Restated Certificate of Incorporation.

“NYSE” means the New York Stock Exchange.

“Offering Shares” mean shares of Common Stock included as part of the public units sold in the IPO.

“PIPE Investment” means the private placement pursuant to which the PIPE Investor has subscribed for 3,000,000 shares of Common Stock at $10.00 per share, plus warrants to purchase up to an additional 300,000 shares of Common Stock (one warrant for every 10 PIPE Shares purchased) at an exercise price of $11.50 per share, for an aggregate purchase price of $30,000,000.

“PIPE Investors” means certain institutional investors, including one of its underwriters from its initial public offering which also served as the placement agent for the PIPE, Oppenheimer & Co. Inc., that will invest in the PIPE Investment.

“PIPE Shares” means the 3,000,000 shares of Common Stock to be issued in the PIPE Investment.

“PIPE Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 20, 2021, as amended on June 8, 2021, between the Company and certain investors, pursuant to which the PIPE Investors have agreed to purchase an aggregate of 3,000,000 shares of Common Stock, plus warrants to purchase up to an additional 300,000 shares of common stock (one warrant for every 10 PIPE Shares purchased) at an exercise price of $11.50 per share, in the PIPE Investment.

“PIPE Warrants” means the warrants, each of which is exercisable for one share of Common Stock, to purchase up to 300,000 shares of Common Stock at an exercise price of $11.50 per share, issued to the PIPE Investors as part of the PIPE Investment.

“Private Placement Shares” mean the shares of our Common Stock included in the Private Placement Units issued to our Founders in a private placement that closed prior to the IPO.

“Private Placement Units” mean the units, consisting of one share of Company Common Stock, one warrant to purchase one share of Company Common Stock, and one right to receive one-twentieth of one share of Company Common Stock, issued to our Founders in a private placement that closed prior to the IPO.

“Private Placement Warrants” means the warrants included in the Private Placement Units issued to our Founders in a private placement that closed prior to the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Private Underwriter Shares” means the shares of our Common Stock issued to Northland in a private placement that closed prior to the IPO.

“public rights” means the rights included in the public units issued in our IPO.

“public shares” means shares of Common Stock included in the public units issued in our IPO.

“public stockholders” means holders of public shares, including our Initial Stockholders to the extent our Initial Stockholders hold public shares, provided, that our Initial Stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public units” means one unit, consisting of one public share of Company Common Stock, one warrant to purchase one share of Company Common Stock, and one right to receive one-twentieth of one share of Company Common Stock, issued in our IPO.

“public warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Related Agreements” means the UpHealth Registration Rights and Lock-Up Agreement and the Cloudbreak Registration Rights and Lock-Up Agreement.

“rights” means the right to receive one-twentieth of one share of Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the proposed Second Amended and Restated Certificate of Incorporation of the Company, which will become the post-combination company’s certificate of incorporation if approved by our stockholders, and assuming the consummation of the Business Combinations.

“Securities Act” means the Securities Act of 1933, as amended.

“Sidley” means Sidley Austin LLP, counsel to Cloudbreak.

“Special Meeting” means the special meeting of the stockholders of the Company to be held on June 4, 2021 for the purpose of voting on several proposals, including approval of the Business Combinations.

“Sponsor” means GigAcquisitions2, LLC, a Delaware limited liability company.

“Thrasys Incentive Amount” means the aggregate amount of restricted stock units of GigCapital2 to be awarded to two individuals who are officers of UpHealth Holdings, and were shareholders of Thrasys prior to its merger with UpHealth Holdings, which will following the Closing, if he or she is a service provider to UpHealth, UpHealth Holdings or any of the Company Subsidiaries as of the date of grant.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO and a portion of the proceeds from the sale of the Private Placement Warrants.

“Trustee” means Continental Stock Transfer & Trust Company.

“units” means the public units and the Private Placement Units.

“UpHealth Holdings” means UpHealth Holdings, Inc., a Delaware corporate and its subsidiaries.

“UpHealth Business Combination Agreement” means that certain Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended), by and among Company, UpHealth Merger Sub and UpHealth Holdings.

“UpHealth Common Stock” means the common stock of UpHealth.

“UpHealth equity holder” means each holder of UpHealth Holdings capital stock or a vested equity award.

“UpHealth Holdings Maximum Share Consideration” means the aggregate maximum amount of merger consideration that the Company has agreed to pay UpHealth equity holders, consisting of 99,000,000 shares of Company Common Stock, including shares issuable in respect of vested equity awards of UpHealth Holdings.

“UpHealth Merger Sub” means UpHealth Merger Sub, Inc.

“UpHealth Registration Rights and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement to be entered into at the Closing between the Company and certain UpHealth equity holders.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“warrants” means the Private Placement Warrants and the public warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about the:

•	benefits from the Business Combinations;

•	future financial performance following the Business Combinations;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

•

officers and directors allocating their time to other businesses and potentially having conflicts of interest with the Company’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•	public securities’ potential liquidity and trading;

•	use of proceeds; and

•	impact from the outcome of any known and unknown litigation.

Forward-looking statements in this prospectus include, but are not limited to, statements about UpHealth’s, UpHealth Holdings’, Cloudbreak’s (separately, and together as a post-combination company):

•	future financial performance, including financial projections and business metrics and any underlying assumptions thereunder;

•	future business or product expansion, including estimated revenues and losses, projected costs, prospects and plans;

•	trends in the healthcare industry;

•	ability to scale in a cost-effective manner;

•	ability to obtain and maintain intellectual property protection;

•	future capital requirements and sources and uses of cash; and

•	impact of competition and developments and projections relating to competitors and industry.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company, UpHealth Holdings or Cloudbreak “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either the Company, UpHealth Holdings or Cloudbreak has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding whether to purchase shares of our Common Stock or to invest in our other securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the outcome of any legal proceedings that may be instituted against the Company, UpHealth Holdings, Cloudbreak or others following completion of announcement of the Business Combinations and the transactions contemplated in the Business Combination Agreements;

•	the ability to maintain the listing of UpHealth Common Stock on the NYSE following the Business Combinations;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combinations;

•

the ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combinations;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on UpHealth’s business;

•

the ability of UpHealth to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•	UpHealth’s ability to raise capital;

•	the possibility that the Company, UpHealth Holdings or Cloudbreak may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” in this prospectus, and other filings that have been made or will be made with the SEC by the Company.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information contained in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and accompanying financial statements of the Company, UpHealth Holdings and Cloudbreak, to fully understand the proposed Business Combinations (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 287 of this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “the Company,” and other similar terms refer to UpHealth, Inc. (which, in regard to historical dates, events and actions prior to June 9, 2021 was named “GigCapital2, Inc.”).

UpHealth

UpHealth is the post-combination parent company of both UpHealth Holdings and Cloudbreak. Our former name was GigCapital2, Inc. Our publicly traded Common Stock and warrants are listed on the NYSE under the trading symbols “UPH” and “UPH.WS,” respectively.

The mailing address of our principal executive office is 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484.

GigCapital2

Prior to the completion of the Business Combinations on June 9, 2021, the Company was a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated on March 6, 2019, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The public units began trading on the NYSE under the symbol “GIX.U” on June 5, 2019. On June 26, 2019, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On July 1, 2019, the shares, warrants and rights began trading on the NYSE under the symbols “GIX”, “GIX.WS” and “GIX.RT” respectively. Upon the completion of the Business Combination on June 9, 2021, our name changed to UpHealth, Inc. and our units separated into their underlying shares of common stock, warrants and rights (and the rights were converted into shares of common stock). Our units and rights ceased to trade, and our common stock and warrants now trade under the symbols UPH and UPH.WS, respectively.

UpHealth Holdings

UpHealth Holdings is a global digital health company intent on creating a single, integrated platform of technologies and services essential to personalized, affordable and effective care globally. Its mission is to reshape care delivery and enable healthier communities through a simplified digital front door that connects evidence-based care, coordinated workflows and health services. UpHealth Holdings will offer patient-centric digital health technologies and tech-enabled services to integrate care and improve performance across four markets of the healthcare industry; integrated care management, digital pharmacy, global telehealth and behavioral health.

For more information about UpHealth Holdings, please see the sections entitled “Information About UpHealth,” “UpHealth Holdings’ Management’s Discussion and Analysis of Financial Condition and Results

of Operations,” the “Management’s Discussion and Analysis” for each of the companies acquired or to be acquired by UpHealth Holdings and “Management After the Business Combinations.”

Cloudbreak

Cloudbreak Health, LLC, a Delaware limited liability company, is a unified telemedicine and video medical interpretation solutions provider, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. Cloudbreak’s platform offers tele-interpretation (video and audio medical interpreting), telepsychiatry, telestroke, tele-urology, and other specialities, all with integrated language services for Limited English Proficient and Deaf/Hard-of-Hearing patients. For more information about Cloudbreak, please see the sections entitled “Information About Cloudbreak,” “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combinations.”

Organization Structure

The diagrams set forth below illustrate in a simplified manner the ownership structure of each of the UpHealth operating subsidiaries as they are following the completion of the two Business Combinations. Each “arrow” line in the diagrams represents a parent-subsidiary relationship with the line beginning at the parent and pointing in the direction of its subsidiary.

Included in the diagrams are the following entities with their respective ownership percentages and domicile jurisdictions:

UpHealth Holdings, Inc. is now a directly held, wholly-owned subsidiary of UpHealth, Inc. UpHealth Holdings, Inc. directly currently owns:

•	100% of the equity interests in Thrasys, Inc., which in turn owns 100% of the equity interests in Comprehensive Care Alliance, LLC.

•

over 90% of the equity interests in Glocal Healthcare Systems Private Limited, which in turn holds various ownership or profit sharing percentages in forty-two (42) subsidiaries, the lowest percentage interest being 62%.

•

100% of the equity interests in TTC Healthcare, Inc., which in turn owns 100% of the equity interests in (1) Transformations Treatment Center, Inc., which in turn owns 80% of the equity interests in Transformations Mending Fences, LLC, (2) Summit Detox, Inc., (3) Pinnacle Testing, Inc., (4) Wrigley Healthcare Services, Inc., (5) Freedom Now, Inc., (6) Integrity Way, Inc., (7) Olympus Recovery, LLC, and (8) Supportive Healthcare, Inc.

•

100% of the equity interests in Innovations Group, Inc., which in turn owns 100% of the equity interests in (1) Worldlink Medical, Inc., (2) MedQuest Pharmacy, Inc., (3) Pinnacle Labs, Inc., and (4) Medical Horizons, Inc.

•

100% of the equity interests in Behavioral Health Services, LLC, which in turn owns 100% of the equity interests in (1) Psych Care Consultants, LLC., (2) BHS Pharmacy, LLC, and (3) Reimbursement Solutions LLC.

Cloudbreak Health, LLC directly owns:

•	100% of the equity interests in (1) Carenection, LLC, which in turn owns 100% of the equity interests in Carenection Labs, LLC, and (2) Language Access Network, LLC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Company has elected to take advantage of such extended transition period.

The Company will remain an emerging growth company until the earlier of (i) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of the Company’s initial public offering),

(ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (iv) the date on which the Company has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

UpHealth Business Combination Consideration to the UpHealth equity stockholders

Subject to the terms of the UpHealth Business Combination Agreement and customary adjustments, at the effective time of the UpHealth Business Combination, each share of UpHealth Holdings capital stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination (other than shares owned by UpHealth Holdings as treasury stock or dissenting shares) converted into the UpHealth merger consideration, which aggregate amount, together with all payments made with respect to all vested UpHealth Holdings equity awards, was approximately 92,725,046 shares of Company Common Stock, including shares issuable in respect of vested equity awards of UpHealth Holdings.

Cloudbreak Business Combination Consideration to the Cloudbreak members

Subject to the terms of the Cloudbreak Business Combination Agreement and customary adjustments, at the effective time of the Cloudbreak Business Combination, each Cloudbreak Unit issued and outstanding immediately prior to the effective time of the Cloudbreak Business Combination converted into a number of shares of Company Common Stock set forth in the Cloudbreak Business Combination Agreement (the “Cloudbreak merger consideration”), which aggregate amount was approximately 10,550,881 shares of Company Common Stock, including shares issuable in respect of vested equity awards of Cloudbreak. Upon the effective time, each outstanding option to purchase Cloudbreak Units was rolled over into options for the purchase of shares of Company Common Stock in accordance with the terms of the Cloudbreak Business Combination Agreement.

PIPE Subscription Agreements

On January 20, 2021, the Company entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 3,000,000 shares of Company Common Stock at $10.00 per share, plus warrants to purchase up to an additional 300,000 shares of common stock (one warrant for every 10 PIPE Shares purchased) at an exercise price of $11.50 per share, for an aggregate purchase price of $30,000,000. The PIPE Investment was consummated immediately prior to the Closing.

Risk Factors

An investment in our Common Stock or other securities involves a high degree of risk. Before making a decision to invest in our Common Stock, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 23 of this prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company, UpHealth Holdings and Cloudbreak to complete the Business Combinations, as applicable, (ii) the business, cash flows, financial condition and results of operations of UpHealth Holdings and Cloudbreak, as applicable, prior to the consummation of the Business Combinations, as applicable, and the post-combination company following consummation of the Business Combinations, and (iii) the price of our Common Stock.

The Offering

Issuer	UpHealth, Inc. (formerly named GigCapital2, Inc.). In connection with the closing of the Business Combinations, GigCapital2, Inc. changed its name to UpHealth, Inc.

Common stock offered by the Selling Stockholders	Up to 3,000,000 shares of common stock, which were issued pursuant to the terms of the PIPE Subscription Agreements in a private placement in connection with, and as part of the consideration for, the Business Combinations.

Common stock issued and outstanding after the consummation of this offering and the Business Combinations	117,605,472

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Market for our shares of common stock	Our common stock is listed and trades on the NYSE under the symbol “UPH.” Prior to the Business Combinations, our common stock was listed on the NYSE under the symbol “GIX.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data of the Company as of March 31, 2021, December 31, 2020 (as restated) and 2019 (as restated), for the three months ended March 31, 2021, for the year ended December 31, 2020 (as restated) and for the period from March 6, 2019 (the date of inception) through December 31, 2019 (as restated). Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company Prior to the Business Combination” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

($ in thousand)	As of March 31, 2021 (unaudited)	As of December 31, 2020 (As Restated)	As of December 31, 2019 (As Restated)
Balance Sheet Data:
Working capital (deficit)	$(3,572)	$(2,012)	$1,400
Cash	$146	$479	$1,577
Cash and marketable securities held in Trust Account	$149,605	$168,385	$173,995
Total assets	$149,796	$168,928	$175,768
Total liabilities	$4,188	$3,668	$522
Common stock subject to possible redemption	$140,608	$160,260	$170,246
Stockholders’ equity	$5,000	$5,000	$5,000

($ in thousand, except share and per share amounts)	For the Three Months Ended March 31, 2021 (unaudited)	Year Ended December 31, 2020 (As Restated)	Period from March 6, 2019 (Date of Inception) through December 31, 2019 (As Restated)
Statements of Operations Data:
Revenue	$–	$–	$–
Operating expenses	$1,624	$3,950	$953
Other income (expense)	$687	$(931)	$(65)
Interest income	$4	$1,023	$1,873
Net income (loss)	$(937)	$(4,129)	$295
Net loss attributable to common stockholders	$(937)	$(4,685)	$(710)
Basic and diluted net loss per share	$(0.16)	$(0.88)	$(0.15)
Weighted-average shares outstanding excluding shares subject to possible redemption—basic and diluted	5,695,296	5,304,752	4,847,100

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF UPHEALTH HOLDINGS

The following table contains summary historical financial data for UpHealth Holdings as of and for the periods ended March 31, 2021 and December 31, 2020. The information below is only a summary and should be read in conjunction with the sections entitled “UpHealth Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

($ in thousand)	As of March 31, 2021	As of December 31, 2020
Balance Sheet Data:
Working capital (deficit)	$(81,371)	$(28,254)
Cash and cash equivalents	$4,202	$1,839
Total assets	$449,253	$262,390
Total liabilities	$127,920	$41,669
Common stock	$.8	$.7
Stockholders’ equity	$321,332	$220,721

($ in thousand, except shares and per share amounts)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Statements of Operations Data:
Revenue	$12,815	$5,396
Operating expenses	$9,768	$6,139
Net loss	$(2,950)	$(2,186)
Basic and diluted net loss per share	$(0.42)	$(0.43)
Weighted average shares outstanding—basic and diluted	7,089,309	5,091,975

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF CLOUDBREAK

The following tables show selected historical financial information of Cloudbreak Health, LLC for the periods and as of the dates indicated. This information was derived from the unaudited financial statements of Cloudbreak Health, LLC for the three months ended March 31, 2021 and 2020, and the audited financial statements of Cloudbreak Health, LLC for the years ended December 31, 2020 and December 31, 2019. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cloudbreak” as well as Cloudbreak’ historical financial statements and the notes and schedules related thereto, included elsewhere in this prospectus. Results from interim periods are not necessarily indicative of results that may be expected for the entire year.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
($ in thousand, except share and per share amounts)
Statements of Operations Data:
Revenue	$7,953	$6,771	$28,089	$30,130
Cost of revenue	3,380	3,733	14,343	16,869

Gross profit (excluding depreciation and amortization)	4,573	3,038	13,746	13,261

Operating expenses
Selling, general, and administrative	5,566	4,448	19,131	18,657

Total operating expenses	5,566	4,448	19,131	18,657

Loss from operations	(993)	(1,410)	(5,385)	(5,396)
Other expenses (income)
Interest expense	905	3,596	6,639	4,778
Other income (expense), net	(282)	54	(63)	(80)
Rental income	(104)	(103)	(422)	(340)

Total other expenses, net	519	3,547	6,153	4,358

Net loss	$(1,512)	$(4,957)	$(11,538)	$(9,755)

Net loss per share	$(0.30)	$(0.98)	$(2.29)	$(1.94)

Weighted average shares outstanding—basic and diluted	5,034,700	5,034,700	5,034,700	5,034,700

	As of March 31, 2021	As of December 31, 2020	As of December 31, 2019
($ in thousand)
Balance Sheet Data:
Working capital (deficit)	$(37,694)	$(35,683)	$(1,955)
Cash and cash equivalents	$2,887	$1,517	$290
Total assets	$26,220	$23,319	$21,480
Total liabilities	$60,861	$56,196	$43,063
Redeemable convertible preferred stock	$15,000	$15,000	$15,000
Total members’ interests	$(49,641)	$(47,877)	$(36,583)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands except share and per share amounts)

On November 23, 2020, GigCapital2, Inc. announced the pending merger of a series of integrated merger transactions.

On November 23, 2020, GigCapital2 announced that it executed the UpHealth Business Combination Agreement.

Also, on November 23, 2020, GigCapital2 also announced that it executed the Cloudbreak Business Combination Agreement.

UpHealth Holdings has previously or contemporaneously entered into separate merger agreements with respect to the acquisitions by UpHealth Holdings of Behavioral Health Services, Innovations Group, Thrasys, TTC Healthcare, and a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal. All of these entities have been acquired and are therefore included in the pro forma financial statements contained herein. UpHealth Holdings has consummated the mergers of Thrasys, Behavioral Health Services, TTC Healthcare, and Glocal and they are included in the UpHealth Holdings consolidated financial statements as of March 31, 2021. The unaudited statements of operations for TTC Healthcare presented through January 24, 2021, the TTC Healthcare acquisition date, and the unaudited statements of operations for Glocal presented through March 25, 2021, the Glocal acquisition date, are shown separately, as only the activity after the acquisition date are included in the UpHealth Holdings results. On April 27, 2021, UpHealth Holdings consummated the merger of Innovations Group.

The UpHealth Business Combination Agreement

Pursuant to the terms of the UpHealth Business Combination Agreement, GigCapital2 acquired UpHealth Holdings through the statutory merger of UpHealth Merger Sub with and into UpHealth Holdings, with UpHealth Holdings surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the UpHealth Business Combination, each share of UpHealth Holdings Common Stock was canceled and converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Exchange Ratio. The Exchange Ratio was equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth Holdings Common Stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination. UpHealth Holdings previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal. UpHealth Holdings as of the date of entry into the UpHealth Business Combination Agreement owned approximately 43% of the equity interests of Glocal. On March 26, 2021, UpHealth Holdings acquired an additional 46% of the equity interests of Glocal. UpHealth Holdings has continued to take additional steps to complete the acquisition, and now holds approximately 95% of the outstanding equity of Glocal.

The Cloudbreak Business Combination

Pursuant to the terms of the Cloudbreak Business Combination Agreement (and any terms used in this paragraph that are not otherwise defined are as defined in the Cloudbreak Business Combination Agreement), GigCapital2 acquired Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the Cloudbreak Business Combination: (i) each Cloudbreak Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing was converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing was converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each option that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, was assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount was equal to the product of (a) the number of Cloudbreak Units subject to such option, multiplied by (b) the Common Unit Exchange Ratio (each such converted option, an “Exchanged Option”). Each holder of Exchanged Options was also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak Business Combination Agreement.

Additionally, immediately prior to the Closing, each common warrant was converted into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the closing of the Cloudbreak Business Combination, and upon the exercise of all Exchanged Options on a net exercise basis, equaled 11,500,000 shares of GigCapital2 Common Stock.

Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” (“ASC 805”) with the Company treated as the legal acquirer. Under ASC 805, UpHealth Holdings was determined to be the ultimate accounting acquirer for the UpHealth Holdings mergers. The following tables set forth an unaudited pro forma condensed combined balance sheet as of March 31, 2021, and unaudited proforma condensed combined statements of operations for the three months ended March 31, 2021, and the twelve months ended December 31, 2020 (as adjusted for conforming presentation periods for Glocal, a March 31 year-end). The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Acquisition as if it had occurred on that date. The pro forma balance sheet data is derived from the unaudited historical financial statements of GigCapital2 and the unaudited historical financial statements of the Merger entities as of March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and the twelve months ended December 31, 2020, have been prepared to illustrate the effects of the Acquisition, as if it had occurred on January 1, 2020. The pro forma condensed combined statements of operations are derived from the unaudited financial statements of GigCapital2 for the three months ended March 31, 2021, the audited financial statements (as restated) of GigCapital2 for the year ended December 31, 2020, the unaudited financial statements of each of the UpHealth Holdings and Cloudbreak merger entities for the three months ended March 31, 2021, and the audited financial statements of each of the UpHealth Holdings and Cloudbreak merger entities for the year ended December 31, 2020.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of operations reflect non-recurring transaction charges directly related to the Acquisition that the combined company has incurred in furtherance of consummation of the Acquisition, as well as transaction costs incurred, but not yet recorded, subsequent to March 31, 2021. Further, the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated effective tax rate, which will likely vary from the actual effective rate in periods subsequent to the completion of the Acquisition.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Acquisition been consummated prior to March 31, 2021, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The fair value of each of the Merger entities’ identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates and are subject to adjustment as, and if, more information is obtained within twelve months of the consummation of the Mergers. As of the date of filing of this Form S-1 to which the following unaudited pro forma condensed combined financial statements are attached, the Company has not completed the detailed valuation work necessary to finalize the required estimated fair values of the Merger entities’ assets acquired and liabilities assumed and related allocation of purchase price. The purchase price allocation and related depreciation and amortization included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of preparing these unaudited pro forma condensed combined financial statements. Management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the Acquisition. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. In addition, certain reclassifications have been made to the Merger entities’ historical financial statements to conform to the presentation used in the Company’s historical financial statements. Such reclassifications had no effect on the Merger entities’ previously reported financial position or results of operations.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of GigCapital2 and the merger entities’ operating as a combined company or for liabilities resulting from integration planning, as management is in the process of making these assessments. However, liabilities ultimately may be recorded for additional costs in subsequent periods related to all merger entity companies, including severance, relocation or retention costs related to employees of the merger entities, as well as other costs associated with integrating and/or restructuring the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	unaudited historical financial statements of the Company as of and for the three months ended March 31, 2021;

•	audited historical financial statements (as restated) of the Company as of and for the year ended December 31, 2020;

•	unaudited historical consolidated financial statements of the merger entities as of and for the three months ended March 31, 2021; and

•	audited historical consolidated financial statements of the merger entities as of and for the year ended December 31, 2020 (twelve months ended March 31, 2020 for Glocal).

	Historical		UpHealth, Inc. Equivalent Pro Forma Per Share Data	Combined Pro Forma
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months ended March 31, 2021	UpHealth Holdings, Inc. and subsidiaries	GigCapital2, Inc and subsidiaries
Book value per share(1)	$51.25	$8.30	$55.61	$5.15
Net loss available to common stockholders	$(4,950,975)	$(2,187,130)	$–	$(44,355,246)
Net loss per share available to common stockholders—basic and diluted(1)	$(0.55)	$(0.15)	$(4.07)	$(0.38)
Cash dividends per share(2)	$–	$–	$–	NA
Weighted average shares outstanding—basic and diluted	9,018,555	14,329,625		117,605,472

(1)

The equivalent pro forma basic per share data for UpHealth Holdings, Inc. are derived by multiplying the expected exchange ratio (10.80) in the Business Combination by the unaudited pro forma combined per share data.

(2)	No dividends have been paid by the Company or UpHealth Holdings, Inc.

Calculation of Final Exchange Ratio
UpHealth Holdings, Inc. Shares, full issued and outstanding upon Merger	9,018,555
GigCapital2, Inc. Shares to receive (1)	97,385,312

Per Share Exchange Ratio	10.80

(1)	Reflects inclusion of 4,660,266 shares of Thrasys incentive shares

	Historical
Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Twelve Months ended December 31, 2020	UpHealth Holdings, Inc. and subsidiaries	GigCapital2, Inc. and subsidiaries (As Restated)	UpHealth, Inc. Equivalent Pro Forma Per Share Data	Combined Pro Forma
Book value per Share(1)	$58.14	$9.10	$73.09	$6.77
Net loss available to common stockholders	$(4,359,015)	$(20,003,136)	$–	$(82,220,466)
Net loss per share available to common stockholders—basic and diluted(1)	$(0.48)	$(1.40)	$(7.55)	$(0.70)
Cash dividends per share(2)	$–	$–	$–	NA
Weighted average shares outstanding—basic and diluted	9,018,555	14,329,625		117,605,472

(1)

The equivalent pro forma basic per share data for UpHealth Holdings, Inc. are derived by multiplying the expected exchange ratio (10.80) in the Business Combination by the unaudited pro forma combined per share data.

(2)	No dividends have been paid by the Company or UpHealth Holdings, Inc.

Calculation of Exchange Ratio
UpHealth Holdings, Inc. Shares outstanding	9,018,555
GigCapital2, Inc. Shares to receive(1)	97,385,312

Per Share Exchange Ratio	10.80

(1)	Reflects inclusion of 4,660,266 shares of Thrasys incentive shares.

COMPARATIVE SHARE INFORMATION

The following tables set forth the historical combined per share information of the Company and subsidiaries and UpHealth Holdings, Inc. and subsidiaries as of March 31, 2021 and for the three months ended March 31, 2021 and the year ended December 31, 2020, after giving effect to the Business Combination.

The pro forma net loss per share information reflects the Business Combination contemplated by the Business Combination Agreement as if it had occurred at the beginning of the respective period. This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of the Company, Cloudbreak and UpHealth, and the accompanying notes to such financial statements, that are included in this prospectus. The unaudited pro forma condensed combined per share data is presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact UpHealth’s financial condition include risks that affect its operations and outlook such as increases in costs, disruption of supply or shortage of raw materials, including as a result of the COVID-19 pandemic. For more information on the risks that could impact UpHealth’s financial condition and results of operations, please see the section entitled “Risk Factors.”

You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months ended March 31, 2021	UpHealth Holdings, Inc. and subsidiaries	GigCapital2, Inc and subsidiaries	UpHealth, Inc. Equivalent Pro Forma Per Share Data	Combined Pro Forma
Book value per Share (1)	$51.25	$8.30	$55.61	$5.15
Net loss available to common stockholders	$(4,950,975)	$(2,187,130)	$–	$(44,355,246)
Net loss per share available to common stockholders—basic and diluted(1)	$(0.55)	$(0.15)	$(4.07)	$(0.38)
Cash dividends per share(2)	$–	$–	$–	NA
Weighted average shares outstanding—basic and diluted	9,018,555	14,329,625		117,605,472

(1)

The equivalent pro forma basic per share data for UpHealth Holdings, Inc. are derived by multiplying the expected exchange ratio (10.80) in the Business Combination by the unaudited pro forma combined per share data.

(2)	No dividends have been paid by the Company or UpHealth Holdings, Inc.

Calculation of Final Exchange Ratio
UpHealth Holdings, Inc. Shares , full issued and outstanding upon Merger	9,018,555
GigCapital2, Inc. Shares to receive(1)	97,385,312

Per Share Exchange Ratio	10.80

(1)	Reflects inclusion of 4,660,226 shares of Thrasys incentive shares.

3 Months Ended March 31, 2021
Weighted-average common shares outstanding, basic and diluted:
GigCapital2, Inc. weighted average shares outstanding(1)	5,751,496
GigCapital2, Inc. shares of common stock no longer subject to forfeiture	–
Sale of additional GigCapital2, Inc. shares in conjunction with the Business Combination	3,000,000
GigCapital2, Inc. shares subject to redemption reclassified to equity(2)	4,687,252
Rights converted to shares upon business combination(3)	890,877
Shares issued to UpHealth Holdings, Inc. in business combination(4)	92,725,046
Shares issued to Cloudbreak Healthcare, LLC in business combination(5)	10,550,801

Weighted-average common shares outstanding, basic and diluted:	117,605,472

Percent of shares owned by GigCapital2, Inc.	12%
Percent of shares owned by UpHealth Holdings, Inc.	79%
Percent of shares owned by Cloudbreak Health, LLC.	9%

(1)	Derived from the historical financial statements for the year ended March 31, 2021.
(2)	Shares subject to redemption are net of 9,373,567 cumulative shares redeemed.
(3)	Reflects the conversion at the time of the business combination of the outstanding Rights to shares at 1/20 share per Right.
(4)	Reflects exclusion of 4,660,226 restricted stock units to be issued to UpHealth Holdings, Inc. as a result of the business combination upon resolution of the Thrasys Incentive Share requirements.
(5)	Reflects exclusion of 1,711,613 exchange options exercisable into shares to be issued to Cloudbreak Health, LLC as a result of the business combination upon the exchange and exercise of the options.

Weighted-average common shares outstanding, basic and diluted:	3 Months Ended March 31, 2021

GigCapital2, Inc. (all transactions)	14,329,625
UpHealth Holdings, Inc.(1)	92,725,046
Cloudbreak Health, LLC(2)	10,550,801

Weighted-average common shares, basic and diluted:	117,605,472

(1)	Reflects exclusion of 4,660,226 restricted stock units to be issued to UpHealth Holdings, Inc. as a result of the business combination upon resolution of the Thrasys Incentive Share requirements.
(2)	Reflects exclusion of 1,711,613 exchange options exercisable into shares to be issued to Cloudbreak Health, LLC as a result of the business combination upon the exchange and exercise of the options.

	Historical
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Twelve Months ended December 31, 2020	UpHealth Holdings, Inc. and subsidiaries	GigCapital2,Inc. and subsidiaries (As Restated)	UpHealth, Inc. Equivalent Pro Forma Per Share Data	Combined Pro Forma
Book value per Share(1)	$58.14	$9.10	$73.09	$6.77
Net loss available to common stockholders	$(4,359,015)	$(20,003,136)	$–	$(82,220,466)
Net loss per share available to common stockholders—basic and diluted(1)	$(0.48)	$(1.40)	$(7.55)	$(0.70)
Cash dividends per share(2)	$–	$–	$–	NA
Weighted average shares outstanding—basic and diluted	9,018,555	14,329,625		117,605,472

(1)

The equivalent pro forma basic per share data for UpHealth Holdings, Inc. are derived by multiplying the expected exchange ratio (10.80) in the Business Combination by the unaudited pro forma combined per share data.

(2)	No dividends have been paid by the Company or UpHealth Holdings, Inc.

Calculation of Exchange Ratio
UpHealth Holdings, Inc. Shares outstanding	9,018,555
GigCapital2, Inc. Shares to receive(1)	97,385,312

Per Share Exchange Ratio	10.80

(1)	Reflects inclusion of 4,660,266 shares of Thrasys incentive shares.

12 Months Ended December 31, 2020
Weighted average common shares outstanding, basic and diluted:
GigCapital2, Inc. weighted average shares outstanding(1)	5,751,496
GigCapital2, Inc. shares of common stock no longer subject to forfeiture	–
Sale of additional GigCapital2, Inc. shares in conjunction with the Business Combination	3,000,000
GigCapital2, Inc. shares subject to redemption reclassified to equity(2)	4,687,252
Rights converted to shares upon business combination(3)	890,877
Shares issued to UpHealth Holdings, Inc. in business combination(4)	92,725,046
Shares issued to Cloudbreak Healthcare, LLC in business combination(5)	10,550,801

Weighted average common shares outstanding, basic and diluted:	117,605,472

Percent of shares owned by GigCapital2, Inc.	12%
Percent of shares owned by UpHealth Holdings, Inc.	79%
Percent of shares owned by Cloudbreak Health, LLC	9%

(1)	Derived from the historical financial statements (as restated) for the year ended December 31, 2020.
(2)	Shares subject to redemption are net of 9,373,567 cumulative shares redeemed.
(3)	Reflects the conversion at the time of the business combination of the outstanding Rights to shares at 1/20 share per Right.
(4)	Reflects exclusion of 4,660,226 restricted stock units to be issued to UpHealth Holdings, Inc. as a result of the business combination upon resolution of the Thrasys Incentive Shares requirements.
(5)	Reflects exclusion of 1,711,613 exchange options exercisable into shares to be issued to Cloudbreak Health, LLC as a result of the business combination upon the exchange and exercise of the options.

Weighted average common shares outstanding, basic and diluted:	12 Months Ended December 31, 2020

GigCapital2, Inc.	14,329,625
UpHealth Holdings, Inc.(1)	92,725,046
Cloudbreak Health, LLC(2)	10,550,801

Weighted average common shares, basic and diluted:	117,605,472

(1)	Reflects exclusion of 4,660,226 restricted stock units to be issued to UpHealth Holdings, Inc. as a result of the business combination upon resolution of the Thrasys Incentive Shares requirements.
(2)	Reflects exclusion of 1,711,613 exchange options exercisable into shares to be issued to Cloudbreak Health, LLC as a result of the business combination upon the exchange and exercise of the options.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making a decision to invest in our Common Stock, you should carefully review and consider the following risk factors and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Business Combinations, and may harm the business, cash flows, financial condition and results of operations of the post-combination company. These risk factors are not exhaustive. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” UpHealth may face additional risks and uncertainties that are not presently known to it, or that UpHealth Holdings or Cloudbreak, as applicable, currently deems immaterial, which may also impair UpHealth’s business or financial condition. The following discussion should be read in conjunction with the consolidated financial statements and notes to the financial statements included herein. Additional risks, beyond those summarized below may apply to our activities or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Consistent with the foregoing, we are exposed to a variety of risks, including risks associated with:

Our limited operating history as a combined company makes it difficult to evaluate our current business and future prospects;

•	The impact of health epidemics, including the COVID-19 pandemic, on our business, financial condition, growth and the actions we may take in response thereto;

•	The high degree of uncertainty of the level of demand for and market utilization of our solutions;

•	Substantial regulation and the potential for unfavorable changes to, or failure by us to comply with, these regulations, which could substantially harm our business and operating results;

•	Our dependency upon third-party service providers for certain technologies;

•	Increases in costs, disruption of supply or shortage of materials, which could harm our business;

•	Developments and projections relating to our competitors and industry;

•	The unavailability, reduction or elimination of government and economic incentives, which could have a material adverse effect on our business, prospects, financial condition and operating results;

•	Our management team’s limited experience managing a public company;

•	The possibility of our need to defend ourselves against fines, penalties and injunctions if we are determined to be promoting products for unapproved uses;

•	Concentration of ownership among our existing executive officers, directors and their respective affiliates, which may prevent new investors from influencing significant corporate decisions;

•	The lack of assurance that the combined company will be able to comply with the continued listing standards of the NYSE;

•

If the benefits of the Business Combinations do not meet the expectations of investors or securities analysts, the potential for the market price of the Company’s securities or, following the Closing, the post-combination company’s securities, may decline;

•	The risk that the Business Combinations disrupt current plans and operations of our business as a result of the announcement and consummation of the transactions described herein; and

•

Following the consummation of the Business Combinations, the post-combination company’s significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Risks Relating to UpHealth

The risk factors referenced below relate to UpHealth, assuming the purchase of the remaining equity interests of Glocal, and after the consummation the Business Combinations. See “Information about UpHealth.” Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to UpHealth.

Risks Relating to UpHealth’s Business and Industry

Our limited operating history as a combined company and evolving business make it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our limited operating history and rapidly evolving business make it difficult to evaluate our current business, future prospects and plan for growth. UpHealth Holdings began offering products and services as a combined entity late in 2020. See “Information about UpHealth.” UpHealth will offer products and services as a combined entity following the consummation of the Business Combinations. We will continue to encounter significant risks and uncertainties frequently experienced by growing companies in rapidly changing and heavily regulated industries, such as attracting new customers, users and healthcare providers to our platform; retaining customers and encouraging them to utilize new offerings that we make available; competition from other companies; hiring, integrating, training and retaining skilled personnel; verifying the identity of customers, users and credentials of providers serving our customers; developing new solutions; determining prices for our solutions; unforeseen expenses; challenges in forecasting accuracy; and new or adverse regulatory developments affecting the use of digital health, pharmaceutical products, diagnostics, technology platforms or other aspects of the healthcare industry. Additional risks include our ability to effectively manage growth and process, and to store, protect, and use personal data in compliance with governmental regulations, contractual obligations and other legal obligations related to privacy and security. Further, because we depend, in part, on market acceptance of our newer and future services, it is difficult to evaluate trends that may affect our business and whether our expansion will be profitable. If we have difficulty launching new solutions, our reputation may be harmed and our business, financial condition and results of operations may be adversely affected. If our assumptions regarding these and other similar risks and uncertainties that relate to our business, which we use to plan our business, are incorrect or change as we gain more experience operating our platform or expand into the treatment of new conditions, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

It remains unclear how the ongoing coronavirus (COVID-19) pandemic may impact our business, financial condition, results of operations and growth.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. The duration and severity of this pandemic is unknown and the extent of the business disruption and financial impact depend on factors beyond our knowledge and control making it difficult for us to accurately predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations or financial condition at this time, but such effects may be material.

Continued shelter-in-place, quarantine, hospital requisitions, or related measures to combat the spread of COVID-19, as well as the perceived need by individuals to continue such practices to avoid infection, among other factors, could harm our results of operations and revenue, business and financial condition. These measures and practices have resulted in temporary closures of some of our offices, the offices and practices of our customers, and may also result in delays in entry into new markets and expansion in existing markets. In addition, customers who utilize our services or products in connection with in-office healthcare procedures, as well as our businesses that provide in-office healthcare procedures, may experience a loss in revenue associated with such measures and practices, potentially negatively impacting their ability or willingness to pay us. In addition, due to the shelter-in-place orders across the globe, several of our businesses have implemented work-from-home policies for many employees which may impact productivity and disrupt our business operations. Generally, we have seen our businesses rebound from an initial negative impact at the start of the pandemic. However, given the unpredictable nature of the COVID-19 pandemic, we may in the future experience additional negative impacts on our operations, revenues, expenses, collectability of accounts receivables and other money owed, capital expenditures, liquidity and overall financial condition by disrupting or delaying delivery of materials and products in the supply chain for our offices, causing staffing shortages, or increasing capital expenditures due to the need to buy incremental hardware.

Healthcare organizations around the world have faced and will continue to face, substantial challenges in treating patients with COVID-19, such as the diversion of hospital staff and resources from ordinary functions to the treatment of patients with COVID-19, supply, resource and capital shortages and overburdening of staff and resource capacity. In the United States, governmental authorities have also recommended, and in certain cases required, that elective, specialty and other procedures and appointments, including certain primary care services, be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of patients with COVID-19. These measures may divert patients away from our businesses that provide products and services direct to consumers and from procedures in healthcare facilities that utilize our products and services, which could harm our results of operations and revenue.

Our continued access to sources of liquidity also depend on multiple factors, including global economic conditions, the condition of global financial markets, the availability of sufficient amounts of financing and our operating performance. There is no guarantee that debt or equity financing will be available in the future to fund our obligations, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding.

The COVID-19 pandemic has increased interest in and customer use of digital health solutions. We cannot guarantee that this increased interest or usage will continue after the pandemic has subsided.

Due to COVID-19, digital health has seen a steep increase in use across the healthcare industry, in part due to governmental waivers of statutory and regulatory restrictions that have historically limited how digital health may be used in delivering care in certain jurisdictions. We do not know if this relaxation of regulatory barriers resulting from COVID-19 will remain or for how long. There is renewed focus on digital health and the expanded use of digital health services and related technology among legislatures and regulators due to COVID-19, which could result in regulatory changes inconsistent with, or that place additional restrictions on, our current business model or operations in certain jurisdictions. If customer adoption of digital health generally, or our platform in particular, materially decreases as COVID-19 restrictions are lifted, or if COVID-19 results in regulatory changes that limit our current activities, our industry, business and results of operations will be adversely affected.

The level of demand for and market utilization of our solutions are subject to a high degree of uncertainty.

With respect to our digital health services, the market for digital health services and related technology is in the early stages of development and characterized by rapid change and volatility. As digital health specialty consultation workflows and related business drivers continue to evolve, the level of demand for and market utilization of our digital health services and platform remain subject to a high degree of uncertainty. Our success will depend to a substantial extent on the willingness of our customers to use, and to increase the frequency and extent of their utilization of, our products and services and our ability to demonstrate the value of digital health to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries in our key digital health markets. If healthcare provider and payer organizations and government agencies and health ministries do not recognize or acknowledge the benefits of our digital health services or software platform or if we are unable to reduce healthcare costs or generate positive health outcomes, then the market for our solutions might not further develop, or it might develop more slowly than we expect. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns about our solutions or the digital health market as a whole could limit market acceptance of our solutions. If our customers do not perceive the benefits of our solutions, then our market may not develop at all, or it may develop more slowly than we expect. Achieving and maintaining market acceptance of our solutions could be negatively affected by many factors, including:

•	the popularity, pricing and timing of digital health consultation services being launched and distributed by us and our competitors;

•	general economic conditions, particularly economic conditions adversely affecting discretionary and reimbursable healthcare spending;

•	federal and state policy initiatives impacting the need for and pricing of digital health services;

•	changes in customer needs and preferences;

•	the development of specialty care practice standards or industry norms applicable to digital health consultation services;

•	the availability of other forms of medical and digital health assistance;

•

lack of additional evidence or peer-reviewed publication of clinical evidence supporting the safety, ease-of-use, cost-savings or other perceived benefits of our solutions over competitive products or other currently available methodologies;

•	perceived risks associated with the use of our solutions or similar products or technologies generally; and

•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

In addition, our solutions may be perceived by our customers or potential customers to be more complicated or less effective than traditional approaches, and they may be unwilling to change their current healthcare practices. Healthcare providers are often slow to change their medical treatment practices for a variety of reasons, including perceived liability risks arising from the use of new products and services and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our solutions until there is sufficient evidence to convince them to alter their current approach. Any of these factors could adversely affect the demand for and market utilization of our solutions, which would have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our products and services in certain jurisdictions.

Our ability to conduct digital health services, medical services and pharmacy services in a particular jurisdiction is directly dependent upon the applicable laws governing remote healthcare, the practice of medicine, pharmacy licensure requirements and healthcare delivery in general in such location, which are subject to changing political, regulatory and other influences. With respect to digital health consult services, in the past, state medical boards have established rules or interpreted existing rules in a manner that has limited or restricted the ability to conduct business in accordance with a model utilized in other states or countries. Such actions could result in litigation and the suspension or modification of digital health consult operations in certain states or countries. The extent to which a jurisdiction considers particular actions or relationships to constitute practicing medicine is subject to change and to evolving interpretations by medical boards, state attorneys general and other regulatory or administrative bodies (both domestic and international), among others with broad discretion. Accordingly, we must monitor our compliance with laws in every jurisdiction in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with such laws. Additionally, it is possible that the laws and rules governing the practice of medicine, including remote healthcare or pharmacy, in one or more jurisdictions may change in a manner that is detrimental to our business. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

In order to support the growth of our business, we may need to seek capital through new equity or debt financings, and such sources of additional capital may not be available to us on acceptable terms or at all.

The prior operations of our subsidiary companies consumed substantial amounts of cash since their respective inceptions. We intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and services, enhance our existing solutions and services, enhance our operating infrastructure and potentially acquire complementary businesses and technologies. For the years ended December 31, 2020 and 2019, for all acquired or to be acquired subsidiaries, aggregate net cash provided by (used in) operating activities was $2.4 million and $11.8 million, respectively.

Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including our growth rate, both organically and through acquisitions, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new or enhanced services and the continuing market acceptance of digital health. Accordingly, we may need to engage in additional equity or debt financings or collaborative arrangements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, including as a result of the COVID-19 pandemic, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

There is a high degree of uncertainty regarding the implementation and impact of the CARES Act and future stimulus legislation, if any. There can be no assurance as to the total amount and types of assistance we will receive or that we will be able to benefit from provisions intended to increase access resources and ease regulatory burdens for healthcare providers.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was signed into law on March 27, 2020, provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants and investments. The legislation, as amended, provides for $175 billion in relief funds to hospitals and other healthcare providers on the front lines of the coronavirus response to support healthcare related expenses or lost revenue attributable to COVID-19 and to ensure uninsured Americans can get testing and treatment for COVID-19. As a result, BHS received payments form the Provider Relief Fund (“PRF”) of $228,794 in 2020.

Payments from the PRF are intended to compensate healthcare providers for lost revenues and incremental healthcare related expenses attributable to coronavirus incurred in response to the COVID-19 pandemic. The Department of Health and Human Services (“HHS”) has stated that PRF payments are not loans and will not need to be repaid. However, as a condition to the receipt of funds, we and any other providers must agree to detailed sets of terms and conditions. HHS has indicated that the terms and conditions may be subject to ongoing changes and reporting. Additionally, HHS has issued a Post-Payment Notice of Reporting Requirements (“Reporting Requirements”) that outlines the process under which providers will report their use of payments from the PRF. To the extent HHS modifies the Reporting Requirements and terms and conditions, it may affect our ability to comply and may require the return of funds. As of March 16, 2021, BHS had not used any of the PRF funds. BHS has recorded a $229 thousand current liability on its consolidated balance sheet as it has not yet met all of the terms and conditions and restrictions for the use of CARES Act PRF. If it does not meet all of the terms and conditions and restrictions for the use, BHS will return the funds to HHS.

Certain of our subsidiaries received economic stimulus under the CARES Act. If such funding is not forgiven and is required to be repaid pursuant to the terms of the CARES Act or related guidance, our business, results of operations, and financial condition may be materially and adversely affected.

Section 1102 of the CARES Act established the Paycheck Protection Program, or PPP, which provided additional funding for small businesses, as defined by the Small Business Administration (“SBA”), to keep workers employed during the COVID-19 pandemic. In April 2020, Thrasys, TTC Healthcare, BHS, and Innovations Group applied for and received PPP funding from various banks in the aggregate amount of $4,653,500. Proceeds can only be used for specified covered purposes including payroll, mortgage interest, rent and utilities in accordance with the CARES Act. Each of the PPP loans has a two-year term and bears interest at a rate of 1.0% per annum. To the extent proceeds are used for these covered purposes, some or all of the related principal balances may be forgiven. Each of the subsidiaries spent their respective proceeds on covered purposes. On October 2, 2020, the SBA issued a Procedural Notice with respect to PPP loans and changes of ownership. If required, each of the subsidiaries that borrowed PPP loans has or is in the process of notifying the PPP lenders of the contemplated change of ownership transaction and has provided the PPP lenders with a copy of the proposed agreements or other documents that would effectuate the proposed transaction. Each subsidiary that borrowed PPP loans has or is in the process of completing their forgiveness applications reflecting their respective use of all of their PPP loan proceeds and submitting the forgiveness applications, together with any supporting documentation, to the PPP lender; and taking other required actions.

We cannot provide assurance that the original principal and interest amounts under the respective PPP loans will be forgiven. If it is determined that any of the subsidiaries that borrowed PPP loans were ineligible to receive their respective PPP loan or determined that any of the subsidiaries that borrowed PPP loans did not comply with requirements after receiving their respective PPP loan, they may be required to repay their respective PPP loan in its entirety and/or be subject to additional penalties (potentially including civil and criminal fines and penalties) and adverse publicity, which could have a material adverse effect on our business, results of operations, and financial condition. Additionally, the SBA may audit any PPP loan, as appropriate. Should any of the subsidiaries that borrowed PPP loans be audited or reviewed by federal or state regulatory authorities, such audit or review could result in the diversion of management’s time and attention, generation of negative publicity, the incurrence of additional legal and reputational costs, and potential exposure to civil and criminal liability. Any of these events could have a material adverse effect on our business, results of operations, and financial condition.

As structured, the acquisition of Glocal by UpHealth Holdings will not result in it being wholly-owned upon the Closing, and therefore, Glocal will have minority owners for some period of time, which may result in higher than expected costs and effort to complete the contemplated acquisition.

The Glocal SPA provides that UpHealth Holdings is to acquire 90% or more of the equity interests of Glocal, and the acquisition of these equity interests of Glocal is structured to occur in four steps. Under the terms of the Glocal SPA, only the first two of those steps were contemplated to be completed prior to the Closing.

The first step concluded on November 20, 2020, when UpHealth Holdings acquired approximately 43.46% of the outstanding equity of Glocal. The second step consists of two parts. On March 26, 2021, UpHealth Holdings completed the first of these parts, when it made an investment into Glocal of $3,000,000 pursuant to a rights offering by Glocal that was open to all Glocal equity owners. As a result of this investment, UpHealth Holdings was issued additional shares in Glocal that increased its ownership to approximately 89% of the outstanding equity of Glocal. On May 14, 2021, UpHealth Holdings acquired additional shares of Glocal and delivered as acquisition consideration a certain number of UpHealth Holdings shares and a promissory note.

The third and fourth steps toward the Glocal acquisition are not expected to occur until after the Closing. The third step is to transfer additional Glocal shares to UpHealth Holdings, and the parties have agreed that the third step will occur post-Closing, after UpHealth Holdings has sufficient cash and cash equivalents in its accounts to pay the consideration to the selling shareholders of Glocal. UpHealth Holdings has continued to take steps toward completing the acquisition, and now holds approximately 95% of the outstanding equity interests of Glocal. The fourth step is also anticipated to occur post-Closing; UpHealth Holdings, as the majority shareholder, will, in conjunction with the remaining Glocal shareholders, take steps to increase its ownership in Glocal through acquisition of remaining shares from the minority equity holders, issuance of additional shares in Glocal, and/or in any other manner acceptable to UpHealth Holdings and permitted under India law.

Because of this multi-step structure for the consummation of the acquisition of ownership interests in Glocal, which contemplates that Glocal would not be a wholly-owned subsidiary upon the Closing, there will remain at least some minority owners of Glocal, for some period of time. These minority owners would have rights to access to books and records of Glocal, and liquidation or dividend rights with respect to the shares of Glocal that they own, but will have minimal impact on UpHealth’s ability to control and manage Glocal. Furthermore, if the UpHealth Business Combination is not completed in time to enable the third step envisioned by the Glocal SPA to be completed by June 30, 2021, and the parties are unable to agree to an extension, the Glocal SPA will terminate and the two Glocal shareholders who participated in both the first step and second step may elect to reverse the sale of their Glocal shares to UpHealth Holdings. The ongoing minority ownership interests in Glocal could result in disputes with the minority holders and in higher than expected costs and efforts to complete the intended acquisition.

We may enter into collaborations, joint ventures, strategic alliances or partnerships with third parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.

In the ordinary course of our business, we may enter into collaborations, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We may not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, we may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.

Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

We operate in highly competitive markets and face competition from large, well-established healthcare providers and more traditional retailers and pharmaceutical providers with significant resources, and, as a result, we may not be able to compete effectively. If we are unable to compete effectively, we will not be able to establish our products and services in the marketplace, and as a result, our business may not be profitable.

The markets for digital and traditional healthcare are intensely competitive, subject to rapid change and significantly affected by new product and technological introductions and other market activities of industry participants. We compete directly not only with other established digital health consult providers, epharmacy, behavioral health and integrated care management systems solutions, but also traditional healthcare providers, companies providing EHR/HIE (electronic health record / health information exchange) services, and pharmacies. Our current competitors include traditional healthcare providers, healthcare providers expanding into the digital health consult market, incumbent digital health consult providers, traditional pharmacies, mail-order and digital pharmacies and specialized software and solution providers that offer similar solutions. Our competitors include enterprise-focused companies that may enter the direct-to-consumer healthcare industry, as well as direct-to-consumer healthcare providers. The surge in interest in digital health, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms. Many of our current and potential competitors may have greater name and brand recognition, longer operating histories and significantly greater resources than we do and may be able to offer products and services similar to those offered on our platform at more attractive prices than we can. We expect competition to intensify in the future as existing competitors and new entrants introduce new digital health services and software platforms or other technology to U.S. healthcare providers, particularly hospitals and healthcare systems. Further, our current or potential competitors may be acquired by third parties with greater available resources, which has recently occurred in our industry. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of our current or future markets, which could create additional price pressure. In light of these factors, even if our offerings are more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing from us.

To the extent our solutions are perceived by customers and potential customers to be discretionary or otherwise non-essential, our revenues may be disproportionately affected by delays or reductions in general information technology and digital health spending. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers and/or our customers may develop their own in-house solutions. In addition, the increased pace of consolidation in the healthcare industry may result in reduced overall spending on our solutions.

Our ability to compete effectively depends on our ability to distinguish our company and our offerings from our competitors and their products, and includes factors such as:

•	accessibility, ease of use and convenience;

•	price and affordability;

•	personalization;

•	brand recognition;

•	long-term outcomes;

•	breadth and efficacy of offerings;

•	market penetration;

•	marketing resources and effectiveness;

•	partnerships and alliances;

•	relationships with providers, suppliers and partners; and

•	regulatory compliance recourses.

If we are unable to successfully compete with existing and potential new competitors, we will not be able to establish our products and services in the marketplace, and as a result, our business may not be profitable. Further, our business, financial condition and results of operations will be adversely affected.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. Currently these executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives, and our business would be adversely affected if we fail to adequately plan for succession of our executives and senior management. We currently do not have succession plans in place and we have employment arrangements with only a limited number of key executives. These do not guarantee that the services of these or suitable successor executives will continue to be available to us. Further, our failure to retain and motivate our current personnel could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our ability to recruit, retain and develop a large, highly skilled and diverse workforce. We must evolve our culture in order to successfully grow our business.

To continue to execute our growth strategy, we must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. Our subsidiary companies have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than us.

Our products and services and our operations require a large number of employees all over the world. Our success is dependent on our ability to evolve our culture, align our talent with our business needs, engage our employees and inspire our employees to be open to change, to innovate and to maintain customer-focus when delivering our services. As we expand internationally, we face the challenge of recruiting, integrating, educating, managing, retaining and developing a more culturally diverse workforce

In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity-based awards they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity-based compensation may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our continued ability to maintain customer access to a network of qualified healthcare providers, which include medical doctors, physician assistants and nurse practitioners. Failure to maintain such a network could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our continued ability to maintain customer access to a network of qualified healthcare providers, which include medical doctors, physician assistants and nurse practitioners. If we are unable to recruit and retain licensed physicians and other qualified providers to perform services on our platform, or develop and maintain relationships with affiliated professional entities, which we do not own, it could have a material adverse effect on our business and ability to grow and could adversely affect our results of operations. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our customers or difficulty meeting regulatory requirements. Our ability to develop and maintain satisfactory relationships with providers also may be negatively impacted by other factors not associated with us, such as pressures on healthcare providers, consolidation activity among hospitals, physician groups and other healthcare providers, changes in the patterns of delivery and payment for healthcare services and any perceived liability risks associated with the use of digital health. The failure to maintain or to secure new cost-effective arrangements that engage the providers on our platform may result in a loss of, or inability to grow, our customer base, higher costs, less attractive service for our customers and/or difficulty in meeting regulatory requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to cost-effectively develop widespread brand awareness, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our products and services and attracting new customers. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad customer adoption.

The emergence of new technologies may render our digital health technologies and tech-enable services obsolete or require us to expend significant resources in order to remain competitive.

The global healthcare industry is massive, with a number of large market participants with conflicting agendas, and it is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, such as the emergence of new technologies as more competitors enter our market, could result in our digital health solutions being less desirable or relevant.

If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be rendered obsolete and our business could be adversely affected. In addition, we may experience difficulties with industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

Rapid technological change in our industry presents us with significant risks and challenges.

The global digital health market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our products and services with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete.

Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our business, financial condition and results of operations.

Our offices may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters and acts of terrorism or other criminal activities, which may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our offices, could negatively impact our business and results of operations and harm our reputation. Although we maintain insurance policies covering damage to property we rent, such insurance may not be sufficient to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, financial condition and results of operations. In addition, our customers’ facilities may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on our business.

Our business, results of operations and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

The operating results of our six subsidiary company businesses have in the past varied, and our operating results in the future could vary, significantly from quarter-to-quarter and year-to-year. We may fail to match past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	the addition or loss of large customers, including through acquisitions or consolidations of such customers;

•	seasonal and other variations in the timing of our sales and implementation cycles, especially in the case of our large customers;

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travel restrictions, shelter in place orders and other social distancing measures implemented to combat the COVID-19 pandemic, and their respective impact on economic, industry and market conditions, customer spending budgets and our ability to conduct business;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to unpredictable implementation timelines;

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the timing and success of introductions of new products and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, hospital and healthcare system customers or strategic partners;

•	the amount of operating expenses and timing related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to effectively manage the size and composition of our proprietary network of healthcare professionals relative to the level of demand for services from our customers;

•	customer renewal rates and the timing and terms of such renewals;

•	technical difficulties or interruptions in our services;

•	breaches of information security or privacy;

•	our ability to hire and retain qualified personnel;

•	changes in the structure of healthcare provider and payment systems;

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changes in the legislative or regulatory environment, including with respect to healthcare, privacy or data protection, or enforcement by government regulators, including fines, orders or consent decrees;

•	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

•	political, economic and social instability, including terrorist activities and health epidemics (including the COVID-19 pandemic), and any disruption these events may cause to the global economy; and

•	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Developments affecting spending by the healthcare industry could adversely affect our business.

The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

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government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

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federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (as amended, the “ACA”);

•	reductions in government funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payors, providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in the healthcare industry.

Economic uncertainties or prolonged downturns in the general economy, or political changes, could disproportionately affect the demand for our solutions and adversely affect our results of operations.

Current or future economic uncertainties or prolonged downturns, including those caused by the ongoing COVID-19 pandemic, could adversely affect our business and results of operations. Negative conditions in the general economy in the United States, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, pandemics, social unrest, warfare and terrorist attacks, could cause a decrease in funds available to our customers and potential customers and negatively affect the growth rate of our business.

These economic conditions may make it difficult for our customers and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our customers to reevaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within the healthcare industry, or the effect of political changes. If the economic conditions of the general economy or the healthcare industry do not improve, or worsen from present levels, our business, financial condition and results of operations could be adversely affected.

We depend upon third-party service providers for certain technologies. If these third-party providers fail to fulfill their contractual obligations, fail to maintain or support those technologies or choose to discontinue their services, our business and operations could be disrupted, we may be exposed to third party liabilities and our results of operations may be adversely affected.

We depend upon third-party service providers for important functions of our solutions. Software, network applications and data, as well as the core video and audio system integral to our business, are hosted on third-party sites. These facilities may be vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, COVID-19 pandemic-related business disruptions and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our ability to provide our services. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Redundancies and backup systems are in place to prevent operational disruptions and data loss, but if these technologies fail or are of poor quality, our business, reputation and results of operations could be materially adversely affected. Failures or disruption in the delivery of digital health services could result in customer dissatisfaction, disrupt our operations and materially adversely affect operating results. Additionally, we have significantly less control over the technologies third parties provide to us than if we maintained and operated them ourselves. In some cases, functions necessary to some of our solutions may be performed by these third-party technologies. If we need to find an alternative source for performing these functions, we may have to expend significant money, resources and time to develop the alternative, and if this development is not accomplished in a timely manner and without significant disruption to our business, we may be unable to fulfill our obligations to customers. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities.

Our management team has limited experience managing a public company, and we expect to incur significant costs as a result of operating as a public company.

Following the Business Combinations, we will be a publicly traded company and our management team has limited experience managing a publicly traded company. Our management team may not successfully or effectively manage the transition of the predecessor businesses to a public company following the Business Combinations, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience interacting with public company investors and securities analysts and complying with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our business. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition. We will also need to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We expect the rules and regulations applicable to us as a public company to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business, including our subsidiaries. For example, our status as a public company makes it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the level of coverage that we believe is appropriate for a public company. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Additionally, there continues to be public interest and increased legislative pressure related to environmental, social and governance, or ESG, activities of public companies. For example, there is a growing number of states requiring organizations to report their board composition as well or mandating gender diversity and representation from underrepresented communities, including New York and California. We risk negative stockholder reaction, including from proxy advisory services, as well as damage to our brand and reputation, if we do not act responsibly in a number of key areas, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency and considering ESG and human capital factors in our operations.

We have recently acquired or are in the process of acquiring a total of six subsidiaries in conjunction with or through this business combination, or we may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations, and we may have difficulty successfully integrating any such acquisitions or realizing the anticipated benefits of them, any of which could have an adverse effect on our business, financial condition and results of operations.

Our subsidiary companies have in the past sought, and we in the future may seek, to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our solutions, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, both with respect to the recent or pending acquisitions of our subsidiaries and additional businesses we may choose to acquire, we may not be able to successfully integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, but not limited to:

•	management’s lack of experience in acquiring and integrating business;

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

•	entry into new markets and locations in which we have little operating experience or experience with government rules, regulations and restrictions;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees or contractors;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of businesses we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may suffer.

If we are unable to grow, or if we fail to manage future growth effectively, our revenues may not increase and we may be unable to implement our business strategy.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. A key aspect to managing our growth is our ability to scale our capabilities, including in response to unexpected shifts in demand for digital health, such as during the COVID-19 pandemic. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our IT infrastructure and our financial and accounting systems and controls. We must also attract, train and retain a significant number of qualified healthcare providers, sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel. The availability of such personnel, particularly healthcare providers and software engineers, may be constrained.

Our growth also depends on the acceptance of our solutions as a suitable supplement to traditional healthcare delivery systems and on our ability to overcome operational challenges. Our business model and solutions could lose their viability as a supplement to traditional healthcare delivery systems due to customer dissatisfaction or new alternative solutions. If we are unable to address the needs of our customers, or our customers are dissatisfied with the quality of our solutions, our customers may not renew their contracts, seek to cancel or terminate their relationship with us or renew on less favorable terms, any of which could cause our annual net dollar retention rate to decrease.

Our future growth will also depend, in part, on our ability to grow our revenue from existing customers, to complete sales to potential future customers, to expand our customer base, to develop new products and services and to expand internationally. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines and expand our customer base depends on, among other things, the attractiveness of our services relative to those offered by our competitors, our ability to demonstrate the value of our existing and future services and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing customers may be slower to adopt our services than we currently anticipate, which could adversely affect our results of operations and growth prospects.

We need to continue to improve our internal systems, processes and controls to effectively manage our operations and growth. We may not be able to successfully implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, our systems and processes may not prevent or detect all errors, omissions or fraud, including any fraudulent activities conducted or facilitated by our employees or the providers. We may experience difficulties in managing improvements to our systems, processes and controls or in connection with third-party software, which could impair our ability to offer our platform to our customers in a timely manner, causing us to lose customers or increase our technical support costs.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy client requirements or maintain high-quality solutions. Additionally, we may not be able to expand and upgrade our systems and infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations, result in weaknesses in our infrastructure, systems or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant marketing and sales investments as well as focused capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to effectively manage our growth, our expenses may increase more than expected, our revenues may not increase or may grow more slowly than expected and we may be unable to implement our business strategy. The quality of our services may also suffer, which could negatively affect our reputation and harm our ability to attract and retain customers.

Current or future litigation against us could be costly and time-consuming to defend.

We are subject, and in the future may become subject from time to time, to legal proceedings and claims that arise in the ordinary course of business. Litigation may result in substantial costs, settlement and judgments and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, provide sufficient payments to cover all of the costs to resolve one or more such claims and continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our Common Stock.

We could experience losses or liability not covered by insurance.

Our business exposes us to risks that are inherent in the provision of digital health and remote, virtual healthcare. If customers or individuals assert liability claims against us, any ensuing litigation, regardless of outcome, could result in a substantial cost to us, divert management’s attention from operations, and decrease market acceptance of our products and services. We attempt to limit our liability to customers by contract; however, the limitations of liability set forth in the contracts may not be enforceable or may not otherwise protect us from liability for damages. Additionally, we may be subject to claims that are not explicitly covered by contract. We also maintain general liability coverage; however, this coverage may not continue to be available on acceptable terms, may not be available in sufficient amounts to cover one or more large claims against us, and may include larger self-insured retentions or exclusions for certain products. In addition, the insurer might disclaim coverage as to any future claim. A successful claim not fully covered by our insurance could have a material adverse impact on our liquidity, financial condition and results of operations.

We may become subject to professional liability claims, which could cause us to incur significant expenses, may require us to pay significant damages if not covered by insurance, and could adversely affect our business, financial condition and results of operations.

Our business entails the risk of professional liability claims against us and our affiliated professional entities. We and our affiliated professional entities have in the past and may in the future be subject to professional liability claims and, if these claims are successful, substantial damage awards. Although we maintain insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, we cannot predict the outcomes of medical malpractice cases and the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain customers. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

We will qualify as an emerging growth company as defined under the JOBS Act as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Following the consummation of the Business Combinations, we will qualify an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of GigCapital2, Inc.’s initial public offering. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250,000,000 as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a publicly traded company following the consummation of the Business Combinations, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. Our predecessor companies were not required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and were therefore not required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ended December 31, 2021. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act or a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Common Stock.

Changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards or practices, in particular with respect to revenue recognition, could adversely affect our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. For example, in May 2014, the Financial Accounting Standards Board

issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. Although the new standard permits early adoption, as a private company, Topic 606 will be effective for UpHealth for annual periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. Accordingly, we will adopt Topic 606 for our annual reporting period beginning January 1, 2020, and interim reporting periods within the annual reporting period beginning January 1, 2021. We currently anticipate adopting the standard using the modified retrospective approach. We are in the process of evaluating the impact of the adoption of this new revenue standard on our consolidated financial statements. These and other changes to existing rules or the questioning of current practices may adversely affect our operating results. In addition, any difficulties in implementing this new revenue standard could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

Healthcare provider licensing and credentialing, a cost of providing professional services, can negatively impact our margins as we may incur increased expenses to utilize appropriately licensed and credentialed healthcare providers for consult demands, especially when expanding to new jurisdictions and new hospital customers.

A healthcare provider’s ability to perform digital health consults is dictated by where the healthcare provider is licensed to practice and with whom the healthcare provider is privileged to provide services. Governmental licensure and healthcare provider credentialing requirements take time to procure, often necessitating months of lead-time before a healthcare provider is able to practice in a particular jurisdiction or take consults for a particular hospital facility. Our ability to manage and anticipate healthcare provider need and prioritize licensing and credentialing could impact profit margins and expense management. As consult demands increase in areas where only a limited number of healthcare providers hold necessary licenses and credentials, those healthcare providers with appropriate licensing and credentialing to meet customer demands may assume additional overtime shifts or otherwise demand increased fees, thereby increasing our costs. Further, obtaining a license to practice medicine in a particular jurisdiction is at the discretion of the local state medical board or applicable international licensing body, and, as such, timing to achieve licensure in certain jurisdictions may be outside our ability to accomplish within expected time frames.

The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and market price of our Common Stock.

UpHealth’s financial projections included in this prospectus are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of our business, and are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Furthermore, the financial projections do not take into account any circumstances or event occurring after the date they were prepared. The financial projections were not prepared with a view to public disclosure or complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. UpHealth’s independent auditor has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The financial projections were based on historical experience and on various other estimates and assumptions that our management believed to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections, especially in light of the increased difficulty in making such estimates and assumptions as a result of the COVID-19 pandemic. Any material variation between our financial projections and our actual results may adversely affect our future profitability, cash flows and market price of our Common Stock.

Our executive officers, directors, principal stockholders and their affiliates will have the ability to exercise significant influence over our company and all matters submitted to stockholders for approval.

Following the Closing, we expect our executive officers, directors and principal stockholders, together with their affiliates and related persons, to beneficially own shares of Common Stock representing a significant percentage of our capital stock. As a result, if these stockholders were to choose to act together, they would be able to influence our management and affairs and the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, this concentration of ownership might adversely affect the market price of our Common Stock by:

•	delaying, deferring or preventing a change of control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be the sole source of gain for our stockholders.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, under the Glocal Loan Agreement (See “Certain Relationships and Related Party Transactions.”), we are currently restricted from paying cash dividends, and we expect these restrictions to continue in the future. In addition, the terms of any future debt agreements may continue to preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for our stockholders for the foreseeable future.

Risks Related to Government Regulation

Evolving government regulations may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to scrutiny or reinterpretation under various laws and regulations. Healthcare is a highly regulated industry and subject to laws and regulations at the federal, state, and local level as well as evolving industry standards. Telehealth and other remote care delivery models, in particular, have experienced and will continue to experience frequently changing regulations that may differ substantially from jurisdiction to jurisdiction, including state by state. Compliance with current and future laws and regulations will likely require significant initial monetary and recurring expenses and could potentially require us to change our practices upon short notice, adding to the potential costs of compliance. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: rules governing the practice of medicine by physicians; rules governing the practice of pharmacy; licensure standards for doctors, pharmacists and behavioral health professionals; laws limiting the corporate practice of medicine; fee-splitting, healthcare fraud and abuse laws; third party payor coverage and reimbursement rules; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; prescribing of controlled substances via a remote encounter; fraud and abuse laws addressing financial relationships between healthcare entities and physicians or other referral sources; commercial and governmental payor billing; anti-kickback laws; provisions of free healthcare by the government; and tax and other laws. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the jurisdictions in which we operate, we believe we are in compliance with all applicable laws, but, these laws and regulations are extremely complex and, in many cases, still evolving. If our operations are found to violate any of the foreign, federal, state or local laws and regulations which govern our activities, we may be subject to litigation, government enforcement actions, and applicable penalties associated with the violation, potentially including civil and criminal penalties, damages, fines, exclusion from participation in certain payor programs or curtailment of our operations. Compliance obligations under these various laws are oftentimes detailed and onerous, further contributing to the risk that we could be found to be out of compliance with particular requirements. The risk of being found in violation of these laws and regulations is further increased by the fact that in many cases, these laws have not been fully interpreted by the regulatory authorities or the courts, particularly with respect to new and emerging technologies and remote delivery of services, and may therefore be open to a variety of interpretations. In the event that we must remedy any compliance violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our clients or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline, and our business, financial condition and results of operations could be materially adversely affected.

The outbreak of the SARS-CoV-2 virus and the COVID-19 disease that it causes has evolved into a global pandemic. It is difficult to predict what impact the continued prevalence of COVID-19 will have on our business and resulting operations. At the same time, the U.S. federal and state governments have relaxed certain laws and regulations to combat the spread of the novel coronavirus, including removal of restrictions on the delivery and payment for remote healthcare services and the expansion of FDA’s enforcement discretion with respect to certain off-label uses of products that may benefit COVID-19 response and prevention efforts. These changes in the law are occurring quickly, are subject to varying interpretations, and are temporary in nature. We are closely following these changes and we are adapting our operations to quickly respond to the needs of our patients and our partners. We may interpret these changes differently than an applicable government regulator and may be subject to audits in the future. To the extent that any of our interpretations are found to be incorrect, we could be subject to enforcement action or overpayment liability. We may also need to quickly revert to past operations in the event that flexibilities resulting from the pandemic are removed and standard requirements are re-imposed. We are unable to predict the extent to which this pandemic will impact our business and operating results, including new information that may emerge concerning the virus and the actions to contain it or to treat COVID-19, among others.

Other legal, regulatory and commercial policy influences are subjecting our industry to significant changes, and we cannot predict whether new regulations or policies will emerge from U.S. federal or state governments, foreign governments, or third-party payors. Government and commercial payors may, in the future, consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare services. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for our current and future services.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules to ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, cause us to incur additional costs and restrict our operations. Many healthcare laws are complex, and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the services that we provide. However, these laws and regulations may nonetheless be applied to our business. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and materially affect our business, financial condition and results of operations.

In the U.S., we conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur substantial penalties or be required to make significant changes to our operations or experience enforcement actions or adverse publicity, which could have a material adverse effect on our business, financial condition and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:

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the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare for such designated health services;

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the federal Anti-Kickback Statute, which is an intent-based federal criminal statute that prohibits the knowing and willful offer, payment, provision, solicitation or receipt of any remuneration, directly or indirectly, in cash or in kind, for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, and related rules that prohibit knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program or to obtain by means of false, or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act that imposes civil liability, including through qui tam and civil whistleblower actions, against individuals or entities that knowingly present, or cause to be presented, false or fraudulent claims for payment to the federal government or knowingly making, or causing to be made, a false statement or record material to the payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

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the federal criminal statute on false statements relating to health care matters, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of or payment for health care benefits, items or services;

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The Civil Monetary Penalties Law authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

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presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

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offering remuneration to a Medicare or Medicaid beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider or supplier;

•	employing or contracting with an entity or individual excluded from participation in the federal health care programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal health care program;

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making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal health care program; and

•	failing to timely report and return an overpayment owed to the federal government.

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Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalties Law and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state health care programs;

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the federal Eliminating Kickbacks in Recovery Act of 2018 (EKRA), included as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment (SUPPORT) for Patients and Communities Act (the “SUPPORT Act”), was signed into law on Oct. 24, 2018. The EKRA provisions, similar to the federal Anti-Kickback Statute, makes it a felony for certain entities (including substance abuse treatment centers, clinical treatment facilities and clinical laboratories) to engage in remunerative arrangements that induce or reward individuals or entities for the referral of patients to such facilities, unless an exception applies. EKRA applies regardless of payor source, including for services reimbursed exclusively through commercial insurance or self-paying patients. Violations of EKRA can lead to fines of not more than $200,000 and imprisonment of not more than 10 years, or both, for each occurrence” 18 U.S.C. 220(a);

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral, fee-splitting, patient inducement and false claims issues, some of which may apply to items or services reimbursed by any payer, including patients and commercial insurers;

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state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented and billed using codes that accurately reflect the type and level of services rendered;

•	federal and state laws and policies related to healthcare providers, licensure, certification, accreditation and related to the Medicare and Medicaid programs enrollment; and

•	federal and state laws and policies related to the practice of pharmacy, pharmacy licensure, and the prescribing and dispensing of pharmaceuticals and controlled substances.

In addition, the healthcare industry is required to comply with additional extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure of health providers, certification of organizations and enrollment with government reimbursement programs;

•	necessity and adequacy of medical care;

•	relationships with physicians and other referral sources and referral recipients;

•	billing and coding for services;

•	properly handling overpayments;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records; and

•	communications with patients and consumers.

Because of the breadth of these laws and the narrowness of certain statutory and regulatory exceptions and safe harbors that may be available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Complying with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from participation in federal healthcare programs, including Medicare and Medicaid. The risk of us being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the U.S. Department of Health and Human Services Office of Inspector General, or OIG, have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Telemedicine providers, in particular, have been subject to increased scrutiny by federal and state regulators and have resulted in significant enforcement actions. Dealing with investigations can be time- and resource-intensive and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,665 to $23,331 per false claim or statement for penalties assessed after June 19, 2020, and with respect to violations occurring after November 2, 2015, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Notably, the government has been using its newly created authority under EKRA to pursue criminal enforcement actions against substance abuse treatment facilities for certain financial arrangements that were not subject to the federal Anti-Kickback Statute due to the absence of federal healthcare program reimbursement for services rendered by such facilities. EKRA’s statutory exceptions do not strictly mirror the safe harbors available under the federal Anti-Kickback Statute and in many instances, relationships that would otherwise comply with the federal Anti-Kickback Statute would nevertheless violate EKRA. EKRA grants authority to the U.S. Attorney General to promulgate additional exceptions, in consultation with the Secretary of HHS; however, the Attorney General has not yet done so. Notably, the OIG (the agency with authority to promulgate regulatory safe harbors under the federal Anti-Kickback Statute) does not have any authority over EKRA and the Attorney General does not have any particular expertise with healthcare fraud and abuse laws. Given this inexperience, there may be a substantial delay before any additional exceptions to EKRA are implemented. In the meantime, the U.S. Department of Justice is actively pursuing enforcement actions under EKRA. There is much uncertainty in how EKRA will be interpreted and applied and also, whether additional exceptions will be adopted in the future.

While we make every effort to comply with all applicable laws, we cannot rule out the possibility that the government or other third parties could interpret these laws differently and challenge our practices under one or more of these laws. The likelihood of allegations of non-compliance is increased by the fact that under certain federal and state laws applicable to our business, individuals, known as relators, may bring an action on behalf of the government alleging violations of such laws, and potentially be awarded a share of any damages or penalties ultimately awarded to the applicable government body.

The laws, regulations and standards governing the provision of healthcare services across the world including India and the U.S. may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. Further, we cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

The healthcare industry in India is subject to laws, rules and regulations in the regions where we conduct our business or in which we intend to expand our operations.

Given our digital health centers are situated at multiple locations, we are subject to various and extensive local law, rules and regulations relating, among other things, to the setting up and operation of private medical care establishments. Health and safety laws and regulations in India are becoming increasingly stringent in the recent years, and it is possible that they will become significantly more stringent in the future. We may incur substantial costs in order to comply with current or future laws, rules and regulations. These current or future laws, rules and regulations may also impede our operations. Any non-compliance with the applicable laws, rules and regulations may subject us to regulatory action, including penalties and other civil or criminal proceedings, which may materially and adversely affect our business, prospects and reputation.

Our international operations pose certain risks to our business that may be different from risks associated with our domestic operations.

Our international business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in a variety of jurisdictions. We have one primary office globally and customers across more than nine countries worldwide. Our international operations are subject to particular risks in addition to those faced by our domestic operations, including:

•	uncertain legal and regulatory requirements applicable to digital health, technology services and solutions and prescription medication;

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multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	our inability to replicate our domestic business structure consistently outside of the United States, especially as it relates to our contractual arrangement with affiliated professional entities;

•	the need to localize and adapt our solutions for specific countries, including translation into foreign languages and associated expenses;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

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requirements of foreign laws and other governmental controls, including compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

•	data privacy laws that require that client data be stored and processed in a designated territory;

•	new and different sources of competition and laws and business practices favoring local competitors;

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local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-corruption laws and regulations;

•	changes to economic sanctions laws and regulations;

•	central bank and other restrictions on our ability to repatriate cash from international subsidiaries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make our solutions more expensive or increase our costs of doing business in certain countries;

•	limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries and increased financial accounting and reporting burdens and complexities;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

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natural disasters, political and economic instability, including wars, terrorism, social or political unrest, including civil unrest, protests, and other public demonstrations, outbreaks of disease, pandemics or epidemics, boycotts, curtailment of trade, and other market restrictions; and

•

regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the FCPA, and comparable laws and regulations in other countries.

Our overall success in international markets depends, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially adversely affected.

Our failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable international jurisdictions could materially adversely affect our reputation and results of operations.

We must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the FCPA and the U.K. Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act.

We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we will operate lack a developed legal system and have elevated levels of corruption. Our business also must be conducted in compliance with applicable export controls and trade and economic sanctions laws and regulations, including those of the U.S. government, the governments of other countries in which we will operate or conduct business and various multilateral organizations. Such laws and regulations include, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements. Our provision of services outside of the United States also exposes us to the risk of violating, or being accused of violating, anti-corruption, exports controls and trade compliance and economic sanctions laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and suspension or debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Though we have implemented formal training and monitoring programs, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or are more significant than in our domestic operations. Our exposure to these risks is expected to increase.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations. These risks vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our international products and services need to meet country-specific customer preferences as well as country-specific legal requirements, including those related to licensing, digital health, privacy, data storage, location, protection and security. Our ability to conduct digital health services internationally is subject to the applicable laws governing remote healthcare and the practice of medicine in such location, and the interpretation of these laws is evolving and vary significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. We believe we are in compliance with all applicable laws and regulations. We cannot, however, be certain that our interpretation of such laws and regulations is correct in how we structure our operations, our arrangements with physicians, services agreements and customer arrangements

Our international operations increase our exposure to, and require us to devote significant management resources to implement controls and systems to comply with the privacy and data protection laws of non-U.S. jurisdictions and the anti-bribery, anti-corruption and anti-money laundering laws of the United States

(including the FCPA) and the United Kingdom (including the Bribery Act) and similar laws in other jurisdictions. Implementing our compliance policies, internal controls and other systems upon our expansion into new countries and geographies may require the investment of considerable management time and financial and other resources over a number of years before any significant revenues or profits are generated. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or employees, restrictions or outright prohibitions on the conduct of our business and significant brand and reputational harm. We must regularly reassess the size, capability and location of our global infrastructure and make appropriate changes, and must have effective change management processes and internal controls in place to address changes in our business and operations. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties, and the failure to do so could have a material adverse effect on our business, operating results, financial position, brand, reputation and/or long-term growth.

Our international operations require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Our international operations encounter labor laws, customs and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which requires us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges.

Our business is subject to changes in medication pricing and is significantly impacted by pricing structures negotiated by industry participants.

Our platform aggregates and analyzes pricing data from a number of different sources. The discounted prices that we present through our platform are based in large part upon pricing structures negotiated by industry participants. We do not control the pricing strategies of pharmaceutical manufacturers, wholesalers, and pharmacy benefit managers (“PBMs”), each of which is motivated by independent considerations and drivers that are outside our control and has the ability to set or significantly impact market prices for different prescription medications. While we have contractual and non-contractual relationships with certain industry participants, such as PBMs and pharmaceutical manufacturers, these and other industry participants often negotiate complex and multi-party pricing structures, and we have no control over these participants and the policies and strategies that they implement in negotiating these pricing structures.

Pharmaceutical manufacturers generally direct medication pricing by setting medication list prices and offering rebates and discounts for their medications. List prices are impacted by, among other things, market considerations such as the number of competitor medications and availability of alternative treatment options. Wholesalers can impact medication pricing by purchasing medications in bulk from pharmaceutical manufacturers and then reselling such medications to pharmacies. PBMs generally impact medication pricing through their bargaining power, negotiated rebates with pharmaceutical manufacturers and contracts with different pharmacy providers and health insurance companies. PBMs work with pharmacies to determine the negotiated rate that will be paid at the pharmacy by consumers. Medication pricing is also impacted by health insurance companies and the extent to which a health insurance plan provides for, among other things, covered medications, preferred tiers for different medications and high or low deductibles.

Changes in the fee and pricing structures among industry participants, whether due to regulatory requirements, competitive pressures or otherwise, that reduce or adversely impact fees generated by PBMs would have an adverse effect on our ability to generate revenue and business. Due in part to existing pricing structures, we generate a small portion of our revenue through contracts with pharmaceutical manufacturers and other intermediaries. Changes in the roles of industry participants and in general pricing structures, as well as price competition among industry participants, could have an adverse impact on our business. For example, integration of PBMs and pharmacy providers could result in pricing structures whereby such entities would have greater pricing power and flexibility or industry players could implement direct-to-consumer initiatives that could significantly alter existing pricing structures, either of which would have an adverse impact on our ability to present competitive and low prices to consumers and, as a result, the value of our platform for consumers and our results of operations.

If reimbursement rates paid by third-party payers are reduced, if third-party payers otherwise restrain our ability to obtain or provide services to patients, or if governments introduce free healthcare provisions or create the provision of significantly different paradigms of delivery service, our business could be negatively impacted.

Private third-party payers pay for the services that we provide through our behavioral digital health consult and on-site division. If any commercial third-party payers reduce their reimbursement rates or elect not to cover some or all of our services, our business may be harmed. Third-party payers are also entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential customers.

Private third-party payers often use plan structures, such as narrow networks or tiered networks, to encourage or require customers to use in-network providers. In-network providers typically provide services through private third-party payers for a negotiated lower rate or other less favorable terms. Private third-party payers generally attempt to limit use of out-of-network providers by requiring customers to pay higher copayment and/or deductible amounts for out-of-network care. Additionally, private third-party payers have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from customers to out-of-network providers (i.e., sending payments directly to customers instead of to out-of-network providers), capping out-of-network benefits payable to customers, waiving out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If we become out of network for insurers, our behavioral health business could be harmed and our behavioral health patient service revenue could be reduced because customers could stop using our services.

If reimbursement rates paid by federal or state healthcare programs are reduced or if government payers otherwise restrain our ability to obtain or provide services to customers, our business, financial condition and results of operation could be harmed.

A portion of our revenue comes from government healthcare programs, principally Medicare and Tricare. Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and federal and state funding restrictions, each of which could increase or decrease program payments, as well as affect the cost of providing service to patients. We are unable to predict the effect of recent and future policy changes on our operations. In addition, the uncertainty and fiscal pressures placed upon federal and state governments as a result of, among other things, deterioration in general economic conditions and the funding requirements from the federal healthcare reform legislation, may affect the availability of taxpayer funds for Medicare and Medicaid programs. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely impact our business and results of operations.

As federal healthcare expenditures continue to increase, and state governments continue to face budgetary shortfalls, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs. These changes include reductions in reimbursement levels and new or modified requirements related to Medicaid waivers. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payers.

Our pharmacy and behavioral digital health businesses subject us to additional regulations; if we fail to comply, we could suffer penalties or be required to make significant changes to our operations.

Our pharmacy business is subject to extensive federal, state and local regulation. Pharmacies, pharmacists and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians and other healthcare professionals; packaging, storing, distributing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the U.S. Drug Enforcement Agency, the Food and Drug Administration (“FDA”), state boards of pharmacy, the U.S. Consumer Product Safety Commission and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The U.S. Postal Service (the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The U.S. Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations. Any failure or perceived failure by us to comply with any applicable federal, state and local laws and regulations could have a material adverse effect on our business, financial condition and results of operations and may expose us to civil and criminal penalties.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of products for unapproved uses.

Certain of the products available through our platform require approval by the FDA and are subject to the limitations placed by the FDA on the approved uses in the product prescribing information. Some of these products are prescribed by providers on the platform for “off-label” uses (i.e., for a use other than that specifically authorized by the FDA for the medication in question). While providers are legally permitted to prescribe medications for off-label uses, and although we believe our product promotion is conducted in material compliance with the FDA and other regulations, if the FDA determines that our product promotion constitutes promotion of an unapproved use of an approved product or of an unapproved product, the FDA could request that we modify our product promotion or subject us to regulatory and/or legal enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider the product promotion to constitute promotion of an unapproved use of an approved product or of an unapproved product, which could result in significant fines or penalties under other statutes, such as laws prohibiting false claims for reimbursement.

If we fail to comply with federal and state laws and policies governing claim submissions to government healthcare programs or commercial insurance programs, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs and contractual claims by commercial insurers.

We prepare and submit claims for professional services and certain of these claims are governed by federal and state laws with potential civil and criminal penalties for non-compliance. The HIPAA security, privacy and transaction standards also have a potentially significant effect on our integrated care management services, because such services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations. Errors by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations. If our integrated care management services fail to comply with these laws and regulations, we may be subjected to federal or state government investigations and possible penalties may be imposed upon us, false claims actions may have to be defended, private payers may file claims against us and we may be excluded from Medicare, Medicaid or other government-funded healthcare programs. Further, our customers may seek contractual remedies and indemnification. Any investigation or proceeding related to these topics, even if unwarranted or without merit, could adversely affect demand for our services, could force us to expend significant capital, research and development and other resources to address the failure, and may have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with Medicare and Medicaid regulatory, guidance or policy requirements, we may be subjected to reduced reimbursement, overpayment demands or loss of eligibility to participate in these programs.

The Medicare and Medicaid programs are highly regulated, and unique requirements governing the reimbursement of professional services delivered using digital health are evolving and complicated. In addition, changes in government healthcare programs may reduce the reimbursement we receive and could adversely affect our business and results of operations. In particular, there is uncertainty regarding whether temporary waivers of certain Medicare conditions of participation and payment for many virtual care services and temporary expansions of the types of Medicare-covered services that can be provided remotely will continue or be made permanent. If we fail to comply with applicable reimbursement laws and regulations, reimbursement under these programs and participation in these programs could be adversely affected. Federal or state governments may also impose other sanctions on us for failure to comply with the applicable reimbursement regulations, including but not limited to recovering an overpayment. Failure to comply with these or future laws and regulations could limit our ability to provide digital health services to our customers.

Recent and frequent state legislative and regulatory changes specific to digital health consults may present us with additional requirements and state compliance costs, with potential operational impacts in certain jurisdictions.

In recent years, various government agencies, both domestic and international, have adopted an abundance of new legislation and regulations specific to digital health. In some cases, this legislation and regulation, typically targeting “direct-to-consumer” digital health consult and pharmacy service offerings rather than specialty consultative services, such as our acute digital health solutions, incorporates informed consent, modality, medical record and other requirements. Thus, where new legislation and regulations apply to our digital health solutions, we may incur costs to monitor, evaluate and modify operational processes for compliance. All such activities increase our costs and could, in certain circumstances, impact our ability to make available digital health services in a particular state.

Privacy, Cybersecurity, Technology and Intellectual Property

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

Our proprietary technology platform provides customers and patients with the ability to, among other things, register for our services, request a visit (either scheduled or on demand) and communicate and interact with providers, and allows our providers to, among other things, chart patient notes, maintain medical records and conduct visits (via video, phone or the internet). Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary software from operating properly. We are currently implementing software with respect to a number of new applications and services. If our solutions do not function reliably or fail to achieve member, partner or customer expectations in terms of performance, we may lose or fail to grow customer usage, partners and customers could assert liability claims against us, and partners and customers may attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain health network partners and enterprise customers.

Our business is subject to complex and evolving foreign laws and regulations regarding privacy, data protection and other matters relating to information collection.

There are numerous foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of personally identifiable information (“PII”) and other personal or customer data, the scope of which is continually evolving and subject to differing interpretations. We must comply with such laws, regulations and directives and we may be subject to significant consequences, including penalties and fines, for our failure to comply. For example, as of May 25, 2018, the General Data Protection Regulation (the “GDPR”) replaced the Data Protection Directive with respect to the processing of personal data in the European Economic Area (the “EEA”). The GDPR imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information, increased requirements pertaining to health data and pseudonymized (i.e., key-coded) data and additional obligations when we contract with third-party processors in connection with the processing of personal data. The GDPR provides that EU member states may make their own further laws and regulations limiting the processing of genetic, biometric or health data, which could limit our ability to use and share personal data or could cause our costs to increase and could harm our business and financial condition. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. To comply with the data protection rules imposed by the GDPR we may be required to put in place additional mechanisms ensuring compliance. In addition, privacy laws are developing quickly in other jurisdictions where we operate, which impose similar accountability, transparency and security obligations. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

In addition, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EEA to the United States. On July 16, 2020, the Court of Justice of the European Union issued its ruling in the case of the Irish Data Protection Commissioner v. Facebook Ireland and Maximillian Schrems (Case c-311/18). The ruling invalidated reliance on the EU-US Privacy Shield as a lawful means to transfer personal data from the EEA to the United States, while also affirming the EU Standard Contractual Clauses (“SCCs”) as a valid data transfer solution. The Court also held that data exporters and importers may need to employ supplementary measures when using SCCs depending on the nature of the transfer and the laws of the recipient country. After the ruling, the European Data Protection Board issued draft recommendations on the use of supplementary measures. Shortly thereafter, the European Commission issued new draft SCCs. We are analyzing these developments and their impact on our operations. If we are unable to transfer PII between and among countries and regions in which we operate, it could affect the manner in which we provide our services or could adversely affect our financial results. Furthermore, any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any federal, state or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of customer confidence, damage to our brand and reputation, and a loss of customers, any of which could have an adverse effect on our business. In addition, various federal, state and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data-retention and data-protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business, our brand or our reputation with customers. For example, some countries have adopted laws mandating that PII regarding customers in their country be maintained solely in their country. Having to maintain local data centers and redesign product, service and business operations to limit PII processing to within individual countries could increase our operating costs significantly.

Like the U.S., India also does not have country level regulations and authorities to control data transfer and management. The most prominent provisions are contained in the Information Technology Act, 2000, that was amended by the Information Technology Amendment Act, 2008. In particular, Section 43A, which addresses ‘reasonable security practices and procedures’ is complemented by the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 (“Personal Data Protection Rules”). The Personal Data Protection Rules prescribe directions for the collection, disclosure, transfer and protection of sensitive personal data by a company or any person acting on behalf of a company. Further, the Personal Data Protection Rules require every such company to provide a stipulated privacy policy, which is to be published on its website, for dealing with personal information, including sensitive personal data and ensuring security of all personal data collected by it.

The India Supreme Court, in a judgment delivered on August 24, 2017, held that the right to privacy is a fundamental right, following which, the GoI set up a Committee of Experts to examine issues around, and draft a legislation on data-protection in India. The committee submitted its final report and a draft Personal Data Protection Bill to the Ministry of Electronics and Information Technology. The draft of the Personal Data Protection Bill, 2019 (“Data Protection Bill”) has been introduced before the Lok Sabha on December 11, 2019, which is currently being referred to a joint parliamentary committee by the Parliament. The Data Protection Bill proposes a legal framework governing the processing of personal data, where such data has been collected, disclosed, shared or otherwise processed within India, as well as any processing of personal data by the State, Indian companies, Indian citizens or any person or body of persons incorporated or created under India law. The Data Protection Bill defines personal data and sensitive personal data, prescribes rules for collecting, storing and processing of such data and creates rights and obligations of data-subjects and processors.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of PII, including protected health information (“PHI”). These laws and regulations include HIPAA. HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are not to exceed $59,522 per violation, subject to a cap of $178,000,000 for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services, or HHS, conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

In addition to HIPAA, certain of our operations may be subject to the regulations governing the protection patient records created by federally assisted programs for the treatment of substance use disorder (“SUD”) under 42 CFR Part 2 (the “Part 2 Rule”), implemented by the Substance Abuse and Mental Health Services Administration (“SAMHSA”). The Part 2 Rule requires additional confidentiality obligations related to SUD treatment records and generally speaking, restricts the disclosure of SUD treatment records without patient consent, other than as statutorily authorized in the context of a bona fide medical emergency, or for the purpose of scientific research, audit, or program evaluation, or based on an appropriate court order. On July 15, 2020, SAMHSA issued a final rule on the protection of SUD treatment records under the Part 2 Rule that aims to reduce delays and burdens in care coordination by more closely aligning Part 2 with the HIPAA Privacy Rule, while maintaining certain privacy protections specific to Part 2. This final rule was effective August 14, 2020. Nevertheless, we must ensure that SUD treatment records covered under Part 2 are afforded the additional legal protections mandated by Part 2.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to alleged privacy and data security violations and certain states have adopted privacy and security standards that a more restrictive than HIPAA and that apply to PII in addition to PHI. For instance, the California Consumer Privacy Act, or CCPA, which came into effect January 1, 2020, was recently amended and expanded by the California Privacy Rights Act (CPRA) passed on November 3, 2020. Most of the CPRA’s substantive provisions will not take effect until January 1, 2023, however, the CPRA’s expansion of the “Right to Know” impacts personal information collected on or after January 1, 2022. Companies must still comply with the CCPA during the ramp up period before CPRA goes into effect. The CCPA and CPRA, among other things, create new data privacy obligations for covered companies and provide new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also created a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, additional modifications will be made to the CPRA by the California legislature or how it will be interpreted.

In addition to the laws discussed above, we may see more stringent state and federal privacy legislation in 2021 and beyond, as the increased cyber-attacks during the pandemic have once again put a spotlight on data privacy and security in the U.S. and other jurisdictions. We cannot predict where new legislation might arise, the scope of such legislation, or the potential impact to our business and operations. This myriad of data privacy and security laws and regulations and the evolving regulatory landscape create complex compliance issues for us and our clients and potentially expose us to additional expense, adverse publicity and liability.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and customer data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting customer and member confidence. Customers may curtail their use of, or stop using, our services or our customer base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of client and patient information, and thus rely on third parties to manage functions that have material cybersecurity risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client and customer information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard PHI and PII to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security assessments. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of customers’ proprietary and protected health information.

We also publish statements to our customers that describe how we handle and protect PHI and PII. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send short message service, or SMS, text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, or form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

We serve all of our customers leveraging a multi-cloud architecture using four vendors: Armor Defense; AWS, Microsoft Azure, and Google. This architecture provides redundancy, cost savings, and reduces our reliance on one single vendor. The actual instances are geographically diverse to insulate our applications from local failures, and have an additional layer of redundancy provided by company managed data centers. While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendors and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our cloud vendors or third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud or data centers vendors are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such cloud systems or data centers and systems to fail. Any changes in third-party service levels at our cloud vendors or data centers or any disruptions or other performance problems with our products and services could adversely affect our reputation and may damage our customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscriptions, subject us to potential liability or adversely affect customer renewal rates.

We also rely on computer hardware purchased or leased and software licensed from third parties in order to offer our services, including software from Google, , Microsoft, Apple, Audiocodes, Atlassian, Perforce, PMease and Redhat Corporation, and routers and network equipment from Cisco, Dell, Lenovo and Hewlett-Packard Company. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated.

Our ability to deliver our internet-based and mobile-application based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems or those of our service providers, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers, providers, partners, and suppliers.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability or adversely affect client renewal rates. Although we maintain a security and privacy damages insurance policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

If our security measures fail or are breached and unauthorized access to a customer’s data is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers.

Our services involve the storage and transmission of customers’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, customers and others, as well as the protected health information, or PHI, of our customers. Because of the extreme sensitivity of the information we store and transmit, the security features of our computer, network and communications systems infrastructure are critical to the success of our business. A breach or failure of our security measures, or the security of our data storage vendors, could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our or our vendors’ security measures fail or are breached, it could result in unauthorized persons accessing sensitive client data (including PHI), a loss of or damage to our data or an inability to access data sources or process data or provide our services to our customers. Such failures or breaches of our security measures, or our inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect customer or investor confidence in us, and reduce the demand for our services from existing and potential customers. In addition, we could face litigation, damages for contract breach, monetary penalties or regulatory actions for violation of applicable laws or regulations and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may experience cybersecurity and other breach incidents that remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed and we could lose sales, customers, which could have a material adverse effect on our business, operations, and financial results.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business.

These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole primary business is to assert such claims. Regardless of the merits of any intellectual property litigation, we may be required to expend significant management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations. We expect that we may receive in the future notices that claim we or our customers using our products have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. Any future litigation, whether or not successful, could be extremely costly to defend, divert our management’s time, attention and resources, damage our reputation and brand and substantially harm our business.

In addition, in most instances, we have agreed to indemnify our customers against certain third-party claims, which may include claims that our products infringe the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we may become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect on our business, financial condition and results of operations.

We are currently party to, and may enter into future, in-bound intellectual property license agreements. We may not be able to fully protect the intellectual property rights licensed to us or maintain those licenses. Our licensors may retain the right to prosecute and defend the intellectual property rights licensed to us, in which case we would depend on the ability of our licensors to obtain, maintain and enforce intellectual property protection for the licensed intellectual property. These licensors may determine not to pursue litigation against other companies or may pursue such litigation less aggressively than we would. In addition, such licenses may only provide us with non-exclusive rights, which could allow other third parties, including our competitors, to utilize the licensed intellectual property rights. Further, our in-bound license agreements may impose various diligence, commercialization, royalty or other obligations on us. Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license, which could adversely affect our competitive business position and harm our business prospects.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of patent, trademark, copyright, and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. Glocal currently has a pending patent application in India and may file for additional patents in India in the future. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and assignment of inventions agreements. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our products, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

Tax

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes, which could adversely affect our results of operations.

We are currently operate in all fifty states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely affect our results of operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes for digital health services, which could adversely affect our results of operations.

We do not collect sales and use and similar taxes in any states for digital health services based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Additionally, we do not collect value-added tax or similar taxes in certain foreign jurisdictions based on our belief that our services are not subject to such taxes. Certain states or foreign jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

Risks Related to the Company after Completing the Business Combinations

We have no operating or financial history and our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this prospectus.

We are a blank check company and we have no operating history and no revenues. This prospectus includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the year ended December 31, 2020, with the historical audited results of operations of UpHealth Holdings and Cloudbreak for the year ended December 31, 2020, respectively, and gives pro forma effect to the Business Combinations as if it had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical balance sheets of the Company as of December 31, 2020, of UpHealth Holdings as of December 31, 2020 and of Cloudbreak as of December 31, 2020 and gives pro forma effect to the Business Combinations as if it had been consummated on December 31, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combinations and the acquisitions of UpHealth Holdings and Cloudbreak been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Following the consummation of the Business Combinations, our only significant asset will be our ownership interest in UpHealth Holdings and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combinations, we will have no direct operations and no significant assets other than our ownership of UpHealth Holdings and Cloudbreak. The UpHealth Holdings equity holders, the Cloudbreak equity holders, the directors and officers of UpHealth Holdings and the directors and officers of Cloudbreak and their respective affiliates will become stockholders of the post-combination company at that time. We will depend on UpHealth Holdings and Cloudbreak for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of UpHealth Holdings and Cloudbreak may limit our ability to obtain cash from UpHealth Holdings or Cloudbreak. The earnings from, or other available assets of, UpHealth Holdings or Cloudbreak may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

The ability of UpHealth Holdings or Cloudbreak to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by credit agreements to which UpHealth Holdings or Cloudbreak is party from time to time, including existing loans and security agreements described in “TTC Healthcare’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit to us from UpHealth Holdings or Cloudbreak will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to us from UpHealth Holdings or Cloudbreak will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

Because we have no current plans to pay cash dividends on shares of Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Company’s Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in the Company’s Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

There can be no assurance that UpHealth Common Stock will be approved for listing on the NYSE or that UpHealth will be able to comply with the continued listing standards of the NYSE.

In connection with the closing of the Business Combinations, we intend to list UpHealth’s Common Stock and warrants on the NYSE under the symbols “UPH” and “UPH.WS,” respectively. UpHealth’s continued eligibility for listing may depend on the number of the Company’s shares that are redeemed. If, after the Business Combinations, the NYSE delists UpHealth’s shares from trading on its exchange for failure to meet the listing standards, UpHealth and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for UpHealth’s securities;

•

a determination that UpHealth Common Stock is a “penny stock” which will require brokers trading in UpHealth Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of UpHealth Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of December 31, 2020, the Company had $168,384,949 in cash held in trust. As of March 10, 2021, the cash held in trust was reduced to $149,604,108, as a result of redemptions in conjunction with the March Special Meeting held on March 10, 2021. As of December 31, 2020, the Company had a working capital deficit of $2,012,409. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination Agreements. The Company cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination Agreements, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from its inability to consummate the Business Combinations or its inability to continue as a going concern.

Subsequent to the consummation of the Business Combinations, the post-combination company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although the Company has conducted due diligence on UpHealth Holdings and Cloudbreak, the Company cannot assure you that this diligence revealed all material issues that may be present in UpHealth Holdings’ or Cloudbreak’s business, as applicable, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s, UpHealth Holdings’ and Cloudbreak’s control will not later arise. As a result, the post-combination company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the Company’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the post-combination company’s liquidity, the fact that the post-combination company reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause the post-combination company to be unable to obtain future financing on favorable terms or at all.

Following the consummation of the Business Combinations, UpHealth will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combinations, UpHealth will face increased legal, accounting, administrative and other costs and expenses as a public company that UpHealth Holdings and Cloudbreak do not incur as private companies. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require UpHealth to carry out activities neither UpHealth Holdings nor Cloudbreak has not done previously. For example, UpHealth will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), UpHealth could incur additional costs rectifying those issues, and the existence of those issues could adversely affect UpHealth’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with UpHealth’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the UpHealth Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require UpHealth to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this prospectus is presented solely for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combinations completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Neither the Company nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total aggregate closing consideration in the event that any of the representations and warranties made by UpHealth Holdings or Cloudbreak in the Business Combinations, as applicable, ultimately proves to be inaccurate or incorrect.

The representations and warranties made by UpHealth Holdings, Cloudbreak and the Company to each other in the Business Combination Agreements will not survive the consummation of the Business Combinations. As a result, the Company and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by UpHealth Holdings in the UpHealth Business Combination Agreement and Cloudbreak in the Cloudbreak Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, the Company would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Certain of our warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock or may make it more difficult for us to consummate an initial business combination.

In the private placement of units that occurred concurrently with our initial public offering, our Founders acquired 567,500 private warrants. These private warrants and the shares of common stock issuable upon the exercise of the private warrants are not transferable, assignable or salable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the private warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the units sold in the initial public offering, in which case the 567,500 private warrants could be redeemed by the Company for $5,675. Under GAAP, we are required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of our equity shares and a fixed monetary amount precludes these warrants from being considered indexed to our own stock, and therefore, from being accounted for as equity. As a result of the provision that the private warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by the Company, the requirements for accounting for these warrants as equity are not satisfied. Therefore, as described in our financial statements included in this prospectus, we are accounting for these private warrants as a warrant liability and are recording that liability at fair value upon issuance and are recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as we determine based upon a valuation report obtained from our independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Common Stock. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for us to consummate an initial business combination with a target business.

The Company’s ability to successfully effect the Business Combinations and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including each of UpHealth Holdings’ and Cloudbreak’s key personnel, all of whom are expected to join the Company following the Business Combinations. While the Company intends to closely scrutinize any individuals it engages after the Business Combinations, it cannot assure you that its assessment of these individuals will prove to be correct.

The Company’s ability to successfully effect the Business Combinations is dependent upon the efforts of key personnel of UpHealth Holdings, Cloudbreak and of the Company, including Dr. Avi Katz, the Company’s Executive Chairman Dr. Chirinjeev Kathuria, Executive Chairman of UpHealth Holdings, Dr. Mariya Pylypiv, Vice Chairwoman of UpHealth Holdings, Ramesh Balakrishnan and Al Gatmaitan, UpHealth Holdings’ Co-Chief Executive Officers and Jamey Edwards, Cloudbreak’s Chief Executive Officer. Although the Company expects all of UpHealth Holdings’ and Cloudbreak’s key personnel to remain with the post-combination company following the Business Combinations, it is possible that the post-combination company will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination company. While the post-combination company intends to closely scrutinize any individuals it engages after the Business Combinations, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause the post-combination company to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

We, UpHealth Holdings and Cloudbreak will incur significant transaction and transition costs in connection with the Business Combinations.

We, UpHealth Holdings and Cloudbreak have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combinations and operating as a public company following the consummation of the Business Combinations. We, UpHealth Holdings and Cloudbreak may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreements and the transactions contemplated thereby (including the Business Combinations), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Company following the Closing.

The aggregate transaction expenses as a result of the Business Combinations are expected to be approximately $43,000,000. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the transaction expenses.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares or warrants from public stockholders, which may influence a vote on a proposed Business Combinations and the other proposals presented at the Special Meeting and reduce the public “float” of our Common Stock.

Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our Business Combinations, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combinations and thereby increase the likelihood of obtaining stockholder approval of the Business Combinations or to satisfy closing conditions in the Business Combination Agreements regarding required amounts of cash or cash equivalents that we have from any source equal or exceeds certain thresholds where it appears that such requirements would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. This may result in the completion of our Business Combinations that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for our Common Stock.

Stockholders of the post-combination company may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Delaware. However, following the Business Combinations, some of our directors and executive officers may reside outside of the U.S. As a result, stockholders of the post-combination company may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combinations, the price of the post-combination company’s securities may fluctuate significantly due to the market’s reaction to the Business Combinations and general market and economic conditions. An active trading market for the Company’s securities following the Business Combinations may never develop or, if developed, it may not be sustained. In addition, the price of the post-combination company’s securities after the Business Combinations can vary due to general economic conditions and forecasts, the post-combination company’s general business condition and the release of the post-combination company’s financial reports. Additionally, if the post-combination company’s securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the post-combination company’s securities are not listed on the NYSE and are quoted on the OTC Bulletin Board, the liquidity and price of the post-combination company’s securities may be more limited than if the post-combination company’s securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The ability to execute the post-combination company’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combinations.

Because of the significant aggregate amount of cash consideration the Company was required to pay for all shares of Common Stock that were validly submitted for redemption, the Company may be required to increase the financial leverage the Company’s business will have to support. This may negatively impact its ability to execute on its own future strategic plan and its financial viability.

If the post-combination company fails to introduce or acquire new products or services that achieve broad market acceptance on a timely basis, or if its products or services are not adopted as expected, the combined company will not be able to compete effectively.

The post-combination company will operate in a highly competitive, quickly changing environment, and the combined company’s future success depends on its ability to develop or acquire, and introduce new products and services that achieve broad market acceptance. The post-combination company’s ability to successfully introduce and market new products is unproven. Because the post-combination company will have a limited operating history and the market for its products, including newly acquired or developed products, is rapidly evolving, it is difficult to predict the combined company’s operating results, particularly with respect to any new products that it may introduce. The post-combination company’s future success will depend in large part upon its ability to identify demand trends in the market in which it will operate and quickly develop or acquire, and design, manufacture and sell, products and services that satisfy these demands in a cost-effective manner.

In order to differentiate the post-combination company’s products and services from competitors’ products, the post-combination company will need to increase focus and capital investment in research and development, including software development. If any products currently sold by, and services offered by, either UpHealth Holdings or Cloudbreak do not continue, or if the post-combination company’s new products or services fail to achieve widespread market acceptance, or if we are unsuccessful in capitalizing on opportunities in the market in which the post-combination company will operate, the post-combination company’s future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Successfully predicting demand trends is difficult, and it is very difficult to predict the effect that introducing a new product or service will have on existing product or service sales. It is possible that the post-combination company may not be successful with its new products and services, and as a result the post-combination company’s future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Also, the post-combination company’s may not be able to respond effectively to new product or service announcements by competitors by quickly introducing competitive products and services.

In addition, the post-combination company may acquire companies and technologies in the future. In these circumstances, the combined company may not be able to successfully manage integration of the new product and service lines with the combined company’s existing suite of products and services. If the post-combination company is unable to effectively and successfully further develop these new product and service lines, the post-combination company may not be able to increase or maintain sales (as compared to sales of UpHealth Holdings or Cloudbreak, as applicable, on a standalone basis), and the post-combination company’s gross margin (as compared to sales of UpHealth Holdings or Cloudbreak, as applicable, on a standalone basis) may be adversely affected.

Furthermore, the success of the post-combination company’s new products will depend on several factors, including, but not limited to, market demand costs, timely completion and introduction of these products, prompt resolution of any defects or bugs in these products, the post-combination company’s ability to support these products, differentiation of new products from those of the post-combination company’s competitors, market acceptance of these products, delays and quality issues in releasing new products and services. The occurrence of one or more of the foregoing factors may result in lower quarterly revenue than expected, and the post-combination company may in the future experience product or service introductions that fall short of its projected rates of market adoption.

If the post-combination company’s products and services fail to achieve and sustain sufficient market acceptance, the combined company’s revenue will be adversely affected.

The post-combination company’s success will depend on its ability to develop and market products and services that are recognized and accepted as reliable, enabling and cost-effective. Some potential customers of the combined company may already use products or services similar to what UpHealth Holdings and Cloudbreak currently offers and similar to what the post-combination company may offer in the future and may be reluctant to replace those products or services with what UpHealth Holdings and Cloudbreak currently offers or which the combined company may offer in the future. Market acceptance of the post-combination company’s products, services and technology will depend on many factors, including the post-combination company’s ability to convince potential customers that the post-combination company’s products, services and technology are an attractive alternative to existing products, services and technology. Prior to adopting the post-combination company’s products, services and technology, some potential customers may need to devote time and effort to testing and validating the post-combination company’s systems. Any failure of the post-combination company’s systems to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase systems other than the combined company’s.

If the Business Combinations’ benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combinations do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of the Company’s securities at the time of the Business Combinations may vary significantly from their prices on the date the Business Combinations were executed, the date of this prospectus, or the date on which the Company’s stockholders vote on the Business Combinations.

In addition, following the Business Combinations, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combinations, there has not been a public market for UpHealth Holdings’ or Cloudbreak’s stock and trading in the shares of Company Common Stock has not been active. Accordingly, the valuation ascribed to UpHealth Holdings, Cloudbreak and Company Common Stock in the Business Combinations may not be indicative of the price that will prevail in the trading market following the Business Combinations. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities following the Business Combinations could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combinations may include:

•

actual or anticipated fluctuations in the post-combination company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the post-combination company;

•	changes in the market’s expectations about the post-combination company’s operating results;

•	success of competitors;

•	the post-combination company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the post-combination company’s;

•	the post-combination company’s ability to market new and enhanced services and products on a timely basis;

•	changes in laws and regulations affecting the post-combination company’s business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of the post-combination company’s securities available for public sale;

•	any major change in the board or management;

•	sales of substantial amounts of Common Stock by the post-combination company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of the Company’s business, prospects, financial condition or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Following the Business Combinations, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for the post-combination company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the post-combination company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, the post-combination company’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company, change their recommendation regarding the post-combination company’s stock adversely, or provide more favorable relative recommendations about the post-combination company’s competitors, the price of the post-combination company’s securities would likely decline. If any analyst who may cover the post-combination company were to cease coverage of the post-combination company or fail to regularly publish reports on it, the post-combination company could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders may adversely affect the market price of the Company’s Common Stock.

Sales of a substantial number of shares of the Company’s Common Stock in the public market could occur at any time. If the Company’s stockholders sell, or the market perceives that the Company’s stockholders intend to sell, substantial amounts of the Company’s Common Stock in the public market, the market price of the Company’s Common Stock could decline.

Resales of the shares of Common Stock included in the stock consideration could depress the market price of our Common Stock.

We will have approximately 117,605,472 shares of Common Stock outstanding immediately following the Business Combinations, and there may be a large number of shares of Common Stock sold in the market following the completion of the Business Combinations or shortly thereafter. The shares held by the Company’s public stockholders are freely tradable. In addition, the Company will be obligated to register the resale of shares of Common Stock issued as merger consideration, which shares will become available for resale following the expiration of any applicable lockup period. We also expect that Rule 144 will become available for the resale of shares of our Common Stock that are not registered for resale once one year has elapsed from the date that we file the Current Report on Form 8-K following the Closing that includes the required Form 10 information that reflects we are no longer a shell company. Such sales of shares of Common Stock or the perception of such sales may depress the market price of our Common Stock.

Anti-takeover provisions contained in the proposed Second Amended and Restated Certificate of Incorporation as well as provisions of Delaware law, could impair a takeover attempt.

The proposed Second Amended and Restated Certificate of Incorporation will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The post-combination company is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the post-combination company’s securities. These provisions will include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•

the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of UpHealth or changes in the UpHealth Board and UpHealth’s management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of UpHealth Common Stock. Any provision of Amended and Restated Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following October 18, 2023, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700,000,000 as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

If we fail to maintain effective internal control over financial reporting, the price of our Common Stock may be adversely affected.

We identified a material weakness in our internal control over financial reporting, the disclosure of which may have an adverse impact on the price of our Common Stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, and if we fail to continue to comply, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal control over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the post-combination company will be required to provide management’s assessment on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of UpHealth Holdings and Cloudbreak as privately-held companies. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the post-combination company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the post-combination company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Activities taken by the Company’s affiliates to purchase, directly or indirectly, public shares will increase the likelihood of approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal and the other Proposals and may affect the market price of the Company’s securities.

The Company’s Founders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions following the consummation of the Business Combinations. None of the Company’s Founders, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of the Company’s Founders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Company’s Founders, directors, officers, advisors or their affiliates, or the price such parties may pay.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the Company’s business, investments and results of operations.

The Company is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, the Company is required to comply with certain SEC, NYSE and other legal or regulatory requirements, including the NYSE upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on the Company’s business and results of operations.

The Company may be a “controlled company” within the meaning of the applicable rules of the NYSE and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, depending on the number of shares of Common Stock redeemed by the Company’s public stockholders, the former UpHealth Holdings equityholders and former Cloudbreak equityholders may control a majority of the voting power of the post-combination company’s outstanding Common Stock, and the Company may then be a “controlled company” within the meaning of applicable rules of the NYSE upon the Closing of the Business Combinations. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board consists of independent directors;

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•

that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

If available, the post-combination company may use these exemptions now or in the future. As a result, the post-combination company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

The Company’s current Amended and Restated Certificate of Incorporation and proposed Second Amended and Restated Certificate of Incorporation provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, or employees.

Our Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Exchange Act or the Securities Act, as to which the Court of Chancery and the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated Certificate of Incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our Amended and Restated Certificate of Incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our current Amended and Restated Certificate of Incorporation and our proposed Second Amended and Restated Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

Certain of our stockholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of Common Stock held by the Initial Stockholders, shares of Common Stock received by certain significant UpHealth Holdings stockholders as part of the UpHealth Business Combination, shares of Common Stock received by certain significant Cloudbreak members as part of the Cloudbreak Business Combination. We are obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of UpHealth Holdings Common Stock and any Cloudbreak Units into which they may be exercised following the consummation of the Business Combinations) within 15 business days after of the Closing Date and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 23, 2020, GigCapital2 announced the pending merger of a series of integrated merger transactions.

On November 23, 2020, GigCapital2, announced that it executed the UpHealth Business Combination Agreement.

Also, on November 23, 2020, GigCapital2 announced that it executed the Cloudbreak Business Combination Agreement.

UpHealth Holdings has previously or contemporaneously entered into separate merger agreements with respect to the acquisitions by UpHealth Holdings of Behavioral Health Services, Innovations Group, Thrasys, TTC Healthcare, and a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal. All of these entities have been acquired or are probable of being acquired under US GAAP and are therefore included in the pro forma financial statements contained herein. UpHealth Holdings has consummated the mergers of Thrasys, Behavioral Health Services, TTC Healthcare, and Glocal and they are included in the UpHealth Holdings consolidated financial statements as of March 31, 2021. The unaudited statements of operations for TTC Healthcare presented through January 24, 2021, the TTC Healthcare acquisition date, and the unaudited statements of operations for Glocal presented through March 25, 2021, the Glocal acquisition date, are shown separately, as only the activity after the acquisition date are included in the UpHealth Holdings results.

The UpHealth Business Combination Agreement

Pursuant to the terms of the UpHealth Business Combination Agreement, GigCapital2 will acquire UpHealth Holdings through the statutory merger of UpHealth Merger Sub with and into UpHealth Holdings, with UpHealth Holdings surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the UpHealth Business Combination, each share of UpHealth Holdings common stock will be canceled and converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth Holdings common stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount. UpHealth Holdings has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal. UpHealth Holdings as of the date of entry into the UpHealth Business Combination Agreement owned approximately 43% of the equity interests of Glocal. On March 26, 2021, UpHealth Holdings acquired an additional 46% of the equity interests of Glocal, and as a result, now owns 89% of the equity interests of Glocal. UpHealth Holdings has continued to take additional steps to complete the acquisition, and now holds approximately 95% of the outstanding equity of Glocal. On April 27, 2021, UpHealth Holdings consummated the merger of Innovations Group.

The Cloudbreak Business Combination Agreement

Pursuant to the terms of the Cloudbreak Business Combination Agreement (and any terms used in this paragraph that are not otherwise defined are as defined in the Cloudbreak Business Combination Agreement), GigCapital2 will acquire Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the Cloudbreak Business Combination: (i) each Cloudbreak Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange

Ratio; (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing was converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each option that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, was assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount was equal to the product of (a) the number of Cloudbreak Units subject to such option, multiplied by (b) the Common Unit Exchange Ratio. Each holder of Exchanged Options was entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak Business Combination Agreement. Additionally, immediately prior to the Closing each common warrant was converted into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the Closing, and upon the exercise of all Exchanged Options on a net exercise basis, equaled 11,500,000 shares of GigCapital2 Common Stock.

Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” (“ASC 805”) with the Company treated as the legal acquirer. Under ASC 805, UpHealth Holdings was determined to be the ultimate accounting acquirer for the Business Combinations. The following tables set forth an unaudited pro forma condensed combined balance sheet as of March 31, 2021, and unaudited proforma condensed combined statements of operations for the three months ended March 31, 2021, and the twelve months ended December 31, 2020 (as adjusted for conforming presentation periods for Glocal, a March 31 year-end).

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Acquisition as if it had occurred on that date. The pro forma balance sheet data is derived from the unaudited historical financial statements of GigCapital2 and the unaudited historical financial statements of the Merger entities as of March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and the twelve months ended December 31, 2020, have been prepared to illustrate the effects of the Acquisition, as if it had occurred on January 1, 2020. The pro forma condensed combined statements of operations are derived from the unaudited financial statements of GigCapital2 for the three months ended March 31, 2021, the audited financial statements (as restated) of GigCapital2 for the year ended December 31, 2020, the unaudited financial statements of each of the UpHealth Holdings and Cloudbreak merger entities for the three months ended March 31, 2021, and the audited financial statements of each of the UpHealth Holdings and Cloudbreak merger entities for the year ended December 31, 2020.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of operations reflect non- recurring transaction charges directly related to the Acquisition that the combined company has incurred in furtherance of consummation of the Acquisition, as well as transaction costs incurred, but not yet recorded, subsequent to March 31, 2021. Further, the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated effective tax rate, which will likely vary from the actual effective rate in periods subsequent to the completion of the Acquisition.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Acquisition been consummated prior to March 31, 2021, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The fair value of each of the Merger entities’ identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates and are subject to adjustment as, and if, more information is obtained within twelve months of the consummation of the Mergers.

As of the date of filing of this prospectus, the Company has not completed the detailed valuation work necessary to finalize the required estimated fair values of the Merger entities’ assets acquired and liabilities assumed and related allocation of purchase price. The purchase price allocation and related depreciation and amortization included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of preparing these unaudited pro forma condensed combined financial statements. Management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the Acquisition. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. In addition, certain reclassifications have been made to the Merger entities’ historical financial statements to conform to the presentation used in the Company’s historical financial statements. Such reclassifications had no effect on the Merger entities’ previously reported financial position or results of operations.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of GigCapital2 and the merger entities’ operating as a combined company or for liabilities resulting from integration planning, as management is in the process of making these assessments. However, liabilities ultimately may be recorded for additional costs in subsequent periods related to all merger entity companies, including severance, relocation or retention costs related to employees of the merger entities, as well as other costs associated with integrating and/or restructuring the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	unaudited historical financial statements of the Company as of and for the three months ended March 31, 2021;

•	audited historical financial statements (as restated) of the Company as of and for the year ended December 31, 2020;

•	unaudited historical financial statements of the merger entities as of and for the three months ended March 31, 2021; and

•	audited historical consolidated financial statements of the merger entities as of and for the year ended December 31, 2020 (twelve months ended March 31, 2020 for Glocal).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS AS OF MARCH 31, 2021

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc.	Pro Forma
	Pro Forma	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$6,889,859	$1,123,749	$149,605,455	5(a)(1)	$129,649,758
	–	–	(94,670,217)	5(a)(2)	–
	–	–	28,500,000	5(a)(3)	–
	–	–	(113,799,088)	5(a)(4)	–
	–	–	152,000,000	5(a)(5)	–
Restricted cash	576,260	–	–		576,260
Accounts receivable, net	19,254,368	6,082,241	–		25,336,609
Inventories, net	3,006,022	–	–		3,006,022
Accounts receivable, related parties	42,816	543	–		43,359
Prepaid expenses and other current assets	6,292,360	899,577	–		7,191,937

Total current assets	36,061,685	8,106,110	121,636,150		165,803,945
Cash and marketable securities, held in Trust Account	–	149,605,455	(149,605,455)	5(a)(6)	–
Property, plant and equipment, net	48,874,130	1,986,707	–		50,860,837
Goodwill	457,901,032	136,712,710	–		594,613,742
Trade names	9,603,292	4,150,000	–		13,753,292
Developed technology	62,792,188	5,875,000	–		68,667,188
Customer relationships, net	9,759,375	5,875,000	–		15,634,375
Finance lease right-of-use asset	–	4,022,003	–		4,022,003
Other assets	887,153	1,057,123	–		1,944,276

Total assets	$625,878,855	$317,390,108	$(27,969,305)		$915,299,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,117,977	$2,917,831	$30,872,660	5(a)(7)	$39,908,468
Accounts payable, related parties	2,039,200	146,595	–		2,185,795
Revolving line of credit	9,148,776	15,000,000	–		24,148,776
Accrued liabilities	18,967,660	4,113,182	–		23,080,842
Seller notes	85,799,088	28,000,000	(113,799,088)	5(a)(11)	–
Other current liabilities	908,141	–	17,513,825	5(a)(18)	18,421,966
Finance lease liability, current portion	–	2,358,123	–		2,358,123
Current portion of long-term debt	17,311,498	–	–		17,311,498
Current portion of derivative liabilities	–	–	38,597,749	5(a)(8)	38,597,749
Current portion of related party long-term debt	39,000	300,000	–		339,000
Current portion of paycheck protection program loan	1,545,400	2,394,419	–		3,939,819
Current portion of provide relief funds	734,604	–	–		734,604
Current portion of deferred revenue	575,963	31,139	–		607,102

Total current liabilities	143,187,307	55,261,289	(26,814,854)		171,633,742
Warrant liability	–	425,625	1,573,883	5(a)(19)	1,999,508
Long-term debt, net of current maturities	14,111,181	–	–		14,111,181
Related party long-term debt, net of current discount and current portion	381,283	200,000	–		581,283
Convertible senior note	–	–	98,177,338	5(a)(9)	98,177,338
Debt discount	–	–	(8,000,000)	5(a)(9)	(8,000,000)
Derivative liabilities, net of current portion	–	–	23,224,913	5(a)(10)	23,224,913
Paycheck protection program loan, net of current portion	–	303,681	–		303,681
Finance lease liability, net of current portion	–	1,664,737	–		1,664,737
Deferred tax liability	5,795,431	–	–		5,795,431
Other long-term obligations	166,189	–	–		166,189

Total liabilities	163,641,391	57,855,332	88,161,280		309,658,003

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc.	Pro Forma
	Pro Forma	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Common stock subject to possible redemption at $10.00 per share	–	140,608,190	(140,608,190)	5(a)(12)	–

Stockholders’ Equity:
Common stock	902	575	10,284	5(a)(13)	11,761
Additional paid-in capital	450,693,714	123,696,326	45,937,973	5(a)(14)	624,959,707
	–	–	26,926,117	5(a)(15)
	–	–	(10,284)	5(a)(13)
	–	–	(4,770,315)	5(a)(16)
	–	–	(17,513,825)	5(a)(18)
Accumulated deficit	(5,136,047)	(4,770,315)	4,770,315	5(a)(16)	(36,008,707)
	–	–	(30,872,660)	5(a)(17)	–
Accumulated other comprehensive loss	(1,158,787)	–	–		(1,158,787)
Noncontrolling interest	17,837,682	–	–		17,837,682

Total stockholders’ equity	462,237,464	118,926,586	24,477,605		605,641,656

Total liabilities and stockholders’ equity	$625,878,855	$317,390,108	$(27,969,305)		$915,299,659

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS AS OF MARCH 31, 2021

	UpHealth Holdings, Inc.	Innovations Group, Inc. and Subsidiaries	Pro Forma
	Historical March 31, 2021	Historical March 31, 2021	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$4,202,490	$2,687,369	$–		$6,889,859
Restricted cash	576,260	–	–		576,260
Accounts receivable, net	19,207,713	46,655	–		19,254,368
Inventories, net	436,335	2,569,687	–		3,006,022
Accounts receivable, related parties	11,469	31,347	–		42,816
Prepaid expenses and other current assets	5,623,725	668,635	–		6,292,360

Total current assets	30,057,992	6,003,693	–		36,061,685

Property, plant and equipment, net	40,935,456	7,938,674	–		48,874,130
Goodwill	311,614,544	–	146,286,488	5(b)(1)	457,901,032
Trade names	7,928,292	–	1,675,000	5(b)(1)	9,603,292
Developed technology	48,092,188	–	14,700,000	5(b)(1)	62,792,188
Customer relationships, net	9,759,375	–	–		9,759,375
Other assets	864,876	22,277	–		887,153

Total assets	$449,252,723	$13,964,644	$162,661,488		$625,878,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,451,224	$666,753	$–		6,117,977
Accounts payable, related parties	2,039,200	–	–		2,039,200
Revolving line of credit and short term debt	9,148,776	–	–		9,148,776
Accrued liabilities	18,144,514	823,146	–		18,967,660
Seller notes	55,799,088	–	30,000,000	5(b)(5)	85,799,088
Other current liabilities	908,141	–	–		908,141
Current portion of long-term debt	17,195,885	115,613	–		17,311,498
Current portion of related party long-term debt	39,000	–	–		39,000
Current portion of paycheck protection program loan	1,545,400	–	–		1,545,400
Current portion of provider relief funds	734,604	–	–		734,604
Current portion of deferred revenue	422,958	153,005	–		575,963

Total current liabilities	111,428,790	1,758,517	30,000,000		143,187,307

Long-term debt, net of current maturities	10,148,634	3,962,547	–		14,111,181
Related party long-term debt, net of current discount and current portion	381,283	–	–		381,283
Deferred tax liability	5,795,431	–	–		5,795,431
Other long-term obligations	166,189	–	–		166,189

Total liabilities	127,920,327	5,721,064	30,000,000		163,641,391

Stockholders’ Equity:
Common stock	766	5,080	(5,080)	5(b)(2)	902
	–	–	136	5(b)(3)
Additional paid-in capital	310,315,590	–	140,378,260	5(b)(4)	450,693,714
	–	–	(136)	5(b)(3)
Accumulated deficit	(5,136,047)	7,711,692	(7,711,692)	5(b)(2)	(5,136,047)
Accumulated other comprehensive loss	(1,158,787)	–	–		(1,158,787)
Noncontrolling interest	17,310,874	526,808	–		17,837,682

Total stockholders’ equity	321,332,396	8,243,580	132,661,488		462,237,464

Total liabilities and stockholders’ equity	$449,252,723	$13,964,644	$162,661,488		$625,878,855

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS AS OF MARCH 31, 2021

	GigCapital2, Inc.	Cloudbreak Health, LLC and Subsidiaries	Pro Forma
	Historical March 31, 2021	Historical March 31, 2021	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$145,586	$2,887,254	$(1,909,091)	5(c)(3)	$1,123,749
Accounts receivable, net	–	6,082,241	–		6,082,241
Accounts receivable, related parties	543	–	–		543
Prepaid expenses and other current assets	44,832	854,745	–		899,577

Total current assets	190,961	9,824,240	(1,909,091)		8,106,110
Cash and marketable securities, held in Trust Account	149,605,455	–	–		149,605,455
Property, plant and equipment, net	–	1,986,707	–		1,986,707
Goodwill	–	–	136,712,710	5(c)(1)	136,712,710
Trade names	–	–	4,150,000	5(c)(1)	4,150,000
Developed technology	–	4,730,144	1,144,856	5(c)(1)	5,875,000
Customer relationships, net	–	–	5,875,000	5(c)(1)	5,875,000
Operating lease right-of-use asset	–	4,599,491	(4,599,491)	5(c)(2)	–
Finance lease right-of-use asset	–	4,022,003	–		4,022,003
Other assets	–	1,057,123	–		1,057,123

Total assets	$149,796,416	$26,219,708	$141,373,984		$317,390,108

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	327,563	2,590,268	–		2,917,831
Accounts payable, related parties	146,595	–	–		146,595
Revolving line of credit	–	7,253,325	7,746,675	5(c)(3)	15,000,000
Accrued liabilities	2,988,440	1,124,742	–		4,113,182
Accrued interest	–	7,421,988	(7,421,988)	5(c)(3)	–
Seller notes	–	–	28,000,000	5(c)(4)	28,000,000
Operating lease liability, current portion	–	1,041,754	(1,041,754)	5(c)(2)	–
Finance lease liability, current portion	–	2,358,123	–		2,358,123
Current portion of long-term debt	–	13,302,545	(13,302,545)	5(c)(3)	–
Current portion of related party long-term debt	300,000	10,000,000	(10,000,000)	5(c)(3)	300,000
Current portion of paycheck protection program loan	–	2,394,419	–		2,394,419
Current portion of deferred revenue	–	31,139	–		31,139

Total current liabilities	3,762,598	47,518,303	3,980,388		55,261,289
Warrant liability	425,625	–	–		425,625
Related party long-term debt, net of current discount and current portion	–	200,000	–		200,000
Paycheck protection program loan, net of current portion	–	303,681	–		303,681
Cumulative preferred stock dividends	–	6,931,233	(6,931,233)	5(c)(3)	–
Operating lease liability, net of current portion	–	4,243,040	(4,243,040)	5(c)(2)	–
Finance lease liability, net of current portion	–	1,664,737	–		1,664,737

Total liabilities	4,188,223	60,860,994	(7,193,885)		57,855,332

Common stock subject to possible redemption, 14,060,819 shares as of March 31, 2021 at a redemption value of $10.00 per share	140,608,190	–	–		140,608,190

Stockholders’ Equity (Deficit):
Common stock	575	–	–		575
Preferred stock	–	15,000,000	(15,000,000)	5(c)(5)	–
Membership units	–	11,641,012	(11,641,012)	5(c)(5)	–
Additional paid-in capital	9,769,743	–	–		123,696,326
	–	–	113,926,583	5(c)(6)
Accumulated deficit	(4,770,315)	(61,282,298)	61,282,298	5(c)(5)	(4,770,315)

Total stockholders’ equity (deficit)	5,000,003	(34,641,286)	148,567,869		118,926,586

Total liabilities and stockholders’ equity (deficit)	$149,796,416	$26,219,708	$141,373,984		317,390,108

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc.	Pro Forma
	March 31, 2021	March 31, 2021	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$22,655,224	$7,952,873	$–		$30,608,097
Cost of goods and services (excluding depreciation and amortization)	10,166,181	3,379,613	–		13,545,794
Operating expenses
Selling, general and administrative	12,323,009	5,881,245	30,872,660	6(a)(1)	49,076,914
Research and development	1,569,948	–	–		1,569,948
Depreciation and amortization	4,023,580	1,047,236	–		5,070,817

	17,916,537	6,928,481	30,872,660		55,717,678

Operating loss	(5,427,494)	(2,355,221)	(30,872,660)		(38,655,375)
Other income (expense)
Interest expense	1,369,989	905,093	2,500,000	6(a)(2)	8,619,563
	–	–	3,463,528	6(a)(3)
	–	–	380,952	6(a)(4)
Other expense	5,193	(790,529)	–		(785,336)
Gain on consolidation of unconsolidated entity	(640,360)	–	–		(640,360)
Other income, net, including interest income and forgiveness of debt	(1,211,073)	(286,489)	–		(1,497,562)

	(476,251)	(171,925)	6,344,481		5,696,305

Loss before income tax benefit (expense)	(4,951,243)	(2,183,296)	(37,217,140)		(44,351,680)
Income tax benefit (expense)	504,757	(3,258)	–		501,499

Loss before net equity in earnings of affiliate	(4,446,486)	(2,186,554)	(37,217,140)		(43,850,181)
Equity in net earnings of affiliate	(560,662)	–	–		(560,662)

Net loss	(5,007,148)	(2,186,554)	(37,217,140)		(44,410,843)
Net income attributable to redeemable stockholders	–	576	–		576
Net loss attributable to noncontrolling interest	(56,173)	–	–		(56,173)

Net loss attributable to Company common stockholders	$(4,950,975)	$(2,187,130)	$(37,217,140)		$(44,355,246)

Net loss per share:
Basic and diluted	$(0.55)	$(0.15)			$(0.38)
Weighted average common shares outstanding:
Basic and diluted	9,018,555	14,329,625			117,605,472
Dividends declared per share	$–	$–			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

	UpHealth Holdings, Inc.	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Private Limited (India) and Subsidiaries	Innovations Group, Inc. and Subsidiaries	Pro Forma
	Historical March 31, 2021	Historical January 1 through January 24, 2021	Historical January 1 through March 25, 2021	Historical March 31, 2021	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$12,815,280	$559,383	$2,256,364	$7,024,197	$–		$22,655,224
Cost of goods and services (excluding depreciation and amortization)	5,886,840	724,299	220,953	3,334,089	–		10,166,181
Operating expenses
Selling, general and administrative	7,293,738	695,764	1,257,365	3,076,142	–	6(b)(1)	12,323,009
Research and development	1,569,948	–	–	–	–		1,569,948
Depreciation and amortization	904,043	8,323	387,098	133,488	2,590,628	6(b)(2)	4,023,580

	9,767,729	704,087	1,644,463	3,209,630	2,590,628		17,916,537

Operating loss	(2,839,289)	(869,003)	390,948	480,478	(2,590,628)		(5,427,494)
Other (income) expense
Interest expense	711,017	31,834	572,708	54,430	–		1,369,989
Other expense	–	–	–	5,193	–		5,193
Gain on consolidation of unconsolidated entity	(640,360)	–	–	–	–		(640,360)
Other income, net, including interest income and forgiveness of debt	(37,073)	–	–	(1,174,000)	–		(1,211,073)

	33,584	31,834	572,708	(1,114,377)	–		(476,251)
Income (loss) before tax benefit (expense)	(2,872,873)	(900,837)	(181,760)	1,594,855	(2,590,628)		(4,951,243)
Income tax benefit (expense)	406,082	222,255	(123,580)	–	–		504,757

Income (loss) before net equity in earnings of affiliate	(2,466,791)	(678,582)	(305,340)	1,594,855	(2,590,628)		(4,446,486)
Equity in net earnings of affiliate	(560,662)	–	–	–	–		(560,662)

Net income (loss)	(3,027,453)	(678,582)	(305,340)	1,594,855	(2,590,628)		(5,007,148)
Net income (loss) attributable to noncontrolling interest	(77,839)	7,040	(8,379)	23,005	–		(56,173)

Net income (loss) attributable to Company common stockholders	$(2,949,614)	$(685,622)	$(296,961)	$1,571,850	$(2,590,628)		$(4,950,975)

Net income (loss) per share:
Basic and diluted	$(0.42)	$(0.09)	$(0.06)	$3.31			$(0.55)
Weighted average common shares outstanding:
Basic and diluted	7,089,309	8,000,000	4,645,439	475,000	1,929,246	6(b)(3)	9,018,555
Dividends declared per share	$–	$–	$–	$–			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

	GigCapital2, Inc.	Cloudbreak Health, LLC and Subsidiaries	Pro Forma
	Historical March 31, 2021	Historical March 31, 2021	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$–	$7,952,873	$–		$7,952,873
Cost of goods and services (excluding depreciation and amortization)	–	3,379,613	–		3,379,613
Operating expenses
Selling, general and administrative	1,624,076	4,257,169	–	6(c)(1)	5,881,245
Depreciation and amortization	–	1,309,034	(261,798)	6(c)(2)	1,047,236

	1,624,076	5,566,203	(261,798)		6,928,481

Operating loss	(1,624,076)	(992,943)	261,798		(2,355,221)
Other (income) expense
Interest expense	–	905,093	–		905,093
Other (income) expense	(686,675)	(103,854)	–		(790,529)
Other income, net, including interest income and forgiveness of debt	(4,070)	(282,419)	–		(286,489)

	(690,745)	518,820	–		(171,925)

Income (loss) before income tax expense	(933,331)	(1,511,763)	261,798		(2,183,296)
Income tax expense	(3,258)	–	–		(3,258)

Net income (loss)	(936,589)	(1,511,763)	261,798		(2,186,554)
Net income attributable to redeemable stockholders	576	–	–		576

Net income (loss) attributable to Company common stockholders	$(937,165)	$(1,511,763)	$261,798		$(2,187,130)

Net loss per share:
Basic and diluted	$(0.16)	$(0.30)			$(0.15)
Weighted average common shares/member units outstanding:
Basic and diluted	5,695,296	5,034,700	8,634,329	6(c)(3)	14,329,625
Dividends declared per share	$–	$–			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc. and Subsidiaries	Pro Forma
	Pro Forma	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$88,427,549	$28,089,434	$–		$116,516,983
Cost of goods and services (excluding depreciation and amortization)	34,345,764	14,342,965	–		48,688,729
Operating expenses					–
Selling, general and administrative	38,623,137	19,039,363	32,480,393	4(a)(1)	90,142,893
Research and development	7,459,091	–	–		7,459,091
Depreciation and amortization	14,085,088	7,821,818	–		21,906,906

	60,167,316	26,861,181	32,480,393		119,508,890

Operating loss	(6,085,531)	(13,114,712)	(32,480,393)		(51,680,636)

Other income (expense)
Interest expense	3,831,479	6,638,524	10,000,000	4(a)(2)	35,847,926
			13,854,113	4(a)(3)
			1,523,810	4(a)(4)
Other expense	41,256	867,828	–		909,084
Other income, net, including interest income	(5,614,850)	(1,444,881)	–		(7,059,731)

	(1,742,115)	6,061,471	25,377,923		29,697,279

Loss before income tax benefit (expense)	(4,343,416)	(19,176,183)	(57,858,315)		(81,377,914)
Income tax benefit (expense)	248,537	(271,087)	–		(22,550)

Net loss	(4,094,879)	(19,447,270)	(57,858,315)		(81,400,464)
Net income attributable to redeemable stockholders	–	555,866	–		555,866
Net income attributable to noncontrolling interest	264,136	–	–		264,136

Net loss attributable to Company common stockholders	$(4,359,015)	$(20,003,136)	$(57,858,315)		$(82,220,466)

Net loss per share:
Basic and diluted	$(0.48)	$(1.40)			$(0.70)
Weighted average common shares outstanding:
Basic and diluted	9,018,555	14,329,625			117,605,472
Dividends declared per share	$–	$–			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

	UpHealth Holdings, Inc.	Thrasys, Inc. and Subsidiaries (accounting acquirer)	Behavioral Services, LLC and Subsidiaries	Innovations Group, Inc. and Subsidiaries	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Private Limited (India) and Subsidiaries	Pro Forma
	Historical	Historical	Historical	Historical	Historical	Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$5,396,067	$13,504,567	$11,842,219	$28,335,405	$19,366,799	$9,982,492	$–		$88,427,549
Cost of goods and services (excluding depreciation and amortization)	1,182,831	1,686,582	8,412,742	13,226,492	9,030,391	806,726	–		34,345,764
Operating expenses					–
Selling, general and administrative	4,944,522	3,665,990	3,219,247	12,095,392	10,926,543	3,771,443	–	4(b)(1)	38,623,137
Research and development	874,112	6,584,979	–	–	–	–	–		7,459,091
Depreciation and amortization	320,748	26,626	17,890	389,000	121,469	1,315,534	11,893,821	4(b)(2)	14,085,088

	6,139,382	10,277,595	3,237,137	12,484,392	11,048,012	5,086,977	11,893,821		60,167,316

Operating loss	(1,926,146)	1,540,390	192,340	2,624,521	(711,604)	4,088,789	(11,893,821)		(6,085,531)

Other (income) expense
Interest expense	133,831	297,103	–	269,382	879,366	2,251,797	–		3,831,479
Other expense	–	–	–	38,914	2,342	–	–		41,256
Other income, net, including interest income	(3,436)	(983)	–	–	(660,851)	(4,949,580)	–		(5,614,850)

	130,395	296,120	–	308,296	220,857	(2,697,783)	–		(1,742,115)

Income (loss) before tax benefit (expense)	(2,056,541)	1,244,270	192,340	2,316,225	(932,461)	6,786,572	(11,893,821)		(4,343,416)
Income tax benefit (expense)	(50,194)	–	–	–	298,731	–	–		248,537

Income (loss) before net equity in earnings of affiliate	(2,106,735)	1,244,270	192,340	2,316,225	(633,730)	6,786,572	(11,893,821)		(4,094,879)
Equity in net earnings of affiliate	(79,698)	–	–	–	–	–	79,698	4(b)(3)	–

Net income (loss)	(2,186,433)	1,244,270	192,340	2,316,225	(633,730)	6,786,572	(11,814,123)		(4,094,879)
Net income (loss) attributable to noncontrolling interest	–	–	–	77,814	(27,407)	213,729	–		264,136

Net income (loss) attributable to Company common stockholders	$(2,186,433)	$1,244,270	$192,340	$ 2,238,411	$(606,323)	$6,572,843	$(11,814,123)		$(4,359,015)

Net income (loss) per share:
Basic and diluted	$(0.43)	$0.20	N/A	4.71	(0.08)	13.33			$(0.48)
Weighted average common shares outstanding:					–				–
Basic and diluted	5,091,975	6,124,226	–	475,000	8,000,000	492,904	3,926,580	4(b)(4)	9,018,555
Dividends declared per share	$–	$–	$–	$–	$–	$–			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

	GigCapital2, Inc.	Cloudbreak Health, LLC and Subsidiaries	Pro Forma
	Historical (As Restated)	Historical	Transaction Accounting Adjustments		Note	Pro Forma Combined Company
Revenues	$–	$28,089,434		$–		$28,089,434
Cost of goods and services (excluding depreciation and amortization)	–	14,342,965		–		14,342,965
Operating expenses
Selling, general and administrative	3,949,600	15,089,763		–	4(c)(1)	19,039,363
Research and development	–	–		–		–
Depreciation and amortization	–	4,041,318		3,780,500	4(c)(2)	7,821,818

	3,949,600	19,131,081		3,780,500		26,861,181

Operating loss	(3,949,600)	(5,384,612)		(3,780,500)		(13,114,712)

Other (income) expense
Interest expense	–	6,638,524		–		6,638,524
Other (income) expense	930,700	(62,872)		–		867,828
Other income, net, including interest income	(1,022,546)	(422,335)		–		(1,444,881)

	(91,846)	6,153,317		–		6,061,471

Loss before income tax expense	(3,857,754)	(11,537,929)		(3,780,500)		(19,176,183)
Income tax expense	(271,087)	–		–		(271,087)

Net loss	(4,128,841)	(11,537,929)		(3,780,500)		(19,447,270)
Net income attributable to redeemable stockholders	555,866	–		–		555,866

Net loss attributable to Company common stockholders	$(4,684,707)	$(11,537,929)		$(3,780,500)		$(20,003,136)

Net loss per share:
Basic and diluted	$(0.88)	$(2.29)				$(1.40)
Weighted average common shares/member units outstanding:
Basic and diluted	5,304,752	5,034,700		9,024,873	4(c)(3)	14,329,625
Dividends declared per share	$–	$–	$			$–

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information has been adjusted to give effect to the events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined company. The historical financial information of GigCapital2 and UpHealth Holdings is presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The acquisition accounting adjustments relating to the Acquisition are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from the Acquisition or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Acquisition.

Certain reclassifications have been made to UpHealth Holdings’ historical financial statements to conform to the presentation required for U.S. GAAP. Such reclassifications had no effect on UpHealth’s previously reported financial position or results of operations.

Certain reclassifications have been made to Cloudbreak’s historical financial statements to conform to the presentation required for U.S. GAAP. Such reclassifications had no effect on Cloudbreak’s previously reported financial position or results of operations.

2. Calculation of Purchase Price

Pursuant to the UpHealth Business Combination Agreement, GigCapital2 paid $1,050,730,270 to UpHealth Holdings and its shareholders by issuing 97,385,312 shares of its common stock, including the Thrasys Incentive Amount, in its equity plus certain cash and sellers notes payable at closing (net of $8,921,943 cash acquired).

Pursuant to the Cloudbreak Business Combination Agreement, GigCapital2 paid $139,039,329 to Cloudbreak and its shareholders in its equity plus certain cash and sellers notes payable at closing (net of $2,887,254 cash acquired). The equity is comprised of 10,550,801 shares of its common stock and 1,711,613 options exercisable into 1,711,613 shares of common stock.

The calculation of the purchase price for the individual UpHealth Holdings and Cloudbreak mergers is as follows:

Note 2a. Calculation of Purchase Price—UpHealth Holdings, Inc. Merger with GigCapital2, Inc.

	Total Purchase Price
	UpHealth Inc. (formerly GigCapital2, Inc.)	UpHealth Holdings, Inc.	GigCapital2, Inc.
	As of March 31, 2021	As of March 31, 2021	As of March 31, 2021
Purchase Price
Cash at close	$–	$–	$–
Notes payable to Seller	$113,799,088	$85,799,088	$28,000,000
Number of GigCapital2, Inc. common shares delivered	107,936,113	97,385,312	10,550,801
Multiplied by market price per share of GigCapital2, Inc. common stock	$9.99	$10.00	$9.93

Total value of GigCapital2, Inc. common shares delivered	$1,078,622,579	$973,853,125	$104,769,454

Number of GigCapital2, Inc. common options to be exchanged with Cloudbreak option holders	1,711,613	–	1,711,613
Multiplied by the fair value of the common options to be exchanged with Cloudbreak option holders as of merger agreement	$5.35	–	$5.35

	$9,157,130	–	$9,157,130

Total value of GigCapital2, Inc. common shares and options delivered plus cash and sellers notes	$1,087,779,708	$1,059,652,213	$141,926,583
Less, cash acquired	(11,809,197)	(8,921,943)	(2,887,254)

Total Consideration Paid, Net of Cash	$1,189,769,599	$1,050,730,270	$139,039,329

Note 2b. Calculation of Purchase Price—Cloudbreak Health, LLC Merger with GigCapital2, Inc.

		Cloudbreak Healthcare, LLC
Purchase Price		As of March 31, 2021
Cash at close - deferred to Seller Notes until Global Merger		$–
Note payable to Seller to repay debt		28,000,000

Number of GigCapital2, Inc. common shares to be delivered	10,550,801
Multiplied by the closing stock price of GigCapital2, Inc. common stock on June 10, 2021	$9.93	104,769,454

Number of GigCapital2, Inc. common options to be exchanged with Cloudbreak option holders	1,711,613
Multiplied by the fair value of the common options to be exchanged with Cloudbreak option holders	$5.35	9,157,130

Total value of GigCapital2, Inc. common shares, option shares and cash delivered		141,926,583
Less, cash acquired		(2,887,254)

Total Consideration Paid, Net of Cash		$139,039,329

Note 2c. Calculation of Value—GigCapital2, Inc. Reverse Merger with UpHealth Holdings Merger Entities

		Entities
	Totals	UpHealth Holdings, Inc. As of March 31, 2021	Innovations Group, Inc. and Subsidiaries As of March 31, 2021
Purchase Price
Cash at close—deferred to Seller Notes until Global Merger	$–	$–	$–
Note payable to Seller	$85,799,088	$55,799,088	$30,000,000
Number of GigCapital2, Inc. common shares to be delivered at a $10.00 per share valuation	97,385,312	83,347,486	14,037,826
Multiplied by the negotiated issue value of $10.00 per share of GigCapital2, Inc. common stock	$10.00	$10.00	$10.00
Total value of UpHealth, Inc. common shares delivered, which will be exchanged for GigCapital2, Inc. common stock.	$973,853,125	$833,474,865	$140,378,260

	$1,059,652,213	$889,273,953	$170,378,260
Less, cash acquired	(8,921,943)	(6,234,574)	(2,687,369)

Total Consideration Paid, Net of Cash	$1,050,730,270	$883,039,379	$167,690,891

The initial seller cash to UpHealth Holdings sellers will be paid at consummation of the global merger but are recorded as notes to sellers here. They are initially reflected in the UpHealth Mergers as notes payable to sellers.

3. Preliminary Estimated Purchase Price Allocation

The following table sets forth a preliminary allocation of the purchase price to the UpHealth Merger entities’ identifiable tangible and intangible assets acquired and liabilities assumed by the Company upon the global merger, including mergers already consummated:

Note 3a. Allocation of Purchase Price—Cloudbreak Health, LLC Merger with GigCapital2, Inc.

Allocation of Purchase Price:	As of March 31, 2021
Accounts receivable, net	$6,082,241
Inventories	0
Prepaid expenses and other	854,745
Property, plant and equipment	6,008,710
Identifiable intangible assets	15,900,000
Other assets	1,057,123
Goodwill	136,712,710

Total assets acquired	166,615,529

Accounts payable	2,590,268
Accrued expenses and other current liabilities	1,124,743
Deferred revenue	31,139
Debt	23,830,050

Total liabilities assumed	27,576,200

Net assets acquired	$139,039,329

Note 3b. Allocation of Purchase Price - UpHealth Holdings Merger with UpHealth Merger Entities

Innovations Group, Inc. and Subsidiaries

Thrasys and Behavioral Health Services consummated their mergers on November 20, 2020, TTC consummated its merger on January 25, 2021 and Glocal consummated its merger on March 25, 2021 and are included in consolidated UpHealth Holdings, Inc.

As of March 31, 2021
Allocation of Purchase Price:
Accounts receivable, net	$78,002
Inventories	2,569,687
Prepaid expenses and other	668,635
Identifiable intangible assets	16,375,000
Property, plant and equipment	7,938,674
Other assets	22,277
Goodwill	146,286,488

Total assets acquired	173,938,763

Accounts payable	666,753
Accrued expenses and other current liabilities	823,146
Debt	4,078,160
Deferred revenue	153,005
Noncontrolling interest	526,808

Total liabilities assumed	6,247,872

Net assets acquired	$167,690,891

Note 3c. Allocation of Purchase Price—UpHealth Holdings, Inc. with acquired Merger Entities TTC and Glocal

	TTC As of January 25, 2021		Glocal Healthcare Systems Pvt. Ltd, (India) As of March 25, 2021
Allocation of Purchase Price:		Allocation of Purchase Price:
Accounts receivable, net	$1,773,230	Accounts receivable, net	$6,460,982
Prepaid expenses and other	186,713	Inventories	325,572
Identifiable intangible assets	1,125,000	Identifiable intangible assets	38,039,263
Property, plant and equipment	530,719	Property, plant, equipment and work in progress	40,725,772
Other assets	281,070	Other current assets, including short term advances	1,979,776
Goodwill	57,573,723	Other noncurrent assets, including long term advances	508,915

Total assets acquired	61,470,455	Goodwill	91,870,771

Accounts payable	624,684	Total assets acquired	179,911,051

Accrued expenses and other current liabilities	601,802	Accounts payable	578,719
Debt	12,500,168	Accrued expenses and other current liabilities	8,270,680
Deferred tax liability	473,672	Debt	22,212,173
Due to related parties	1,393,258	Noncontrolling interest	17,388,713

Total liabilities assumed	15,593,584	Total liabilities assumed	48,450,285

Net assets acquired	$45,876,871	Net assets acquired	$131,460,766

Property, plant and equipment

Property, plant and equipment has been adjusted to its estimated fair value. The related depreciation and amortization costs are reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, and as accumulated depreciation and amortization in the pro forma condensed combined balance sheets as if the business combination took place as of the balance sheet date.

Identifiable intangible assets

Preliminary identifiable intangible assets in the pro forma financial information consist of the assets shown in the table below. The amortization related to these intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, and as accumulated amortization in the pro forma condensed combined balance sheet as if the business combination took place as of the balance sheet date. The table below indicates the estimated fair value of the intangible assets and their estimated useful lives. These assets include the identifiable intangible assets already acquired in the consummated merger by UpHealth Holdings with Thrasys, Behavioral Health Services, TTC Healthcare, and Glocal.

UpHealth Holdings Intangible Assets Acquired or to be Acquired

	Approximate Fair Value	Estimated Useful Life
	(in years)
Definite lived intangible assets—Trade Names	$9,950,000	3.00-10.00
Definite lived intangible assets—Developed Technology	56,362,262	3.00-10.00
Definite lived intangible assets—Customer Relationships	17,300,000	10.00-20.00

Total fair value of identifiable intangible assets	$83,612,262

Cloudbreak Intangible Assets

	Approximate Fair Value	Estimated Useful Life
	(in years)
Indefinite lived intangible assets —Trade Names	$4,150,000
Definite lived intangible assets—Developed Technology	5,875,000	8.00
Definite lived intangible asset—Customer Relationships	5,875,000	5.00

Total fair value of identifiable intangible assets	$15,900,000

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired. Goodwill in these transactions are attributable to expected future growth in telemedicine and the synergies expected to be achieved from the combined operations of GigCapital2 and UpHealth and their subsidiaries.

Goodwill and all intangible assets identified in the purchase price allocation are expected to be deductible for tax purposes.

4. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been adjusted to reflect accrual of non-recurring transaction costs incurred after the date of these financial statements for probable acquisitions, but prior to the effective registration date in accordance with Rule 11-02(a)(6)(i)(A) and (i)(B). In compliance with Section 3330.3 of the SEC Financial Reporting Manual, Glocal’s year ended December 31, 2020 has been conformed to present comparable periods as the other merger entities by using the overlay method. Since its fiscal year ends March 31, the first calendar quarter has been used as an overlay in both the twelve months ended March 31, and the year ended December 31.

(a)	Global

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, as if the Business Combination had been consummated on January 1, 2020.

2.

Interest expense has been recorded on the Convertible Note at an explicit interest rate of 6.25% as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

3.

Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit accretion rate of 35.05%.

4.

Amortization of the debt issuance costs on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit amortization rate of 19.05%.

(b)	UpHealth Holdings

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, have been recorded as transaction adjustments on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

2.

Depreciation and amortization have been recorded as transaction adjustments on the entity level income statement for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

3.	Eliminate net equity in earnings of affiliate which is being consolidated in these financial statements.

4.	Issuance of additional shares upon consummation of merger.

(c)	GigCapital2

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, have been recorded as transaction adjustments on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

2.

Depreciation and amortization have been recorded as transaction adjustments on the entity level statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

3.	Issuance of shares to Cloudbreak upon consummation of the merger.

Diluted earnings per share excluded 15,906,719 shares for the year ended December 31, 2020 related to the conversion of qualified and nonqualified incentive plan equity instruments that vest and convert upon a change of control, with an exercise price per share greater than the average fair value, resulting in an anti-dilutive effect on diluted earnings per share. Diluted earnings per share also excluded 17,817,500 shares related to the exercise of SPAC public and private warrants with an exercise price greater than the average fair value, resulting in an anti-dilutive effect on diluted earnings per share. In addition, diluted earnings per share also excluded 15,323,469 shares for the year ended December 31, 2020 related to the convertible senior subordinated note which was considered anti-dilutive.

5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been adjusted to reflect accrual of non-recurring transaction costs incurred after the date of these financial statements for probable acquisitions, but prior to the effective registration date in accordance with Rule 11-02(a)(6)(i)(A) and (i)(B).

(a)	Global

1.

Redemption of cash from Trust Account with accrued interest, in exchange for common stock. Reflects the release of $149,605,455 balance of the Trust Account as of March 31, 2021 after giving effect to the redemption of 1,852,804 shares. All amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by UpHealth Holdings, Inc.

2.	Redemption of 9,373,567 shares from the Trust Account.

3.

Equity proceeds from PIPE investor, net of fees. Reflects the sale under a subscription agreement with the PIPE Investor of 3,000,000 shares at $10.00 per share for a total of $30.0 million, net of offering costs of $1.5 million.

4.	Repayment of seller notes deferred from UpHealth Holdings and GigCapital2 mergers.

5.

Debt proceeds from convertible note. Reflects the issuance of 6.25% Convertible Notes due in 2026 to the Convertible Note Investors totaling $160 million, the derivative liability for the conversion feature, mandatory and voluntary redemption and the interest make-whole provision and to reflect the debt discount resulting from the issuance of the convertible debt ($8.0 million), which is being amortized using the effective interest rate method at an implicit rate of 19.05%. The Convertible Notes are convertible into Common Stock at a rate of 86.9565 shares per $1,000 of principal amount. The cash is net of fees which are recorded as debt discount.

6.	Redemption of proceeds from Trust Account, as noted in 5(a)(1).

7.	Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing.

8.

Derivative liability from the Convertible Debt, current portion. Accretion of the derivative has been recorded on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit amortization rate of 35.05%.

9.

Convertible debt, shown net of debt issuance costs and derivative liability value. Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit accretion rate of 35.05%.

10.	Derivative liability from the Convertible Debt, noncurrent portion, using an implicit amortization rate of 35.05%.

11.	Repayment of seller notes deferred from UpHealth Holdings and GigCapital2 mergers, as noted in 5(a)(4).

12.	Redemption of Common Stock subject to redemption as noted in 5(a)(1).

13.	Reclass additional paid-in capital to Common Stock, Par Value $0.0001 per common share.

14.	Reclass stock to additional paid-in capital from Common Stock subject to redemption when redemption has expired.

15.	Equity proceeds from PIPE investor, net of fees as noted in 5(a)(3) and warrant as noted in 5(a)(19)

16.	Eliminate GigCapital2 accumulated deficit.

17.	Accrued transaction costs as noted in 5(a)(7).

18.

To reflect the contingent liability for the purchase of up to 1,700,000 shares at $10.30225 per share, assuming a holding period of three months from the close of the Business Combinations as defined in the Forward Share Purchase Agreement entered into with Kepos Alpha Master Fund L.P. on June 3, 2021

19.	Warrants issued to PIPE Investor

(b)	UpHealth Holdings

1.	Fair value step-up per Valuation Reports.

2.	Eliminate acquired target equity accounts.

3.	Reclass additional paid-in capital to Common Stock, Par Value $0.0001 per common share.

4.	Adjust additional paid-in capital for purchase consideration.

5.	Deferral of Seller cash payments into Seller notes until Global merger.

(c)	GigCapital2

1.	Fair value step-up per Valuation Reports.

2.	Remove ASC 842, Leases, adjustments to conform with merged company emerging growth company accounting elections.

3.	Old debt and cumulative preferred stock dividends payoff and new draw on revolver.

4.	Deferral of Seller cash payments into Seller notes until Global merger.

5.	Eliminate acquired target equity accounts.

6.	Adjust additional paid-in capital for purchase consideration.

6. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been adjusted to reflect accrual of non-recurring transaction costs incurred after the date of these financial statements for probable acquisitions, but prior to the effective registration date in accordance with Rule 11-02(a)(6)(i)(A) and (i)(B).

(a)	Global

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, as if the Business Combination had been consummated on January 1, 2020.

2.

Interest expense has been recorded on the Convertible Note at an explicit interest rate of 6.25% as a transaction adjustment on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020.

3.

Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit accretion rate of 35.05%.

4.

Amortization of the debt issuance costs on the Convertible Note as a transaction adjustment on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit amortization rate of 19.05%.

(b)	UpHealth Holdings

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, have been recorded as transaction adjustments on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020.

2.

Depreciation and amortization have been recorded as transaction adjustments on the entity level statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020.

3.	Issuance of additional shares upon consummation of merger.

(c)	GigCapital2

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, have been recorded as transaction adjustments on the Global statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020.

2.

Depreciation and amortization have been recorded as transaction adjustments on the entity level statement of operations for the three months ended March 31, 2021, as if the Business Combination had been consummated on January 1, 2020.

3.	Issuance of shares to Cloudbreak upon consummation of the merger.

Diluted earnings per share excluded 18,132,426 shares for the three months ended March 31, 2021 related to the conversion of qualified and nonqualified incentive plan equity instruments that vest and convert upon a change of control, with an exercise price per share greater than the average fair value, resulting in an anti-dilutive effect on diluted earnings per share. Diluted earnings per share also excluded 17,817,500 shares related to the exercise of SPAC public and private warrants with an exercise price greater than the average fair value, resulting in an anti-dilutive effect on diluted earnings per share. In addition, diluted earnings per share also excluded 15,323,469 shares for the three months ended March 31, 2021 related to the convertible senior subordinated note which was considered anti-dilutive.

PRO FORMA CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited)

As of March 31, 2021

	GigCapital2, Inc.			Cloudbreak LLC— Preferred Stock		Cloudbreak LLC— Membership Units			UpHealth Holdings, Inc. Common Shares			Pro Forma
	Shares	Common Stock	APIC	Units	Preferred Stock	Units	Amount	Members Equity	Shares	Common Stock	APIC	Shares	Common Stock	APIC
Beginning Balance	5,751,496	$575	$9,769,743	3,000,000	$15,000,000	5,034,700	$11,641,012	$–	9,018,555	$902	$450,693,714	5,751,496	$575	$9,769,743
Surrender of Cloudbreak Preferred				(3,000,000)	(15,000,000)
Surrender of Cloudbreak Member Units						(5,034,700)	(11,641,012)
Remaining consideration for purchase												10,550,801	1,055	113,926,583
Contingent liability for forward share purchase agreement														(17,513,825)
Surrender of UpHealth Holdings Shares									(9,018,555)	(902)	(450,693,714)	92,725,046	9,273	450,693,714
Sale of additional GigCapital 2 shares												3,000,000	300	26,925,817
Public rights converted to common shares												890,877	89	(89)
Redemption of shares in conjunction with the GigCapital2, Inc. public shares, net of redemption												4,687,252	469	41,157,764

Ending balance												117,605,472	$11,761	$624,959,707

GIGCAPITAL2’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of GigCapital2’s financial condition and results of operations (the Company for periods prior to completion of the Business Combinations) should be read in conjunction with the GigCapital2 Inc.’s audited financial statements and notes to those statements, and in conjunction with the GigCapital2 Inc.’s condensed financial statements and the notes thereto included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to GigCapital2 (that is, to the Company and its consolidated subsidiaries before the Business Combinations).”

Overview

Prior to completion of the Business Combinations on June 9, 2021, we were a Private-to-Public Equity (PPE) company, also known as a blank check company or special purpose acquisition vehicle, incorporated in the State of Delaware and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. We intended to effectuate our initial Business Combination using cash from the proceeds from the sale of units in our initial public offering (the “Offering”), the sale of the Private Placement Units to our Founders and the sale of the Private Underwriter Shares to one of our underwriters, both of which occurred simultaneously with the completion of the Offering, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt. The units sold in the Offering each consisted of one share of Common Stock, one warrant to purchase one share of Common Stock, and one right to receive one-twentieth (1/20) of one share of Common Stock upon the consummation of our initial Business Combination. The Private Placement Units were substantially similar to the units sold in the Offering, but for certain differences in the warrants included in each of them. For clarity, the warrants included in the units are referred to herein as the “public warrants”, and the warrants included in the Private Placement Units are referred to herein as the “private warrants.”

The issuance of additional shares of Common Stock or the creation of one or more classes of preferred stock during our initial Business Combination:

•	may significantly dilute the equity interest of investors in the offering who would not have pre-emption rights in respect of any such issue;

•

may subordinate the rights of holders of Common Stock if the rights, preferences, designations and limitations attaching to the preferred shares are senior to those afforded our shares of Common Stock;

•

could cause a change in control if a substantial number of shares of Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our shares of Common Stock.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after our initial Business Combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if any document governing such debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our shares of Common Stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Common Stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital will be successful.

We had until December 10, 2020 to complete a Business Combination. On December 8, 2020, after approval by our stockholders of Extension Amendment No. 1 at our annual meeting of stockholders, we filed the Extension Amendment No. 1 to our current Amended and Restated Certificate of Incorporation to extend the date by which we had to consummate an initial Business Combination from December 10, 2020 to March 10, 2021. In connection with Extension Amendment No. 1, an aggregate 579,881 shares of the Company’s Common Stock were redeemed, and $5,857,340 was withdrawn out of the Trust Account to pay for such redemption leaving approximately $168.4 million remaining in our Trust Account as of December 31, 2020 to consummate a Business Combination.

On March 10, 2021, the Company held a special meeting of its stockholders (the “March Special Meeting”). At the March Special Meeting, the Company’s stockholders approved Extension Amendment No. 2. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of March 10, 2021. In connection with this Extension Amendment No. 2, an aggregate 1,852,804 shares of the Company’s Common Stock were redeemed, and $18,715,459 was withdrawn out of the Trust Account to pay for such redemption. After these redemptions, approximately $149.6 million remained in our Trust Account to consummate a Business Combination as of March 31, 2021.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. For the period from March 6, 2019 (date of inception) through March 31, 2021, our only activities have been organizational activities, those necessary to prepare for the Offering and to identify a target business for the Business Combination. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account at UBS Financial Services, Inc. in New York, New York with Continental Stock Transfer & Trust Company acting as trustee, which was funded after the Offering to hold an amount of cash and marketable securities equal to that raised in the Offering. Due to the recent impact from the COVID-19 pandemic that started in March 2020, many investors sold U.S. treasuries to meet their investment objectives, including but not limited to, the purchase of depressed equities, the forced sale by losses on other positions, and the need to settle short-term debts. This created volatility in the financial markets and reduced return on investments in U.S. treasury bills. As a result, we shifted our investment portfolio held in the Trust Account from U.S. treasury bills to money market funds in May 2020. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had a net loss of $936,589, which consisted of operating expenses of $1,624,076 and a provision for income taxes of $3,258 partially offset by other income from the change in fair value of the warrant liability $686,675 and interest income on marketable securities held in the Trust Account of $4,070. For the three months ended March 31, 2020, we generated net income of $82,688, which consisted of interest income on marketable securities held in the Trust Account of $915,995 that was partially offset by operating expenses of $600,414 and a provision for income taxes of $238,568. The decrease in interest income from marketable securities held in the Trust Account was primarily due to the decline in market value of these securities, which was a direct result from the pandemic as the financial markets came to terms with the damaging effects of the COVID-19 pandemic starting in March 2020 when investors rushed out of U.S. treasuries and into cash.

For the year ended December 31, 2020, we had a net loss of $4,128,841 which consisted of operating expenses of $3,949,600, other expense resulting from the revaluation of the warrant liability of $930,700 and a provision for income taxes of $271,087 partially offset by interest income on marketable securities held in the Trust Account of $1,022,546.

For the period from March 6, 2019 (date of inception) through December 31, 2019, we had a net income of $295,115 which consisted of interest income on marketable securities held in the Trust Account of $1,872,701, which was partially offset by operating expenses of $953,436, other expense resulting from the revaluation of the warrant liability of $65,336 and a provision for income taxes of $558,814.

Liquidity and Capital Resources

On June 10, 2019, we consummated the initial closing of the Offering with the delivery of 15,000,000 Units at a price of $10.00 per unit, generating gross proceeds of $150,000,000. Simultaneously with the initial closing of the Offering, we consummated the initial closing of the Private Placement with the sale of 492,500 Private Placement Units at a price of $10.00 per unit and the sale of 100,000 Private Underwriter Shares at a price of $10.00 per share, generating aggregated gross proceeds of $5,925,000.

On June 13, 2019, in connection with the underwriters’ exercise in full of their option to purchase an additional 2,250,000 units solely to cover over-allotments, if any, we consummated the sale of an additional 2,250,000 Units at a price of $10.00 per unit, generating gross proceeds of $22,500,000. Simultaneously with the closing of the sale of such additional units, the Company consummated the second closing of the Private Placement resulting in the sale of an additional 75,000 Private Placement Units at a price of $10.00 per unit and the sale of 20,000 Private Underwriter Shares at a price of $10.00 per share, generating aggregated gross proceeds of $950,000.

Following the initial and second closings of the Offering and the Private Placement, a total of $172,500,000 was placed in the Trust Account. We incurred $4,332,430 in offering related costs, including $3,450,000 of underwriting fees and $882,430 of other costs.

As of March 31, 2021, we held cash and marketable securities in the Trust Account of $149,605,455 (including $2,899,317 of interest income earned, less $1,221,063 withdrawn from the interest earned on the Trust Account to pay tax obligations and $24,572,798 on redemptions) in the Trust Account. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the three months ended March 31, 2021, we withdrew $68,105 from the interest earned on the Trust Account to pay tax obligations.

As of December 31, 2020, we held cash and marketable securities in the Trust Account of $168,384,949 (including $2,895,247 of interest income earned, less $1,152,958 withdrawn from the interest earned on the Trust Account to pay tax obligations and $5,857,340 on redemptions) in the Trust Account. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the year ended December 31, 2020, we withdrew $774,840 from the interest earned on the Trust Account to pay tax obligations.

As of December 31, 2019, we held cash and marketable securities in the Trust Account of $173,994,583 (including $1,872,701 of interest earned) in the Trust Account. The marketable securities consisted of U.S. treasury bills with a maturity of 180 days or less. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the period March 6, 2019 (date of inception) through December 31, 2019, we withdrew $378,118 from the interest earned on the Trust Account to pay tax obligations.

For the three months ended March 31, 2021, cash used in operating activities was $401,257, consisting of a net loss of $936,589, a decrease in the fair value of the warrant liability $686,675 and interest earned on marketable securities held in the Trust Account of $4,070, partially offset by an increase in net operating liabilities of $1,207,361, including accrued liabilities of $835,440 and other payables of $371,921 plus an increase in net operating assets, primarily prepaid expenses, of $18,716.

For the three months ended March 31, 2020, cash used in operating activities was $547,427, consisting of interest earned on marketable securities held in the Trust Account of $915,995 and a decrease in the fair value of the warrant liability of $5,675 partially offset by net income of $82,688 and changes in operating assets and liabilities of $291,555.

For the year ended December 31, 2020, cash used in operating activities was $2,064,391, consisting of a net loss of $4,128,841, interest earned on marketable securities held in the Trust Account of $1,022,546, partially offset by the increase in the fair value of the warrant liability of $930,700 and changes in operating assets and liabilities of $2,156,296, including the increase in accrued liabilities of $2,153,000 and decreases in prepaid expenses, receivable from related party and other non-current assets of $132,797 and an increase in accounts payable of $52,135 partially offset by decreases in payable to related party and other current liabilities of $181,636.

For the period March 6, 2019 (date of inception) through December 31, 2019, cash used in operating activities was $1,477,400, consisting of interest earned on marketable securities held in the Trust Account of $1,872,701, partially offset by net income of $295,115, the increase in the fair value of the warrant liability of $65,336 and changes in operating assets and liabilities of $34,850.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us), to acquire a target business or businesses to complete our initial Business Combination and to pay our expenses relating thereto. We may withdraw interest to pay taxes. We estimate our annual franchise tax obligations to be approximately $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent that our capital stock is used in whole or in part as consideration to effect our initial Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of March 31, 2021, December 31, 2020 and 2019 we had cash of $145,586, $478,737 and $1,576,508, respectively, held outside the Trust Account. In December 2020, we raised additional funds, and we intend to manage existing funds to ensure the proceeds not held in the Trust Account will be sufficient to allow us to operate for at least 24 months from the closing date of the Offering, assuming that a Business Combination is not consummated during that time. Over this time period, we intend to use these funds primarily for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combinations.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In order to finance operating and/or transaction costs in connection with a Business Combination, our Sponsor, executive officers, directors, or their affiliates may, but are not obligated to, loan us funds. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On November 2, 2020, the Company filed a definitive proxy statement with the SEC, to invite the stockholders of the Company to attend the 2020 annual meeting Annual Meeting to be held on December 3, 2020. At the Annual Meeting, the stockholders voted on Extension Amendment No.1 to extend the date by which the Company must consummate a Business Combination from December 10, 2020 to March 10, 2021 (the date which is 21 months from the closing date of the IPO).

On March 10, 2021, the Company held a special meeting of its stockholders (the “March Special Meeting”). At the March Special Meeting, the Company’s stockholders approved Extension Amendment No. 2 to extend the date by which the Company must consummate a Business Combination from March 10, 2021 to June 10, 2021 (the date which is 24 months from the closing date of the IPO). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of March 10, 2021.

If the Company is unable to consummate its initial Business Combination by June 10, 2021, the Company shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Common Stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

As of March 31, 2021, we have not entered into any off-balance sheet financing arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of December 31, 2020 and 2019, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $20,000 for office space, administrative services and secretarial support. We began incurring these fees on June 6, 2019 and will continue to incur these fees monthly until the earlier of the completion of the Business Combinations or the liquidation of the Company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share

Net loss per share of Common Stock is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding for the period. We apply the two-class method in calculating the net loss per common share. Shares of Common Stock subject to possible redemption as of March 31, 2021 and December 31, 2020 and 2019 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating our diluted net loss per share, we have not considered the effect of (i) the incremental number of shares of Common Stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method; (ii) the contingently issuable shares associated with the rights sold in the Offering and Private Placement to receive one-twentieth (1/20) of one share of common stock upon the consummation of our initial Business Combination, and (iii) the insider shares issued to the former Chief Financial Officer representing 5,000 shares of Common Stock underlying restricted stock awards for the period they were outstanding. Since we were in a net loss position during the periods after deducting net income attributable to Common Stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

In accordance with the two-class method, our net income (loss) is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not our losses. Accordingly, net loss per common share, basic and diluted as restated, is calculated as follows:

	Three Months Ended March 31,		Year Ended December 31	Period from March 6, 2019 (Date of Inception) through December 31,
	2021	2020	2020	2019
		(As Restated)	(As Restated)	(As Restated)
Net income (loss)	$(936,589)	$82,688	$(4,128,841)	$295,115
Less: net income attributable to common stock subject to redemption	(576)	(518,703)	(555,866)	(1,005,550)

Net loss attributable to common stockholders	$(937,165)	$(436,015)	$(4,684,707)	$(710,435)

Weighted-average common shares outstanding, basic and diluted	5,695,296	5,216,179	5,304,752	4,847,100

Net loss per share common share, basic and diluted	$(0.16)	$(0.08)	$(0.88)	$(0.15)

Common Stock subject to possible redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. Our Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020 and 2019, Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Warrant Liability

We account for warrants for shares of our Common Stock that are not indexed to our own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net on the statements of operations and comprehensive income (loss), or as a component of other income on the condensed statements of operations and comprehensive income (loss). We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Common Stock warrants. At that time, the portion of the warrant liability related to the Common Stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

UPHEALTH’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to UpHealth (GigCapital2 following the consummation of the Business Combinations and after adoption of the Second Amended and Restated Certificate of Incorporation) and assumes the completion of UpHealth Holding’s purchase of the remaining equity interests of Glocal. See page i for a glossary of the terms used throughout this section.

Formation of UpHealth Holdings, Cloudbreak and UpHealth

Please see page 8 for a summary of the Business Combinations involving GigCapital2, Inc., UpHealth Holdings, and Cloudbreak.

UpHealth Services, Inc., an Illinois corporation and a wholly-owned subsidiary of UpHealth Holdings, was formed on November 5, 2019. It was formed for the purpose of effecting a combination of various companies engaged in digital medicine, and commenced negotiations with a number of companies, including those that are discussed below as having been acquired or that are pending acquisition targets of UpHealth Holdings. It became a subsidiary of UpHealth Holdings through a reorganization when UpHealth Holdings was formed on October 26, 2020 as a Delaware corporation. UpHealth Holdings then entered into a series of transactions to develop its business across four primary platforms, as further discussed below: (i) Integrated Care Management; (ii) Global Telehealth; (iii) Digital Pharmacy and (iv) Tech-Enabled Behavioral Health. UpHealth Holdings will become a subsidiary of UpHealth upon closing of the UpHealth Business Combination.

Cloudbreak, a Delaware limited liability company, was formed on May 26, 2015 and will become a subsidiary of UpHealth upon closing of the Cloudbreak Business Combination.

Completed and Pending UpHealth Holdings Acquisitions

Integrated Care Management

Thrasys, Inc. (“Thrasys”), a California corporation and wholly-owned subsidiary of UpHealth Holdings, was formed on March 11, 2002. Thrasys was acquired by UpHealth Holdings on November 20, 2020 pursuant to the terms and conditions of an Amended and Restated Plan of Merger between UpHealth Holdings and Thrasys in exchange for consideration in the form of a promissory note in the amount of $20,000,000 and 927,982 shares of UpHealth Holdings, which will be exchanged for 10,192,096 shares of the Company with a value of approximately $102.1 million, and an additional incentive amount to be granted after the Closing and approval of the Equity Incentive Plan in the form of 4,799,802 restricted stock units, subject to certain conditions.

Global Telehealth

Glocal Healthcare Systems Private Limited (“Glocal”), an India Company and a subsidiary of UpHealth Holdings, was formed on July 22, 2010 in the State of West Bengal, India. The acquisition of Glocal by UpHealth Holdings is structured to occur in several steps, for aggregate consideration of promissory notes and cash of $22 million (with the amount of each determined by the parties upon completion of the second step described below), and 1,000,000 shares of UpHealth Holdings which will be exchanged for 10,983,075 shares of the Company with a value of approximately $110 million. The first step concluded on November 20, 2020 when UpHealth Holdings acquired approximately 43.46% of the outstanding equity share capital of Glocal pursuant to the terms and conditions of a Share Purchase Agreement between UpHealth Holdings, Glocal, and certain Glocal shareholders. The second step was concluded on May 14, 2021, and enabled UpHealth Holdings to acquire additional shares of Glocal such that it then held 90.4% of the outstanding equity of Glocal, in a manner permitted under the laws of the Republic of India. As a first part of the second acquisition step, UpHealth Holdings made an investment into Glocal of $3,000,000, on March 26, 2021, and received shares in Glocal to increase its ownership to approximately 89% of the outstanding equity of Glocal. UpHealth Holdings has continued taking steps to complete the acquisition, and now holds approximately 95% of the outstanding equity of Glocal. The final steps of the Glocal acquisition will occur following the Closing of the Business Combinations and UpHealth Holdings, as the majority shareholder, will, in conjunction with the remaining Glocal shareholders, take steps to increase UpHealth Holding’s ownership in Glocal through the acquisition of remaining shares, the issuance of additional shares, and/or any other manner acceptable to UpHealth Holdings and permitted under India law.

Digital Pharmacy

Innovations Group, Inc. (“Innovations Group”), a Utah corporation, became a wholly-owned subsidiary of UpHealth Holdings following the completion of UpHealth Holding’s acquisition of Innovations Group. Innovation Group was formed on December 20, 2000. UpHealth Holdings and Innovations Group had entered into an Agreement and Plan of Merger on November 2, 2020, as amended January 19, 2012, under which UpHealth Holdings acquired all of the issued and outstanding shares of Innovations Group in exchange for consideration in the form of a promissory note in the amount of $30,000,000 and 1,300,000 shares of UpHealth Holdings, which will be exchanged for 14,277,998 shares of the Company with a value of $143 million. Innovations Group’s primary subsidiary is MedQuest Pharmacy, Inc. (“MedQuest Pharmacy”), a Delaware corporation. Closing of the acquisition of Innovations Group took place on April 27, 2021.

Tech-Enabled Behavioral Health

Behavioral Health Services, LLC (“BHS”), a Missouri limited liability company and wholly-owned subsidiary of UpHealth Holdings, was formed on December 7, 2016. BHS was acquired by UpHealth Holdings on November 20, 2020, pursuant to the terms and conditions of an Agreement and Plan of Merger between UpHealth Holdings and BHS in exchange for consideration in the form of a promissory note in the amount of $1,100,000 and 142,900 shares of UpHealth Holdings, which will be exchanged for 1,569,481 shares of the Company with a value of approximately $15.72 million.

TTC Healthcare, Inc. (“TTC Healthcare”), a Delaware corporation and a wholly-owned subsidiary of UpHealth Holdings, was formed on June 5, 2019. TTC Healthcare was acquired by UpHealth Holdings on January 25, 2021, pursuant to the terms and conditions of an Agreement and Plan of Merger between UpHealth Holdings and TTC Healthcare in exchange for consideration in the form of a promissory note in the amount of $12,699,088 and 323,700 shares of UpHealth Holdings, which will be exchanged for 3,555,221 shares of the Company with a value of approximately $35.6 million.

Business Overview

Our vision is to enable and power healthcare’s digital transformation by creating a single, integrated provider of technologies and services essential to personalized, affordable and effective care globally. Our mission is to transform care delivery and support healthier communities through a simplified digital infrastructure that connects evidence-based care, coordinated workflows and health services. The companies that are or will become subsidiaries of UpHealth Holdings, as well as Cloudbreak, collectively offer patient-centric digital health technologies and tech-enabled services to manage health and integrate care across four capabilities at the center of population health management and telehealth: Integrated Care Management, Global Telehealth, Digital Pharmacy and Tech-Enabled Behavioral Health. Together, we believe that by integrating the value streams represented across these four capabilities, we will empower health systems, health plans, employers and government ministries to improve outcomes, quality, access and cost of healthcare as well as address critical unmet needs of patients, providers, payors and pharmacies. As of December 31, 2020, Cloudbreak and the companies that are or will become subsidiaries of UpHealth Holdings, had approximately 5,000,000 lives served in integrated care management in the United States, 1,900 U.S. healthcare venues and contracts with ten countries and filled an average of 890 prescriptions per day. We have carefully selected specific competencies, which we believe will allow us to provide a multifaceted approach to blending processes, services and technologies and enable our stakeholders to “practice” digital health.

Following the Closing, we are organized across four strategic capabilities, each with a diverse set of partners and customers and each representing a large and fast growing market segment:

•

Integrated Care Management. Our Integrated Care Management platform is powered by Thrasys’ Syntranet platform. SyntraNet creates virtual care communities across the continuum of care, integrates and organizes information, provides advanced population-based analytics and predictive models, and automates workflows across health plans, health systems, government agencies and community organizations. Clinical and community-based care teams use the platform to coordinate programs to address medical, behavioral health and social factors that affect the health of individuals and populations.

•

Global Telehealth. Our Global Telehealth platform will have two divisions—domestic and international. Our domestic division will be powered by Cloudbreak, a provider of unified telemedicine solutions and digital health tools aimed at increasing access to healthcare and resolving health disparities across the care continuum. Cloudbreak has one of the largest installed user bases in the nation, performing more than 100,000 encounters per month on over 14,000 video endpoints at over 1,800 healthcare venues across the US. Through its integrated telehealth and language services, the platform serves as the digital front door to in-hospital care. Cloudbreak provides digital health infrastructure enabling its partners to ensure healthcare equity and implement unique, private-label telehealth strategies customized to their specific needs and markets. Our international division will be powered by Glocal, a platform that delivers comprehensive primary care and specialty consultations at a significantly reduced cost, based upon the typical cost for a Glocal primary care visit compared to the cost generally in India, based on government data. This helps open access to care for individuals in North America, India, Southeast Asia and Africa. Its technologies and services are performing over 50,000 digital health encounters per month with contracts now in place that if fully implemented would increase this number by nearly 10X by 2022.

•

Digital Pharmacy. Our Digital Pharmacy will be powered by MedQuest Pharmacy, a full-service retail and compounding pharmacy licensed in all 50 U.S. states and the District of Columbia that dispenses patient-specific medications and ships direct to patients. It is capable of serving as a retail or national fulfillment center. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. Through the Innovations Group suite of companies, MedQuest Pharmacy also makes available lab services and testing, nutraceuticals, nutritional supplements, education for medical practitioners, and training for individuals and groups.

•

Tech-Enabled Behavioral Health. Our Tech-Enabled Behavioral Health capabilities are powered by TTC Healthcare and BHS, which together provide evidence-based and tech-enabled behavioral health and substance abuse services via onsite care delivery and telehealth. The division’s physician-led clinical model has a proven approach to networking with a growing panel of providers, which is critically important in the field of mental health.

When successfully integrated, our digital health platform will go beyond one-off point solutions to connect multiple parts of the healthcare demand and service continuum. We intend to curate a system of care enabling personalized, evidence-based clinical decisions through integrated care management that oversees the entire patient experience to enable better outcomes. As we integrate our digital health platform, our goal will be to provide manageable costs, better outcomes, an improved care experience and a reduction in the disparities in access to healthcare that exist today when provided by multiple different providers.

We understand that the patients, providers, and payors we currently and in the future will serve, want and need more comprehensive, integrated solutions, but are at different points on their digital transformation journey. We seek to meet them where they are today to help them reshape healthcare delivery through the use of intelligent technology, workflows and service coordination. The technologies of the companies that have become a part of UpHealth have been developed by visionary and practical innovators, who formed and founded the companies that have become part of the UpHealth family. We believe this will position us to meet the significant demand for more comprehensive and advanced digital health solutions.

The highly scalable platform and infrastructure of these companies has allowed for the establishment of an expansive footprint both domestically and internationally. Domestically, the partners and customers of these companies span across more than 1,800 healthcare venues across the U.S. MedQuest Pharmacy has pharmacy licenses in all 50 U.S. states and the District of Columbia. Upon closing of the Business Combinations, we will serve the largest public health plan in the nation as well as thousands of physicians and post-acute sites. Internationally, Glocal has signed several country-wide contracts with government ministries across India, Southeast Asia and Africa that dramatically expand its reach, which we believe will make us a market leader in global telehealth, providing digital primary care and specialty consultations.

Market Opportunity

The 2020 World Health Organization Global Report measured the global healthcare market at $8 trillion, including public and private spending and ranging across the spectrum of healthcare services. We believe that this market is broken, fragmented and in great need of change. According to government data from the Centers for Medicare & Medicaid Services, national health expenditure in the United States alone was $4 trillion in 2018, representing 17.7% of GDP.

The long-standing macro factors that are driving the landscape today and straining the current healthcare system include an increasingly aging population, growing prevalence of chronic illnesses, unsustainable and escalating costs and inequitable access to care. While these are not novel challenges, they are accelerating rapidly and exacerbating fundamental flaws in an inefficient healthcare system ill-equipped to provide the necessary services for all its constituents.

We believe there is a heightened demand for technology solutions that can improve care delivery and management of population health, eventually leading to the “practice” of digital health. We believe these advancements are leading to a convergence of people, information, technology, and connectivity to improve health care and health outcomes. We intend to reshape the landscape of the healthcare industry, positioning UpHealth as an indispensable partner to consumers/patients, providers and payors as they evolve to the practice of digital health.

Our offerings will be at the center of population health management and telehealth in four of the fastest growing digital healthcare markets:

Integrated Care Management. Our Integrated Care Management capability operates within the chronic care management market, a $346 billion global market in 2019 that is expected to grow at a 7.2% CAGR through 2024 according to a 2019 BCC market research report evaluating the global market for chronic disease management. Six out of ten adults in U.S. have a chronic disease and four out of ten have more than one condition, according to data from the Centers for Disease Control (“CDC”). Individuals living with chronic conditions are intensive users of health and social care services, and the associated costs tend to be significantly higher. In the U.S., 81% of hospital admissions, 91% of prescriptions and 76% of physician visits are attributable to managing chronic conditions, according to a report from Modern Healthcare titled “Behavioral Health: Fixing a System in Crisis.” Our Integrated Care Management capability is expected to grow 60% annually to over $45M in annual revenues in 2022 based on current contracts and expansion of scope as well as recently signed new agreements.

Global Telehealth. Supported by deregulation and broad societal shifts and accelerated by the COVID-19 pandemic, demand for and use of telehealth services is expanding rapidly. According to a May 2020 McKinsey article titled, “Telehealth: A quarter-trillion-dollar post-COVID-19 reality?”, up to $250 billion of current U.S. healthcare spend could potentially be virtualized through the acceleration of consumer and provider adoption beyond virtual urgent care. We believe telehealth enables more efficient allocation and utilization of finite clinical resources and appeals to both an aging population that requires more complex and chronic care as well as a younger generation that prefers digital technology to in-person visits. To meet the tremendous disparities in access to healthcare requires going beyond a tele consult. Our digital dispensary/clinic offering provides a full patient encounter complete with physical exam, diagnostic testing, and pharmacy dispensary in addition to a tele consult with the physician. This complete digital health encounter creates access to massive markets outside of the US for complete primary care and specialty consultations. The companies that will make up our Global Telehealth business have $80,000,000 in signed contract agreements to deliver services in 2021.

Digital Pharmacy. According to a 2019 Deloitte article, prescription drug sales are projected to grow at a 6.4% CAGR from 2018 to 2024 and reach $1.2 trillion in 2024. Pre-pandemic, there was a growing demand for mail-order medicines that coincided with increasing penetration of e-commerce and literacy regarding internet resources. Millennials in particular are highly reliant on online procurement for OTC medicines. This growth in adoption was accelerated rapidly in the wake of the COVID-19 pandemic. According to a McKinsey article in April 2020 titled, “How COVID-19 changes the game for biopharma in China,” there was a 10x increase in online prescription volumes in the early part of 2020. With its recent facility expansion, our Digital Pharmacy capability will be poised to capitalize on this growth in demand while also serving as the pharmacy of choice across our broader platform.

Tech-Enabled Behavioral Telehealth. Behavioral health conditions consisting of mental and substance abuse disorders have societal, economic and healthcare system implications, all of which are amplified by the COVID-19 pandemic. Prior to the pandemic, one in two Americans had faced a mental or substance abuse disorder at some point in their lives according to an August 2020 McKinsey article titled, “A holistic approach for the U.S. behavioral health crisis during the COVID-19 pandemic.” Those coping with behavioral health conditions have medical spend that is two to four times higher than the rest of the population, according to recent data from McKinsey. Due to the relatively simplistic conversion from office visits to telepsych, we believe our tech-enabled Behavioral Health capability is well positioned to capture share in this fast-growing segment within telemedicine.

Impact of COVID-19

The promise of telemedicine, telehealth and now digital health have been long discussed as solutions to the pervasive issues challenging the effective delivery of healthcare around the world. However, the COVID-19 pandemic forced patients and providers alike to embrace digital health technologies at a more rapid pace and accelerated the digital transformation of healthcare to bridge local and digital care delivery and engage displaced patient populations. According to the May 2020 McKinsey article, U.S. consumer adoption of telehealth grew from 11% of U.S. consumers using teleheath in 2019 to 46% of consumers now using telehealth to replace cancelled healthcare visits as of May 2020.

Major shifts in the market have enabled this transition, not only in regulations but also in technology, industry orientation, and reallocation of risk across the value chain, which have fundamentally altered the structure of the industry and basis of competition. Advancements in medical science, data and analytics, machine learning, networking technology, internet access, and the shift in consumer expectations driving business-to-consumer (“B2C”) models have all facilitated the transition to digital health technologies.

We believe there is work to be done in order to solidify the long-term shift to the “practice” of digital health and capitalize on the opportunity to virtualize $250 billion of U.S. healthcare spending annually. According to the May 2020 McKinsey article, the adoption of telehealth and extension of telehealth beyond virtual urgent care will require new ways of working with a broad set of providers, step-change improvements in information exchange and broadening access and integration of technology. This is where we intend to position our business and how we aim to power the adoption of digital health solutions well beyond the pandemic.

Products & Services

UpHealth’s plan is to reshape care delivery by offering patient-centric digital health technologies and tech-enabled services across four capabilities at the intersection of population health management and telehealth. These services are designed to integrate well with the needs of our major end-user customers. The union of these solutions within UpHealth will offer stakeholders a marketplace of products and services that they can choose from to best serve their transformation needs.

Integrated Care Management

The Integrated Care Management platform is powered by Thrasys’ SyntraNet technology platform and applications. SyntraNet is a configurable integrated health management platform that enables clinical- and community-based care teams to share information, coordinate care, manage utilization, and improve health outcomes and costs for individuals and populations—especially individuals with complex medical, behavioral health, and social needs.

SyntraNet creates virtual “care communities”—logical networks of organizations, care managers and service providers—that function as an integrated care team to deploy programs to improve health, quality, performance, efficiency, and costs.

Core features of the platform include the ability to:

•	Create virtual, cross-sector care communities

•	Integrate and organize information from a wide range of data sources

•	Gain insight into health, risks, and opportunities with advance analytics

•	Qualify and enroll groups into programs

•	Coordinate care teams across the continuum of care

•	Analyze and report on various measures of success.

SyntraNet includes a number of technology innovations: a unique architecture for connected care communities, a configurable software microservices architecture, workflow management with process graphs, expert-system based rules, advanced analytics and intelligence, and state-of-the-art frameworks for user interfaces across desktops and devices.

Thrasys has reinvested roughly $100,000,000 to develop its SyntraNet platform.

Our Integrated Care Management platform provides health plans and provider groups in value-based contracts the ability to manage health with new models of care. Our clients include the largest public health plan in the United States, one of the most extensive “whole person care” initiatives, and one of the fastest growing, value-based pharmacy benefit managers.

Revenue is derived from license fees, recurring subscription fees, and professional services for implementation.

Global Telehealth—U.S.-Based

Our domestic Global Telehealth offering will be delivered by Cloudbreak. Cloudbreak is dedicated to building solutions that address healthcare disparities impacting patients across the U.S. From telehealth visits to extended hospital stays, Cloudbreak’s digital solutions help patients and providers connect, build rapport and make healthcare encounters more meaningful. The platform’s goal is to enable patients to receive care at any time, any place, on any device, and in any language. For providers, Cloudbreak provides a digital health infrastructure enabling them to deliver care effectively based on their specific needs and markets.

Originally developed as the premier virtual language service, today Cloudbreak is a unified telehealth platform, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. As of December, 31, 2020, Cloudbreak was performing more than 138,000 encounters per month on over 18,000 video endpoints at over 1,900 healthcare venues nationwide. From telepsychiatry, telestroke, tele-ICU, telesitting and other specialties to integrated language services, Cloudbreak’s innovative, secure platform overcomes both distance and language barriers to improve care, satisfaction and outcomes. It seamlessly integrates with a multitude of platforms including Zoom, Epic, and AmWell, among others. Cloudbreak has built one of the largest installed bases in the nation, simplifying how providers care for patients, putting a full care continuum at their fingertips 24/7 and enabling local healthcare systems to build their integrated telemedicine strategy.

At its core, Cloudbreak is a modularly configurable software engine that supports video and audio communications. That is coupled with its private and/or public-path networking infrastructure that securely links those in need of service to those offering those services. The Cloudbreak Consult allows providers to answer calls, place calls, care for patients, converse with the care team, and connect with a qualified interpreter – all from one location. Cloudbreak has expanded its operations to include other telemedicine use cases as well including tele-stroke, telepsychiatry, tele-urology, and tele-quarantine, among others, across its network of end points and leveraging the same platform’s infrastructure. Cloudbreak has also recently launched a home health virtual visit platform enabling empowering its healthcare system partners to see their patients remotely on any device, at anytime, anywhere the patient may be and in any language they may speak.

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Connect Anywhere—Virtual Visit Platform: Providers and patients can connect with a virtual consultation from anywhere, enabling the exchange of messages between providers and patients, and inviting other health professionals or family members to visit virtually and view medical history and/or care plans. Providers also have the ability to view their schedules and patients have the ability to view educational content and videos while waiting for their visit.

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Martti Interpretation: Cloudbreak’s core offering known as Martti (My Accessible Real-Time Trusted Interpreter), is a HIPAA-compliant video remote interpreting solution that puts qualified and certified medical interpreters at the fingertips of clinical care teams nationwide through our proprietary software platform. Cloudbreak pioneered the Video Remote interpreting industry in 2003, and today is a well-recognized leader known for its ease of use, quality and customer service. Today, Cloudbreak supports more than 250 languages.

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Telehealth Interoperability: Cloudbreak has built specific integrations that allow hospital staff to initiate Cloudbreak sessions from their video platforms, enabling multi-specialty call capabilities into one video session, shared content and whiteboarding, and integrations with numerous hospital system EMR, PACS and RPM platforms. Cloudbreak has invested significantly in its interoperability capabilities and continues to be a leader in the market in providing access to its Video Medical solution on a rapidly growing platforms. Cloudbreak has not only integrated with EMRs but also with other telemedicine and communication solutions throughout the continuum of care.

Cloudbreak provides a unified telehealth experience that harmonizes disparate use cases, allowing providers to efficiently collaborate and communicate, regardless of end-point device or tech infrastructure. Cloudbreak has designed the platform to integrate the clinical and operational workflows of its partners, ensuring that the technology molds to how the clinical teams work, not the other way around. Platforms like Zoom, Teams and others are “point solution” video platforms with minimal workflow capabilities. Cloudbreak makes these platforms “smart” by embedding them in custom patient and provider experiences based on how a specific health system or medical group practices. By doing this, Cloudbreak’s solutions can be integrated into daily practice patterns with less friction, thus speeding up adoption as well as avoiding commoditization and allowing health systems, clinics and physicians to differentiate themselves in market based on their brand and how they practice.

Cloudbreak offers an expanding suite of telehealth use cases which are delivered upon multi-year recurring revenue contracts that have both a fixed minimum with upside attributable to usage-based fees. Its client base spans the entire healthcare continuum including hospitals and health systems, federally qualified healthcare clinics (FQHCs), urgent care centers, stand-alone clinics and medical practices, as well as, employers and schools.

Global Telehealth—International

UpHealth Holdings’ international Global Telehealth offerings are delivered by Glocal, which aims to deliver comprehensive primary care and specialty consultations for a fraction of the cost today. Glocal uses its technology architecture and onsite digital dispensaries and clinics to deliver highly effective care that can serve vulnerable rural and dense urban centers, while also meeting the needs of more affluent communities.

Glocal has used a three-pronged strategy to refine and execute its care delivery. First, it has implemented a lean design approach, thinking through de novo the intervention, process and infrastructure for care and removing non-value add steps that do not directly affect healthcare delivery or outcomes. Second, Glocal has employed evidence-based medicine, including only interventions that have evidence of effectiveness. Third, it has leveraged technology, including IoT and artificial intelligence, to improve diagnosis and management of diseases and to automate standard clinical processes to reduce costs and errors.

The Digital Dispensary/clinic solution has earned the UN Health Innovation Exchange Public Appreciation 2020 Award, the World Economic Forum 2020 Schwab Foundation Social Entrepreneur Award and the Frost & Sullivan Indian Telemedicine Customer Value 2020 Leadership Award.

Glocal’s spectrum of offerings can be grouped into three major components:

1.

Its digital primary care offerings, which feature digital health applications combined with physical IoT devices to deliver care. The digital health interface for patients and providers is driven by its HelloLyf App, a virtual on-demand clinic for identifying patients and automated TeleCRM. Glocal has also developed LitmusDx, a clinical decision support system for differential diagnosis, investigation and treatment protocols. LitmusDx is cloud-based, regularly updated and cross-checked to ensure the latest in evidence-based protocols. It is a semantic-based engine for accurate differential diagnosis covering over 960 diseases, 8,000 symptoms, 11,000 signs, 300 risk factors and 450 parameters. Over 440 treatment protocols are referenced, covering most diseases, and it has stored more than 50,000 prescription brands covering over 6,500 formulations. Lastly, it references more than 20,000 drug precautions which cover contraindications, drug interactions, adverse reactions and food & alcohol interactions to reduce medical errors.

2.

Glocal’s Digital Dispensaries, HelloLyf CX, are carefully engineered to deliver critical healthcare services in hard to reach locations where access to primary care and complementary services is constrained. It requires only about 250 sq. ft. of rented or owned space. It needs only nurses, while doctors are available virtually. It is a one-stop-shop where almost all tests can be done, all kinds of doctors accessed and medicines are dispensed.

Within each digital dispensary is Glocal’s LitmusMx, a primary health terminal with remote examination and instant diagnostics capabilities, and LitmusRx, an automated medicine dispenser that provides access for patients in remote cities and towns. LitmusMx accommodates a wide range of primary and emergency healthcare needs within a remarkably compact device. It facilitates a medical examination via a digital stethoscope, fetal Doppler, dermatoscope, Otoscope, Laryngoscope, and Nasalscope, in addition to taking blood pressure, temperature and other vitals.

LitmusRx is a remote controlled dispensing unit that electronically controls drug dispensing, scalable up to 120 SKUs. A prescription generated by the physician is automatically dispensed by the machine, designed to reduce medical errors around branding and dosage. LitmusRx also performs real-time inventory management, removing the need for manual audits and automating supply chain order levels.

3.

Glocal’s acute care hospitals have been designed and set up as eleven modular hospitals, each with a three-bed ER, twenty-bed ICU, four operating theatres (including one with Laminar Air Flow systems, 4Slice CT Scan, X Ray, Echo, Color Doppler, and Ultrasound), treadmill stress testing, two to four dialysis units, a complete clinical lab, pharmacy, general ward beds, and private rooms. These compact hospitals are compliant with local clinical establishment code norms, infection control systems, medical gas pipeline, national building codes and green building norms. They focus on all acute cases like trauma, neuro trauma, pacemaking, thrombolysis, acute surgeries, medical emergencies and also routine surgeries.

Delivering solutions in India, Southwest Asia, and Africa, Glocal offers virtual and local care spanning the continuum, delivering upon multi-year recurring revenue contracts that have both a fixed subscription component and volume-based revenue. These markets consist of billions of people representing rapid expansion opportunities. End markets include government ministries, payors and stakeholders managing at-risk patient populations where access to care is a challenge.

Digital Pharmacy

The Digital Pharmacy business will be powered by Innovations Group through MedQuest Pharmacy, a full-service retail pharmacy that is licensed in all 50 U.S. states and the District of Columbia. It delivers both compounded and legend drugs, and is capable of either serving as a retail or national fulfillment center, as a personalized medication administration partner with prescribers, and as a lifestyle wellness direct-to-consumer offering. Its proprietary software and operating system, eMedplus, is EPCS Certified by the DEA and provides prescribers with a full-service prescription management system.

Also under the Innovations Group suite of services is Worldlink Medical, Inc., Medical Horizons, Inc., and Pinnacle Labs, Inc. (“MedQuest Testing Services”). Worldlink Medical, Inc. is the educational services arm of Innovations Group, providing CME educational courses accredited as a joint provider through the Accreditation Council for Continuing Medical Education (ACCME). Medical Horizons, Inc. specializes in customized formulations and contract dietary supplement and nutraceuticals manufacturing as an own label distributor with its brand NUTRAscriptives, as well as other brands. Its turnkey solutions include label design, printing and application; custom packaging; daily packs; a selection of capsule sizes and colors; and convenient auto-reorder services. It features a staff of experts that is committed to excellence and outstanding customer service. MedQuest Testing Services focuses specifically on facilitating diagnostic testing between lab companies, patients, and providers.

MedQuest Pharmacy is accredited and recognized by the Accreditation Commission for Health Care (ACHC) and its Pharmacy Compounding Accreditation Board (PCAB), among other high-quality providers and suppliers. MedQuest Pharmacy has achieved this elite level of quality by exceeding standards set by national accreditation bodies and quality-centered organizations. Having invested approximately $3,800,000 in facility expansion, it is poised for growth with new capital directed to developing new product lines (such as dermatology products) and expanding its testing services with new and existing lab companies and relationships. In addition, eMedplus, MedQuest’s proprietary software and operating system, became Surescripts certified (Superscripts process to validate that the software meets certain industry standards related to sending and receiving electronic messages and that it is providing open choice for medication selection and dispensing location) in January 2020, allowing any user of the Surescripts platform to prescribe medications dispensed by MedQuest Pharmacy. Under an agreement between MedQuest Pharmacy and Surescripts, MedQuest Pharmacy pays Surescripts a nominal fee for certain messages (e.g., new prescriptions or refill requests) sent through the Surescripts system. The majority of MedQuest’s Pharmacy’s prescriptions, however, are dispensed through eMedplus or mailed, verbal, or faxed orders.

MedQuest Pharmacy’s direct pharmacy capabilities offer direct-to-patient shipping of both manufactured and compounded drugs. MedQuest Pharmacy has relationships with both prescribers and patients and filled an average of approximately 850 prescriptions per day in 2020. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. The business model is driven by cash-pay and prescription volume-based revenue generated by physician electronic prescription order entry, as well as traditional prescriber-patient-pharmacist interactions, mailed, verbal and faxed orders.

Tech-Enabled Behavioral Health

Our Behavioral Health business is anchored by TTC Healthcare and BHS, two high-quality, evidence-based behavioral health and substance abuse providers rapidly innovating in the virtual care space. While TTC Healthcare and BHS today operate largely independently, work is underway to integrate the substance abuse treatment expertise of TTC Healthcare with the adult behavioral health services of BHS to form a comprehensive model of care ready to scale to a national level.

We believe we are positioned to leverage the technology solutions found in the other divisions to reshape how behavioral and substance abuse care is delivered in the future. Examples include the full integration of the telehealth consult solution by Cloudbreak and the personalized medication regimens available through

MedQuest Pharmacy. In addition, our physician-led clinical models have proven successful in growing a panel of providers which is critically important in the largely underserved and understaffed field of mental health.

TTC Healthcare’s treatment facilities are licensed by the Florida Department of Children and Family Services (DCF) and the Florida Agency for Healthcare Administration (AHCA), and maintain the industry’s most widely acknowledged accreditation by the Joint Commission. TTC Healthcare offers a complete continuum of care from our detoxification services, residential care, Partial Hospitalization Programs (PHP), intensive outpatient (IOP) and outpatient programs (OP). During the COVID-19 pandemic, outpatient programs have transitioned to a majority of visits that are virtual.

The Partial Hospitalization Program is a full day of clinical treatment in a structured environment, while the client is living in supportive housing that offers 24-hour supervision, nursing services, and an on-call therapist. PHP is an opportunity for the client to experience more structured clinical care, addressing their primary and secondary issues and diagnoses. Clients are able to attend 12-step or mental health support groups in the evenings as well as enjoy activities and recovery events on the weekends. Much like TTC Healthcare’s other treatment programs, each client has an individualized treatment plan that is unique to their needs and recovery goals.

An Intensive Outpatient Program is a transitional level of care where the client begins to reintegrate into normal life with less therapy time, but still with the full support of TTC Healthcare staff. Clients will collaborate with their therapists and peers on the best recovery practices and how to deal with triggers in the real world. How long a client participates in an intensive outpatient program varies depending on the needs of each individual and allows for a treatment schedule to be customized, fitting with the clients’ lives outside of treatment.

The Outpatient Program offers limited counseling sessions for clients on a weekly basis. Those who participate in the outpatient program live at home or in some type of sober living housing, which is one of the main differences between outpatient and inpatient care. The services offered are very similar, but the time spent in therapy sessions is less in outpatient care.

Finally, Medication-Assisted Treatment (MAT) involves a pharmacological approach to treating addiction,

primarily addiction to opioids, including heroin and prescription narcotics. These medications reduce the difficult physical symptoms surrounding withdrawal and help the individual remain engaged in treatment. MAT programs that combine medication, counseling and therapy are largely considered one of the strongest evidence-based modalities to combat addiction. This type of treatment ultimately complements an abstinence-based program. The recommendation for MAT is based on a thorough and individualized assessment of the person in treatment and their specific needs. Supportive medications can be a highly effective treatment model for opioid use disorders.

BHS is a Missouri-based mental health practice consisting of over fifty psychiatrists, nurse practitioners, psychologists and other mental health providers in four physical locations. BHS providers work in collaboration with multiple area hospital systems (both in leadership and clinical positions) to provide and direct inpatient treatment. BHS offers in-office, virtual, and in-patient treatment to an average of over 7,000 unique patients per month. 95% of outpatient and post-acute care consults are provided in a virtual manner since the COVID-19 outbreak. Common conditions treated by BHS practitioners include depression, bipolar disorder, attention disorders, schizophrenia, substance use disorders, posttraumatic stress disorder, Alzheimer’s disease and related disorders as well as personality disorders.

BHS providers are all state-licensed and most of its physicians are board-certified and provide comprehensive psychiatric treatment utilizing psycho-pharmacology, evidenced based psychotherapy as well as somatic treatments like Trans-Cranial Magnetic Stimulation and Electro-Convulsive Therapy. The variety of provider disciplines available within BHS allows for ready collaboration and consultation between practitioners.

BHS has established its own pharmacy service which specializes in psychiatric medications and the unique needs of these patients from both a clinical and payor perspective. This pharmacy is able to function efficiently from both its physical location as well as a virtual provider. Plans are to further integrate this service with the broader digital Pharmacy capabilities found in MedQuest Pharmacy.

Given the idiosyncratic nature of behavioral health reimbursement and credentialing BHS established its own in-house billing department (Reimbursement Solutions) several years ago. This has allowed for both more efficient payment for BHS clinicians and has also provided a billing service that has been successfully marketed to outside practices. This capability is available to leverage for third-party billing services across the divisions and companies.

The COVID-19 pandemic accelerated BHS’s plans to offer virtual visits and at this juncture the vast majority of patient encounters are being performed virtually. While the transition to virtual treatment had long been anticipated the pandemic led to BHS’s adoption of this format literally overnight. The flexibility of this new treatment format has been well received by both clinicians and providers. Virtual provision of psychiatric care has allowed an expansion of BHS’s patient base both from individuals as well as in long term care settings.

Product Integration Roadmap

A strategic product roadmap has been developed with the aim of further unifying the various products and services.

A unique competitive advantage is that customers will be able to access an increasingly unified platform of services and technologies while also focusing in one or more strategic markets such as Integrated Care Management and Digital Pharmacy with best in class solutions.

Operations

Our principal executive offices are located in Delray Beach, Florida. We also have centers of operation in California, Missouri and West Bengal, India, and following the closing of the Business Combinations, in Ohio and Utah. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion.

Our leadership team is comprised of industry experts and innovators with extensive healthcare, technology, and organizational knowledge. Our leaders have decades of experience founding, building and successfully scaling private and public companies. Our Board of Directors is co-chaired by UpHealth Holdings founder and current Executive Chairman, Dr. Chirinjeev Kathuria, who is by GigCapital Global Executive Chairman and Founding Managing Partner, Dr. Avi Katz. We are led by CEO’s Ramesh Balakrishnan and COO Al Gatmaitan. Our Integrated Care Management, Global Telehealth, Digital Pharmacy and Behavioral Health capabilities will continue to be led by the executive officers of the businesses that will comprise them. Key corporate services such as finance, human resources, sales, marketing and research and development will align under our leadership team.

As of December 31, 2020, (a) UpHealth Holdings had 279 employees, including 257 full-time employees, and 22 contractors, (b) Cloudbreak had 597 employees, including 170 full-time employees, and 427 contractors, (c) Innovations Group had 112 employees, including 92 full-time employees, and no contractors, and (d) TTC Healthcare had 189 employees, including 182 full-time employees, and 7 contractors, and (e) Glocal had 1,034 employees, including 254 full-time employees, and 780 contractors.

Key Performance Indicators

As a digital health technology and tech-enabled services company, we will measure several key performance indicators across our platform related to adoption and utilization by users. We believe that the following KPIs will impact our ability to improve the health of patients and help to inform how we manage operations:

•	Number of lives

Our mission is to transform care delivery and support healthier individuals and communities. We believe that our digital health technology and tech-enabled services supports this mission by empowering providers to deliver coordinated, personalized, affordable, and effective care globally to improve health outcomes. The number of lives served globally helps to assess our performance managing to that mission as well as our potential impact on the broader healthcare market.

•	Number of care venues

We believe that the number of care venues using our platform globally is an indicator of future revenue growth because we derive meaningful revenue from consultation, diagnostic and medication dispensing fees as well as device utilization in the care venues we serve. These venues also provide a base footprint unto which we can provide other products and services across our platform. A care venue represents a distinct physical location of a medical care site, hospital, or health system.

•	Number of prescribers and prescriptions filled

MedQuest Pharmacy filled an average of approximately 850 prescriptions per day in 2020. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. As a valued partner to prescribers, we believe both measures provide good insight into the level of penetration into the prescriber community.

•	Number of digital and virtual encounters globally

Because our service and utilization revenue will generally increase with the number of consultations, we believe the number of global (domestic and internationally) consultations provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We define core consultations as encounters as patients and provider utilizing our core services, including digital encounter teleconsults, and onsite consults.

We believe our operational performance will drive our financial results, which will be evaluated at the corporate and divisional level. Our key financial metrics to which we manage include bookings, revenue, EBITDA, and operating margin. As we expand our role as a partner for key stakeholders in the practice of digital health, we anticipate developing a set of shared performance indicators, such as impact on total cost of care, functional health of members and targeted populations and satisfaction level of the care experience by providers, customers, and payors.

Growth Opportunities

UpHealth Holdings has proven solutions with significant revenue and customer momentum, as well as numerous opportunities to achieve synergistic growth. Leading this transformational effort is an executive team, with world class academic and operational pedigrees, confident in their ability to lead change at the forefront of healthcare delivery. In addition to executing on the organic growth initiatives of each of the business lines, there are numerous synergistic opportunities ongoing as well as de novo product launches planned near-term.

Below are the levers through which we believe UpHealth will accelerate growth of the platform:

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Implement Executed/Signed Contracts. The companies that make up the Global Telehealth and Integrated Care Management lines have won meaningful contracts in 2020 that are expected to drive substantial new revenue in 2021 and beyond. Internationally, Glocal won contracts in Mali, Congo, Tanzania, Ghana, Ivory Coast, and Madhya Pradesh (India), which are expected to drive $154,200,000 in new revenue between 2021 and 2022. Domestically, Cloudbreak continued to expand its reach across U.S. health systems, with recent large and yet-to-be implemented wins at Yale New Haven Health, UCSF, and UCLA, resulting in approximately $6,000,000 in annualized bookings. Our Integrated Care Management business, which signs initial multi-year contract terms with sticky recurring revenue and annual renewals, has won and will implement $8,000,000 in new and expansion contracted revenue in 2021.

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Drive New Bookings. The Global Telehealth and Integrated Care Management companies are involved in late-stage negotiations with health systems and government ministries to expand both domestically and internationally. We will continue to pursue these opportunities and leverage the strength and breadth of our combined platform to drive continued bookings growth. Additionally, several of our businesses have historically scaled conservatively and profitably, with minimal investment in sales and marketing. As a combined entity, we expect to meaningfully increase our investment in our go-to-market functions to capitalize on both synergies across the platform as well as take advantage of the accelerated adoption of telehealth and interest of the associated benefits for healthcare organizations.

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Explore Synergistic Opportunities with Existing Clients. UpHealth provides a suite of products across the continuum of care for any entity managing complex patient populations. This allows UpHealth to become a strategic partner for health systems, government entities, and plans, providing services from integrated care management to digital pharmacy capabilities. We are positioned to offer the market a unique, multifaceted and integrated approach to processes, services and technologies spanning the continuum of care, creating a number of synergies across our businesses. As a customer uses UpHealth’s available solutions, the platform will be able to further utilize its growing network and dataset to help provide even better care to a greater population. For example, UpHealth’s care management, behavioral health and digital pharmacy capabilities now have the opportunity to leverage the 1,800+ U.S. healthcare venues that are currently utilizing the Company’s domestic telehealth services.

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Product, Service and Partner Expansion. Innovation leading to new products and services are continuously and intentionally planned. In 2021, MedQuest Pharmacy’s full-service compounding and retail Digital Pharmacy plans to add new lines of specialty focus such as dermatology, and Medical Horizons also plans to launch Pure Collectives, an e-commerce platform to allow providers to sell Medical Horizons’ nutraceutical supplements line to their patients. Additionally, our Behavioral Health capability plans to roll out Intensive Outpatient (IOP) services nationally. Innovative features of our International telemedicine digital dispensary and AI-guided-evidence-based care solution will be reengineered to enable introduction into U.S. and other developed international markets. Cloudbreak will continue to roll out specific teleconsult applications beyond telepsych and telestroke. Each of these initiatives are expected to provide meaningful revenue opportunities.

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Strategic Acquisition. We plan to supplement our organic growth strategy with select acquisitions to increase market share across our current capabilities, accelerate entry into new capabilities and expand offerings into new end markets. We plan to be strategic with respect to building our existing capabilities within the four core markets and channels. We will continue to evaluate and, where strategically appropriate, pursue acquisition opportunities that are complementary following the consummation of the Business Combinations.

Competition

The markets in which we participate are highly competitive, with increasing competition from new entrants and expansion by existing competitors. We view as our competitors those companies that currently, or in the future will, (i) develop and market digital health technology (devices and systems) or (ii) provide telehealth and expert medical services, such as the delivery of on-demand access to healthcare. Competition for developing and marketing digital health technology and the provision of telehealth focuses on, among other factors, technology, breadth and depth of functionality, range of associated care delivery services, operational experience, customer support, size of customer base, and reputation. As we have indicated, our platform operates across four major markets (Integrated Care Management, Global Telehealth, Digital Pharmacy, and Tech-enabled Behavioral Health) and our key competitors span those markets. Key competitors in the integrated care management sector include Health Catalyst, PointClickCare/Collective Medical, Medecision, ZeOmega, and MedHOK. Key competitors in the provision of telehealth and expert medical services domestically include Teladoc, AmWell, and SOC Telemed. Key competitors in the delivery of telehealth internationally include WeDoctor, Practo, and Doctolib. Key competitors in the Digital Pharmacy sector include Capsule, HIMS, Ro, Amazon, and CVS/Aetna. Key competitors in the Tech-Enabled Behavioral Health sector include Ontrak, Quartet Health, and Lyra Health.

In the health system market, electronic health record (“EHR”) companies could be considered competitors, but many have chosen to partner with the US-based telehealth offering by Cloudbreak and integrate Cloudbreak’s capabilities into their own products. Other companies have chosen to partner with Cloudbreak to embed its telehealth functionality within their EHR. Competition also comes from large communications software companies who offer an entry-level priced and simplified offering for telehealth. Newer competitors include companies who provide asynchronous chat communications. Competition may also increase from large technology companies that may wish to develop their own telehealth solutions, as well as from large retailers that seek to digitize their healthcare integrated offerings. With the emergence of COVID-19, we have also seen increased competition from consumer-grade video solutions. We believe that the breadth of our existing and planned client ecosystem, the depth of our technology platform, and our business-to-business focus on promoting existing healthcare brands and integrating freely with multiple platforms increases the likelihood that stakeholders seeking to develop telehealth solutions, both within and outside of healthcare, will choose instead to collaborate with us.

We expect to face intensifying competition from existing competitors in our particular capabilities, platforms looking to broaden their services offerings, and new entrants that introduce digital health services and software platforms or other technology. We currently face competition from a range of point solutions, including specialized software providers that are continuing to more deeply integrate their technology with care delivery services. In addition, large, well-financed healthcare providers have in some cases developed their own telemedicine services and technologies and may provide these solutions to their patients at discounted prices.

The principal competitive factors upon which we compete include:

•	consumer/provider/patient user acceptance, satisfaction and utilization;

•	continuous innovation of technologies and services, including an integrated platform that unifies the users’ experiences;

•	effectively building a brand and reputation;

•	building interoperable platforms that can connect with legacy enterprise and integrated care network infrastructures;

•	integrating into the workflows and processes of providers, payors and government entities;

•	reducing care delivery costs across multiple stakeholders;

•	enabling a suite of digital health tools from within existing customer workflows;

•	depth of expertise in care delivery of varying acuity, technology, sales and service;

•	scalability of our business models; and

•	operational execution abilities.

We believe that we are uniquely positioned on the basis of these factors and that the offerings of competitors do not comprehensively address the needs of key stakeholders across our key markets, or fail to do so at scale.

Competitive Advantage

We bring a set of attributes to market that we believe will continue to differentiate us across our major stakeholders and end markets. While there have been a number of recent innovations across one-off point solutions aimed at solving specific pain points, we believe they tend to lack a comprehensive approach to addressing broad challenges across the care continuum, and thus fail to fully solve healthcare disparities for all stakeholders. What is required is a combination of innovative technologies and technology-enabled services that are integrated within the workflows and core operating systems of payors, providers, and patients. We believe that the digital health platforms that thrive long term will be those that enable a hybrid model of care delivery, enhancing onsite care settings with an integrated digital infrastructure that provides virtual care access and engagement while also coordinating and connecting both community and clinical care teams within defined populations.

An Integrated Global Digital Health Platform Addressing Critical Market Needs

We will operate in the healthcare landscape across four large and high growth digital healthcare markets, providing a comprehensive care hub across multiple care settings. We aim to reshape healthcare delivery through integrated offerings that unite the healthcare ecosystem, enabling the “practice” of digital health. Together, these advancements are leading to a convergence of people, information, technology, and connectivity that improve healthcare and health outcomes through a more coordinated, data-driven, and personalized care experience. We seek to deliver on our vision of providing a guided care experience for patients and providers that is frictionless, engaging, and easy to use.

As we work to successfully integrate our platform, we believe Our combined set of services and capabilities will address many needs for patients, health systems and payors unmet by point solutions. We believe patients will value a more convenient care experience plus their entire care story in one place, enabling whole-person care. Health systems are presented with the entire picture of care coordination across the system plus the entire ecosystem of post-acute and socially, enabling team-based care. Payors will realize a comprehensive suite of digital services and a bridge platform between their claims processing systems and the broader ecosystem, providing the connectivity and intelligence needed for effective management of members’ costs and outcomes.

We will simplify how providers care for patients, putting a full care continuum at their fingertips 24/7, and enabling local healthcare systems to build their integrated digital health strategy from a single point of entry like an iPad or personal phone. Our partners/customers are at different points on the spectrum of digital transformation and we meet them where they are on their transformation journey, paying particular attention to reshaping existing workflows internally and across multiple stakeholders. We believe this experience can only be provided seamlessly via integrated, coordinated care teams that rely on AI data driven analytics and support.

Expansive Reach across Domestic and International Markets

We are a global company, doing business in several geographies. As a result, we are not overexposed to the risks associated with any one country. Our roots are strong in North America, with our international base in India allowing us to target other high-growth areas internationally.

Domestically, we will have an expansive reach across more than 1,800 health care venues spanning the U.S. Our Integrated Care Management capabilities also provide a platform with advanced analytics and data insights for health plans, health systems (such as L.A. Care and Alameda County), government agencies, and community organizations across the U.S. Meanwhile, MedQuest Pharmacy’s Digital Pharmacy is licensed to ship to all 50 U.S. states and the District of Columbia and has cultivated considerable relationships with members of U.S. Congress as a leading voice for the compounded pharmaceutical industry. The overall platform has significant domestic reach across many facets of the U.S. healthcare industry.

Internationally, our Global Telemedicine capabilities are spreading rapidly. We saw significant contracts signed in 2020 across Africa, as well as further growth within India. The projected number of digital health encounters and virtual consults are expected to approach 10,000,000 by 2022. Glocal’s modular approach to primary care delivery in vulnerable communities in both rural and urban settings has driven strong interest from national health ministries and other organizations delivering care to areas with populations who have historically been subject to inequitable access of healthcare services. Leveraging our global footprint, we can continue to spread knowledge and insights gained in one area to our entire network, enabling more effective care in all parts of the world.

Below illustrates the reach across health systems, health plans and government ministries:

A Diverse Management Team of Industry Leaders

Our management team is made up of entrepreneurs and founders who have dedicated their lives to solving specific healthcare issues in the world today. We believe that this diverse group of leaders is uniquely equipped to lead the movement in reshaping care delivery to the “practice” of digital health which can improve global healthcare delivery. Continuous innovation, effective operations at scale, deep industry and technical knowledge combine to bring to life our vision of healthcare better for all.

Research and Development

Our ability to continue to differentiate and enhance our platform depends, in large part, on our capacity to continue to introduce new services, technologies, features, and functionality. Our founders as well as our executives and various employees have significant involvement in the development of new products. In addition, we utilize certain third-party development services to perform application development. We focus our research and development spend on developing new products and further enhancing the usability, functionality, reliability, performance and flexibility of our existing platform and products.

Facilities

Our principal executive offices, which we lease, are located at 14000 S Military Trail, Delray Beach, Florida 33484. We also have centers of operation in California, Ohio, Missouri, Utah, and West Bengal, India. With the exception of certain properties in India that are owned by Glocal, we lease all of our properties. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion.

U.S. Government Regulation

Our existing and planned operations are subject to comprehensive U.S. federal, state and local and international regulation in the jurisdictions in which we do business. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and regulations continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare, data privacy and security, and medical practice laws and regulations. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.

In response to the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability and accessibility of telehealth services. For example, many state governors issued executive orders permitting out-of-state physicians and other health care professionals to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure process so long as they hold a valid license in another state. In addition, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to telehealth services by, among other things, expanding coverage for telehealth services, removing geographic restrictions and originating site requirements, permitting the waiver of patient copayment responsibilities that may hinder access, allowing reimbursement for services performed by out-of-state providers, waiving federal responsibilities that may hinder access, waiving federal restrictions on the prescribing of controlled substances via telehealth, and eliminating prior authorization requirements. It is uncertain whether these COVID-19 related regulatory changes will remain in effect beyond the current public health emergency. However, there have been several developments that suggest at least some of the temporary measures may be extended, including an August 2020 executive order issued by President Trump that instructed the Department of Health and Human Services to review the temporary telehealth measures, particularly with respect to patients in rural areas and propose extensions and to review recommendations made by the Taskforce on Telehealth Policy, which, among other things, recommended eliminating unnecessary restrictions on telehealth across state lines, lifting restrictions on originating sites, and allowing telehealth for various types of clinicians and conditions, and the Calendar Year 2021 Physician Fee Schedule Final Rule issued by the Centers for Medicare and Medicaid Services in December 2020 that added more than 60 services to the Medicare telehealth list that will continue to be covered beyond the end of the current public health emergency (“PHE”) period.

Coverage for telehealth services by commercial payors vary, depending on the individual plan. We believe that a return to the status quo would not have a material negative impact on any commercial agreements we have entered into during 2020. Each of these agreements has a defined term and virtually none allow for immediate termination for convenience by the customer in question. For many health care companies engaging in telehealth, the most significant potential concern about returning to the status quo is reinstatement of certain Medicare rules and restrictions that limit reimbursement for telehealth visits provided to Medicare beneficiaries, such as limitations on the types of services covered and restricting telehealth coverage and reimbursement to only certain patients in rural areas. Significantly, the Centers for Medicare and Medicaid (“CMS”) added certain services to the permanent Medicare telehealth list to be reimbursed beyond the end of the PHE. However, permanent Medicare telehealth reimbursement beyond the PHE is limited to beneficiaries in rural areas located in a medical facility. Though COVID-19 waivers temporarily removed the rural and originating site limitations, CMS does not have statutory authority to pay for telehealth to beneficiaries outside of rural areas or to beneficiaries located in their homes (with some exceptions). Thus, for telehealth reimbursement to expand to non-rural beneficiaries beyond the PHE, legislative intervention would be needed to permanently expand telehealth reimbursement.

Telehealth Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, mitigating potential conflicts of interests, operating policies and procedures and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth is unclear, evolving and subject to differing interpretation. Many states have specific statutes and regulations addressing provision of medical care via telehealth modalities and requirements that must be met to do so. Generally, the services provided must fall within the scope of practice for the licensed professional per the particular state’s board licensing rules and regulations, and the same standard of care needs to be met as required for in-person care, and physicians must obtain informed consent from patients to the care provided and the virtual setting.

Physicians who provide professional medical services to a patient via telehealth must, in most instances, hold a valid license to practice medicine in the state in which the patient is located. We have established systems for ensuring that our affiliated physicians are appropriately licensed under applicable state law and that their provision of telehealth to our clients occurs in each instance in compliance with applicable rules governing state licensing requirements. Failure to comply with these laws and regulations could result in licensure actions against the physicians, our services being found to be non-reimbursable by payors, or prior payments being subject to recoupments and can give rise to civil, criminal or administrative penalties.

Generally, physicians providing services through telehealth must also use HIPAA-compliant technology. During the PHE, the Office of Civil Rights (“OCR”) is using discretion in collecting penalties for good faith use of telehealth, even if the services are not provided through a HIPAA-compliant secure platform. Thus, HIPAA compliance as related to the telehealth platform is less of a concern during the PHE but will be required long-term. Certain types of technology, such as audio-video synchronous technology, may be required for compliance with state laws and reimbursement depending on the type of service and the payor.

Pharmacy Laws and Regulations

MedQuest Pharmacy’s pharmacy business is subject to extensive federal, state and local regulation. Pharmacies, pharmacists and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians and other healthcare professionals; packaging, storing, distributing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the FDA, state boards of pharmacy, the U.S. Consumer Product Safety Commission and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The United States Postal Service (the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The U.S. Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations.

Corporate Practice of Medicine Laws in the U.S.; Fee Splitting

The companies that are now part of UpHealth contract with physicians or physician-owned professional associations and professional corporations to provide them and their patients with access to our platform. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of medicine by lay entities or persons and that are intended to prevent unlicensed persons from interfering with or influencing a physician’s professional judgment. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities that may be performed by unlicensed individuals or entities and perceived as impacting the clinical decision-making of licensed professionals such as scheduling, policy and procedure development, contracting, setting rates and the hiring and management of clinical personnel may implicate the restrictions on the corporate practice of medicine. Similarly, certain compensation arrangements between licensed professionals and unlicensed individuals and entities can implicate state fee-splitting prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties.

State corporate practice of medicine and fee splitting laws and rules vary from state to state and are not always consistent across states. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Federal Stark Law

We are subject to the federal Physician Self-Referral Law, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare or Medicaid patients for “designated health services” such as laboratory and radiology services that are furnished at an entity if the physician or a member of such physician’s immediate family has a “financial relationship” (including an ownership interest or a compensation arrangement) with the entity, unless an exception applies. The Stark Law also prohibits the entity from billing Medicare or Medicaid for such designated health services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act (described below). The statute also provides for a penalty of up to $172,137 for a circumvention scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of various healthcare fraud and abuse statutes, including the Stark Law, can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is a broadly worded, intent-based federal criminal statute that prohibits the knowing and willful offer, payment, provision, solicitation or receipt of any form of remuneration, directly or indirectly, in cash or in kind, in return for, or to induce, (i) the referral of a person for the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other federal health care programs or (ii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal health care programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations of the Federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines of more than $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in the federal health care programs, including Medicare and Medicaid. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common industry practices from prosecution, the exceptions and safe harbors are narrowly drawn, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. However, the failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute.

Although we believe that our arrangements with physicians and other referral sources comply with current law and available interpretative guidance, as a practical matter, it is not always possible to structure our arrangements so as to fall squarely within an available safe harbor. Where that is the case, we cannot guarantee that applicable regulatory authorities will determine these financial arrangements do not violate the Anti-Kickback Statute or other applicable laws, including state anti-kickback laws (described below).

Federal False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act, which imposes civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment to a federal health care program or knowingly making using or causing to be made or used a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government. Federal False Claims Act actions can be initiated not only by the government but also through civil whistleblower or qui tam lawsuits. Penalties for False Claims Act violations include fines ranging from $11,665 to $23,331 for each false claim or statement for penalties assessed after June 19, 2020, with respect to violations occurring after November 2, 2015, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from federal health care programs. There is also the federal criminal False Claims Act, which is similar to the federal civil False Claims Act and imposes criminal liability on those that make or present a false, fictitious or fraudulent claim to the federal government.

Foreign and State Fraud and Abuse Laws

There are state and foreign law equivalents of the above federal laws, such as the federal Anti-Kickback Statute and the federal False Claims Act. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third party payor, including commercial insurers or to any payor, including to funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any health care benefit program or to obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from federal health care programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact by any trick, scheme or device or making any materially false, fictitious, or fraudulent statement or representations, or making or using any materially false writing or document knowing the same to contain any materially false, fictitious, or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund a known overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with federal health care programs.

In addition, the federal Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to the federal health care programs and employing or contracting with individuals or entities who are excluded from participation in the federal health care programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $20,866 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. Although this prohibition applies only to federal health care program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payors may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts, and statutory or common law fraud.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI in electronic form. Our health system clients, and our health plan clients are all regulated as covered entities under HIPAA. We are a business associate of our covered entity clients when we are working on behalf of our covered entity clients including our affiliated medical groups and also when we are providing technology services to those clients via our telehealth platform.

As a business associate, we are also directly regulated by HIPAA and are required to provide satisfactory written assurances to our covered entity clients through written business associate agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, contractual liability to our clients, and direct action by HHS, including monetary penalties. Violations of HIPAA may result in civil and criminal penalties. The civil penalties include civil monetary penalties of up to $59,552 per violation, not to exceed approximately $1,800,000 for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation), and in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. However, a single breach incident can result in violations of multiple standards. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards for electronic transactions that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we operate and in which our patients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. FTC jurisdiction in data privacy and security cases is concurrent with the Office of Civil Rights’ jurisdiction with respect to HIPAA.

In recent years, there have been a number of well publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we enter into with our clients who are covered entities, we must report breaches of unsecured PHI to our clients following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

International Regulation

Our international operations are subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection (including the EU’s General Data Protection Regulation which became effective in May 2018 across the EU, which would be applicable if we expand our operations into the EU), data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the FCPA, and corresponding foreign laws, including the UK Bribery Act.

The FCPA prohibits offering, promising or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage. We also are subject to applicable anti-corruption laws of the jurisdictions in which we operate. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and the DOJ have increased their enforcement activities with respect to the FCPA. The UK Bribery Act is an anti-corruption law that is broader in scope than the FCPA and applies to all companies with a nexus to the United Kingdom. Disclosures of FCPA violations may be shared with the UK authorities, thus potentially exposing companies to liability and potential penalties in multiple jurisdictions. We have internal control policies and procedures and conduct training and compliance programs for our employees to deter prohibited practices. However, if our employees or agents fail to comply with applicable laws governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions.

We also are subject to regulation by the Office of Foreign Assets Control (“OFAC”). OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. In addition, we may be subject to similar regulations in the non-U.S. jurisdictions in which we operate.

The healthcare industry in India is subject to laws, rules and regulations in the regions where we conduct our business or in which we intend to expand our operations. Given our digital health centers are situated at multiple locations, we are subject to various and extensive local law, rules and regulations relating, among other things, to the setting up and operation of private medical care establishments. Health and safety laws and regulations in India are becoming increasingly stringent in the recent years, and it is possible that they will become significantly more stringent in the future. India is also in the process of and has certain legislation pending regarding increased data privacy.

Intellectual Property

We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in several jurisdictions. In addition, we rely on certain intellectual property rights that we license from third parties and on other forms of intellectual property rights and measures, including trade secrets, know-how and other unpatented proprietary processes and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. These licenses are standard licenses for common, easily replaceable commercial infrastructure. We require our employees, consultants and certain of our contractors to execute confidentiality, agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

Glocal currently has a pending patent application in India and may file for additional patents in India in the future. We do not currently consider any of these patents used in our business to be material to our business. No other subsidiaries have any existing or planned patents. We may continue to submit patent applications for new inventions and ideas we develop as well as monitor competitors in an effort to protect our intellectual property.

From time to time, we may become involved in legal proceedings relating to intellectual property arising in the ordinary course of our business, including oppositions to our applications for trademarks or patents, challenges to the validity of our intellectual property rights, and claims of intellectual property infringement. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

Glossary of Terms

•	ACHC: Accreditation Commission for Health Care

•	Chronic care: providing or concerned with long-term medical care lasting usually more than 90 days especially for individuals with chronic physical or mental impairment

•	CME: Continuing Medical Education

•	Compounded pharmacy: process used to create custom medications from base ingredients for patients

•	Dermatoscope: facilitates the visualization of subsurface skin structures that are not visible to the unaided eye

•	Differential diagnosis: process wherein a doctor differentiates between two or more conditions that could be behind a person’s symptoms

•	Digital healthcare: use of information and communications technologies in medicine and other health professions to manage illnesses and health risks and to promote wellness

•	EMR: Electronic Medical Record

•	EPCS: Electronic Prescriptions for Controlled Substances

•	Evidence-based care: is the conscientious use of current best evidence in making decisions about the care of individual patients or the delivery of health services

•	FCM: Foundation for Care Management

•	FCPA: Foreign Corrupt Practices Act

•	Fetal Doppler: hand-held ultrasound transducer used to detect the fetal heartbeat for prenatal care

•	FQHC: Federally qualified healthcare clinic

•	FTC: Federal Trade Commission

•	HHS: U.S. Department of Health and Human Services

•	HIPAA-compliant: medical processes in alignment with the Health Insurance Portability and Accountability Act of 1996 (HIPAA)

•	Integrated care: Collaboration between health professionals to provide complete treatment to patients and improve overall well-being.

•	Laryngoscope: medical device used to obtain a view of the larynx, a part of the throat

•	Manufactured pharmacy: process used to formulate and create commercially-available drugs

•	Nasalscope: medical device used to look at the nasal and sinus passages

•	OFAC: Office of Foreign Assets Control

•	OIG: Office of Inspector General

•	Otoscope: an instrument fitted with lighting and magnifying lens systems and used to facilitate visual examination of the auditory canal and eardrum

•	PACS: Picture Archive and Communication System

•	PCAB: Pharmacy Compounding Accreditation Board

•	PHI: Protected Health Information

•	PII: Personally Identifiable Information

•

Population health management: refers to the process of improving clinical health outcomes of a defined group of individuals through improved care coordination and patient engagement supported by appropriate financial and care models

•

Post-acute: includes rehabilitation or palliative services that beneficiaries receive after, or in some cases instead of, a stay in an acute care hospital. Depending on the intensity of care the patient requires, treatment may include a stay in a facility, ongoing outpatient therapy, or care provided at home

•	Primary care: care provided by physicians specifically trained for and skilled in comprehensive first contact and continuing care for persons with any undiagnosed sign, symptom, or health concern

•	RPM: Remote Patient Monitoring

•	Specialty consultations: allow a primary care physician to get information from specialists to improve the care of the patient

•	TeleCRM: automated customer relationship management

•

Telehealth: the use of electronic information and telecommunications technologies to support and promote long-distance clinical health care, patient and professional health-related education, public health and health administration.

•	Tele-ICU: the use of health information exchanged from a hospital critical care unit to another site via electronic communications

•	Telemedicine: Telemedicine is the practice of medicine using technology to deliver care at a distance

•

Telepsychiatry: a subset of telemedicine, involves providing a range of services including psychiatric evaluations, therapy (individual therapy, group therapy, family therapy), patient education and medication management

•	Telesitting: new class of clinical monitoring technologies that track patient activity and notify staff of any concerns or emergency situations

•	Telestroke: doctors who have advanced training in treating strokes can use technology to treat people who have had strokes in another location

•	Thrombolysis: also known as thrombolytic therapy, is a treatment to dissolve dangerous clots in blood vessels, improve blood flow, and prevent damage to tissues and organs.

CLOUDBREAK’S BUSINESS

For information about Cloudbreak as incorporated into UpHealth, please see “UpHealth’s Business.”

UPHEALTH HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) the audited consolidated financial statements of UpHealth Holdings as of December 31, 2020 and for the year then ended, and the related notes, (ii) the unaudited consolidated financial statements of UpHealth Holdings as of March 31 2021 and for the three months then ended and the related notes included elsewhere in this prospectus, and (iii) the pro forma consolidated financial information set forth elsewhere in this prospectus. The discussion below includes forward-looking statements about UpHealth Holdings’ business, operations, and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. UpHealth’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” set forth elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and other similar terms refer to UpHealth Holdings and its consolidated subsidiaries before the Business Combinations.

Formation

UpHealth Services, Inc., a wholly-owned subsidiary of UpHealth Holdings, was formed on November 5, 2019, and effectively began operations on January 1, 2020. It was formed for the purpose of effecting a combination of various companies engaged in digital medicine, and commenced negotiations with a number of companies, including those that are discussed below as having been acquired or that are pending acquisition targets of UpHealth Holdings. It became a subsidiary of UpHealth Holdings through a reorganization when UpHealth Holdings was formed on October 26, 2020 as a Delaware corporation. UpHealth Holdings then entered into a series of transactions to develop its business across four primary platforms, as further discussed in “Information about UpHealth” in this prospectus: (a) Integrated Care Management—through its subsidiary Thrasys, Inc. (“Thrasys”); (b) Global Telehealth—through its subsidiary Glocal Healthcare Systems Private Limited (“Glocal”); (c); Digital Pharmacy—through its subsidiary Innovations Group, Inc. (“Innovations Group”), the acquisition of which was completed on April 27, 2021 and (d) Tech-Enabled Behavioral Health—through its subsidiaries Behavioral Health Services, LLC (“BHS”) and TTC Healthcare, Inc. (“TTC”).

Completed Business Combinations

On November 20, 2020, UpHealth Holdings acquired BHS, pursuant to the terms of an Agreement and Plan of Merger between UpHealth Holdings and BHS, in exchange for consideration in the form of a promissory note in the amount of $1,100,000 and shares of UpHealth Holdings. The operating results for BHS for the three months ended March 31, 2021 are included in the UpHealth Holdings financial statements provided with this prospectus. Audited financial statements for BHS have been provided for the period from January 1, 2020 to November 20, 2020. The operating results for BHS for the period after the acquisition through December 31, 2020 are included in the audited financial statements of UpHealth Holdings included in this prospectus.

On November 20, 2020, UpHealth Holdings acquired Thrasys pursuant to the terms of an Amended and Restated Plan of Merger between the parties, in exchange for consideration in the form of a promissory note in the amount of $20,000,000 and shares of UpHealth Holdings common stock. The operating results for Thrasys for the three months ended March 31, 2021 are included in the UpHealth Holdings financial statements provided with this prospectus. Audited financial statements for Thrasys have been provided for the period from January 1, 2020 to November 20, 2020. The operating results for Thrasys for the period after the acquisition through December 31, 2020 are included in the audited financial statements of UpHealth Holdings included in this prospectus.

On January 25, 2021, UpHealth Holdings acquired TTC, which became a wholly-owned subsidiary, pursuant to the terms of an Agreement and Plan of Merger between UpHealth Holdings and TTC, in exchange for consideration in the form of a promissory note in the amount of $12,699,088 and shares of UpHealth Holdings. Subsequent to January 25, 2021, the results of operations of TTC are consolidated with those of UpHealth Holdings in the UpHealth Holdings financial statements. The information set forth below includes only the results of operations and liquidity and capital resources of TTC from January 25, 2021 through March 31, 2021. Audited financial statements for TTC have been provided for the period from January 1, 2020 to December 31, 2020. The unaudited financial statements for TTC have been provided in this prospectus for the period from January 1, 2021 through January 24, 2021.

Glocal is now a controlled (but not wholly-owned) subsidiary of UpHealth Holdings. The acquisition of Glocal by UpHealth Holdings was structured to occur in several steps. The first step concluded on November 20, 2020, when UpHealth Holdings acquired approximately 43.46% of the outstanding equity share capital of Glocal pursuant to the terms and conditions of a Share Purchase Agreement between UpHealth Holdings, Glocal, and certain Glocal shareholders. As part of the second step, UpHealth Holdings made an additional investment into Glocal of $3,000,000 on March 26, 2021, and received shares in Glocal to increase its ownership to approximately 89.4% of the outstanding equity of Glocal. On May 14, 2021, UpHealth Holdings acquired additional shares of Glocal and delivered a certain number of UpHealth Holdings shares and a promissory note as acquisition consideration. After completing this second step, UpHealth Holdings then held 90.4% of the outstanding equity of Glocal. The final steps are expected to occur following the Closing of the UpHealth Business Combination. In the final steps, UpHealth Holdings, as the majority shareholder, will, in conjunction with the remaining Glocal shareholders, take steps to increase UpHealth Holdings’ ownership in Glocal through the acquisition of remaining shares, the issuance of additional shares, and/or any other manner acceptable to UpHealth Holdings and permitted under India law. UpHealth Holdings has continued taking steps to complete the acquisition, and now holds approximately 95% of the outstanding equity interests of Glocal.

UpHealth Holdings accounted for its ownership in Glocal using the equity method from November 20, 2020 through March 25, 2021. Beginning March 26, 2021, the results of operations of Glocal are consolidated with those of UpHealth Holdings. The information set forth below includes only the results of operations, liquidity, and capital resources of Glocal from March 26, 2021 through March 31, 2021. Audited financial statements for Glocal have been provided for the period from April 1, 2019 to March 31, 2020. Unaudited financial statements for Glocal have been provided for the period from April 1, 2020 through march 25, 2021 in this prospectus.

Integrated Care Management

Thrasys Overview

Thrasys provides its customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNetTM,” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs. Thrasys focuses on both the United States and international markets. SyntraNet is offered as a software-as-a-service (“SaaS”) platform. Information, analytics, and applications are delivered to care team members on desktops, tablets, and phones, as needed. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent. The platform includes innovations in a number of areas: application and information models for connected care communities (an extension of multi-tenant architectures), integration and normalization of heterogeneous data sources, configurable software services and open application programming interfaces (“APIs”), advanced analytics and intelligence, scalable workflows and rules, protected health information management, and user interfaces ready for the proliferation of device types and interaction modes.

Key Business Metrics

Revenue

Thrasys derives revenue broadly from the sales of (a) products—with associated license, subscription, and hosting fees and (b) services—largely to implement, configure, and extend the technology, and train and on-board users on the use of the platform and applications.

Licenses Fees. License revenues are typically associated with rights granted to customers to deploy the platform to a certain number of care communities of a certain size, usually measured as the total population of patients that can be included within a care community. License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further performance obligations or ratably over the license term beginning on the effective date of each contract, the date the customer takes possession of the license rights.

Subscription Fees. Subscription fees are recurring fees charged for access to the platform and applications. Subscription fees are typically pegged to a measure of use, such as population size, number of providers, members enrolled in programs, or number of members managed by applications. Subscription fees can grow as customers subscribe to additional application features or launch additional programs. Revenues from subscription fees are recognized ratably over the subscription term.

Services Fees. The majority of Thrasys’ contracts to provide professional services are priced on time and materials basis, whereby revenues are recognized as the services are rendered. In some cases, Thrasys enters into professional services contracts where professional services fees are defined for specific milestones, whereby revenue are recognized upon achievement of the milestones.

Cost of Goods and Services (Excluding Depreciation and Amortization)

Cost of goods and services (excluding depreciation and amortization) for Thrasys include: (a) costs related to hosting SyntraNet in a HIPAA-compliant cloud environment; (b) costs of third-party product licenses embedded with SyntraNet; and (c) costs of a core professional services team. Gross margins for Thrasys’ solutions remain greater than 85%, although it is anticipated these margins will decline as Thrasys builds additional capacity for professional services ahead of the deployment of large projects. Added compliance requirements for security infrastructure is likely to add some additional costs for hosting services. Thrasys also anticipates added costs for third-party licenses that will be added as the scope and footprint of the technology platform expands.

Hosting Infrastructure. Thrasys’ technology and solutions are designed to be agnostic to any particular cloud services provider. Currently, customer environments are hosted through contracts with two cloud service providers. Thrasys anticipates capabilities of cloud service providers to grow, and costs to become increasingly competitive, and will continue to evaluate offerings in the marketplace to determine the optimum mix of security, reliability, scalability, and performance to meet customer needs. Hosting infrastructure costs for Thrasys are related to the number and size of environments deployed for customers and also on the service level agreements (“SLAs”) negotiated with customers. As the average size of customers continues to grow, hosting infrastructure costs are expected to grow as a percentage of revenue.

Third-Party Product Licenses. SyntraNet embeds certain third-party technology components to support some of its technology capabilities. There are multiple vendors for these components, and Thrasys is not dependent on any specific vendor.

Professional Services Team. Thrasys’ professional services team works closely with the product team and is best understood as an “A-team” created to lead showcase implementations. The goal is to keep the professional services team small in order to focus it on deploying reference customers and facilitating the on-boarding and coaching of systems integration partners.

Operating Expenses

Selling, General, and Administrative (“SG&A”) Expenses. Selling expenses include an internal sales and marketing team and contracts with business development consultants to generate and qualify leads. With the UpHealth Holdings merger, the launch of a coordinated marketing campaign, including press releases with customers, to scale visibility and publicity to our technologies and success is expected. General and administrative expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams.

Research and Development (“R&D”) Expenses. Thrasys continues to invest in R&D. The core R&D team consists of a small team of very experienced software developers. Beginning in 2019, Thrasys added considerable capacity to a consulting group with whom it has been working for over ten years. The team, based in Chicago, functions much like the Thrasys internal team. The consulting arrangement allows certain flexibility with costs. Thrasys anticipates bringing the consultant team in-house by mid-2021.

Depreciation and Amortization Expenses. Thrasys’ operations are not capital intensive. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, office equipment, and leasehold improvements. Amortization expense relates to the amortization of intangible assets from the acquisition of Thrasys.

Global Telehealth

Glocal Overview

Glocal is a technology and process-based healthcare platform providing its customer comprehensive primary care and specialty consultations for a fraction of the cost, through telemedicine, digital dispensaries, and technology-based hospital centers. It has pioneered the development of a semantic algorithm and AI-based clinical decision support system called Litmus DX, which helps deliver healthcare through telemedicine on its Hellolyf CX Digital Dispensaries utilizing a telemedicine terminal called Litmus MX and an automated medicine dispenser called Litmus RX, and through Glocal’s smart hospitals. Glocal started its operation in India, but has spread internationally and is now in 10 countries.

Glocal’s model has been tested at a run rate of over a half million patients a year and, if existing contracts are fully implemented, can serve over 10,000,000 patients per year. It has been awarded by the United Nation’s (“UN”) Innovation Exchange (HIEx2020) with the Public Appreciation Award 2020 as a cutting-edge technology to meet the sustainable development goals of the UN. Glocal has more than 1,650,000 customers and business partners worldwide with no single customer representing more than 10% of revenues. Glocal’s customers are located in regions in India, Southwest Asia, and Africa. Glocal generates 85% of its revenue in India and the remainder from Africa and Southwest Asia.

Glocal’s Hellolyf CX Digital Dispensary was selected by United Nations AID (“UNAID”) as a cutting-edge technology solution to reach the UN’s sustainable development goals. Unlike other telemedicine centers seen today, Glocal’s Hellolyf CX Digital Dispensary is an innovative, hybrid, brick-and-mortar center, which provides complete primary and emergency healthcare solutions, such as consultation, confirmatory tests, and medicines, from a single point through the use of two path-breaking technological solutions, Litmus MX and Litmus RX.

Litmus MX is used for recording the vitals of the patient, consultations with a doctor over video conferencing from miles away, and routine card-based point-of-care tests, and also contains a fully automatic biochemistry analyzer, which analyzes 25 blood parameters in 12 minutes. The software may also suggest further investigations. If the doctor agrees, they can order further rapid tests, such as for dengue or malaria, for which kits are available. When the doctor selects a prescription, the machine talks to the dispenser, which delivers the required dosages of the medicines. Theoretically, the algorithm can be fine-tuned to arrive at a final diagnosis and prescription on its own.

Litmus RX is an automated medicine dispensing unit, which dispenses the medicine prescribed by the doctor, while the prescription is being printed. In addition to these solutions is one of the world’s top ten end-to-end Clinical Decision Support System (“CDSS”), named Litmus DX, along with a web interface, named Hellolyf, which integrates practice management with diagnostic algorithms, investigation interpretation, treatment protocols, drug safety checks, and electronic medical records.

Hellolyf.com, Glocal’s web-based telemedicine platform, provides world-class telemedicine solutions, which allows patients anywhere to consult with any doctor safely. The relay and IP addressing is done through STUN and TURN servers.

During the COVID-19 pandemic, Glocal’s innovative solution, Hellolyf CX, has successfully used ultraviolet C light disinfection, acrylic separation, and positive air pressure to create the first line of defense of health workers and patients against all forms of infectious and contagious diseases, including COVID-19.

Glocal’s telemedicine/Digital Dispensaries has been functional in India mainly through the government and are primarily housed in government facilities, which provide services that are free to the beneficiaries. After successful implementation of projects in the Indian states of Rajasthan, Odisha, and West Bengal, Glocal now has won a contract to set-up 550+ Digital Dispensaries in the Indian State of Madhya Pradesh, resulting in a total of 750+ government-placed nodes across India.

Factors Affecting the Industry and Comparability of Results

COVID-19

Glocal’s revenues dipped during COVID-19, particularly during the April to June 2020 quarter, due to a reduction in physical touch points resulting from the lockdowns; however, those stabilized during the July to September 2020 quarter. In addition, between April and December 2020, four of Glocal’s hospitals were requisitioned temporarily by the respective state government for Covid-19 response. The relevant governments are required to compensate Glocal for this period and the impact to revenues, costs and expenses has not been material. Currently, Glocal does not anticipate these or any future requisitions will have a material impact. For the Digital Dispensaries, there has been a delay in shipping orders due to a logistics slowdown. While the contracts are covered by force majeure clauses, the risk of cancellation of contracts has not risen, but revenue growth has been delayed. Glocal’s order book has seen a significant increase which Glocal believes will continue; however, the impact of COVID-19 remains fluid and order fulfillment for Digital Dispensaries may be impacted by continued logistics bottlenecks.

Other matters

Glocal has moved to a revenue-sharing model where it partners in certain places to run and operate hospitals. Glocal is operating four hospitals itself and five hospitals under revenue sharing arrangements.

Glocal is also focusing now on the B2B models where the Hellolyf / Helloyf CX / Digital Dispensaries are sold to B2B partners/customers, who operate them with a revenue-share to Glocal. This results in lower revenues but higher margins.

Key Business Metrics

Revenue

Glocal’s revenue is generated primarily from hospitals, including pharmacy and medicine sales and the sale of Digital Dispensaries, and transaction fees per telemedicine consult.

Cost of Goods and Services (Excluding Depreciation and Amortization)

Cost of goods and services (excluding depreciation and amortization) consist primarily of costs of operating hospitals, including costs for the purchase of medicines, professional/doctor fees, and the cost for Digital Dispensaries.

Operating Expenses

Selling, General, and Administrative (“SG&A”) Expenses. Selling expenses are comprised of compensation and benefits related to Glocal’s sales personnel, travel expenses, and expenses related to advertising, marketing programs, and events. General and administrative expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams.

Depreciation and Amortization Expenses. Glocal’s operations are capital intensive. Depreciation expense relates to the depreciation of building, computer equipment, purchased software, furniture and fixtures, and office equipment. Amortization expense relates to the amortization of intangible assets from the acquisition of Glocal.

Tech-Enabled Behavioral Health

TTC Overview

TTC provides inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. TTC offers a complete continuum of care from its detoxification services, residential care, partial hospitalization programs (“PHP”), and intensive outpatient (“IOP”) and outpatient programs (“OP”). During the COVID-19 pandemic, outpatient programs have been virtual for a majority of visits.

In March 2020, TTC formed Transformations Mending Fences, LLC to provide mental health and substance abuse disorder treatment, including equine therapy, to patients. TTC has an 80% controlling interest in the entity with the remaining 20% interest owned by an unrelated party. Operations began in December 2020, with the admission of the first patient occurring in January 2021.

In addition to inpatient and outpatient substance abuse treatment services, TTC performs screenings, urinalysis, and diagnostic laboratory services, and provides physician services to clients. TTC operates three subsidiaries located in Delray Beach, Florida and one facility in Morriston, Florida. These facilities consist of inpatient substance abuse treatment facilities, standalone outpatient centers, and sober living facilities focused on delivering effective clinical care and treatment solutions.

Key Business Metrics

Revenue

Services. TTC generates revenue primarily through services provided to clients in both inpatient and outpatient treatment settings. TTC bills third-party payors weekly for the services provided in the prior week. Client-related services, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. TTC receives the majority of payments from commercial payors at out-of-network rates. Client service revenue is recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received. A significant or sustained decrease in reimbursement rates could have a material adverse effect on operating results.

Laboratory Testing. TTC provides diagnostic laboratory testing services for its clients, which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. Diagnostic laboratory service revenue is recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received.

Cost of Goods and Services

Cost of goods and services consist primarily of the costs of operating the facilities and professional/doctor fees.

Operating Expenses

Selling, General, and Administrative (“SG&A”) Expenses. Selling expenses consist of costs related to advertising, marketing programs, and events. General and administrative expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams.

Depreciation and Amortization Expenses. TTC’s operations are not capital intensive. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, and office equipment. Amortization expense relates to the amortization of intangible assets from the acquisition of TTC.

BHS Overview

BHS operates through Psych Care Consultants, LLC, BHS Pharmacy, LLC, and Reimbursement Solutions, LLC, wholly-owned subsidiaries of BHS. Psych Care Consultants, LLC is a medical group that has four medical offices located in the St. Louis Metropolitan area (Missouri) and provides psychiatric and mental health services. BHS Pharmacy, LLC provides retail pharmacy services specializing in behavioral health through services, such as medication management, screenings, online portals, and delivery. Reimbursement Solutions, LLC provides billing services for Psych Care Consultants, LLC (which has allowed for more efficient payment for BHS clinicians) and third-party customers. Services include billings, collections, verification of benefits, authorization, and credentialing.

BHS provides its patients and providers with a reliable platform where a provider can address their patients’ needs efficiently with an infrastructure built to support the providers and address patient needs. This infrastructure consists of medical offices placed strategically for the convenience of providers and patients and trained staff to assist providers and patients in the delivery of quality health services that is timely and efficient, provide prescription dispensing for patients that is convenient to maintain compliance, and assist providers with billing and collection services through Reimbursement Solutions, LLC.

BHS has over fifty providers, consisting of eighteen medical doctors, thirteen nurse practitioners, two psychologists, and twenty therapists in four physical locations. BHS providers work in collaboration with multiple area hospital systems (both in leadership and clinical positions) to provide and direct inpatient treatment. BHS’ business is generated by various referral sources developed over the years by BHS providers and their presence in the market for over twenty-five years. BHS offers in-office, virtual, and in-patient treatment to an average of over 7,000 unique patients per month. 95% of outpatient and post-acute care consults have been provided in a virtual manner since the COVID-19 outbreak. Common conditions treated by BHS practitioners include depression, bipolar disorder, attention disorders, schizophrenia, substance use disorders, posttraumatic stress disorder, Alzheimer’s disease and related disorders, and personality disorders.

Key Business Metrics

Revenue

BHS generates revenue by providing psychiatric and mental health services, retail pharmacy services, and billing services. Although the underlying tasks will vary by service and by patient, medical professionals perform inquiries, obtain vital statistics, perform certain lab tests, administer therapy, and provide any additional goods and services as necessary depending on the information obtained.

Cost of Goods and Services (Excluding Depreciation and Amortization)

Cost of goods and services (excluding depreciation and amortization) consist primarily of provider compensation expenses and the cost of pharmaceutical medications sold to patients. Provider compensation expenses include consulting payments to BHS’ healthcare providers, including medical doctors in psychiatry, psychologists, nurse practitioners, and clinical social workers. BHS has adopted an incentive-based compensation plan with provider agreements that compensate the providers based upon a percentage of revenue generated and ultimately collected for services provided. BHS primarily purchases pharmaceutical medications through a large industry distributor with many suppliers, but also purchases some directly from other suppliers.

Operating Expenses

Selling, General, and Administrative (“SG&A”) Expenses. Selling expenses include costs related to advertising, marketing programs, and events. General and administrative expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams.

Depreciation Expense. BHS’ operations are not capital intensive. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, and office equipment. Amortization expense relates to the amortization of intangible assets from the acquisition of BHS.

UPHEALTH HOLDINGS RESULTS OF OPERATIONS

Three months ended March 31, 2021

Operating Results

As of March 31, 2021 and for the three months then ended, UpHealth Holdings’ operating results consist of (1) the results of operations for UpHealth Holdings, Thrasys, and BHS and (2) the results of operations for Glocal and TTC subsequent to the acquisition of those companies, as described above. As of March 31, 2020 and for the three months then ended, UpHealth Holdings’ operating results consist of the results of operations for UpHealth Holdings. See “Unaudited Pro Forma Condensed Financial Information” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus for the result of operations of Glocal and TTC prior to their acquisition by UpHealth Holdings.

The following table sets forth the consolidated results of operations of UpHealth Holdings for the three months ended March 31, 2021 and 2020 (unaudited) (amounts in dollars):

Consolidated results of operations data	Three Months Ended March 31
	2021	2020	$ Change	% Change
Revenue:
Services	$8,137,628	$–	$8,137,628	100%
Licenses and subscriptions	3,657,869	–	3,657,869	100%
Products	1,019,783	–	1,019,783	100%

Total revenue	12,815,280	–	12,815,280	100%

Cost of goods and services (excluding depreciation and amortization):
Services	4,473,255	–	4,473,255	100%
Licenses and subscriptions	497,367	–	497,367	100%
Products	916,218	–	916,218	100%

Total cost of goods and services (excluding depreciation and amortization)	5,886,840	–	5,886,840	100%

Operating expenses:
Selling, general, and administrative	7,293,738	203,125	7,090,613	3,491%
Research and development	1,569,948	–	1,569,948	100%
Depreciation and amortization	904,043	–	904,043	100%

Total operating expenses	9,767,729	203,125	9,564,604	4,709%

Loss from operations	(2,839,289)	(203,125)	(2,636,164)	1,298%
Other income (expense):
Interest expense	(711,017)	–	(711,017)	100%
Gain on consolidation of equity method investment	640,360	–	640,360	100%
Other income (expense), net, including interest income	37,073	–	37,073	100%

Total other expense	(33,584)	–	(33,584)	100%

Loss before income tax benefit	(2,872,873)	(203,125)	(2,669,748)	1,314%
Income tax benefit	406,082	–	406,082	100%

Net loss from before equity method investment	(2,466,791)	(203,125)	(2,263,666)	1,114%
Loss from equity method investment	(560,662)	–	(560,662)	(100)%

Net loss	(3,027,453)	(203,125)	(2,824,328)	1,490%
Less: net income attributable to noncontrolling interests	(77,839)	–	(77,839)	(100)%

Net loss attributable to UpHealth Holdings, Inc.	$(2,949,614)	$(203,125)	$(2,746,489)	1,452%

The following table sets forth the consolidated results of operations of UpHealth Holdings for the three months ended March 31, 2021 and 2020 as a percentage of total revenue:

	Three Months Ended March 31
	2021	2020
Revenue:
Services	63%	–%
Licenses and subscriptions	29%	–%
Products	8%	–%

Total revenue	100%	–%

Cost of goods and services (excluding depreciation and amortization):
Services	35%	–%
Licenses and subscriptions	4%	–%
Products	7%	–%

Total cost of goods and services (excluding depreciation and amortization)	46%	–%

Operating expenses:
Selling, general, and administrative	57%	–%
Research and development	12%	–%
Depreciation and amortization	7%	–%

Total operating expenses	76%	–%

Loss from operations	(22)%	–%

Other income (expense):
Interest expense	(6)%	–%
Gain on consolidation of equity method investment	5%	–%
Other income (expense), net, including interest income	–%	–%

Total other expense	–%	–%
Loss before income tax benefit	(22)%	–%
Income tax benefit	3%	–%

Net loss from before equity method investment	(19)%	–%
Loss from equity method investment	(4)%	–%

Net loss	(24)%	–%
Less: net income attributable to noncontrolling interests	(1)%	–%

Net loss attributable to UpHealth Holdings, Inc.	(23)%	–%

As UpHealth Holdings effectively began operations on January 1, 2020, the numbers presented above are not directly comparable between periods. See “Unaudited Pro Forma Condensed Financial Information” and the subsequent “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for TTC and Glocal, for information on the operating results of these companies prior to their acquisition by UpHealth Holdings.

Revenue

In the three months ended March 31, 2021, revenue was 12,815 thousand, comprised of $8,138 thousand of services revenue, $3,658 thousand of licenses and subscriptions revenue, and $1,020 thousand of products revenue.

Cost of Goods and Services (Excluding Depreciation and Amortization)

In the three months ended March 31, 2021, cost of goods and services (excluding depreciation and amortization) was $5,887 thousand, comprised of $4,473 thousand of costs of services, $497 thousand of costs of licenses and subscriptions, and $916 thousand of costs of products.

Operating Expenses

In the three months ended March 31, 2021, selling, general, and administrative expenses consisted primarily of advertising, marketing programs, and events; compensation and benefits expense, and other administrative costs, related to the executive, finance, human resources, legal, facilities, and information technology teams; and $2,686 thousand of one-time transaction expenses related to UpHealth Holdings’ business combinations and pending merger with GigCapital2, Inc.

In the three months ended March 31, 2021, research and development expenses were $1,570 thousand, consisting primarily of compensation and benefits expense, and other administrative costs, related to Thrasys’ software development teams.

In the three months ended March 31, 2021, depreciation and amortization expenses were $904 thousand, primarily consisting of $860 thousand of amortization of intangible assets related to the acquisitions of Thrasys, BHS, TTC, and Glocal.

Other Income (Expense)

In the three months ended March 31, 2021, other expense was $34 thousand, primarily attributable to $711 thousand of interest expense, partially offset by $640 thousand of gain on consolidation of equity method investment and $37 thousand of other income, net.

Income Tax Expense (Benefit)

In the three months ended March 31, 2021, the income tax benefit was $406 thousand, primarily attributable to the pre-tax loss.

Year ended December 31, 2020

The following table sets forth the amount of consolidated results of operations for the year ended December 31, 2020 and consolidated results as a percentage of revenue for December 31, 2020:

Consolidated results of operations data, December 31, 2020 (in thousands)

Revenues, net	$5,396	100%
Cost of goods and services (excluding depreciation and amortization)	1,183	22%
Operating expenses:
Selling, general, and administrative	4,944	91.6%
Research and development	874	16.2%
Depreciation	321	5.9%

Total operating expenses	6,139	113.8%

Other income (expenses):
Other expense	(134)	(2.5)%
Other income, net, including interest income	3	0.1%

Total other income (expenses)	(131)	(2.4)%

Income (loss) before income tax expense	(2,057)	(38.1)%
Income tax benefit (expense)	(50)	(0.9)%
Income before net equity in earnings of affiliate	(2,107)	(39.0)%
Equity in net earnings of affiliate	(79)	(1.5)%

NET INCOME (LOSS)	(2,186)	(40.5)%

Operating Results

As of December 31, 2020, UpHealth Holdings’ operating results consisted solely of accrued salaries for executives of $1,545 thousand, professional fees of $4,246 thousand and the results of operations from November 21, 2020 through December 31, 2020 for Thrasys and BHS, subsequent to the acquisition of those companies, as set forth in the table above. As UpHealth Holdings had no operations in 2019 there are no comparable numbers. See “Unaudited Pro Forma Condensed Financial Information” and the subsequent “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the companies acquired or to be acquired by UpHealth Holdings, including Thrasys and BHS, for information on the operating results of these companies.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2021 and December 31, 2020, UpHealth Holdings had free cash on hand of $4,203 thousand and $1,839 thousand and restricted cash of $575 thousand and $530 thousand, respectively. The long-term debt and capital resources available to certain UpHealth Holdings subsidiaries, both existing and following the acquisitions discussed above, and to UpHealth following the Business Combinations are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for those companies and for the Company and Cloudbreak. Following the acquisitions discussed above, if cash on hand or the capital resources available to UpHealth Holdings subsidiaries are insufficient, UpHealth Holdings may need to obtain additional financing in order to meet its obligations. Liquidity and capital resource needs for the operating companies will be analyzed by UpHealth following the Business Combinations.

Cash Flows

The following tables summarize cash flows for the periods indicated (unaudited) (amounts in dollars):

	Three Months Ended March 31
	2021		2020
Net cash used in operating activities	$(4,075,841	)$	$–
Net cash provided by investing activities	2,797,273		–
Net cash provided by financing activities	3,710,161		–
Effect of exchange rates	(21,926)		–

Net increase in cash	$2,409,667		–

Year ended December 31, 2020
Net cash used in operating activities	($1,139)
Net cash provided by investing activities	3,508
Net cash provided (used) by financing activities	–

Net increase/(decrease in cash)	$2,369

As UpHealth Holdings effectively began operations on January 1, 2020, the numbers presented above are not directly comparable between periods. See the subsequent “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the companies acquired, including TTC and Glocal, for information on the cash flows of these companies prior to their acquisition by UpHealth Holdings.

In the three months ended March 31, 2021, cash used in operating activities was $4,076 thousand, primarily attributed to the net loss of $3,027 thousand and the changes in operating assets and liabilities, net of effects of acquisitions, of $1,652 thousand, partially offset by $603 thousand of non-cash items (depreciation, deferred tax adjustments, gain on extinguishment of debt and debt issuance cost amortization). The changes in operating assets and liabilities, net of effects of acquisitions, was primarily due to an increase in accounts receivable of $4,383 thousand due to billed and unbilled receivables from two customers during the quarter that were not collected as of March 31, 2021, partially offset by an increase in accounts payable and accrued expenses of $1,533 thousand due to delayed payments to vendors, income taxes payable of $663 thousand, and proceeds from Provider Relief Funds of $506 thousand.

In the three months ended March 31, 2021, cash provided by investing activities was $2,797 thousand, primarily consisting of net cash acquired in acquisition of businesses.

In the three months ended March 31, 2021, cash provided by financing activities was $3,710 thousand, primarily consisting of proceeds from convertible debt of $4,500 thousand, partially offset by repayments of debt of $720 thousand and payments of amounts due to member of $70 thousand.

In the year ended December 31, 2020, cash used by operating activities was $1,139 thousand, primarily consisting of $2,186 thousand net loss, less $222 thousand noncash items, and a decrease in assets of $2,431 thousand (primarily due to $1,955 thousand increase in AR); offset by an increase in liabilities of $3,701 (primarily $3,332 thousand in accounts payable). In the year ended December 31, 2020, cash provided by investing activities was $3,508 thousand related to net cash acquired in the acquisitions of Thrasys and BHS. In the year ended December 31, 2020, cash provided by financing activities was zero. As UpHealth Holdings had no operations in 2019 there are no comparable numbers.

Long-Term Debt

Revolving Line of Credit

TTC has a loan and security agreement (the “TTC Loan Agreement”) with a bank that allows for maximum borrowings of $1,750,000 on a revolving line of credit and a $10,800,000 term loan. The revolving line of credit expires on September 5, 2022, with the option to extend for a total of two years by two separate one-year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of TTC, as defined in the TTC Loan Agreement. All instruments under the TTC Loan Agreement bear interest at a floating per annum rate equal to the London Interbank Offered Rate (LIBOR) (0.11% at March 31, 2021), plus an applicable margin of 3.50-4.00%, as defined in the agreement. Interest payments are required monthly. The outstanding balance on the revolving line of credit as of March 31, 2021 was $1,750,000.

On November 23, 2020, TTC entered into a forbearance agreement (the “TTC Forbearance Agreement”) with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021. The TTC Forbearance Agreement also modified the interest rate to be a floating per annum rate of interest equal to LIBOR plus 4.00%. Additionally, the TTC Forbearance Agreement requires that certain minimum census, revenue, and liquidity requirements be met. Lastly, as required by the TTC Forbearance Agreement, TTC executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants. As of March 31, 2021, no capital contribution was required. The funds contributed shall be considered equity investments in TTC. Additionally, the agreement requires the suspension of payments under subordination agreements, including payment of management fees, earn-out payments, and preference payments. The payments under the subordination agreements are to be deposited to an escrow account held at the bank throughout the forbearance period. The amount of escrowed payments held in escrow shall be included when calculating liquidity requirements.

On January 25, 2021, in conjunction with the business combination with UpHealth Holdings, the TTC Forbearance Agreement was modified to add additional guarantors. All other terms remain substantially the same.

Term Loan

As defined in the TTC Loan Agreement, TTC’s term loan bears interest at the same rate of the revolving line of credit. Principal payments of $83,333 are required monthly for the first forty-eight months, $125,000 for the final twelve months, and a balloon payment of all outstanding principal and accrued interest due on the maturity date of September 5, 2024. The outstanding balance on the term loan as of March 31, 2021 was $9,300,000.

Other Debt Facilities

Glocal’s debt facilities include INR-denominated term loans with an aggregate carrying value of $20,920,060 (or INR 1,468,661,432) as of March 31, 2021. These term loans are primarily utilized for financing the construction of hospitals, administrative offices, equipment, and working capital and are required to be repaid [in monthly or quarterly installments] with maturity dates extending to 2025. The loans are secured by mortgages on real property and personal guarantee of two Glocal Directors. The loans bear interest rates between the 1-year Marginal Cost of Funds Based Lending Rate (“MCLR”) plus 3.10% and up to 4.10% per annum; and from 6.00% up to 16.25% per annum.

Convertible Notes

On March 23, 2021, we issued a $4,100,000 principal amount, 15.0% convertible note (the “2021 Note”). The 2021 Note bears interest at a fixed rate of 15.0% per year, to begin accruing on June 15, 2021. Total proceeds received from the 2021 Note were $2,910,000, net of original issue discount and debt issuance costs of $1,190,000. The principal and accrued interest of the 2021 Note will be due and payable by us to the holder on the earlier of a) the date that is one business day after the closing of the GigCapital2 merger and we begin public trading, or b) the maturity date, which is nine months from the issuance of the 2021 Note, or November 23, 2021, pursuant to the payment provisions as follows:

In the event the GigCapital2 merger is completed, we will pay to the holder the sum of $3,600,000 (or the balance due under the 2021 Note, less $500,000) one business day after the closing of the GigCapital2 merger and, in addition, in lieu of cash repayment, $500,000 of the amount due to holder under the 2021 Note will be converted and exchanged into 50,000 shares of the merged Company’s stock trading on the New York Stock Exchange.

In the event the GigCapital2 merger does not occur by the close of business on June 15, 2021, we will pay to holder the sum of $600,000 per month commencing on July 15, 2021, and on the fifteenth day of each month thereafter until all principal, interest, and other expenses and charges are repaid in full. Interest at the rate of 15% per year will continue to accrue on the unpaid balance of principal, which may be outstanding from time to time.

The 2021 Note is secured by a total of 69,308 shares of our common stock, representing a single share class of the common stock collectively owned by a) Ramesh Balakrishnan, our Co-Chief Executive Officer, (limited to a total of 5,359.6 shares); b) Dr. Chirinjeev Kathuria, our Chairman, (limited to a total of 52,428.6 shares); c) Mariya Pylypiv, our Vice Chairwoman, (limited to a total of 9,076.6 shares); d) Alfonso W. Gatmaitan, our Co-Chief Executive Officer (limited to a total of 1,313.5 shares); and e) Rewi Enterprises, LLC, an affiliate of a related party, (limited to a total of 1,129.7 shares).

The net carrying value of the 2021 Note as of March 31, 2021 was $3,023,235.

On January 6, 2021, we issued a $1,500,000 principal amount, 5.0% convertible note due 2025 (the “2025 Note”). The 2025 Note is unsecured and bears interest at a fixed rate of 5.0% per year and, unless earlier converted, the principal and accrued interest of the 2025 Note will be due and payable by us at any time on or after the maturity date at our election or upon demand by the holder.

The 2025 Note is convertible upon our merger with GigCapital2 if it occurs prior to the 2025 Note’s maturity date or its repayment. The 2025 Note will convert by dividing the outstanding principal balance and unpaid accrued interest of the 2025 Note by the conversion price of $110. After the merger with GigCapital2, each holder of a common share is expected to have the right to receive an estimated 11 shares of GigCapital2 common stock.

The net carrying value of the 2025 Note as of March 31, 2021 was $1,500,000.

Paycheck Protection Program Loans

In April 2020, Thrasys, BHS, and TTC, each obtained a U.S. government subsidy of $540,500, $1,004,900, and $1,944,352 (representing five TTC loan agreements), respectively, under the Paycheck Protection Program (“PPP’). The PPP is a U.S. government temporary program created with the intent to provide a subsidy to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if certain requirements are met. Under the Coronavirus Aid, Relief and Economic Security (“CARES Act”), as modified, any amounts not forgiven will be required to be repaid over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loans carry a 1% interest rate.

Thrasys has applied for forgiveness for the entire amount of its PPP loan and is awaiting decision from SBA as of the date of this report; however, there can be no assurance given that any portion of the PPP loan will be forgiven. In the event that the lender and SBA determine that all or a portion of the PPP loan is not forgivable, Thrasys will be required to remit payments of $397,875 in 2021 and $132,625 in 2022.

BHS has not submitted a request for forgiveness of its PPP loans as of May 28, 2021, but BHS expects to submit a request for forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP loan will be forgiven. In the event that the lender and SBA determine that all or a portion of the PPP loan is not forgivable, BHS will be required to remit payments of $558,439 in 2021 and $446,461 in 2022. Included in BHS’s PPP loan are borrowings related to the operations of various related parties aggregating $278,306, which were transferred to the related parties. These amounts have been included as due from related parties at March 31, 2021 and December 31, 2020 (see Note 16, Related Party Transactions). The balance is classified as a current liability due to uncertainty regarding BHS’s eligibility for the loan.

TTC applied for forgiveness of its PPP loans during 2020, of which three of the loans, totaling $660,851, were forgiven in full by the SBA and TTC was legally released from repaying the loans. In February 2021 and March 2021, PPP loans totaling $935,987 and $347,514, respectively, were forgiven by the SBA and TTC was legally released from repaying the loans.

Provider Relief Funds

Provider Relief Funds (“PFR”) were made available by the U.S. Department of Health and Human Services (“HHS”) as part of a $100 billion appropriation as part of the CARES Act’s Provider Relief Fund. In April and July 2020, BHS received PFR proceeds aggregating $228,794, and in January 2021, TTC received PFR proceeds aggregating $505,810. The PFR amounts received will not require repayment as long as BHS and TTC comply with certain terms and conditions outlined by HHS. BHS and TTC relied upon guidance issued by HHS through March 12, 2021. The terms and conditions first require BHS and TTC to identify health care-related expenses attributed to COVID-19 that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, BHS and TTC then apply the funds to patient care lost revenue. On January 15, 2021 HHS released a Post-Payment Notice of Reporting Requirements Notice that provides healthcare providers three options to calculate patient care lost revenue.

As of March 31, 2021, BHS and TTC have recognized no patient care lost revenue in the condensed consolidated statements of operations. BHS and TTC have $228,794 and $505,810, respectively, recorded within current portion of long-term debt in the condensed consolidated balance sheets as BHS and TTC have asserted they have not yet met all of the terms and conditions and restrictions for the CARES Act relative to these funds as of March 31, 2021. BHS and TTC have until June 30, 2021 to use amounts remaining for expenses attributable to COVID-19 (but not reimbursed by other sources) and/or lost patient care revenue. HHS is entitled to recover PRF amounts received by BHS and TTC that are unused as for the purposes disclosed above.

Related Party Debt

Thrasys has notes payable to related parties totaling $420,283 at both March 31, 2021 and December 31, 2020. The notes bear interest at rates ranging from 0.14% to 3.5% per annum. Notes totaling $381,283 are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement, and a note totaling $39,000 is payable on June 30, 2021. The accrued interest payable was $10,704 and $9,113 at March 31, 2021 and December 31, 2020, respectively, and is included in accrued expenses in the condensed consolidated balance sheets.

Glocal has notes payable to related parties totaling $395,957 at March 31, 2021. The notes are noninterest-bearing and are nonsecured and payable upon demand. .

Seller Notes

Certain seller notes totaling $55,799,088 and $21,100,000 at March 31, 2021 and December 31, 2020, respectively, are due to former shareholders of the merger entities (Thrasys, BHS, TTC, and Glocal), and accrue interest at specific rates, per the respective merger agreements. In general, a partial payment is due on or shortly after the merger date with the balance due within 90 days. The accrued interest payable was $566,999 and $133,333 at March 31, 2021 and December 31, 2020, respectively, and is included in accrued expenses in the condensed consolidated balance sheets. Interest expense was $433,666 for the three months ended March 31, 2021.

Membership Redemptions and Due to Member

In November 2020, BHS entered into a redemption agreement with a member for $70,000. Consideration for the redemption agreement is in the form of a note payable that is non-interest bearing, nonsecured, and payable upon demand. The note was repaid in full during the three months ended March 31, 2021.

Off-Balance Sheet Arrangements

As of March 31, 2021, UpHealth Holdings has not entered into any off-balance sheet financing arrangements. UpHealth Holdings does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

The following table summarizes the non-cancelable contractual obligations of UpHealth Holdings as of March 31, 2021:

	Payment due by period
	Total	Remaining 2021	2022-2023	2024-2026
Long-term debt	$96,069,435	$81,700,432	$6,301,022	$8,067,981
Operating lease obligations	9,298,024	1,893,813	4,103,215	3,300,996

Total	$105,367,459	$83,594,245	$10,404,237	$11,368,977

(1)	Refer to Paycheck Protection Program discussion above for details on forgiveness.

The following table summarizes the non-cancelable contractual obligations of UpHealth Holdings as of December 31, 2020:

	Payment due by period
	Total	2021	2022-2023	2024-2025
Seller notes	21,000,000	21,000,000	–	–
PPP Loans(1)	1,545,400	1,545,400	–	–
Operating lease obligations	1,053,203	674,833	357,716	20,654

Total	$23,598,603	$23,220,233	$357,716	$20,654

(1)	Refer to Paycheck Protection Program discussion above for details on forgiveness.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Accounts Receivable

For medical Health Insurance Portability and Accountability Act (“HIPAA”) compliant software-as-a-service (“SaaS”) internet hosting, licenses, and subscriptions to healthcare community services, accounts receivable are carried at original invoice, net of an allowance for doubtful accounts. Management determines the allowance for doubtful accounts by evaluating individual customer receivables on a monthly basis and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

For medical services provided through our behavioral services operations, accounts receivable are recorded without collateral from patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting our ability to collect outstanding amounts.

For accounts receivable associated with self-pay patients, we record implicit price concessions in the period of service on the basis of our past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

Intangible Assets

Acquired intangible assets subject to amortization are stated at fair value and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment when events or circumstances indicate that carrying amounts may not be recoverable.

Goodwill

Our goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired. We assess goodwill for impairment on an annual basis as of the first day of our fourth quarter, or sooner if events indicate such a review is necessary through a triggering event. An impairment exists if the fair value of a reporting unit to which goodwill has been allocated is less than its respective carrying value. The impairment for goodwill is limited to the total amount of goodwill allocated to the reporting unit. Future changes in the estimates used to conduct the impairment review, including revenue projections, market values, and changes in the discount rate used, could cause the analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-down of a portion or all of goodwill. The discount rate used is based on independently calculated risks, our capital mix, and an estimated market premium.

Revenue Recognition

We recognize revenue in accordance with ASC guidance on revenue from contracts with customers. Revenue is reported at the amount that reflects the consideration to which we expect to be entitled in exchange for providing goods and services.

Contract Assets, Contract Liabilities, and Remaining Performance Obligations

We record a contract asset when revenue recognized on a contract exceeds the billings. Thrasys generally invoices customers monthly, quarterly, or in installments. BHS, TTC, and Glocal generally invoice their patients upon providing services as the performance obligations are deemed complete. Contract assets are included in prepaid expenses and other current assets in the condensed consolidated balance sheets.

We record deferred revenue when billed amounts have been invoiced and received in advance of revenue recognition. It is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size, and new business linearity within the period.

The transaction price allocated to the remaining performance obligations represents contracted revenue that has not yet been recognized, which includes unbilled receivables and deferred revenue that will be recognized as revenue in future periods. The transaction price allocated to the remaining performance obligations is influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms, and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors.

We exclude amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials basis.

Services Revenue

We derive our service revenues primarily through the provision of medical and behavioral health services by accredited medical professionals through our BHS, TTC, and Glocal subsidiaries, and the provision of HIPAA-compliant medical information technology services through Thrasys. Information specific to each revenue stream are as follows:

Services—Medical and behavioral services provided through our hospitals and behavioral services operations.

Performance obligations for medical and behavioral services provided by accredited medical professionals are satisfied over time as services are provided, and revenue is recognized accordingly. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting our ability to collect outstanding items. Substantially all of our patients are insured under third-party payor agreements.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. We also provide services to uninsured patients and may offer those uninsured patients a discount from standard charges. We estimate the transaction price for patients with deductibles and coinsurance, and from those who are uninsured, based on historical experience and market conditions. We determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, we record a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. No significant adjustments were recorded in the three months ended March 31, 2021.

Services – Medical HIPAA-compliant SaaS internet hosting, licenses, and subscriptions to healthcare communities.

Thrasys’ medical HIPAA-compliant SaaS offering, known as SyntraNet™, provides virtual, connected communities of care where cross-sector teams, consisting of physicians, nurses, care managers, community health workers, patients, and families, can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social, and other services. Care communities can be connected in a distributed hierarchy of nodes to enable scalable province and nation-wide networks of connected care.

Information, analytics, and applications from SyntraNet™ are delivered to care team members on both mobile and fixed internet-enabled devices. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent.

Software license revenue is recognized based on whether or not the license constitutes a distinct performance obligation. If the license can be separated from the rest of the hosting services, it may be fully recognized on the date license rights are granted to the customer and access is granted; otherwise, it is an indistinct performance obligation, which is recognized ratably over the contract term, along with other hosting services beginning on the commencement date of each contract, which is the date license rights are granted to the customer.

Subscription revenue from SaaS hosting access and support and maintenance are recognized ratably over the contract term beginning on the commencement date of each contract, which is the date our service is made available to the customer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met and whether payments have been made ahead of the hosting services provided. Our subscription service arrangements are noncancelable and do not contain refund-type provision.

Services—Discrete information technology services for set-up, configuration, implementation, and customization services for healthcare communities, including Digital Dispensaries

The majority of our discrete professional information technology services contracts related to SaaS are on a time and materials basis, which may also be independently offered by our competitors. When these services are not combined with other SaaS revenues as a distinct performance obligation, revenue is recognized as the services are rendered for time and materials contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenue, set-up fees, and configuration fees are recognized as the services are completed.

Product Revenues

We derive our product sales from sales of products through our BHS pharmacy operations. Our product sales are primarily a function of the price per unit for pharmaceutical products acquired and the number of prescriptions provided to customers.

We recognize revenue at the time the client effectively takes possession and control of the product.

Contracts with Multiple Performance Obligations and Transaction Prices

From time to time, we may enter into contracts that contain multiple performance obligations, particularly in medical HIPAA-compliant SaaS internet hosting and services.

For these arrangements, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

A significant portion of our contracts with customers have fixed transaction prices. For some contracts, the amount of consideration to which we will be entitled is variable. We include variable consideration in a contract’s transaction price only to the extent that we have a relatively high level of confidence that the amounts will not be subject to significant reversals. In determining amounts of variable consideration to include in a contract’s transaction price, we rely on our experience and other evidence that supports our qualitative assessment of whether revenue would be subject to significant reversal.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the year in which the differences are expected to affect taxable income. Valuation allowances are established when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

We account for income tax uncertainties in accordance with ASC guidance on income taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Significant Accounting Standards Applicable in A Future Year

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU simplifies the accounting for convertible instruments by eliminating the conversion option separation model for convertible debt that can be settled in cash and by eliminating the measurement model for beneficial conversion features. Convertible instruments that continue to be subject to separation models are (1) those with conversion options that are required to be accounted for as bifurcated derivatives and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. This ASU also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This ASU will be effective for private companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes specific exceptions to the general principles in Topic 740. It eliminates the need for an organization to analyze whether the following apply in a given period: exception to the incremental approach for intraperiod tax allocation, exceptions to accounting for basis differences when there are ownership changes in foreign investments, and exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. This ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 842”). Among under things, under this ASU, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make lease payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specified asset for the lease term for leases greater than 12 months. Under the new guidance, lessor accounting is largely unchanged. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022 using the modified retrospective approach. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amended the scope of ASC 326 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with ASC 842. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

THRASYS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis of Thrasys, Inc. (“Thrasys”) in conjunction with (i) the audited consolidated financial statements of Thrasys as of and for the periods ending November 20, 2020 and December 31, 2019 and the related notes included elsewhere in this prospectus and (ii) the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” The discussion below includes forward-looking statements about Thrasys’s business, operations, and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Thrasys’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Overview

Thrasys, Inc. provides its customers with an advanced, comprehensive, and extensible technology platform—marketed under the umbrella “SyntraNet”—to manage health, quality of care, and costs—especially for individuals with complex medical, behavioral health, and social needs.

Thrasys focuses on both the United States and international markets. Its mission is to deploy innovative software and other technologies to transform the more than $8 trillion global healthcare industry to new models of care.

SyntraNet creates virtual, connected communities of care where cross-sector teams—physicians, nurses, care managers, community health workers, patients, families—from organizations participating in these communities can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social and other services. The care community can be small—a single organization with internal care teams, or large—a county-wide network of multiple stakeholder organizations and agencies. Care communities can be connected in a distributed hierarchy of nodes to enable province and nation-wide networks of connected care.

SyntraNet is offered as a software as a service (“SaaS”) platform. Information, analytics, and applications are delivered to care team members on desktops, tablets and phones as needed. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent.

The platform includes innovations in a number of areas: application and information models for connected care communities (an extension of multi-tenant architectures), integration and normalization of heterogeneous data sources, configurable software services and open application programming interfaces (“APIs”), advanced analytics and intelligence, scalable workflows and rules, protected health information management, and user interfaces ready for the proliferation of device types and interaction modes.

SyntraNet provides customers the ability to:

•	Integrate and normalize information across heterogeneous data sources to create 360-degree view of patients and members;

•	Deploy advanced analytics to gain insight into health risks for individuals and populations;

•	Qualify individuals and groups for enrollment into care management programs;

•	Manage programs with interdisciplinary teams, configurable rules and workflows, embedded intelligence, and guidelines; and

•	Monitor and measure critical success factors—outcomes, costs, quality, performance—and compliance with regulatory requirements.

Business Combination with UpHealth Holdings.

On November 20, 2020, Thrasys was acquired by UpHealth Holdings pursuant to the terms of an Amended and Restated Plan of Merger between the parties in exchange for consideration in the form of a promissory note in the amount of $20,000,000 and shares of UpHealth Holdings common stock. Accordingly, audited financial statements for Thrasys have been provided for the period from January 1, 2020 to November 20, 2020 (the “Stub Period”). The operating results for the period after the acquisition through December 31, 2020 are set forth in the audited financial statements of UpHealth Holdings included in this prospectus. As discussed further below, Thrasys is providing certain pro forma financial information for the year ended December 31, 2020 (the “Pro Forma Year”).

Key Business Metrics

Revenue

Thrasys derives revenue broadly from the sales of (1) products—with associated license, subscription, and hosting fees and (2) services - largely to implement, configure, and extend the technology, and train and on-board users on the use of the platform and applications.

Licenses Fees. License revenues are typically associated with rights granted to customers to deploy a certain number of care communities of a certain size—usually measured as the total population of patients that can be included within a care community. In some instances, we have sized care communities based on the number of users, providers, and organizations participating in the care community. License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further performance obligations or ratably over the license term beginning on the effective date of each contract, the date license rights are granted to the customer. License fees are sometimes bundled with maintenance fees. Thrasys also licenses its technology platform and solutions to third-party solution providers to be bundled with other solutions and services.

Subscription Fees. Subscription fees are recurring fees charged for access to the platform and applications. Subscription fees are typically pegged to a measure of use—population size, number of providers, members enrolled in programs, number of members managed by applications, and so on. Subscription fees are anticipated to grow over time as the initiative for which SyntraNet is deployed grows over time. Subscription fees can also grow as customers subscribe to additional application features or launch additional programs.

Subscription fees typically include second-level support and hosting of SyntraNet in a secure, HIPAA- compliant cloud environment. In some contracts, Thrasys has specifically identified separate fees for hosting services.

Revenues from subscription fees are recognized ratably over the subscription term. The initial subscription term typically begins on the start of the contract, and is effective an initial term (usually a 36-month period), after which the subscription term renews in 12-month periods unless customers or Thrasys provide a notice of non-renewal in advance.

Services Fees. The majority of Thrasys contracts to provide professional services price these services based on time and materials. In some cases, Thrasys enters into professional services contracts where professional services fees are defined for specific milestones. Services revenues are recognized as services are rendered for contracts based on invoicing for time and materials.

License Conversion. License conversion revenues are associated with an agreement Thrasys entered into with Varian Medical Solutions (“Varian”) to license SyntraNet as the foundation for a new generation of oncology software solutions that Varian was introducing to market, including the product marketed by Varian as “360 Oncology.” The agreement allowed Thrasys to convert a loan from Varian to software licenses upon the completion of certain milestones, and on-going upgrades over a 3-year period after initial conversion of licenses. Thrasys has not entered into any similar contracts since 2014.

Growth Drivers

Thrasys is primarily a technology product company. Thrasys’s goal is to continue to grow the percentage of revenue realized from license and subscription revenues. With each new type of customer or health initiative—a health system, a health plan, county agency, community-based organizations—Thrasys creates a reference configuration of SyntraNet for that specific customer or initiative. The first new type of customer or initiative typically requires more professional services work than follow-on customers;

Whole Person Care. In October 2018, Thrasys was awarded a contract after a competitive bid process, by the County of Alameda to deploy SyntraNet as the technology foundation for an ambitious project to coordinate medical, behavioral health, and social services for high-risk Medicaid beneficiaries with “whole person” models of care. The project, now in its second phase, integrates information across clinical, behavioral health, housing, social services, emergency transportation, mortality, and other systems to create a comprehensive community health record (“CHR”) for residents of the County that can be accessed by a wide range of stakeholders engaged in the care of these individuals—hospitals, community health centers, public health plans, housing and homelessness programs, county agencies, and community-based organizations. This program has been a significant contributor to revenue growth in 2019 and 2020. The current contract term extends until the end of March 2022.

Medicare and Medicaid Beneficiaries. The Centers for Medicare and Medicaid Services (“CMS”) is the single largest payer for healthcare in the United States. Populations receiving healthcare coverage and benefits from CMS represent the fastest growing segment of healthcare, and some of the highest cost and highest risk populations. A critical market for the SyntraNet platform is states, counties, health plans, and health systems that are responsible for costs and outcomes related to the health of Medicare and Medicaid beneficiaries.

In July 2019, Thrasys was awarded a contract by the largest public health plan in the United States (L.A. Care Health Plan), after competitive evaluation of bids by market-leading vendors, to deploy SyntraNet as a next generation core platform to manage health for over 2,400,000 members, including Medicaid and Medicare- Medicaid dual-eligible beneficiaries. This contract has been a driver of growth in 2019 and 2020. The current contract term extends until July 2024.

SyntraNet will also help L.A. Care Health Plan manage members in the Cal MediConnect program—a partnership between California’s Medi-Cal program and CMS to coordinate healthcare delivery for Californians dually eligible for both Medicare and Medi-Cal. The ultimate goal is improved care coordination, better health outcomes, and more efficient services delivery for this high-risk group.

The Medicaid program covers a broader range of health and long-term care services than most insurance programs and includes more than 20% of the US population. The Covid-19 pandemic, with its accompanying economic impacts, is accelerating growth of individuals eligible for Medicaid. Accounting for state and federal funds, Medicaid accounts for 26.5% of total state spending.

Self-Insured Employers, Pharmacy Benefits. In early 2019, Thrasys replaced a market-leading vendor as the technology platform for EmpiRx Health, the industry’s only value-based pharmacy benefits management company. EmpiRx Health helps self-insured employers manage pharmacy benefits for members using clinical and financial strategies. EmpiRx Health is an example of Thrasys’s ability to help another kind of managed care organization—self-insured employers—transition to improved strategies to manage health for members.

Impact to Revenue of Non-Renewal of Subscription Term/Termination.

The value of subscription fees realized from each customer is dependent on growth of specific customer initiatives. Some customer programs grow, and some decline largely due to changes in available funding or sustainability of specific programs. We typically set a floor for subscription fees.

We periodically evaluate the economics of servicing customers where the initial projections on which contract terms were negotiated have changed substantially. The evaluation may lead to renegotiated contract terms, or in some cases, a mutual decision not to renew or terminate the contract. Review of contracts in 2019 and 2020 resulted in certain terminations from customers and decisions by Thrasys to not renew certain contracts.

Operating Expenses

Cost of Sales. Cost of sales for Thrasys include: (a) costs related to hosting SyntraNet in a HIPAA- compliant cloud environment; (b) costs of third-party product licenses embedded with SyntraNet; and (c) costs of a core professional services team. Gross margins for Thrasys solutions remain greater than 85%, although it is anticipated these margins will decline as Thrasys builds additional capacity for professional services ahead of the deployment of large projects. Added compliance requirements for security infrastructure is likely to add some additional costs for hosting services. Thrasys also anticipates added costs for third-party licenses that will be added as the scope and footprint of the technology platform expands.

Hosting Infrastructure. Thrasys’s technology and solutions are designed to be agnostic to any particular cloud services provider. Currently customer environments are hosted through contracts with two cloud service providers. Thrasys anticipates capabilities of cloud service providers to grow, and costs to become increasingly competitive and will continue to evaluate offerings in the marketplace to determine the optimum mix of security, reliability, scalability, and performance to meet our customer needs.

Hosting infrastructure costs for Thrasys are related to the number and size of environments deployed for customers and also on the service level agreements (“SLAs”) negotiated with customers. As the average size of customers continues to grow, hosting infrastructure costs are expected to grow as a percentage of revenue.

Third-Party Product Licenses. SyntraNet embeds certain third-party technology components to support some of its technology capabilities. There are multiple vendors for these components, and the Company is not dependent on any specific vendor. Embedded third-party technologies include components licensed under certain open source software (“OSS”) licenses. Thrasys does not embed any OSS licenses that jeopardize the commercialization of technology, nor require that solutions embedding these licensed technologies in turn be placed under some open source initiative. Third-party components also include technologies licensed by commercial vendors. These components typically provide capabilities available from other vendors, and are not therefore a source of risk for the platform in case a specific commercial vendor is unable to continue to license the specific technology component.

Professional Services Team. Thrasys’s professional services team works closely with the product team, and is best understood as an “A-team” created to lead showcase implementations. The goal is to keep the professional services team small, to focus it on deploying reference customers, and to facilitate on-boarding and coaching of systems integration partners.

Research and Development (R&D). Thrasys continues to invest in R&D. The core R&D team consists of a small team of very experienced software developers. Beginning in 2019, Thrasys added considerable capacity to a consulting group with whom it has been working for over ten years. The team, based in Chicago, functions much like the Thrasys internal team. The consulting arrangement allows certain flexibility with costs. An allocation of R&D costs across the core and consultant team is shown below. Thrasys anticipates bringing the consultant team in-house by mid-2021.

R&D Team Composition

	Stub Period ended November 20, 2020	Pro forma for year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
R&D
R&D (Salaries + Benefits + Tax)	$3,363,426	$3,858,651	$2,597,133
R&D Consultants	3,321,553	3,600,440	2,395,006

TOTAL R&D	6,584,979	7,459,091	$4,992,139
% Consultants	50%	48%	48%

Sales and Marketing. Sales and marketing expense has ranged between 1.5%—2.5% of revenue. Sales and marketing has also been constrained by the decision to fund operations organically with customer revenue. Sales and marketing includes an internal team and contracts with business development consultants to generate and qualify leads. With the UpHealth Holdings merger, the launch of a coordinated marketing campaign, including press releases with customers, to scale visibility and publicity to our technologies and success is expected.

General and Administrative (G&A). G&A is comprised of compensation and benefits expense, and other administrative costs such as facilities expenses, professional fees, and network and IT services.

Other matters—Impact of Covid-19

On January 30, 2020, the World Health Organization (WHO) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally. On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, and on March 25, 2020, the US government reached a stimulus package deal. The full impact of the COVID-19 outbreak continues to evolve, and likewise, the full impact of the pandemic on Thrasys’s financial condition, liquidity, and future results of operations is uncertain. Management is actively monitoring the global situation and its impact on its financial condition, liquidity, operations, vendors, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, Thrasys is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, of liquidity for fiscal year 2021, or beyond.

In April 2020, Thrasys obtained a United States government loan of $530,500 under the Paycheck Protection Plan (“PPP”). The PPP is a United States government temporary program created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act with the intent to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. Thrasys may use the funds on qualifying expenses over a covered period of up to 24 weeks. Any amounts not forgiven will be required to be repaid beginning ten months after the conclusion of the covered period, over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loan carries a 1% interest rate. Thrasys has applied for forgiveness for the entire amount of the loan and is awaiting decision from the SBA as of the date of this report, however, there can be no assurance given that any portion of the PPP Loan will be forgiven.

RESULTS OF OPERATIONS

As discussed above, Thrasys was acquired by UpHealth Holdings on November 20, 2020. Audited financial statements of Thrasys are provided in this prospectus for the Stub Period and for the year ended December 31,

2019. In order to provide a comparable period to analyze Thrasys’s results of operations and liquidity and capital resources for the fiscal years ended December 31, 2020 and 2019, Thrasys is providing certain pro forma financial information for the Pro Forma Year ended December 31, 2020 that does not include purchase accounting adjustments as a result of the acquisition of Thrasys by UpHealth Holdings, Inc. as of November 20, 2020. Management believes that this proforma presentation will allow investors to better understand the operating results of Thrasys. See “UpHealth Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Stub Period ended November 20, 2020 and Pro Forma Year ended December 31, 2020, compared with year ended December 31, 2019 ($ in thousands)

The following table reconciles the consolidated results of operations for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020 (audited)	Period from November 21, 2020 through December 31, 2020 (unaudited) (1)	Pro Forma Year ended December 31, 2020 (unaudited) (1)
REVENUES
License revenues	$7,706	$4,208	$11,914
Services revenues	5,799	699	6,498
Royalty revenues	–	–	–

TOTAL REVENUES	13,505	4,907	18,412
OPERATING EXPENSES
Cost of Sales	1,686	235	1,921
Research & Development	6,585	874	7,459
Sales & Marketing	316	53	369
General & Administrative	3,350	505	3,855
Depreciation expense	27	3	30

TOTAL OPERATING EXPENSES	11,964	1,670	13,634

INCOME FROM OPERATIONS	1,540	3,238	4,778
OTHER INCOME (EXPENSE):
Interest income	1	3	4
Interest expense	(297)	(1)	(298)

INCOME BEFORE INCOME TAXES	1,244	3,241	4,485

INCOME TAXES	0	–	(298)

NET INCOME	$1,244	$3,241	$4,485

(1)	Amounts do not include purchase accounting adjustments as a result of the acquisition of Thrasys by UpHealth Holdings, Inc. as of November 20, 2020.

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 as a percentage of total revenues.

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2020
REVENUES
License revenues	57.1%	64.7%	35.5%
Services revenues	42.9	35.3	61.4
Royalty revenues	–		3.1

TOTAL REVENUES	100%	100%	100%
OPERATING EXPENSES
Cost of Sales	12.5	10.4	12.1
Research & Development	48.8	40.5	28.5
Sales & Marketing	2.3	2.0	1.3
General & Administrative	24.8	20.9	13.9
Depreciation expense	0.2	0.2	.4

TOTAL OPERATING EXPENSES	88.6	74.0	56.2%

INCOME FROM OPERATIONS	11.4	26.0	43.8
OTHER INCOME (EXPENSE)
Interest income	–	–	–
Interest expense	2.2	1.6	2.1
Other Expense	–	–	.1

INCOME BEFORE INCOME TAXES	9.2%	24.4%	41.9%
INCOME TAXES	–	–	–
NET INCOME	9.2%	24.4%	41.9%

Comparison of the Stub Period ended November 20, 2020, Pro Forma Year ended December 31, 2020, and year ended December 31, 2019 ($ in thousands)

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year Ended December 31, 2019	$ Change from Stub Period	$ Change from Pro forma Year	% Change from Stub Period	% Change from Pro Forma Year
REVENUES
License Revenues	$7,706	$11,914	$4,933	$2,773	$6,980	56.2%	141.5%
Services Revenues	5,799	6,498	8,528	(2,729)	(2,029)	(32.0)	(23.8)
Royalty Revenues	–	–	431	(431)	(431)	(100)	(100.0)

TOTAL REVENUES	13,505	18,412	13,892	(387)	4,521	(2.8)	32.5

OPERATING EXPENSES
Cost of Sales	1,686	1,921	1,457	230	464	15.8	31.9
Research & Development	6,585	7,459	4,992	1,593	2,467	31.9	49.4
Sales & Marketing	316	369	340	(25)	28	(7.3)	8.3
General & Administrative	3,350	3,855	1,888	1,470	1,975	78.2	105.0
Depreciation	27	30	30	(3)	–	(12.2)	–

TOTAL OPERATING EXPENSES	11,964	13,634	8,700	3,264	4,934	37.5	56.7
INCOME FROM OPERATIONS	1,540	4,778	5,191	(3,651)	(413)	(70.3)	8.0

OTHER INCOME (EXPENSE)
Interest income	1	4	3	(2)	(1)	(72.1)	25.7
Interest expense	(297)	(298)	(734)	437	437	(59.6)	(59.5)
Other expense	–	–	(20)	20	20	(100)	(100.0)

INCOME BEFORE INCOME TAXES	$1,244	4,485	$4,439	(3,195)	$46	(72.0)	1.0
INCOME TAXES
NET INCOME	$1,244	4,485	$4,439	(3,195)	$46	(72%)	1%

Revenue

In the Stub Period and the Pro Forma Year, revenues decreased $387 thousand and increased $4,521 thousand, respectively, compared to the full year 2019. The difference was due to an increase in license revenues of $2,773 thousand and $6,980 thousand, respectively, primarily as a result of new contracts with a public health plan, a large County in California and a large customer overseas, offset by declines of $2,729 thousand and $2,029 thousand, respectively, in services revenues and $431 thousand and $431 thousand, respectively, in royalty revenues due to ending of royalty payments from Varian, and the completion of the Varian agreement. A large contract was entered into in December 2020, accounting for the difference between the Stub Period and the Pro Forma Year.

Operating Expenses

In the Stub Period and Pro Forma Year, operating expenses increased approximately $3,264 thousand and $4,934 thousand, respectively, compared to the full year 2019. Cost of sales increased $230 thousand and $464 thousand, mainly due to increased revenues. Sales and marketing costs were substantially the same for all periods. Research and Development increased approximately $1,593 thousand and $2,467 thousand, respectively, as a result of accelerating the product roadmap and adding capacity to the core R&D team. General and Administrative expense increased $1,470 thousand and $1,975 thousand, respectively, due to increases in legal, consulting, professional fees, recruiting and network and IT services.

Other Income (Expense)

In both the Stub Period and Pro Forma Year, interest expense decreased $437 thousand from the full year 2019 due to lower loan balances and the adjustment for the derivative liability for the convertible note, discussed below.

Liquidity and Capital Resources

Thrasys had unrestricted cash of $1,953,128 as of November 20, 2020, $1,175,477 as of December 31, 2020 (pro forma), and $1,619,098 as of December 31, 2019. The reduction in unrestricted cash between November 20, 2020 and December 31, 2020 was largely a result of additional prepaid expenses for business development ($500,000) and product licenses ($197,535), and additional one-time expenses for high performance drives for the cloud hosting environment. Thrasys also had $530,500 in restricted cash as of November 20, 2020 and December 31, 2020 which will become available to the Company after the PPP loan is fully forgiven. Thrasys has relationships with two major U.S. commercial banks where it maintains cash accounts. Thrasys does not have any bank accounts overseas. Thrasys believes its cash, cash flows from operations and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

Since inception, Thrasys has financed its operations through internally generated cash from operations, equity from investors, issuance of convertible notes and long-term debt. Thrasys’s long-term cash needs primarily include working capital requirements and investments to accelerate business growth. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations and obtain additional equity or debt financing. The amount of cash generated from operations is dependent upon factors such as the successful execution of Thrasys’s business strategies and worldwide economic conditions.

Thrasys may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. In the future, this will be managed as part of UpHealth Holdings liquidity needs. If additional financing is required from outside sources, Thrasys and UpHealth Holdings may not be able to raise it on terms acceptable to it or at all. If Thrasys and UpHealth Holdings are unable to raise additional capital when desired, Thrasys’s business, operating results and financial condition may be adversely affected.

Long-Term Debt

Related Party Long-Term Debt

Long term loans. Thrasys has notes payable to a stockholder totaling $420,283 at November 20, 2020 ($1,114,000 at December 31, 2019) repayable in eight quarterly installments starting from October 1, 2022. The accrued interest payable was $9,113 at November 20, 2020 and $459,493 at December 31, 2019. The interest rates on the notes are between 0.14% to 3.5% per annum. A payment on the notes of $500,000 was made in January 2020 and another $500,000 was made in October 2020. During 2019, the Company issued warrants to two of the note holders as part of the debt transactions and warrants for 223,874 shares of Common Stock totaling $1,499,551 were exercised by a note holder on November 20, 2020.

Convertible Notes. During previous years, Thrasys issued five convertible notes to a minority stockholder totaling $1,900,000 as of December 31, 2019. The interest rate on the notes was 5% per annum on notes totaling $1,150,000 and 6.25% on notes totaling $750,000. The principal of $1,900,000 and accrued interest of $599,800 on the notes were converted into Thrasys common stock on November 20, 2020 in connection with the change in control at $10 per share and Thrasys issued 249,980 common shares upon conversion. The accrued interest payable was $507,425 at December 31, 2019.

Upon issuance, Thrasys concluded that the conversion option required bifurcation due to the lack of a fixed number of shares into which the debt is convertible. Accordingly, Thrasys completed a valuation of the conversion option and accounted for a derivative liability of $248,000 in 2013 when the first convertible notes were issued and amortized this amount as interest expenses during 2013 and 2014. Thrasys revalued the derivative liability quarterly and the difference is booked as expense or income at each revaluation period. Thrasys booked an interest expense of $85,000 and $341,000 during the period ended November 20, 2020 and year ended December 31, 2019, respectively, as part of the revaluation of this derivative. The derivative liability (a Level 3 fair value measurement) relating to the convertible note was $668,000 as of December 31, 2019 respectively. The derivative liability of $753,000 was transferred to equity on November 20, 2020 when the convertible notes were converted into common stock.

Other Long-term debt.

In April 2020, Thrasys participated in the Paycheck Protection Program (“PPP”) and obtained a loan in the amount of $530,500. The proceeds received were used to pay for certain payroll and operating expenses of Thrasys. The note carries an interest rate of 1%, is unsecured, and is required to be repaid in full by April 2022. Under the terms of the PPP, payments are deferred for a period of time and all or a part of the proceeds of the loan may be forgiven under certain conditions, as defined in the term note agreement. Thrasys has applied for forgiveness for the entire amount of the loan and is awaiting a decision from the SBA. An amount of $196,936 (representing the amount that is repayable within 12 months if the loan is not forgiven) is included in current liabilities and the remaining amount of $343,564 is included in long term liabilities in the Balance Sheet as of November 20, 2020.

Cash Flows

The following table summarizes cash flows for the periods indicated:

Cash Flows

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (Unaudited)	Year ended December 31, 2019
CASH FLOW
Net Cash from Operating Activities	$415,912	($361,491)	$2,355,813
Net Cash from Investing Activities	(50,250)	(50,250)	(6,094)
Net Cash from Financing Activities	498,867	498,620	(850,980)

NET INCREASE IN CASH/ CASH EQUIVALENTS	$863,809	$86,879	$1,498,738

The following table reconciles the cash flows for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020 (audited)	Period from November 21, 2020 through December 31, 2020 (unaudited) (1)	Pro Forma Year ended December 31, 2020 (unaudited) (1)
Net cash provided by (used in) operating activities	$415,192	$(776,683)	$(361,491)
Net cash used in investing activities	(50,250)	—	(50,250)
Net cash provided by (used in) financing activities	498,867	(247)	498,620

Net increase in cash and cash equivalents	$863,809	$(776,930)	$86,879

In the Stub Period, cash provided by operating activities was $415,192 and consisted primarily of net income of $1,244,270, adjusted for $118,134 of one non-cash item (depreciation and amortization expense and change in fair value of derivative liability related to convertible debt) and remaining cumulative changes in current assets and liabilities.

In the Pro Forma Year, cash used by operating activities was $361,491 and consisted primarily of net income of $4,485,109, adjusted for $121,647 of one non-cash item (depreciation and amortization expense) and remaining cumulative changes in current assets and liabilities. In the year ended December 31, 2019, cash provided by operating activities was $2,355,813.

The period-over-period change between the Stub Period ended on November 20, 2020 and the year ended December 31, 2019 was due to a decrease in net income in the Stub Period (primarily due to increased expenses on similar revenues), offset by working capital changes, including decreased prepaid expenses due to license costs in 2019 and decreased payables and deferred revenue due to timing of payments at the end of 2019 and timing of revenues at the end of 2020. The year-over-year change between the Pro Forma Year and the year ended December 31, 2019 was primarily due to working capital changes, including a significant increase in accounts receivable due to a large contract entered into in December 2020 offset by decreased prepaid expenses and payables as discussed above.

In the Stub Period and the Pro Forma Year, cash used by investing activities was $50,250 and consisted of $50,250 purchase of property and equipment.

In the Stub Period, cash used in financing activities was $498,867 and consisted primarily of $540,500 increase in debt, $1,075,000 repayment of debt, $733 loan to a minority shareholder and $1,034,100 received towards exercise of stock options and warrants. In the Pro Forma Year, cash used in financing activities was $498,620 and consisted primarily of $540,500 increase in debt, $1,075,000 repayment of debt, $980 loan to a minority shareholder and $1,034,100 received towards exercise of stock options and warrants.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations of Thrasys as of November 20, 2020:

($ in millions)		Payments due by period
	Total	2020	2021	2022	Thereafter
Contractual Obligations
Related Party Loans	$420,283	$–	$39,000	$381,283	–
PPP Loan(1)	530,500	–	196,936	343,564	–
Operating Lease	533,917	32,399	331,035	170,483	–

TOTAL	$1,484,700	$32,399	$566,971	$895,330	–

(1)	Thrasys has applied for forgiveness of the PPP loan.

Off-Balance Sheet Arrangements

During the periods presented, Thrasys did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Thrasys’s results are affected by the business cycles of its customer base, which generally results in stronger revenue in the fourth quarter of the financial year. Thrasys believes this variability is largely due to the market’s demand for its customers’ and/or business partners’ services due to higher levels of purchasing activity in the holiday season. As a result of its historically higher portion of sales in the fourth quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Taxes

Thrasys elected as of January 1, 2009, to be treated as an S-Corporation for federal and California income tax purposes. No provision has been made for federal income taxes since these taxes are the responsibility of the stockholders. The state of California imposes a 1.5% tax on the taxable income of S-Corporations.

As of November 20, 2020, Thrasys ceased to be an S-Corporation. Thrasys will be taxed as an S-Corporation for the Stub Period, and as a C-Corporation beginning November 21, 2020.

Deferred tax assets and liabilities are recorded for future tax consequences attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, including methods of accounting for revenue recognition, accrued expenses, depreciation, and net operating losses.

Thrasys has adopted Financial Accounting Standards Board guidance on uncertainty in income taxes. Management evaluated Thrasys’s tax positions and concluded that Thrasys had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, Thrasys is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2016. The provision for income taxes consists of California franchise taxes.

The Internal Revenue Service (IRS) audited the Thrasys 2008 and 2009 tax returns for the proper year of inclusion of a $15 million long-term capital gain on the sale of certain intellectual property rights to Siemens Medical Solutions, Inc. Thrasys had originally reported the gain on its 2010 S Corporation tax return matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California. and passed the gain through to its shareholders. The IRS has asserted that Thrasys owes C Corporation tax of $5 million for 2008 or in the alternative owes C Corporation tax of $5 million for 2009 as a Built in Gain.

The matter is currently pending before the US Tax Court Docket 11565-15. There are related cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. In 2018 the IRS filed a motion for Summary Judgment and in Thrasys, Inc. v. Commissioner (T.C. Memo 2018-199) filed December 4, 2018, Thrasys prevailed and the motion was denied.

In January 2020, Thrasys filed a Motion for Summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no Built in Gains tax. In either alternative there would be no additional income tax due for 2008 or 2009. The

Internal Revenue Service filed an objection to the motion. On March 3, 2021, the US Tax Court, without consideration of the merits of the case issued a very brief Court Order dismissing the Thrasys motion. Had the motion been granted the need for a trial would have been obviated. Counsel for the IRS has contacted counsel for Thrasys and has offered to join Thrasys in a motion to have the case decided without trial. This and other alternatives are now under consideration. It is not likely this case will be resolved before the end of 2021.

All attorney fees have been accrued through November 20, 2020. If additional income taxes are imposed there will be interest charged at approximately 4% per year since either 2009 or 2010. The IRS has not asked that penalties be imposed.

See Note 7 to the Notes to the Thrasys, Inc. Financial Statements for the period from January 1, 2020 to November 20, 2020 and the Year Ended December 31, 2019 for additional information.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with U.S. GAAP applicable for an “emerging growth company” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. In particular, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies. Thrasys availed itself of an extended transition period for complying with new or revised accounting standards and, as a result, did not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies.

Preparation of these financial statements requires Thrasys to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Thrasys bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, Thrasys could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. Thrasys believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Thrasys derives its revenues mainly from subscription revenues, which are comprised of subscription fees from customers accessing Thrasys’s cloud computing services; services revenues; royalty income; support and maintenance and sale of intellectual property assets. Thrasys commences revenue recognition when (1) here is persuasive evidence of an arrangement; (2) the service has been or is being provided to the customer; (3) the collection of the fees is reasonably assured; and (4) the amount of fees to be paid by the customer is fixed or determinable.

Multiple Deliverable Arrangements—Thrasys enters into arrangements with multiple deliverables that generally include subscription, set up, and professional services. If the deliverables have standalone value upon delivery, Thrasys accounts for each deliverable separately. Multiple-deliverables included in an arrangement are separated into different units of accounting and the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. Thrasys determines the relative selling price for a deliverable based on its vendor-specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”), if VSOE is not available. Thrasys has determined that third-party evidence of selling price (‘TPE”) is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. The amount of revenue allocated to delivered items is limited by contingent revenue, if any.

Thrasys determined BESP by considering its overall pricing objectives and market conditions. Significant pricing practices considered include discounting practices, the size and volume of transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical standalone sales, and contract prices. The determination of BESP is made through consultation with and approval by Thrasys management, taking into consideration the go-to-market strategy. As market strategies evolve, Thrasys may modify its pricing practices in the future, which could result in changes in relative selling prices, including both VSOE and BESP.

Deferred Revenue—Deferred revenue primarily consists of billings in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. Thrasys generally invoices customers in annual or quarterly installments.

Stock-Based Compensation

Thrasys has a stock-based compensation plan and grants stock options and restricted stock awards to employees. Thrasys’s stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period of the award. To date, the fair value of the options and restricted stock awards used have not been significant and, accordingly, not recorded. Determining the appropriate fair value and calculating the fair value of stock-based awards requires judgment, including estimating stock price volatility, forfeiture rates, expected dividends, and expected life.

Thrasys calculates the fair value of each option award on the date of grant under the Black-Scholes option pricing model using certain assumptions. For non-employee consultants, Thrasys revalues the unvested options at each vesting period.

Thrasys terminated its Stock Option Plan as of November 20, 2020 upon consummation of merger with UpHealth Holdings. All the outstanding and vested stock options were exercised by the employees as of this date.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which supersedes ASC Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Thrasys is currently evaluating the effect of this update on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses, which provides financial statement users with information about expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this update replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (a modified-retrospective approach). Thrasys is currently evaluating the effect of this update on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718). This update expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. This update is effective for all periods beginning after December 15, 2019. Thrasys is currently evaluating the effect of this update on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification or ASC 606). ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (ASC 605), and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, we refer to ASC 606 and Subtopic 340-40 as the “new standard.” Thrasys adopted the new standard as of January 1, 2020, utilizing the modified retrospective method of adoption by applying the new standard to the periods impacted post-adoption. The guidance was applied to contracts that are not substantially complete as of the date of initial application in accordance with practical expedient ASC 606-10-65-1(h).

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond Thrasys’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Thrasys does not believe there is material exposure to market risk from changes in interest rates on its long-term debt.

Foreign Currency Risk

Thrasys’s consolidated financial statements are presented in U.S. dollars while the functional currency of Thrasys is also U.S. dollars. Thrasys does not have any direct foreign currency risks as it does not have assets in foreign currencies and does not have any receivables in foreign currency. It has one contract in which it acquires licenses prices in Euros. Obligations against this contract will be completed as of the end of June 2021.

GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED’S

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) the audited consolidated financial statements of Glocal as of March 31, 2020 and 2019 and for the years then ended and the related notes (ii) the unaudited condensed consolidated financial statements of Glocal as of December 31, 2020 and the nine months then ended and the related notes, and (iii) the unaudited condensed consolidated financial statements of Glocal as of March 25, 2021 and the period then ended and the related notes, each as provided elsewhere in this prospectus. The discussion should also be read in conjunction with the pro forma consolidated financial information included in this prospectus. The discussion below includes forward-looking statements about Glocal’s business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Glocal’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” included in this prospectus.

Overview

Glocal is a technology and process-based healthcare platform providing its customer comprehensive primary care and specialty consultations for a fraction of the cost, through telemedicine, digital dispensaries, and technology-based hospital centers. It has pioneered the development of semantic algorithm and AI-based clinical decision support system called Litmus DX that helps deliver healthcare through telemedicine on its Hellolyf, Digital Dispensaries utilizing a telemedicine terminal called Litmus MX and an automated medicine dispenser called Litmus RX, and through Glocal’s smart hospitals. Glocal started its operation from India, but has successfully spread internationally and is now in 10 countries.

Glocal was organized in 2010 and seeks to bring state of art healthcare to the rural population in India through an integrated model of block-level comprehensive primary and secondary care hospitals, digital dispensaries, and technology. Glocal has significantly reduced the cost of healthcare service delivery to patients. The hospitals have adopted a collaborative approach with the local healthcare ecosystem in each new location, establishing a strong presence. As of March 31, 2021, Glocal has 10 operating hospitals in India and 238 implemented Digital Dispensaries, with 370 new clinics under implementation. The technology-based solution has also attracted the international market and has extended its presence to more than 10 countries through signed contracts and memorandums of understanding (“MoU”).

Glocal’s vision is to make quality healthcare accessible to everyone, especially primary healthcare, using a technology and process-based platform. There are three billion people in South Asia, East Asia, and Africa that have patchy access to doctors, laboratories, and medicines, or the access is too expensive. Besides these areas, rural areas and remote regions across the world, even in the developed world, face the same problem. Even the most advanced areas with good facilities face delays in accessing healthcare and have high overheads. By integrating telemedicine with IoT-based remote examination and instant investigation using point-of-care technologies, Glocal has created one of the most advanced digital primary care systems in the world.

Glocal’s model has been tested at a run rate of over a half million patients a year and, if existing contracts are fully implemented, can serve over 10,000,000 patients per year. It has been awarded by the United Nation’s (“UN”) Innovation Exchange (HIEx2020) with the Public Appreciation Award 2020 as a cutting-edge technology to meet the sustainable development goals of the UN. Glocal has more than 1,650,000 customers and business partners worldwide with no single customer representing more than 10% of revenues. Glocal’s customers are located in regions in India, Southwest Asia, and Africa. Glocal generates 85% of its revenue in India and the remainder from Africa and East Asia.

For the period ended March 25, 2021, 83% of revenues came from hospitals and 17% came from Digital Dispensaries. Although Glocal continues to expand by introducing new solutions, the breadth and stability of its existing customers provide it with a solid base of revenue upon which it can continue to innovate and make investment to strengthen its product portfolio and to expand its global presence, particularly in India, Asia, and Africa.

Glocal services are aimed towards three major end points of healthcare, which are essential for universal healthcare coverage.

AFFORDABILITY: The total cost of healthcare must be brought down to $60 per capita, or whatever is the average cost, which is the recommended norm for low-income countries. This includes what is called primary, secondary, and tertiary healthcare.

ACCESS: Primary and acute care must be available within 5 and 50 Km of every person’s residence and access must be 24 hours per day.

ACCOUNTABILITY: Health outcomes must be measurable and show steady improvement. A major problem is fragmentation of healthcare whereby a patient has to go to three different units for simple primary healthcare alone—doctor, laboratory, and pharmacy. There is also lack of care continuum between primary and higher-order healthcare interventions.

Unlike other telemedicine centers seen today, Glocal’s Digital Dispensary is an innovative hybrid brick-and-mortar center, which provides complete primary and emergency healthcare solutions such as consultation, confirmatory tests, and medicines from a single point through the use of two path-breaking technological solutions, Litmus MX and Litmus RX.

Litmus MX is used for recording vitals of the patient, consultation with a doctor over video conferencing from miles away, and for routine card-based point-of-care tests, and also contains a fully-automatic biochemistry analyzer, which analyzes 25 Blood parameters in 12 minutes. The software may also suggest investigations. If the doctor agrees, they can order further rapid tests, such as for dengue or malaria, for which kits are available. When the doctor selects a prescription, the machine talks to the dispenser, which shells out the required dosages of the medicines. Theoretically, the algorithm can be fine-tuned to arrive at a final diagnosis and prescription on its own.

Litmus RX is an automated medicine dispensing unit, which dispenses the medicine prescribed by the doctor, while the prescription is being printed. In addition to these solutions is one of the world’s top ten end-to- end Clinical Decision Support System (“CDSS”), named Litmus DX, along with a web interface, named HelloLyf, which integrates practice management with diagnostic algorithms, investigation interpretation, treatment protocols, drug safety checks, and electronic medical records.

Hellolyf.com, Glocal’s web-based telemedicine platform, provides world-class telemedicine solutions, which allows patients anywhere to consult with any doctor safely. The relay and IP addressing is done through STUN and TURN servers.

During the COVID-19 pandemic, Glocal’s innovative solution, Hellolyf CX, has successfully used ultraviolet C light disinfection, acrylic separation, and positive air pressure to create the first line of defense of health workers and patients against all forms of infectious and contagious diseases, including COVID-19.

Glocal telemedicine/Digital Dispensaries have been functional in India mainly through the government and are primarily housed in government facilities, which provide services that are free to the beneficiaries. After successful implementation of projects in the Indian states of Rajasthan, Odisha, and West Bengal, Glocal now has won a contract to set-up 550+ Digital Dispensaries in the Indian state of Madhya Pradesh, resulting in a total of 750+ government-placed nodes across India.

Glocal generated 78% and 100% of revenue from India and 22% and 0% through exports in the 12 months ending March 31, 2020 and the period ending March 25, 2021, respectively. The decrease in revenue from exports was due to Covid-19 lockdowns and political disruptions in Mali, which delayed shipments of Digital Dispensaries. For revenue in India, Glocal is exposed to fluctuations of the currencies in which its transactions are denominated. Specifically, a material portion of Glocal revenues are denominated in INR.

FACTORS AFFECTING THE INDUSTRY AND COMPARABILITY OF RESULTS

COVID-19

Glocal’s revenues dipped during COVID-19, particularly during the April to June 2020 quarter, due to a reduction in physical touch points resulting from the lockdowns; however, those stabilized during the July to September 2020 quarter. In addition, between April and December 2020, four of Glocal’s hospitals were requisitioned temporarily by the respective state government for Covid-19 response. The relevant governments are required to compensate Glocal for this period and the impact to revenues, costs and expenses has not been material. Currently, Glocal does not anticipate these or any future requisitions will have a material impact. For the Digital Dispensaries, there has been a delay in shipping orders due to a logistics slowdown. While the contracts are covered by force majeure clauses, the risk of cancellation of contracts has not risen, but revenue growth has been delayed. Glocal’s order book has seen a significant increase which Glocal believes will continue; however, the impact of COVID-19 remains fluid and order fulfillment for Digital Dispensaries may be impacted by continued logistics bottlenecks.

Other matters

Glocal has moved to a revenue-sharing model where it partners in certain places to run and operate hospitals. Glocal is operating four hospitals itself and five hospitals under revenue-sharing arrangements.

Glocal is also focusing now on the B2B models where the Hellolyf / Helloyf CX / Digital Dispensaries are sold to B2B partners/customers, who operate them with a revenue-share to Glocal. This results in lower revenues but higher margins.

Acquisition by UpHealth Holdings, Inc.

Glocal is now a (non-wholly-owned) subsidiary of UpHealth Holdings, Inc. (“UpHealth Holdings”). The acquisition of Glocal by UpHealth Holdings was structured to occur in several steps. The first step concluded on November 20, 2020 when UpHealth Holdings acquired approximately 43.46% of the outstanding equity share capital of Glocal pursuant to the terms and conditions of a Share Purchase Agreement between UpHealth Holdings, Glocal, and certain Glocal shareholders. As an initial part of the second step, UpHealth Holdings made an additional investment into Glocal of $3,000,000 on March 26, 2021, and received additional shares in Glocal to increase its ownership to approximately 89.4% of the outstanding equity of Glocal. On May 14, 2021, UpHealth Holdings acquired further additional shares of Glocal, and delivered a certain number of UpHealth Holdings shares and a promissory note as acquisition consideration to complete the second step. After completing the second step, Uphealth Holdings, held 90.4% of the outstanding equity of Glocal. The final steps are not expected to occur until after the Closing of the UpHealth Business Combination. As the final steps, UpHealth Holdings as the majority shareholder will, in conjunction with the remaining Glocal shareholders, take steps to increase UpHealth Holdings’s ownership in Glocal through the acquisition of remaining shares, the issuance of additional shares, and/or any other manner acceptable to UpHealth Holdings and permitted under India law.

UpHealth Holdings accounted for its ownership in Glocal using the equity method from November 20, 2020 through March 25, 2021. Beginning March 26, 2021, the results of operations of Glocal are consolidated with those of UpHealth Holdings. The information below sets forth the results of operations, liquidity, and capital resources of Glocal from April 1, 2020 through March 25, 2021. Accordingly, this information will not be directly comparable to the twelve month period ending March 31, 2021. See “Information about UpHealth” for further discussion of the acquisition by UpHealth Holdings of equity interests in Glocal.

Key Business Metrics

Revenue

Glocal’s revenue is generated primarily from hospitals including, pharmacy and medicine sales and the sale of digital dispensaries, and transaction fees per telemedicine consult.

Cost of Revenue and Gross Profit (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) consists primarily of costs of operating hospitals, including cost for purchase of medicines, professional/doctor fees, and the cost for Digital Dispensaries. Gross profit is equal to revenue less cost of revenue associated with operating the hospital and cost of Digital Dispensaries.

Operating Expenses

Glocal’s operating expenses revenue (excluding depreciation and amortization) include advertisement and sales promotion expense, general and administrative expense including employee expenses and depreciation and amortization.

Sales and Marketing Expenses

Sales and marketing expenses are comprised of compensation and benefits related to Glocal’s sales personnel, travel expenses, and expenses related to advertising, marketing programs, and events.

General and Administrative Expenses

General and administrative expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams.

Depreciation and Amortization Expenses

Glocal’s operations are capital intensive. Depreciation expense relates to the depreciation of building, computer equipment, purchased software, furniture and fixtures, and office equipment.

RESULTS OF OPERATIONS

Comparison of the period from April 1, 2020 to March 25, 2021 (unaudited) to the twelve months ended March 31, 2020 ($ in thousands)

	Period from April 1 to March 25, 2021	Twelve Months ended March 31, 2020	$ Change	% Change
Revenue	$8,013	$9,057	$(1,044)	(12)%
Cost of revenue	3,291	2,956	335	11%

Gross profit	4,722	6,101	(1,379)	(23)%
Operating expenses:
Selling and marketing expenses	141	231	(90)	(39)%
General and administrative expenses	1,623	2,276	(653)	(29)%
Depreciation and amortization	1,310	1,309	1	—%

Total operating expenses	3,074	3,816	(742)	(19)%

Operating income	1,648	2,285	(637)	(28)%
Other income (expenses):
Interest expense	(2,351)	(2,198)	(153)	(7)%
Other income	3,010	2,136	874	41%

Total other income (expenses):	659	(62)	721	1,168%

Income before income tax expense	2,307	2,223	84	4%
Income tax benefit (expense)	695	(1,468)	2,163	147%

Net income	3,002	755	2,247	298%
Net income attributable to non-controlling interest	(101)	3	104	4,092%

Net income available to owners of parent	$2,901	$758	$2,143	283%

The following table sets forth the amount of the consolidated results of operations for the following periods as a percentage of total revenue:

	April 1 to March 25, 2021	Twelve months ended March 31, 2020
Revenue	100%	100%
Cost of revenue	41%	33%

Gross profit	59%	67%
Operating expenses:
Selling and marketing expenses	2%	3%
Depreciation and amortization	16%	14%
General and administrative expenses	20%	25%

Total operating expenses	38%	42%

Operating income	21%	25%
Other income (expenses):
Interest expense	(29)%	(25)%
Other income	38%	24%

Total other income (expenses)	9%	(1)%

Income before income tax expense	29%	24%
Income tax benefit (expense)	8%	(16)%

Net income	37%	8%
Net income attributable to non-controlling interest	1%	—%

Net income available to owners of parent	36%	8%

Revenue

In the period ended March 25, 2021, revenue decreased by $1,044 thousand, compared to the twelve months ended March 31, 2020, attributable to a $2,191 thousand decrease in revenue from the sale and setup of Digital Dispensaries, partially offset by a $993 thousand increase in revenue from inpatient- and output-related treatment services at Glocal hospitals and a $150 thousand increase in digital health software services. The balance represents other revenues. The increases in inpatient- and outpatient-related treatment services revenue and software services revenue were primarily attributable to the effects of increased utilization of hospitals beds stemming from Swasthya Saathi and ABNHM (Government Social Health Insurance Schemes) demand. The increased revenue from digital health software revenue was due to new contracts in the period ended March 25, 2021. The decrease in revenue from sale and setup of Digital Dispensaries was primarily due to COVID-19 lockdowns and political disruptions in Mali, which delayed shipments of Digital Dispensaries. The second wave of COVID-19, with the current surge, might further delay rollouts of new Digital Dispensaries due to continued logistics bottlenecks.

Cost of Revenue and Gross Profit (Excluding Depreciation and Amortization)

In the period ended March 25, 2021, cost of revenue (excluding depreciation and amortization) increased by $335 thousand, compared to the twelve months ended March 31, 2020. The increase in cost of revenue (excluding depreciation and amortization) was primarily a result of an increase in professional fees paid to doctors and an increase in medicines and medical consumables.

In the period ended March 25, 2021, gross profit (excluding depreciation and amortization) decreased by $1,379 thousand, compared to the twelve months ended March 31, 2020. Gross profit (excluding depreciation and amortization) as a percentage of revenue, or gross margin (excluding depreciation and amortization), decreased from 67% for the twelve months ended March 31, 2020 to 59% in the period ended March 25, 2021. The decrease in gross profit is primarily attributable to the decrease in revenue from the sale of Digital Dispensary setup due to COVID-19 lockdowns and political disruptions in Mali. Also, the increase in professional fees paid to doctors and the increase in medicines and medical consumables cost has resulted in decrease in gross profit (excluding depreciation and amortization).

Operating Expenses

In the period ended March 25, 2021, selling and marketing expenses decreased by $90 thousand, compared to the twelve months ended March 31, 2020, and general and administrative expenses decreased by $653 thousand compared to the twelve months ended March 31, 2020. The decreases were primarily attributable to the shift from self-operating to revenue-sharing arrangements in the hospitals, expense reductions, and the outsourcing of certain manpower costs in Digital Dispensaries to operating partners on a per transaction model.

In the period ended March 25, 2021, depreciation expenses increased by $1 thousand compared to the twelve months ended March 31, 2020. As Glocal is shifting to more and more B2B business, it is becoming less capital intensive. Future growth is likely to come from its digital sales, which is likely to be more capital efficient.

Other Income (Expense)

In the period ended March 25, 2021, interest expense increased by $153 thousand compared to the twelve months ended March 31, 2020 due to higher loan balances. Other income in the period ended March 25, 2021 increased by $874 thousand compared to the twelve months ended March 31, 2020 due to the write back of liabilities after thorough examination of all pending purchase orders.

Income Tax Benefit (Expense)

In the period ended March 25, 2021, Glocal recorded an income tax benefit of $695 thousand, primarily due to the reversal of the valuation allowance against deferred tax assets from one of Glocal’s LLP. Further, as per the Indian Income Tax Act, there are certain expenses which may be deducted in the year in which the amount is paid. There were such expenses in the year ended March 31, 2020, which were not paid before filing of the tax returns and will be allowed in subsequent years when the expenses are paid, resulting in the creation of deferred tax assets. In the twelve months ended March 31, 2020, Glocal recorded income tax expense of $1,468 thousand, after utilizing net operating losses of $4,926 thousand from earlier years, which resulted in the reversal of deferred tax assets not previously recognized.

Nine months ended December 31, 2020 compared with nine Months ended December 31, 2019

The following table sets forth the amount of interim consolidated results of operations for the nine months ended December 31, 2020 and 2019 ($ in thousands) (unaudited):

	Nine Months ended December 31,
	2020	2019
Revenues, net	$5,757	$4,832
Cost of revenue	(2,227)	(2,414)
Gross profit	3,530	2,418
Operating expenses:
Selling and marketing expenses	107	253
Depreciation and amortization	924	1,013
General and administrative expenses	1,243	1,563

Total operating expenses	2,274	2,829
Operating income	1,256	(411)

Other income (expenses):
Interest expense	(1,767)	(1,674)
Other income	3,010	196

Total other income (expenses)	1,243	(1,478)

Income before income tax expense	2,499	(1,889)
Income tax benefit (charge)	819	967

NET INCOME	3,318	(922)

Net Income attributable to non-controlling interest	110	(114)
Net Income available to owners of parent	$3,208	(808)

The following table sets forth the amount of the consolidated results of operations for the nine months ended December 31, 2020 and 2019 as a percentage of total revenue:

	Nine Months ended December 31,
	2020	2019
Revenues, net	100%	100%
Cost of revenue	(39%)	(50%)
Gross profit	61%	50%

Operating expenses:
Selling and marketing expenses	2%	5%
Depreciation and amortization	16%	21%
General and administrative expenses	22%	32%

Total operating expenses	39%	59%
Operating income	22%	(9%)

Other income (expenses):
Interest expense	(31%)	(35%)
Other income	52%	4%

Total other income (expenses)	22%	(31%)
Income before income tax expense	43%	(39%)

Income tax benefit (charge)	14%	20%

NET INCOME	58%	(19%)

Net Income attributable to non-controlling interest	2%	(2%)
Net Income available to owners of parent	56%	(17%)

Comparison of the nine months ended December 31, 2020 and 2019 ($ in thousands) (unaudited)

	Nine Months ended December 31,
	2020	2019	$ Change	% Change
Revenues, net	$5,757	$4,832	$925	19%
Cost of revenue	(2,227)	(2,414)	(187)	(8%)
Gross profit	3,530	2,418	1,112	46%
Operating expenses:
Selling and marketing expenses	107	253	(146)	(58%)
Depreciation and amortization	924	1,013	(89)	(9%)
General and administrative expenses	1,243	1,563	(320)	(20%)

Total operating expenses	2,274	2,829	(555)	(20%)
Operating income	1,256	(411)	1,667	406%

Other income (expenses):
Interest expense	(1,767)	(1,674)	93	6%
Other income	3,010	196	2,814	1436%

Total other income (expenses):	1,243	(1,478)	2,721	184%

Income before income tax expense	2,499	(1,889)	4,388	232%
Income tax benefit (charge)	819	967	(148)	(15%)

NET INCOME	3,318	(922)	4,240	459%

Net Income attributable to non-controlling interest	110	(115)	224	195%
Net Income available to owners of parent	$3,208	(808)	4,016	497%

Revenue

In the nine months ended December 31, 2020, revenue increased by $925 thousand, compared to the nine months ended December 31, 2019. Of this total revenue increase, $450 thousand was attributable to an increase in revenue from inpatient and output related treatment services at Glocal Hospitals and $474 thousand was attributable to an increase in Software services and no sales return in December 31, 2020 compared to high sales return in December 31, 2019. The balance represents other revenues. The increases in inpatient and outpatient-related treatment services revenue and in software services revenues were primarily attributable to the effects of increased utilization of hospitals beds stemming from Swasthya Saathi and ABNHM (Government Social Health Insurance Schemes) demand. Increased revenues from Digital Health Software revenues were due to new contracts in the year.

Cost of Revenue and Gross Profit

In the nine months ended December 31, 2020, cost of revenue decreased by $187 thousand, compared to the same period ending December 31, 2019. The decrease in cost of revenue was primarily a result of a decrease in professional fees paid to doctors and a reduction in expenses at five hospitals that are now under revenue sharing arrangements.

In the nine months ended December 31, 2020, gross profit increased by $1,112 thousand, compared to the same period ending December 31, 2019. The increase in gross profit was primarily a result of an increase in revenue. Gross profit as a percentage of revenue, or gross margin, increased from 50.04% for the nine months ended December 31, 2019 to 61.31% for the nine months ended December 31, 2020. The increase in gross margin was primarily a result of increase in the profitability margin of software services and hospitals now under revenue sharing arrangements.

Operating Expenses

In the nine months ended December 31, 2020, selling and marketing expenses decreased by $146 thousand, compared to the nine months ended December 31, 2019, and general and administrative expenses decreased by $320 thousand compared to the nine months ending December 31, 2019. The decrease was primarily attributable to the shift from self-operating to revenue sharing arrangements in the hospitals, reducing these expenses and also due to outsourcing of certain manpower costs in digital dispensaries to operating partners on a per transaction model.

In the nine months ended December 31, 2020, depreciation expenses decreased by $89 thousand compared to the nine months ended December 31, 2019 due to lower addition of capital related purchases. As Glocal is shifting to more and more B2B business, it is becoming less capital intensive. Future growth is likely to come from its digital side and therefore is likely to be more capital efficient.

Other Income (Expense)

In the nine months ended December 31, 2020 interest expense increased by $93 thousand compared to the nine months ended December 31, 2019 due to higher loan balances. Other income in the nine months ended December 31, 2020 increased by $2,814 thousand compared to the nine months ended December 31, 2019 due to NCDs issued to Essential Capital Consortium BV Netherlands being waived through grants given by USAID as a consequence of Glocal’s good COVID response. The debentures waiver has been shown as other income.

Income tax benefit (charge)

In the nine months ended December 31, 2020, income tax benefit was $819 thousand compared to $967 thousand in the nine months ended December 31, 2019. The reduction was mainly due to the creation of deferred tax assets due to disallowances of certain expenses under the Indian Income Tax Act 1961.

Twelve months ended March 31, 2020 compared with Twelve months ended March 31, 2019

The following table sets forth the results of operations for the twelve months ended March 31, 2020 and 2019 ($ in thousands):

	Twelve months ended March 31,
Consolidated Results of Operations	2020	2019
Revenues, net	$9,057	$7,221
Cost of revenue	(2,956)	(4,243)
Gross profit	6,101	2,978

Operating expenses:
Selling and marketing expenses	232	422
Depreciation and amortization	1,309	1,183
General and administrative expenses	2,275	4,805

Total operating expenses	3,816	6,410
Operating income	2,285	(3,432)

Other income (expenses):
Interest expense	(2,198)	(2,823)
Other income	2,136	57

Total other income (expenses):	(62)	(2,766)

Income before income tax expense	2,223	(6,198)
Income tax benefit (charge)	(1,468)	666

NET INCOME	$755	$(5,532)

Net Income attributable to non-controlling interest	(3)	(474)
Net Income available to owners of parent	$758	(5,058)

The following table sets forth the amount of the consolidated results of operations for the twelve months ended March 31, 2020 and 2019 as a percentage of total revenue:

	Twelve months ended March 31,
Consolidated Results of Operations	2020	2019
Revenues, net	100.0%	100.0%
Cost of revenue	(32.6%)	(58.8%)
Gross profit	67.4%	41.2%
Operating expenses:
Selling and marketing expenses	2.6%	5.8%
Depreciation and amortization	14.4%	16.4%
General and administrative expenses	25.1%	66.5%

Total operating expenses	42.1%	88.7%
Operating income	25.3%	(47.5%)

Other income (expenses):
Interest expense	(24.3%)	(39.1%)
Other income	23.6%	0.8%

Total other income (expenses):	0.7%	(38.3%)
Income before income tax expense	24.6%	(85.8%)

Income tax benefit (charge)	(16.2%)	9.2%

NET INCOME	8.4%	(76.6%)

Net Income attributable to non-controlling interest	(0.0%)	(6.5%)
Net Income available to owners of parent	8.4%	(70.1%)

Comparison of the Twelve months ended March 31, 2020 and 2019

($ in thousands)	Twelve months ended March 31,
Consolidated results of operations data	2020	2019	$ Change	% Change
Revenues, net	$9,057	$7,221	$1,836	25.4%
Cost of revenue	(2,956)	(4,243)	1,287	(30.3%)
Gross profit	6,101	2,978	3,123	104.9%

Operating expenses:
Selling and marketing expenses	232	422	(190)	(45.0%)
Depreciation and amortization	1,309	1,183	126	10.7%
General and administrative expenses	2,275	4,805	(2,530)	(52.7%)

Total operating expenses	3,816	6,410	(2,594)	(40.5%)
Operating income	2,285	(3,432)	5,717	166.6%

Other income (expenses):
Interest expense	(2,198)	(2,823)	(625)	(22.1%)
Other income	2,136	57	2,079	3,647.4%

Total other income (expenses):	(62)	(2,766)	2,704	97.8%

Income before income tax expense	2,223	(6,198)	8,421	135.87%
Income tax benefit (charge)	(1,468)	666	(2,134)	320.4%

NET INCOME	$755	$(5,532)	$6,287	113.6%

Net Income attributable to non-controlling interest	(3)	(474)	471	99.4%
Net Income available to owners of parent	758	(5,058)	5,816	115.0%

Revenue

In the year ended March 31, 2020, revenue increased by $1,836 thousand, compared to the prior year. Of this total revenue increase, $ 2,170 thousand was attributable to increase in software services sales, offset by a decrease of $374 thousand attributable to inpatient and outpatient revenues, due to the shift of certain self-operated hospitals to revenue sharing arrangements. Increased revenues from digital health software revenues were due to new contracts entered during the year.

Cost of Revenue and Gross Profit

In the year ended March 31, 2020, cost of revenue decreased by $1,287 thousand, compared to the same period ending March 31, 2019. The decrease in cost of revenue was primarily a result of decrease in professional fees paid to doctors, lower costs for digital dispensary sales and lower expenses for hospitals now under revenue sharing arrangements.

In the year ended March 31, 2020, gross profit increased by $3,123 thousand, compared to the same period ending March 31, 2019. The increase in gross profit was primarily a result of increase in revenue. Gross profit as a percentage of revenue, or gross margin, increased from 41.2% for the year ended March 31, 2019 to 67.4% for the year ended March 31, 2020. The increase in gross margin was primarily a result of an increase in revenue and high profitability margins of the digital dispensary business.

Operating Expenses

In the year ended March 31, 2020, selling and marketing expenses decreased by $190 thousand, compared to the prior year and general and administrative expenses decreased by $ 2,530 thousand compared to the prior year. The decrease was primarily attributable to the shift from self-operating to revenue sharing arrangement in the hospitals reducing these expenses and also due to outsourcing of manpower costs in digital dispensaries to operating partners on a per transaction model.

In the year ended March 31, 2020, depreciation expenses increased by $126 thousand compared to the prior year due to capital related purchases.

Other Income (Expense)

In the year ended March 31, 2020, interest expense decreased by $625 thousand compared to the prior year due to lower loan balances. Other income in the year ending March 31, 2020 increased by $ 2,079 thousand compared to the prior year due to written off liabilities.

Income Tax Benefit (charge)

In the year ended March 31, 2020, Glocal has utilized brought forward losses of $ 4,926 thousand from earlier years resulting in reversal of deferred tax asset and income tax charge of $ 1,468 thousand.

LIQUIDITY AND CAPITAL RESOURCES

Glocal funds its short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and borrowings under credit facilities. Glocal’s management regularly monitors certain liquidity measures to monitor performance. Glocal believes its cash, cash flows from operations, and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

Since inception, Glocal has financed its operations through internally-generated cash from operations, equity from investors, and long-term debt. Glocal’s long-term cash needs primarily include working capital requirements and investments to accelerate business growth. There are a number of factors that may negatively impact its available sources of funds in the future, including the ability to generate cash from operations and obtain additional financing. The amount of cash generated from operations is dependent upon factors, such as the successful execution of Glocal’s business strategies and worldwide economic conditions.

Glocal is currently in a dispute with Allahabad Bank with respect to the timing of payments and deductions made by the bank on certain term loans in the amount of $13,095 thousand. Glocal believes payment requirements were in error due to the completion stage of the various projects related to the loans. Glocal and the bank are in discussions to restructure the timing of these payments and Glocal has received verbal approval from the bank on the Glocal proposal. Finalization of the documents has been delayed due to the bank’s pending merger with another entity. Glocal anticipates approval soon. However, if it is not approved, the bank could continue to require current payments on these loans, which could have a material impact on Glocal’s liquidity. Currently, these loans have been classified as current liabilities and will be classified as long-term upon approval by the bank.

Glocal may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital, or extend the maturity period of certain debt. In the future, after completion of the acquisition by UpHealth Holdings, this will be managed as part of UpHealth liquidity needs. If additional financing is required from outside sources, Glocal and UpHealth may not be able to raise it on terms acceptable to it or at all. If Glocal and UpHealth are unable to raise additional capital when desired, Glocal’s business, operating results and financial condition may be adversely affected.

Cash Flows

Comparison of the period from April 1, 2021 to March 25, 2021 (unaudited) to the twelve months ended March 31, 2020

The following table summarizes cash flows for the periods indicated ($ in thousands):

	April 1 to March 25, 2021	Twelve Months ended March 31, 2020
Net cash provided by operating activities	$1,265	$1,373
Net cash used in investing activities	(417)	(1,005)
Net cash used in financing activities	(636)	(849)

Net increase/(decrease) in cash	$212	$(481)

In the period ended March 25, 2021, net cash provided by operating activities was $1,265 thousand, a decrease from $1,373 thousand for the year ended March 31, 2020, primarily as a result of a decrease in operating profits before working capital changes from $3,852 thousand in the year ended March 31, 2020 to $ 2,959 thousand in the period ended March 25, 2021. Working capital changes included an increase in trade receivables of ($1,338) thousand in the period ended March 25, 2021, compared to $ (2,818) thousand in the year ended March 31, 2020, and a decrease in trade payables of $(267) thousand in the period ended March 25, 2021, compared to an increase in trade payables of $332 thousand in the year ended March 31, 2020. The increase in trade receivables was due to a decrease in frequency of payments from customers as a result of COVID-19. The decrease in trade payables was mainly due to the timing of payments to creditors.

In the period ended March 25, 2021, cash used in investing activities was $417 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets. In the twelve months ended March 31, 2020, cash used in investing activities was $1,005 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets.

In the period ended March 25, 2021, cash used in financing activities was $636 thousand, primarily consisting of the repayment of borrowings (net of any receipts) of $107 thousand and finance costs paid of $529 thousand. In the twelve months ended March 31, 2020, cash used in financing activities was $849 thousand, primarily consisting of the repayment of borrowings (net of any receipts) of $538 thousand and finance costs paid of $ 312 thousand.

Comparison of the nine months ended December 31, 2020 and 2019

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Nine Months ended December 31,
	2020	2019
Net cash provided by operating activities	2,053	3,455
Net cash used in investing activities	(167)	(853)
Net cash used in financing activities	(1,638)	(3,146)

Net increase/(decrease) in cash	248	(544)

In the nine months ended December 31, 2020, net cash provided by operating activities, including operating income and changes in working capital was $2,053 thousand, down from $3,455 thousand for the nine months ended December 31, 2019. Operating profits before working capital increased from $605 thousand in December

2019 to $2,181 thousand in December 2020 primarily as a result of increased profitability in the Company’s digital dispensary business and hospital business on revenue sharing. The increase in operating profit was offset by an increase in working capital. Working capital changes included an increase in trade receivables of ($584 thousand) in the nine months ended December 31, 2020 up from $2002 thousand at December 31, 2019 and cash generated by trade payables amounting to $538 thousand in December 31, 2020 down from $840 thousand at December 31, 2019. The increase in trade receivables resulted from longer collection times during the COVID period while the change in payables stemmed from a write down of third-party payables.

In the nine months ended December 31, 2020, cash used in investing activities was $167 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $159 thousand and the investment of bank deposits with maturity more than three months of $7 thousand. In the nine months ended December 31, 2019, cash used in investing activities was $859 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $392 thousand and investment in bank deposits with maturity more than three months of $486 thousand.

In the nine months ended December 31, 2020, cash used in financing activities was $1,638 thousand, primarily consisting of the repayment of borrowings (net of any receipts) of $1,480 thousand and finance costs paid of $158 thousand. In the nine months ended December 31, 2019, cash used in financing activities was $3,146 thousand, primarily consisting of repayment of borrowings (net of any receipts) of $2,416 thousand and finance costs paid of $730 thousand.

Comparison of the twelve months ended March 31, 2020 and 2019

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Twelve months ended March 31,
	2020	2019
Net cash provided by operating activities	$1,373	$1,829
Net cash used in investing activities	(1,005)	(2,249)
Net cash used in financing activities	(849)	873

Net increase/(decrease) in cash	$(481)	$453

In the twelve months ended March 31, 2020, net cash provided by operating activities was $1,373 thousand, down from $1,829 thousand for the twelve months ended March 31, 2019, primarily as a result of an increase in operating profits offset by changes in working capital from ($559) thousand in March 31 2019 to $3,854 thousand in March 31 2020. Operating profits increased as a result of growth and margin expansion in the Company’s digital dispensary business. Working capital changes include net cash used by trade receivables amounting to $2,818 thousand in March 31, 2020 up from $847 thousand generated in March 31, 2019 and cash generated by trade payables amounting to $332 thousand in March 31, 2020 down from $1,600 thousand in March 31, 2019. The increase in trade receivables was due to a major part of revenue being generated at the end of financial year and increased credit period of collection from hospitals now on revenue sharing arrangements while the decrease in trade payables resulted from write-offs of payables at year-end after reviewing liabilities.

In the twelve months ended March 31, 2020, cash used in investing activities was $1,005 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $985 thousand, investments in bank deposits with maturity more than three months of $9 thousand. In the twelve months ended March 31, 2019, cash used in investing activities was $2,249 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $2,423 thousand, proceeds in bank deposits with maturity more than three months of $123 thousand.

In the twelve months ended March 31, 2020, cash used in financing activities was $849 thousand, primarily consisting of the repayment of borrowings (net of any receipts) of $ 538 thousand and finance costs paid of

$312 thousand. In the twelve months ended March 31, 2019, cash provided by financing activities was $873 thousand, primarily consisting of the proceeds of borrowings (net of any repayments) of $ 3,298 thousand and finance costs paid of $2,494 thousand.

Long-Term Debt and Contractual Obligations

Long-term financial obligations as of March 25, 2021 and March 31, 2020, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	As of March 25, 2021	As of March 31, 2020	Maturity	Contractual Interest rate	As of March 25, 2021	As of March 31, 2020
Non-convertible debenture	$—	$2,715	5th May 2019 & 5th November 2019	13.55%		13.55%

Term loan from banks	13,097	12,631	Refer Note 4(b) of audited financials	Refer Note 4(b) of audited financials	Rates vary from 11.15-12.75%	Rates vary from 11.15%- 12.75%

Term loan from SIDBI	588	669	31st March 2025 (96 monthly installments from April 2017)	PLR plus 1.5% p.a.	12.50%	12.5%

Term loan from NSDC	2,170	2,092	March 2022	6%	6%	6%

Term loan from Caspian	1,377	1,328	15th November, 2021	15%	15%	15%

Term loan from Black soil	413	362	31st August 2022 (monthly installments from 30th November 2018)	16.25%	16.25%	16.25%

Equipment Loans	546	559	Different Maturities	Different Rates

Total Long-Term Financial Liabilities	$18,191	$20,356

Long-term financial obligations as of December 31, 2020 and 2019, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	As of December 31, 2020		As of December 31, 2019	Maturity	Contractual Interest rate	Nominal Interest Rate
						As of December 31, 2020	As of December 31, 2019
Non-convertible debenture	$	NIL	$2,870	Waived	Waived		13.55%

Term loan from banks		$13,019	$13,348	Refer Note 4(b) of unaudited financials	Refer Note 4(b) of unaudited financials	Vary from 11.15% to 12.75%	Vary from 11.15% to 12.55%

Term loan from SIDBI		$635	$753	31st March 2025 (96 monthly installments from April 2017)	PLR plus 1.5% p.a.	12.5%	13%

Term loan from NSDC		$2,157	$2,211	March 2022	6%	6%	6%

Term loan from Caspian		$1,369	$1,511	December 31, 2020	15%	15%	15%

Term loan from Blacksoil		$411	$383	31st August 2021	16.25%		16.25%

Equipment loan		$595	$644	Different Maturities	Different Maturities

Total Financial Liabilities		$18,186	$21,720

Long-term financial obligations as of March 31, 2020 and 2019, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	As of March 31, 2020	As of March 31, 2019	Maturity	Contractual Interest rate	Nominal Interest Rate
					As of March 31, 2020	As of March 31, 2019
Non-convertible debenture	$2,715	$2,938	5th May 2019 & 5th November 2019	13.55%	13.55%	13.55%

Term loan from banks	$12,631	$13,785	Refer Note 4(b) of audited financials	Refer Note 4(b) of audited financials	Rates vary from 11.15%-12.75%	Rates vary from 11.15%-12.55%

Term loan from SIDBI	$669	$812	31st March 2025 (96 monthly installments from April 2017)	PLR plus 1.5% p.a.	12.5%	13%

Term loan from SDC.	$2,092	$2,266	March 2022	6%	6%	6%

Term loan from Caspian	$1,328	$1,438	December 31, 2020	15%	15%	15%

Term loan from blacksoil	$362	$834	31st August 2020 (monthly instalments from 30th November 2018)	16.25%	16.25%	16.25%

Off-Balance Sheet Arrangements

During the periods presented, Glocal did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Glocal’s results are affected by the season demand for health services, which generally results in stronger revenue in the fourth quarter of the financial year. Glocal believes this variability is largely due to its customers’ increased demand for healthcare services following the holiday season. As a result of Glocal’s historically higher portion of sales in the fourth quarter of each year, its cost of revenue (excluding depreciation and amortization) increases during such period relative to any increase in revenue. The increase in cost of revenue (excluding depreciation and amortization) and other impacts of seasonality may affect profitability in a given quarter.

Critical Accounting Policies and Estimates

Preparation of these financial statements requires Glocal to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. The estimates are based on historical experience and on various other assumptions that management believes to be reasonable. In many instances, Glocal could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations, and cash flows will be affected. Glocal believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Glocal derives its revenue primarily from rendering medical and healthcare services. Revenue from hospital and digital consultancy services to patients is recognized as revenue when the related services are rendered, unless significant future uncertainties exist. Revenue is also recognized in relation to the services rendered to the patients who are undergoing treatment/observation to the extent of services rendered. Revenue from sale of medicine and medical consumables within hospital premises is recognized upon sale. The amount of revenue recognized is net of sales returns and trade discounts. Revenue from Digital Dispensaries is recognized when ownership has been transferred to and accepted by the customer. Unbilled revenue represents value of medical and healthcare services rendered to the patients, but not invoiced.

Liabilities Written Back

Glocal assesses its payment of its liabilities at each reporting date and writes back liabilities that are no longer required, which are recorded as other income.

Research and Development Expenses

Glocal capitalizes internal and external costs incurred for application development after technological feasibility has been achieved. Other costs, including the research phase, are expensed as incurred.

Employee Benefit

The costs of the defined benefit plans granted to employees are charged to the income statement are determined by actuarial calculation.

Preference Shares

Series A preference shares are classified as mezzanine equity as they are redeemable at the option of the holder in the absence of an IPO, or an event/strategic sale not under the control of Glocal. Subsequent to the balance sheet date, the investor waived their redemption rights. Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset and will or may be settled in its own equity instruments.

Business Combination

In accordance with ASC Topic 805, Business Combination,” Glocal uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. Glocal measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which Glocal transfers the purchase consideration or the definitive control agreement is signed and Glocal achieves control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as incurred, except for the costs to issue debt or equity securities, which are reduced from the fair value of instruments issued. Transactions that result in an increase or decrease in a group’s/parent’s ownership interest in a subsidiary without the loss of control are accounted for as an equity transaction.

Income Taxes

Glocal accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

Glocal recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Glocal records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

Foreign Currency Translation

The functional currency of Glocal is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on Glocal’s assessment of its ability to collect on customer accounts receivable. Glocal regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances, and other known conditions that may affect a customer’s ability to pay. In cases where Glocal is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer, which reduces the net recognized receivable to the amount Glocal reasonably believe will be collected. Glocal writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectable and collection of the receivable is no longer being actively pursued.

Impairment or disposal of long-lived assets

Glocal accounts for impairment losses on long-lived asset in accordance with ASC 360, Property, Plant and Equipment. Glocal reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Glocal measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

Fair Value of Financial Instruments

Glocal applies fair value accounting for all financial instruments on a recurring basis. Glocal’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values.

Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, Glocal uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

Recent Accounting Pronouncements Not Yet Adopted

The Financial Accounting Standard Board (“FASB”) issued ASU 2016-02, Leases, (Topic 842) (ASU 2016-02), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. ASU 2016-02 was effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019 and will be applied using a modified retrospective approach.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 325), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). ASU 2019-10 finalizes various effective date delays for private companies applying the credit losses, leases and hedging standards. As a result of ASU 2019-10, Glocal’s effective date of ASU 2016-02 is deferred. ASU 2016-02 is now effective for Glocal’s December 31, 2021 consolidated financial statements. Management is currently evaluating the effect that ASU 2016-02 will have on Glocal’s consolidated financial statements. Glocal expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments upon adoption, with no material impact to the consolidated statement of operations.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors, including international economic and political considerations, as well as other factors beyond Glocal’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Glocal’s interest rates on the bank borrowings through banks and financial institution is at fixed rate, except for loan from SIDBI which is based on Prime Lending Rate, plus an applicable margin 1.50. Glocal does not believe there is material exposure to market risk from changes in interest rates on debt.

TTC HEALTHCARE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The accompanying consolidated financial statements include the accounts of TTC Healthcare, Inc. and Subsidiaries (the “Successor”) and Transformations Treatment Center, Inc. and Affiliates (“Transformations” or the “Predecessor”). The Successor was organized on June 5, 2019. On September 5, 2019, the Successor entered into an equity purchase agreement to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testing, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. In September 2019, the Successor also formed a new wholly-owned subsidiary, Wrigley Healthcare Services, Inc. As the effective dates of the equity purchase agreement and the related credit agreements are September 5, 2019, the initial date of the successor’s consolidated financial statements is reflected as of September 5, 2019 and is considered the date of inception. The Successor’s and Predecessor’s fiscal year is the calendar year. The Successor had no operations prior to the acquisition. The consolidated Transformations will hereafter be referred to as “TTC Healthcare.”

You should read the following management’s discussion and analysis in conjunction with (i) the audited consolidated financial statements of TTC Healthcare, Inc. and subsidiaries, (“TTC Healthcare”) as of December 31, 2020 and 2019 and for the years then ended and the related notes, (ii) the unaudited consolidated financial statements of TTC Healthcare as of January 24, 2021 and for the periods then ended and the related notes, and (ii) the pro forma consolidated financial information, each as set forth elsewhere in this prospectus. The discussion below includes forward-looking statements about TTC Healthcare’s business, operations, and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. TTC Healthcare’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” set forth elsewhere in this prospectus.

Overview

TTC Healthcare provides inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. TTC Healthcare offers a complete continuum of care from its detoxification services, residential care, Partial Hospitalization Programs (“PHP”), intensive outpatient (“IOP”), and outpatient programs (“OP”). During the COVID-19 pandemic, outpatient programs have transitioned to a majority of visits that are virtual.

In March 2020, TTC Healthcare formed Transformations Mending Fences, LLC to provide mental health and substance abuse disorder treatment, including equine therapy, to patients. TTC Healthcare has an 80% controlling interest in the entity with the remaining 20% interest owned by an unrelated party. Operations began in December 2020, with the admission of the first patient occurring in January 2021.

In addition to inpatient and outpatient substance abuse treatment services, TTC Healthcare performs screenings, urinalysis, and diagnostic laboratory services, and provides physician services to clients. TTC Healthcare operates three facilities located in Delray Beach, Florida and one facility in Morriston, Florida. These facilities provide inpatient substance abuse treatment facilities, standalone outpatient centers, and sober living facilities focused on delivering effective clinical care and treatment solutions.

Impact of Covid-19. The direct and indirect impacts of the current COVID-19 outbreak on TTC Healthcare customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts it may experience. There has been a reduction in patients partially due to certain states imposing travel bans and quarantines. Management is currently unable to quantify the effects that this situation will have on its operations and financial position; however, they may be significant.

In the following table, revenue is disaggregated by significant service provided, all of which are recognized over time for years ended December 31, 2020 and 2019.

	Year ended December 31,
	2020		2019
	Amount	Percent	Amount	Percent
Inpatient and outpatient treatment related services	$14,480	76.6%	$19,659	79.7%
Detoxification related services	2,029	10.5%	2,563	10.4%
Diagnostic laboratory related services	1,700	8.8%	2,451	9.9%
Ancillary medical services	798	4.1%	—	0.0%

Total Revenue	$19,367	100.0%	$24,673	100.0%

FACTORS AFFECTING COMPARABILITY OF RESULTS

On September 5, 2019, TTC Healthcare (Successor) entered into an Equity Purchase Agreement (“Purchase Agreement”) to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testing, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. (Predecessor). TTC Healthcare also formed a new wholly-owned subsidiary, Wrigley Healthcare Services, Inc. during the fourth quarter of 2019. The Successor had no operations prior to the acquisition. The results of operations discussed below that are for periods both before and after the acquisition include all results operations of the Predecessor and the Successor.

Business Combination with UpHealth Holdings

TTC Healthcare was acquired by and became a wholly-owned subsidiary of UpHealth Holdings on January 25, 2021, pursuant to the terms and conditions of an Agreement and Plan of Merger between UpHealth Holdings and TTC Healthcare, in exchange for consideration in the form of a promissory note in the amount of $12,699,088, and shares of UpHealth Holdings. Subsequent to January 25, 2021, the results of operations of TTC Healthcare are consolidated with those of UpHealth Holdings. The information below sets forth the results of operations and liquidity and capital resources of TTC Healthcare as of December 31, 2020 and 2019 and for the years then ended, and for the period from January 1, 2021 through January 24, 2021. Because of the acquisition by UpHealth Holdings, the results of operations and liquidity and capital resources for the period from January 1, 2021 through January 24, 2021 are not comparable to the three month period ended March 31, 2020, set forth below.

Key Business Metrics

Revenue

TTC Healthcare generates revenue primarily through services provided to clients in both inpatient and outpatient treatment settings. TTC Healthcare bills third-party payors weekly for the services provided in the prior week. Client related services, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors and others for services provided. TTC Healthcare receives the majority of payments from commercial payors at out-of-network rates. Client service revenue is recorded at established billing rates less adjustments to estimate net realizable value. Provisions for estimated third-party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received. A significant or sustained decrease in reimbursement rates could have a material adverse effect on operating results.

TTC Healthcare provides diagnostic laboratory testing services for its clients which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. Diagnostic laboratory service revenue is recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third-party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received.

Prior to admission, insurance coverage, as applicable, is verified and the client self-pay amount is determined. TTC Healthcare accounts for any client self-pay on a cash basis as collectability cannot or could not be reasonably assured. Revenue is recognized when collection is made. In some instances, clients will make a deposit for the services to be rendered. These prepaid payments are included in accrued liabilities in the accompanying consolidated balance sheets and revenue related to these payments is deferred and recognized over the period services are provided. TTC Healthcare does not recognize revenue for any amounts not collected from the client.

For the period ended January 24, 2021, TTC Healthcare had one significant third-party payor who accounted for approximately 13% of total net revenues for the period. For the period ended March 31, 2020, TTC Healthcare had two significant third-party payors who accounted for approximately 65% of total net revenues. One of the payors uses a third-party administrator (“TPA”) to process and pay its claims. During 2020, the payor changed their TPA in certain regions of the country, which required the Company to be credentialed in- network with the new TPA. As of January 24, 2021, the Company was still not credentialed with the TPA. For the three-month period ended March 31, 2020 and the period from January 1, 2021 to January 24, 2021, total revenue for this payor was $2,871,000 and $7,000, respectively. In April 2021, one of TTC HealthCare’s facilities was finally credentialed with the TPA and began accepting patients in May 2021.

Cost of Revenue

TTC Healthcare’s cost of revenues is the accumulated total of all costs to provide a service. These costs fall into the general sub-categories of direct materials, direct clinical labor and benefits, and an appropriately allocated portion of indirect costs (indirect overhead). Indirect overhead costs include such allocable costs as, depreciation and amortization, and ancillary costs such as freight, delivery, non-sales and non-income taxes, insurance, and general overhead, such as allocable supervision and related costs. Direct labor is the direct provision of activities provide service to clients.

Operating Expenses

TTC Healthcare’s operating expenses include sales and marketing expense, general and administrative expense, and depreciation and amortization expense.

General and Administrative Expense

General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay, and other administrative costs such as facilities expenses, including rental expenses, professional fees, and travel expenses.

Selling and Marketing Expense

Selling costs include compensation and benefits for marketing personnel and expenses related to advertising, marketing programs, and events.

Depreciation Expense

TTC Healthcare’s operations are not capital intensive. Depreciation expense relates to the annual depreciation of office equipment, furniture and fixtures, vehicles, and purchased software.

Transaction Expenses. Transaction expenses relate solely to the direct costs incurred in connection with the September 5, 2019 business combination discussed above.

Other Income (Expense)

TTC Healthcare’s other income (expense) primarily relates to interest on a term note and revolving line of credit.

Income Taxes

TTC Healthcare, effective with the business combination on September 5, 2019 has elected to be treated as a C Corporation and files federal and state income taxes. Prior to the transaction, the Predecessor, with the consent of its stockholder, elected to be taxed as an S Corporation under provisions of the Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate shares of the Predecessor’s taxable income. Therefore, no liability or provision for federal income taxes has been included in these consolidated financial statements. The Predecessor was subject to certain state taxes in jurisdictions where taxes were assessed. TTC Healthcare files taxes in the United States and the State of Florida.

TTC HEALTHCARE RESULTS OF OPERATIONS

Period from January 1, 2021 to January 24, 2021 compared with the three months ended March 31, 2020

The following table sets forth the amount of consolidated results of operations for the period from January 1, 2021 to January 24, 2021 and the three months ended March 31, 2020 (unaudited) ($ in thousands):

Consolidated results of operations data	January 1 to January 24 2021	Three Months Ended March 31 2020
			$ Change	% Change
Revenues, net	$559	$5,334	(4,775)	(89.5)
Cost of service	724	3,006	(2,282)	(75.9)

Gross profit	(165)	2,328	(2,493)	*

Operating expenses:
General and administrative	431	921	(490)	(53.2)
Selling and marketing	264	1,077	(813)	(75.5)
Depreciation	8	35	(27)	(77.1)

Total operating expenses	704	2,034	(1,330)	(65.4)
Operating income (loss)	(869)	294	(1,163)	*

Other income (expenses):
Interest expense	(32)	(185)	153	(82.7)
Gain on extinguishment of debt - paycheck protection program loans	—	—	—	—
Other income	—	9	(9)	*

Total other income (expenses):	(32)	(176)	144	(81.8)

Income (loss) before income tax (benefit) expense	(901)	118	(1,019)	*
Income tax (benefit) expense	(222)	36	(258)	*

Net income (loss)	(679)	82	(761)	*

Net loss attributable to noncontrolling interest	7	—	7	*

Net income (loss) attributable to
TTC Healthcare (1)	$(686)	$82	(768)	*

*	Percentage change in excess of 100.0%.
(1)	Noncontrolling interests represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by TTC Healthcare.

The following table sets forth the amount of the consolidated results of operations for the period from January 1, 2021 to January 24, 2021 and the three months ended March 31, 2020 as a percentage of total revenue:

	January 1 to January 24 2021	Three Months Ended March 31 2020
Revenues, net	100.0%	100.0%
Cost of service	129.5%	56.4%

Gross Profit	(29.5%)	43.6%

Operating expenses:
General and administrative	77.1%	17.3%
Selling and Marketing	47.3%	20.2%
Depreciation	1.5%	0.7%

Total operating expenses	125.9%	38.2%
Operating income (loss)	(155.4%)	5.4%

Other income (expense):
Interest expense	(5.7%)	(3.5)%
Gain on extinguishment of debt - paycheck protection program loans	0.0%	0.0%
Other income	0.0%	0.2%

Total expenses	(5.7%)	(3.3)%

Income (loss) before income tax (benefit) expense	(161.1%)	2.1%

Income tax (benefit) expense	39.7%	(0.7)%

Net income (loss)	(121.4%)	1.4%

Net income attributable to noncontrolling interest	(0.3%)	0.0%

Net income (loss) attributable to
TTC Healthcare (1)	(120.1%)	1.4%

(1)	Noncontrolling interests represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by TTC Healthcare.

Revenue

In the period ended January 24, 2021, revenue decreased by $4,775 thousand, compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period, a decline in referrals from the U.S. Department of Veterans Affairs’ Community Care Network in connection with the assignment of third-party administrator responsibilities from TriWest to Optum, and a reduction in partial hospitalization reimbursement rates from a number of payors, including Tricare.

Cost of Service

In the period ended January 24, 2021, cost of service decreased by $2,282 thousand, compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period with a lesser amount due to a reduction in patients on a year over year basis.

Operating Expenses

In the period ended January 24, 2021, general and administrative expenses decreased by $490 thousand, compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period.

In the period ended January 24, 2021, selling and marketing expenses decreased by $813 thousand, compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period.

TTC Healthcare is not capital intensive based upon the nature of operations. In the period ended January 24, 2021, depreciation expenses decreased by $27 thousand compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period.

Other Income (Expense)

In the period ended January 24, 2021, interest expense decreased by $153 thousand compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period.

Income Tax Expense (Benefit)

In the period ended January 24, 2021, income tax decreased $258 thousand compared to the three months ended March 31, 2020. This decrease was primarily attributable to the shortened reporting period and the fact that TTC Healthcare had a net loss for the period from January 1, 2021 through January 24, 2021 and net income for the three months ended March 31, 2020.

Year ended December 31, 2020 compared with Year ended December 31, 2019

The following table sets forth the amount of consolidated results of operations for the year ended December 31, 2020 and 2019 ($ in thousands):

Consolidated results of operations data	Twelve Months ended December 31,
	2020	2019
Revenues, net	$19,367	$24,673
Cost of service	9,031	9,291
Gross profit	10,336	15,382
Operating expenses:
Selling, general, and administrative	10,927	11,366
Depreciation	121	162
Transaction expenses	–	367

Total operating expenses	11,048	11,895
Operating income (loss)	(712)	3,487

Other income (expenses):
Interest expense	(879)	(223)
Gain on extinguishment of debt - paycheck protection program loans	661	–
Other income	(2)	140

Total other income (expenses):	(221)	(83)

Income (loss) before income tax expense	(932)	3,404
Income tax expense (benefit)	299	(106)

NET INCOME (LOSS)	(634)	3,298
Net loss attributable to noncontrolling interest	27	–
Net income (loss) attributable to TTC Healthcare	$(606)	$3,298

(1)

For the year ended December 31, 2020, TTC Healthcare did not incur transaction expenses. For the year ended December 31, 2019, the transaction expenses related to the acquisition by the Successor, which was executed on September 5, 2019.

(2)

As part of the business combination that occurred on September 5, 2019, TTC Healthcare entered into a line of credit and term note with a bank. For the year ended December 31, 2020, TTC Healthcare incurred $879 thousand in interest expense. For year ended December 31, 2019, TTC Healthcare incurred $223 thousand in interest expense.

(3)	Noncontrolling interests represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by the Company.

The following table sets forth the amount of the consolidated results of operations for the year ended December 31, 2020 and 2019 as a percentage of total revenue:

	Twelve Months ended December 31,
	2020	2019
Revenues, net	100.0%	100.0%
Cost of service	46.6%	37.6%
Gross Profit	53.4%	62.4%
Operating expenses:
Selling, general, and administrative	56.4%	46.1%
Depreciation	0.6%	0.7%
Transaction expenses	0.0%	1.5%

Total operating expenses	57.0%	48.3%
Operating income (loss)	(3.6%)	14.1%

Other income (expenses):
Interest expense	(4.5%)	(0.9%)
Gain on extinguishment of debt - paycheck protection program loans	3.4%	0.0%
Other income	0.0%	0.6%

Total other income (expenses):	(1.1%)	(0.3%)
Income (loss) before income tax expense	(4.7%)	13.8%

Income tax expense (benefit)	1.5%	(0.4%)

NET INCOME (LOSS)	(3.2%)	13.4%
Net loss attributable to noncontrolling interest	0.1%	0.0%
Net income (loss) attributable to TTC Healthcare	(3.1%)	13.4%

Comparison of the year ended December 31, 2020 and 2019

($ in thousands)

Consolidated results of operations data	Twelve Months ended December 31,
	2020	2019	$ Change	% Change
Revenues, net	$19,367	$24,673	$(5,306)	(21.5%)
Cost of service	9,031	9,291	(260)	(2.8%)
Gross profit	10,336	15,382	(5,406)	(32.8%)
Operating expenses:
Selling, general, and administrative	10,927	11,366	(439)	(3.9%)
Depreciation	121	162	(41)	(25.3%)
Transaction expenses	—	367	(367)	(100.0%)

Total operating expenses	11,048	11,895	(847)	(7.1%)
Operating income (loss)	(712)	3,487	(4,199)	(120.4%)

Other income (expenses):
Interest expense	(879)	(223)	(656)	294.2%
Gain on extinguishment of debt -paycheck protection program loans	661	—	661	100.0%
Other income	(2)	140	(142)	(101.4%)

Total other income (expenses):	(221)	(83)	(138)	166.3%

Income (loss) before income tax expense	(932)	3,404	(4,336)	(127.4%)
Income tax expense (benefit)	299	(106)	405	(382.1%)
NET INCOME (LOSS)	(634)	3,298	(3,932)	(119.2%)
Net loss attributable to noncontrolling interest	27	—	27	100.0%

NET INCOME (LOSS) attributable to TTC Healthcare	$(606)	$3,298	$(3,904)	(118.4%)

Revenue

In the year ended December 31, 2020, revenue decreased by $5,306 thousand, compared to the same period last year. This decrease was primarily attributable to a decline in referrals from the U.S. Department of Veterans Affairs’ Community Care Network in connection with the assignment of TPA responsibilities from TriWest to Optum and to a reduction in partial hospitalization reimbursement rates from a number of payors, including Tricare.

Cost of Service

In the year ended December 31, 2020, cost of service decreased by $206 thousand, compared to the same period last year. This decrease was primarily attributable to the reduction in revenues and the related variable expenses such as contract labor and client service-related expenditures.

Operating Expenses

In the year ended December 31, 2020, selling, general, and administrative expenses decreased by $439 thousand, compared to the same period last year. The decrease was primarily attributable to the reduction in headcount relating to positions that were not rehired during Covid-19 and related decrease in operating rent expenses.

TTC Healthcare is not capital intensive based upon the nature of operations. In the year ended December 31, 2020, depreciation expenses decreased by $41 thousand compared to the same period last year.

In 2019, TTC Healthcare incurred transaction costs associated with the September 5, 2019 business combination. There were no such costs in 2020.

Other Income (Expense)

In the year ended December 31, 2020, interest expense increased by $656 thousand compared to the same period last year. Prior to September 5, 2019, TTC Healthcare had no long-term debt. The interest is attributable to a line of credit and a term note that were issued as part of the business combination noted above. In 2020, other income relates to a gain on extinguishment of three of the five Paycheck Protection Program loans described.

Income Tax Expense (Benefit)

In the year ended December 31, 2020, income tax expense increased $405 thousand compared to a benefit of $106 thousand for the year ended December 31, 2019. As TTC Healthcare was previously an S Corporation and is now taxed as a C Corporation (effective September 5, 2019), TTC Healthcare has entity level taxes reported (both current and deferred). TTC Healthcare had filed its December 31, 2019 income tax return on a cash basis. In 2020, TTC Healthcare will be electing a tax change in accounting method to be taxed on an accrual basis. As a result, the deferred differences between cash basis and accrual basis will be considered taxable income over a four-year period beginning in 2020.

LIQUIDITY AND CAPITAL RESOURCES

As of January 24, 2021 and December 31, 2020, TTC Healthcare had $2,356 thousand and $3,800 thousand of cash, respectively. TTC Healthcare believes its cash, cash flows from operations, and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

TTC Healthcare finances its operations through a combination of internally generated cash from operations and from borrowings under a bank facility. TTC Healthcare’s long-term cash needs primarily include meeting debt service requirements, working capital requirements, and capital expenditures. There are a number of factors that may negatively impact its available sources of funds in the future, including the ability to generate cash from operations, obtain additional financing, or refinance existing short-term debt obligations. The amount of cash generated from operations is dependent upon factors such as the successful execution of TTC Healthcare’s business strategies and worldwide economic conditions. The amount of debt available under future financings is dependent on TTC Healthcare’s ability to maintain adequate cash flow for debt service and sufficient collateral, and the general financial conditions in TTC Healthcare’s market.

TTC Healthcare may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. Additionally, TTC Healthcare may also raise debt capital for strategic opportunities which may include acquisitions of additional companies, and general corporate purposes. In the future, this will be managed as a part of UpHealth’s liquidity needs. If additional financing is required from outside sources, TTC Healthcare and UpHealth may not be able to raise it on terms acceptable to it or at all. If TTC Healthcare are unable to raise additional capital when desired, TTC Healthcare’s business, operating results and financial condition may be adversely affected.

Long-term Debt

In September 2019, TTC Healthcare entered into a loan and security agreement (the “Agreement”) with a bank that allowed for maximum borrowings of $1,750 thousand on a revolving line of credit and a $10,800 thousand term loan. The revolving line of credit expires in September 2022, with the option to extend for a total of two years by two separate one-year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of TTC Healthcare. On November 23, 2020, TTC Healthcare entered into a forbearance agreement with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021. See Note D to the Notes to Consolidated Financial Statements of TTC Healthcare for additional information on the forbearance agreement.

On April 16, 2020, TTC Healthcare entered into five Paycheck Protection Program (“PPP”) loan agreements that totaled $1,944 thousand, bore interest at 1.00%, were set to mature in April 2022, were not collateralized, and were eligible for forgiveness subject to provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). TTC Healthcare applied for forgiveness during 2020. During 2020, three of the loans, totaling $661 thousand, were forgiven in full by the SBA and TTC Healthcare was legally released from repaying the loan. As of January 24, 2021, TTC Healthcare had not received forgiveness on the remaining two loans, totaling $1,283 thousand. Subsequent to period end, on February 22, 2021 and March 25, 2021, the remaining two loans of $936 thousand and $347 thousand, respectively, were forgiven by the SBA and TTC Healthcare was legally released from repaying the loans. Prior to the notification of forgiveness, TTC Healthcare has reported $850 thousand as short term which was to be due in 2021 and $433 thousand as long-term for the amount that would have been due in 2022.

See Note E to the Notes to Consolidated Financial Statements of TTC Healthcare for additional information on long-term debt.

Long-term financial obligations, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	Outstanding Balance				Nominal Interest Rate
Loan	As of January 24, 2021	As of March 31, 2020	Maturity	Contractual Interest Rate	As of January 24, 2021	As of March 31, 2020
Term loan	$9,467	$10,300	September 2022	LIBOR + 4.00% or 3.50%	4.36%	5.56%
Paycheck protection program loans (1)	1,283	—	April 2022	1.00%	1.00%	N/A
Unamortized debt issuance costs	(158)	(190)	September 2024	N/A	N/A	N/A

Total carrying value of long-term debt	$10,592	$10,110

(1)	See the discussion above regarding PPP loans and the status of forgiveness applications.

	Outstanding Balance				Nominal Interest Rate
Loan	As of December 31, 2020	As of December 31, 2019	Maturity	Contractual Interest Rate	As of December 31, 2020	As of December 31, 2019
Term loan	$9,550	$10,550	September 2022	LIBOR + 4.00% or 3.50%	4.45%	5.52%
Paycheck protection program loans	1,284	—	April 2022	1.00%	1.00%	N/A
Unamortized debt issuance costs	(158)	(200)	September 2024	N/A	N/A	N/A

Total carrying value of long-term debt	$10,676	$10,350

(1)

On September 5, 2019, the Successor entered into an Equity Purchase Agreement (“Purchase Agreement”) to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testing, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. The transaction was financed with capital contributions and a term note, as listed above. The term note is secured by substantially all assets.

(2)	See the discussion above regarding PPP loans and the status of forgiveness applications.

Cash Flows

The following tables summarize cash flows for the periods indicated ($ in thousands):

	January 1 to January 24 2021	Three Months ended March 31 2020
Net used in operating activities	$(1,302)	$(278)
Net cash used by investing activities	(18)	(4)
Net cash (used in) provided by financing activities	(83)	1,215

Net (decrease)/increase in cash	$(1,403)	$933

	Twelve Months ended December 31,
	2020	2019
Net cash provided by operating activities	$987	$4,168
Net cash used by investing activities	(221)	(13,199)
Net cash provided by financing activities	2,444	6,386

Net increase/(decrease) in cash	$3,210	$(2,645)

In the period ended January 24, 2021, cash used in operating activities was $1,302 thousand, primarily consisting of net loss of $679 thousand, $214 thousand of non-cash items (depreciation and deferred tax adjustments), a $174 thousand increase in assets, and a $234 thousand decrease in liabilities. In the three months ended March 31, 2020, cash used in operating activities was $278 thousand, consisting primarily of a $935 decrease in assets and $119 thousand of non-cash items (depreciation, deferred tax adjustments and debt issuance cost amortization), partially offset by a $694 thousand increase in liabilities and net income of $82 thousand. The period-over-period change was primarily due to the shorted reporting period and a reduction of revenues due to a lower patient count.

In the period ended January 24, 2021, cash used by investing activities was $18 thousand, primarily consisting of cash paid to acquire property and equipment. In the three months ended March 31, 2020, cash used by investing activities was $4 thousand, primarily also consisting of cash paid to acquire property and equipment.

In the period ended January 24, 2021, cash used in financing activities was $83 thousand, consisting of scheduled principal payments on long-term debt. In the three months ended March 31, 2020, cash provided by financing activities was $1,215 thousand, primarily consisting of $1,500 thousand of borrowings on the revolving line of credit for operational needs, partially offset by $250 thousand of scheduled principal payments on long-term debt and $35 thousand of preferred stock dividends.

In the year ended December 31, 2020, cash provided by operating activities was $987 thousand, primarily consisting of net loss of $634 thousand and $(524) thousand of non-cash items (depreciation, deferred tax adjustments, gain on extinguishment of debt and debt issuance cost amortization) and accretion of contingent consideration offset by assets that overall decreased $1,443 thousand (primarily receivables) and liabilities increased $702 thousand.

In the year ended December 31, 2019, cash provided by operating activities was $4,168 thousand, consisting primarily of net income of $3,298 thousand and $190 thousand of non-cash items (depreciation, deferred tax adjustments and debt issuance cost amortization) offset by assets that overall decreased $463 thousand and liabilities increased by $217 thousand. The year-over-year change was primarily due to the increase in operating loss, and an increase in current liabilities related to a note payable of $28 thousand related to contingent consideration for the Successor acquisition and draws on the line of credit of $1,250 thousand. Accounts receivable decreased approximately $1,610 thousand primarily due to stronger collection efforts and the mix of third-party payors.

In the year ended December 31, 2020, cash used by investing activities was $221 thousand, primarily consisting of cash paid to acquire property and equipment.

In the year ended December 31, 2019, cash used by investing activities was $13,199 thousand, primarily consisting of cash paid as part of the business combination on September 5, 2019.

In the year ended December 31, 2020, cash provided by financing activities was $2,444 thousand, primarily consisting of $1,944 thousand net proceeds from borrowing on PPP loans, $1,500 thousand of proceeds from the revolving line of credit funds less payments on long-term debt of $1,000 thousand. In the year ended December 31, 2019, cash provided by financing activities was $6,386 thousand, primarily consisting of $10,800 thousand net proceeds from borrowing on a term loan, $250 thousand of proceeds from the revolving line of credit funds, $3,000 thousand in proceeds from the issuance of common stock, $755 thousand of capital contributions, and $125 thousand in advances from related parties, less $250 thousand in payments on a term note, $211 thousand in debt issuance costs paid and $7,983 in dividends and distributions.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of January 24, 2021 ($ in thousands).

	Payment due by period
	Total(1)	2021	2022-2023	2024-2025	Thereafter
Operating lease obligations	$8,545	$1,603	$3,703	$2,856	$383
Paycheck protection loans (1)	1,284	434	850	–	–

Total	$9,829	$2,037	$4,553	$2,856	$383

(1)	See the discussion above regarding PPP loans and the status of forgiveness applications.

In addition, on January 29, 2021, TTC Healthcare received proceeds aggregating $505,810 from the U.S. Department of Health and Human Services (“HHS”) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (“PFR”). The payments will not require repayment as long as TTC Healthcare complies with certain terms and conditions outlined by HHS. The terms and conditions first require TTC Healthcare to identify health care-related expenses attributed to coronavirus that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, TTC Healthcare then applies the funds to patient care lost revenue. The HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue that TTC Healthcare plans follow.

The following table summarizes the non-cancelable contractual obligations as of December 31, 2020 (in thousands).

	Payment due by period
	Total(1)	2021	2022-2023	2024-2025	Thereafter
Operating lease obligations	$8,663	$1,721	$6,034	$9,126	$383

Total	$8,663	$1,721	$6,034	$9,126	$383

(1)

TTC Healthcare has applied for and received forgiveness for $660 thousand of PPP loans. Applications have been made for the forgiveness of the remaining $1,284 thousand. Subsequent to year-end, an additional $936 thousand in loans was forgiven by the SBA and TTC Healthcare was legally released from repaying the loan. TTC Healthcare has not yet received a decision from the SBA on the remaining $348 thousand of loans. TTC Healthcare does not anticipate making any principal payments, but in the event that the lender and the SBA determine that all or a portion of the PPP loans are not forgivable, TTC Healthcare will be required to remit payments of $850 thousand in 2021 and $433 thousand in 2022. See the discussion above for additional information.

Off-Balance Sheet Arrangements

During the periods presented, TTC Healthcare did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Related Party Transaction

TTC Healthcare has a management agreement with a related party. Management fee expenses were approximately $17 thousand and $50 thousand for the period ended January 24, 2021 and the three months ended March 31, 2020, respectively. At January 24, 2021 and March 31, 2020, there were unpaid management fees of $205 thousand and $188 thousand, respectively.

Other amounts due to related parties totaled $1,393 thousand at both January 24, 2021 and December 31, 2020, consisting of a $25 thousand non-interest-bearing advance from a related party and $1,368 thousand due to TTC Healthcare’s preferred stockholder representing contingent consideration, accrued interest, and accrued preferred dividends.

Seasonality

TTC Healthcare’s results are affected by the season demand for substance use disorder and other mental health services which generally results in stronger revenue in the second quarter of the financial year. TTC Healthcare believes this variability is largely due to its customers’ increased demand for healthcare services following the holiday season. As a result of TTC Healthcare’s historically higher portion of sales in the second quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Critical Accounting Policies and Estimates

Preparation of these financial statements requires TTC Healthcare to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. TTC Healthcare bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, TTC Healthcare could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. TTC Healthcare believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Information on subsidiaries revenues is as follows:

Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC

Transformations Treatment Center, Inc. provides all-inclusive Residential Programs, Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. TTC Healthcare has determined that the services performed in relation to the program represent a single performance obligation. Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC satisfies its performance obligation over time as the program is administered and recognizes client service revenue accordingly. Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Summit Detox, Inc.

Summit Detox, Inc. provides patient substance detoxification services. TTC Healthcare has determined that the services performed in relation to the program represent a single performance obligation. Summit Detox, Inc. satisfies its performance obligation over time as the program is administered and recognizes client service revenue accordingly. Summit Detox, Inc. generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Pinnacle Testing, Inc.

Pinnacle Testing, Inc. provides diagnostic laboratory toxicology services. Services include urinalysis and other drug testing procedures. Pinnacle Testing, Inc. satisfies its performance obligation over time as the program is administered and recognizes client service revenue accordingly. Pinnacle Testing, Inc. generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Wrigley Healthcare Services, Inc.

Wrigley Healthcare Services, Inc. provides ancillary medical services. Services include sick and psychiatric visits, dietician, chiropractic and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. TTC Healthcare satisfies its performance obligation over time as the program is administered and recognizes patient service revenue equally over the number of treatments provided in a single episode of care. TTC Healthcare generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Freedom Now, Inc.

Freedom Now, Inc. provides ancillary medical services. Services include psychiatric, clinical, and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. TTC Healthcare satisfies its performance obligation over time as the program is administered and recognizes patient service revenue equally over the number of treatments provided in a single episode of care. TTC Healthcare generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

The remaining entities provide support services to the six operating entities. All related party transactions are eliminated.

Significant Judgment—Determination of Transaction Price

TTC Healthcare recognizes revenue from third-party payors over time as services are provided based on our estimate of the amount that third-party payors will pay for the services performed. TTC Healthcare estimates the net realizable value of revenue by adjusting gross client charges using an expected realization and applying that discount to gross client charges. A significant or sustained decrease in collection rates could have a material adverse effect on TTC Healthcare’s operating results. There is no assurance that TTC Healthcare will be able to maintain or improve historical collection rates in future reporting periods.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, the records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred.

Impairment of Long-Lived Assets

TTC Healthcare evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment for the years ended December 31, 2020 or 2019.

Recent Accounting Pronouncements Not Yet Adopted

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016- 02, Leases, (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements. The Company expects to record total right-of-use assets and related operating lease obligations, based on the present value of future payments, on the consolidated balance sheet upon adoption, with no material impact to the consolidated statement of operations.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond TTC Healthcare’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. TTC Healthcare’s interest rates on the bank borrowings held by a commercial bank is at the London Interbank Offered Rate “LIBOR”, plus an applicable margin between 3.50-4.00%. TTC Healthcare does not believe there is material exposure to market risk from changes in interest rates on debt.

INNOVATIONS GROUP, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) the audited consolidated financial statements of Innovations Group, Inc. as of December 31, 2020 and 2019 and for the years then ended and the related notes, (ii) the unaudited consolidated financial statements of Innovations Group, Inc. as of March 31, 2021 and 2020 and for the three month periods then ended and the related notes, and (iii) the pro forma consolidated financial information, each as set forth elsewhere in this prospectus. The discussion below includes forward-looking statements about Innovations Group, Inc.’s business, operations, and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Innovations Group, Inc.’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” set forth elsewhere in this prospectus.

OVERVIEW

Innovations Group, Inc. (“Innovations Group”) is the parent company of the following wholly-owned operating subsidiaries: MedQuest Pharmacy, Inc. (“MedQuest Pharmacy”), WorldLink Medical, Inc (“WorldLink Medical”), Medical Horizons, Inc. (“Medical Horizons”), and Pinnacle Labs, Inc. (doing business as MedQuest Testing Services (“MTS”)).

MedQuest Pharmacy is a full-service retail and compounding pharmacy licensed in 50 states and the District of Columbia that dispenses patient-specific medications and ships directly to patients. It delivers both compounded and legend (also referred to as manufactured) drugs and is capable of serving as a retail or national fulfillment center, as a personalized medication administration partner with prescribers, and as a lifestyle wellness direct-to-consumer offering. Its proprietary software and operating system, eMedplus™, is Electronic Prescribing of Controlled Substances (“EPCS”) Certified by the U.S. Drug Enforcement Administration (“DEA”) and provides prescribers with a full-service prescription management system. In January 2020, eMedplus became Surescripts certified (Superscripts process to validate that the software meets certain industry standards related to sending and receiving electronic messages and that it is providing open choice for medication selection and dispensing location), allowing any user of the Surescripts platform to prescribe medications dispensed by MedQuest Pharmacy.

Also under the Innovations Group suite of services is Worldlink Medical, Medical Horizons, and MedQuest Testing Services. Worldlink Medical is the educational services arm of Innovations Group, providing Continuing Medical Education (“CME”) educational courses accredited as a joint provider through the Accreditation Council for Continuing Medical Education (“ACCME”). Medical Horizons specializes in customized formulations and contract dietary supplement and nutraceuticals manufacturing as an own label distributor with its brand NUTRAscriptives™, as well as other brands. Its turnkey solutions include label design, printing, and application; custom packaging; daily packs; a selection of capsule sizes and colors; and convenient auto-reorder services. It features a staff of experts that is committed to excellence and outstanding customer service. MedQuest Testing Services focuses specifically on facilitating diagnostic testing between lab companies, such as LabCorp and Quest Diagnostics, patients, and providers.

MedQuest Pharmacy is accredited and recognized by the Accreditation Commission for Health Care (“ACHC”) and its Pharmacy Compounding Accreditation Board (“PCAB”), among other high-quality providers and suppliers. MedQuest Pharmacy has achieved this elite level of quality by exceeding standards set by national accreditation bodies and quality-centered organizations.

Innovations Group’s operations are run from a 43,000 square foot facility in North Salt Lake, Utah and it has the ability to expand another 40,000 to 80,000 square feet (depending on if parking is underground) at the same location. In 2019, MedQuest Pharmacy invested approximately $3,800,000 in a facility expansion to construct a new lab of approximately 4,500 square feet, add over 5,300 square feet of additional space on its second floor for its fulfillment operations, and complete related facility upgrades. The expansion significantly increased MedQuest Pharmacy’s production capacity. The new lab is fully operational, and MedQuest Pharmacy has the ability to also use its original lab to increase production to support its planned growth.

In addition, to expanding its prescriber base through the Superscripts platform and testing services with new and existing lab companies and relationships, MedQuest Pharmacy plans to add new lines of specialty focus, including dermatology products in the second half of 2021, allowing it to offer its new product lines to existing customers while also expanding its customer base to include the dermatology ecosystem. Medical Horizons also plans to launch Pure Collectives, an e-commerce platform to allow providers to sell Medical Horizons’ nutraceutical supplements line to their patients. Patients will have the ability to order Medical Horizons’ nutraceutical supplements line directly from their provider through Pure Collectives. The order will be sent to Medical Horizons and Medical Horizons will ship it directly to the patient, with the patient paying the provider and Medical Horizons billing the provider directly for the products provided.

MedQuest Pharmacy’s direct pharmacy capabilities offer direct-to-patient shipping of both manufactured and compounded drugs. MedQuest Pharmacy has relationships with both prescribers and patients and filled an average of approximately 850 prescriptions per day in 2020. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. The business model is driven by cash-pay and prescription volume-based revenue generated by physician electronic prescription order entry, as well as traditional prescriber-patient-pharmacist interactions, mailed, verbal, and faxed orders.

The table below shows the revenue generated by each subsidiary (with sales of compounded versus manufactured drugs broken out for MedQuest Pharmacy) during the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,
	2021		2020
	Amount	Percent	Amount	Percent
MedQuest Pharmacy—compounded	$3,338,355	47.5%	$3,579,730	47.3%
MedQuest Pharmacy—manufactured	2,741,843	39.0%	3,201,131	42.3%
Medical Horizons	572,647	8.2%	550,883	7.3%
MTS	11,699	0.2%	18,240	0.3%
WorldLink	359,653	5.1%	214,605	2.8%

Total revenue, net of returns and allowances(1)	$7,024,197	100.0%	$7,564,589	100.0%

(1)

Excludes revenue from B-17 Partners, LLC, a variable interest real estate entity in which Innovations Group had a controlling financial interest, of approximately $107,000 and $97,000 in the three months ended March 31, 2021 and 2020, respectively. See the “Factors Affecting Comparability of Results” section for additional information regarding B-17 Partners, LLC.

The table below shows the revenue generated by each subsidiary (with sales of compounded versus manufactured drugs broken out for MedQuest Pharmacy) during the twelve months ended December 31, 2020 and 2019.

	Twelve Months Ended December 31,
	2020		2019
	Amount	Percent	Amount	Percent
MedQuest Pharmacy—Compounded	$13,356,875	47.14%	$10,321,726	35.80%
MedQuest Pharmacy—Manufactured	11,161,844	39.39%	15,071,133	52.28%
Medical Horizons	2,158,948	7.62%	1,693,389	5.87%
MTS	60,535	0.21%	117,083	0.41%
WorldLink	1,597,203	5.64%	1,626,510	5.64%

Total Revenue, net of returns and allowances(1)	$28,335,405	100.0%	$28,829,841	100.0%

(1)

Excludes revenue from B-17 Partners, LLC, a variable interest real estate entity, in which Innovations Group has a controlling financial interest, of approximately $419,000 and $364,000 in the twelve months ended December 31, 2020 and 2019, respectively. See the “Factors Affecting Comparability of Results” section for additional information regarding B-17 Partners, LLC.

Impact of COVID-19

Innovations Group’s operations have not been significantly impacted by the current COVID-19 outbreak, but management continues to monitor the situation. Certain additional costs have been incurred to procure personal protective equipment and enhance sanitation of its facility. No impairments were recorded as of the consolidated balance sheet dates presented; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, Innovation Group’s results of operations, cash flows, and financial condition could be negatively impacted in the future. The extent, if any, of the impact cannot be reasonably estimated at this time.

KEY BUSINESS METRICS

Revenue

Innovations Group’s revenue is generated primarily from the sale of prescription medications directly to patients and through the sale of products and services to providers. The majority of the customer revenue is billed and collected before the medications and products are shipped from the facility. See above for a summary of revenue generated by each subsidiary of Innovations Group during the three month periods ended March 31, 2021 and 2020, and the twelve month periods ended December 31, 2020 and 2019. MedQuest Pharmacy is Innovation Group’s largest subsidiary in terms of revenue and generates approximately 60% of its revenue from sales of compounded medications and approximately 40% of its revenue from sales of manufactured medications.

Cost of Sales and Gross Profit (Excluding Depreciation and Amortization)

Cost of sales (excluding depreciation and amortization) consists primarily of costs of raw ingredients and materials to compound various drugs and supplements, and the cost of manufactured product purchased directly from the distributors for resale. MedQuest Pharmacy purchases these items through a large industry distributor with many suppliers and also sources supplies directly with manufacturers. MedQuest Pharmacy is also able to leverage the size of its operations to purchase larger quantities of certain ingredients and materials at lower prices.

Gross profit (excluding depreciation and amortization) is equal to the revenue less cost of sales associated with dispensing of the medications, products, and services to Innovations Group’s customers. Overall, the gross profit margin on sales of compounded medications is two to three times the gross profit margin on its sales of manufactured drugs. There are, however, additional labor costs included in operating expenses related to compounded drugs.

Operating Expenses

Innovations Group’s operating expenses include:

Selling Expenses—All sales-related expenses (primarily related to compensation and benefits of sales personnel and related expenses).

General and Administrative Expenses—Comprised of compensation and benefits of the pharmacy and administrative personnel, as well as other administrative costs such as facilities expenses, including rental expenses, professional fees, credit card fees, travel expenses, and communication expenses.

Depreciation Expense—Related to the facility improvements, lab equipment, office equipment and furniture and fixtures.

Non-Operating Expenses

Interest Expense—Interest expense related to the notes payable of Innovations Group and B-17.

FACTORS AFFECTING COMPARABILITY OF RESULTS

B-17 Partners, LLC

The consolidated financial statements include the results of Innovations Group, its four wholly-owned subsidiaries discussed above, and a variable interest real estate entity, B-17 Partners, LLC (“B-17”), in which Innovations Group had a controlling financial interest until the closing of UpHealth Holdings’ acquisition of Innovations Group on April 27, 2021. Prior to the closing of this acquisition, Innovation Group’s major shareholder owned B-17, and Innovations Group was the primary beneficiary of B-17. This determination was based on the fact that Innovations Group absorbed a majority of B-17’s expected losses and received a majority of its expected residual returns. B-17 was formed for the purpose of acquiring and holding real estate. It owns the building leased by Innovations Group for its corporate headquarters. In accordance with Accounting Standard Update 2015-02, Consolidation (Topic 810) Amendments to the Consolidation Analysis, B-17 was considered a variable interest entity. All material intercompany transactions and balances have been eliminated in consolidation.

The assets, liabilities, and expenses of B-17 have been included in Innovation Group’s consolidated financial statements. As of March 31, 2021, December 31, 2020, and December 31, 2019, respectively, approximate amounts included in consolidated assets were cash ($284,000, $453,000, and $88,000), property and equipment ($4,306,000, $4,341,000, and $4,484,000) and other assets ($22,000, $23,000, and $15,000). Consolidated liabilities included notes payable (approximately $4,078,000, $4,113,000, and $3,307,000). Consolidated expenses for the three month periods ended March 31, 2021 and 2020, respectively, included primarily interest and depreciation (approximately $84,000 and $78,000). Revenues of approximately $107,000 in three months ended March 31, 2021 and $97,000 in the three months ended March 31, 2020 were eliminated in consolidation. Consolidated expenses for the year ended December 31, 2020 and December 31, 2019, respectively, included primarily interest and depreciation (approximately $316,000 and $236,000). Revenues of approximately $419,000 in 2020 and $364,000 in 2019 were eliminated in consolidation. Innovations Group guarantees the notes payable of B-17. Apart from that amount, creditors and beneficial holders of B-17 have no recourse to the assets or general credit of the Innovations Group.

Income Tax Expense

Prior to the closing of UpHealth Holdings’ acquisition of Innovations Group, Innovations Group and its subsidiaries were treated as S-Corporations under the Internal Revenue Code and thus all tax expense was incurred at the shareholder level. As a result, there were no accruals for income taxes or related income tax expense. Effective as of the closing of UpHealth Holdings’ acquisition of Innovations Group, Innovations Group and its subsidiaries are no longer S-Corporations.

Business Combination with UpHealth Holdings

UpHealth Holdings acquired all the issued and outstanding shares of Innovations Group on April 27, 2021, pursuant to the terms and conditions of an Agreement and Plan of Merger between Innovations Group and UpHealth Holdings, in exchange for consideration in the form of a promissory note in the amount of $30,000,000 and 1,300,000 shares of UpHealth Holdings, which will be exchanged for 14,277,998 shares of Common Stock of the Company upon completion of the UpHealth Business Combination, with a value of $143 million, based on recent stock prices.

RESULTS OF OPERATIONS

Three Months ended March 31, 2021 compared with three months ended March 31, 2020

The following table sets forth the amount of the consolidated results of operations for the three months ended March 31, 2021 and 2020.

Consolidated results of operations data	Three Months ended March 31
	2021		2020		$ Change	% Change
Revenue, net of returns and allowances	$7,024,197	100.0%	$7,564,589	100.0%	$(540,392)	(7.1)%
Cost of sales (excluding depreciation and amortization)	3,334,089	47.5%	3,648,756	48.2%	(314,667)	(8.6)%

Gross profit (excluding depreciation and amortization)	3,690,108	52.5%	3,915,833	51.8%	(225,725)	(5.8)%
Operating expenses	3,209,630	45.7%	2,932,677	38.8%	276,953	9.4%

Operating income	480,478	6.8%	983,156	13.0%	(502,678)	(51.1)%
Nonoperating expense:
Interest expense	54,430	0.8%	60,982	0.8%	(6,552)	(10.7)%
Other (income)/expense	(1,168,807)	16.6%	18,674	0.3%	1,180,481	1,488.3%

Total nonoperating (income)/expense	(1,114,377)	15.9%	79,656	1.1%	1,187,033	1,499.0%

Net income	1,594,855	22.7%	903,500	11.9%	691,355	76.5%
Less: income attributable to non-controlling interest	23,005	0.3%	19,080	0.2%	3,925	20.6%

Net income attributable to Innovations Group, Inc.	$1,571,850	22.4%	$884,420	11.7%	$687,430	77.7%

Revenue

In the three months ended March 31, 2021, revenue decreased by $540,392, compared to the same period ending March 31, 2020. This decrease was primarily due to lower volumes of higher priced products and other product mix shifts.

Cost of Sales and Gross Profit (Excluding Depreciation and Amortization)

In the three months ended March 31, 2021, cost of sales (excluding depreciation and amortization) decreased by $314,667, compared to the same period ending March 31, 2020. The decrease in cost of sales (excluding depreciation and amortization) is primarily attributable to purchasing chemicals and other materials in higher quantities during the prior year, leading to lower per unit and overall costs of chemicals and materials used in the MedQuest Pharmacy’s compounding operations for the first quarter 2021.

In addition to MedQuest Pharmacy’s principal business activities, it provides shipping of final product to customers. Shipping and handling costs are recorded in cost of sales (excluding depreciation and amortization) as they are incurred. Total shipping and handling costs were approximately $470,000 and $469,000 for the three months ended March 31, 2021 and 2020, respectively.

In the three months ended March 31, 2021, gross profit (excluding depreciation and amortization) decreased by $225,725, compared to the same period ending March 31, 2020. Gross profit (excluding depreciation and amortization) as a percentage of revenue, increased from 51.8% for the three months ended March 31, 2020 to 52.5% for the three months ended March 31, 2021. The increase in gross profit and gross margin is primarily attributable to the reduction in cost of sales (excluding depreciation and amortization) as indicated above.

Operating Expenses

In the three months ended March 31, 2021, operating expenses increased by $276,953, compared to the same period ending March 31, 2020. The increase in operating expenses was attributable primarily to an increase in accounting and legal expenses related to the acquisition of Innovations Group by UpHealth Holdings, which closed on April 27, 2021, and an increase in payroll and related payroll costs due to increased benefits costs, annual wage increases over the prior year, and the hiring of additional employees as MedQuest Pharmacy continues to expand its production and pharmacy teams.

Nonoperating (Income)/Expenses

In the three months ended March 31, 2021, Innovations Group had nonoperating income of $1,114,377, compared to nonoperating expense of $79,656 in the same period ended March 31, 2020. The year-over-year change was primarily attributable to a $1,174,000 non-cash gain on extinguishment of debt related to the PPP loan, which was forgiven in March 2021.

Net Income

In the three months ended March 31, 2021, net income attributable to Innovations Group increased by $691,355, compared to the same period ending March 31, 2020. The increase was primarily attributable the $1,174,000 non-cash gain on extinguishment of debt related to the PPP loan, which was forgiven in March 2021, partially offset by a $502,678 decrease in operating income, which was primarily due to lower revenues and increased operating expenses, as discussed above.

Year ended December 31, 2020 compared with year ended December 31, 2019

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2020 and 2019.

Consolidated results of operations data	Twelve Months ended December 31
	2020		2019		$ Change	% Change
Revenue, net of returns and allowances	$28,335,405	100.00%	$28,829,841	100.00%	$(494,436)	(1.72%)
Cost of sales	13,226,492	46.68%	14,297,936	49.59%	(1,071,444)	(7.49%)

Gross profit	15,108,913	53.32%	14,531,905	50.41%	577,008	3.97%
Operating expenses	12,484,392	44.06%	11,192,295	38.82%	1,292,097	11.54%

Operating income	2,624,521	9.26%	3,339,610	11.58%	(715,089)	(21.41%)
Nonoperating expense:
Interest expense	269,382	0.95%	183,269	0.64%	86,113	46.99%
Other expense	38,914	0.14%	103,578	0.36%	(64,664)	(62.43%)

Total nonoperating expense	308,296	1.09%	286,847	0.99%	21,449	7.48%
Net Income	2,316,225	8.17%	3,052,763	10.59%	(736,538)	(24.13%)
Less: Income attributable to non-controlling interest	77,814	0.27%	48,430	0.17%	29,384	60.67%
Net income attributable to Innovations Group, Inc.	$2,238,411	7.90%	$3,004,333	10.42%	$(765,922)	(25.49%)

Revenue

In the twelve months ended December 31, 2020, revenue decreased by $494,436, compared to the same period ending December 31, 2019. This decrease was primarily related to the brief disruption related to adjustments in response to the COVID-19 pandemic and shifts in product mix (primarily shift away from higher cost manufactured drugs. With the completion of its new lab and facility expansion, coupled with growth into new product lines and Pure Collectives discussed above, Innovations Group expects increased volumes in the second half of 2021.

Cost of Sales and Gross Profit

In the twelve months ended December 31, 2020, cost of sales decreased by $1,071,444, compared to the same period ending December 31, 2019. The decrease in cost of sales was primarily attributable to purchasing chemicals and other materials in higher quantities leading to lower per unit and overall costs of chemicals and materials used in the MedQuest Pharmacy’s compounding operations. Cost of sales also decreased year-over-year due to the mix of sales of various drugs and supplements in 2020 versus 2019. This will vary from period to period.

In addition to MedQuest Pharmacy’s principal business activities, it provides shipping of final product to customers. Shipping and handling costs are recorded in cost of sales as they are incurred. Total shipping and handling costs were approximately $2,015,000 and $1,962,000 for the twelve months ended December 31, 2020 and 2019, respectively.

In the twelve months ended December 31, 2020, gross profit increased by $577,008, compared to the same period ending December 31, 2019. Gross profit as a percentage of revenue, or gross margin, increased from 50.41% for the twelve months ended December 31, 2019 to 53.32% for the twelve months ended December 31, 2020. The increase in gross profit and gross margin was primarily attributable to the reduction in cost of sales as indicated above.

Operating Expenses

In the twelve months ended December 31, 2020, operating expenses increased by $1,292,097, compared to the same period ending December 31, 2019. The increase in operating expenses was attributable primarily in three areas. The first was the increase of expenses (such as depreciation and ongoing maintenance expenses) related to the new lab constructed during 2019 and the related facility upgrades and equipment to operate the new lab. Second, payroll and related payroll costs increased due to both the hiring of additional employees as MedQuest Pharmacy continues to expand its management and pharmacy teams and increased salaries for existing employees. Third, additional legal and accounting costs were incurred related to the preparation for the acquisition of Innovations Group by UpHealth Holdings.

Nonoperating Expenses

In the twelve months ended December 31, 2020, nonoperating expenses increased by $21,449, compared to the same period ending December 31, 2019. The increase in non-operating expenses was primarily attributable to the increase in interest expense associated with the financing of the expansion of the facility.

Net Income

In the twelve months ended December 31, 2020, net income attributable to Innovations Group decreased by $736,538, compared to the same time period last year, due to the increased operating and nonoperating expenses discussed above.

Liquidity and Capital Resources

As of March 31, 2021, Innovations Group had $2,687,369 in cash, compared to $3,319,074 as of December 31, 2020 and $2,199,018 as of December 31, 2019.

Innovations Group’s sales are almost exclusively cash sales resulting in positive cash flow from operations. This has allowed Innovations Group to operate without financing or debt for several years, up through most of 2019. In connection with the construction of its new lab, purchases of equipment, and related improvements and systems, Innovations Group entered into a $1,500,000 equipment credit line in 2019 and then converted that loan into a term loan in March 2020 ($1,342,000 principal balance at the time of conversion). In March 2021, Innovations Group repaid the term loan in full. Innovations Group also entered into an operating credit line at the same time providing $500,000 in additional funds, as needed. During the three months ended March 31, 2021 and during the twelve months of 2020, Innovations Group did not use the operating credit line. On May 9, 2020, Innovations Group received a PPP loan through a bank totaling $1,174,000. On March 11, 2021, the U.S. Small Business Association approved the PPP loan for forgiveness in full, including all accrued interest.

Innovations Group may opportunistically raise debt capital, subject to market and other conditions, to fund its growth plans, as discussed above. In the future, this will be managed as a part of UpHealth’s liquidity needs. If additional financing is required from outside sources, Innovations Group and UpHealth may not be able to raise it on terms acceptable to it or at all. If Innovations Group and UpHealth are unable to raise additional capital when desired, Innovations Group’s business, operating results, and financial condition may be adversely affected.

Long-term financial obligations, excluding obligations due under purchase agreements, consisted of the following:

	Outstanding Balance
Loan	As of March 31, 2021	As of December 31, 2020	Maturity
Equipment line of credit / term loan(1)	$–	$644,376	February 2027
Operating line of credit(2)	–	–	March 2022
Paycheck Protection Program Loan(3)	–	1,174,000	(3)

Total carrying value of long-term debt	$–	$1,818,376

(1)

In March 2019, Innovations Group entered into a $1,500,000 equipment line of credit with a financial institution. Interest was payable monthly at a fixed rate of 5.00%. In March 2020, the entire balance outstanding on the line of credit converted to a seven-year fixed rate note. The note was secured by specific equipment and payable in monthly installments of $19,478 including interest at 4.09% through maturity in February 2027. However, on March 15, 2021, Innovations Group repaid the note in full.

(2)

In March 2019, Innovations Group also entered a $500,000 operating line of credit with a financial institution. The line of credit requires interest payments monthly at a rate of 5.00% and is secured by substantially all assets of Innovations Group. The line expired in March 2021 and was renewed with substantially the same terms through March 2022.

(3)

On May 9, 2020 Innovations Group received a PPP term note through a bank totaling $1,174,000. The note was pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act’s Paycheck Protection Program. On March 11, 2021, the U.S. Small Business Association approved the PPP loan for forgiveness in full, including all accrued interest. The forgiveness resulted in non-cash cancellation of debt income of $1,174,000 during the three months ended March 31, 2021.

	Outstanding Balance
Loan	As of December 31, 2020	As of December 31, 2019	Maturity
Equipment Line of Credit / Term Loan(1)	$644,376	$1,379,418	February 2027
Operating Line of Credit(2)	–	–	March 2022
Paycheck Protection Loan(3)	1,174,000	–	(3)

Total carrying value of long-term debt	$1,818,376	$1,379,418

(1)

In March 2019, Innovations Group entered into a $1,500,000 equipment line of credit with a financial institution. Interest was payable monthly at a fixed rate of 5.00%. In March 2020, the entire balance outstanding on the line of credit converted to a seven-year fixed rate note. The note was secured by specific equipment and payable in monthly installments of $19,478 including interest at 4.09% through maturity in February 2027. However, on March 15, 2021, Innovations Group prepaid the note in full.

(2)

In March 2019, Innovations Group also entered a $500,000 operating line of credit with a financial institution. The line of credit requires interest payments monthly at a rate of 5.00% and is secured by substantially all assets of Innovations Group. The line expired in March 2021 and was renewed with substantially the same terms through March 2022.

(3)

On May 9, 2020 Innovations Group received a Paycheck Protection Program term note through a bank totaling $1,174,000. The note was pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act’s Paycheck Protection Program. On March 11, 2021, the U.S. Small Business Association approved the PPP loan for forgiveness in full, including all accrued interest. The forgiveness will result in cancellation of debt income in 2021.

In addition to the long-term financial obligations of Innovations Group described above, Innovations Group previously guaranteed two notes payable of B-17. In March 2019, B-17 entered into a fifteen-year, 5.12% real estate loan. The loan proceeds of $3,432,000 were used to purchase the building used for Innovation Group’s headquarters. Monthly principal and interest payments are $20,344 plus an estimated lump sum payment $1,926,000 due at maturity. In March 2020, B-17 entered into a ten-year, 3.091% real estate loan secured by a second trust deed on the real estate. The loan proceeds of $900,000 were used for the purpose of financing the additions to the building during 2019. Monthly payments of principal and interest are $5,053 plus an estimated lump sum payment of $525,000 at maturity. On April 19, 2021, B-17 entered into two new business loan agreements and promissory notes/loans, on the above referenced loans, which released Innovations Group, Inc. from any guarantees related to those loans.

Cash Flows

The following tables summarize the cash flows for the periods indicated:

Three months ended March 31, 2021 compared with the three months ended March 31, 2020

	Three Months ended March 31,
	2021	2020
Net cash provided by operating activities	$355,295	$1,095,631
Net cash used in investing activities	(3,014)	(198,364)
Net cash provided by (used in) financing activities	(983,986)	600,199

Net increase in cash	$631,705	$1,497,466

Year ended December 31, 2020 compared with year ended December 31, 2019

The following statements summarize the cash flows for the period indicated:

	Twelve Months ended December 31,
	2020	2019
Net cash provided by operating activities	$2,025,876	$3,882,025
Net cash provided by (used in) investing activities	(409,526)	(3,809,455)
Net cash provided by (used in) financing activities	(496,294)	(386,244)

Net increase/(decrease) in cash	$1,120,056	($313,674)

In the three months ended March 31, 2021, cash provided by operating activities was $355,295, compared to $1,095,631 in the three months ended March 31, 2020. The $740,336 decrease was primarily attributable to a $502,678 decrease in operating income, and net changes in working capital. During the first quarter of 2021, changes in operating assets and liabilities resulted in a net use of cash of $199,048, largely driven by a decrease in accrued expenses of $175,339 due to the timing of payments to certain vendors, a decrease in accrued compensation and related taxes of $153,681 due to the timing of payments to employees, an increase in inventory of $102,471 due to MedQuest Pharmacy investing in purchasing larger quantities of certain raw materials (allowing for lower per unit prices), and an increase in prepaid expenses and other current assets of $80,988 due to prepayments made to certain vendors, partially offset by an increase in accounts payable of $258,015 due to increased purchases during the quarter that were not due as of March 31, 2021. During the first quarter of 2020, changes in operating assets and liabilities resulted in a net source of cash of $65,928, largely driven by an increase in unearned revenue of $107,703 due to an increase in amounts collected from customers where we were unable to recognize the revenue, an increase in accounts payable of $106,982 due to increased purchases during the quarter that were not due as of March 31, 2020, and a decrease in other receivables of $83,982 due to net collection of amounts due, partially offset an increase in prepaid expenses and other current assets of $202,283 due to prepayments made to certain vendors and an increase in accounts receivable of $54,043 due to the net collection of amounts due from customers.

In the three months ended March 31, 2021, cash used in investing activities was $3,014, compared to cash used in investing activities of $198,364 in the three months ended March 31, 2020. The $195,350 decrease was attributable to the reduction in purchases of property and equipment related to a new lab put in place during the first quarter of 2020.

In the three months ended March 31, 2021, cash used in financing activities was $983,986, compared to cash provided by financing activities of $600,199 in the three months ended March 31, 2020. The year-over-year change was primarily attributable to $900,000 of borrowings under a real estate loan in the three months ended March 31, 2020 for B-17 to pay for the additions to the building and a $672,986 lump-sum repayment of the equipment loan in the three months ended March 31, 2021, paying that loan in full.

In the twelve months ended December 31, 2020, cash provided by operating activities was $2,025,876, a decrease of $1,856,149 compared to the prior year period. The year-over-year decrease was primarily due to a $765,922 decline in net income (as discussed above) and working capital changes, including an increase in inventory (in part due to MedQuest Pharmacy investing in purchasing larger quantities of certain raw materials, allowing for lower per unit prices) and an increase in prepaid expenses and other current assets and a decrease in accounts payable due to timing, partially offset by increased accrued expenses largely driven by expenses incurred in connection with the Innovations Group-UpHealth Holdings transaction.

In the twelve months ended December 31, 2020, cash used in investing activities was $409,526, compared to cash used in investing activities of $3,809,455 during the same period in the prior year due to purchases of property, equipment, and other fixed assets related to Innovations Group’s 2019 expansion of its existing facility, as discussed above.

In the twelve months ended December 31, 2020, cash used in financing activities was $496,294, compared to cash used in financing activities of $386,244 during the same period in the prior year. The year-over-year increase was primarily due to a lump sum principal prepayment of approximately half of the equipment loan and increased distributions to stockholders for their final payment on taxes for the prior year earnings as well as the current year earnings, partially offset by increased borrowings (PPP Loan and the additional real estate loan through B-17 to pay for the additions to the building, both as discussed above).

Off-Balance Sheet Arrangements

During 2020 and 2019, and during the three month periods ended March 31, 2021 and 2020, Innovations Group did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Innovations Group’s operations are not materially impacted by seasonality.

Summary of Significant Accounting Policies

Use of Estimates

Innovations Group prepares the financial statements in accordance with United States Generally Accepted Accounting Principles (“GAAP”), which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. Innovations Group’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause Innovations Group to revise these estimates.

Inventory

Inventory is measured at the lower of cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and shipping. For inventory, cost is determined on a standard cost basis, which approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors (such as expiration dates) in evaluating net realizable value.

Revenue Recognition

Revenue from the sale of prescriptions and supplements is recognized at the time of shipment to, or pick-up by, the customer and when all obligations under the contract have been fulfilled, risk of ownership has been transferred and collectability is reasonably assured. Customers prepayments, primarily for seminars and webinars, are recorded as unearned revenue until the event has occurred and the services are provided.

Innovations Group charges and collects sales tax, when applicable, and records the sales tax as an accrued liability due to the taxing authority.

Upcoming Accounting Pronouncements

Revenue Recognition

Innovations Group adopted the provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective on January 1, 2020. This new accounting standard outlined a single comprehensive model used in accounting for revenue arising from contracts with customers. This standard superseded existing revenue recognition requirements and eliminated most industry-specific guidance from GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. In addition, the adoption of this new accounting standard resulted in increased disclosure relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Innovations Group used the modified retrospective approach in adopting this new guidance. Results for the reporting period beginning on January 1, 2020 are presented under the new guidance, while prior period amounts are not adjusted. The new guidance did not materially change the Innovations Group’s revenue recognition patterns. See Note 2 to the Notes to Consolidated Financial Statements of Innovations Group for additional information.

Leases

In the normal course of operations, Innovations Group leases equipment under long-term, non-cancelable operating lease agreements. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet, except for leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities.

At inception, lessees must classify leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the classification of cash flows within the statement of cash flows, differs depending on the lease classification. Also, certain qualitative and quantitative disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Topic 842 is effective for annual reporting periods beginning after December 15, 2021.

Originally, Topic 842 required all entities to use a modified retrospective transition approach that is intended to maximize comparability and be less complex than a full retrospective approach. Under the modified retrospective approach, Topic 842 is effectively implemented as of the beginning of the earliest comparative period presented in an entity’s financial statements. ASU 2018-11 amended Topic 842 so that entities may elect not to recast their comparative periods in transition and allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, the entity would (1) apply Topic 840 in the comparative periods; (2) provide the disclosures required by Topic 840 for all periods that continue to be presented in accordance with Topic 840; and (3) recognize the effects of applying Topic 842 as a cumulative-effect adjustment to retained earnings as of January 1, 2022. Subsequent ASU’s were issued that provided additional clarification and guidance on the application of Topic 842.

Innovations Group expects to use the package of practical expedients that will allow it to not reassess: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. Innovations Group also will use the practical expedient as described above to reflect the adoption of Topic 842 as of January 1, 2022, without recasting prior periods. Innovations Group does not expect to recognize a material adjustment to retained earnings upon adoption. The new lease standard is expected to have a significant effect on Innovations Group financial statements as a result of Innovation Group’s operating leases, as disclosed in Note 6 to Innovations Group’s consolidated financial statements, included elsewhere in this document , that will be reported on the balance sheet at adoption. Upon adoption, Innovations Group will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

BEHAVIORAL HEALTH SERVICES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The accompanying consolidated financial statements include the accounts of Behavioral Health Services, LLC and its subsidiaries: Psych Care Consultants, LLC; BHS Pharmacy, LLC; and Reimbursement Solutions, LLC. which are 100% wholly-owned (collectively, hereafter referred to as the “BHS”).

You should read the following management’s discussion and analysis in conjunction with (i) the audited condensed consolidated financial statements of BHS as of and for the periods ending November 20, 2020 and December 31, 2019 and the related notes included elsewhere in this prospectus and (ii) the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” The discussion below includes forward-looking statements about BHS’ business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. BHS’ actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Business Combination with UpHealth Holdings, Inc.

On November 20, 2020, BHS was acquired by UpHealth Holdings, Inc. (“UpHealth Holdings”), pursuant to the terms of an Agreement and Plan of Merger between UpHealth Holdings and BHS, in exchange for consideration in the form of a promissory note in the amount of $1.10 million and 142,900 shares of UpHealth Holdings, which will be exchanged for 1,569,481 shares of UpHealth with a value of $15.72 million. Accordingly, audited financial statements for BHS have been provided for the period from January 1, 2020 to November 20, 2020 (the “Stub Period”). The operating results for the period after the acquisition through December 31, 2020 are set forth in the audited financial statements of UpHealth Holdings included in this prospectus. As discussed further below, BHS is providing certain pro forma financial information for the year ended December 31, 2020 (the “Pro Forma Year”).

Overview

Psych Care Consultants, LLC, BHS Pharmacy, LLC and Reimbursement Solutions, LLC are wholly-owned subsidiaries of Behavioral Health Services, LLC (a holding company). Psych Care Consultants, LLC is a medical group that has four medical offices located in the St. Louis Metropolitan area (Missouri) and provides psychiatric and mental health services. BHS Pharmacy, LLC provides retail pharmacy services specializing in behavioral health through services such as medication management, screenings, online portals, and delivery. BHS Pharmacy, LLC is able to function efficiently from both its physical location as well as a virtual provider. Reimbursement Solutions, LLC provides billing services for Psych Care Consultants, LLC (which has allowed for more efficient payment for BHS clinicians) and third-party customers. Services include billings, collections, verification of benefits, authorization, and credentialing.

The tables below show the revenue generated by each subsidiary during the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019.

	Stub Period Ended November 20, 2020		Pro Forma Year Ended December 31, 2020 (unaudited)		Year Ended December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Psych Care Consultants, LLC	$7,992	67.5%	$8,904	67.3%	$8,447	67.4%
BHS Pharmacy, LLC	3,530	29.8%	3,958	29.9%	3,773	30.1%
Reimbursement Solutions, LLC	320	2.7%	373	2.8%	308	2.5%

Total Revenues, net	$11,842	100.0%	$13,235	100.0%	$12,528	100.0%

BHS is a result of providers recognizing the increasing need for quality behavioral and neurological health services. BHS provides its patients and providers with a reliable platform where a provider can address their patients’ needs efficiently with an infrastructure built to support the providers and address patient needs. This infrastructure consists of medical offices placed strategically for the convenience of providers and patients and trained staff to assist providers and patients in delivery of quality health services that is timely and efficient, provide prescription dispensing for patients that is convenient to maintain compliance, and assist providers with billing and collection services through Reimbursement Solutions, LLC.

BHS’ vision is to be the behavioral and neurological health provider which best aligns with its patients’ behavioral and neurological health requirements and a trusted provider. This requires a combination of security, compliance and integration capabilities that protects the integrity and privacy of BHS’ patients’ and providers’ transactions and includes other key features such as ease of provisioning, quality of service, high availability for scaling, embedded regulatory compliance, monitoring and reporting. To set itself apart from its competition, BHS focuses on creating a reliable platform that can efficiently address patient needs with quality service through an infrastructure that supports the needs of its individual providers.

BHS has over fifty providers, consisting of eighteen medical doctors, thirteen nurse practitioners two psychologists, and twenty therapists in four physical locations. BHS providers work in collaboration with multiple area hospital systems (both in leadership and clinical positions) to provide and direct inpatient treatment. BHS’ business is generated by various referral sources developed over the years by BHS providers and their presence in the market for over twenty-five years. BHS offers in-office, virtual, and in-patient treatment to an average of over 7,000 unique patients per month. 95% of outpatient and post-acute care consults are provided in a virtual manner since the COVID-19 outbreak. Common conditions treated by BHS practitioners include depression, bipolar disorder, attention disorders, schizophrenia, substance use disorders, posttraumatic stress disorder, Alzheimer’s disease and related disorders as well as personality disorders.

BHS providers are all state-licensed and physicians are mostly board-certified and provide comprehensive psychiatric treatment utilizing psycho-pharmacology, evidenced-based psychotherapy as well as somatic treatments like Trans-Cranial Magnetic Stimulation and Electro-Convulsive Therapy. The variety of provider disciplines available within BHS allows for ready collaboration and consultation between practitioners.

In addition, BHS is supported by over fifty office staff professionals across its four offices. BHS Pharmacy, LLC operates out of one of the offices, with one pharmacist and one pharmacy technician. Reimbursement Solutions, LLC employs over fifteen billing and collection professionals.

BHS plans to leverage the telehealth infrastructure it has established, which was in part accelerated as a result of the COVID-19 pandemic, to expand the reach of its services to patients in rural areas as well as replicate its model in other metropolitan areas.

Impact of COVID-19.

The full direct and indirect impacts of the current COVID-19 outbreak on BHS’ customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts that it may experience. Management does not believe that the effects of the pandemic have had a significant negative impact BHS’ operations, but is currently unable to quantify the effects that this situation could have on its operations and financial position.

The COVID-19 pandemic accelerated BHS’ plans to offer virtual visits and at this juncture the vast majority of patient encounters are being performed virtually. The flexibility of this new treatment format has been well received by both clinicians and providers. Virtual provision of psychiatric care has allowed an expansion of BHS’ patient base both from individuals as well as in long-term care settings. Certain additional costs have been incurred to procure personal protective equipment and to enhance sanitation of facilities.

Key Business Metrics

Revenue

BHS generates revenue by providing psychiatric and mental health services, retail pharmacy services, and billing services. Medical taxonomies which are covered by Psych Care Consultants LLC include Psychiatric/Mental Health, Psychologist, Family, Clinical Child & Adolescent, Clinical, Psychiatric/Mental Health, Child & Adolescent, Psychiatric/Mental Health, Adult, Specialist, Psychiatry and others. Although the underlying tasks will vary by service and by patient, medical professionals perform inquiries, obtain vital statistics, perform certain lab tests, administer therapy, and provide any additional goods and services as necessary depending on the information obtained.

The tables below show the approximate mix of clients and third-party payor net revenues for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 and net receivables as of November 20, 2020, December 31, 2020, and December 31, 2019. The majority of BHS’ net revenues are generated from commercial and other third-party payors. BHS does not have any significant concentration of revenue or accounts receivables generated from any commercial or third-party payor. The patient’s insurance company pays a specified amount per outpatient visit based on payment classification codes. As it relates to pharmaceutical services, BHS Pharmacy, LLC generates revenue by the sale of prescribed pharmaceutical medication to its patients. Reimbursement Solutions, LLC provides billing services which include billings, collections, verification of benefits, authorization, and credentialing.

	Stub Period Ended November 20, 2020		Pro Forma Year Ended December 31, 2020 (unaudited)		Year Ended December 31, 2019
	Net revenues	Accounts Receivable	Net revenues	Accounts Receivable	Net revenues	Accounts Receivable
Commercial and other third-party payors	82.9%	90.6%	82.9%	90.6%	82.3%	90.3%
Patient self-pays	14.4%	2.8%	14.4%	2.8%	15.2%	2.8%
Billing service customers	2.7%	6.6%	2.7%	6.6%	2.5%	6.9%

Total Revenues, net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of Goods Sold and Gross Profit

Cost of goods sold consists of pharmaceutical medications sold to patients. BHS primarily purchases pharmaceutical medications through a large industry distributor with many suppliers, but also purchases some directly from other suppliers.

Gross profit is equal to the revenue less the cost of goods sold associated with delivering the pharmaceutical medications to BHS’ customers.

Operating Expenses

BHS’ operating expenses include provider compensation, selling, general and administrative expense, and depreciation.

Provider Compensation Expense—Provider compensation expenses include guaranteed payments to BHS’ healthcare providers, including medical doctors in psychiatry, psychologists, nurse practitioners, and clinical social workers. BHS has adopted an incentive-based compensation plan with provider agreements that compensate the providers based upon a percentage of revenue generated and ultimately collected for services provided.

Selling, General, and Administrative Expense—Selling costs include expenses related to advertising, marketing programs and events. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay, and other administrative costs such as facilities expenses, including rental expenses, professional fees, and travel expenses.

Depreciation Expense—BHS’ operations are not capital intensive. Depreciation expense relates to the annual depreciation of office equipment, office furniture, medical equipment, and purchased software.

RESULTS OF OPERATIONS

As discussed above, BHS was acquired by UpHealth Holdings on November 20, 2020. Audited financial statements of BHS are provided in this prospectus for the Stub Period and for the year ended December 31, 2019. In order to provide a comparable period to analyze BHS’ results of operations and liquidity and capital resources, BHS is providing certain pro forma financial information for the Pro Forma Year ended December 31, 2020. This information includes all operations of BHS for such period. UpHealth Holdings had no operations during 2020. Accordingly, no adjustments are needed to the pro forma information provided for BHS. See “UpHealth Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Stub Period ended November 20, 2020 and Pro Forma Year ended December 31, 2020, compared with year ended December 31, 2019

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 ($ in thousands) (numbers may not add up due to rounding):

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
Revenues, net	$11,842	$13,235	$12,528
Cost of goods sold	3,152	3,549	3,385

Gross profit	8,691	9,686	9,144

Operating expenses:
Provider compensation	5,261	5,802	5,437
Selling, general, and administrative	3,219	3,969	3,486
Depreciation and amortization	18	20	18

Total operating expenses	8,498	9,791	8,940

NET INCOME (LOSS)	$192	$(105)	$203

The following table reconciles the consolidated results of operations for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020 (audited)	Period from November 21, 2020 through December 31, 2020 (unaudited) (1)	Pro Forma Year ended December 31, 2020 (unaudited) (1)
Revenues, net	$11,842	$1,393	$13,235
Cost of goods sold	3,152	397	3,549

Gross profit	8,691	996	9,686

Operating Expenses
Provider compensation	5,261	541	5,802
Selling, general, and administrative	3,219	750	3,969
Depreciation and amortization	18	2	20

Total operating expenses	8,498	1,293	9,791

NET INCOME (LOSS)	$192	$(297)	$(105)

(1) Amounts do not include purchase accounting adjustments as a result of the acquisition of BHS by UpHealth Holdings, Inc. as of November 20, 2020.

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 as a percentage of total revenues:

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
Revenues, net	100.0%	100.0%	100.0%
Cost of goods sold	26.6%	26.8%	27.0%

Gross profit	73.4%	73.2%	73.0%

Operating expenses:
Provider compensation	44.4%	43.8%	43.4%
Selling, general, and administrative	27.2%	30.0%	27.8%
Depreciation and amortization	0.2%	0.2%	0.1%

Total operating expenses	71.8%	74.0%	71.4%

NET INCOME (LOSS)	1.6%	(0.8%)	1.6%

The following table sets forth a comparison of the consolidated results of operations for the Stub Period ended November 20, 2020 and Pro Forma Year ended December 31, 2020, each compared with year ended December 31, 2019 ($ in thousands) (numbers may not add up due to rounding):

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019	$ Change From Stub Period	$ Change From Pro Forma Year	$ Change From Pro Forma Year	% Change From Pro Forma Year
Revenues, net	$11,842	$13,235	$12,528	$(686)	(5.5%)	$707	5.6%
Cost of goods sold	3,152	3,549	3,384	(233)	(6.9%)	164	4.8%

Gross profit	8,691	9,686	9,143	(453)	(5.0%)	542	5.9%

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019	$ Change From Stub Period	$ Change From Pro Forma Year	$ Change From Pro Forma Year	% Change From Pro Forma Year
Operating expenses:
Provider compensation	5,261	5,802	5,437	(176)	(3.2%)	365	6.7%
Selling, general, and administrative	3,219	3,969	3,486	(267)	(7.7%)	483	13.9%
Depreciation and amortization	18	20	18	–	0.0%	2	11.1%

Total operating expenses	8,498	9,791	8,940	(442)	(4.9%)	851	9.5%

NET INCOME (LOSS)	$192	$(105)	$203	$(11)	(5.4%)	$(308)	(151.7%)

Revenue

BHS generates revenue by providing psychiatric and mental health services, retail pharmacy services, and billing services. For the Stub Period, revenues decreased $686 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. For the Pro Forma Year, revenues increased $707 thousand compared to the full year 2019. The increase was primarily attributable to organic growth in operations, primarily as a result of volume growth (both as a result of an increase its total providers as well as an increase in patients seen by existing providers) as well as reimbursement rate increases.

Cost of Goods Sold and Gross Profit

Cost of goods sold solely relates to pharmaceuticals sold. For the Stub Period, cost of goods sold decreased $233 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. For the Pro Forma Year, cost of goods sold increased $164 thousand compared to the full year 2019. The increase was primarily due to additional sales due to organic growth.

For the Stub Period, gross profit decreased $454 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. For the Pro Forma Year, gross profit increased $542 thousand compared to the full year 2019, primarily due to additional sales due to organic growth. Gross profit as a percentage of revenue, or gross margin, increased slightly from 73.0% for the full year 2019 to 73.4% for the Stub Period and 73.2% for the Pro Forma Year.

Operating Expenses

In the Stub Period, provider compensation expense decreased $176 thousand and selling, general and administrative expenses decreased $267 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. In the Pro Forma Year, compensation expense increased $365 thousand compared to the full year 2019, primarily due to the increase in net revenues. As provider compensation is related to psychological services, it will typically change with revenues. In the Pro Forma Year, selling, general and administrative expenses increased $483 thousand compared to the full year 2019, mainly as a result of expenses incurred in connection with the BHS-UpHealth Holdings transaction as well as increased variable expenses compared to previous period due to organic growth. Due to these increased operating expenses, BHS had a net loss of $105 thousand for the Pro Forma Year, compared to net income of $203 thousand for the full year 2019.

BHS is not capital intensive based upon the nature of operations. In the Stub Period and the Pro Forma Year, depreciation expenses remain consistent at $18 thousand and increased $2 thousand, respectively, compared to the full year 2019.

Liquidity and Capital Resources

BHS had cash of $1,024 thousand as of November 20, 2020, $671 thousand as of December 31, 2020 (pro forma), and $111 thousand as of December 31, 2019. The increased cash balances compared to December 31, 2019 were primarily a result of the proceeds from BHS’ Paycheck Protection Program (“PPP”) loan and proceeds received from the U.S. Department of Health and Human Services (“HHS”) available as part of the CARES Act Provider Relief Fund (“PRF”), both of which are discussed below.

BHS finances its operations through internally generated cash from operations. BHS’ long-term cash needs primarily include meeting working capital requirements and capital expenditures. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations and obtain additional financing. The amount of cash generated from operations is dependent upon factors such as the successful execution of BHS’ business strategies and economic conditions in healthcare industry in the United States.

BHS may opportunistically raise debt capital, subject to market and other conditions, to fund its growth plans, which include leveraging the telehealth infrastructure it has established to expand the reach of its services to patients in rural areas as well as replicating its model in other metropolitan areas, as discussed above. In the future, this will be managed as a part of UpHealth’s liquidity needs. If additional financing is required from outside sources, BHS and UpHealth may not be able to raise it on terms acceptable to it or at all. If BHS and UpHealth are unable to raise additional capital when desired, BHS’ business, operating results, and financial condition may be adversely affected.

In April 2020, BHS received proceeds from a term note from the United States Small Business Administration (“SBA”) under the PPP available as part of the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The proceeds received by BHS of $1,005 thousand were used to pay for certain payroll and operating expenses of BHS and related entities. The note carries an interest rate of 1%, is unsecured, and is required to be repaid in full by April 2022. Under the terms of the PPP, payments are deferred for a period of time and all or a part of the proceeds of the loan may be forgiven under certain conditions, as defined in the term note agreement. BHS has not yet submitted its forgiveness application, but BHS expects to submit a request for forgiveness for the entire loan balance in 2021. No assurance is provided that BHS will obtain forgiveness of the PPP loan in whole or in part.

In April and July 2020, BHS received proceeds aggregating $229 thousand from HHS available as part of the CARES Act PRF. BHS will be subject to reporting requirements, and the proceeds can only be used for certain purposes. Specifically, the proceeds are first required to be used to fund healthcare-related expenses attributable to the coronavirus that another source has not reimbursed or is not obligated to reimburse. If these expenses do not exceed the funding received, the proceeds can then be applied to patient care lost revenue. As of March 16, 2021, BHS has not recognized any revenue on its consolidated statements of operations related to the PRF funds. BHS has recorded a $229 thousand current liability on its consolidated balance sheet as it has not yet met all of the terms and conditions and restrictions for the use of the PRF funds. BHS has until June 30, 2021 to apply these funds toward eligible expenses and/or lost patient care revenue. HHS is entitled to recoup PRF amounts received by BHS that are not used for these purposes.

The PPP Loan and PRF funds are summarized below ($ in thousands):

	Outstanding Balance				Nominal Interest Rate
Loan	As of November 30, 2020	As of December 31, 2019	Maturity	Contractual Interest Rate	As of November 30, 2020	As of December 31, 2019
PPP Loan	$1,005	$–	April 2022	1.00%	1.00%	N/A
Provider Relief Funds	229	–	N/A	N/A	N/A	N/A

Total	$1,234	$–

Cash Flows

Comparison of the Stub Period ended November 20, 2020, Pro Forma Year ended December 31, 2020, and year ended December 31, 2019

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
	2020	2020	2019
Net cash provided by (used in) operating activities	$186	$176	$(25)
Net cash used in investing activities	(308)	(308)	(26)
Net cash provided by financing activities	1,035	1,035	–

Net increase/(decrease) in cash	$913	$551	$(51)

The following table reconciles the cash flows for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020 (audited)	Period from November 21, 2020 through December 31, 2020	Pro Forma Year ended December 31, 2020 (unaudited) (1)
Net cash provided by (used in) operating activities	$186	$(362)	$(176)
Net cash provided by (used in) investing activities	(308)	–	(308)
Net cash provided by financing activities	1,035	–	1,035

Net increase in cash and cash equivalents	$913	$(362)	$551

In the Stub Period cash provided by operating activities was $186 thousand and in the Pro Forma Year cash used in operating activities was $176 thousand, compared to cash used in operating activities of $25 thousand for the year ended December 31, 2019. The year-over-year change between the Stub Period ended on November 20, 2020 and the year ended December 31, 2019 was due to working capital changes, including increased accrued payroll and related liabilities due to the timing of payroll and guaranteed payments and the classification of the $229 thousand of PRF proceeds as a current liability, partially offset by an increase in patient receivables due to timing and BHS’ organic growth and a decrease in accounts payable due to timing as well as lower net income year-over-year. The year-over-year change between the Pro Forma Year and the year ended December 31, 2019 was primarily due to a net loss of $105 thousand for the Pro Forma Year versus net income of $203 thousand for the year ended December 31, 2019 and working capital changes, including an increase in patient receivables due to timing and BHS’ organic growth and a decrease in accounts payable due to timing, partially offset by an increase in accrued expenses incurred in connection with the BHS-UpHealth Holdings transaction.

In the Stub Period, cash used in investing activities was $308 thousand, consisting of cash paid to acquire property and equipment of $9 thousand and advances to related parties of $299 thousand. The advances to related parties in the Stub Period and the Pro Forma Year were transfers of PPP loan funds to related entities as one PPP loan was obtained for all affiliates. In the year ended December 31, 2019, cash used in investing activities was $26 thousand, consisting of $3 thousand for cash paid to acquire property and equipment and $23 thousand of advances made to related parties.

In the Stub Period and the Pro Forma Year, cash provided by financing activities was $1,035 thousand, consisting of $1,005 thousand of net proceeds from the PPP loan discussed above and $40 thousand of capital contributions from new limited liability company members, decreased by member redemptions of $10 thousand.

In year ended December 31, 2019, there were no financing activities.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of November 20, 2020 as derived from the consolidated financial statements of BHS as of such date. The table should be read in connection with the footnotes describing certain events occurring after November 30, 2020 ($ in thousands).

As of November 20, 2020		Payment due by period
	Total	2020	2021	2022-2023	2024-2025	Thereafter
PPP Loan and Provider Relief Funds(1)	$1,234	$–	$1,234	$–	$–	$–
Operating lease obligations	348	22	266	40	20	–

Total	$1,582	$22	$1,500	$40	$20	$–

(1)

Under the terms of the PPP, all or part of the PPP loan may be forgiven under certain circumstances. BHS is subject to reporting requirements and may be required to repay a portion of the PRF funds received, if certain conditions are not met, as defined by the terms and conditions of the PRF.

Off-Balance Sheet Arrangements

During the periods presented, BHS did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Related Party Transactions

BHS has made advances to related parties. The advances are unsecured, due on demand, and noninterest-bearing. Amounts due from related parties aggregated $327,061 and $27,936 at November 20, 2020 and December 31, 2019, respectively.

In November 2020, BHS entered into two redemption agreements with members for $10,000 and $70,000, respectively. BHS agreed to pay cash of $10,000 to one member as discussed above in the cash flow section, and entered into a note payable agreement with the other member. The note is non-interest bearing, is noncollateralized, and due upon demand.

BHS leases various facilities with related parties in accordance with the terms of operating lease agreements that expired at various dates during 2020. Certain of the leases were renewed for another one-year term (with multiple leases expiring now on December 31, 2021) and others are now on a month-to-month basis. These leases require monthly payments ranging from $3,234 to $13,362. Total rent expense under related party agreements was approximately $282 thousand for the Stub Period, approximately $308 thousand for the Pro Forma Year, and approximately $305 thousand for the year ended December 31, 2019. See Note H to the BHS Notes to Consolidated Financial Statements for additional information on the leases.

BHS makes guaranteed payments to related parties. Guaranteed payments aggregated $5,261 thousand in the Stub Period ended November 20, 2020, $5,802 thousand in the Pro Forma Year ended December 31, 2020, and $5,437 thousand for the year period ended December 31, 2019. There were $289 thousand of unpaid guaranteed payments at November 20, 2020. There were no unpaid guaranteed payments at December 31, 2020, or December 31, 2019.

Seasonality

BHS is generally not exposed to seasonal business fluctuations except for some decreased activity during the holiday seasons in November and December, and those are not material in the volume of patient encounters and provider availability.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with U.S. GAAP. The most significant accounting policies are located in Note A to the BHS Notes to Consolidated Financial Statements. Preparation of these financial statements requires BHS to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. BHS bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, BHS could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. BHS believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Revenue is reported at the amount that reflects the consideration to which BHS expects to be entitled in exchange for providing services. BHS’ revenue includes psychiatric and mental health services, retail pharmacy services, and billing services. A significant amount of BHS’ patients are insured under third-party payor agreements. Patient psychiatric and mental health services and retail pharmacy services are generally recognized when services are provided. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting BHS’ ability to collect outstanding items. Billing service revenues are recognized monthly based upon the services provided.

Information on subsidiaries is as follows:

•

Psych Care Consultants, LLC: The performance obligations related to psychiatric and mental health services are satisfied over-time as services are provided and revenue is recognized accordingly. BHS generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 to 180 days subsequent to providing services.

•

BHS Pharmacy, LLC: The performance obligations related to retail pharmacy services are satisfied at a point-in-time as patients assume control of the medications. BHS generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 days subsequent to providing services.

•

Reimbursement Solutions, LLC: The performance obligations related to billing services are recognized over-time as contracted billing services are provided. Billing services are generally billed monthly. Revenues are generally collected within 30 to 60 days subsequent to providing services.

Significant Judgment - Determination of Transaction Price

BHS determines the transaction price based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Substantially all of BHS’ patients are insured under third-party payor agreements. For billing services, the transaction price is based upon a contractual amount for services provided. Discounts and other concessions are not provided on these services.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. BHS also provides services to uninsured patients and may offer those uninsured patients a discount from standard charges. BHS estimates the transaction price for patients with deductibles and coinsurance and from those who are uninsured based on historical experience and market conditions. BHS has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, BHS records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred.

Recently Adopted Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaced current revenue recognition requirements in Topic 605, Revenue Recognition, in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. BHS adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for BHS’ customers is similar to its prior revenue recognition model.

At December 31, 2019, BHS recorded approximately $884 thousand as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to BHS’ presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

Recent Accounting Pronouncements Not Yet Adopted

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on BHS’ consolidated financial statements. BHS expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note H on the consolidated balance sheet upon adoption, with no material impact to the consolidated statements of operations.

CLOUDBREAK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) Selected Consolidated Historical Financial and Other Information of Cloudbreak,” (ii) the unaudited consolidated financial statements of Cloudbreak Health, LLC as of March 31, 2021 and for the three months then ended and the related notes included elsewhere in this prospectus and (iii) the audited consolidated financial statements of Cloudbreak, LLC as of December 31, 2020 and 2019 and for the years then ended and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “Cloudbreak,” “we,” “our,” “us” and other similar terms refer to Cloudbreak and its consolidated subsidiaries before the Business Combinations.

Overview

Cloudbreak is a leading unified telemedicine and video medical interpretation solutions provider, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. Cloudbreak’s platform offers tele-interpretation (video and audio medical interpreting), telepsychiatry, telestroke, teleurology, and other specialties, all with integrated language services for Limited English Proficient and Deaf/Hard-of-Hearing patients.

FACTORS AFFECTING COMPARABILITY OF RESULTS

Stock-Based Compensation

Cloudbreak maintains performance incentive plans under which incentive and nonqualified member unit options are granted primarily to employees and nonemployee consultants. Cloudbreak accounts for unit-based awards under ASC Topic 718-10, Stock-Based Compensation, and requires the recognition of compensation expense, using a fair-value based method, for costs related to all unit-based payments including member unit options. ASC Topic 718-10 requires companies to estimate the fair value of unit-based payment awards on the date of grant using an option-pricing model. Cloudbreak accounts for equity instruments issued to nonemployees in accordance with the provisions of ASC Topic 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

KEY BUSINESS METRICS

Revenue

Cloudbreak derives the majority of its revenues from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. Cloudbreak also records ancillary revenue from the sale or lease of MARTTI devices and from the provision of information technology services that include connectivity and ongoing support of the MARTTI software platform. Cloudbreak accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps: a) identification of the contract with a customer, b) identification of the performance obligations in the contract, c) determination of the transaction price, d) allocation of the transaction price to the performance obligations in the contract, and e) recognition of revenue when, or as, Cloudbreak satisfies a performance obligation.

Generally, Cloudbreak’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Sale of MARTTI devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). MARTTI device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

Cost of Revenue and Gross Profit (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) primarily consists of costs related to supporting and hosting Cloudbreak’s product offerings and delivering services. These costs include salaries, benefits, incentive compensation, and stock-based compensation. Costs of revenue (excluding depreciation and amortization) include the cost of maintaining Cloudbreak’s data centers, customer support team and Cloudbreak’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, allocated overhead, amortization of capitalized internal-use software development costs, and intangible assets and depreciation expense. In addition to the costs associated with delivering services, costs of revenue (excluding depreciation and amortization) also include the cost of purchased equipment inventory sold to customers.

Gross profit (excluding depreciation and amortization) is equal to the revenue less cost of revenue (excluding depreciation and amortization) associated with delivering the language and telemedicine services to Cloudbreak’s customers.

Salaries and Wages

Salaries and wages expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and stock-based compensation.

General and Administrative Expense

General and administrative expense is comprised of administrative costs such as facilities expense, professional fees, insurance-related expense, sales and marketing expense, and technology expense. Sales and marketing expense is comprised primarily of sales related compensation, variable incentive compensation, travel expenses, and other expenses related to advertising, marketing programs and events. Technology expense consist primarily of subscription support and maintenance expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense is comprised primarily of the amortization of Cloudbreak’s investment in its platform used to provide telehealth services including video language services.

Income Taxes

Cloudbreak has been established as a limited liability company. All income or losses of Cloudbreak and income tax consequences related thereto are passed through its members. Accordingly, Cloudbreak does not record any provision for income taxes or deferred income taxes in its financial statements.

RESULTS OF OPERATIONS

Quarter ended March 31, 2021 compared with quarter ended March 31, 2021

The following table sets forth the amount of the consolidated results of operations for the quarters ended March 31, 2021 and 2020.

	For the Quarters Ended March 31,
	2021	2020	$ Change	% Change
Revenues	$7,952,873	$6,771,272	$1,181,601	17.45%
Cost Of Sales (excluding depreciation and amortization)	3,379,613	3,733,101	(353,488)	-9.47%

Gross Profit (excluding depreciation and amortization)	4,573,260	3,038,171	1,535,090	50.53%

Operating Expenses
Depreciation and amortization	1,309,034	978,374	330,660	33.80%
Salaries and wages	1,710,322	1,322,386	387,936	29.34%
General and administrative expenses	2,546,847	2,147,740	399,106	18.58%

Total operating expenses	5,566,202	4,448,500	1,117,702	81.72%

Loss From Operations	(992,942)	(1,410,329)	417,387	-31.19%

Other Income (Expense)
Interest expense	(905,093)	(3,596,335)	2,691,243	-74.83%
Other income (expense), net	282,418	(53,953)	336,371	-623.45%
Rental income	103,854	103,138	717	0.69%

Total other expense, net	(518,820)	(3,547,151)	3,028,331	-697.59%

Net Loss	($1,511,762)	($4,957,480)	$3,445,718	-728.78%

The following table sets forth the amount of the consolidated results of operations for the quarters ended March 31, 2021 and 2020 as a percentage of total revenue:

	For the Quarters Ended March 31,
	2021	2020
Revenues	100.0%	100.0%
Cost Of Sales (excluding depreciation and amortization)	42.5%	55.1%

Gross Profit (excluding depreciation and amortization)	57.5%	44.9%

Operating Expenses
Depreciation and amortization	16.5%	14.4%
Salaries and wages	21.5%	19.5%
General and administrative expenses	32.0%	31.7%

Total operating expenses	70.0%	65.7%

Loss From Operations	-12.5%	-20.8%

Other Income (Expense)
Interest expense	-11.4%	-53.1%
Other income (expense), net	3.6%	-0.8%
Rental income	1.3%	1.5%

Total other expense, net	-6.5%	-52.4%

Net Loss	-19.0%	-73.2%

Revenue

In the quarter ended March 31, 2021, revenue increased by $1,181,601, compared to the same period last year. This increase was primarily attributable to the continued recovery of the effects of COVID-19 on the healthcare industry.

Cost of Sales and Gross Profit (excluding depreciation and amortization)

In the quarter ended March 31, 2021, cost of revenue (excluding depreciation and amortization) decreased by $353,488, or 9.5%, compared to the quarter ended March 31, 2020. The decrease in cost of revenue (excluding depreciation and amortization) was primarily attributable to Cloudbreak’s ability to significantly reduce the cost to provide services by sourcing lower cost labor in certain languages. As a result of these initiatives, in the quarter ended March 31, 2021, gross profit (excluding depreciation and amortization) increased by $1,535,090, or 50.5%, compared to the quarter ended March 31, 2020.

Operating Expenses

In the quarter ended March 31, 2021, operating expenses increased by $1,117,702, compared to the same period last year. The increase in operating expenses was primarily attributable to the following changes by category.

•

Corporate payroll expenses increased by $387,936, compared to the same period last year. The increase in corporate payroll expenses was primarily attributable to a previous reduction in staff resulting from loss of customers in 2020. As Cloudbreak has recovered from the effects of COVID and with new customers in late 2020 the company has needed to add additional staff in the first quarter of 2021.

•

Sales and marketing expenses decreased by $20,606, compared to the same period last year. The decrease in sales and marketing expenses was primarily attributable to a reduction in staff, restructured incentive based compensation, and the elimination of a significant amount of the marketing budget.

•

Insurance expenses decreased by $84,541, compared to the same period last year. The decrease in insurance expenses was primarily attributable to a reduction in staff resulting from loss of customers; however, rates for insurance premiums rose for Cloudbreak, offsetting much of this decrease.

•

Technology expenses increased by $79,159, compared to the same period last year. The increase in technology expenses was primarily attributable to higher support costs and subscription expenses for technologies supporting operations.

•

Professional fees increased by $669,709, compared to the same period last year. The increase in professional fees was primarily attributable to the increased need for legal services and accounting services due to several contemplated transactions, including the merger with GigCapital2.

•	Rent expenses decreased by $96,308, compared to the same period last year. The decrease in rent expenses was primarily attributable to a decrease in leased office space in several locations.

•

Other general and administrative expenses increased by $182,354, compared to the same period last year. The increase in general and administrative expenses was primarily attributable to a increases in staff as Cloudbreak has added new customers and recovered from the effects of COVID-19.

Other Income (Expense), Net

In the quarter ended March 31, 2021, other income (expense), net increased by $3,028,331, compared to the quarter ended March 31, 2020. This increase was mainly due to a net increase in interest-bearing debt of $2,152,720.

Year ended December 31, 2020 compared with year ended December 31, 2019

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2020 and 2019.

	Year ended December 31,
Consolidated results of operations	2020	2019
Revenues	$28,089,434	$30,129,803
Cost of Revenues	$14,342,965	$16,868,951
Gross Profit	$13,746,469	$13,260,852

Operating Expenses:
Depreciation and Amortization	$4,041,318	$3,155,410
Salaries and Wages	$5,901,060	$5,919,129
General and Administrative	$9,188,703	$9,582,808
Total Operating Expenses	$19,131,081	$18,657,347
Income from Operations	$(5,384,612)	$(5,396,495)

Other Income (Expense)
Interest Expense	$(6,638,524)	$(4,777,972)
Other income, net	$62,872	$79,632
Rental income	$422,335	$339,895
Total Other Expense, net	$(6,153,317)	$(4,358,445)
Net Loss	$(11,537,929)	$(9,754,940)
Net loss per unit	$(2.29)	$(1.94)
Weighted average units outstanding—Basic and Diluted	5,034,700	5,034,700

The following table sets forth the amount of the consolidated results of operations for the twelve months ended December 31, 2020 and 2019 as a percentage of total revenue:

	Year ended December 31,
Consolidated results of operations data	2020	2019
Revenues	100.00%	100.00%
Cost of Revenues	51.06%	55.99%
Gross Profit	48.94%	44.01%

Operating Expenses:
Depreciation and Amortization	14.39%	10.47%
Salaries and Wages	21.01%	19.65%
General and Administrative	32.71%	31.81%
Total Operating Expenses	68.11%	61.92%
Income from Operations	-19.17%	-17.91%

Other Income (Expense)
Interest Expense	-23.63%	-15.86%
Other income, net	0.22%	0.26%
Rental Income	1.50%	1.13%
Total Other Expense, net	-21.91%	-14.47%
Net Loss	-41.08%	-32.38%

Comparison of the years ended December 31, 2020 and 2019

	Year ended December 31,
Consolidated results of operations data	2020	2019	$ Change	% Change
Revenues	$28,089,434	$30,129,803	$(2,040,369)	-6.77%
Cost of Revenues	$14,342,965	$16,868,951	$(2,525,986)	-14.97%
Gross Profit	$13,746,469	$13,260,852	$485,617	3.66%

Operating Expenses:
Depreciation and Amortization	$4,041,318	$3,155,410	$885,908	28.08%
Salaries and Wages	$5,901,060	$5,919,129	$(18,069)	-0.31%
General and Administrative	$9,188,703	$9,582,808	$(394,105)	-4.11%
Total Operating Expenses	$19,131,081	$18,657,347	$473,734	2.54%
Income from Operations	$(5,384,612)	$(5,396,495)	$11,883	-0.22%

Other Income (Expense)
Interest Expense	$(6,638,524)	$(4,777,972)	$(1,860,551)	38.94%
Other income, net	$62,872	$79,632	$(16,760)	-21.05%
Rental income	$422,335	$339,895	$82,440	24.25%
Total Other Expense, net	$(6,153,317)	$(4,358,445)	$(1,794,872)	41.18%
Net Loss	$(11,537,929)	$(9,754,940)	$(1,782,989)	18.28%
Net loss per unit	$(2.29)	$(1.94)	$(0.35)	18.04%
Weighted average units outstanding—Basic and Diluted	5,034,700	5,034,700

Revenue

In the twelve months ended December 31, 2020, revenue decreased by $2,040,369, compared to last year. This decrease was primarily attributable to loss of key customers in late 2019 and the effects of COVID-19 on the healthcare industry. This decrease in customer revenue was mainly attributable to a decrease in revenue from the loss of Cloudbreak’s largest customer, which accounted for $2,955,825 or 144.87% of the decrease.

Cost of Sales and Gross Profit

In 2020, cost of revenue decreased by $2,525,986, or 14.97%, compared to 2019. The decrease in cost of revenue was primarily attributable to decrease in revenue, however Cloudbreak was able to significantly reduce the cost to provide service by sourcing lower cost labor in certain languages. As a result of these initiatives, in 2020, gross profit increased by $485,617, or 3.66%, compared to 2019.

Operating Expenses

In the twelve months ended December 31, 2020, operating expenses increased by $473,734, compared to the same period last year. The increase in operating expenses was primarily attributable to the following changes by category.

•

Corporate payroll expenses decreased by $18,069, compared to the same period last year. The decrease in corporate payroll expenses was primarily attributable to reduction in staff resulting from loss of customers.

•

Sales and marketing expenses decreased by $655,185, compared to the same period last year. The decrease in sales and marketing expenses was primarily attributable to reduction in staff, restructuring incentive based compensation and eliminating a significant amount of the marketing budget.

•

Insurance expenses decreased by $374,950, compared to the same period last year. The decrease in insurance expenses was primarily attributable to reduction in staff resulting from loss of customers, however, rates for insurance premiums rose for Cloudbreak offsetting much of this decrease.

•

General and administrative expenses decreased by $394,105, compared to the same period last year. The decrease in general and administrative expenses was primarily attributable to reduction in staff resulting from loss of customers and the effects of COVID-19.

•

Technology expenses increased by $690,105, compared to the same period last year. The increase in technology expenses was primarily attributable to support costs and subscription expenses for technologies supporting operations.

•

Professional fees increased by $527,069, compared to the same period last year. The in professional fees was primarily attributable to increased need for legal services and accounting services due to several contemplated transactions including the merger with GigCapital2.

•	Rent expenses decreased by $423,354, compared to the same period last year. The decrease in rent expenses was primarily attributable to a decrease in leased office space in several locations.

Other Expense, Net

In 2020, other expense, net increased by $1,795,000, compared to 2019 from $4,358,000 to $6,153,000. This increase was mainly due to an increase in borrowings of $7,292,000 and the related increase in interest expense.

Year ended December 31, 2019 compared with year ended December 31, 2018

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2019 and 2018.

Consolidated results of operations data	Year ended December 31,
	2019	2018
Revenues	$30,129,805	$30,595,285
Cost of Revenues	$16,868,951	$16,995,891
Gross Profit	$13,260,852	$13,599,394

Operating Expenses:
Depreciation and Amortization	$3,155,410	$2,644,772
Salaries and Wages	$5,919,129	$6,281,426
General and Administrative	$9,582,808	$9,680,638
Total Operating Expenses	$18,657,347	$18,612,836
Loss from Operations	$(5,396,495)	$(5,007,442)

Other Income (Expense)
Interest Expense	$(4,777,972)	$(2,058,809)
Other income, net	$79,632	$(247,792)
Rental Income	$339,895	$138,041
Total Other Expense, net	$(4,358,445)	$(2,168,560)
Net Loss	$(9,754,940)	$(7,176,002)
Net loss per unit	$(1.94)	$(1.43)
Weighted average units outstanding	5,034,700	5,034,700

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2020 and 2019 as a percentage of total revenue:

Consolidated results of operations data	Year ended December 31,
	2019	2018
Revenues	100%	100%
Cost of Revenues	56.0%	55.6%
Gross Profit	44.0%	44.4%

Operating Expenses:
Depreciation and Amortization	10.5%	8.6%
Salaries and Wages	19.7%	20.5%
General and Administrative	31.7%	31.6%
Total Operating Expenses	61.9%	60.8%
Loss from Operations	(17.9)%	(16.4)%

Other Income (Expense)
Interest Expense	(15.9)%	(6.7)%
Other income, net	0.3%	(0.8)%
Rental Income	1.1%	0.5%
Total Other Expense, net	(14.5)%	(7.1)%
Net Loss	(32.4)%	(23.5)%

Comparison of the Fiscal Years Ended December 31, 2019 and 2018

Consolidated results of operations data	Year ended December 31,
	2019	2018	$ Change	% Change
Revenues	$30,129,803	$30,595,285	$(465,480)	(1.5)%
Cost of Revenues	$16,868,951	$16,995,891	$(126,941)	(0.7)%
Gross Profit	$13,260,852	$13,599,394	$(338,539)	(2.5)%

Operating Expenses:
Depreciation and Amortization	$3,155,410	$2,644,772	$510,638	19.3%
Salaries and Wages	$5,919,129	$6,281,426	$(339,929)	(5.3)%
General and Administrative	$9,582,808	$9,686,638	$(135,196)	(1.4)%
Total Operating Expenses	$18,657,347	$18,612,836	$44,513	0.2%
Loss from Operations	$(5,396,495)	$(5,007,442)	$(383,052)	7.6%

Other Income (Expense)
Interest Expense	$(4,777,972)	$(2,058,809)	$(2,719,164)	132.1%
Other income, net	$79,632	$(247,792)	$327,424	(132.1)%
Rental Income	$339,895	$138,041	$201,854	146.2%
Total Other Expense, net	$(4,358,445)	$(2,168,560)	$(2,189,886)	101.0%
Net Loss	$(9,754,940)	$(7,176,002)	$(2,572,938)	35.8%
Net loss per unit	$(1.94)	$(1.43)	$(0.51)	35.7%
Weighted average units outstanding—Basic and Diluted	5,034,700	5,034,700	—	0.0%

Revenue

In 2019, revenue decreased by $466,000, or 1.5%, compared to 2018. This decrease was primarily attributable to loss of one of Cloudbreak’s largest customers in late 2019, net of new business developed.

Cost of Revenue and Gross Profit

In 2019, cost of revenue decreased by $127,000, or 0.7%, compared to 2018. The decrease in cost of revenue was primarily attributable to decrease in revenue, however Cloudbreak was able to significantly reduce the cost to provide service by sourcing lower cost labor in certain languages. As a result of these initiatives, in 2019, gross profit decreased by $300,000, or 2.5%, compared to 2018.

Operating Expenses

In the twelve months ended December 31, 2019, operating expenses increased by $45,000, compared to the same period in 2018. The increase in operating expenses was primarily attributable to reduction in staff resulting from loss of customer revenue and a tight management on general and administrative expenses.

For the twelve months ended December 31, 2019, insurance expenses increased by $77,000, compared to the same period in 2018. The increase in insurance expenses was primarily attributable to reduction in staff resulting from loss of customers, however, rates for insurance premiums rose for Cloudbreak offsetting much of this decrease.

For the twelve months ended December 31, 2019, general and administrative expenses decreased by $135,000, compared to the same period in 2018. The decrease in general and administrative expenses was primarily attributable to reduction in staff and related expenses resulting from loss of customers and the effects of COVID-19.

For the twelve months ended December 31, 2019, technology expenses increased by $200,000, compared to the same period in 2018. The increase in technology expenses was primarily attributable to support costs and subscription expenses for technologies supporting operations and continued work on Cloudbreak’s platform of services.

For the twelve months ended December 31, 2019, professional fees increased by $105,000, compared to the same period in 2018. The increase in professional fees was primarily attributable to increased need for legal services.

For the twelve months ended December 31, 2019, rent expenses increased by $167,100, compared to the same period in 2018. The increase in rent expenses was primarily attributable to increase in CAM charges and new leased office space in Puerto Rico and Minnesota.

Other Expense, Net

In 2019, other expense, net increased by $2,200,000, compared to 2018 from $2,170,000 to $4,360,000. This increase was mainly due to an increase in borrowings of $6,650,000.

LIQUIDITY AND CAPITAL RESOURCES

Revolving Line of Credit

In November 2018, Cloudbreak entered into a line of credit agreement with a financial institution to borrow up to $15,000,000 (the “LOC”). The LOC is available to be drawn down on until November 21, 2021. However, with the latest amendment, the LOC’s limit has been set at the current balance in anticipation of the closing of the Business Combinations. As of March 31, 2021 and 2020, the LOC had an outstanding balance of $7,253,325 and $7,253,325, respectively. The LOC accrues interest at a rate equal to the greater of 5.25% or the Prime Referenced Rate (4.75% and 5.50% as of March 31, 2021 and December 31, 2020, respectively) plus the applicable margin. The applicable margin is 1.25% per annum. As of March 31, 2021 and December 31, 2020, the applicable interest rate is 6.50% and 6.75%, respectively.

The LOC is secured by all real, personal, and intellectual property of Cloudbreak and guaranteed by all outstanding equity interest in Cloudbreak. The LOC contains certain financial covenants of which Cloudbreak was not in compliance at March 31, 2021 and December 31, 2020; however, Cloudbreak obtained an agreement from the bank which waived the event of default.

In February 2021, Cloudbreak modified the LOC with the senior lender, which waived an event of default based on Cloudbreak’s non-compliance with certain financial and non-financial covenants, and amended certain existing financial and non-financial covenants. The amendment included a modification to the covenants including allowing Cloudbreak to increase the debt under Note 15 by an additional $3 million, the removal of both the EBITDA and Revenue covenants, the introduction of a minimum monthly net cash flow measurement, minimum cash balance of $1,750,000 at the end of each calendar month and the completion of the GIGCAPITAL transaction by June 30, 2021 when the Notes are then due in full.

Convertible Notes Payable to Related Party

In June 2017, Cloudbreak entered into a convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023, as amended on January 23, 2020. The note is collateralized by all assets of Cloudbreak and subordinated to Cloudbreak’s LOC.

The note was issued with a warrant agreement to purchase 526,312 shares of common units of Cloudbreak at a price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. As of March 31, 2021 and 2020, this warrant has not been exercised and remains outstanding. If the entire note is converted, the warrant is automatically cancelled. The warrant includes certain anti-dilution provisions to adjust the number of warrant units to protect the purchase rights granted under the warrant, as well as price protection provisions to adjust the exercise price for certain equity issuances. A debt discount related to this note in the amount of $1,939,552 was recognized upon grant. The discount was amortized over the life of the note. Amortization expense related to the debt discount on this note was $0 and $303,275 for the quarters ended March 31, 2021 and 2020, respectively and was included in interest expense on the consolidated statements of operations.

Cloudbreak incurred debt issuance costs of $198,091 during the year ended December 31, 2017 related to this note; of which $0 and $30,974 was amortized during the quarters ended March 31, 2021 and 2020, respectively.

In April 2019, Cloudbreak entered into another convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. $2,000,000 of this note was borrowed at initial closing in April 2019 and $3,000,000 was subsequently borrowed in September 2019. However, Cloudbreak and the investor have agreed that the notes will be due and payable during 2021. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023. The note is collateralized by all assets of Cloudbreak and subordinated to Cloudbreak’s LOC. This note also includes a mandatory fee upon repayment as described: on any date of any full or partial repayment of the Note(s), in addition to the repayment of the then outstanding principal and accrued interest, Cloudbreak will also pay: (i) on or before the date that is 90 days after the Closing Date, defined as the date after purchase and sale of the initial note is closed, (the “First Period”), a repayment fee in an amount equal to the product of: (y) .25 multiplied by (z) the then outstanding principal balance of the Notes, (ii) after the First Period but on or before December 31, 2019 (the “Second Period”), a repayment fee in an amount equal to the product of: (y) .50 multiplied by (z) the then outstanding principal balance of the Notes, and (iii) at any time after the Second Period, a repayment fee in an amount equal to the product of: (y) 1.00 multiplied by (z) the then outstanding principal balance of the Notes. As a result of this provision, Cloudbreak recorded $2,500,000 and $2,500,000 of additional interest expense for the year ended December 31, 2020 and 2019, respectively.

Both convertible notes contain an optional conversion feature upon a Qualified Financing, which is defined as the closing of the sale of equity securities of Cloudbreak in which Cloudbreak receives aggregate gross sale proceeds of not less than $5,000,000. Upon the closing of a Qualified Financing, provided that such closing date occurs prior to (i) the Maturity Date and (ii) the prepayment in full of the outstanding balance under this Note, Noteholder may, in its sole discretion (the “Conversion Option”), convert all or any portion of the outstanding balance, including the principal amount then outstanding and all accrued but unpaid interest thereon (the “Convertible Balance”), into the number of Conversion Securities, defined as new securities in the Qualified Financing, obtained by dividing (i) the amount of the Convertible Balance which the Noteholder has elected to convert pursuant to the Conversion Option by (ii) the product of (a) the price per share paid by the purchasers of the New Securities, defined as the series or class of securities issued in connection with a Qualified Financing, sold in such Qualified Financing and (b) eighty percent (80%). Cloudbreak determined that these contingent conversion features were not considered derivative liabilities and did not require bifurcation.

Debt

In January 2020, Cloudbreak entered into a credit agreement with a third party lender for a term credit facility in the amount of $10,000,000. The note accrues interest at a rate ranging from 12.00% - 13.25% dependent on Cloudbreak’s eligibility in any given quarter. Interest is either payable in cash quarterly with all unpaid interest and principal due upon any of the following dates: (i) maturity date in January 2023; (ii) a Liquidity Event, defined as a change of control or an initial public offering; (iii) the date of any prepayment; or (iv) such other time when amount becomes due and payable based on the agreement, or payable in kind, whereby the interest shall automatically be added to the principal balance of the loan and the sum will continue to accrue interest at the specified interest rate. During the quarter ended March 31, 2021, Cloudbreak has incurred $281,732 of paid-in-kind interest for total paid-in-kind interest of $1,276,157 as of March 31, 2021.

The credit agreement was also issued with a warrant entitling the Lender to purchase 2% of all issued and outstanding units of Cloudbreak’s common units on a fully diluted basis at the date of issuance (214,823 shares), all fully vested, at an exercise price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. The warrant also allows the Lender to purchase 2% of any units issued in connection with the conversion of the notes to the preferred unit investor.

As of March 31, 2021, this warrant has not been exercised and remains outstanding. A debt discount related to this note in the amount of $1,304,013 was recognized upon grant based on the relative fair value of the warrant. The discount is amortized over the life of the note. Amortization expense related to the debt discount on this note was $101,727 for the quarter ended March 31, 2021 and was included in interest expense on the consolidated statements of operations. Cloudbreak also incurred debt issuance costs of $241,130 related to this note; of which approximately $19,801 was amortized during the quarter ended March 31, 2021.

The credit agreement contains certain financial covenants, of which Cloudbreak was not in compliance as of March 31, 2021. Accordingly, it was classified as current on the accompanying audited consolidated balance sheets. There were no penalties incurred as a result of this event of non-compliance.

In February 2021, Cloudbreak amended the credit agreement increasing the amount from $10,000,000 to $13,000,000. No additional warrants were issued and all terms and the covenants were modified to reflect the changes in the LOC (see Note 12 of the unaudited financials as of March 31, 2021 “unaudited financials”).

In May 2020, Cloudbreak was granted loans in the aggregate amount of $2,900,276, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The loan accrues interest at a rate of 1% per annum. Equal principal and interest payments are due monthly beginning seven months from disbursement until maturity in May 2022. As these funds will be mainly utilized for payroll within the established limits, Cloudbreak expects a significant portion, if not all, of the loan to be forgiven, but there can be no assurance with respect to this matter.

CASH FLOWS

Comparison of the quarters Ended March 31, 2021 and 2020

The following table summarizes cash flows for the periods indicated:

	For the quarters ended March 31,
	2021	2020
Net cash used in operating activities	($634,935)	($3,300,603)
Net cash used in investing activities	(147,931)	(702,727)
Net cash provided by financing activities	2,152,720	7,134,884

Net increase in cash and cash equivalents	$1,369,854	$3,131,553

In the quarter ended 2021, cash used in operating activities was $634,935, primarily consisting of net loss of $1,511,762 adjusted for $1,461,521 of non-cash items. Non-cash items consist primarily of $1,327,845 of depreciation and amortization expense, $19,887 of non-cash lease expense, and $47,892 of employee stock-based compensation. This also included $584,694 of net cumulative changes in operating assets and liabilities.

In the quarter ended 2020, cash used in operating activities was $7,859,453, primarily consisting of net loss of $4,957,480 adjusted for $1,316,313 of non-cash items. Non-cash items consist primarily of $978,374 of depreciation and amortization expense, $9,928 of non-cash lease expense and $8,047 of employee stock based compensation. This also included $340,564 of net cumulative changes in operating assets and liabilities.

In the quarter ended 2021, cash used by investing activities was $147,931, primarily consisting of the purchase of property and equipment for corporate and customer use, as well as development expenses related to the improvement of Cloudbreak’s products and services.

In the quarter ended 2020, cash used in investing activities was $702,727, primarily consisting of the purchase of property and equipment of $702,727 for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In the quarter ended 2021, cash provided by financing activities was $2,152,720, primarily consisting of net payments on capital lease obligations of $797,280 and net borrowings under a new credit agreement of $2,950,000.

In the quarter ended 2020, cash provided by financing activities was $7,134,884, primarily consisting of net borrowings under a new credit agreement of $10,000,000, partially offset by $2,298,054 of net payments from borrowing on the line of credit and net payments on finance lease obligations of $567,062.

Comparison of the Years ended December 31, 2020 and 2019

The following table summarizes cash flows for the periods indicated:

	Year ended December 31,
	2020	2019
Net cash used in operating activities	$(3,789,190.00)	$(2,401,557.00)
Net cash used in investing activities	$(2,687,034.00)	$(1,694,895.00)
Net cash provided by financing activities	$7,703,439.00	$3,523,398.00
Effect of exchange rate changes on cash and cash equivalents	$0.00	$0.00
Net increase/(decrease) in cash and cash equivalents	$1,227,215.00	$(573,054.00)

In 2020, cash used in operating activities was ($3,789,190), primarily consisting of net loss of ($11,537,929) adjusted for $6,793,841 of non-cash items. Non-cash items consist primarily of $4,041,318 of depreciation and amortization expense, $866,669 of non-cash lease expense and $139,304 of employee stock based compensation. This also included $954,898 of net cumulative changes in operating assets and liabilities.

In 2019, cash used in operating activities was $(2,401,557), primarily consisting of net loss of $(9,754,940) adjusted for $5,127,298 of non-cash items. Non-cash items consist primarily of $3,155,410 of depreciation and amortization expense, $899,673 of non-cash lease expense and $92,032 of employee stock based compensation. This also included $2,216,083 of net cumulative changes in operating assets and liabilities.

In 2020, cash used in investing activities was $2,687,034, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2019, cash used in investing activities was $1,694,895, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2020, cash provided by financing activities was $7,703,439, primarily consisting of $2,446,180 net proceeds from borrowing on company’s line of credit, payments to finance lease obligations of $2,489,286, proceeds from the government paycheck protection program of $2,900,276, and net borrowings under a new credit agreement of $9,738,629.

In 2019, cash provided from financing activities was $3,523,398, primarily consisting of $5,000,000 of borrowings from note payables and $939,505 net proceeds from borrowing on Cloudbreak’s LOC, offset by finance lease payments of $2,416,107.

Comparison of the Years Ended December 31, 2019 and 2018

The following table summarizes cash flows for the periods indicated:

	Year ended December 31,
	2019	2018
Net cash used in operating activities	$(2,401,557)	$(1,543,428)
Net cash used in investing activities	$(1,694,895)	$(2,262,751)
Net cash provided by financing activities	$3,523,398	$2,511,187
Effect of exchange rate changes on cash and cash equivalents	$0	$0
Net decrease in cash and cash equivalents	$(573,054)	$(294,992)

In 2019, cash used in operating activities was $2,401,557, primarily consisting of net loss of $9,754,940 adjusted for $5,127,298 of non-cash items. Non-cash items consist primarily of $3,155,410 of depreciation and amortization expense, $899,673 of non-cash lease expense and $92,032 of employee stock based compensation. This also included $2,216,083 of net cumulative changes in operating assets and liabilities.

In 2018, cash used in operating activities was $1,543,428, primarily consisting of net loss of $7,182,002 adjusted for $5,383,450 of non-cash items. Non-cash items consist primarily of $2,644,772 of depreciation and amortization expense, $879,009 of non-cash lease expense and $489,001 of employee stock based compensation. This also included $255,124 of net cumulative changes in operating assets and liabilities.

In 2019, cash used by investing activities was $1,694,895, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2018, cash used in investing activities was $2,262,751, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2019, cash provided by financing activities was $3,523,398, primarily consisting of $5,939,505 net proceeds from borrowing on company’s line of credit and new debt. This was offset by payments to existing sources of debt of $2,416,107.

In 2018, cash provided by financing activities was $3,511,187, primarily consisting of $8,760,000 net proceeds from borrowing on company’s line of credit and new debt. This was offset by payments to existing sources of debt of $5,248,813.

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented on the accrual basis of accounting. The summary of significant accounting policies presented below is designed to assist in understanding Cloudbreak’s financial statements. Such financial statements and accompanying notes are the representations of Cloudbreak’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of Cloudbreak Health LLC and its wholly-owned subsidiaries, Language Access Network, LLC and Carenection, LLC. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, including those related to the collectability of customer accounts receivable, revenue recognition, the estimated useful lives of long-lived assets, when technological feasibility is achieved for our products, unit-based compensation, warrant discount and conversion features associated with convertible notes. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and cash equivalents with original maturities of 90 days or less. All cash equivalents are carried at cost, which approximates fair value. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances after discounts, bad debts, and sales allowance taking into account credit worthiness of customers and history of collection. Management provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction of trade accounts receivable. The allowance for doubtful accounts was $337,407 and $673,088 at March 31, 2021 and December 31, 2020, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. As of March 31, 2021 and December 31, 2020, inventory consists of MARTTI (My Accessible Real Time Trusted Interpreter) devices, additional batteries, and carts for the MARTTI’s. For units in inventory, the MARTTI’s are purchased from two vendors and shipped to Cloudbreak in Columbus, Ohio, where the units are imaged, then shipped to end users. MARTTI’s are only purchased when ordered by customers, typically at the inception of a new interpretation service contract. Provisions for slow moving or obsolete inventory are charged to other expense and are permanent reductions to the carrying value of inventory.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for computer and related equipment, and seven years for furniture and fixtures. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Software and Website Development Costs

In accordance with Accounting Standards Codification (“ASC”) 985, Software, software development costs related to software to be sold, leased, or marketed as part of a product or process are capitalized subsequent to the establishment of technological feasibility, which is demonstrated by the completion of a detailed program design or working model, if no program design is completed. The useful life of software development costs related to Cloudbreak’s current software was determined to be five years from the date the software was placed in service. Costs associated with maintenance and minor enhancements to the features and functionality of Cloudbreak’s software are expensed as incurred. GAAP requires that annual amortization expense of the capitalized software development costs be the greater of the amounts computed using the ratio of gross revenue to a product’s total current and anticipated revenues, or the straight-line method over the product’s estimated economic life.

In accordance with ASC 350, Intangibles—Goodwill and Other, Cloudbreak also capitalizes eligible website development costs incurred during the application development stage. Costs associated with maintenance and minor enhancements to the features and functionality of Cloudbreak’s website are expensed as incurred. The useful life of website development costs was determined to be three years from the date the website was placed in service.

Impairment of Long-Lived Assets

Cloudbreak reviews its long-lived assets, primarily consisting of property and equipment, and software and website development costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. For the years ended December 31, 2020 and 2019, there has been no such impairment.

Net Loss per Common Unit

Cloudbreak reports basic loss per unit in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share. Basic loss per unit is computed using the weighted average number of common units outstanding during the reporting period. Diluted earnings per unit is computed using the weighted average number of common units outstanding plus the effect of dilutive securities during the reporting period. Any potentially dilutive securities that have an anti-dilutive impact on the per unit calculation are excluded. During periods in which Cloudbreak reports a net loss, diluted weighted average units outstanding are equal to basic weighted average units outstanding because the effect of the inclusion of all potentially dilutive securities would be anti-dilutive. As of December 31, 2020 and 2019, there were no potentially dilutive securities excluded from the calculation of diluted loss per common unit due to a loss for those periods. The table below reflects potentially dilutive securities for the years ended December 31, 2020 and 2019:

	2020	2019
Unit options outstanding	1,933,303	1,941,150
Warrants	741,135	526,312

Total	2,674,438	2,467,462

Fair Value of Financial Instruments

Cloudbreak follows the guidance of FASB ASC 820-10, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Trade accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses are reported on the balance sheet at carrying value, which approximates fair value due to the short-term maturities of these instruments. Management believes that the carrying value of debt instruments, other than related party notes payable and loans to officers, also approximates fair value based on current market indicators, such as prevailing market rates and short-term maturities of certain financial instruments.

Management believes it is not practical to estimate the fair value of related party notes payable and loans to officers because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The common unit warrant issued with a convertible note was valued using the Black Scholes valuation model (see Note 13). The conversion feature in convertible notes payable which required bifurcation as a derivative liability was valued using the Monte Carlo valuation model and had a fair value of $0 on the issuance date and each subsequent reporting date (see Note 14). Management believes these models are the best available techniques for valuing these instruments. Aside from the conversion feature in convertible notes payable, Cloudbreak had no other recurring or nonrecurring fair value measurements for assets and liabilities at December 31, 2020 and 2019.

Convertible Notes Payable and Derivative Instruments

Cloudbreak has adopted the provisions of Accounting Standards Update (“ASU”) 2017-11 to account for the down round features of warrants issued with private placements effective as of January 1, 2018. In doing so, warrants with a down round feature previously treated as derivative liabilities in the consolidated balance sheet and measured at fair value are henceforth treated as equity, with no adjustment for changes in fair value at each reporting period.

Cloudbreak accounts for conversion options embedded in convertible notes in accordance with ASC 815, which generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative financial instruments, as defined in the FASB ASC 815, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

Cloudbreak accounts for conversion options embedded in non-conventional convertible notes, which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, Cloudbreak records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Derivative financial instruments may be free-standing or embedded in other financial instruments. Based on this guidance, Cloudbreak determined that the convertible feature in its note payable disclosed in Note 14 did not meet the criteria for classification as equity. Accordingly, Cloudbreak bifurcated the conversion feature and recorded it in liabilities at its estimated fair value. Derivative financial instruments, such as the conversion feature, are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. Cloudbreak did not record a derivative liability for the optional convertible feature in convertible notes payable as the fair value was $0 on the issuance date and each subsequent reporting date (see Note 14). Cloudbreak estimated the fair value of the conversion feature upon grant, at March 31, 2021, December 31, 2020 and 2019 using the Monte Carlo valuation model.

Concentration of Credit Risk

Financial instruments, which potentially subject Cloudbreak to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable.

Cloudbreak performs ongoing credit evaluations of its customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for more than 10% of Cloudbreak’s accounts receivable balance as of the years ended December 31, 2020 and 2019. No individual customer accounted for more than 10% of Cloudbreak’s gross revenues for the years ended December 31, 2020 and 2019.

Cloudbreak purchases its products on credit terms from vendors across the United States. For the years ended December 31, 2020 and 2019, there were no significant supplier concentrations.

Revenue Recognition

Cloudbreak derives the majority of its revenues from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. Cloudbreak also records ancillary revenue from the sale or lease of MARTTI devices and from the provision of information technology services that include connectivity and ongoing support of the MARTTI software platform. Cloudbreak accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, Cloudbreak satisfies a performance obligation

Generally, Cloudbreak’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Sale of MARTTI devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). MARTTI device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

Cloudbreak has selected the Output Method for recognizing revenues related to fixed medical language interpretation and information technology services fees. Due to the stand-ready nature of the services provided, Cloudbreak recognizes these fees monthly on a straight-line basis over the term of the contract.

Variable consideration received for medical language interpretation services, information technology services and for the lease of MARTTI devices is based on a fixed per item charge applied to a variable quantity. Variable consideration for Cloudbreak’s services is recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue related to the sale of MARTTI devices is recognized at a point in time upon delivery of the devices to the customer.

Cloudbreak may enter into multiple component services arrangements that bundle the pricing for the lease of MARTTI devices with information technology services. Often, the pricing bundle may also include medical language interpretation services. When an equipment lease is bundled with services, allocation of the transaction price consideration between the lease and nonlease components of the lease is required. Cloudbreak has determined that the consideration allocated to the lease components in its bundled multiple component services arrangements is not material to the financial statements.

Revenue is measured as the amount of consideration Cloudbreak expects to receive in exchange for transferring products or providing services. Revenue is recognized when Cloudbreak satisfies its performance obligations under the contract by transferring the promised product or service to its customer. Cloudbreak’s contracts generally do not include any significant financing components.

Cloudbreak typically satisfies its performance obligations when the products are transferred and services are provided to its customers. The majority of Cloudbreak’s performance obligations are satisfied over time. Cloudbreak typically satisfies its performance obligations as the customer receives and consumes the benefits of the medical language interpretation services, information technology services and the use of the MARTTI devices. Performance obligations for the sale of the MARTTI devices are satisfied when control of the devices is transferred to Cloudbreak’s customers.

Cloudbreak has established a contract liability for billings or payments received in advance of when revenue recognition criteria are met. This contract liability is classified as deferred revenue in the consolidated balance sheets. Additions to deferred revenue, amortization of deferred revenue and prior year deferred revenue recognized in the current year were not significant for the years ended December 31, 2020 and 2019.

Neither the type of service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Cost of Revenue

Cost of revenue primarily consists of costs related to supporting and hosting Cloudbreak’s product offerings and delivering services. These costs include salaries, benefits, incentive compensation and unit-based compensation. Costs of revenue include the cost of maintaining Cloudbreak’s data centers, customer support team and Cloudbreak’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, allocated overhead, amortization of capitalized internal-use software development costs and intangible assets and depreciation expense. In addition to the costs associated with delivering services, costs of revenue also include the cost of purchased equipment inventory sold to customers.

Advertising and Marketing Expense

Advertising and marketing expenses are included in general and administrative expenses within the consolidated statements of operations and are expensed when incurred. Costs associated with advertising and marketing expense were $169,021 and $138,524 for the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expenses on the consolidated statements of operations.

Unit-Based Compensation

Cloudbreak maintains performance incentive plans under which incentive and nonqualified member unit options are granted primarily to employees and nonemployee consultants. Cloudbreak accounts for unit-based awards to both employees and nonemployees under ASC Topic 718, Stock-Based Compensation, and requires the recognition of compensation expense, using a fair-value based method, for costs related to all unit-based payments including member unit options. ASC Topic 718 requires companies to estimate the fair value of unit-based payment awards on the date of grant using an option-pricing model.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. Cloudbreak’s chief operating decision maker is the chief executive officer. Cloudbreak and the chief executive officer view Cloudbreak’s operations and manage its business as one reportable segment with different operating segments.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in more timely recognition of credit losses. ASU 2019-10 amended the effective date for ASU 2016-13 for smaller reporting companies to be annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this guidance.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates certain models that require separate accounting for embedded conversion features, in certain cases. Additionally, among other changes, the guidance eliminates certain of the conditions for equity classification for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This guidance is effective for Cloudbreak beginning in the first quarter of 2022 and must be applied using either a modified or full retrospective approach. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this guidance.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021, and March 31, 2020, we have interest bearing debt of $30,555,870 and $27,164,518, respectively. Our LOC is a variable rate loan that accrues interest at a variable rate of interest based on the Prime Referenced Rate, plus the applicable margin. As of March 31, 2021, the calculated interest rate is 6.5%.

A one percent (1%) increase in interest rates in our variable rate indebtedness would result in approximately $305,558 in additional annual interest expense.

Inflation Risk

Inflation has not had, or currently has, a material effect on Cloudbreak’s business.

Foreign Currency Risk

There was no material foreign currency risk for the quarters ended March 31, 2021 and 2020. Our activities to date have been limited to and were conducted in the United States.

MANAGEMENT

Management and Board of Directors

The business and affairs of the Company are managed by or under the direction of the Board of Directors. The directors and executive officers of the Company, since consummation of the Business Combinations, include the following.

Name	Age	Position
Dr. Chirinjeev Kathuria	56	Co-Chairman of the Board of Directors
Dr. Avi S. Katz	63	Co-Chairman of the Board of Directors
Dr. Raluca Dinu	47	Director
Dr. Mariya Pylypiv	32	Director
Neil Miotto	75	Director
Nathan Locke	38	Director
Jerome Ringo	66	Director
Agnès Rey-Giraud	56	Director
Moshe Bar-Siman-Tov	44	Director
Dr. Alfonso W. Gatmaitan	61	Chief Operating Officer
Dr. Ramesh Balakrishnan	66	Chief Executive Officer
Martin S. A. Beck	55	Chief Financial Officer
Syed Sabahat Azim	46	Chief Executive Officer, International
Jamey Edwards	46	President

Information about Anticipated Executive Officers and Directors

Upon the Closing of the Business Combinations, the Company increased the size of our Board from six directors to nine directors. The Board of Directors of the post-combination company is comprised of Dr. Avi S. Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria, Neil Miotto, Dr. Mariya Pylypiv, Nathan Locke, Jerome Ringo, Agnès Rey-Giraud and Moshe Bar-Siman-Tov.

Dr. Chirinjeev Kathuria. Dr. Kathuria serves as the Co-Chairman of our Board of Directors. Dr. Kathuria is an Indian-American investor, businessperson, and philanthropist. He is the co-founder of UpHealth Holdings and several other companies. Dr. Kathuria co-founded Ocean Biomedical in January 2019 and serves as the Chairman of its Board of Directors, a position he has held since inception. Ocean Biomedical is a biotech company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. Dr. Kathuria also co-founded AIRO Group in March 2020 and serves as the Chairman of its Board of Directors, a position he has held since inception. AIRO Group offers an end-to-end solution for the next generation of avionics, manned and unmanned mobility, and multi-modal transportation for defense and commercial markets. In addition, Dr. Kathuria co-founded and served as Chairman of New Generation Power in February 2009 and founded and served as a director of American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on NASDAQ in October 2006. Dr. Kathuria served as a director of The X-Stream Networks Inc. from March 1998 to March 2000, an internet service provider which was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration, and was the Founding Director of MirCorp in January 1999, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian-American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine degree from Brown University and a Master of Business Administration degree from Stanford University. The Company believes that Dr. Kathuria is qualified to serve as the Co-Chairman of the Board of Directors based on his historic knowledge of UpHealth Holdings, vision for company growth and his leadership and managerial experience.

Dr. Avi S. Katz. Dr. Avi S. Katz now serves as Co-Chairman of our Board of Directors, since June 9, 2021. Previously, he served as our Executive Chairman of our Board of Directors since March 2019 until the closing of the Business Combination on June 9, 2021, and from that time until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. The Company completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of our Common Stock, one warrant to purchase one share of our Common Stock, and one right to receive one-twentieth (1/20) of one share of our Common Stock, generating aggregate proceeds of $172,500,000. He also serves as Co-Chairman of the Board of Directors of Lightning eMotors, Inc. (formerly GigCapital3, Inc.), where he previously prior to the May 2021 business combination served as the Executive Chairman of the Board of Directors, Chief Executive Officer, President and Secretary since February 2020, and as the Executive Chairman of the Board of Directors of GigCapital4, Inc. since its inception in December 2020. He is also the Founding Managing Member of GigFounders, LLC, a Founding Managing Member of GigManagement, LLC and the Manager of our Sponsor, as well as GigAcquisitions, LLC (the sponsor of GigCapital) and GigAcquisitions3, LLC (the sponsor of GigCapital3, Inc.). Dr. Katz has spent approximately 33 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GigCapital, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the technology industry. GigCapital completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GigCapital common stock, three-quarters (3/4) of one warrant to purchase one share of GigCapital common stock and one right to receive one-tenth (1/10) of one share of GigCapital common stock, generating aggregate proceeds of $143,750,000, and, at that time, was listed on the NYSE under the symbol “GIG.” On February 22, 2019, after intensive screening of more than 400 companies worldwide, GigCapital entered into a stock purchase agreement to acquire Kaleyra S.p.A. at a transaction enterprise value of $187,000,000 with combined cash and/or promissory note consideration of $15,000,000. Kaleyra S.p.A. is a global company specialized in providing mobile messaging services for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GigCapital was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” at that time. Dr. Katz has served as the Executive Chairman of Kaleyra, Inc. since the consummation of the transaction in November 2019. Dr. Katz is also the co-founder of Cognizer, a software company specializing in deeplearning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to forming GigCapital, Dr. Katz dedicated 10 years to bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250,000,000 in cash, GigPeak provided semiconductor integrated circuits and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks. From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110,000,000 in 2005. Dr. Katz has held several leadership positions over the span of his career within the technology industry since serving as Member of Technical Staff at AT&T Bell Laboratories in the 1980s, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, one of our directors.

The Company believes that Dr. Katz is qualified to serve as Co-Chairman of the Board of Directors based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Dr. Raluca Dinu. Dr. Raluca Dinu joined our Board of Directors in March 2019 and served as our President and Chief Executive Officer from August of 2019 until the closing of the Business Combinations on June 9, 2021. She has also served as a director of Lightning eMotors, Inc. (formerly GigCapital3, Inc.), since it’s business combination in May 2021, and prior to then, of GigCapital3, Inc since February 2020, and as the President, Chief Executive Officer, Secretary and a director of GigCapital4, Inc. since its inception in December 2020. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of Integrated Device Technology, Inc. (Nasdaq: IDTI) (“IDT”)’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from 2008 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the Board of Directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera (NASDAQ: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-MBA from Stanford University. Dr. Dinu is married to Dr. Katz, Co-Chairman of our Board of Directors.

The Company believes that Dr. Dinu is qualified to serve on the Board of Directors based on her business experience as a board member of a publicly-listed company and her investing experience.

Dr. Mariya Pylypiv. Dr. Pylypiv is a member of our Board of Directors, and also serves as the Chief Strategy Officer of UpHealth. She is the co-founder of UpHealth Holdings and previously served as the Vice Chairwoman and Secretary of the Board of UpHealth Holdings. Since January 2018, Dr. Pylypiv was responsible for the development of UpHealth Holdings’ business and corporate strategies along with leading successful completion of several acquisitions. Dr. Pylypiv has worked for Sikich LLC since March 2018. Prior to that, she was in charge of operations and trading and development of global absolute return long/short market-neutral equity strategies for Acrospire Investment Management LLC from February 2016 to March 2018, most recently serving as Vice President of Investment Banking and Corporate Development Vice President. Dr. Pylypiv held a role as a Quantitative Research Analyst for Rotella Capital Management from July 2014 to January 2016 developing research strategies and overseeing fund operation and trading activities. Dr. Pylypiv holds B.A. and M.A. degrees in Accounting from Precarpathian National University, B.A. and M.A. degrees in International Economics and Tourism from Ternopil National Economic University and a Ph.D. from Purdue University. The Company believes that Dr. Pylypiv is qualified to serve on the Board of Directors based on her historic knowledge of UpHealth Holdings and her leadership and managerial experience.

Neil Miotto. Neil Miotto joined our Board of Directors in March 2019. He also serves on the board of directors of Lightning eMotors, Inc. (formerly GigCapital3, Inc.), since it’s business combination in May 2021, and prior to then, of GigCapital3, Inc in February 2020. Mr. Miotto became a member of the board of directors of GigCapital in October 2017 and has continued in that role after that company became Kaleyra, Inc. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. He currently serves on the board of directors of Cognizer, a position he has held since March 2019. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG Mr. Miotto has provided high level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be a ‘financial expert’ under SEC and NYSE rules. While at KPMG Mr. Miotto focused on serving large public companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York.

The Company believes that Mr. Miotto is qualified to serve on the Board of Directors based on his business experience as a board member of a publicly-listed company and his experience as an audit committee financial expert.

Nathan Locke. Mr. Locke joined our Board of Directors upon the Closing of the Business Combinations. Mr. Locke is a Managing Partner and Co-Head of Kayne Anderson Capital Advisors’ growth equity activities. He has spent more than a dozen years at Kayne Anderson identifying and analyzing investment opportunities in technology and tech-enabled service companies, and assisting at the board level in helping those companies as they scale post-investment. He has been involved with companies at various stages of growth in healthcare technology and telemedicine, media & telecom, security & compliance and supply chain & logistics. Prior to joining Kayne Anderson in 2008, Mr. Locke worked as a senior analyst on the finance team of Romney for President, Inc., and as the controller for The Commonwealth Political Action Committees. Mr. Locke earned a B.S. in Finance from the University of Utah, where he graduated magna cum laude from the David Eccles School of Business. The Company believes that Mr. Locke is qualified to serve on the Board of Directors based on his business experience working with tech-enabled healthcare companies, as well as his extensive finance and investment experiences.

Mr. Jerome Ringo. Mr. Jerome Ringo joined our Board of Directors upon the Closing of the Business Combinations. Mr. Ringo is a leader on climate change issues and has led two of the largest environmental organizations in the world, the five million-member National Wildlife Federation and the Apollo Alliance, a nineteen million-member organization, which was the largest coalition on green jobs in history. Since November 2020, Mr. Ringo has served as Founder and Chairman of Zoetic Global, a company focused on delivering breakthrough technologies in energy efficiency and generation for developing nations in Africa. Since July 2017, he has served as Goodwill Ambassador, Trade and Investment, for the Pan-African Parliament. Mr. Ringo served on the Environmental Defense Fund’s board of directors from February 2018 to February 2020. Mr. Ringo also founded and served from 2006 to 2012 as the Chief Executive Officer of Progressive Resources & JerMar Enterprises, an environmental consultancy focused on the communities affected by oil refineries in Louisiana.

The Company believes that Mr. Ringo is qualified to serve on the Board of Directors based on his vast experience as a solutions provider, his conservation ethics, and his global network.

Ms. Agnès Rey-Giraud. Ms. Agnès Rey-Giraud joined our Board of Directors upon the Closing of the Business Combinations. Ms. Rey-Giraud is chairman and Chief Executive Officer of Acera Surgical, Inc., which she co-founded in 2013. Acera Surgical has engineered a new class of resorbable synthetic hybrid-scale fiber matrices designed to restore damaged tissue. Ms. Rey-Giraud played an essential role in devising Acera’s initial strategy, recruiting the company’s first leadership team and securing the financial backing to bring revolutionary concepts from the lab to the operating room. Ms. Rey-Giraud was previously an officer at Express Scripts Holding Company (Nasdaq: ESRX), a Fortune 100 company, where she served in multiple executive roles of increasing responsibility, including Executive Vice President of Product Development, Supply Chain, Corporate Strategy and President of International Operations. Ms. Rey-Giraud currently serves on the board of GoodRx, Inc. (Nasdaq: GDRX), a role she has held since 2016. The company recently completed a multibillion IPO. GoodRx offers a range of services that help people get the healthcare they need at a price they can afford. In addition, Ms. Rey-Giraud has served on numerous boards of directors, including RxHub (now SureScripts), a healthcare technology services company, from its design and creation from 2000 to 2006. During this period, RxHub transformed from a business plan to a service and technology platform, facilitating the creation of communication standards and the adoption of electronic prescribing in the US that are now the common standard in the country. Her other board roles have included Pritikin, a wellness company, from September 2011 to June 2020 and HD Smith, a privately-owned drug wholesale distributor, from September 2013 to March 2015. Ms. Rey-Giraud is a cancer survivor who credits a clinical trial with her life-saving treatment. She has since become an advocate for breast cancer awareness and affordable health care, especially for patients diagnosed with debilitating or terminal illness. Ms. Rey-Giraud holds an MBA from the University of Chicago, a Master of Management in Operations from Ecole de Management de Lyon Business School, and a Master’s degree in engineering, also earned in France. She has earned certifications in board service from Northwestern University and Harvard College. Ms. Rey-Giraud and her wife live in Colorado where they enjoy hiking, biking and the magnificence of wildlife and the outdoors.

The Company believes that Ms. Rey-Giraud is qualified to serve on the Board of Directors based on her business experience, and in particular with companies in the healthcare technology space.

Mr. Moshe Bar-Siman-Tov. Mr. Moshe Bar-Siman-Tov joined our Board of Directors upon the Closing of the Business Combinations. From 2015 to 2020, Mr. Bar-Siman-Tov was the Director General of the Israeli Ministry of Health, where he was responsible for managing the budget and employees of the Ministry and various public hospitals. During the first phase of the COVID-19 pandemic in Israel, he was in charge of the national professional and medical response to the pandemic. Before the onset of the pandemic, as Director General, Mr. Bar-Siman-Tov oversaw the preparation of a strategic long-term plan for the Ministry of Health, promoted the digitalization of the health industry, and designed and led the recovery plan for Hadassah hospital and a merger of two other public hospitals. Prior to his role as Director General of the Israeli Ministry of Health, Mr. Bar-Siman-Tov served as the Economic Minister at the Israeli embassy in Washington, D.C. Mr. Bar-Siman-Tov holds a Masters Degree from Hebrew University of Jerusalem in Economics and Business Administration. The Company believes that Mr. Bar-Siman-Tov is qualified to serve on the Board of Directors based on his extensive experience with healthcare regulatory issues.

Dr. Ramesh Balakrishnan. Dr. Balakrishnan serves as our Chief Executive Officer. Dr. Ramesh Balakrishnan served as Co-Chief Executive Officer of UpHealth Holdings since November 2020 and as Chief Executive Officer of Thrasys, Inc., a subsidiary of UpHealth Holdings that delivers technology platforms and applications for integrated care management, since March 2002. Dr. Balakrishnan founded Thrasys, Inc. in 2002, and has since served as Chief Executive Officer and been responsible for raising initial investments, hiring the core business and technology team, defining the product roadmap, closing over $100,000,000 in customer contracts, negotiating and executing strategic agreements with Siemens Health Care, Varian Medical Solutions, and overseeing growth and strategy for the company. Prior to founding Thrasys, Inc., Dr. Balakrishnan co-founded ePropose, Inc., a technology company that pioneered a unique technology for collaboration, in 1998. ePropose, Inc. was merged into a joint venture with Cargill, Inc.—the world’s largest privately held company—in 2001. From 1997 to 1999, Dr. Balakrishnan was Vice President of Software at Asyst Technologies where he was responsible for overall P&L for the software division, and the launch of innovative solutions for the global semiconductor industry. Asyst Technologies’ customers represented some of the largest semiconductor fabrication plants in the world including Taiwan Semiconductor Manufacturing Corporation.—Prior to joining Asyst Technologies, Dr. Balakrishnan was Director of Applications from 1995 to 1997 at Measurex Corporation, a company that delivered mission critical real-time control systems for discrete and continuous manufacturing. At Measurex, in various roles, Dr. Balakrishnan developed and introduced market leading products in the US, Europe, Asia, Japan, and the Americas. Dr. Balakrishnan holds Ph.D. and M.Sc. degrees from Stanford University and a B.Eng. degree from the University of Madras. He was also a recipient of the very competitive national science talent scholarship awarded by the Government of India for promising science scholars. Dr. Balakrishnan holds 14 domestic and international patents in various areas of technology.

Dr. Alfonso (Al) Gatmaitan, DSc. Dr. Gatmaitan serves as our Chief Operating Officer. Since November 2019, Dr. Gatmaitan had served as the CEO and a board member of UpHealth Services, Inc. which became a subsidiary of UpHealth Holdings following a reorganization in October 2020, and since October 2020, he has served as the Co-CEO and a board member of UpHealth Holdings. He served in various capacities during the formation of UpHealth Services from January 2018 to November 2019. A hospital president at age 31, Dr. Gatmaitan was named the Under 40 Executive of the Year by the Indiana Chapter of the American College of Healthcare Executives. Over a total of 32 years Dr. Gatmaitan enjoyed increasingly challenging roles including serving as the founding President of a new hospital built from a green field and as President of a $450,000,000 community-based hospital and medical group system. Most recently Dr. Gatmaitan served as the Chief Operating Officer for Indiana University Health, a $6.3B integrated delivery system with an owned health plan, from January 2016 to December 2018. Dr. Gatmaitan holds a master’s degree in health administration from Indiana University and is a Doctor of Science in Healthcare Leadership from the University of Alabama at Birmingham. He is also a Fellow in the American College of Healthcare Executives and has served as an Executive in Residence for The Health Management Academy, a peer learning company of leading health systems and industry executives.

Martin S. A. Beck. Mr. Beck serves as our Chief Financial Officer. Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the Founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on Mergers and Acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in Mergers and Acquisitions in the industrials sectors. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Masters of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University.

Dr. Sabahat S. Azim. Dr. Azim serves as our Chief Executive Officer of International Operations. Dr. Azim is a doctor, former Indian Administrative Service officer and social entrepreneur who has been involved in healthcare for a long time. He is the founder Glocal Healthcare Systems Private Limited (“Glocal”) and has served as its Chief Executive Officer and a Director of Glocal since September 2010. Under Dr. Azim’s stewardship, Glocal has set up and is operating twelve integrated multi-specialty hospitals, over 250 Digital Dispensaries and a large telemedicine network in India and eight other countries. He also served the Indian Government from September 2000 to July 2006 in various positions, including the Secretary to the Chief Minister and Director of IT. Prior to this, he founded Sahaj e-Village Ltd – a pan India digital connect enterprise that created 18,000 Common Service Centers across India’s villages bridging the digital divide. Dr. Azim has been declared Social Entrepreneur of the Year 2020 by the World Economic Forum’s Schwab Foundation for Social Enterprise. His innovation, HellolyfCX Digital Dispensary, was awarded the Public Appreciation Award 2020 by UN Innovation at the Health Innovation Exchange HIEx2020 as the most innovative technology to meet the Sustainable Development Goals of UN. He is a member of FICCI Health Services Committee, member of Health Sector Skills Council, Consultative committee on Ayushman Bharat and many others. He is a member of Airtel Customer Advisory Board (one of India’s largest Telecom players) and is a member of the Strategic Advisory Council of India Alliance—A Welcome Trust UK and Government of India Department of Biotechnology Initiative that makes grants for R&D. He is also a non-executive director at Kimberlite Social Infra Private Limited, an affiliate Glocal. He is an alumnus of JN Medical College, AMU, Aligarh, LBSNAA Mussoorie and IIM Ahmedabad.

Jamey Edwards. Jamey Edwards serves as our President. He had previously served as CEO & Co-Founder of Cloudbreak Health (and its predecessor company The Language Access Network, LLC) since January of 2008. He led Cloudbreak’s rapid growth from industry pioneer to one of the leading companies in digital health, continuing to launch new and innovative solutions targeted towards delivering on its mission to humanize healthcare. Prior to Cloudbreak, Mr. Edwards was the CEO of Emergent Medical Associates (“EMA”) and presided over its growth from local emergency room group to the leading group in the Southwest United States growing revenue 10x during his tenure to over $150,000,000 annually. Prior to EMA, Mr. Edwards was an investment banking and private equity professional for over 10 years with experience spanning KPMG, Caltius Private Equity & Lehman Brothers. Mr. Edwards sits on the Board of the American Red Cross of Los Angeles, the Partners in Care Foundation, Pinksocks.life and the Executive Leadership team of the American Heart Association of Los Angeles. He is an industry influencer, thought leader and speaker recognized as a HIMSS Changemaker in 2019/20, an 3x Ernst & Young Entrepreneur of Year Finalist (2013, 2014 & 2017) and a top

40 Healthcare Transformer by MM&M magazine. Mr. Edwards holds a BS in Organizational Behavior and an MBA in Entrepreneurship from Cornell University.

Classified Board of Directors

In connection with the Business Combinations, our Board was reconstituted and initially is comprised of nine members. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Each Class I director, consisting of Messrs. Bar-Siman-Tov, Miotto and Ringo, will have a term that expires at the Company’s annual meeting of stockholders in 2022, each Class II director, consisting of Drs. Dinu and Pylypiv, and Mr. Locke, will have a term that expires at the Company’s annual meeting of stockholders in 2023 and each Class III director, consisting of Drs. Katz and Kathuria, and Ms. Rey-Giraud, will have a term that expires at the Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

The standing committees of our Board currently consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the UpHealth Board as they deem appropriate and as the UpHealth Board may request. The composition, duties and responsibilities of these committees are set forth below. The UpHealth Board may also convene additional committees as necessary and in accordance with the organizational documents of the Company.

Audit Committee

The audit committee is responsible for, among other matters:

•

assisting the UpHealth Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

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reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

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reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

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discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

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meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

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reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Our audit committee consists of Messrs. Miotto, Locke and Bar-Siman-Tov, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. Mr. Miotto serves as chairman of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the audit committee, which is be available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this prospectus.

Compensation Committee

The compensation committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the UpHealth Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

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reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the UpHealth Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the UpHealth Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the UpHealth Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the UpHealth Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Our compensation committee consists of Ms. Rey-Giraud and Messrs. Miotto and Bar-Siman-Tov, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to compensation committee membership. Ms. Rey-Giraud serves as chairman of the compensation committee. Our Board has adopted a written charter for the compensation committee, which is available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this prospectus.

Nominating and Governance Committee

The compensation committee is responsible for, among other matters:

•	developing and recommending to the UpHealth Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the UpHealth Board and election by the stockholders at the next annual meeting.

The nominating and governance committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Our nominating and governance committee consists of Messrs. Locke, Ringo and Ms. Rey-Giraud, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. Mr. Ringo serves as chairman of the nominating and governance committee. Our Board has adopted a written charter for the nominating and governance committee, which is available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this prospectus.

Code of Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Communications with the Board of Directors

Interested parties wishing to communicate with the UpHealth Board or with an individual member or members of the UpHealth Board may do so by writing to the UpHealth Board or to the particular member or members of the UpHealth Board, and mailing the correspondence to UpHealth, Inc., 19W060 Ave. Latour, Oak Brook, IL 60523. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of our Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Post-Combination Company Executive Compensation

The following disclosure concerns the compensation of individuals who will serve as the Company’s named executive officers and directors following the completion of the Business Combinations.

Summary Compensation Table

The table below sets forth the 2019 and 2020 annual compensation levels of the executive officers who will serve as the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the principal executive officer of the international operations. The compensation totals and individual amounts reflect the compensation of such officers of UpHealth Holdings and Cloudbreak, as applicable, during 2019 and 2020. In fiscal year 2021, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Dr. Alfonso W. Gatmaitan,(3)	2020	$0	$0	$0	$0
Chief Operating Officer	2019	$0	$0	$0	$0

Dr. Ramesh Balakrishnan,(2)	2020	$240,000	$250,000	$39,509	$529,509
Chief Executive Officer	2019	$240,000	$0	$39,509	$279,509

Martin S.A. Beck,(3)	2020	$0	$0	$0	$0
Chief Financial Officer	2019	$0	$0	$0	$0

Jamey Edwards,	2020	$300,000	$0	$34,434	$334,434
President	2019	$300,000	$0	$32,115	$332,115

Dr. Syed Sabahat Azim,(4)	2020	$30,589	$0	$34,170	$64,760
Chief Executive Officer, International	2019	$31,297	$0	$34,961	$66,257

(1)

Neither Dr. Gatmaitan nor Mr. Beck received any compensation during 2020 or 2019. However, pursuant to the terms of the offer letters between each such individual and UpHealth Services, Inc., they will be paid 2020 accrued salary amounts (Dr. Gatmaitan—$300,000 (January 1, 2020 through December 31, 2020) and Mr. Beck—$196,875 (February 15, 2020 through December 31, 2020)), upon the closing of the UpHealth Business Combination. In addition, Dr. Gatmaitan will be paid a signing bonus of $50,000 upon the closing of the UpHealth Business Combination. Dr. Gatmaitan and Mr. Beck are also entitled to the following public company transaction success bonuses: (i) Dr. Gatmaitan (total of $500,000 to be paid as follows (subject to Dr. Gatmaitan being employed by UpHealth Services, Inc. UpHealth Holdings, Inc., or a successor entity as of such date): $150,000, $150,000, $150,000, and $50,000 on the dates that are six months, eighteen months, thirty months, and forty-two months following the closing of the UpHealth Business Combination, respectively, and (ii) Mr. Beck ($225,000 upon closing of the UpHealth Business Combination).

(2)

“All Other Compensation” for Dr. Balakrishnan consisted of the following in each of 2020 and 2019: $23,237 for premium payments for additional life insurance, $15,000 for company vehicle and vehicle expenses, and $1,272 for home office internet. “All Other Compensation” for Dr. Azim consisted of the following for 2020 and 2019: $8,249 and $8,450 for house rent allowance, $131 and $135 for transport allowance, and $25,748 and $26,376 for rural posting allowance, respectively.

(3)

The employment offer letters between each Dr. Gatmaitan and Mr. Beck and UpHealth Services, Inc., include the following severance provisions: If the individual’s employment is terminated without Cause (as defined in the offer letter) or for Good Reason (as defined in the offer letter), such individual is entitled to the following: (a) base salary for one year; (b) payment of any bonus earned during prior fiscal years, but not yet paid; and (c) accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests (vesting occurs on one-year anniversary of termination date, unless termination is within two years following a Change in Control (as defined in the offer letter), in which case vesting occurs on termination date). In addition, in the event of the death or Disability (as defined in the offer letter) of the individual, accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests to the date of termination of employment due to death or Disability. The employment offer letter between Dr. Balakrishnan’s employment agreement and Thrasys, Inc. does not include severance provisions. Dr. Azim is not a party to an employment agreement.

(4)

2020 and 2019 salary and “All Other Compensation” for Dr. Azim was converted based on the exchange rate reported by the U.S. Federal Reserve Board on December 31, 2020 of 1 USD to 73.0100 Indian Rupees and December 31, 2019 of 1 USD to 71.3600 Indian Rupees, respectively.

Compensation Philosophy and Objectives Following the Business Combinations

The Company intends to develop an executive compensation program that is consistent with UpHealth Holding’s and Cloudbreak’s, as applicable, existing compensation policies and philosophies, which are designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the compensation committee of the Board. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

The Company anticipates that decisions regarding executive compensation will reflect a belief that the executive compensation program must be competitive in order to attract and retain our executive officers. The Company anticipates that the compensation committee will seek to implement the compensation policies and philosophies by linking a significant portion of the post-combination company’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

The Company anticipates that compensation for the post-combination company’s executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Employment Agreements

We expect to that the post-combination company will enter into new employment agreements with the named executive officers identified under the subsection above entitled “Executive Compensation,” subject to the terms of any existing employment agreements or severance agreements with UpHealth Holdings and Cloudbreak, and that these employment agreements will be reviewed annually by the compensation committee to the extent recommended upon advice and counsel of its advisors.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The post-combination company expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, it is expected that the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2022, it is expected that the Company will establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

Equity-Based Awards

The Company intends to use equity-based awards granted under the Incentive Plan to reward long-term performance of the named executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. Any awards would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combinations—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combinations”, including the recommendations of management relating thereto.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The Company also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m). The Company expects the policy of the post-combination company will be to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and the post-combination company may do so.

Director Compensation Following this Business Combinations

The Company’s compensation committee will determine the annual compensation to be paid to the members of our Board.

EXECUTIVE COMPENSATION

The Company

The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended December 31, 2019.

Compensation of our Executive Officers and Directors

Until the Closing of the Business Combinations, we were a special purpose acquisition company, formed for the purpose of effecting a business combination, our primary objective with respect to executive and director compensation is to retain the executives and directors to help identify and close a business combination.

Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor a total of $20,000 per month, which funds were used to pay for office space, utilities, secretarial and administrative services. This arrangement was agreed to by an affiliate of our Executive Chairman for our benefit and is not intended to provide such affiliate of our Executive Chairman compensation in lieu of a salary. We believed that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services.

On March 20, 2019, we entered into a Strategic Services Agreement with Tara McDonough, our former Vice President and Chief Financial Officer, which was effective through August 12, 2019, Ms. McDonough’s last day providing services for the Company. Ms. McDonough was paid at an hourly rate of $200 per hour. Ms. McDonough was paid a total of $41,950 pursuant to her Strategic Services Agreement. On August 6, 2019, we entered into a Strategic Services Agreement with Brad Weightman, our current Vice President and Chief Financial Officer, pursuant to which Mr. Weightman was paid $10,000 per month. We entered into an Amended and Restated Strategic Services Agreement, effective as of June 30, 2020, with Mr. Weightman, pursuant to which, Mr. Weightman is paid up to $10,000 per month.

Following are the tabular disclosures of our executive officer and director compensation:

Management Compensation

Name and principal position	Year	Salary	Bonus	Stock Awards		Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation		Total
Dr. Avi S. Katz, Executive Chairman of the Board of Directors and Former President and Chief Executive Officer (Principal Executive Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	$–	$–	$–		$–	$–	$–	$45,000	(1)	$45,000
	2020								$51,000	(1)	51,000
Dr. Raluca Dinu, Director and President and Chief Executive Officer (Principal Executive Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	–	–	–		–	–	–	54,000	(1)	54,000
	2020	–	–	–		–	–	–	66,000	(1)	66,000
Brad Weightman, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	50,000	–	–		–	–	–	–		50,000
	2020	62,250	–	–		–	–	–	–		62,250
Tara McDonough, Former Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	41,950	–	–	(2)	–	–	–	–		41,950
	2020	–	–	–		–	–	–	–		–

(1)

Advisory fees were paid to directors for board committee service and administrative and analytical services, including certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations.

(2)

5,000 restricted common stock shares were granted on June 10, 2019 to Ms. Tara McDonough. The shares underlying the Company’s restricted stock awards were subject to forfeiture if a business combination is not completed or if the individual resigns or is terminated for cause prior to the completion of a business combination. As the shares are subject to forfeiture, no compensation expense was recorded in the financial statements. As Ms. McDonough resigned on August 12, 2019, Ms. McDonough’s 5,000 shares were cancelled.

Independent Director Compensation

Name	Year	Fees earned or paid in cash	Stock Awards	Option Awards	Nonequity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation(1)	Total
Neil Miotto, Independent Director and Chairman of the Audit Committee	March 6, 2019 (Date of Inception) through December 31, 2019	$–	$–	$–	$–	$–	$45,000	$45,000
	2020	–	–	–	–	–	51,000	51,000
John Mikulsky, Independent Director and Chairman of the Compensation Committee	March 6, 2019 (Date of Inception) through December 31, 2019	–	–	–	–	–	36,000	36,000
	2020	–	–	–	–	–	36,000	36,000
Gil Frostig, Independent Director	March 6, 2019 (Date of Inception) through December 31, 2019	–	–	–	–	–	36,000	36,000
	2020	–	–	–	–	–	36,000	36,000

(1)

Advisory fees were paid to directors for board committee service and administrative and analytical services, including certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations.

Except as set forth above, no compensation was paid to our Sponsor, or management team, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors review on a quarterly basis all payments that were made to our Sponsor, management team or our or their affiliates.

Members of our management team who remain with us, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to our officers will be determined, or recommended, to the Board of Directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on our Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

After the completion of the Business Combinations, Dr. Katz, Dr. Dinu and Mr. Miotto will continue to serve on the Board of the post-combination company and each shall be entitled to receive compensation for serving on the Board of the post-combination company. The amount of such compensation is not known at the time, as it will be up to the directors of the post-combination company following completion of the Business Combinations to determine executive and director compensation. Any compensation to be paid to the post-combination company’s officers will be determined, or recommended, to its board for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on such board.

UpHealth Holdings

Summary Compensation Table

The table below sets forth the annual compensation levels for 2019 and 2020 for the existing executive officers of UpHealth Holdings who will continue either as directors or executive officers of UpHealth, using their existing titles. The compensation totals and individual amounts reflect the compensation of such officers of UpHealth Holdings for 2019 and 2020, the date of this prospectus. In fiscal year 2021, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(2)	Total ($)
Dr. Chirinjeev Kathuria,	2020	$0	$0	$0	$0
Executive Chairman	2019	$0	$0	$0	$0

Dr. Mariya Pylypiv,	2020	$0	$0	$0	$0
Vice Chairwoman and Chief Strategy Officer	2019	$0	$0	$0	$0

Dr. Alfonso W. Gatmaitan,(3)	2020	$0	$0	$0	$0
Co-Chief Executive Officer and President	2019	$0	$0	$0	$0

Dr. Ramesh Balakrishnan,	2020	$240,000	$250,000	$39,509	$529,509
Co-Chief Executive Officer	2019	$240,000	$0	$39,509	$279,509

Martin S.A. Beck,(3)	2020	$0	$0	$0	$0
Chief Financial Officer	2019	$0	$0	$0	$0

Dr. Syed Sabahat Azim,(4)	2020	$30,589	$0	$34,170	$64,760
Chief Executive Officer of Glocal Healthcare Systems Private Limited	2019	$31,297	$0	$34,961	$66,257

(1)

None of Dr. Kathuria, Dr. Pylypiv, Dr. Gatmaitan, or Mr. Beck received any compensation during 2020 or 2019. However, pursuant to the terms of the offer letters between each such individual and UpHealth Services, Inc., these individuals will be paid 2020 accrued salary amounts (Dr. Kathuria—$200,000, Dr. Pylypiv—$200,000, Dr. Gatmaitan—$300,000, or Mr. Beck—$196,875), upon the closing of the UpHealth Business Combination. In addition, Dr. Gatmaitan will be paid a signing bonus of $50,000 upon the closing of the UpHealth Business Combination. Dr. Gatmaitan and Mr. Beck are also entitled to the following public company transaction success bonuses: (a) Dr. Gatmaitan (total of $500,000 to be paid as follows (subject to Dr. Gatmaitan being employed by UpHealth Services, Inc. UpHealth Holdings, Inc., or a successor entity as of such date): $150,000, $150,000, $150,000, and $50,000 on the dates that are six months, eighteen months, thirty months, and forty-two months following the closing of the UpHealth Business Combination, respectively, and (b) Mr. Beck ($225,000 upon closing of the UpHealth Business Combination.

(2)

“All other compensation” for Dr. Balakrishnan consisted of the following in each of 2020 and 2019: $23,237 for premium payments for additional life insurance, $15,000 for company vehicle and vehicle expenses, and $1,272 for home office internet. All Other Compensation for Dr. Azim consisted of the following for 2020 and 2019: $8,249 and $8,450 for house rent allowance, $131 and $135 for transport allowance, and $25,748 and $26,376 for rural posting allowance, respectively.

(3)

The employment offer letters between each Dr. Gatmaitan and Mr. Beck and UpHealth Services, Inc., include the following severance provisions: If the individual’s employment is terminated without Cause (as defined in the offer letter) or for Good Reason (as defined in the offer letter), such individual is entitled to the following: (a) base salary for one year; (b) payment of any bonus earned during prior fiscal years, but not yet paid; and (c) accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests (vesting occurs on one-year anniversary of termination date, unless termination is within two years following a Change in Control (as defined in the offer letter), in which case vesting occurs on termination date). In addition, in the event of the death or Disability (as defined in the offer letter) of the individual, accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests to the date of termination of employment due to death or Disability. Neither the employment offer letter between Dr. Pylypiv and UpHealth Services, Inc. or the employment agreement between Dr. Balakrishnan and Thrasys, Inc. include severance provisions. Dr. Azim is not a party to an employment agreement.

(4)

2020 and 2019 salary and “all other compensation” for Dr. Azim was converted based on the exchange rate reported by the U.S. Federal Reserve Board on December 31, 2020 of 1 USD to 73.0100 Indian Rupees and December 31, 2019 of 1 USD to 71.3600 Indian Rupees, respectively.

Cloudbreak

Summary Compensation Table

The table sets forth the annual compensation for 2019 and 2020 for the existing executive officer of Cloudbreak who has become an executive officer of UpHealth upon the closing of the Business Combinations, using his prior title. The compensation totals and amounts reflect the compensation of such officer of Cloudbreak for 2019 and 2020. In fiscal year 2021, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Jamey Edwards	2020	$300,000	$0	$34,433.64	$334,433.64
Chief Executive Officer of Cloudbreak	2019	$300,000	$0	$32,114.88	$332,114.88

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

General

The Second Amended and Restated Certificate of Incorporation authorizes the issuance of 300,000,000 shares of Common Stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are, and the shares of Common Stock issuable upon conversion of the Convertible Notes will be, duly authorized, validly issued, fully paid and non-assessable. As of June    , 2021, there were 117,605,472 shares of Common Stock outstanding, held of record by approximately              holders of Common Stock, no shares of preferred stock outstanding and 18,117,494 warrants outstanding held of record by approximately              holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Second Amended and Restated Certificate of Incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

Our stockholders have no conversion, preemptive or other subscription rights.

Preferred Stock

There are no shares of preferred stock outstanding. Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that the Company will not do so in the future.

Warrants

There are 18,117,494 warrants outstanding, of which 17,250,000 are public warrants, 567,500 are Private Placement Warrants and 299,994 are PIPE Warrants. Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after the completion of the Business Combinations. Only whole warrants are exercisable. The public warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of the Business Combinations, or earlier upon redemption.

No public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Business Combinations, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The Private Placement Warrants are identical to the public warrants except that such Private Placement Warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their affiliates.

The PIPE Warrants are identical to the public warrants except that the PIPE Warrants are not redeemable by us, so long as they are still held by the original PIPE Investors or their affiliates and permitted assigns.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

•

if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value of such share. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Business Combinations, (d) as a result of the repurchase of shares of Company Stock if the Business Combinations are presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combinations, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by Company stockholders as provided for in the Second Amended and Restated Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Dividends

The Company has not paid any cash dividends on our Common Stock to date and does not intend to pay cash dividends prior to the completion of our Business Combinations. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Business Combinations. The payment of any cash dividends subsequent to our Business Combinations will be within the discretion of our UpHealth Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if the Company incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Election of Directors

The UpHealth Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the Special Meeting held on June 4, 2021. Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our Transfer Agent, Rights Agent and Warrant Agent

The Transfer Agent for our Common Stock, rights agent for our rights and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, rights agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Our Second Amended and Restated Certificate of Incorporation provides that the UpHealth Board is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the UpHealth Board is classified, directors may be removed only with cause by a majority of our outstanding shares.

In addition, the Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

The Second Amended and Restated Certificate of Incorporation provides that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or the UpHealth Board pursuant to a resolution adopted by a majority of the UpHealth Board. Stockholders of UpHealth will not be eligible and will have no right to call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The Second Amended and Restated Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Securities Eligible for Future Sale

The Company has 117,605,472 shares of Common Stock outstanding as of the date hereof. Of these shares, 109,582,095 are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased or held by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”). All of the remaining 8,023,377 shares, which includes the shares of Common Stock issued to the PIPE Investors, are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Stockholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Company has completed the Business Combinations.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with the Sponsor, the Underwriters and Insiders. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

PIPE Subscription Agreement

Under the terms of the PIPE Subscription Agreements, the Company agreed to file the PIPE Resale Registration Statement registering for resale under the Securities Act all of the PIPE Shares acquired by the Subscribers by the PIPE Resale Registration Filing Deadline, and the Company shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the PIPE Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the PIPE

Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such PIPE Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the PIPE Shares may be resold without volume or manner of sale limitations pursuant to Rule , (ii) the date on which such PIPE Shares have actually been sold and (iii) the date which is two years after the Closing.

Notwithstanding anything to the contrary in the PIPE Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the PIPE Resale Registration Statement, and from time to time to require the PIPE Investor not to sell under the PIPE Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the UpHealth Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the PIPE Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Resale Registration Statement would be expected, in the reasonable determination of the UpHealth Board, upon the advice of legal counsel, to cause the PIPE Resale Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that the Company may not delay or suspend the PIPE Resale Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period.

Convertible Note Subscription Agreements

The Company is obligated to register the shares issuable upon conversion of the Convertible Notes. The Company agreed that, by the Convertible Note Resale Registration Filing Deadline, the Company will file with the SEC the Convertible Note Resale Registration Statement registering the resale of the shares of Common Stock issuable upon conversion of the Convertible Notes, and the Company shall use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Convertible Note Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Convertible Note Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Convertible Note Registrable Securities, until the earliest of (i) the date on which the Convertible Note Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Convertible Note Registrable Securities have actually been sold and (iii) the date which is three years after the Closing.

Notwithstanding anything to the contrary in the Convertible Note Subscription Agreements, the Company shall be entitled to delay or postpone the effectiveness of the Convertible Note Resale Registration Statement, and from time to time to require any Note Investor not to sell under the Convertible Note Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the UpHealth Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Convertible Note Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Convertible Note Resale Registration Statement would be expected, in the reasonable determination of the UpHealth Board, upon the advice of legal counsel, to cause the Convertible Note Resale Registration Statement to fail to comply with applicable disclosure requirements.

Section 203 of the DGCL

UpHealth will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the UpHealth Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the UpHealth Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing of Securities

The Company’s Common Stock and warrants are traded on the NYSE under the symbols “UPH” and “UPH WS” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of Company Common Stock upon the Closing of the Business Combinations by:

•	each person known by the Company to be the beneficial owner of more than 5% of the common stock of the Company upon the Closing of the Business Combination;

•	each of the Company’s officers and directors; and

•	all officers and directors of the Company, as a group upon the Closing of the Business Combinations.

	Number of Shares	% of Class
Name and Address of Beneficial Owner(1)
Dr. Avi Katz(2)	5,005,550	4.2%
Dr. Raluca Dinu	—	*
Neil Miotto	—	*
Dr. Chirinjeev Kathuria	43,100,443	36.6%
Dr. Mariya Pylypiv	7,461,644	6.3%
Dr. Alfonso Gatmaitan	1,079,833	*
Dr. Ramesh Balakrishnan	4,351,175	3.7%
Martin S. A. Beck(3)	4,424,075	3.8%
Dr. Syed Sabahat Azim(4)	6,116,842	5.2%
Jamey Edwards(5)	1,523,821	1.3%
Nathan Locke	—	*
Agnès Rey-Giraud	—	*
Jerome Ringo	—	*
Moshe Bar-Siman-Tov	—	*
All directors and officers as a group (14 individuals)	73,063,383	61.6%

*	Less than one percent.
(1)

The business address of Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The business address of each of the other individuals is c/o UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, FL 33484.

(2)

Consists of (i) 4,524,300 shares of Common Stock, and (ii) 481,250 shares of Common Stock underlying warrants, all held by the Company’s sponsor, GigAcquisitions2, LLC. The securities held by the Company’s sponsor are beneficially owned by Dr. Avi S. Katz, the co-chairman of the Company’s board of directors and the manager of the Company’s sponsor, who has sole voting and dispositive power over the shares held by the Company’s sponsor.

(3)

Consists of (i) 928,656 shares held by Rewi Enterprises LLC (of which Mr. Beck is the sole owner) and (ii) 3,495,419 shares held by TTC Healthcare Partners, LLC (“TTC”) (of which Mr. Beck is an equity owner and chairman of the board of directors) for which Mr. Beck may be deemed the beneficial owner. Mr. Beck disclaims beneficial ownership of the shares held by TTC.

(4)

Includes (i) 684,981 shares beneficially owned by Kimberlite Social Infra Private Limited (“Kimberlite”) (of which Dr. Azim and his wife are equity owners and the sole directors) and (ii) 2,715,542 shares beneficially owned by Dr. Azim’s wife for which Dr. Azim may be deemed the beneficial owner. All of the shares listed are held of record by Eligere Limited Liability Company (“Eligere”), a Delaware limited liability company, which has voting (but not dispositive) power over the shares and therefore may be deemed a beneficial owner. Each of Dr. Azim, his wife and Kimberlite can exercise an option to receive the shares from Eligere at any time and are therefore the beneficial owners of the shares as set forth above. Dr. Azim disclaims beneficial ownership of the shares of the Company’s Common Stock except to the extent of his pecuniary interest therein.

(5)	Includes 473,266 shares of Common Stock issuable upon the exercise of options within 60 days of June 15, 2021.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 3,000,000 shares of common stock. The Selling Stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of common stock held by each Selling Stockholder immediately prior to the sale of the shares of common stock in this offering, the number of shares of our common stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the Selling Stockholders and (ii) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
Name and Address of Beneficial Owner	Number	%(1)	Number	Number	%
Entities affiliated with Olympus Peak Asset Management LP(2)	125,000	*	125,000	–	–
Entities affiliated with Hudson Bay Capital Management LP(3)	800,000	*	800,000	–	–
LMR Master Fund Limited(4)	150,000	*	150,000	–	–
Context Partners Master Fund L.P.(5)	100,000	*	100,000	–	–
CVI Investments Inc.(6)	100,000	*	100,000	–	–
III Term Credit Hub Fund Ltd.(7)	75,000	*	75,000	–	–
Entities associated with Water Island Capital, LLC(8)	88,750	*	88,750	–	–
Altium Growth Fund, LP(9)	100,000	*	100,000	–	–
Equitec Specialists, LLC(10)	75,000	*	75,000	–	–
Harbert Stoneview Master Fund, Ltd.(11)	50,000	*	50,000	–	–
Hartford Growth Fund Limited(12)	500,000	*	500,000	–	–
Entities affiliated with Monashee Investment Management, LLC(13)	500,000	*	500,000	–	–
Oppenheimer & Co. Inc.(14)	336,250	*	336,250	–	–

*	Represents beneficial ownership of less than 1%.
(1)

The percentage of beneficial ownership before this offering is calculated based on 117,605,472 shares of our common stock outstanding as of June 15, 2021. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

Shares offered hereby consist of 19,488 PIPE Shares held by Olympus Peak CAV Master, LP, 9,450 PIPE Shares held by Star V Partners LLC and 96,062 PIPE Shares held by Olympus Peak Master Fund LP. Each of the foregoing entities disclaims any beneficial ownership of these shares. Voting and investment power over the shares held by such entities resides with Olympus Peak Asset Management LP. The address of the foregoing entities is c/o Olympus Peak Asset Management LP, 745 Fifth Avenue, Suite 1604, New York, NY 10151.

(3)

Shares offered hereby consist of 658,800 PIPE Shares held by Tech Opportunities LLC. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of

Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. Shares offered hereby also consist of 141,200 PIPE Shares held by Hudson Bay Capital Structure Opportunities Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Capital Structure Opportunities Master Fund Ltd, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Capital Structure Opportunities Master Fund Ltd and Sander Gerber disclaims beneficial ownership over these securities. The address of the foregoing individuals and entities and individuals is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.
(4)

Voting and investment power over the shares held by LMR Master Fund Limited resides with LMR Partners LLP. The address of LMR Master Fund Limited is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ.

(5)

Voting and investment power over the shares held by Context Partners Master Fund, L.P. resides with Context Capital Management, LLC. The address of Context Partners Master Fund, L.P. is 2223 Avenida de la Playa, Suite 300, La Jolla, CA 92037.

(6)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of the foregoing entities and individual is c/o Heights Capital Management, Inc. 101 California Street, Suite 3250, San Francisco, California 94111.

(7)

Voting and investment power over the shares held by III Term Credit Hub Fund Ltd. resides with III Capital Management. The address of III Term Credit Hub Fund Ltd. is c/o III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, FL 33431.

(8)

Shares offered hereby consist of 48,973 PIPE Shares held by Arbitrage Fund, 8,340 PIPE Shares held by Water Island Event-Driven Fund, 1,176 PIPE Shares held by Water Island Long/Short Fund, 20,451 PIPE Shares held by PartnerSelect Alternative Strategies Fund, 2,540 PIPE Shares held by Morningstar Alternatives Fund, 4,389 PIPE Shares held by Water Island Merger Arbitrage Institutional Commingled Fund, LP and 2,881 PIPE Shares held by Water Island LevArb Fund, LP. Voting and investment power over the shares held by such entities resides with Water Island Capital, LLC. Water Island Capital, LLC disclaims any beneficial ownership of these shares. The address of the foregoing entities and individuals is c/o Water Island Capital, LLC, 41 Madison Ave, New York, NY 10010.

(9)

Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(10)

Voting and investment power over the shares held by Equitec Specialists, LLC resides with Equitec Group, LLC. Fred Goldman is the Chief Financial Officer of Equitec Specialists, LLC and may be deemed to be the beneficial owner of the shares held by such entity. Mr. Goldman, however, disclaims any beneficial ownership of the shares held by such entity. The address of the foregoing individuals and entity is c/o Fred Goldman, 111 W Jackson Blvd, Ste 2220, Chicago, IL 60604.

(11)

Voting and investment power over the shares held by Harbert Stoneview Master Fund, Ltd. resides with Harbert Stoneview Fund GP, LLC. The address of Harbert Stoneview Master Fund, Ltd. is c/o Harbert Stoneview Fund GP, LLC, 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(12)

Voting and investment power over the shares held by Hartford Growth Fund Limited resides with Omni Partners LLP. The address of Hartford Growth Fund Limited is c/o Omni Partners LLP, 4th Floor, 15 Golden Square, London, W1F 9JG, United Kingdom.

(13)

Shares offered hereby consist of 142,907 PIPE Shares held by BEMAP Master Fund Ltd., 108,952 PIPE Shares held by Monashee Solitario Fund LP, 84,938 PIPE Shares held by Monashee Pure Alpha SPV I LP, 24,252 PIPE Shares held by SFL SPV I LLC, 18,424 PIPE Shares held by Bespoke Alpha MAC MIM LP and 120,527 PIPE Shares held by DS Liquid Div RVA MON LLC. Voting and investment power over the shares held by such entities resides with Monashee Investment Management LLC. Each of the foregoing entities disclaims any beneficial ownership of these shares. The address of the foregoing entities and individuals is c/o Monashee Investment Management LLC, 75 Park Plaza, Boston MA 02116.

(14)	The address of Oppenheimer & Co. Inc. is 85 Broad Street, New York, NY 10004.

Listing of Common Stock

Our common stock is traded on the NYSE under the symbol “UPH”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s Related Party Transactions

Founder Shares

During the period from March 6, 2019 (date of inception) to March 12, 2019, the Sponsor and Northland Investment purchased 2,500,000 shares of Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.01 per share. In April 2019, the Company effected a stock dividend of 0.493 shares of Common Stock for each outstanding share of Common Stock, resulting in the Sponsor and Northland Investment holding an aggregate of 3,732,500 shares of its Common Stock. Subsequently, the Sponsor and Northland Investment sold 68,041 shares and 31,959 shares, respectively, to EarlyBird and the EarlyBird Group collectively for an aggregate purchase price of $670, or $0.0067 per share. In June 2019, the Company effected a stock dividend of 0.1541 shares of Common Stock for each outstanding share of Common Stock, resulting in the Sponsor, Northland Investment, EarlyBird and the EarlyBird Group holding an aggregate of 4,307,500 shares of its Common Stock as of December 31, 2019. The Founder Shares are identical to the Common Stock included in the Units sold in the IPO except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

Private Placement

The Founders purchased from the Company an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. The Founders also purchased from the Company an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the second closing of the IPO with the exercise of the over-allotment option. Among the Private Placement Units, 481,250 units were purchased by the Sponsor, 29,900 units were purchased by EarlyBird, and 56,350 units were purchased by Northland Investment. Each Private Placement Unit consisted of one share of the Company’s Common Stock, $0.0001 par value, one Warrant, and one right to receive one-twentieth of a share of Common Stock upon the consummation of the Company’s initial Business Combination. Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances.

One of the Company’s underwriters, Northland, purchased 100,000 Private Underwriter Shares, at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. Northland also purchased from the Company an aggregate of 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the second closing of the IPO with the exercise of the over-allotment option. The Private Underwriter Shares are identical to the shares of Common Stock included in the Private Placement Units.

The Company’s Founders and underwriters have agreed not to transfer, assign or sell any of their Founder Shares, Private Placement Units, shares or other securities underlying such Private Placement Units, or Private Underwriter Shares until the earlier of (i) twelve months after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial business combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Unlike the Warrants included in the Units sold in the IPO, if held by the original holder or its permitted transferees, the warrants included in the Private Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combinations. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the IPO.

Sponsor Promissory Note

The Company entered into a promissory note agreement with the Sponsor under which $99,937 was loaned to the Company for the payment of expenses related to the IPO. The promissory note was non-interest bearing, unsecured and was repaid in full on June 20, 2019.

Lock-up Agreements

Subject to certain limited exceptions, our Founders and each of our management team have agreed not to transfer, assign or sell any of Founder Shares, Private Placement Units or any securities underlying the Private Placement Units (including the Private Placement Shares) until the date that is one year after the date of the consummation of our initial business combination. Notwithstanding the foregoing, (1) if the last sale price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination, or (2) if we consummate a liquidation, merger, stock exchange or other similar transaction after our initial business combination which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, then the private shares will be released from the lock-up. Notwithstanding the foregoing, during the lockup period, the Founders and our management team may transfer, assign or sell any of the aforenamed securities (1) amongst the Founders and their affiliates, to our management team, or to any affiliate or family member of any of our management team, (2) in the case of an entity, as a distribution to its partners, stockholders or members upon its liquidation, (3) in the case of an individual, (i) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of the laws of descent and distribution upon death of such person, or (iii) pursuant to a qualified domestic relations order, (4) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (5) through private sales or transfers made in connection with the consummation of our initial business combination at prices no greater than the price at which such securities were originally purchased or (6) to us for no value for cancellation in connection with the consummation of our initial business combination; provided , that, in each such case (except clause (6), these transferees (the “Permitted Transferees”) would be subject to the same restrictions and other agreements of our initial stockholders with respect to any such securities.

Working Capital Loans

In order to meet our working capital needs prior to the consummation of the Business Combination, the Founders, executive officers and directors, or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. Up to $1,500,000 of such loans may be convertible into additional units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

On December 19, 2020, we issued a convertible unsecured promissory note (the “Working Capital Note”) in the aggregate principal amount of $300,000 to our Sponsor. We issued the Working Capital Note in consideration for a loan from the Sponsor to fund our working capital requirements between now and June 10, 2021. The Working Capital Note was issued to provide us with additional working capital and will not be deposited into our trust account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the Business Combinations. Upon such election, the Working Capital Note will convert, at a price of $10.00 per unit into units identical to the private placement units issued in connection with our IPO. The Working Capital Note bears no interest and was repaid in full upon the consummation of our Business Combinations.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with its Founders, Northland and Ms. McDonough. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement. Upon cancellation of Ms. McDonough’s insider shares following her resignation, effective as of August 12, 2019, she was no longer subject to the terms and conditions set forth in the Registration Rights Agreement.

Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commence on June 6, 2019, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of an initial business combination or the liquidation of the Company. Effective February 1, 2021, GigFounders, LLC assigned all of its rights, title and interest under the Administrative Services Agreements with GigCapital2 to GigManagement, LLC, another affiliate of the Sponsor, including the monthly payment of $20,000. Pursuant to this assignment agreement, GigFounders, LLC delegated to GigManagement, LLC all of its obligations, duties, responsibilities and right to receive payment under the Administrative Services Agreement.

Strategic Services Agreements

On March 20, 2019 we entered into a Strategic Services Agreement with Tara McDonough, our former Vice President and Chief Financial Officer, which was effective through August 12, 2019, Ms. McDonough’s last day providing services for the Company. Ms. McDonough was paid at an hourly rate of $200 per hour. Ms. McDonough was paid a total of $41,950 pursuant to her Strategic Services Agreement. On August 6, 2019, we entered into a Strategic Services Agreement with Brad Weightman, our current Vice President and Chief Financial Officer. Mr. Weightman is paid $10,000 per month.

Dr. Avi S. Katz, our Executive Chairman of the Board of Directors, is the manager of our Sponsor, and is also the managing member of GigFounders, LLC. In addition, he and Mr. Miotto, one of our independent directors, are the members of GigFounders, LLC, of which 90% is owned by Dr. Katz and the remaining 10% is owned by Mr. Miotto, and that partnership has a financial and voting interest in our Sponsor that entitles this partnership to participate in any economic return that the Sponsor receives for its investment in GigCapital2 in accordance with terms negotiated with the other holders of financial and voting interests in our Sponsor. Mr. Miotto’s minority interest in GigFounders, LLC is passive as he does not participate in the governance of GigFounders, LLC. In addition, Mr. Mikulsky and Frostig, who in conjunction with the consummation of the Business Combination have resigned as our other two independent directors, each have a financial and voting interest in our Sponsor that entitles each of them to participate in any economic return that the Sponsor receives for its investment in GigCapital2 in accordance with terms negotiated with the other holders of financial and voting interests in our Sponsor. Accordingly, they will benefit from the transaction to the extent of their interest in our Sponsor. The arrangement that we have with GigFounders, LLC is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. We believe, based on rents and fees for similar services in the San Francisco Bay Area, that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

Other than the foregoing, and advisory fees paid to directors for board committee service and administrative and analytical services, including certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of a Business Combination (regardless of the type of transaction that it is). However, such individuals will receive the repayment of any loans from the Sponsor, executive officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

The Company’s Related Party Transactions Following the Business Combinations

Agreements with Affiliates of UpHealth Holdings

Following the UpHealth Business Combination, certain of the existing agreements described under “UpHealth Holdings Related Party Transactions” will continue in effect.

UpHealth Holdings Related Party Transactions

Management Services Agreement

On September 5, 2019, TTC Healthcare, TTC Healthcare Partners, LLC (“Partners”), and Rewi Enterprises, LLC (“Rewi”) entered into a Management Services Agreement (the “MSA”). Martin S. A. Beck, who will serve as our Chief Financial Officer upon the Closing of the Business Combinations, is the sole member of Rewi. Mr. Beck transferred his shares in UpHealth Holdings, Inc. to Rewi on November 2, 2020. Mr. Beck is the Chairman of TTC Healthcare and the Manager and President of Rewi. Pursuant to the MSA, Rewi provides certain advisory services to TTC Healthcare, including analyzing and advising on opportunities for, and structuring and negotiating, operational arrangements, financings and investments and identifying, analyzing, and advising on potential dispositions, exit opportunities, and prospective purchases. In consideration for these services, Rewi is paid an annual management fee equal to the greater of 5.0% of TTC Healthcare’s trailing twelve month EBITDA and $500,000, which is payable on a monthly basis. Upon completion by TTC Healthcare of any Transaction (as defined in the MSA), Rewi is also paid an advisory fee of 3.50% of the Aggregate Gross Consideration (as defined in the MSA). Management fee expenses paid were approximately $200,000 and $275,000 for the year ended December 31, 2020 and the period from September 5, 2019 through December 31, 2019, respectively. At December 31, 2020 and December 31, 2019, there were unpaid management fees of $188,333 and $0, respectively. There were no management fees for the period from January 1, 2019 through September 4, 2019.

Indebtedness

On December 2, 2016, Glocal and Kimberlite Social Infra Private Limited (“Kimberlite”) entered into a Loan Agreement (the “Glocal Loan Agreement”) for an up to INR 15,00,00,000 unsecured loan for business purposes. Dr. Sabahat S. Azim, who will serve as our Chief Executive Officer of International Operations upon the Closing of the Business Combinations, is a shareholder of Kimberlite (44% ownership interest), and

Dr. Azim and his wife are the sole directors of Kimberlite. Kimberlite is also a shareholder of Glocal (2.12% ownership interest). The loan is repayable upon demand. Pursuant to the terms of the Glocal Loan Agreement, the interest rate may be mutually decided by the parties on or before the repayment of the loan. As of April 27, 2021, the outstanding principal amount of the loan was INR 1,10,39,894. Between January 1, 2020 and April 27, 2021, total principal payments of INR 10,17,600 were made and the largest aggregate amount of principal outstanding was INR 2,77,57,494. No interest payments were made during this time period.

Registration Rights and Lock-Up Agreement

In connection with the closing of the UpHealth Business Combination, certain existing UpHealth Stockholders will enter into the UpHealth Registration Rights and Lock-Up Agreement.

Agreements with Affiliates of Cloudbreak

Following the Cloudbreak Business Combination, certain of the existing agreements described under “Cloudbreak Related Party Transactions” will continue in effect.

Cloudbreak Related Party Transactions

In connection with the closing of the Cloudbreak Business Combination, certain existing Cloudbreak equityholders entered into the Cloudbreak Registration Rights and Lock-Up Agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our common stock and any consideration received by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

•	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute

“qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to 3,000,000 shares of common stock, par value $0.0001 per share, which were to be issued in a private placement in connection with, and as part of the consideration for, the Business Combinations.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The legality of shares of Common Stock offered by the prospectus will be passed upon for the Company by DLA Piper LLP (US).

EXPERTS

The financial statements of GigCapital2, Inc. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from March 6, 2019 (date of inception) to December 31, 2019 included in this prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements and the restatement of the 2020 and 2019 financial statements as described in Note 11 to the financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of UpHealth Holdings, Inc. as of and for the year ended December 31, 2020 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Thrasys, Inc. as of November 20, 2020 and for the period from January 1, 2020 to November 20, 2020, and as of and for the year ended December 31, 2019 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Glocal Healthcare Systems Private Limited as of and for the years ended March 31, 2020 and 2019 included in this prospectus have been so included in reliance on the report of D. K. Chhajer & Co., an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of TTC Healthcare, Inc. (Successor) and Transformations Treatment Center, Inc. (Predecessor) as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Innovations Group, Inc. as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Behavioral Health Services, LLC as of November 20, 2020 and for the period from January 1, 2020 to November 20, 2020, and as of and for the year ended December 31, 2019 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cloudbreak Health, LLC as of and for the year December 31, 2020 included in this prospectus have been so included in reliance on the report of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Cloudbreak Health, LLC as of and for the year ended December 31, 2019 included in this prospectus have been so included in reliance on the report of Hall & Company Certified Public Accountants and Consultants, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

As has been previously reported by the Company (in a Current Report on Form 8-K/A filed on June 15, 2021), on June 14, 2021, the Audit Committee of the Company’s Board of Directors approved the appointment of Plante & Moran, PLLC (“Plante & Moran”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Plante & Moran has served as the independent registered public accounting firm of UpHealth Holdings prior to the Business Combinations. Accordingly, BPM LLP, the independent registered public accounting firm of GigCapital2, was informed on June 14, 2021 that it would be replaced by Plante & Moran as the Company’s independent registered public accounting firm, effective immediately.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you have questions about the Business Combinations or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

UpHealth, Inc.

14000 S. Military Trail, Suite 203

Delray Beach, Florida 33484

Tel: (312) 618-1322

All information contained in this prospectus relating to the Company has been supplied by the Company, and all such information relating to UpHealth Holdings and Cloudbreak has been supplied by UpHealth Holdings and Cloudbreak, as applicable. Information provided by either the Company, UpHealth Holdings or Cloudbreak does not constitute any representation, estimate or projection of any other party.

We have not authorized anyone to give any information or make any representation about the Company, UpHealth Holdings or Cloudbreak that is different from, or in addition to, that contained in the prospectus we have filed with respect to this offering. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

GigCapital2, Inc.—Financial Statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (date of Inception) through December 31, 2019	F-4
Report of Independent Registered Public Accounting Firm	F-6
Balance Sheets as of December 31, 2020 and December 31, 2019	F-7
Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-8
Statements of Stockholders’ Equity for the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-9
Statements of Cash Flows for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-10
Notes to Financial Statements	F-11
GigCapital2, Inc.—Condensed Financial Statements as of and for the Three Month Periods Ended March 31, 2021 and 2020	F-46
Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-47
Condensed Statements of Operations and Comprehensive Income (Loss) for the Three Months ended March 31, 2021 and 2020	F-48
Condensed Statements of Stockholders’ Equity for the Three Months ended March 31, 2021 and March 31, 2020	F-49
Condensed Statements of Cash Flows for the Three Months ended March 31, 2021 and March 31, 2020	F-50
Notes to Unaudited Financial Statements	F-51
UpHealth Holdings, Inc.—Financial Statements as of and for the period ended December 31, 2020	F-69
Report of Independent Registered Public Accounting Firm	F-71
Condensed Consolidated Balance Sheet as of December 31, 2020	F-72
Condensed Consolidated Statement of Operations for the Year ended December 31, 2020	F-73
Condensed Consolidated Statement of Stockholders’ Equity for the Year ended December 31, 2020	F-74
Condensed Consolidated Statement of Cash Flows for the for the Year ended December 31, 2020	F-75
Notes to Condensed Consolidated Financial Statements	F-76
UpHealth Holdings, Inc.—Condensed Consolidated Financial Statements as of and for the periods ended March 31, 2021 and 2020	F-98
Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-100
Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	F-101
Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2021 and 2020	F-103
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-104
Notes to Consolidated Financial Statements	F-105
Thrasys, Inc.—Financial Statements for the period ended November 20, 2020 and the year ended December 31, 2019	F-135
Report of Independent Registered Public Accounting Firm	F-137
Balance Sheets as of November 20, 2020 and December 31, 2019	F-138
Statements of Operations for the period ended November 20, 2020 and year ended December 31, 2019	F-139
Statements of Stockholders’ Deficit for the period ended November 20, 2020 and year ended December 31, 2019	F-140
Statements of Cash Flows for the period ended November 20, 2020 and the year ended December 31, 2019	F-141
Notes to Financial Statements	F-142

Glocal Healthcare Systems Private Limited—Consolidated Financial Statements as of and for the years ended March 31, 2020 and 2019	F-160
Independent Auditor’s Report	F-162
Consolidated Balance Sheets as of March 31, 2020	F-164
Consolidated Statement of Profit and Loss for the years ended March 31, 2020 and 2019	F-165
Consolidated Cash Flow Statement for the years ended March 31, 2020 and 2019	F-166
Notes to Consolidated Financial Statements	F-167
Glocal Healthcare Systems Private Limited—Consolidated Financial Statements as of and for the periods ended December 31, 2020 and 2019	F-217
Consolidated Balance Sheet as of December 31, 2020 and March 31, 2020	F-218
Consolidated Statement of Profit and Loss for the nine months ended December 31, 2020 and 2019	F-219
Consolidated Cash Flow Statement for the nine months ended December 31, 2020 and 2019	F-220
Notes to Consolidated Financial Statements	F-222
Glocal Healthcare Systems Private Limited—Consolidated Financial Statements as of and for the period 01 April 2020 to 25 March 2021	F-261
Consolidated Balance Sheet as at 25 March 2021 and 31 March 2020	F-262
Consolidated Statement of Profit and Loss for the period 01 April 2020 to 25 March 2021	F-263
Consolidated Cash Flow Statement for the period 01 April 2020 to 25 March 2021	F-264
Notes to Consolidated Financial Statements	F-265

TTC Healthcare, Inc. and Subsidiaries (Successor) and Transformations Treatment Center, Inc. and Affiliates (Predecessor)—Consolidated Financial Statements and Independent Auditors’ Report as of and for the years ended December 31, 2020 and 2019

F-300
Independent Auditor’s Report	F-302
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-305
Consolidated Statements of Operations for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019	F-307

Consolidated Statements of Changes in Stockholder’s Equity for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019

F-308
Consolidated Statements of Cash Flows for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019	F-310
Notes to Consolidated Financial Statements	F-313
TTC Healthcare, Inc. and Subsidiaries—Consolidated Financial Statements January 24, 2021 and December 31, 2020	F-334
Consolidated Balance Sheets as of January 24, 2021 and December 31, 2020	F-336
Consolidated Statements of Operations for the periods ended January 24, 2021 and March 31, 2020	F-337
Consolidated Statements of Changes in Stockholder’s Equity for the periods ended January 24, 2021 and March 31, 2020	F-339
Consolidated Statements of Cash Flows for the periods ended January 24, 2021 and March 31, 2020	F-340
Notes to Consolidated Financial Statements	F-342
Innovations Group, Inc.—Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019	F-358
Independent Auditor’s Report	F-360
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-361
Consolidated Statements of Operations for the year ended December 31, 2020 and 2019	F-362
Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2020 and 2019	F-363
Consolidated Statements of Cash Flows for the year ended December 31, 2020 and 2019	F-364
Notes to Consolidated Financial Statements	F-365

Innovations Group, Inc.—Consolidated Financial Statements March 31, 2021 and December 31, 2020	F-373
Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-374
Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	F-375
Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2021 and 2020	F-376
Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-377
Notes to Consolidated Financial Statements	F-378
Behavioral Health Services, LLC—Consolidated Financial Statements as of and for the period ended November 20, 2020 and the year ended December 31, 2019	F-386
Independent Auditor’s Report	F-388
Consolidated Balance Sheets as of November 20, 2020 and December 31, 2019	F-390
Consolidated Statements of Operations for the periods ending January 1, 2020 through November 20, 2020 and January 1, 2019 through December 31, 2019	F-391
Consolidated Statement of Changes in Members’ Equity for the periods ending January 1, 2020 through November 20, 2020 and January 1, 2019 through December 31, 2019	F-392
Consolidated Statements of Cash Flows for the periods ending January 1, 2020 through November 20, 2020 and January 1, 2019 through December 31, 2019	F-393
Notes to Consolidated Financial Statements	F-394
Cloudbreak Health, LLC—Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019	F-404
Report of Independent Registered Public Accounting Firm	F-405
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-407
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019	F-408
Consolidated Statements of Mezzanine Equity and Members’ Interests for the years ended December 31, 2020 and 2019	F-409
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-410
Notes to Consolidated Financial Statements	F-411
Cloudbreak Health, LLC and Subsidiaries—Consolidated Financial Statements Year to Date March 31, 2021	F-429
Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020	F-430
Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 (unaudited)	F-431
Condensed Consolidated Statements of Mezzanine Equity and Members’ Interests for the three months ended March 31, 2021 and 2020 (unaudited)	F-432
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited)	F-433
Notes to Consolidated Financial Statements	F-434

GIGCAPITAL2, INC.

Financial Statements as of December 31, 2020 and 2019,

for the year ended December 31, 2020 and the period from March 6, 2019

(Date of Inception) through ended December 31, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of GigCapital2, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GigCapital2, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that GigCapital2, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a financing and the Company’s cash and working capital are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2020 and 2019 Financial Statements

As discussed in Note 11 to the financial statements, the accompanying 2020 and 2019 financial statements have been restated to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2019.

San Jose, California

April 21, 2021

GIGCAPITAL2, INC.

Balance Sheets

	December 31,
	2020	2019
	As Restated	As Restated
ASSETS
Current assets
Cash	$478,737	$1,576,508
Prepaid expenses	62,691	161,609
Receivable from related party	1,400	1,952

Total current assets	542,828	1,740,069
Cash and marketable securities held in Trust Account	168,384,949	173,994,583
Other non-current assets	—	33,327

TOTAL ASSETS	$168,927,777	$175,767,979

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86,528	$142,613
Payable to related parties	15,709	16,649
Accrued liabilities	2,153,000	—
Notes payable to related parties	300,000	—
Other current liabilities	—	180,696

Total current liabilities	2,555,237	339,958
Warrant liability	1,112,300	181,600

Total liabilities	3,667,537	521,558

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 16,026,023 shares and 17,024,642 shares as of December 31, 2020 and 2019, respectively, at a redemption value of $10.00 per share	160,260,230	170,246,420
Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 5,639,096 shares and 5,220,358 shares as of December 31, 2020 and 2019, respectively, issued and outstanding	564	522
Additional paid-in capital	8,833,172	4,704,364
Retained earnings (accumulated deficit)	(3,833,726)	295,115

Total stockholders’ equity	5,000,010	5,000,001

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$168,927,777	$175,767,979

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Statements of Operations and Comprehensive Income (Loss)

	Years Ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Revenues	$—	$—
General and administrative expenses	3,949,600	953,436

Loss from operations	(3,949,600)	(953,436)
Other income (expense)
Other expense	(930,700)	(65,336)
Interest income on cash and marketable securities held in Trust Account	1,022,546	1,872,701

Income (loss) before provision for income taxes	(3,857,754)	853,929
Provision for income taxes	271,087	558,814

Net income (loss) and comprehensive income (loss)	$(4,128,841)	$295,115

Net loss attributable to common stockholders	$(4,684,707)	$(710,435)

Weighted-average shares of common stock outstanding, basic and diluted	5,304,752	4,847,100
Net loss per share of common stock, basic and diluted	$(0.88)	$(0.15)

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount
Balance as of March 6, 2019 (Date of Inception)	—	$—	$—	$—	$—
Sale of common stock to Founders at $0.005804 per share	4,307,500	431	24,569	—	25,000
Sale of common stock to Founders in private placement at $10 per share	567,500	56	5,674,944	—	5,675,000
Sale of common stock to underwriters at $10 per share	120,000	12	1,199,988	—	1,200,000
Issuance of insider shares for no consideration	5,000	1	(1)	—	—
Cancellation of insider shares	(5,000)	(1)	1		—
Sale of common stock in IPO, net of offering costs	17,250,000	1,725	168,165,845	—	168,167,570
Fair value of warrants (As Restated)	—	—	(116,264)	—	(116,264)
Shares subject to redemption (As Restated)	(17,024,642)	(1,702)	(170,244,718)	—	(170,246,420)
Net income (As Restated)	—	—	—	295,115	295,115

Balance as of December 31, 2019 (As Restated)	5,220,358	522	4,704,364	295,115	5,000,001
Shares subject to redemption (As Restated)	998,619	100	9,986,090	—	9,986,190
Shares redeemed	(579,881)	(58)	(5,857,282)	—	(5,857,340)
Net loss (As Restated)	—	—	—	(4,128,841)	(4,128,841)

Balance as of December 31, 2020 (As Restated)	5,639,096	$564	$8,833,172	$(3,833,726)	$5,000,010

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Statements of Cash Flows

	Years Ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
OPERATING ACTIVITIES
Net income (loss)	$(4,128,841)	$295,115
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,022,546)	(1,872,701)
Change in fair value of warrant liability	930,700	65,336
Change in operating assets and liabilities:
Prepaid expenses	98,918	(161,609)
Receivable from related party	552	(1,952)
Other non-current assets	33,327	(33,327)
Accounts payable	52,135	34,393
Payable to related parties	(940)	16,649
Accrued liabilities	2,153,000	—
Other current liabilities	(180,696)	180,696

Net cash used in operating activities	(2,064,391)	(1,477,400)

INVESTING ACTIVITIES
Investment of cash in Trust Account	—	(172,500,000)
Cash withdrawn from Trust Account	6,632,180	378,118

Net cash provided by (used in) investing activities	6,632,180	(172,121,882)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founder	—	25,000
Borrowing from related party	300,000	99,937
Repayment of borrowing from related party	—	(99,937)
Proceeds from sale of Private Placements Units	—	5,675,000
Proceeds from sale of common stock to underwriters	—	1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Payment of offering costs	(108,220)	(774,210)
Redemption of Units	(5,857,340)	—

Net cash provided by (used in) financing activities	(5,665,560)	175,175,790

Net change in cash during period	(1,097,771)	1,576,508
Cash, beginning of period	1,576,508	—

Cash, end of period	$478,737	$1,576,508

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$476,973	$378,118

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$—	$108,220

Change in value of common stock subject to possible redemption	$(4,128,850)	$2,195,114

Fair value of warrant liability	$—	$116,264

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Notes to Financial Statements

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital2, Inc. (the “Company” or “GigCapital2”) was incorporated in Delaware on March 6, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from March 6, 2019 (date of inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Offering”), as described in Note 4, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Offering that is held as investments in the Trust Account. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor, GigAcquisitions2, LLC, a Delaware limited liability company (the “Sponsor”), together with one of the underwriters, EarlyBirdCapital, Inc. (“EarlyBird”) and certain affiliates and employees of EarlyBird (the “EarlyBird Group”), and Northland Gig 2 Investment LLC, a Delaware limited liability company (“Northland Investment”) collectively make up the founders of the Company (the “Founders”).

On June 5, 2019, the initial registration statement on Form S-1, as amended, filed in connection with the Offering, and the subsequent registration statement on Form S-1 filed by the Company pursuant to Section 462(b) of the Securities Act to register additional securities, also in connection with the Offering, were declared effective. The Company concurrently entered into an underwriting agreement on June 5, 2019 to conduct the Offering, the initial closing of which was consummated on June 10, 2019 with the delivery of 15,000,000 units (the “Units”). The Units sold in the Offering consisted of the securities described in Note 4. The Offering generated gross proceeds of $150,000,000.

Simultaneously with the initial closing of the Offering, the Company consummated the initial closing of a private placement sale (the “Private Placement”) of 492,500 units (the “Private Placement Units”), at a price of $10.00 per unit, to its Founders, and 100,000 shares of its common stock (the “Private Underwriter Shares”), at a price of $10.00 per share, to Northland Securities, Inc. (“Northland”), an affiliate of Northland Investment. The Private Placement Units consisted of the securities described in Note 5. The initial closing of the Private Placement generated gross proceeds of $5,925,000.

Following the initial closing of the Offering, net proceeds in the amount of $147,000,000 from the sale of the Units and proceeds in the amount of $3,000,000 from the sale of Private Placement Units, for a total of $150,000,000, were placed in a trust account (“Trust Account”) which is described further below.

On June 13, 2019, in connection with the underwriters’ exercise in full of their option to purchase an additional 2,250,000 Units solely to cover over-allotments, if any (the “over-allotment option”), the Company consummated the sale of an additional 2,250,000 Units at $10.00 per unit. Simultaneously with the closing of the sale of the additional Units, the Company consummated a second closing of the Private Placement, resulting in the sale of an additional 75,000 Private Placement Units at $10.00 per unit to the Founders, and an additional 20,000 Private Underwriter Shares at $10.00 per share to Northland. Following the closings, an additional $22,500,000 of net proceeds were placed in the Trust Account.

Transaction costs amounted to $4,332,430, consisting of $3,450,000 of underwriting fees and $882,430 of offering costs. The Company’s remaining cash after payment of the offering costs will be held outside of the Trust Account for working capital purposes.

First Extension

The Company’s initial public offering prospectus and Amended and Restated Certificate of Incorporation provided that the Company initial had until December 10, 2020 (the date which was 18 months after the consummation of the Offering) to complete the Business Combination. On December 8, 2020, the Company held its 2020 Annual Stockholders’ Meeting (the “Annual Meeting”) and the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from December 10, 2020 to March 10, 2021. The Company’s stockholders elected to redeem 579,881 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which represented approximately 3.4% of the shares that were part of the Units that were sold in the Company’s initial public offering.

Second Extension

On March 10, 2021, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from March 10, 2021 to June 10, 2021. The certificate of amendment was filed with the Delaware Secretary of State and has effective date of March 10, 2021. The Company’s stockholders elected to redeem 1,852,804 shares of the Company’s Common Stock, which represented approximately 10.7% of the shares that were part of the Units that were sold in the Company’s initial public offering.

Working Capital Note

On December 19, 2020, the Company issued a convertible unsecured promissory note (the “Working Capital Note”) in the aggregate principal amount of $300,000 to the Sponsor. The Company issued the Working Capital Note in consideration for a loan from the Sponsor to fund the Company’s working capital requirements between now and March 10, 2021, which is the period of time that the Company has available to complete its initial Business Combination following the December 8, 2020 amendment to its certificate of incorporation. Subsequently, the Company further extended the date which it must complete the Business Combination from March 10, 2021 to June 10, 2021 as described under Second Extension above. The Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Company’s Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the proposed business combinations (the “Business Combinations”) described in Note 2. Business Combinations and Related Agreements.

Upon such election, the Working Capital Note will convert, at a price of $10.00 per Unit, into Units identical to the Private Placement Units issued in connection with the Company’s initial public offering. The issuance of the Working Capital Note resulted in a contingent beneficial conversion feature which was determined to be insignificant and will be recorded when the Business Combinations close.

The Working Capital Note bears no interest and is repayable in full upon the consummation of the Company’s Business Combination.

The Trust Account

The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete a Business Combination within 24 months from the closing of the Offering on June 10, 2019; or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of the Offering on June 10, 2019.

Business Combination

The Company will have 24 months from June 10, 2019, the closing date of the Offering, to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founders, Northland and the Company’s former Chief Financial Officer, Ms. McDonough, who received 5,000 shares of common stock (the “insider shares”), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Founders, Northland or Ms. McDonough or any of the Company’s officers, directors or affiliates acquired shares of common stock after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. As a result of Ms. McDonough’s resignation effective as of August 12, 2019, Ms. McDonough forfeited her insider shares.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit.

Going Concern Consideration

As of December 31, 2020, the Company had $478,737 in cash and a working capital deficit of $2,012,409. Further, the Company has no present revenue, its business plan is dependent on the completion of a financing and it expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019, as well as the unaudited condensed financial statements for the three month period ended March 31, 2020, the three and six month periods ended June 30, 2020 and 2019 and the three and nine month periods ended September 30, 2020 and 2019, to correct misstatements in those prior periods primarily related to misstatements identified in improperly applying accounting guidance on certain warrants, recognizing them as equity instead of a warrant liability, under the guidance of Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity.

See Note 11, Restatement of Previously Issued Financial Statements for additional information regarding the errors identified and the restatement adjustments made to the financial statements.

2. Business Combinations and Related Agreements

Business Combinations

On November 23, 2020, the Company executed a business combination agreement, dated as of November 20, 2020, with UpHealth Holdings, Inc. (“UpHealth”), and UpHealth Merger Sub, Inc., (“UpHealth Merger Sub”) (such business combination agreement, the “UpHealth BCA”, and such business combination, the “UpHealth Combination”). In addition, on November 23, 2020, the Company executed a business combination agreement, dated as of November 20, 2020, with Cloudbreak Health, LLC (“Cloudbreak”), Cloudbreak Merger Sub, LLC (“Cloudbreak Merger Sub”), Chirinjeev Kathuria and Mariya Pylypiv (collectively, the “UpHealth Significant Stockholders”) and UpHealth, and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Cloudbreak members (such business combination agreement, the “Cloudbreak BCA”, and such business combination, the “Cloudbreak Combination”).

The UpHealth BCA

Pursuant to the terms of the UpHealth BCA, GigCapital2 will acquire UpHealth through the statutory merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger as a wholly owned subsidiary of GigCapital2 (the “UpHealth Merger”). At the effective time of the UpHealth Merger, each share of UpHealth common stock will be canceled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of GigCapital2 (the “GigCapital2 Common Stock”) equal to the Exchange Ratio. The Exchange Ratio will be equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth common stock issued and outstanding immediately prior to the effective time of the UpHealth Merger. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount (as defined below). UpHealth and each of TTC Healthcare, Inc., a Delaware corporation (“TTC Healthcare”) and Innovations Group, Inc., a Utah corporation (“Innovations Group”) previously entered into merger agreements for UpHealth to acquire each of TTC Healthcare and Innovations Group. UpHealth also has previously entered into a share purchase agreement providing for the purchase of 99% or more of the equity interests of Glocal Healthcare Systems Private Limited, a company incorporated under the laws of India (“Glocal”), and UpHealth as of the date of entry into the UpHealth BCA owns approximately 43% of the equity interests of Glocal.

The Aggregate Merger Consideration shall be reduced by approximately (a) 14,142,857 shares of GigCapital2 Common Stock, if upon the Closing, UpHealth has not completed its acquisition of Innovations Group, and (b) 99,000 shares of GigCapital2 Common Stock for each 1.0% interest of Glocal that is below 90% and that is not yet acquired by UpHealth upon the UpHealth Closing. Adjustments to the Aggregate Merger Consideration will further be made to the extent that the indebtedness at the Closing of UpHealth and the Company Subsidiaries less the cash and cash equivalents of UpHealth and the Company Subsidiaries as of immediately before such time is greater than $33,850,000 (excluding any Acquisition Promissory Notes), provided, that such amount shall be reduced by $12,550,000, if upon the UpHealth Closing, UpHealth has not completed its acquisition of Innovations Group. The Acquisition Promissory Notes are promissory notes previously issued by UpHealth for its acquisitions of Thrasys,Inc. (“Thrasys”), Behavioral Health Services, LLC (“Behavioral Health Services”), TTC Healthcare and the interests in Glocal, or to be issued by UpHealth for its acquisition of Innovations Group, with a maximum aggregate principal amount of $86,200,000; provided, that such amount shall be reduced by $30,000,000, if upon the Closing UpHealth has not completed its acquisition of Innovations Group.

Two individuals who are officers of UpHealth, and were shareholders of Thrasys prior to its merger with UpHealh, will following the UpHealth Closing, if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, be awarded restricted stock units of GigCapital2 in the amount of the Thrasys Incentive Amount.

Following the amendment of the UpHealth Business Combination Agreement on March 23, 2021, the Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.136% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount. The Adjusted Aggregate Merger/Incentive Amount shall be (a) $990,000,000, subject to certain adjustments, divided by (b) $10.00. In the event that either individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the portion of the Thrasys Incentive Amount allocated to such individual will not be reallocated to the other individual. Such restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the UpHealth Closing, (ii) the date on which the last sale price of GigCapital2 Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the UpHealth Closing, or (iii) the date on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCaptial2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property. If either of these individuals ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Cloudbreak BCA

Pursuant to the terms of the Cloudbreak BCA, GigCapital2 will acquire Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2 (the “Cloudbreak Merger”). At the effective time of the Cloudbreak Merger (the “Cloudbreak Effective Time”): (i) each Common Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Cloudbreak Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Cloudbreak Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each Option that is outstanding and unexercised immediately prior to the Cloudbreak Effective Time, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (each such converted option, an “Exchanged Option”). Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak BCA. Additionally, immediately prior to the Cloudbreak Effective Time, each Common Warrant shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the closing of the Cloudbreak Merger, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock.

Furthermore, in connection with the closing of the Cloudbreak Combination (the “Cloudbreak Closing”), (i) GigCapital2 has agreed to repay or cause to be repaid on behalf of Cloudbreak certain debt obligations of Cloudbreak and (ii) the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the closing of the Upalth Combination (the “UpHealth Closing”) to potential forfeiture and transfer (such transfer, the “Business Combination Share Adjustment”) to the Members in connection with a Valuation Shortfall on the 540th day from the Closing Date (or if such day is not a Business Day, the following Business Day) (the “Measurement Date”) as provided in the Cloudbreak BCA.

A Valuation Shortfall shall occur if the dollar volume-weighted average price for the GigCapital2 Common Stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or if not available on Bloomberg, as reported by Morningstar (the “VWAP”) for the ten trading days preceding the Measurement Date (the “Reference VWAP”) is less than $13.64, and the amount of such Valuation Shortfall is the difference between $13.64 and the Reference VWAP. In the event that a Valuation Shortfall occurs, the amount of shares of GigCapital2 Common Stock that the Significant UpHealth Stockholders shall forfeit to the Members will be the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount). The Adjustment Amount means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP. The Aggregate Valuation Shortfall means the product of (A) the amount of the Valuation Shortfall, multiplied by (B) 11,000,000. Upon the closingof the transactions, the combined company will be named UpHealth, Inc. and will continue to be listed on the NYSE under the new ticker symbol “UPH”.

Termination

The UpHealth BCA and the Cloudbreak BCA each allow the parties to terminate such agreements if certain conditions described therein are satisfied. Additionally, under the Cloudbreak BCA, Cloudbreak is allowed to terminate the Cloudbreak BCA if there is less than $125,000,000 of cash and cash equivalents in the Trust Account at any time prior to the Cloudbreak Closing.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of December 31, 2020 and 2019 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method; (ii) the contingently issuable shares associated with the rights sold in the Offering and Private Placement to receive one-twentieth of one share of common stock upon the consummation of the Company’s initial Business Combination; and (iii) the insider shares issued to the former Chief Financial Officer representing 5,000 shares of common stock underlying restricted stock awards for the period they were outstanding. Since the Company was in a net loss position during the year ended December 31, 2020 and the period from March 6, 2019 (inception) through December 31, 2019 after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net income (loss) is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Net income (loss)	$(4,128,841)	$295,115
Less: net income attributable to common stock subject to redemption	(555,866)	(1,005,550)

Net loss attributable to common stockholders	$(4,684,707)	$(710,435)

Weighted-average common shares outstanding, basic and diluted	5,304,752	4,847,100

Net loss per share common share, basic and diluted	$(0.88)	$(0.15)

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash and Marketable Securities Held in Trust Account

As of December 31, 2020, the assets held in the Trust Account consisted of money market funds and cash.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheets primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs in the amount of $4,332,430 consist of legal, accounting, underwriting fees and other costs incurred since inception that are directly related to the Offering. Offering costs were charged to stockholders’ equity and recorded in additional paid-in capital as a reduction to the gross proceeds received upon completion of the Offering.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2020 and 2019, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Stock-based Compensation

Stock-based compensation related to restricted stock awards are based on fair value of common stock on the grant date. The shares underlying the Company’s restricted stock awards are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The amount paid for interest and penalties during the year ended December 31, 2020 was $724, which was related to 2019 income taxes. No amounts were paid for interest and penalties during the period from March 6, 2019 (inception) through December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statements of operations and comprehensive income (loss). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. OFFERING

On June 10, 2019, the Company completed the initial closing of the Offering whereby the Company sold 15,000,000 Units at a price of $10.00 per Unit. On June 13, 2019, the Company completed the second closing of the Offering with the exercise of the over-allotment option with the consummation of the sale of an additional 2,250,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one warrant to purchase one share of common stock (the “Warrants”), and one right to receive one-twentieth (1/20) of one share of common stock upon consummation of the initial Business Combination (the “Rights”). Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances as discussed in Note 7.

On June 26, 2019, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on July 1, 2019. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIX.U”. Any underlying shares of common stock, warrants and rights that are separated will trade on the New York Stock Exchange under the symbols “GIX,” “GIX.WS” and “GIX.RT,” respectively.

5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from March 6, 2019 (date of inception) to March 12, 2019, the Sponsor and Northland Investment purchased 2,500,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.01 per share. In April 2019, the Company effected a stock dividend of 0.493 shares of common stock for each outstanding share of common stock, resulting in the Sponsor and Northland Investment holding an aggregate of 3,732,500 shares of its common stock. Subsequently, the Sponsor and Northland Investment sold 68,041 shares and 31,959 shares, respectively, to EarlyBird and the EarlyBird Group collectively for an aggregate purchase price of $670, or $0.0067 per share. In June 2019, the Company effected a stock dividend of

0.1541 shares of common stock for each outstanding share of common stock, resulting in the Sponsor, Northland Investment, EarlyBird and the EarlyBird Group holding an aggregate of 4,307,500 shares of its common stock as of December 31, 2020 and 2019. The Founder Shares are identical to the common stock included in the Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

Private Placement

The Founders purchased from the Company an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. The Founders also purchased from the Company an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. Among the Private Placement Units, 481,250 units were purchased by the Sponsor, 29,900 units were purchased by EarlyBird, and 56,350 units were purchased by Northland Investment. Each Private Placement Unit consists of one share of the Company’s common stock, $0.0001 par value, one Warrant, and one right to receive one-twentieth of a share of common stock upon the consummation of the Company’s initial Business Combination. Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances as described in Note 7.

One of the Company’s underwriters, Northland, purchased 100,000 Private Underwriter Shares, at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. Northland also purchased from the Company an aggregate of 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. The Private Underwriter Shares are identical to the shares of common stock included in the Private Placement Units.

The Company’s Founders and underwriters have agreed not to transfer, assign or sell any of their Founder Shares, Private Placement Units, shares or other securities underlying such Private Placement Units, or Private Underwriter Shares until the earlier of (i) twelve months after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Unlike the Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the warrants included in the Private Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the Offering.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units and all of the proceeds from the sale of the Private Underwriter Shares will be part of the liquidating distribution to the public stockholders.

Registration Rights

On June 5, 2019, the Company entered into a Registration Rights Agreement with its Founders, Northland and Ms. McDonough. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement. Upon cancellation of Ms. McDonough’s insider shares following her resignation, effective as of August 12, 2019, she was no longer subject to the terms and conditions set forth in the Registration Rights Agreement.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover any over-allotments, at the Offering price less deferred underwriting discounts and commissions. On June 13, 2019, the underwriters elected to fully exercise their over-allotment option to purchase 2,250,000 Units at a purchase price of $10.00 per unit.

The Company paid an underwriting discount of $0.20 per Unit to the underwriters.

Administrative Services Agreement and Other Agreements

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commenced on June 6, 2019, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

Related Party Loan

The Company entered into a promissory note agreement with the Sponsor under which $99,937 was loaned to the Company for the payment of expenses related to the Offering. The promissory note was non-interest bearing, unsecured and was repaid in full on June 20, 2019.

On December 19, 2020, the Company issued the Working Capital Note in the aggregate principal amount of $300,000 to the Sponsor. The Company issued the Working Capital Note in consideration for a loan from the Sponsor to fund the Company’s working capital requirements between now and June 10, 2021, which is the period of time that the Company has available to complete its initial business combination following the December 8, 2020 amendment to its certificate of incorporation. The Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Company’s Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the proposed Business Combinations described in Note 2.

Upon such election, the Working Capital Note will convert, at a price of $10.00 per Unit, into Units identical to the Private Placement Units issued in connection with the Company’s initial public offering. The issuance of the Working Capital Note resulted in a contingent beneficial conversion feature which was determined to be insignificant and will be recorded when the Business Combinations close.

The Working Capital Note bears no interest and is repayable in full upon the consummation of the Company’s Business Combinations.

6. COMMITMENTS AND CONTINGENCIES

Business Combination Marketing Agreement

The Company engaged its underwriters as advisors to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the Target Business’s attributes, introduce it to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist it in obtaining stockholder approval for the Business Combination and assist it with its press releases and public filings in connection with the Business Combination. Pursuant to that agreement, the Company will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Offering, including any proceeds from the exercise of the over-allotment options.

7. STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of December 31, 2020 and 2019, there were 5,639,096 and 5,220,358 shares of common stock issued and outstanding and not subject to possible redemption (of which there are 16,026,023 and 17,024,642 such shares outstanding, respectively).

In connection with the First Extension as described in Note 1, to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a business combination transaction from December 10, 2020 to March 10, 2021, stockholders elected to redeem 579,881 shares of the Company’s Common Stock, which represents approximately 3.4% of the shares that were part of the Units that were sold in the Company’s initial public offering. As such in December 2020, the Company paid $5,857,340 to redeem the 579,881 shares of common stock. Following such redemptions, $168,384,949 remained in the Trust Account and 21,665,119 shares of common stock remained issued and outstanding as of December 31, 2020.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued and outstanding.

Warrants

Warrants will be exercisable for $11.50 per share, and the exercise price and number of Warrant shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s Founders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

Under the terms of the Warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the Warrants included in the Units.

As of December 31, 2020 and 2019, there were 17,817,500 warrants outstanding.

Rights

Each holder of a right will receive one-twentieth (1/20) of one share of common stock upon consummation of an initial Business Combination, even if the holder of such right redeemed all shares of common stock held by it in connection with an initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement therefore will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/20 share underlying each right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to the Company.

If the Company is unable to complete an initial Business Combination within 24 months from the closing date of the Offering and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver shares of common stock to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

As of December 31, 2020 and 2019, there were 17,817,500 rights outstanding.

Stock-based Compensation

The 5,000 shares issued to Ms. McDonough, the Company’s former Chief Financial Officer, were forfeited upon her resignation in August 2019. Since an initial Business Combination did not occur prior to the forfeiture of these shares, no stock-based compensation expense was recorded in the Company’s statements of operations and comprehensive income (loss).

8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The Company has determined that the Warrants issued as part of the Private Placement Units are subject to treatment as a liability. As the transfer of these Warrants to anyone other than the purchasers or their permitted transferees, would result in these Warrants having substantially the same terms as the Warrants issued in the Offering, the Company has determined that the fair value of each Warrant issued as part of the Private Placement Units is the same as that of a Warrant issued in the Offering, with an insignificant adjustment for short-term marketability restrictions. Accordingly, the Warrants issued as part of the Private Placement Units are classified as Level 2 financial instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2020	December 31, 2019
Assets:
Cash and marketable securities held in Trust Account	1	$168,384,949	$173,994,583

Liabilities:
Warrants	2	$1,112,300	$181,600

9. INCOME TAX

The sources of income (loss) before provision for income taxes are as follows for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Domestic	$(3,857,754)	$853,929
Foreign	—	—

Total	$(3,857,754)	$853,929

The provision for income taxes was comprised of the following for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Current:
Federal	$180,694	$393,267
State and local	90,393	165,547
Foreign	—	—

Total Current	271,087	558,814

Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

Total deferred income tax expense	—	—

Total provision for income taxes	$271,087	$558,814

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Statutory income tax expense (benefit)	$(810,128)	$179,325
State income tax expense (benefit), net of federal	(268,438)	59,420
Other permanent items	263,152	23,835
Valuation allowance on start-up costs	1,086,501	296,234

Provision for income taxes	$271,087	$558,814

For the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2020, the effective tax rate differs from the U.S. statutory rate primarily due to the valuation allowance on the Start-up Costs and tax expense associated with nondeductible permanent adjustments.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:

	December 31, 2020	December 31, 2019
	As Restated	As Restated
Deferred Tax Assets:
Start-up costs	$1,382,735	$296,234
Valuation allowance	(1,382,735)	(296,234)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020 and 2019, the Company has recorded a valuation allowance of $1,382,735 and $296,234, respectively, to offset deferred tax assets related to its start-up costs. As of December 31, 2020 and 2019, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of December 31, 2020 and 2019, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of 2020 or 2019. No changes to the uncertain tax position balance are anticipated within the next 12 months and are not expected to materially impact the financial statements.

10. SUBSEQUENT EVENTS

PIPE Subscription Agreement

On January 20, 2021, GigCapital2 entered into subscription agreements (the “PIPE Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “PIPE Investors”), including Oppenheimer & Co. Inc., the placement agent for the private placements under the PIPE Subscription Agreements, pursuant to which, among other things, GigCapital2 agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combinations, an aggregate of 3,000,000 shares (the “PIPE Shares”) of GigCapital2’s common stock (the “Common Stock”) to the PIPE Investors at $10.00 per share.

The obligations to consummate the subscriptions are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Note Subscription Agreements (as defined below) having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreements occurring concurrently with the closing of the transactions contemplated by the Note Subscription Agreements.

Pursuant to the PIPE Subscription Agreements, GigCapital2 agreed that, prior to the closing of the Business Combinations, GigCapital2 will file with the Securities and Exchange Commission (“SEC”) (at GigCapital2’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and GigCapital2 will use its commercially reasonable efforts to have the Resale Registration Statement declared effective upon the closing of the Business Combinations, but no later than 60 calendar days (or 90 calendar days if the SEC notifies GigCapital2 that it will not review the Resale Registration Statement) after the closing of the Business Combinations, subject to customary conditions and covenants.

On February 16, 2021, the Company filed a registration statement on Form S-1 with the SEC. This registration statement registers the resale of the PIPE Shares, par value $0.0001 per share of the Common Stock of the Company, by the selling stockholders named in the prospectus (or their permitted transferees) who are to be issued the PIPE Shares in a private placement immediately prior to the closing of the Business Combination.

The PIPE Shares were not issued and outstanding at the time of the Special Meeting of GigCapital2’s stockholders held to approve the Business Combinations that was held on March 10, 2021. Further, the holders of the PIPE Shares will not receive any proceeds from the Trust Account established in connection with GigCapital2’s initial public offering in the event GigCapital2 does not consummate an initial Business Combination by the June 10, 2021 deadline in its current Amended and Restated Certificate of Incorporation. In the event the Business Combination are not approved by GigCapital2 stockholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and GigCapital2 will seek to withdraw the registration statement prior to its effectiveness.

Notes Subscription Agreements and Indenture

On January 20, 2021, GigCapital2 also entered into convertible note subscription agreements (the “Note Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “Note Investors”), pursuant to which GigCapital2 agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combinations, $255,000,000 aggregate principal amount of unsecured convertible notes (the “Notes”).

The Notes are to be issued under an indenture to be entered into in connection with the closing of the Business Combinations, between UpHealth, Inc. (formerly GigCapital2) (“New UpHealth”) and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (the “Indenture”).

The Notes will bear interest at a rate of 6.25% per annum, payable semi-annually, and be convertible into shares of Common Stock at a conversion price of $11.50 per share of Common Stock in accordance with the terms of the Indenture, and will mature five years after their issuance.

New UpHealth may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes, subject to a holder’s prior right to convert, if the last reported sale price of the Common Stock exceeds 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and the 30-day average daily trading volume of the Common Stock ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $2,000,000. Following certain corporate events that occur prior to the maturity date or if New UpHealth forces a mandatory conversion, New UpHealth will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or has its notes mandatorily converted, as the case may be. In addition, in the event that a holder of the Notes elects to convert its Notes prior to the second anniversary of the issuance of the Notes, New UpHealth will be obligated to pay an amount equal to twelve months of interest, or if on or after such second anniversary of the issuance of the Notes, any remaining amounts that would be owed to, but excluding, the third anniversary of the issuance of the Notes (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash or shares of the Common Stock as set forth in the Indenture.

New UpHealth will be obligated to register the shares issuable upon conversion of the Notes. GigCapital2 agreed that, within 45 days after the consummation of the Business Combinations (the “Convertible Note Resale Registration Filing Deadline”), New UpHealth will file with the SEC a registration statement (the “Convertible Note Resale Registration Statement”) registering the resale of the shares of Common Stock issuable upon conversion of the Notes (the “Convertible Note Registrable Securities”), and New UpHealth will use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies New UpHealth that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline.

The obligations of the Note Investors to consummate the subscriptions provided for in the Note Subscription Agreements are conditioned upon, among other things, New UpHealth (i) having received cash and cash equivalents from the issuance and sale of the Notes of an aggregate amount not less than $150,000,000 and from the issuance and sale of the Common Stock of an aggregate amount not less than $30,000,000 and (ii) having at least $50,000,000 in the trust account after giving effect to any redemptions, and all conditions precedent to the closing of the transactions contemplated by the PIPE Subscription Agreements having been satisfied or waived, and the closing under the Note Subscription Agreements occurring concurrently with the investment by the PIPE Investors.

Common Stock Subject to Possible Redemption

In connection with the Second Extension, as described in Note 1, to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a business combination transaction from March 10, 2021 to June 10, 2021, stockholders elected to redeem 1,852,804 shares of the Company’s Common Stock, which represents approximately 10.7% of the shares that were part of the Units that were sold in the Company’s initial public offering. As such in March 2021, the Company paid $18,715,459 to redeem the 1,852,804 shares of Common Stock.

Amendments to the UpHealth BCA

On January 29, 2021, the Company executed a First Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Schedule 7.06(C) of the UpHealth BCA (the “UpHealth BCA Amendment No. 1”) for the purpose of revising the formula used to calculate the Thrasys Incentive Amount as such term is used in the UpHealth BCA Amendment No. 1. The terms of the Cloudbreak BCA were not modified in connection with the UpHealth BCA Amendment No. 1.

On March 23, 2021, the Company executed a Second Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Schedule 7.06(C) of the UpHealth BCA (the “UpHealth BCA Amendment No. 2”) for the purpose of further revising the formula used to calculate the Thrasys Incentive Amount as such term is used in the UpHealth BCA Amendment No. 2. The foregoing description of the UpHealth BCA Amendment No. 2 is not complete and is subject to, and qualified in its entirety by reference to, the terms and conditions of such agreement. The terms of the Cloudbreak BCA were not modified in connection with the UpHealth BCA Amendment No. 2.

11. Restatement of Previously Issued Audited and Unaudited Financial Statements

As discussed in Note 1, the Company has restated previously issued financial statements after considering newly released guidance by the SEC staff regarding the accounting and reporting for warrants.

The errors that caused the Company to conclude that its financial statements should be restated are the result of a misapplication of the guidance on accounting for certain of its issued warrants, which came to light when the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) dated April 12, 2021 (the “SEC Staff Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by the Company at the time of its initial public offering in June 2019. Based on ASC 815-40, Contracts in Entity’s Own Equity, warrant instruments that do not meet the criteria to be considered indexed to an entity’s own stock shall be initially classified as liabilities at their estimated fair values. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statements of operations and comprehensive income (loss).

On June 10, 2019 and June 13, 2019, in addition to other securities, the Company issued Warrants as part of the Private Placement Units to purchase 567,500 shares of Common Stock. The Company determined that the financial statements should be restated to reflect these Warrants as a liability, with subsequent changes in their estimated fair value recorded as non-cash income or expense in the statements of operations and comprehensive income (loss) for all periods since issuance.

The following presents the restated financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019, as well as the unaudited condensed financial statements for the three month period ended March 31, 2020, the three and six month periods ended June 30, 2020 and 2019 and the three and nine month periods ended September 30, 2020 and 2019.

The following presents a reconciliation of the balance sheets, statements of operations and comprehensive income (loss) and cash flows from the prior periods as previously reported to the restated amounts as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from March 6, 2019 (Date of Inception) through December 31, 2019. The statements of stockholders’ equity for the year ended December 31, 2020 and for the period from March 6, 2019 (Date of Inception) through December 31, 2019 have been restated respectively, for the restatement impact to net income (loss) and common stock subject to possible redemption. See the statements of operations and comprehensive income (loss) reconciliation tables below for additional information on the restatement and impact to net income (loss).

	December 31, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$478,737	$—		$478,737
Prepaid expenses	62,691	—		62,691
Receivable from related party	1,400	—		1,400

Total current assets	542,828	—		542,828
Cash and marketable securities held in Trust Account	168,384,949	—		168,384,949

TOTAL ASSETS	$168,927,777	$—		$168,927,777

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86,528	$—		$86,528
Payable to related parties	15,709	—		15,709
Accrued liabilities	2,153,000	—		2,153,000
Notes payable to related parties	300,000	—		300,000

Total current liabilities	2,555,237	—		2,555,237
Warrant liability	—	1,112,300	(A)	1,112,300

Total liabilities	2,555,237	1,112,300		3,667,537

Common stock subject to possible redemption	161,372,530	(1,112,300	)(A)	160,260,230
Stockholders’ equity
Preferred stock	—	—		—
Common stock	553	11	(A)	564
Additional paid-in capital	7,837,147	996,025	(A)	8,833,172
Accumulated deficit	(2,837,690)	(996,036	)(A)	(3,833,726)

Total stockholders’ equity	5,000,010	—		5,000,010

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$168,927,777	$—		$168,927,777

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	16,137,253	(111,230	)(A)	16,026,023

Common stock—shares issued and outstanding	5,527,866	111,230	(A)	5,639,096

	December 31, 2019
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$1,576,508	$—		$1,576,508
Prepaid expenses	161,609	—		161,609
Receivable from related party	1,952	—		1,952

Total current assets	1,740,069	—		1,740,069
Cash and marketable securities held in Trust Account	173,994,583	—		173,994,583
Other non-current assets	33,327	—		33,327

TOTAL ASSETS	$175,767,979	$—		$175,767,979

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$142,613	$—		$142,613
Payable to related parties	16,649	—		16,649
Other current liabilities	180,696	—		180,696

Total current liabilities	339,958	—		339,958
Warrant liability	—	181,600	(A)	181,600

Total liabilities	339,958	181,600		521,558

Common stock subject to possible redemption	170,428,020	(181,600	)(A)	170,246,420
Stockholders’ equity
Preferred stock	—	—		—
Common stock	520	2	(A)	522
Additional paid-in capital	4,639,030	65,334	(A)	4,704,364
Retained earnings	360,451	(65,336	)(A)	295,115

Total stockholders’ equity	5,000,001	—		5,000,001

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,767,979	$—		$175,767,979

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,042,802	(18,160	)(A)	17,024,642
Common stock—shares issued and outstanding	5,202,198	18,160	(A)	5,220,358

	For the Year Ended December 31, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	3,949,600	—		3,949,600

Loss from operations	(3,949,600)	—		(3,949,600)
Other income (expense)
Other expense	—	(930,700	)(A)	(930,700)
Interest income on cash and marketable securities held in Trust Account	1,022,546	—		1,022,546

Loss before provision for income taxes	(2,927,054)	(930,700)		(3,857,754)
Provision for income taxes	271,087	—		271,087

Net loss and comprehensive loss	$(3,198,141)	$(930,700)		$(4,128,841)

Net loss attributable to common stockholders	$(3,757,865)	$(926,842)		$(4,684,707)

Weighted-average shares of common stock outstanding, basic and diluted	5,263,939	40,813		5,304,752

Net loss per share of common stock, basic and diluted	$(0.71)	$(0.17)		$(0.88)

	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	953,436	—		953,436

Loss from operations	(953,436)	—		(953,436)
Other income (expense)
Other expense	—	(65,336	)(A)	(65,336)
Interest income on cash and marketable securities held in Trust Account	1,872,701	—		1,872,701

Income (loss) before provision for income taxes	919,265	(65,336)		853,929
Provision for income taxes	558,814	—		558,814

Net income (loss) and comprehensive income (loss)	$360,451	$(65,336)		$295,115

Net loss attributable to common stockholders	$(646,171)	$(64,264)		$(710,435)

Weighted-average shares of common stock outstanding, basic and diluted	4,836,966	10,134		4,847,100

Net loss per share of common stock, basic and diluted	$(0.13)	$(0.02)		$(0.15)

	For the Year Ended December 31, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(3,198,141)	$(930,700	)(A)	$(4,128,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,022,546)	—		(1,022,546)
Change in fair value of warrant liability	—	930,700	(A)	930,700
Change in operating assets and liabilities:
Prepaid expenses	98,918	—		98,918
Receivable from related party	552	—		552
Other non-current assets	33,327	—		33,327
Accounts payable	52,135	—		52,135
Payable to related parties	(940)	—		(940)
Accrued liabilities	2,153,000	—		2,153,000
Other current liabilities	(180,696)	—		(180,696)

Net cash used in operating activities	(2,064,391)	—		(2,064,391)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	6,632,180	—		6,632,180

Net cash provided by investing activities	6,632,180	—		6,632,180

FINANCING ACTIVITIES
Borrowing from related party	300,000	—		300,000
Payment of offering costs	(108,220)	—		(108,220)
Redemption of Units	(5,857,340)	—		(5,857,340)

Net cash used in financing activities	(5,665,560)	—		(5,665,560)

Net decrease in cash during period	(1,097,771)	—		(1,097,771)

	For the Year Ended December 31, 2020
	As Filed	Restatement Adjustments		As Restated
Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$478,737	$—		$478,737

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$476,973	$—		$476,973

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$(3,198,150)	$(930,700	)(A)	$(4,128,850)

	Period from March 6, 2019, (Date of Inception) through December 31, 2019
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net income	$360,451	$(65,336	)(A)	$295,115
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,872,701)	—		(1,872,701)
Change in fair value of warrant liability	—	65,336	(A)	65,336
Change in operating assets and liabilities:
Prepaid expenses	(161,609)	—		(161,609)
Receivable from related party	(1,952)	—		(1,952)
Other non-current assets	(33,327)	—		(33,327)
Account payable	34,393	—		34,393
Payable to related parties	16,649	—		16,649
Other current liabilities	180,696	—		180,696

Net cash used in operating activities	(1,477,400)	—		(1,477,400)

INVESTING ACTIVITIES
Investment of cash in Trust Account	(172,500,000)	—		(172,500,000)
Cash withdrawn from Trust Account	378,118	—		378,118

Net cash used in investing activities	(172,121,882)	—		(172,121,882)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	25,000	—		25,000
Borrowing from related party	99,937	—		99,937
Repayment of borrowing from related party	(99,937)	—		(99,937)
Proceeds from sale of Private Placements Units	5,675,000	—		5,675,000
Proceeds from sale of common stock to underwriters	1,200,000	—		1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	169,050,000	—		169,050,000
Payment of offering costs	(774,210)	—		(774,210)

Net cash provided by financing activities	175,175,790	—		175,175,790

Net change in cash during period	1,576,508	—		1,576,508
Cash, beginning of period	—	—		—

	Period from March 6, 2019, (Date of Inception) through December 31, 2019
	As Filed	Restatement Adjustments		As Restated
Cash, end of period	$1,576,508	$—		$1,576,508

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$378,118	$—		$378,118

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$108,220	$—		$108,220

Change in value of common stock subject to possible redemption	$2,260,450	$(65,336	)(A)	$2,195,114

Fair value of warrant liability	$—	$116,264	(A)	$116,264

Following are the restatement of previously reported condensed balance sheets for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020, June 30, 2019 and September 30, 2019.

	March 31, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$1,194,013	$—		$1,194,013
Prepaid expenses	156,471	—		156,471
Receivable from related party	2,152	—		2,152

Total current assets	1,352,636	—		1,352,636
Cash and marketable securities held in Trust Account	174,745,646	—		174,745,646
Other non-current assets	13,326	—		13,326

TOTAL ASSETS	$176,111,608	$—		$176,111,608

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$151,314	$—		$151,314
Payable to related parties	11,727	—		11,727
Accrued liabilities	24,269	—		24,269
Other current liabilities	419,264	—		419,264

Total current liabilities	606,574	—		606,574
Warrant liability	—	175,925	(A)	175,925

Total liabilities	606,574	175,925		782,499

Common stock subject to possible redemption	170,505,030	(175,930	)(A)	170,329,100
Stockholders’ equity
Preferred stock	—	—		—
Common stock	519	2	(A)	521
Additional paid-in capital	4,562,021	59,664	(A)	4,621,685
Retained earnings	437,464	(59,661	)(A)	377,803

Total stockholders’ equity	5,000,004	5		5,000,009

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$176,111,608	$—		$176,111,608

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,050,503	(17,593	)(A)	17,032,910

Common stock—shares issued and outstanding	5,194,497	17,593	(A)	5,212,090

	June 30, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$883,918	$—		$883,918
Prepaid expenses	115,312	—		115,312
Receivable from related parties	6,270	—		6,270

Total current assets	1,005,500	—		1,005,500
Cash and marketable securities held in Trust Account	174,734,722	—		174,734,722

TOTAL ASSETS	$175,740,222	$—		$175,740,222

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$136,100	$—		$136,100
Payable to related parties	8,892	—		8,892
Other current liabilities	435,986	—		435,986

Total current liabilities	580,978	—		580,978
Warrant liability	—	278,075	(A)	278,075

Total liabilities	580,978	278,075		859,053

Common stock subject to possible redemption	170,159,240	(278,080	)(A)	169,881,160
Stockholders’ equity
Preferred stock	—	—		—
Common stock	523	3	(A)	526
Additional paid-in capital	4,907,807	161,813	(A)	5,069,620
Retained earnings (accumulated deficit)	91,674	(161,811	)(A)	(70,137)

Total stockholders’ equity	5,000,004	5		5,000,009

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,740,222	$—		$175,740,222

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,015,924	(27,808	)(A)	16,988,116

Common stock—shares issued and outstanding	5,229,076	27,808	(A)	5,256,884

	September 30, 2020
	As Filed	Restatement Adjustments	As Restated
ASSETS
Current assets
Cash	$387,430	$—	$387,430
Prepaid expenses	178,047	—	178,047
Receivable from related party	10,078	—	10,078

Total current assets	575,555	—	575,555

	September 30, 2020
	As Filed	Restatement Adjustments		As Restated
Cash and marketable securities held in Trust Account	174,284,387	—		174,284,387

TOTAL ASSETS	$174,859,942	$—		$174,859,942

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$24,597	$—		$24,597
Payable to related parties	6,185	—		6,185
Accrued liabilities	150	—		150

Total current liabilities	30,932	—		30,932
Warrant liability	—	516,425	(A)	516,425

Total liabilities	30,932	516,425		547,357

Common stock subject to possible redemption	169,829,000	(516,420	)(A)	169,312,580
Stockholders’ equity
Preferred stock	—	—		—
Common stock	526	5	(A)	531
Additional paid-in capital	5,238,044	400,151	(A)	5,638,195
Accumulated deficit	(238,560)	(400,161	)(A)	(638,721)

Total stockholders’ equity	5,000,010	(5)		5,000,005

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$174,859,942	$—		$174,859,942

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	16,982,900	(51,642	)(A)	16,931,258

Common stock—shares issued and outstanding	5,262,100	51,642	(A)	5,313,742

	June 30, 2019
	As Filed	Restatement Adjustments	As Restated
ASSETS
Current assets
Cash	$2,529,478	$—	$2,529,478
Prepaid expenses	176,337	—	176,337

Total current assets	2,705,815	—	2,705,815
Cash and marketable securities held in Trust Account	172,718,104	—	172,718,104

TOTAL ASSETS	$175,423,919	$—	$175,423,919

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$227,986	$—	$227,986
Accrued liabilities	7,083	—	7,083
Other current liabilities	65,082	—	65,082

	June 30, 2019
	As Filed	Restatement Adjustments		As Restated
Total current liabilities	300,151	—		300,151
Warrant liability	—	105,518	(A)	105,518

Total liabilities	300,151	105,518		405,669

Common stock subject to possible redemption	170,123,760	(105,520	)(A)	170,018,240
Stockholders’ equity
Preferred stock	—	—		—
Common stock	524	1	(A)	525
Additional paid-in capital	5,028,286	(10,745	)(A)	5,017,541
Accumulated deficit	(28,802)	10,746	(A)	(18,056)

Total stockholders’ equity	5,000,008	2		5,000,010

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,423,919	$—		$175,423,919

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,012,376	(10,552	)(A)	17,001,824

Common stock—shares issued and outstanding	5,237,624	10,552	(A)	5,248,176

	September 30, 2019
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$2,035,701	$—		$2,035,701
Prepaid expenses	187,100	—		187,100
Receivable from related party	30,054	—		30,054

Total current assets	2,252,855	—		2,252,855
Cash and marketable securities held in Trust Account	173,580,367	—		173,580,367
Other non-current assets	53,368	—		53,368

TOTAL ASSETS	$175,886,590	$—		$175,886,590

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$289,852	$—		$289,852
Accrued liabilities	5,000	—		5,000
Other current liabilities	293,362	—		293,362

Total current liabilities	588,214	—		588,214
Warrant liability	—	158,900	(A)	158,900

Total liabilities	588,214	158,900		747,114

Common stock subject to possible redemption	170,298,370	(158,900	)(A)	170,139,470
Stockholders’ equity
Preferred stock	—	—		—
Common stock	522	1	(A)	523
Additional paid-in capital	4,768,678	42,635	(A)	4,811,313
Retained earnings	230,806	(42,636	)(A)	188,170

	September 30, 2019
	As Filed	Restatement Adjustments	As Restated
Total stockholders’ equity	5,000,006	—	5,000,006

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,886,590	$—	$175,886,590

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,029,837	(15,890	)(A)	17,013,947

Common stock—shares issued and outstanding	5,215,163	15,890	(A)	5,231,053

The following tables contain the restatement of previously reported unaudited condensed statements of operations and comprehensive income (loss) for the three month period ended March 31, 2020, the three and six month periods ended June 30, 2020, the three and nine month periods ended September 30, 2020, the three and six month periods ended June 30, 2019 and the three and nine month periods ended September 30, 2019.

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	600,414	—		600,414

Loss from operations	(600,414)	—		(600,414)
Other income
Other income	—	5,675	(A)	5,675
Interest income on cash and marketable securities held in Trust Account	915,995	—		915,995

Income before provision for income taxes	315,581	5,675		321,256
Provision for income taxes	238,568	—		238,568

Net income and comprehensive income	$77,013	$5,675		$82,688

Net loss attributable to common stockholders	$(442,226)	$6,211		$(436,015)

Weighted-average shares of common stock outstanding, basic and diluted	5,198,305	17,874		5,216,179

Net loss per share of common stock, basic and diluted	$(0.09)	$0.01		$(0.08)

	Three Months Ended June 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	385,106	—		385,106

Loss from operations	(385,106)	—		(385,106)
Other income (expense)
Other expense	—	(102,150	)(A)	(102,150)
Interest income on cash and marketable securities held in Trust Account	56,038	—		56,038

Loss before provision for income taxes	(329,068)	(102,150)		(431,218)

	Three Months Ended June 30, 2020
	As Filed	Restatement Adjustments	As Restated
Provision for income taxes	16,772	—	16,722

Net loss and comprehensive loss	$(345,790)	$(102,150)	$(447,940)

Net loss attributable to common stockholders	$(375,864)	$(102,101)	$(477,965)

Weighted-average shares of common stock outstanding, basic and diluted	5,212,356	22,869	5,235,225

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.02)	$(0.09)

	Three Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	361,005	—		361,005

Loss from operations	(361,005)	—		(361,005)
Other income (expense)
Other expense	—	(238,350	)(A)	(238,350)
Interest income on cash and marketable securities held in Trust Account	44,890	—		44,890

Loss before provision for income taxes	(316,115)	(238,350)		(554,465)
Provision for income taxes	14,119	—		14,119

Net loss and comprehensive loss	$(330,234)	$(238,350)		$(568,584)

Net loss attributable to common stockholders	$(353,726)	$(238,279)		$(592,005)

Weighted-average shares of common stock outstanding, basic and diluted	5,245,947	39,984		5,285,931

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.04)		$(0.11)

	Six Months Ended June 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	985,520	—		985,520

Loss from operations	(985,520)	—		(985,520)
Other income (expense)
Other expense	—	(96,475	)(A)	(96,475)
Interest income on cash and marketable securities held in Trust Account	972,033	—		972,033

Loss before provision for income taxes	(13,487)	(96,475)		(109,962)
Provision for income taxes	255,290	—		255,290

Net loss and comprehensive loss	$(268,777)	$(96,475)		$(365,252)

Net loss attributable to common stockholders	$(817,037)	$(95,579)		$(912,616)

Weighted-average shares of common stock outstanding, basic and diluted	5,205,331	20,371		5,225,702

Net loss per share of common stock, basic and diluted	$(0.16)	$(0.01)		$(0.17)

	Nine Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	1,346,525	—		1,346,525

Loss from operations	(1,346,525)	—		(1,346,525)
Other income (expense)
Other expense	—	(334,825	)(A)	(334,825)
Interest income on cash and marketable securities held in Trust Account	1,016,923	—		1,016,923

Loss before provision for income taxes	(329,602)	(334,825)		(664,427)
Provision for income taxes	269,409	—		269,409

Net loss and comprehensive loss	$(599,011)	$(334,825)		$(933,836)

Net loss attributable to common stockholders	$(1,169,699)	$(333,090)		$(1,502,789)

Weighted-average shares of common stock outstanding, basic and diluted	5,218,968	26,957		5,245,925

Net loss per share of common stock, basic and diluted	$(0.22)	$(0.07)		$(0.29)

	Three Months Ended June 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	146,624	—		146,624

Loss from operations	(146,624)	—		(146,624)
Other income
Other income	—	10,746	(A)	10,746
Interest income on cash and marketable securities held in Trust Account	218,104	—		218,104

Income before provision for income taxes	71,480	10,746		82,226
Provision for income taxes	65,082	—		65,082

Net income and comprehensive income	$6,398	$10,746		$17,144

Net loss attributable to common stockholders	$(110,603)	$10,819		$(99,784)

Weighted-average shares of common stock outstanding, basic and diluted	4,510,025	2,087		4,512,112

Net loss per share of common stock, basic and diluted	$(0.02)	$—		$(0.02)

	Three Months Ended September 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	395,583	—		395,583

Loss from operations	(395,583)	—		(395,583)
Other income (expense)
Other expense	—	(53,382	)(A)	(53,382)
Interest income on cash and marketable securities held in Trust Account	933,853	—		933,853

	Three Months Ended September 30, 2019
	As Filed	Restatement Adjustments	As Restated
Income before provision for income taxes	538,270	(53,382)	484,888
Provision for income taxes	278,662	—	278,662

Net income and comprehensive income	$259,608	$(53,382)	$206,226

Net loss attributable to common stockholders	$(241,866)	$(53,027)	$(294,893)

Weighted-average shares of common stock outstanding, basic and diluted	5,223,704	13,279	5,236,983

Net loss per share of common stock, basic and diluted	$(0.05)	$(0.01)	$(0.06)

	Period from March 6, 2019 (Date of Inception) through June 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	181,824	—		181,824

Loss from operations	(181,824)	—		(181,824)
Other income
Other income	—	10,746	(A)	10,746
Interest income on cash and marketable securities held in Trust Account	218,104	—		218,104

Income before provision for income taxes	36,280	10,746		47,026
Provision for income taxes	65,082	—		65,082

Net loss and comprehensive loss	$(28,802)	$10,746		$(18,056)

Net loss attributable to common stockholders	$(145,803)	$10,819		$(134,984)

Weighted-average shares of common stock outstanding, basic and diluted	4,244,122	1,623		4,245,745

Net loss per share of common stock, basic and diluted	$(0.03)	$—		$(0.03)

	Period from March 6, 2019 (Date of Inception) through September 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	577,407	—		577,407

Loss from operations	(577,407)	—		(577,407)
Other income (expense)
Other expense	—	(42,636	)(A)	(42,636)
Interest income on cash and marketable securities held in Trust Account	1,151,957	—		1,151,957

Income before provision for income taxes	574,550	(42,636)		531,914
Provision for income taxes	343,744	—		343,744

Net income and comprehensive income	$230,806	$(42,636)		$188,170

Net loss attributable to common stockholders	$(387,789)	$(42,198)		$(429,987)

Weighted-average shares of common stock outstanding, basic and diluted	4,675,325	6,754		4,682,079

Net loss per share of common stock, basic and diluted	$(0.08)	$(0.01)		$(0.09)

The following tables contain the restatement of previously reported unaudited condensed statements of cash flows for the three month period ended March 31, 2020, the six month period ended June 30, 2020, the nine month period ended September 30, 2020, the period from March 6, 2019 (date of inception) through June 30, 2019 and the period from March 6, 2019 (date of inception) through September 30, 2019.

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net income	$77,013	$5,675	(A)	$82,688
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(915,995)	—		(915,995)
Change in fair value of warrant liability	—	(5,675	)(A)	(5,675)
Change in operating assets and liabilities:
Prepaid expenses	5,138	—		5,138
Receivable from related party	(200)	—		(200)
Other non-current assets	20,001	—		20,001
Accounts payable	8,701	—		8,701
Payable to related parties	(4,922)	—		(4,922)
Accrued liabilities	24,269	—		24,269
Other current liabilities	238,568	—		238,568

Net cash used in operating activities	(547,427)	—		(547,427)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	164,932	—		164,932

Net cash provided by investing activities	164,932	—		164,932

Net change in cash during period	(382,495)	—		(382,495)

Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$1,194,013	$—		$1,194,013

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments		As Restated
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable and accrued liabilities	$108,220	$—		$108,220

Change in value of common stock subject to possible redemption	$77,010	$5,670	(A)	$82,680

	Six Months Ended June 30, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(268,777)	$(96,475	)(A)	$(365,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(972,033)	—		(972,033)
Change in fair value of warrant liability	—	96,475	(A)	96,475
Change in operating assets and liabilities:
Prepaid expenses	46,297	—		46,297
Receivable from related parties	(4,318)	—		(4,318)
Other non-current assets	33,327	—		33,327
Accounts payable	(6,513)	—		(6,513)
Payable to related parties	(7,757)	—		(7,757)
Other current liabilities	255,290	—		255,290

Net cash used in operating activities	(924,484)	—		(924,484)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	231,894	—		231,894

Net cash provided by investing activities	231,894	—		231,894

Net change in cash during period	(692,590)	—		(692,590)
Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$883,918	$—		$883,918

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$(268,780)	$(96,480	)(A)	$(365,260)

	Nine Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(599,011)	$(334,825	)(A)	$(933,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,016,923)	—		(1,016,923)
Change in fair value of warrant liability	—	334,825	(A)	334,825

	Nine Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
Change in operating assets and liabilities:
Prepaid expenses	(16,438)	—		(16,438)
Receivable from related parties	(8,126)	—		(8,126)
Other non-current assets	33,327	—		33,327
Accounts payable	(118,016)	—		(118,016)
Payable to related parties	(10,464)	—		(10,464)
Accrued liabilities	150	—		150
Other current liabilities	(180,696)	—		(180,696)

Net cash used in operating activities	(1,916,197)	—		(1,916,197)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	727,119	—		727,119

Net cash provided by investing activities	727,119	—		727,119

Net change in cash during period	(1,189,078)	—		(1,189,078)
Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$387,430	$—		$387,430

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$462,238	$—		$462,238

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$(599,020)	$(334,820	)(A)	$(933,840)

	Period from March 6, 2019 (Date of Inception) through June 30,2019
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(28,802)	$10,746	(A)	$(18,056)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(218,104)	—		(218,104)
Change in fair value of warrant liability	—	(10,746	)(A)	(10,746)
Change in operating assets and liabilities:
Prepaid expenses	(176,337)	—		(176,337)
Accounts payable	70,695	—		70,695
Accrued liabilities	7,083	—		7,083
Other current liabilities	65,082	—		65,082

Net cash used in operating activities	(280,383)	—		(280,383)

INVESTING ACTIVITIES
Investment of cash in Trust Account	(172,500,000)	—		(172,500,000)

Net cash used in investing activities	(172,500,000)	—		(172,500,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	25,000	—		25,000
Borrowing from related party	99,937	—		99,937

	Period from March 6, 2019 (Date of Inception) through June 30,2019
	As Filed	Restatement Adjustments		As Restated
Repayment of borrowing from related party	(99,937)	—		(99,937)
Proceeds from sale of Private Placements Units	5,675,000	—		5,675,000
Proceeds from sale of common stock to underwriters	1,200,000	—		1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	169,050,000	—		169,050,000
Payment of offering costs	(640,139)	—		(640,139)

Net cash provided by financing activities	175,309,861	—		175,309,861

Net change in cash during period	2,529,478	—		2,529,478
Cash, beginning of period	—	—		—

Cash end of period	$2,529,478	$—		$2,529,478

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$157,291	$—		$157,291

Change in value of common stock subject to possible redemption	$1,956,190	$10,744	(A)	$1,966,934

Fair value of warrant liability	$—	$116,264	(A)	$116,264

	Period from March 6, 2019 (Date of Inception) through September 30,2019
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net income	$230,806	$(42,636	)(A)	$188,170
Adjustments to reconcile income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,151,957)	—		(1,151,957)
Change in fair value of warrant liability	—	42,636	(A)	42,636
Change in operating assets and liabilities:
Prepaid expenses	(187,100)	—		(187,100)
Receivable from related party	(30,054)	—		(30,054)
Other non-current assets	(53,368)	—		(53,368)
Accounts payable	96,632	—		96,632
Accrued liabilities	5,000	—		5,000
Other current liabilities	293,362	—		293,362

Net cash used in operating activities	(796,679)	—		(796,679)

INVESTING ACTIVITIES
Investment of cash in Trust Account, net	(172,500,000)	—		(172,500,000)
Cash withdrawn from Trust Account	71,590	—		71,590

Net cash used in investing activities	(172,428,410)	—		(172,428,410)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	25,000	—		25,000
Borrowing from related party	99,937	—		99,937
Repayment of borrowing from related party	(99,937)	—		(99,937)
Proceeds from sale of Private Placements Units	5,675,000	—		5,675,000

	Period from March 6, 2019 (Date of Inception) through September 30,2019
	As Filed	Restatement Adjustments		As Restated
Proceeds from sale of common stock to underwriters	1,200,000	—		1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	169,050,000	—		169,050,000
Payment of offering costs	(689,210)	—		(689,210)

Net cash provided by financing activities	175,260,790	—		175,260,790

Net change in cash during period	2,035,701	—		2,035,701
Cash, beginning of period	—	—		—

Cash, end of period	$2,035,701	$—		$2,035,701

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$193,220	$—		$193,220

Change in value of common stock subject to possible redemption	$2,130,800	$(42,636	)(A)	$2,088,164

Fair value of warrant liability	$—	$116,264	(A)	$116,264

A –

The Restatement Adjustments reflect the entries to record the initial warrant liability from the Warrants issued as part of the Private Placement Units and to revalue the warrant liability to the then fair value at the end of each period presented. The initial fair value of the Warrants issued as part of the Private Placement Units of $116,264 was recorded in June 2019 as a warrant liability with an offset to additional paid-in capital. Each subsequent quarter end, starting with June 30, 2019, the warrant liability was adjusted to fair value and the difference is reflected in other income (expense) in the statements of operations and comprehensive income (loss). In addition, each period presented has an adjustment to the common stock subject to possible redemption to ensure that the Company maintains the required net tangible assets of at least $5,000,001.

GIGCAPITAL2, INC.

Condensed Financial Statements as of and for the Three Months Ended March 31, 2021 and 2020

GIGCAPITAL2, INC.

Condensed Balance Sheets

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$145,586	$478,737
Prepaid expenses	44,832	62,691
Receivable from related parties	543	1,400

Total current assets	190,961	542,828
Cash and marketable securities held in Trust Account	149,605,455	168,384,949

TOTAL ASSETS	$149,796,416	$168,927,777

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$327,563	$86,528
Payable to related parties	146,595	15,709
Accrued liabilities	2,988,440	2,153,000
Notes payable to related parties	300,000	300,000
Total current liabilities	3,762,598	2,555,237
Warrant liability	425,625	1,112,300

Total liabilities	4,188,223	3,667,537

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 14,060,819 and 16,026,023 shares as of March 31, 2021 and December 31, 2020, respectively, at a redemption value of $10.00 per share	140,608,190	160,260,230

Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 5,751,496 and 5,639,096 shares as of March 31, 2021 and December 31, 2020, respectively, issued and outstanding	575	564
Additional paid-in capital	9,769,743	8,833,172
Accumulated deficit	(4,770,315)	(3,833,726)

Total stockholders’ equity	5,000,003	5,000,010

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$149,796,416	$168,927,777

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL2, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
		(As Restated)
Revenues	$—	$—
General and administrative expenses	1,624,076	600,414

Loss from operations	(1,624,076)	(600,414)
Other income
Other income	686,675	5,675
Interest income on cash and marketable securities held in Trust Account	4,070	915,995

Income (loss) before provision for income taxes	(933,331)	321,256
Provision for income taxes	3,258	238,568

Net income (loss) and comprehensive income (loss)	$(936,589)	$82,688

Net loss attributable to common stockholders	$(937,165)	$(436,015)

Weighted-average shares of common stock outstanding, basic and diluted	5,695,296	5,216,179

Net loss per share of common stock, basic and diluted	$(0.16)	$(0.08)

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL2, INC.

Condensed Statements of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
Three Months Ended March 31, 2021	Shares	Amount
Balance as of December 31, 2020	5,639,096	$564	$8,833,172	$(3,833,726)	$5,000,010
Shares subject to redemption	1,965,204	196	19,651,844	—	19,652,040
Shares redeemed	(1,852,804)	(185)	(18,715,273)	—	(18,715,458)
Net loss	—	—	—	(936,589)	(936,589)

Balance as of March 31, 2021	5,751,496	$575	$9,769,743	$(4,770,315)	$5,000,003

	Common Stock		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
Three Months Ended March 31, 2020	Shares	Amount
Balance as of December 31, 2019	5,220,358	$522	$4,704,364	$295,115	$5,000,001
Shares subject to redemption (As Restated)	(8,268)	(1)	(82,679)	—	(82,680)
Net income (As Restated)	—	—	—	82,688	82,688

Balance as of March 31, 2020 (As Restated)	5,212,090	$521	$4,621,685	$377,803	$5,000,009

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL2, INC.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2021	2020
		(As Restated)
OPERATING ACTIVITIES
Net income (loss)	$(936,589)	$82,688
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(4,070)	(915,995)
Change in fair value of warrant liability	(686,675)	(5,675)
Change in operating assets and liabilities:
Prepaid expenses	17,859	5,138
Receivable from related parties	857	(200)
Other non-current assets	—	20,001
Accounts payable	241,035	8,701
Payable to related parties	130,886	(4,922)
Accrued liabilities	835,440	24,269
Other current liabilities	—	238,568

Net cash used in operating activities	(401,257)	(547,427)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	18,783,564	164,932

Net cash provided by investing activities	18,783,564	164,932

FINANCING ACTIVITIES
Redemption of public units	(18,715,458)	—
Net cash used in financing activities	(18,715,458)	—
Net change in cash during period	(333,151)	(382,495)
Cash, beginning of period	478,737	1,576,508

Cash, end of period	$145,586	$1,194,013

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Offering costs included in accounts payable and accrued liabilities	$—	$108,220

Change in value of common stock subject to possible redemption	$(936,582)	$82,680

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL2, INC.

Notes to Unaudited Condensed Financial Statements

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital2, Inc. (the “Company” or “GigCapital2”) was incorporated in Delaware on March 6, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from March 6, 2019 (date of inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Offering”), as described in Note 4, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor, GigAcquisitions2, LLC, a Delaware limited liability company (the “Sponsor”), together with one of the underwriters, EarlyBirdCapital, Inc. (“EarlyBird”) and certain affiliates and employees of EarlyBird (the “EarlyBird Group”), and Northland Gig 2 Investment LLC, a Delaware limited liability company (“Northland Investment”) collectively make up the founders of the Company (the “Founders”).

On June 5, 2019, the initial registration statement on Form S-1, as amended, filed in connection with the Offering, and the subsequent registration statement on Form S-1 filed by the Company pursuant to Section 462(b) of the Securities Act to register additional securities, also in connection with the Offering, were declared effective. The Company concurrently entered into an underwriting agreement on June 5, 2019 to conduct the Offering, the initial closing of which was consummated on June 10, 2019 with the delivery of 15,000,000 units (the “Units”). The Units sold in the Offering consisted of the securities described in Note 4. The Offering generated gross proceeds of $150,000,000.

Simultaneously with the initial closing of the Offering, the Company consummated the initial closing of a private placement sale (the “Private Placement”) of 492,500 units (the “Private Placement Units”), at a price of $10.00 per unit, to its Founders, and 100,000 shares of its common stock (the “Private Underwriter Shares”), at a price of $10.00 per share, to Northland Securities, Inc. (“Northland”), an affiliate of Northland Investment. The Private Placement Units consisted of the securities described in Note 5. The initial closing of the Private Placement generated gross proceeds of $5,925,000.

Following the initial closing of the Offering, net proceeds in the amount of $147,000,000 from the sale of the Units and proceeds in the amount of $3,000,000 from the sale of Private Placement Units, for a total of $150,000,000, were placed in a trust account (“Trust Account”) which is described further below.

On June 13, 2019, in connection with the underwriters’ exercise in full of their option to purchase an additional 2,250,000 Units solely to cover over-allotments, if any (the “over-allotment option”), the Company consummated the sale of an additional 2,250,000 Units at $10.00 per unit. Simultaneously with the closing of the sale of the additional Units, the Company consummated a second closing of the Private Placement, resulting in the sale of an additional 75,000 Private Placement Units at $10.00 per unit to the Founders, and an additional 20,000 Private Underwriter Shares at $10.00 per share to Northland. Following the closings, an additional $22,500,000 of net proceeds were placed in the Trust Account.

Transaction costs amounted to $4,332,430, consisting of $3,450,000 of underwriting fees and $882,430 of offering costs. The Company’s remaining cash after payment of the offering costs will be held outside of the Trust Account for working capital purposes.

First Extension

The Company’s initial public offering prospectus and Amended and Restated Certificate of Incorporation provided that the Company initial had until December 10, 2020 (the date which was 18 months after the consummation of the Offering) to complete the Business Combination. On December 8, 2020, the Company held its 2020 Annual Stockholders’ Meeting (the “Annual Meeting”) and the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from December 10, 2020 to March 10, 2021. The Company’s stockholders elected to redeem 579,881 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which represented approximately 3.4% of the shares that were part of the Units that were sold in the Company’s initial public offering.

Second Extension

On March 10, 2021, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from March 10, 2021 to June 10, 2021. The certificate of amendment was filed with the Delaware Secretary of State and has effective date of March 10, 2021. The Company’s stockholders elected to redeem 1,852,804 shares of the Company’s Common Stock, which represented approximately 10.7% of the shares that were part of the Units that were sold in the Company’s initial public offering.

Working Capital Note

On December 19, 2020, the Company issued a convertible unsecured promissory note (the “Working Capital Note”) in the aggregate principal amount of $300,000 to the Sponsor. The Company issued the Working Capital Note in consideration for a loan from the Sponsor to fund the Company’s working capital requirements between now and March 10, 2021, which is the period of time that the Company has available to complete its initial Business Combination following the December 8, 2020 amendment to its certificate of incorporation. Subsequently, the Company further extended the date which it must complete the Business Combination from March 10, 2021 to June 10, 2021 as described under Second Extension above. The Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Company’s Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the proposed business combinations (the “Business Combinations”) described in Note 2. Business Combinations and Related Agreements.

Upon such election, the Working Capital Note will convert, at a price of $10.00 per Unit, into Units identical to the Private Placement Units issued in connection with the Company’s initial public offering. The issuance of the Working Capital Note resulted in a contingent beneficial conversion feature which was determined to be insignificant and will be recorded when the Business Combinations close.

The Working Capital Note bears no interest and is repayable in full upon the consummation of the Company’s Business Combinations.

The Trust Account

The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule

2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete a Business Combination within 18 months from the closing of the Offering on June 10, 2019; or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial Business Combination within 18 months from the closing of the Offering on June 10, 2019.

Business Combination

The Company will have 24 months from June 10, 2019, the closing date of the Offering, to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founders, Northland and the Company’s former Chief Financial Officer, Ms. McDonough, who received 5,000 shares of common stock (the “insider shares”), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Founders, Northland or Ms. McDonough or any of the Company’s officers, directors or affiliates acquired shares of common stock after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. As a result of Ms. McDonough’s resignation effective as of August 12, 2019, Ms. McDonough forfeited her insider shares.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit.

Going Concern Consideration

As of March 31, 2021, the Company had $145,586 in cash and a working capital deficit of $3,571,637. Further, the Company has no present revenue, its business plan is dependent on the completion of a financing and it expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. BUSINESS COMBINATIONS AND RELATED AGREEMENTS

On November 23, 2020, the Company executed a business combination agreement, dated as of November 20, 2020, with UpHealth Holdings, Inc. (“UpHealth”), and UpHealth Merger Sub, Inc., (“UpHealth Merger Sub”) (such business combination agreement, the “UpHealth BCA”, and such business combination, the

“UpHealth Combination”). In addition, on November 23, 2020, the Company executed a business combination agreement, dated as of November 20, 2020, with Cloudbreak Health, LLC (“Cloudbreak”), Cloudbreak Merger Sub, LLC (“Cloudbreak Merger Sub”), Chirinjeev Kathuria and Mariya Pylypiv (collectively, the “UpHealth Significant Stockholders”) and UpHealth, and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Cloudbreak members (such business combination agreement, the “Cloudbreak BCA”, and such business combination, the “Cloudbreak Combination”).

The UpHealth BCA

Pursuant to the terms of the UpHealth BCA, as amended, GigCapital2 will acquire UpHealth through the statutory merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger as a wholly owned subsidiary of GigCapital2 (the “UpHealth Merger”). At the effective time of the UpHealth Merger, each share of UpHealth common stock will be canceled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of GigCapital2 (the “GigCapital2 Common Stock”) equal to the Exchange Ratio. The Exchange Ratio will be equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth common stock issued and outstanding immediately prior to the effective time of the UpHealth Merger. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount (as defined below). UpHealth has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal Healthcare Systems Private Limited, a company incorporated under the laws of India (“Glocal”), with the UpHealth BCA providing for a purchase price adjustment for every 1% less than 90% of the equity interests that is owned by UpHealth upon the closing of the UpHealth Merger. UpHealth as of the date of entry into the UpHealth BCA owned approximately 43% of the equity interests of Glocal. As of May 14, 2021, UpHealth had acquired additional equity interests of Glocal such that it owned in excess of 90% of the equity interests of Glocal.

Adjustments to the Aggregate Merger Consideration will be made to the extent that the indebtedness at the closing of the UpHealth Merger less the cash and cash equivalents of UpHealth and its subsidiaries as of immediately before such time is greater than $33,850,000 (excluding any Acquisition Promissory Notes). The Acquisition Promissory Notes are promissory notes previously issued by UpHealth for its acquisitions of Thrasys, Inc., a California corporation (“Thrasys”), Behavioral Health Services, LLC, a Missouri limited liability company (“Behavioral Health Services”), TTC Healthcare, Inc., a Delaware corporation (“TTC Healthcare”), Innovations Group, Inc., a Utah corporation (“Innovations Group”) and the interests in Glocal with a maximum aggregate principal amount of $86,200,000, of which $35,500,000 is due and payable on the date that is one business day after the Closing.

Two individuals who are officers of UpHealth, and were shareholders of Thrasys prior to its merger with UpHealth, will following the closing of the UpHealth Merger, if he or she is a service provider to GigCapital2, UpHealth or any of its subsidiaries as of the date of grant, be awarded restricted stock units of GigCapital2 (the “Thrasys Incentive Amount”). The Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.136% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount (as defined in the UpHealth BCA). The Adjusted Aggregate Merger/Incentive Amount shall be (a) $990,000,000, subject to certain adjustments, divided by (b) $10.00. In the event that either individual ceases to be a service provider to GigCapital2, UpHealth or any of its subsidiaries as of the date of grant, the portion of the Thrasys Incentive Amount allocated to such individual will not be reallocated to the other individual. Such restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the closing of the UpHealth Merger, (ii) the date on which the last sale price of GigCapital2 Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the closing of the UpHealth Business Combination, or (iii) the date on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCapital2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property. If either of these individuals ceases to be a service provider to GigCapital2, UpHealth or any of its Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Cloudbreak BCA

Pursuant to the terms of the Cloudbreak BCA, as amended, GigCapital2 will acquire Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2 (the “Cloudbreak Merger”). At the effective time of the Cloudbreak Merger (the “Cloudbreak Effective Time”): (i) each Common Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Cloudbreak Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Cloudbreak Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each Option that is outstanding and unexercised immediately prior to the Cloudbreak Effective Time, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (each such converted option, an “Exchanged Option”). Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak BCA. Additionally, immediately prior to the Cloudbreak Effective Time, each Common Warrant shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the closing of the Cloudbreak Merger, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock.

Furthermore, in connection with the closing of the Cloudbreak Combination (the “Cloudbreak Closing”), (i) GigCapital2 has agreed to repay or cause to be repaid on behalf of Cloudbreak certain debt obligations of Cloudbreak and (ii) the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the closing of the UpHealth Combination (the “UpHealth Closing”) to potential forfeiture and transfer (such transfer, the “Business Combination Share Adjustment”) to the Members in connection with a Valuation Shortfall (as defined below) on the 540th day from the Closing Date (or if such day is not a Business Day, the following Business Day) (the “Measurement Date”) as provided in the Cloudbreak BCA.

A Valuation Shortfall shall occur if the dollar volume-weighted average price for the GigCapital2 Common Stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or if not available on Bloomberg, as reported by Morningstar (the “VWAP”) for the ten trading days preceding the Measurement Date (the “Reference VWAP”) is less than $13.64, and the amount of such Valuation Shortfall is the difference between $13.64 and the Reference VWAP. In the event that a Valuation Shortfall occurs, the amount of shares of GigCapital2 Common Stock that the Significant UpHealth Stockholders shall forfeit to the Members will be the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount). The Adjustment Amount means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP. The Aggregate Valuation Shortfall means the product of (A) the amount of the Valuation Shortfall, multiplied by (B) 11,000,000. Upon the closing of the transactions, the combined company will be named UpHealth, Inc. and will continue to be listed on the NYSE under the new ticker symbol “UPH”.

Amendments to the UpHealth BCA

On January 29, 2021, the Company executed a First Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Schedule 7.06(C) of the UpHealth BCA (the “UpHealth BCA Amendment No. 1”) for the purpose of revising the formula used to calculate the Thrasys Incentive Amount as such term is used in the UpHealth BCA Amendment No. 1. The terms of the Cloudbreak BCA were not modified in connection with the UpHealth BCA Amendment No. 1.

On March 23, 2021, the Company executed a Second Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Schedule 7.06(C) of the UpHealth BCA (the “UpHealth BCA Amendment No. 2”) for the purpose of further revising the formula used to calculate the Thrasys Incentive Amount as such term is used in the UpHealth BCA Amendment No. 2. The foregoing description of the UpHealth BCA Amendment No. 2 is not complete and is subject to, and qualified in its entirety by reference to, the terms and conditions of such agreement. The terms of the Cloudbreak BCA were not modified in connection with the UpHealth BCA Amendment No. 2.

On April 23, 2021, GigCapital2 executed a Third Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Section 9.01(b) of the UpHealth BCA (the “UpHealth BCA Amendment No. 3”) for the purpose of extending the Outside Date, as such term is used in the UpHealth BCA Amendment No. 3, to June 10, 2021.

Amendment to the Cloudbreak BCA

On April 23, 2021, GigCapital2 also executed an Amendment to the Cloudbreak BCA with the parties to the Cloudbreak BCA, solely to amend Section 9.01(b) of the Cloudbreak BCA (the “Cloudbreak BCA Amendment”) for the purpose of extending the Outside Date, as such term is used in the Cloudbreak BCA Amendment, to June 10, 2021.

Termination

The UpHealth BCA and the Cloudbreak BCA each allow the parties to terminate such agreements if certain conditions described therein are satisfied. Additionally, under the Cloudbreak BCA, Cloudbreak is allowed to terminate the Cloudbreak BCA if there is less than $125,000,000 of cash and cash equivalents in the Trust Account at any time prior to the Cloudbreak Closing

PIPE Subscription Agreement

On January 20, 2021, GigCapital2 entered into subscription agreements (the “PIPE Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “PIPE Investors”), including Oppenheimer & Co. Inc., the placement agent for the private placements under the PIPE Subscription Agreements, pursuant to which, among other things, GigCapital2 agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combinations, an aggregate of 3,000,000 shares (the “PIPE Shares”) of GigCapital2’s common stock (the “Common Stock”) to the PIPE Investors at $10.00 per share.

The obligations to consummate the subscriptions are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Note Subscription Agreements (as defined below) having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreements occurring concurrently with the closing of the transactions contemplated by the Note Subscription Agreements.

Pursuant to the PIPE Subscription Agreements, GigCapital2 agreed that, prior to the closing of the Business Combinations, GigCapital2 will file with the Securities and Exchange Commission (“SEC”) (at GigCapital2’s

sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and GigCapital2 will use its commercially reasonable efforts to have the Resale Registration Statement declared effective upon the closing of the Business Combinations, but no later than 60 calendar days (or 90 calendar days if the SEC notifies GigCapital2 that it will not review the Resale Registration Statement) after the closing of the Business Combinations, subject to customary conditions and covenants.

On February 16, 2021, the Company filed a registration statement on Form S-1 with the SEC. This registration statement registers the resale of the PIPE Shares, par value $0.0001 per share of the Common Stock of the Company, by the selling stockholders named in the prospectus (or their permitted transferees) who are to be issued the PIPE Shares in a private placement immediately prior to the closing of the Business Combinations. This registration statement was subsequently amended, with the Company filing the most recent amended registration statement on May 6, 2021.

The PIPE Shares are not issued and outstanding and the holders of the PIPE Shares will not receive any proceeds from the Trust Account established in connection with GigCapital2’s initial public offering in the event GigCapital2 does not consummate an initial Business Combination by the June 10, 2021 deadline in its current Amended and Restated Certificate of Incorporation. In the event the Business Combinations are not approved by GigCapital2 stockholders or the other conditions precedent to the consummation of the Business Combinations are not met, then the PIPE Shares will not be issued and GigCapital2 will seek to withdraw the registration statement prior to its effectiveness.

Notes Subscription Agreements and Indenture

On January 20, 2021, GigCapital2 also entered into convertible note subscription agreements (the “Note Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “Note Investors”), pursuant to which GigCapital2 agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combinations, $255,000,000 aggregate principal amount of unsecured convertible notes (the “Notes”).

The Notes are to be issued under an indenture to be entered into in connection with the closing of the Business Combinations, between UpHealth, Inc. (formerly GigCapital2) (“New UpHealth”) and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (the “Indenture”).

The Notes will bear interest at a rate of 6.25% per annum, payable semi-annually, and be convertible into shares of Common Stock at a conversion price of $11.50 per share of Common Stock in accordance with the terms of the Indenture, and will mature five years after their issuance.

New UpHealth may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes, subject to a holder’s prior right to convert, if the last reported sale price of the Common Stock exceeds 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and the 30-day average daily trading volume of the Common Stock ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $2,000,000. Following certain corporate events that occur prior to the maturity date or if New UpHealth forces a mandatory conversion, New UpHealth will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or has its notes mandatorily converted, as the case may be. In addition, in the event that a holder of the Notes elects to convert its Notes prior to the second anniversary of the issuance of the Notes, New UpHealth will be obligated to pay an amount equal to twelve months of interest, or if on or after such second anniversary of the issuance of the Notes, any remaining amounts that would be owed to, but excluding, the third anniversary of the issuance of the Notes (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash or shares of the Common Stock as set forth in the Indenture.

New UpHealth will be obligated to register the shares issuable upon conversion of the Notes. GigCapital2 agreed that, within 45 days after the consummation of the Business Combinations (the “Convertible Note Resale Registration Filing Deadline”), New UpHealth will file with the SEC a registration statement (the “Convertible Note Resale Registration Statement”) registering the resale of the shares of Common Stock issuable upon conversion of the Notes (the “Convertible Note Registrable Securities”), and New UpHealth will use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies New UpHealth that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline.

The obligations of the Note Investors to consummate the subscriptions provided for in the Note Subscription Agreements are conditioned upon, among other things, New UpHealth (i) having received cash and cash equivalents from the issuance and sale of the Notes of an aggregate amount not less than $150,000,000 and from the issuance and sale of the Common Stock of an aggregate amount not less than $30,000,000 and (ii) having at least $50,000,000 in the trust account after giving effect to any redemptions, and all conditions precedent to the closing of the transactions contemplated by the PIPE Subscription Agreements having been satisfied or waived, and the closing under the Note Subscription Agreements occurring concurrently with the investment by the PIPE Investors.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2021, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations.

The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with SEC on April 21, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of March 31, 2021 and 2020 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method and (ii) the contingently issuable shares associated with the rights sold in the Offering and Private Placement to receive one-twentieth (1/20) of one share of common stock upon the consummation of the Company’s initial Business Combination. Since the Company was in a net loss position during the periods after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net income (loss) is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Three Months Ended March 31,
	2021	2020
		(As Restated)
Net income (loss)	$(936,589)	$82,688
Less: net income attributable to common stock subject to redemption	(576)	(518,703)

Net loss attributable to common stockholders	$(937,165)	$(436,015)

Weighted-average common shares outstanding, basic and diluted	5,695,296	5,216,179

Net loss per share common share, basic and diluted	$(0.16)	$(0.08)

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash and Marketable Securities Held in Trust Account

As of March 31, 2021, the assets held in the Trust Account consisted of money market funds and cash.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the condensed balance sheets primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Offering Costs

Offering costs in the amount of $4,332,430 consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering. Offering costs were charged to stockholders’ equity and recorded in additional paid-in capital as a reduction to the gross proceeds received upon completion of the Offering.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Stock-based Compensation

Stock-based compensation related to restricted stock awards are based on fair value of common stock on the grant date. The shares underlying the Company’s restricted stock awards are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The amount accrued for interest and penalties during the quarter ended March 31, 2021 was $2,898, which was related to 2019 income taxes. No amounts were paid or accrued for the payment of interest and penalties during the quarter ended March 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the condensed balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income on the condensed statements of operations and comprehensive income (loss). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

4. OFFERING

On June 10, 2019, the Company completed the initial closing of the Offering whereby the Company sold 15,000,000 Units at a price of $10.00 per Unit. On June 13, 2019, the Company completed the second closing of the Offering with the exercise of the over-allotment option with the consummation of the sale of an additional 2,250,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one warrant to purchase one share of common stock (the “Warrants”), and one right to receive one-twentieth (1/20) of one share of common stock upon consummation of the initial Business Combination (the “Rights”). Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances as discussed in Note 7.

On June 26, 2019, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on July 1, 2019. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIX.U”. Any underlying shares of common stock, Warrants and Rights that are separated will trade on the New York Stock Exchange under the symbols “GIX,” “GIX WS” and “GIX RT,” respectively.

5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from March 6, 2019 (date of inception) to March 12, 2019, the Sponsor and Northland Investment purchased 2,500,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.01 per share. In April 2019, the Company effected a stock dividend of 0.493 shares of common stock for each outstanding share of common stock, resulting in the Sponsor and Northland Investment holding an aggregate of 3,732,500 shares of its common stock. Subsequently, the Sponsor and Northland Investment sold 68,041 shares and 31,959 shares, respectively, to EarlyBird and the EarlyBird Group collectively for an aggregate purchase price of $670, or $0.0067 per share. In June 2019, the Company effected a stock dividend of 0.1541 shares of common stock for each outstanding share of common stock, resulting in the Sponsor, Northland

Investment, EarlyBird and the EarlyBird Group holding an aggregate of 4,307,500 shares of its common stock as of March 31, 2021 and December 31, 2020. The Founder Shares are identical to the common stock included in the Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

Private Placement

The Founders purchased from the Company an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. The Founders also purchased from the Company an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. Among the Private Placement Units, 481,250 units were purchased by the Sponsor, 29,900 units were purchased by EarlyBird, and 56,350 units were purchased by Northland Investment. Each Private Placement Unit consists of one share of the Company’s common stock, $0.0001 par value, one Warrant, and one right to receive one-twentieth (1/20) of a share of common stock upon the consummation of the Company’s initial Business Combination. Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances as described in Note 7.

One of the Company’s underwriters, Northland, purchased 100,000 Private Underwriter Shares, at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. Northland also purchased from the Company an aggregate of 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. The Private Underwriter Shares are identical to the shares of common stock included in the Private Placement Units.

The Company’s Founders and underwriters have agreed not to transfer, assign or sell any of their Founder Shares, Private Placement Units, shares or other securities underlying such Private Placement Units, or Private Underwriter Shares until the earlier of (i) twelve months after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Unlike the Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the Warrants included in the Private Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the initial Business Combination. If the Warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the Warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the Offering.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units and all of the proceeds from the sale of the Private Underwriter Shares will be part of the liquidating distribution to the public stockholders.

Registration Rights

On June 5, 2019, the Company entered into a Registration Rights Agreement with its Founders, Northland and Ms. McDonough. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement. Upon cancellation of Ms. McDonough’s insider shares following her resignation, effective as of August 12, 2019, she was no longer subject to the terms and conditions set forth in the Registration Rights Agreement.

Administrative Services Agreement and Other Agreements

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commence on June 6, 2019, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

Related Party Loan

On December 19, 2020, the Company issued the Working Capital Note in the aggregate principal amount of $300,000 to the Sponsor. The Company issued the Working Capital Note in consideration for a loan from the Sponsor to fund the Company’s working capital requirements between now and June 10, 2021, which is the period of time that the Company has available to complete its initial Business Combination following the December 8, 2020 amendment to its certificate of incorporation. The Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Company’s Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the proposed Business Combinations described in Note 2.

Upon such election, the Working Capital Note will convert, at a price of $10.00 per Unit, into Units identical to the Private Placement Units issued in connection with the Company’s Offering. The issuance of the Working Capital Note resulted in a contingent beneficial conversion feature which was determined to be insignificant and will be recorded when the Business Combinations close.

The Working Capital Note bears no interest and is repayable in full upon the consummation of the Company’s Business Combinations.

6. COMMITMENTS AND CONTINGENCIES

Business Combination Marketing Agreement

The Company engaged its underwriters as advisors to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the Target Business’s attributes, introduce it to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist it in obtaining stockholder approval for the Business Combination and assist it with its press releases and public filings in connection with the Business Combination. Pursuant to that agreement, the Company will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Offering, including any proceeds from the exercise of the over-allotment options.

7. STOCKHOLDERS’ EQUITY

Common Stock

The authorized Common Stock of the Company includes up to 100,000,000 shares. Holders of the Company’s Common Stock are entitled to one vote for each share of common stock. As of March 31, 2021 and

December 31, 2020, there were 5,751,496 and 5,639,096 shares of Common Stock issued and outstanding and not subject to possible redemption (of which there are 14,060,819 and 16,026,023 such shares outstanding, respectively).

In connection with the First Extension as described in Note 1, to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a Business Combination transaction from December 10, 2020 to March 10, 2021, stockholders elected to redeem 579,881 shares of the Company’s Common Stock, which represents approximately 3.4% of the shares that were part of the Units that were sold in the Company’s Offering. As such in December 2020, the Company paid $5,857,340 to redeem the 579,881 shares of Common Stock. Following such redemptions, $168,384,949 remained in the Trust Account and 21,665,119 shares of Common Stock remained issued and outstanding as of December 31, 2020.

In connection with the Second Extension as described in Note 1, to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a Business Combination transaction from March 10, 2021 to June 10, 2021, stockholders elected to redeem 1,852,804 shares of the Company’s Common Stock, which represents approximately 10.7% of the shares that were part of the Units that were sold in the Company’s Offering. As such in March 2021, the Company paid $18,715,458 to redeem the 1,852,804 shares of Common Stock. Following such redemptions, $149,605,455 remained in the Trust Account and 19,812,315 shares of Common Stock remained issued and outstanding as of March 31, 2021.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors (the “Board”). As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued and outstanding.

Warrants

Warrants will be exercisable for $11.50 per share, and the exercise price and number of Warrant shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board, and in the case of any such issuance to the Company’s Founders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

Under the terms of the Warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the Warrants included in the Units.

As of March 31, 2021 and December 31, 2020, there were 17,817,500 Warrants outstanding.

Rights

Each holder of a right will receive one-twentieth (1/20) of one share of common stock upon consummation of an initial Business Combination, even if the holder of such right redeemed all shares of common stock held by it in connection with an initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement therefore will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the one-twentieth (1/20) share underlying each right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to the Company.

If the Company is unable to complete an initial Business Combination within 18 months from the closing date of the Offering and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver shares of common stock to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

As of March 31, 2021 and December 31, 2020, there were 17,817,500 rights outstanding.

8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The Company has determined that the Warrants issued as part of the Private Placement Units are subject to treatment as a liability. As the transfer of these Warrants to anyone other than the purchasers or their permitted transferees, would result in these Warrants having substantially the same terms as the Warrants issued in the Offering, the Company has determined that the fair value of each Warrant issued as part of the Private Placement Units approximates the fair value of a Warrant issued in the Offering. Accordingly, the Warrants issued as part of the Private Placement Units are classified as Level 2 financial instruments.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	March 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$149,605,455	$168,384,949

Liabilities:
Warrant liability	2	$425,625	$1,112,300

9. RESTATEMENT OF CONDENSED FINANCIAL STATEMENTS

The Company restated its financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019, and presented the impact of the restatement on the relevant unaudited interim financial information for each of the quarterly periods during the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019 on Form 10-K/A filed on April 21, 2021, to correct misstatements in those prior periods primarily related to misstatements identified in improperly applying accounting guidance on certain warrants, recognizing them as equity instead of a warrant liability, under the guidance of Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”).

The errors that caused the Company to conclude that its financial statements should be restated are the result of a misapplication of the guidance on accounting for certain of its issued warrants, which came to light when the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) dated April 12, 2021 (the “SEC Staff Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by the Company at the time of its initial public offering in June 2019. Based on ASC 815-40, warrant instruments that do not meet the criteria to be considered indexed to an entity’s own stock shall be initially classified as liabilities at their estimated fair values. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations and comprehensive income (loss).

On June 10, 2019 and June 13, 2019, in addition to other securities, the Company issued Warrants as part of the Private Placement Units to purchase 567,500 shares of Common Stock. The Company determined that the financial statements should be restated to reflect these Warrants as a liability, with subsequent changes in their estimated fair value recorded as non-cash income or expense in the statements of operations and comprehensive income (loss) for all periods since issuance.

The restatement tables below present a reconciliation from the previously reported amounts to the restated amounts. The amounts originally reported were derived from the Company’s Quarterly Report on Form 10-Q for the interim period ended March 31, 2020. Certain line items in the quarterly financial data below were excluded because they were not impacted by the restatement.

	Three Months Ended March 31, 2020
	As Originally Reported	Adjustments	As Restated
Condensed Statements of Operations and Comprehensive Income (Loss)
Revenues	$—	$—	$—
General and administrative expenses	600,414	—	600,414

Loss from operations	(600,414)	—	(600,414)
Other income
Other income	—	5,675	5,675
Interest income	915,995	—	915,995

Income before provision for income taxes	315,581	5,675	321,256
Provision for income taxes	238,568	—	238,568

Net income and comprehensive income	$77,013	$5,675	$82,688

Net loss attributable to common stockholders	$(442,226)	$6,211	$(436,015)

Weighted-average shares of common stock outstanding, basic and diluted	5,198,305	17,874	5,216,179
Net loss per share of common stock, basic and diluted	$(0.09)	$(0.01)	$(0.08)

	Three Months Ended March 31, 2020
	As Originally Reported	Adjustments	As Restated
Condensed Statements of Cash Flows
OPERATING ACTIVITIES
Net loss	$77,013	$5,675	$82,688
Change in fair value of warrant liability	—	(5,675)	(5,675)
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$77,010	$5,670	$82,680

10. SUBSEQUENT EVENTS

As noted in Note 1, on April 23, 2021, GigCapital2 executed the UpHealth BCA Amendment No. 3 for the purpose of extending the Outside Date, as such term is used in the UpHealth BCA Amendment No. 3, to June 10, 2021.

In addition, on that same date, as also noted in Note 1, GigCapital2 also executed the Cloudbreak BCA Amendment for the purpose of extending the Outside Date, as such term is used in the Cloudbreak BCA Amendment, to June 10, 2021.

UpHealth Holdings, Inc.

Financial Statements as of and for the period ended December 31, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of UpHealth Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of UpHealth Holdings, Inc. (the “Company”) as of December 31, 2020, the related statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2021.

Denver, Colorado

March 21, 2021

UPHEALTH HOLDINGS, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$1,838,583
Restricted cash	530,500
Accounts receivable – trade, net of allowance for doubtful accounts and contractual adjustments	6,702,858
Inventories	116,676
Prepaid expenses and other current assets	3,500,908

Total current assets	12,689,525
Noncurrent assets:
Property, plant and equipment, net of accumulated depreciation of $2,692	151,122
Intangible assets, trade names, net of accumulated amortization of $85,277	7,064,723
Intangible assets, developed technology, net of accumulated amortization of $120,278	10,704,722
Intangible assets, customer relationships, net of accumulated amortization of $112,500	10,012,500
Goodwill	164,194,004
Deferred tax asset	335,504
Equity method investment	57,213,902
Other assets	23,749

Total Assets	$262,389,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,679,965
Accrued liabilities	8,482,484
Deferred revenue	396,958
Due to related party	70,000
Seller Note-Thrasys	20,000,000
Seller Note-BHS	1,100,000
Income tax payable	672,809
Deferred tax liability	6,072,101
Current portion, related party - long term debt	39,000
Current portion, Provider Relief Funds	228,794
Current portion, Paycheck Protection Program loan	1,201,836

Total current liabilities	40,943,947

Related party - long term debt	381,283
Paycheck Protection Program loan	343,564

Total liabilities	41,668,794

Commitments and Contingencies	—

Stockholders’ Equity
Common stock. Authorized 15,000,000 shares of $0.0001 par value per share; 6,811,043 shares issued and outstanding in 2020	681
Additional paid in capital	222,906,709
Accumulated deficit	(2,186,433)

Total stockholders’ equity	220,720,957

Total liabilities and stockholders’ equity	$262,389,751

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

Revenue
Services	$1,664,278
Licenses and subscriptions	3,303,636
Products	428,153

5,396,067

Cost of goods and services (excluding depreciation and amortization)	1,182,831

Operating expenses
Selling, general and administrative	4,944,522
Research and development	874,112
Depreciation and amortization	320,748

6,139,382

Other income (expense)
Other expense	(133,831)
Other income, net, including interest income	3,436

(130,395)

Income before income taxes	(2,056,541)
Income tax benefit (expense)	(50,194)

Income before net equity in earnings of affiliate	(2,106,735)
Net earnings in equity method investment.	(79,698)

Net Income (Loss)	$(2,186,433)

Basic earnings per share for common stock:
Income from continuing operations attributable to UpHealth Holdings, Inc. common stockholders.	(0.43)
(Loss) income from discontinued operations attributable to UpHealth Holdings, Inc. common stockholders.	—

Net income (loss) attributable to UpHealth Holdings, Inc. common stockholders.	(0.43)

Diluted earnings per share for common stock:
Income from continuing operations attributable to UpHealth Holdings, Inc. common stockholders.	(0.43)
(Loss) income from discontinued operations attributable to UpHealth Holdings, Inc. common stockholders.	—

Net income (loss) attributable to UpHealth Holdings, Inc. common stockholders.	(0.43)

Weighted average number of common shares outstanding:
Basic	5,091,975
Diluted	5,091,975

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020

	Common Stock
	Number of Shares Outstanding	Par Amount	Additional Paid-In Capital	Retained Earnings	Total
Balance — January 1, 2020	—	$—	$—	$—	$—
Issuance of common stock for formation	4,868,443	487	(487)	—	—
Consolidated net loss	—	—	—	(2,186,433)	(2,186,433)
Issuance of common stock to consummate business combinations	1,508,000	151	165,613,639	—	165,613,790
Issuance of common stock in exchange for a portion of equity method investment.	434,600	43	57,293,557	—	57,293,600

Balance — December 31, 2020	6,811,043	$681	$222,906,709	$(2,186,433)	$220,720,957

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020

Operating activities
Net loss	$(2,186,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	320,747
Net earnings in equity method investment	79,698
Deferred income taxes	(622,615)
Changes in operating assets and liabilities:
Accounts receivable	(1,954,666)
Inventories	(17,093)
Prepaid expenses and other assets	(459,952)
Accounts payable and accrued liabilities	3,331,517
Income taxes payable	672,809
Deferred revenue	(303,042)
Due to related parties	—

Net cash used in operating activities	(1,139,030)

Investing activities:
Net cash acquired in acquisition of businesses	3,508,113

Net cash provided by investing activities	3,508,113

Net increase in cash and cash equivalents	2,369,083
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$2,369,083

Supplement schedule of cash flow information
Cash paid for interest	—
Cash paid for income taxes	—

Supplemental schedule of noncash investing and financing activities:
Issuance of common stock for formation	—
Issuance of common stock and promissory notes to consummate Thrasys business combinations	167,435,352
Issuance of common stock and promissory notes to consummate BHS business combinations	15,770,325
Issuance of common stock and promissory note for invetment in unconsolidated entity	57,293,600

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020

1.	Organization and Business

Uphealth Holdings, Inc., and Subsidiaries (the “Company,” “UpHealth Holdings”. “we,” “our,” or “us”) is a Delaware corporation formed on October 26, 2020 and established to raise capital and pursue opportunities for investment and acquisition in various healthcare entities, primarily those that bring technology and services to efficiently and profitably manage chronic and complex care, including behavioral health and substance abuse, while also serving the demands for easy access to personalized primary care. The Company merged with UpHealth Services, Inc. (“UpHealth Services”) on October 26, 2020 and was the surviving corporation of the merger. UpHealth Services’ pre-merger financial statements are now the pre-merger financial statements for UpHealth Holdings.

UpHealth Services, Inc. was established on November 5, 2019; operations effectively began January 1, 2020 and continued through the merger with UpHealth Holdings.

On November 20, 2020, we completed the acquisition of Thrasys, Inc. (“Thrasys”), a provider of an advanced, comprehensive, and extensible technology platform—marketed under the umbrella “SyntraNet™”—to manage health, quality of care, and costs—especially for individuals with complex medical, behavioral health, and social needs.

On November 20, 2020, we also completed the acquisition of Behavioral Health Services, LLC and subsidiaries (“BHS”), a provider of medical, retail pharmacy and billing services.

On November 20, 2020, we completed the acquisition of 43.46% of Glocal Healthcare Systems Private Limited (“Glocal”), an India based healthcare company. We have presented this as an equity method investment. Concurrent with the merger with GigCapital2, Inc. (“Gig2”), expected to be consummated in the second quarter of 2021, the Company expects to acquire approximately an additional 53% of Glocal. As of the acquisition date, Glocal had assets of $42,135,215, liabilities of $30,141,201, and net income of $312,034 for the period after acquisition through December 31, 2020.

See Note 3, “Business Combinations”, for more information.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Segments

The Company’s Chief Executive Officers are the chief operating decision makers who review the Company’s financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Due to the business combinations completed in 2021 (See Note 17) and the pending business combination with Gig2, the Company does not consider a segment analysis relevant for the year ended December 31, 2020.

Fiscal Year

The Company’s fiscal year ends on December 31. References to fiscal 2020, for example, refer to the fiscal year ended December 31, 2020.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes thereto.

Significant estimates and assumptions made by management include the determination of:

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the standalone selling price (“SSP”) of performance obligations for revenue contracts with multiple performance obligations;

•	the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions;

•	the identification and estimated economic lives of intangible assets; and

•	the fair value of stock awards issued.

Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

Cash and Cash Equivalents

We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents consist of amounts the Company has on deposit with major commercial financial institutions.

Restricted Cash

Under terms of the merger agreement with UpHealth Holdings as discussed in Note 3 and in accordance with the Small Business Administration (“SBA”) Procedural Notice effective October 2, 2020, Thrasys has agreed to maintain the balance of the Paycheck Protection Program (“PPP”) loan in an escrow account until forgiveness has been determined by the SBA.

Accounts Receivable

For medical HIPAA-compliant (Health Insurance Portability and Accountability Act) SaaS internet hosting, licenses and subscriptions to healthcare communities services, accounts receivable are carried at original invoice, net of allowances for doubtful accounts, based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. At December 31, 2020, the Company determined that no allowance for doubtful accounts was necessary.

For medical services provided through our behavioral services operations, accounts receivable are recorded without collateral from patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding amounts. At December 31, 2020, the allowance for contractual adjustments was equal to $968,471.

For accounts receivable associated with self-pay patients, the Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

For the period ended December 31, 2020, one customer accounted for approximately 58% of total revenues. At December 31, 2020, two customers accounted for 73% of total accounts receivable. Concentration are due the shortened period of activity between the Company’s acquisitions of Thrasys and BHS and its fiscal year end and are not expected to continue in 2021.

Inventories

Inventories consist of pharmaceuticals and are stated at the lower of cost or net realizable value. Net realizable value is defined as estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Equity Method Investment

The Company holds interests in privately-held equity securities in which the Company does not have a controlling interest but does have significant influence.

Based on the terms of these privately held securities, if the Company determines that it exercises significant influence on the entity to which these securities relate, the Company applies the equity method of accounting for such investments, which it has, and the investment is presented in equity method investments in the consolidated balance sheet. Any and all gains and losses on privately held equity securities, realized and unrealized, are recorded through gains on other income (expense). Income recognized in its equity method investments is reduced by the expected amortization from intangible assets recognized through the fair value step-up, unless and until the Company acquires a controlling financial interest and consolidates.

Valuations of privately held securities in which the Company does not have a controlling financial interest are inherently complex due to the lack of readily available market data and require the Company’s use of judgment. The carrying value is not adjusted for the Company’s privately held equity securities if there are no observable price changes in a similar security from the same issuer or if there are no identified events or changes in circumstances that may indicate impairment. The Company’s impairment analysis encompasses an assessment of both qualitative and quantitative factors including the investee’s financial metrics, market acceptance of the investee’s product or technology and the rate at which the investee is using its cash. If the investment is considered impaired, the Company recognizes an impairment through the consolidated statement of operations and establishes a new carrying value for the investment.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three years for information technology equipment, five to seven years for office equipment and vehicles, and seven years for furniture and medical equipment.

When assets are retired or disposed of, the asset costs and related accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets, are capitalized.

Intangible Assets

Acquired intangible assets subject to amortization are stated at fair value and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment when events or circumstances indicate that carrying amounts may not be recoverable. No impairment charge was recognized in 2020.

Goodwill

Our goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired. We assess goodwill for impairment on an annual basis as of the first day of our fourth quarter, or sooner if events indicate such a review is necessary through a triggering event. An impairment exists if the fair value of a reporting unit to which goodwill has been allocated is less than their respective carrying values. The impairment for goodwill is limited to the total amount of goodwill allocated to the reporting unit. Future changes in the estimates used to conduct the impairment review, including revenue projections, market values and changes in the discount rate used could cause the analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-down of a portion or all of goodwill. The discount rate used is based on independently calculated risks, our capital mix, and an estimated market premium. No impairment charge was recognized in 2020.

Fair Value Measurements

Fair value is measured in accordance with ASC guidance on fair value measurements, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. We measure fair value for financial instruments on an ongoing basis. We measure fair value for non-financial assets when a valuation is necessary, such as for impairment of long-lived and indefinite-lived assets when indicators of impairment exist.

Revenue Recognition

Revenue is reported at the amount that reflects the consideration to which the Company expects to be entitled in exchange for providing goods and services.

Contract Assets, Contract Liabilities and Remaining Performance Obligations

The Company records a contract asset when revenue recognized on a contract exceeds the billings. Thrasys generally invoices customers in monthly, quarterly, or installments. BHS generally invoices its patients upon providing services as the performance obligations are deemed complete. Contract assets are included in prepaid expenses and other current assets on the consolidated balance sheet.

The Company records unearned or deferred revenue when billed amounts have been invoiced and received in advance of revenue recognition. It is then recognized as revenue when transfer of control to customers has occurred or services have been provided. The unearned revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The unearned revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size and new business linearity within the quarter.

Transaction price allocated to the remaining performance obligations, referred to by the Company as remaining performance obligations, represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods. Transaction price allocated to the remaining performance obligations are influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors.

The Company excludes amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials basis.

Services Revenues

We derive our service revenues primarily through the provision of medical and behavioral health services by accredited medical professionals through our BHS subsidiary, and provision of HIPAA-compliant medical information technology services through our Thrasys subsidiary. Information specific to each revenue stream are as follows:

•	Services – Medical services provided through our behavioral services operations.

Performance obligations for medical and behavioral services for services provided by accredited medical professionals are satisfied over-time as services are provided and revenue is recognized accordingly. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items. Substantially all of the Company’s patients are insured under third-party payor agreements.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. The Company also provides services to uninsured patients and may offer those uninsured patients a discount from standard charges. The Company estimates the transaction price for patients with deductibles and coinsurance and from those who are uninsured based on historical experience and market conditions. The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, the Company records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. No significant adjustments were recorded for the year ending December 31, 2020.

•	Services – Medical HIPAA-compliant (Health Insurance Portability and Accountability Act) SaaS internet hosting, licenses, and subscriptions to healthcare communities.

The Company’s Software as a Service (“SaaS”) offering, known as SyntraNet™, provides virtual, connected communities of care where cross-sector teams—physicians, nurses, care managers, community health workers, patients, families—can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social and other services. Care communities can be connected in a distributed hierarchy of nodes to enable scalable province and nation-wide networks of connected care.

Information, analytics, and applications from this SaaS are delivered to care team members on both mobile and fixed internet-enabled devices. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent.

Software license revenues are recognized based on determining whether or not the license constitutes a distinct performance obligation. If the license can be separated from the rest of the hosting services, it may be fully recognized on the date license rights are granted to the customer and access is granted; otherwise, it is an indistinct performance obligation which is recognized ratably over the contract term with other hosting services beginning on the commencement date of each contract, which is the date license rights are granted to the customer.

Subscription revenues to SaaS hosting access and support and maintenance are recognized ratably over the contract terms beginning on the commencement date of each contract, which is the date the Company’s service is made available to customers. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met and whether payments have been made ahead of the hosting services provided. The Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions.

•	Services – Discrete information technology services for set-up, configuration, implementation and customization services for healthcare communities

The majority of the Company’s discrete professional information technology services contracts related to SaaS are on a time and material basis which may also be independently offered by its competitors. When these services are not combined with other SaaS revenues as a distinct performance obligation, revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenues, set-up fees and configuration fees are recognized as the services are completed.

Product Revenues

We derive our product sales from sales of products through our BHS subsidiary pharmacy operations. Our product sales are primarily a function of the price per unit for pharmaceutical products acquired and the number of prescriptions provided to customers.

The Company recognizes revenue at the time the client effectively takes possession and control of the merchandise.

Contracts with Multiple Performance Obligations and transaction prices

From time to time, we may enter into contracts that contain multiple performance obligations, particularly in medical information HIPAA-compliant technology internet hosting and services.

For these arrangements, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

A significant portion of the Company’s contracts with customers have fixed transaction prices. For some contracts, the amount of consideration to which the Company will be entitled is variable. The Company includes variable consideration in a contract’s transaction price only to the extent that the Company has a relatively high level of confidence that the amounts will not be subject to significant reversals. In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to significant reversal.

Cost of Goods and Services Sold (“COGS” or “COS”)

Cost of goods sold is the accumulated total of all costs used to create a product which has been sold to generate revenues. These costs include direct materials (resale products, raw and externally sourced materials for internally manufactured products), direct labor, and an appropriately allocated portion of indirect production costs (indirect overhead). Indirect overhead costs include allocable costs, excluding depreciation and amortization, and ancillary costs such as freight, delivery, non-sales and non-income taxes, and insurance, and general overhead, such as allocable supervision and related costs. Direct labor is the direct provision of activities to manufacture or provide a good or service.

The cost of services sold for discrete information technology services includes the cost of direct labor, payroll taxes, and direct benefits of those individuals who provide direct services and/or generate billable hours.

The cost of services sold for SaaS includes all the accumulated costs of providing a hybrid-cloud based hosting arrangement.

The cost of pharmaceutical product sales provided for clients is derived from point-of-sale scanning information for the pharmacy products and is adjusted based on periodic inventories. In addition to product costs, cost of sales includes purchasing costs, freight costs, cash discounts, and ancillary costs.

Taxes Collected from Customers and Remitted to Governmental Authorities.

We exclude from our measurement of transaction prices all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of net sales or cost of sales.

We typically invoice our customers for information technology services, both SaaS and services, on a monthly or quarterly basis.

Research and Development Costs

Research and development costs are expensed as incurred and were $874,112 for the year ended December 31, 2020.

Software Development Costs

The Company capitalizes its ongoing costs of developing internal use software for hosting, which consists primarily of personnel costs. Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized.

Costs incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software costs are capitalized until the product is available for general release to customers.

Stock-based Compensation

We account for stock-based compensation expense in accordance with ASC Topic 718, Compensation-Stock Compensation. Our stock-based payments are composed of equity awards granted to certain employees These awards contain performance conditions that have contingent vesting, including both continuous employment through the date of consummation of a change of control event for the special purpose acquisition company. We recognize share-based compensation expense over the requisite service period, which is generally the vesting period of each award. Accordingly, the related stock compensation expenses are until such time as the performance conditions are both satisfied.

Advertising, Marketing and Promotion Expenses

Advertising, marketing and promotion is expensed as incurred. Advertising expense was $17,310 for fiscal 2020. These are contained within Selling, General and Administrative costs.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the year in which the differences are expected to affect taxable income. Valuation allowances are established when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

We account for income tax uncertainties in accordance with ASC guidance on income taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

New Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes specific exceptions to the general principles in Topic 740 in Generally Accepted Accounting Principles (GAAP). It eliminates the need for an organization to analyze whether the following apply in a given period: Exception to the incremental approach for intraperiod tax allocation; exceptions to accounting for basis differences when there are ownership changes in foreign investments; and exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. This ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for: Franchise taxes that are partially based on income; transactions with a government that result in a step up in the tax basis of goodwill; separate financial statements of legal entities that are not subject to tax; and enacted changes in tax laws in interim periods. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022, with adoption permitted. We are currently evaluating the effect the adoption of this ASU will have on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, (Topic 842), and subsequently issued several supplemental/clarifying ASUs (Collectively, “ASC 842”). Among other things, under this ASU, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make lease payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specified asset for the lease term for leases greater than 12 months. Under the new guidance, lessor accounting is largely unchanged. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022 using the modified retrospective approach. We are currently evaluating the effect the adoption of this ASU will have on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued several supplemental/clarifying ASUs (Collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables and other long-term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the scope of ASC 326 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with the lease standard (ASC 842). This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are currently evaluating the effect the adoption of this ASU will have on the Company’s financial statements.

3.	Business Combinations

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired.

Trade Names

A trade name is a legally protected trade or similar mark. Acquired trade names are valued using an income method approach, generally the relief-from-royalty valuation method. The method uses a royalty rate based on comparable marketplace royalty agreements for similar types of trade names and applies it to the after-tax discounted free cash flow attributed to the trade name. The discount rate used is based on an estimated weighted average cost of capital and the anticipated risk for intangible assets.

Developed Technology

Developed Technology is the Intellectual Property of the Company. Intellectual property and technology (“IP”) is a design, work or invention that is the result of creativity to which one has ownership rights that may be protected through a patent, copyright, trademark or service mark. IP is valued using the relief from royalty valuation method. The method uses a royalty rate based on comparable market-place royalty agreements for similar types of IP and applies it to the after-tax discounted free cash flow attributed to the IP. The discount rate used is based on an estimated weighted average cost of capital and the anticipated risk for intangible assets.

The developed technology is amortized following the pattern in which the expected benefits will be consumed or otherwise used up over each component’s useful life, based on our plans and expectations for the IP going forward, which is generally the underlying IP’s legal expiration dates.

Customer Relationships

Customer relationships are intangible assets that consist of historical and factual information about customers and contacts collected from repeat transactions with customers, with or without any underlying contracts. The information is generally organized as customer lists or customer databases. We have the expectation of repeat patronage from these customers based on the customers’ historical purchase activity, which creates the intrinsic value over a finite period of time and translates into the expectation of future revenue, income, and cash flow.

Customer relationships are valued using projected operating income, adjusted for estimated future existing customer growth less estimated future customer attrition, net of charges for net tangible assets, IP charge, trade name charge and work force. The concluded value is the after-tax discounted free cash flow.

Measurement Period

The estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the acquisition date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize those fair values. Therefore, the provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. In addition, the Company has not finalized its evaluation of allocating goodwill to reporting units.

2020 Acquisitions

On October 26, 2020, the Company entered into a merger agreement with UpHealth Services whereby UpHealth Holding was deemed the surviving entity. All shares of UpHealth Services were exchanged for outstanding common stock in UpHealth Holdings. This was accounted for as a common control transaction with assets and liabilities carried over at book value. All other disclosed events below are in relation to the newly merged company.

On November 20, 2020, the Company completed the 100% acquisition of Thrasys, in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth Holdings, Inc., totaling $167,435,352, net of cash and restricted cash acquired of $2,483,628. The acquisition brings additional software and support synergies to the consolidated Company’s medical remote and telemedicine offerings.

Under the terms of the merger agreement an escrow account will be established as security for a potential indemnification claim against UpHealth related to a Thrasys tax matter.    The escrow account will be funded with approximately $10 million of UpHealth common stock and will be held for a period of up to 12 months from the closing date of the merger agreement,

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Thrasys. The goodwill is not deductible for tax purposes.

The following table sets forth the preliminary allocation of the purchase price to Thrasys’ identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is subject to reevaluation during the measurement period.

Thrasys, Inc and
Subsidiary
As of November 20, 2020
Allocation of Purchase price:
Accounts receivable, net	$3,490,738
Prepaid expenses and other	3,001,150
Identifiable intangible assets	27,875,000
Property, plant and equipment	101,246
Other assets	19,374
Goodwill	148,087,717

Total assets acquired	182,575,225

Accounts payable	1,778,849
Accrued expenses and other current liabilities	5,321,761
Debt	960,783
Deferred tax liability	6,378,480
Deferred revenue	700,000

Total liabilities assumed	15,139,873

Net assets acquired	$167,435,352

The acquired intangible assets from Thrasys and the related estimated useful lives consist of the following:

	Approximate Fair	Estimated
	Value	Useful Life
		(in years)
Definite-lived intangible assets - Trade names	$6,925,000	10
Definite-lived intangible assets - Technology and intellectual property	10,825,000	10
Definite-lived intangible asset - Customer relationships	10,125,000	10

Total fair value of identifiable intangible assets	$27,875,000

On November 20, 2020, the Company completed the 100% acquisition of BHS in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth Holdings, Inc., totaling $15,770,325 million, net of cash acquired of $1,024,485. The acquisition brings additional medical synergies to the consolidated Company’s medical remote and telemedicine offerings.

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of BHS. The goodwill is not deductible for tax purposes.

The following table sets forth the preliminary allocation of the purchase price to BHS’ identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is subject to reevaluation during the measurement period.

Behavioral Health
Services , LLC and
Subsidiaries
As of November 20, 2020
Allocation of Purchase price:
Accounts receivable, net	$1,257,454
Inventories	99,583
Prepaid expenses and other	39,806
Identifiable intangible assets	225,000
Property, plant and equipment	52,568
Other assets	4,375
Deferred taxes	19,268
Goodwill	16,106,287

Total assets acquired	17,804,341

Accounts payable	374,532
Accrued expenses and other current liabilities	425,790
Debt	1,233,694

Total liabilities assumed	2,034,016

Net assets acquired	$15,770,325

The acquired intangible assets from BHS and the related estimated useful lives consist of the following:

	Approximate Fair	Estimated
	Value	Useful Life
		(in years)
Definite-lived intangible assets - Trade names	$225,000	3

Total fair value of identifiable intangible assets	$225,000

As of December 31, 2020, we had incurred $860,017 of acquisition-related charges for the acquisitions of Thrasys and BHS which are included in selling, general and administrative expenses during the year ended December 31, 2020.

ASC 805 Combined Pro Forma Results for the Year Ended December 31, 2020

The results of BHS and Thrasys’ operations have been included in the financial statements subsequent to the acquisition dates. The following unaudited pro forma consolidated financial information reflects the results of operations as if the BHS Acquisition and Thrasys Acquisition had occurred on January 1, 2020, after giving effect to certain purchase accounting adjustments (the Company did not exist prior to January 1, 2020 and comparative financial statements are not presented). These purchase accounting adjustments mainly include incremental depreciation expense related to the fair value adjustment of property and equipment, amortization expense related to identifiable intangible assets and tax expense related to the combined tax provisions. This information does not purport to be indicative of the actual results that would have occurred if the acquisition had actually been completed on the date indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined company:

Pro Forma	Year Ended December 31, 2020
Revenues	$30,742,853
Net Income	$(749,823)
Basic Earnings per share	$(0.15)
Diluted earnings per share	$(0.15)

Measurement period adjustments in the consolidated financial statements will be disclosed in accordance with ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.

4.	Investment in Unconsolidated Entities

On November 20, 2020 the Company entered into a stock purchase agreement with Glocal to acquire 43.46% of the Company in exchange for a promissory note for future cash consideration, as defined in the stock purchase agreement, and common stock interests in UpHealth Holdings, Inc for a purchase price of $57,367,200. This investment is presented as an Equity Method Investment on the Company’s consolidated balance sheet since the Company does not currently have a controlling financial interest. For the year ended December 31, 2020, UpHealth’s share of the net income (loss) in equity method investment included amortization expense of $495,417 related to intangible assets being amortized into income over the estimated remaining lives of the assets.

See Note 17, “Subsequent Events” for further information.

5.	Intangible Assets

At December 31, 2020, intangible assets consisted of the following:

	Approximate Fair Value	Estimated Useful Life
		(in years)
Technology and intellectual property	$10,825,000	10
Customer relationships	10,125,000	10
Trade names	7,150,000	10

Total fair value of identifiable intangible assets	$27,875,000

Amortization expense was $318,054 for the year ended December 31, 2020.

The estimated amortization expense related to definite-lived intangible assets for the five succeeding years is as follows:

		Developed	Customer
	Trade Name	Technology	Relationships
	Amortization	Amortization	Amortization
2021	$767,500	$1,082,500	$1,012,500
2022	767,500	1,082,500	1,012,500
2023	767,500	1,082,500	1,012,500
2024	692,500	1,082,500	1,012,500
2025	692,500	1,082,500	1,012,500
Thereafter	3,377,223	5,292,222	4,950,000

	$7,064,723	$10,704,722	$10,012,500

6.	Accrued Liabilities

At December 31, 2020, accrued liabilities consisted of the following:

Accrued professional fees	$4,245,772
Accrued software licenses	690,855
Accrued interest on debt	142,446
Accrued payroll and bonuses	1,545,288
Accrued shareholder distribution	1,493,000
Other accruals	365,123

$8,482,484

7.	Deferred Compensation

Several key employees have employment agreements which among other conditions, set base salary and incentives. Salaries earned under the employment agreements are to accrue until such time the Company has completed a successful capital raise, which is contemplated as the merger with Gig2. The Company anticipates completing this in the second quarter of 2021. Accrued unpaid compensation at December 31, 2020 aggregated $951,875.

Under the terms of the employment agreements, the key employees are also entitled to potential success bonuses upon the completion of an initial public offering or the merger with Gig2, as defined in the individual employees’ agreements.

8.	Debt

Related Party Debt

The Company has notes payable to related parties totaling $420,283 at December 31, 2020. The notes bear interest at rates ranging from 0.14% to 3.5% per annum. Notes totaling $381,283 are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement and a note totaling $39,000 is payable in 2021. The accrued interest payable was $9,113 at December 31, 2020 and is included in accrued liabilities on the consolidated balance sheet.

Certain Seller notes totaling $21,100,000 at December 31, 2020, are due to former shareholders of the merger entities and accrue interest at specific rates, per the merger agreements. The accrued interest payable and interest expense was $133,333 for the year ended December 31, 2020. The accrued interest payable is included in accrued liabilities on the consolidated balance sheet.

Membership Redemptions and Due to Member

In November 2020, BHS entered into two redemption agreements with members for $10,000 and $70,000, respectively. The Company agreed to pay cash of $10,000 to one member, and entered into a note payable agreement with the other member. The note is non-interest bearing, is noncollateralized, and due upon demand. The amount due to the member was $70,000 at December 31, 2020.

Paycheck Protection Program Loans

In April 2020, Thrasys and BHS, each obtained a United States government subsidy of $540,500 and $1,004,900, respectively, under the PPP. The PPP is a United States government temporary program created with the intent to provide a subsidy to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if certain requirements are met. Under the Coronavirus Aid, Relief and Economic Security (“CARES Act”), as modified, any amounts not forgiven will be required to be repaid over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loan carries a 1% interest rate. Thrasys has applied for forgiveness for the entire amount of the loan and is awaiting decision from SBA as of the date of this report, however, there can be no assurance given that any portion of the PPP Loan will be forgiven. BHS has not submitted a request for forgiveness as of the date the financial statements were available to be issued but BHS expects to submit a request for forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP Loan will be forgiven. Included in BHS’s loan are borrowings related to the operations of various related parties aggregating $278,306, which were transferred to the related parties. These amounts have been included as due from related parties at December 31, 2020 (Note 15). The balance is classified as a current liability due to uncertainty regarding BHS’s eligibility for the loan.

Provider Relief Funds

In April and July 2020, BHS received proceeds aggregating $228,794 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (PRF). The payments will not require repayment as long as BHS complies with certain terms and conditions outlined by HHS. BHS relied upon guidance issued by HHS through March 12, 2021. The terms and conditions first require BHS to identify health care-related expenses attributed to the coronavirus that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, BHS then applies the funds to patient care lost revenue. On January 15, 2021 the HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue.

As of November 20, 2020, BHS has recognized no patient care lost revenue on the consolidated statement of operations. BHS has $228,794 recorded within current liabilities on the consolidated balance sheet as BHS has asserted it has not yet met all of the terms and conditions and restrictions for the CARES Act relative to these funds as of November 20, 2020. BHS has until June 30, 2021 in which to use amounts remaining toward expenses attributable to coronavirus but not reimbursed by other sources and/or lost patient care revenue. HHS is entitled to recoup PRF amounts received by BHS that are unused as for the purposes disclosed above.

9.	Fair Value of Financial Instruments

We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of December 31, 2020, the fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values due to the short-term nature of these instruments. As no events have occurred since the issuance of the debt that would materially impact its fair value, the fair value of the debt is determined to be equal to the carrying cost as of December 31, 2020.

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.

The fair value hierarchy is as follows:

Level 1-	Quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2 -	Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 -	Unobservable inputs that cannot be corroborated by observable market data.

10.	Capital Structure

Common Stock

Our Amended and Restated Certificate of Incorporation authorizes up to 15,000,000 shares of common stock, par value of $0.0001. Subject to the rights of holders of any future series of preferred stock, all of the voting power of the stockholders of the Company shall be vested in the holders of the common stock.

Upon formation, the founders of UpHealth were issued 4,868,433 shares of common stock as consideration for paying the Company’s formation costs.

There were 6,811,043 shares issued and outstanding at December 31, 2020.

Contemporaneous with its merger with UpHealth on November 20, 2020, Thrasys entered into stock compensation agreements with employees pursuant to the Thrasys 2019 Stock Incentive Plan, a Restricted Stock Award (“RSA”) agreement and a Restricted Stock Unit (“RSU) award agreement. On this date there were 638,684 RSA shares awarded to employees. In addition, there were 437,018 RSUs shares awarded to employees. Vesting for both types of agreements is based on continuing employment with UpHealth and the consummation of the closing of the merger with Gig2. The RSU’s will be cash settled for approximately $6.3 million upon vesting.

Because the vesting for the time- and performance-based awards are contingent upon the consummation of the merger, no stock compensation expense is recognized until resolution of the contingency.

11.	Revenue

The Company recognizes revenue under ASC 606.

Disaggregation of Revenue

Revenues by the Company’s service offerings consisted of the following:

Fiscal Year Ended December 31 2020
Subscriptions and Licenses	$3,303,636
Professional IT Services	700,109
Medical Services	964,169
Product Revenues	428,153

$5,397,067

Revenues by geography consisted of the following:

Americas	$5,037,463
Europe	359,604

$5,397,067

Revenues by geography are determined based on the region of the customer. Revenue attributed to the Americas was approximately 93.34 percent during fiscal 2020. No other region represented more than ten percent of total revenue during fiscal 2020. The Company’s revenues are entirely derived from the healthcare industry.

Revenues recognized over-time approximated 66% of total revenue recognized during the year ended December 31, 2020.

Contract Balances

The following tables reflect the changes in our contract assets, which we classify as unbilled receivables and our contract liabilities, which we classify as deferred revenues, for the year ended December 31, 2020:

Contract Assets

There were no impairments of contract assets during fiscal 2020. The change in contract assets was as follows:

Contract Assets
December 31, 2020
Contract asset, beginning of period	$—
Contract assets acquired in business combination	65,692
Reclassifications to billed receivables	(51,965)
Revenues recognized in excess of period billings	424,494

Ending Balance	$438,221

Unearned Revenue

The approximate change in unearned revenue was as follows:

Deferred Revenue
December 31, 2020
Beginning Balance, January 1, 2020	$—
Revenues recognized from balances held at the beginning of the period	—
Fair value of deferred revenues from business combination	700,000
Revenues deferred from period collections on unfulfilled performance obligations	(303,000)

Ending Balance	$397,000

Revenue recognized ratably over time is generally billed in advance and includes SyntraNet™ Cloud Services, and the related consulting, implementation and services support, and advisory services.

Revenue recognized over time as delivered includes professional services billed on a time and materials basis, fixed fee professional services and training classes that are primarily billed, delivered, and recognized within the same reporting period.

Approximately 5.6 percent of the revenue recognized in fiscal 2020 (post-November 20, 2020 acquisition) is from the unearned revenue balance existing as of November 20, 2020, the date of acquisition.

Remaining Performance Obligations

The majority of the Company’s noncurrent remaining performance obligation is expected to be recognized during the next 12 months and is classified as Current in the table below. The remainder will be incurred from 2022 through 2024.

Remaining performance obligations consisted of the following:

Remaining Performance Obligations	Total	Current	Future
Subscriptions	$1,016,887	782,512	234,375
Licenses	8,639,166	2,580,000	6,059,166
SaaS and Hosting	48,750	48,750	—
Program Management and Services	1,331,192	1,331,192	—

	$11,035,995	4,742,454	6,293,541

12.	Income Taxes

The CARES Act was enacted on March 27, 2020 in the United States. The CARES Act provided a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief, and government loans, grants, and investments. The CARES Act did not have a material impact on our provision.

Income tax expense consisted of the following for the year ended December 31, 2020:

Current:
Federal	$577,515
State	95,294

Total current expense	672,809

Deferred:
Federal	(536,497)
State	(86,118)

Total deferred benefit	(622,615)

Income tax expense	$50,194

Income tax expense (benefit) differed from the amount that would be provided by applying the U.S. federal statutory rate for the year ended December 31, 2020 due to the following:

	Amount	Tax Rate
Federal Statutory income tax	(448,674)	21.00%
State income tax, net of federal benefit	(83,884)	3.93%
Transactions costs	560,504	-26.23%
Other	22,248	-1.04%

Effective Income Tax Rate	50,194	-2.35%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes at December 31, 2020 are as follows:

Deferred Tax Assets
Accrued expenses	$573,153
Transactions costs	85,727
State credits	738,134
Net operating loss carryforwards	18,984

Total deferred tax assets	1,415,997

Deferred Tax Liabilities
Amortization and depreciation	(6,738,591)
Deferred revenue	(195,241)

Total deferred tax liabilities	(6,933,831)

Less: Valuation allowance	(554,267)

Net deferred tax asset (liability)	$(6,072,101)

We evaluate our deferred tax assets periodically to determine if valuation allowances are required. Ultimately, the realization of deferred tax assets is dependent upon generation of future taxable income during those periods in which temporary differences become deductible and/or credits can be utilized. To this end, management considers the level of historical taxable income, the scheduled reversal of deferred tax liabilities, tax-planning strategies, and projected future taxable income. Based on these considerations, and the carry-forward availability of a portion of the deferred tax assets, management believes it is more likely than not that we will realize the benefit of the deferred tax assets with the only exception being a valuation allowance recorded against the California research and development credit of approximately $554,000.

The Internal Revenue Service (IRS) audited Thrasys’ 2008 and 2009 tax returns for the proper year of inclusion of approximately $15,000,000 long-term capital gain on the sale of certain intellectual property rights to Siemens Medical Solutions, Inc. Thrasys was a C corporation for the federal income tax purpose for the year 2008 but was an S corporation for the federal income tax purpose since January 1, 2009. Thrasys’ originally reported the gain on its 2010 S Corporation tax return using the one-year deferral method. The corporate level tax was paid to California. and passed the gain through to its shareholders. The IRS asserted that Thrasys owes C Corporation tax of approximately $5,000,000 for 2008 or in the alternative Thrasys owes C Corporation tax of approximately $5,000,000 for 2009 as a Built in Gain. In addition, Thrasys could be assessed additional California Franchise Tax of approximately $1.3 million. If additional income taxes are imposed, there will be interest charged at approximately 4% per year compounded annually, resulting in potential interest of approximately $3 million. The IRS has not asked that penalties be imposed.

The matter is currently pending before the US Tax Court Docket 11565-15. There are related cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. In 2018 the IRS filed a motion for Summary Judgment and in Thrasys, Inc. v. Commissioner (T.C. Memo 2018-199) filed December 4, 2018, and the motion was denied.

In January 2020, Thrasys filed a Motion for Summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no Built in Gains tax. In either alternative there would be no additional income tax due for 2008 or 2009. The IRS filed an objection to Thrasys’ motion. On March 3, 2021, the US Tax Court issued a Court Order dismissing the Thrasys’ Motion. This and other alternatives are now under consideration. It is not likely this case will be resolved before the end of 2021. Thrasys intends to vigorously defend its position in the case and believes they will prevail if the case is taken to trial. The Company has accrued $200,000 representing probable additional taxes and interest imposed, within accrued liabilities in the consolidated balance sheet as of December 31, 2020.

13.	Earnings (Loss) Per Share

Basic earnings (loss) per share applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share assumes the conversion of any convertible securities using the treasury stock method or the if-converted method. There are currently no convertible securities that would be dilutive; accordingly, dilutive earnings (loss) per share equals the basic earnings (loss) per share.

14.	Employee Benefit Plans

In connection with acquisition of Thrasys and BHS, the Company has two defined contribution plans, that cover substantially all employees with the exception of union employees and employees acquired under a section 401(b)(6)(C) transaction. The plans provide for discretionary matching and profit-sharing contributions. For the year ended December 31, 2020, there were no employer matching or employer profit sharing contributions to the plans.

15.	Related-Party Transactions

The Company’s chief financial officer is the former shareholder and chairman of TTC Healthcare, Inc., and the former member-manager of TTC Healthcare Partners, LLC (collectively, TTC), a company that has entered into a tentative merger agreement with Uphealth Holdings, Inc.

The consulting firm noted in Note 17 is a related party through an officer of the Company, who is a significant shareholder of the Company and a member of the Company’s board of directors.

Payments to Related Parties

The Company makes guaranteed payments to related parties. Guaranteed payments aggregated $541,202 for the period November 20, 2020 through December 31, 2020. These amounts are presented in cost of goods and services in the consolidated statement of operations. The Company has unpaid guaranteed payments of $145,558 as of December 31, 2020, which is included in accrued liabilities on the consolidated balance sheet.

16.	Commitments and Contingencies

Commitments

The Company leases various facilities with related parties in accordance with the terms of operating lease agreements that expire at various dates through December 2023. The leases require monthly payments ranging from $3,234 to $13,362. Total rent expense under related party agreements was approximately $4,900 for the period ended December 31, 2020.

The Company leases various facilities from third parties in accordance with the terms of operating lease agreements requiring monthly payments ranging from $447 to $14,387. The leases expire in December 2021. Total rent expense under third party agreements was approximately $77,951 for the period ended December 31, 2020.

The Company also has various operating leases for office equipment which require monthly payments ranging from $239 to $1,499 through November 2025. Lease expense of approximately $1,050 was charged to operations for the period ended December 31, 2020.

As of December 31, 2020, future minimum lease payments under non-cancelable operating leases are as follows:

Year	Related Party	Third-Party	Total
2021	$136,800	$538,033	$674,833
2022	78,000	199,607	277,607
2023	69,333	10,776	80,109
2024	—	10,776	10,776
2025	—	9,878	9,878

	$284,133	$769,070	$1,053,203

Contingencies

From time to time, the Company and its wholly owned subsidiaries may be subjected to claims or lawsuits which arise in the ordinary course of business, including the previously disclosed tax matter and matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC Topic 450, Contingencies. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on the results of operations, financial position or our cash flows.

There are currently two medical malpractice suits against the individual providers, other third parties, and BHS as a whole. The medical malpractice suits assert that there is negligence by the providers in treating the patients named in the suits. One of the malpractice suits is seeking damages of approximately $3,656,000 from all defendants, including BHS. The second malpractice suit has not specified monetary damages, however, in the event of an unfavorable outcome, BHS’ legal counsel estimates maximum damages of approximately $2,267,000. BHS is vigorously defending the malpractice suits and was named as a secondary party in each suit. Although the outcome of these malpractice suits is not presently determinable, it is reasonably possible that an unfavorable outcome, for the aforementioned damages sought, could occur. However, BHS, and the individual providers, do have insurance coverage (BHS carries a $1,000,000 per occurrence insurance policy), which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, BHS may be required to fund a portion of the difference. No provision has been made in the accompanying consolidated financial statements for any potential settlement or judgement costs at December 31, 2020, as an unfavorable outcome is not probable at this time.

Covid-19

On January 30, 2020, the World Health Organization (WHO) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally. On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, and on March 25, 2020, the US government reached a stimulus package deal. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report, and likewise, the full impact of the pandemic on the Company’s financial condition, liquidity, and future results of operations is uncertain. Management is actively monitoring the global situation on its financial condition, liquidity, operations, vendors, industry, and workforce. Despite the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company has not experienced any material impact on its results of operations, financial condition, of liquidity for fiscal year 2020, or beyond.

On March 27, 2020, the CARES Act, was enacted into law. The CARES Act is a tax and spending package intended to provide economic relief to address the impact of the COVID-19 pandemic. The CARES Act includes several significant income and other business tax provisions that, among other things, provides for non-income tax-related relief such as refundable employee retention tax credits and the deferral of the employer-paid portion of social security taxes. The Company continues to evaluate the various provisions of the CARES Act and their impact on its consolidated financial statements as a whole.

Indemnification

Certain of the Company’s agreements require the Company to indemnify its customers from any claim or finding of intellectual property infringements, as well as from any losses incurred relating to breach of representations, failure to perform, or specific events as outlined within the particular contract. The Company has not received any claims or estimated the maximum potential amount of indemnification liability under these agreements and has no liabilities recorded for these agreements.

17.	Subsequent Events

Management has determined that no material events or transactions have occurred subsequent to the balance sheet date, other than those events noted below, that require disclosure in the financial statements.

Special Purpose Acquisition Company – Proposed Business Combination

On November 20, 2020, the newly merged company entered into a business combination agreement with Gig2 a publicly traded special purpose acquisition company (SPAC) and its wholly owned subsidiary UpHealth Merger Sub, Inc. whereby the newly merged company will merge with UpHealth Merger Sub, Inc., with UpHealth Holdings, Inc. deemed to be the surviving entity. The newly merged company will receive a promissory note for future cash consideration, as well as closing cash consideration and common stock interests in Gig2, as defined in the business combination agreement. The merger will be completed upon a shareholder vote of Gig2, Inc. shareholders through an effective Form S-4 filed with the Securities and Exchange Commission (SEC), which is expected in 2021. The initial S-4 was filed on February 8, 2021.

Unconsummated Business Combinations

On January 25, 2021 the Company, through the formation of a subsidiary, entered into a merger agreement to acquire 100% of the common stock of TTC Healthcare, Inc., (“TTC”), a Florida based substance abuse and mental health treatment company, in exchange for a promissory note for future cash consideration, as defined in the merger agreement, and common stock interests in UpHealth Holdings, Inc.

During November 2020, the Company, through the formation of a subsidiary, has entered into tentative merger negotiations to acquire 100% of the common stock of Innovations Group, Inc. (d/b/a MedQuest), a Utah based internet pharmacy company, in exchange for a promissory note for future cash consideration, as defined in the merger agreement, and common stock interests in UpHealth Holdings, Inc. As of December 31, 2020, these negotiations have not concluded.

Senior Debt Facility Fees

In March 2020, the Company agreed to pay a financial consulting firm, an affiliate of a related party, for certain compensation related to finding and executing a senior financing facility to be funded at the completion of the Gig2 merger. The agreement called for cash consideration of $250,000 for consummation of the senior financing.

As additional compensation, if the securities in the senior financing facility include warrants, the financial consulting firm is entitled to $250,000 of warrants to purchase common stock. The warrant period shall be five years and shall have the same terms, including exercise price and registration rights (but including exercise period only if longer than 5 years), as any warrants issued as part of the senior financing facility. However, if the Securities in the Financing do not include warrants, then the warrants shall have an exercise price equal to 110% of the price at which common shares are sold to purchasers in the financing.

UpHealth Holdings, Inc.

Condensed Consolidated Financial Statements as of and for the periods ended March 31, 2021 and 2020

UPHEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; amounts in dollars)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$4,202,490	$1,838,583
Restricted cash	576,260	530,500
Accounts receivable, net	19,207,713	6,702,858
Inventories	436,335	116,676
Due from related parties	11,469	—
Prepaid expenses and other current assets	5,623,725	3,500,908

Total current assets	30,057,992	12,689,525

Property and equipment, net	40,935,456	151,122
Intangible assets, net	65,779,855	27,781,945
Goodwill	311,614,544	164,194,004
Equity method investments	—	57,213,902
Deferred tax assets	—	335,504
Other assets	864,876	23,749

Total assets	$449,252,723	$262,389,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,451,224	$2,679,965
Accrued expenses	18,144,514	8,482,484
Deferred revenue	422,958	396,958
Due to related party	2,039,200	70,000
Income taxes payable	701,867	672,809
Related-party long-term debt, current	39,000	39,000
Long-term debt, current	84,423,753	22,530,630
Other current liabilities	206,274	—

Total current liabilities	111,428,790	34,871,846

Related-party long-term debt, noncurrent	381,283	381,283
Long-term debt, noncurrent	10,148,634	343,564
Deferred tax liabilities	5,795,431	6,072,101
Other long-term liabilities	166,189	—

Total liabilities	127,920,327	41,668,794

Commitments and Contingencies (Note 17)
Stockholders’ Equity:
Common stock, $0.0001 par value, 15,000,000 shares authorized; 7,662,116 issued and outstanding at March 31, 2021; 6,811,043 issued and outstanding at December 31, 2020	766	681
Additional paid-in capital	310,315,590	222,906,709
Accumulated deficit	(5,136,047)	(2,186,433)
Accumulated other comprehensive loss	(1,158,787)	—

Total UpHealth Holdings, Inc., stockholders’ equity	304,021,522	220,720,957

Noncontrolling interests	17,310,874	—

Total stockholders’ equity	321,332,396	220,720,957

Total liabilities and stockholders’ equity	$449,252,723	$262,389,751

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; amounts in dollars)

	Three Months Ended March 31,
	2021	2020
Revenue:
Services	$8,137,628	$—
Licenses and subscriptions	3,657,869	—
Products	1,019,783

Total revenue	12,815,280	—

Cost of goods and services (excluding depreciation and amortization):
Services	4,473,255	—
License and subscriptions	497,367	—
Products	916,218	—

Total cost of goods and services (excluding depreciation and amortization)	5,886,840	—

Operating expenses:
Selling, general, and administrative	7,293,738	203,125
Research and development	1,569,948	—
Depreciation and amortization	904,043	—

Total operating expenses	9,767,729	203,125

Other income (expense):
Interest expense	(711,017)	—
Gain on consolidation of equity method investment	640,360	—
Other income (expense), net, including interest income	37,073	—

Total other expense	(33,584)	—

Loss before income tax benefit	(2,872,873)	(203,125)
Income tax benefit	406,082	—

Net loss before loss from equity method investment	(2,466,791)	(203,125)
Loss from equity method investment	(560,662)	—

Net loss	(3,027,453)	(203,125)
Less: net loss attributable to noncontrolling interests	(77,839)	—

Net loss attributable to UpHealth Holdings, Inc.	$(2,949,614)	$(203,125)

Net loss per share attributable to UpHealth Holdings, Inc.:
Basic	$(0.42)	$(0.04)
Diluted	$(0.42)	$(0.04)
Weighted average shares outstanding:
Basic	7,089,309	4,868,400
Diluted	7,089,309	4,868,400

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited; amounts in dollars)

	Three Months Ended March 31,
	2021	2020
Net loss	$(3,027,453)	$(203,125)
Foreign currency translation adjustments	(1,158,787)	—

Comprehensive loss	(4,186,240)	(203,125)
Less: comprehensive loss attributable to noncontrolling interests	(77,839)	—

Comprehensive loss attributable to UpHealth Holdings, Inc.	$(4,108,401)	$(203,125)

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited; amounts in dollars, except shares)

	Common Stock Par Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total UpHealth Holdings, Inc. Stockholders’ Equity	Non Controlling Interest	Total Stockholders’ Equity
Balance at December 31, 2020	$681	$222,906,709	$(2,186,433)	$—	$220,720,957	$—	$220,720,957
Issuance of common stock to consummate business combinations	85	87,408,881	—	—	87,408,966	17,388,713	104,797,679
Net loss	—	—	(2,949,614)	—	(2,949,614)	(77,839)	(3,027,453)
Foreign currency translation adjustments	—	—	—	(1,158,787)	(1,158,787)	—	(1,158,787)

Balance at March 31, 2021	$766	$310,315,590	$(5,136,047)	$(1,158,787)	$304,021,522	$17,310,874	$321,332,396

Balance at January 1, 2020	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock for formation	487	(487)	—	—	—	—	—
Net loss	—	—	(203,125)	—	(203,125)	—	(203,125)

Balance at March 31, 2020	$487	$(487)	$(203,125)	$—	$(203,125)	$—	$(203,125)

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; amounts in dollars)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net loss	$(3,027,453)	$(203,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	921,769	—
Amortization of discount on convertible debt	113,235	—
Loss from equity method investment	560,662	—
Gain on consolidation of equity method investment	(640,360)	—
Loss on disposal of property and equipment	90,363
Deferred income taxes	(414,838)
Other	63,146	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,383,280)	—
Inventories	3,285	—
Prepaid expenses and other current assets	(362)	—
Accounts payable and accrued expenses	2,185,436	203,125
Deferred revenue	26,000	—
Proceeds from Provider Relief Funds	505,810	—

Net cash used in operating activities	(3,996,587)	—

Investing activities:
Purchases of property and equipment	(8,082)	—
Due to (from) related parties	(361)	—
Net cash acquired in acquisition of businesses	2,726,461	—

Net cash provided by investing activities	2,718,018	—

Financing activities:
Proceeds from convertible debt	4,500,000	—
Repayments of debt	(719,839)	—
Payments of amount due to member	(70,000)	—

Net cash provided by financing activities	3,710,161	—

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(21,925)	—

Net increase in cash, cash equivalents, and restricted cash	2,409,667	—
Cash, cash equivalents, and restricted cash, beginning of period	2,369,083	—

Cash, cash equivalents, and restricted cash, end of period	$4,778,750	$—

Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$88,667	$—
Cash paid for income taxes	$—	$—
Non-cash investing and financing activity:
Issuance of common stock and promissory note to consummate TTC business combination	$48,233,348	$—
Issuance of common stock and promissory note to consummate Glocal business combination	$131,830,750	$—
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$4,202,490	$—
Restricted cash	576,260	—

Total cash, cash equivalents, and restricted cash:	$4,778,750	$—

The accompanying notes are an integral part of these financial statements.

UPHEALTH HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; amounts in dollars)

1.	Organization and Business

UpHealth Holdings, Inc., (“UpHealth,” and together with its subsidiaries, “we,” “our,” “us,” or the “Company”) is a Delaware corporation formed on October 26, 2020 and established to raise capital and pursue opportunities for investment and acquisition in various healthcare entities, primarily those that bring technology and services to efficiently and profitably manage chronic and complex care, including behavioral health and substance abuse, while also serving the demands for easy access to personalized primary care. UpHealth merged with UpHealth Services, Inc. (“UpHealth Services”) on October 26, 2020 with UpHealth deemed the surviving corporation. UpHealth Services’ pre-merger financial statements are now our pre-merger financial statements and are reflected in the three months ended March 31, 2020.

UpHealth Services, Inc. was incorporated on November 5, 2019; operations effectively began January 1, 2020 and continued through its October 2020 merger with UpHealth.

On November 20, 2020, we entered into a Business Combination Agreement (“BCA”) with GigCapital2, Inc. (“GigCapital2”), a publicly traded special purpose acquisition company (“SPAC”), and its wholly-owned subsidiary UpHealth Merger Sub, Inc. (“Merger Sub”), whereby we will merge with the Merger Sub, with UpHealth deemed to be the surviving entity. We will receive a promissory note for future cash consideration, as well as closing cash consideration and common stock interests in GigCapital2, as defined in the BCA. The merger will be completed upon a shareholder vote of GigCapital2 shareholders through a Form S-4 initially filed with the Securities and Exchange Commission (“SEC”) on February 8, 2021, which was declared effective by the SEC on May 12, 2021.

On November 20, 2020, we completed the acquisition of Thrasys, Inc. (“Thrasys”), a provider of an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNet™,” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.

On November 20, 2020, we completed the acquisition of Behavioral Health Services, LLC and subsidiaries (“BHS”), a provider of medical, retail pharmacy and billing services.

On January 25, 2021, we completed the acquisition of TTC Healthcare Inc. and subsidiaries (“TTC”), a provider of medical, retail pharmacy, and billing services for individuals with complex medical, behavioral health, and social needs.

On November 20, 2020, we completed the acquisition of 43.46% of Glocal Healthcare Systems Private Limited and subsidiaries (“Glocal”), an India-based healthcare company, which we presented as an equity method investment. On March 26, 2021, we acquired an additional 45.94% of Glocal and recognized a gain of $640,360 on our equity method investment through the step-acquisition, which is presented as gain on consolidation of equity method investment in the condensed consolidated statement of operations for the three months ended March 31, 2021. Since we now own a controlling interest in Glocal of 89.4%, Glocal is included in our condensed consolidated financial statements as of March 26, 2021.

During November 2020, through the formation of a subsidiary, we entered into tentative merger negotiations to acquire 100% of the common stock of Innovations Group, Inc. (d/b/a MedQuest), a Utah based internet pharmacy company, in exchange for a promissory note for future cash consideration, as defined in the merger agreement, and common stock interests in UpHealth. The merger was consummated on April 27, 2021. See Note 18, Subsequent Events, for further information.

See Note 3, Business Combinations, for further information.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements of UpHealth have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. The unaudited condensed consolidated financial statements, including the condensed notes thereto, are unaudited and exclude some of the disclosures required in audited financial statements. The condensed consolidated balance sheet as of December 31, 2020 has been derived from our audited financial statements as of that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the period ended December 31, 2020.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of UpHealth and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Segments

Our co-chief executive officers are the chief operating decision makers, who review our financial information presented on a consolidated basis for purposes of allocating resources and evaluating our financial performance. Due to the business combinations completed in 2020 and 2021 (see Note 3, Business Combinations) and the pending business combination with GigCapital2 (see Note 1, Organization and Business), we do not consider a segment analysis relevant for the three months ended March 31, 2021 and year ended December 31, 2020. Our segment analysis will be completed upon the merger with GigCapital2.

Fiscal Year

Our fiscal year ends on December 31. References to fiscal year 2021 and fiscal year 2020 refer to our fiscal year ending December 31, 2021 and our fiscal year ended December 31, 2020, respectively.

Use of Estimates and Assumptions

The preparation of the condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes thereto.

Significant estimates and assumptions made by management include the determination of:

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the standalone selling price (“SSP”) of performance obligations for revenue contracts with multiple performance obligations;

•	the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions;

•	the identification and estimated economic lives of intangible assets; and

•	the fair value of stock awards issued.

Actual results could differ materially from those estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

Foreign Currency Translation Adjustments

Balance sheet assets and liabilities of subsidiaries who do not use the U.S. dollar as their functional currency are translated at the exchange rate at the end of the reporting period. Income statement amounts are translated using a weighted-average exchange rate during the period. Equity accounts and noncontrolling interests are translated using historical exchange rates at the date the entry to shareholder equity was recorded, except for the change in retained earnings during the reporting period, which is translated using the same weighted-average exchange rate used to translate the condensed consolidated statements of operations. The net cumulative translation adjustment is reported in accumulated other comprehensive income (loss), net of tax, in the condensed consolidated balance sheets.

Foreign Currency Transactions

Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at foreign exchange rates in effect at the end of the reporting period. Exchange differences arising on settlements/period-end translations are recognized in the condensed consolidated statements of operations in the period they arise.

Fair Value Measurements

Fair value is measured in accordance with Accounting Standard Codification (“ASC”) guidance on fair value measurements, which defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. We measure fair value for financial instruments on an ongoing basis. We measure fair value for non-financial assets when a valuation is necessary, such as for impairment of long-lived and indefinite-lived assets when indicators of impairment exist.

Cash and Cash Equivalents

We consider all cash on deposit, money market funds, and short-term investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents consist of amounts we have on deposit with major commercial financial institutions.

Restricted Cash

Under terms of the merger agreement with UpHealth (see Note 3, Business Combinations) and in accordance with the Small Business Administration (“SBA”) Procedural Notice effective October 2, 2020, Thrasys has agreed to maintain the balance of its Paycheck Protection Program (“PPP”) loan in an escrow account until forgiveness has been determined by the SBA.

Accounts Receivable

For medical Health Insurance Portability and Accountability Act (“HIPAA”) compliant software-as-a-service (“SaaS”) internet hosting, licenses, and subscriptions to healthcare community services, accounts receivable are carried at original invoice, net of an allowance for doubtful accounts. Management determines the allowance for doubtful accounts by evaluating individual customer receivables on a monthly basis and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. At March 31, 2021 and December 31, 2020, we determined that no allowance for doubtful accounts was necessary.

For medical services provided through our behavioral services operations, accounts receivable are recorded without collateral from patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting our ability to collect outstanding amounts. At March 31, 2021 and December 31, 2020, the allowance for contractual adjustments was $863,532 and $968,471, respectively.

For accounts receivable associated with self-pay patients, we record implicit price concessions in the period of service on the basis of our past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

For the three months ended March 31, 2021, two customers accounted for approximately 24% and 16% of total revenues. At December 31, 2020, two customers accounted for 73% of total accounts receivable, and at March 31, 2021, two customers accounted for approximately 32% and 14% of total accounts receivable.

Inventories

Inventories primarily consist of stock of digital dispensary, medicines and pharmaceutical products, and are stated at the lower of cost or net realizable value. Cost comprises purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. Cost is computed using the weighted average cost method. Net realizable value is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation, with a normal margin to sell. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Equity Method Investment

As of December 31, 2020, and for the period January 1, 2021 through March 26, 2021, we held interests in privately-held equity securities in which we did not have a controlling interest, but were able to exercise significant influence.

Based on the terms of these privately-held securities, if we determine that we exercise significant influence on the entity to which a security relates, we apply the equity method of accounting for such investment, and the investment is presented in equity method investments in the condensed consolidated balance sheets. Any and all gains and losses on privately-held equity securities, realized and unrealized, are recorded in other income (expense) in the condensed consolidated statements of operations. Income recognized in our equity method investments is reduced by the expected amortization from intangible assets recognized through the fair value step-up, unless and until we acquire a controlling financial interest and consolidate the entity.

Valuations of privately-held securities in which we do not have a controlling financial interest are inherently complex due to the lack of readily available market data and requires the use of judgment. The carrying value is not adjusted for our privately-held equity securities if there are no observable price changes in a similar security from the same issuer or if there are no identified events or changes in circumstances that may indicate impairment. Our impairment analysis encompasses an assessment of both qualitative and quantitative factors, including the investee’s financial metrics, market acceptance of the investee’s product or technology, and the rate at which the investee is using its cash. If the investment is considered impaired, we recognize an impairment in the condensed consolidated statements of operations and establish a new carrying value for the investment.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from sixty years for buildings, thirteen years for medical and surgical equipment, five to seven years for electrical and other equipment, three to seven years for computer equipment and furniture and fixtures, and five to ten years for vehicles.

Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

When assets are retired or disposed of, the asset costs and related accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized in the condensed consolidated statements of operations. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the useful lives of assets, are capitalized.

Software Development Costs

We capitalize our ongoing costs of developing internal use software for hosting, which consists primarily of personnel costs. Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized.

Costs incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software costs are capitalized until the product is available for general release to customers.

Intangible Assets

Acquired intangible assets subject to amortization are stated at fair value and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment when events or circumstances indicate that carrying amounts may not be recoverable. No impairment charge was recognized during the three months ended March 31, 2021.

Goodwill

Our goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired. We assess goodwill for impairment on an annual basis as of the first day of our fourth quarter, or sooner if events indicate such a review is necessary through a triggering event. An impairment exists if the fair value of a reporting unit to which goodwill has been allocated is less than its respective carrying value. The impairment for goodwill is limited to the total amount of goodwill allocated to the reporting unit. Future changes in the estimates used to conduct the impairment review, including revenue projections, market values, and changes in the discount rate used, could cause the analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-down of a portion or all of goodwill. The discount rate used is based on independently calculated risks, our capital mix, and an estimated market premium. No impairment charge was recognized during the three months ended March 31, 2021.

Debt Issuance Costs and Original Issue Discounts

The third-party cost of issuing debt results in the recognition of debt issuance costs (“DIC”), which are capitalized and presented as a net reduction to the face amount of the debt. DIC is amortized using the effective interest rate method over the expected life of the debt.

The reduction in gross proceeds from a debt facility by a lender or lenders results in an original issue discount (“OID”), which is amortized using the effective interest rate method over the expected life of the debt. The amortization of OID for the reporting period results in the recognition of additional interest expense.

Revenue Recognition

We recognize revenue in accordance with ASC guidance on revenue from contracts with customers. Revenue is reported at the amount that reflects the consideration to which we expect to be entitled in exchange for providing goods and services.

Contract Assets, Contract Liabilities, and Remaining Performance Obligations

We record a contract asset when revenue recognized on a contract exceeds the billings. Thrasys generally invoices customers monthly, quarterly, or in installments. BHS, TTC, and Glocal generally invoice their patients upon providing services as the performance obligations are deemed complete. Contract assets are included in prepaid expenses and other current assets in the condensed consolidated balance sheets.

We record deferred revenue when billed amounts have been invoiced and received in advance of revenue recognition. It is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size, and new business linearity within the period.

The transaction price allocated to the remaining performance obligations represents contracted revenue that has not yet been recognized, which includes unbilled receivables and deferred revenue that will be recognized as revenue in future periods. The transaction price allocated to the remaining performance obligations is influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms, and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors.

We exclude amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials basis.

Services Revenues

We derive our service revenues primarily through the provision of medical and behavioral health services by accredited medical professionals through our BHS, TTC, and Glocal subsidiaries, and the provision of HIPAA-compliant medical information technology services through Thrasys. Information specific to each revenue stream are as follows:

•	Services – Medical and behavioral services provided through our hospitals and behavioral services operations

Performance obligations for medical and behavioral services provided by accredited medical professionals are satisfied over time as services are provided, and revenue is recognized accordingly. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting our ability to collect outstanding items. Substantially all of our patients are insured under third-party payor agreements.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. We also provide services to uninsured patients and may offer those uninsured patients a discount from standard charges. We estimate the transaction price for patients with deductibles and coinsurance, and from those who are uninsured, based on historical experience and market conditions. We determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, we record a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. No significant adjustments were recorded in the three months ended March 31, 2021.

•	Services – Medical HIPAA-compliant SaaS internet hosting, licenses, and subscriptions to healthcare communities

Thrasys’ medical HIPAA-compliant SaaS offering, known as SyntraNet™, provides virtual, connected communities of care where cross-sector teams, consisting of physicians, nurses, care managers, community health workers, patients, and families, can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social, and other services. Care communities can be connected in a distributed hierarchy of nodes to enable scalable province and nation-wide networks of connected care.

Information, analytics, and applications from SyntraNet™ are delivered to care team members on both mobile and fixed internet-enabled devices. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent.

Software license revenue is recognized based on whether or not the license constitutes a distinct performance obligation. If the license can be separated from the rest of the hosting services, it may be fully recognized on the date license rights are granted to the customer and access is granted; otherwise, it is an indistinct performance obligation, which is recognized ratably over the contract term, along with other hosting services beginning on the commencement date of each contract, which is the date license rights are granted to the customer.

Subscription revenue from SaaS hosting access and support and maintenance are recognized ratably over the contract term beginning on the commencement date of each contract, which is the date our service is made available to the customer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met and whether payments have been made ahead of the hosting services provided. Our subscription service arrangements are noncancelable and do not contain refund-type provisions.

•	Services – Discrete information technology services for set-up, configuration, implementation, and customization services for healthcare communities, including Digital Dispensaries

The majority of our discrete professional information technology services contracts related to SaaS are on a time and materials basis, which may also be independently offered by our competitors. When these services are not combined with other SaaS revenues as a distinct performance obligation, revenue is recognized as the services are rendered for time and materials contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenue, set-up fees, and configuration fees are recognized as the services are completed.

Product Revenues

We derive our product sales from sales of products through our BHS pharmacy operations. Our product sales are primarily a function of the price per unit for pharmaceutical products acquired and the number of prescriptions provided to customers.

We recognize revenue at the time the client effectively takes possession and control of the product.

Contracts with Multiple Performance Obligations and Transaction Prices

From time to time, we may enter into contracts that contain multiple performance obligations, particularly in medical HIPAA-compliant SaaS internet hosting and services.

For these arrangements, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

A significant portion of our contracts with customers have fixed transaction prices. For some contracts, the amount of consideration to which we will be entitled is variable. We include variable consideration in a contract’s transaction price only to the extent that we have a relatively high level of confidence that the amounts will not be subject to significant reversals. In determining amounts of variable consideration to include in a contract’s transaction price, we rely on our experience and other evidence that supports our qualitative assessment of whether revenue would be subject to significant reversal.

Grants

Since there is no authoritative GAAP governing grant recognition, measurement, and presentation, International Accounting Standards (“IAS”) 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”) is incorporated as the governing guidance. It states that economic benefits of government grants shall not be recognized until there is reasonable assurance that the entity will comply with the conditions attaching to them and the grants will be received.

We recognize grants if we are reasonably assured we will be able to comply with the conditions specified in the grant agreement and the government will have the ability to pay the amounts due under the grant.

Government grants and subsidies received towards specific property and equipment (“PE”) acquisitions reduce the historical basis of the concerned PE. Grant subsidies received during the year towards revenue and related expenses have been recorded as other income in the condensed consolidated statements of operations. We have evaluated the classification and presentation for grant agreements and have elected to treat non-reimbursable grants as a grant receivable, earned over the life of the underlying agreement, with the offsetting credit to other income in the condensed consolidated statements of operations. Periodic cash received relieves the grant receivable.

Grants are not recognized until there is reasonable assurance that we will comply with the conditions attached to them and the grants will be received.

Cost of Goods and Services (excluding depreciation and amortization) (“COGS”)

Cost of goods and services (excluding depreciation and amortization) is the accumulated total of all costs used to create a product, which has been sold to generate revenues. These costs include direct materials (resale products and raw and externally sourced materials for internally manufactured products), direct labor, and an appropriately allocated portion of indirect production costs (indirect overhead). Indirect overhead costs include allocable costs, excluding depreciation and amortization, and ancillary costs such as freight, delivery, non-sales and non-income taxes, insurance, and general overhead, such as allocable supervision and related costs. Direct labor is the direct provision of activities to manufacture or provide a good or service.

The cost of services sold for discrete information technology services includes the cost of direct labor, payroll taxes, and direct benefits of those individuals who provide direct services and/or generate billable hours.

The cost of services sold for SaaS includes all the accumulated costs of providing a hybrid cloud-based hosting arrangement.

The cost of pharmaceutical product sales is derived from point-of-sale scanning information for the pharmacy products and is adjusted based on periodic inventories. In addition to product costs, cost of sales includes purchasing costs, freight costs, cash discounts, and ancillary costs.

Taxes Collected from Customers and Remitted to Governmental Authorities

We exclude from our measurement of transaction prices all taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue-producing transaction and collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of goods and services sold in the condensed consolidated statements of operations.

Research and Development Costs

Research and development costs are expensed as incurred and were $1,569,948 for the three months ended March 31, 2021. There were no research and development costs incurred for the three months ended March 31, 2020.

Advertising, Marketing, and Promotion Expenses

Advertising, marketing, and promotion costs are expensed as incurred. Advertising expense was $531,745 for the three months ended March 31, 2021, and are included within selling, general and administrative operating expenses in the condensed consolidated statements of operations.

Stock-based Compensation

We account for stock-based compensation expense in accordance with ASC guidance on stock-based compensation. Our stock-based payments are composed of equity awards granted to certain employees These awards contain performance conditions that have contingent vesting, including both continuous employment through the date of consummation of a change of control event for the special purpose acquisition company. We recognize share-based compensation expense over the requisite service period, which is generally the vesting period of each award. Accordingly, the related stock compensation expense is recognized until such time as the performance conditions are satisfied.

See Note 11, Capital Structure and Accumulated Other Comprehensive Income (Loss), for further information.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the year in which the differences are expected to affect taxable income. Valuation allowances are established when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

We account for income tax uncertainties in accordance with ASC guidance on income taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

New Accounting Pronouncements Not Yet Adopted

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and

Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU simplifies the accounting for convertible instruments by eliminating the conversion option separation model for convertible debt that can be settled in cash and by eliminating the measurement model for beneficial conversion features. Convertible instruments that continue to be subject to separation models are (1) those with conversion options that are required to be accounted for as bifurcated derivatives and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. This ASU also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This ASU will be effective for private companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes specific exceptions to the general principles in Topic 740. It eliminates the need for an organization to analyze whether the following apply in a given period: exception to the incremental approach for intraperiod tax allocation, exceptions to accounting for basis differences when there are ownership changes in foreign investments, and exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. This ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 842”). Among under things, under this ASU, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make lease payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specified asset for the lease term for leases greater than 12 months. Under the new guidance, lessor accounting is largely unchanged. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022 using the modified retrospective approach. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amended the scope of ASC 326 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with ASC 842. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are currently evaluating the effect the adoption of this ASU will have on our condensed consolidated financial statements.

3.	Business Combinations

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired.

Trade Names

A trade name is a legally-protected trade or similar mark. Acquired trade names are valued using an income method approach, generally the relief-from-royalty valuation method. The method uses a royalty rate based on comparable marketplace royalty agreements for similar types of trade names and applies it to the after-tax discounted free cash flow attributed to the trade name. The discount rate used is based on an estimated weighted average cost of capital and the anticipated risk for intangible assets.

Technology and Intellectual Property, Including Telemedicine Software and Digital Pharmacy

Intellectual property (“IP”) is a design, work, or invention that is the result of creativity to which one has ownership rights that may be protected through a patent, copyright, trademark, or service mark. IP is valued using the relief-from-royalty valuation method. The method uses a royalty rate based on comparable marketplace royalty agreements for similar types of IP and applies it to the after-tax discounted free cash flow attributed to the IP. The discount rate used is based on an estimated weighted average cost of capital and the anticipated risk for intangible assets.

The technology and IP is amortized following the pattern in which the expected benefits will be consumed or otherwise used up over each component’s useful life, based on our plans and expectations for the IP going forward, which is generally the underlying IP’s legal expiration dates.

Customer Relationships

Customer relationships are intangible assets that consist of historical and factual information about customers and contacts collected from repeat transactions with customers, with or without any underlying contracts. The information is generally organized as customer lists or customer databases. We have the expectation of repeat patronage from these customers based on the customers’ historical purchase activity, which creates the intrinsic value over a finite period of time and translates into the expectation of future revenue, income, and cash flow.

Customer relationships are valued using projected operating income, adjusted for estimated future existing customer growth, less estimated future customer attrition, net of charges for net tangible assets, IP charge, trade name charge, and work force. The concluded value is the after-tax discounted free cash flow.

Measurement Period

The estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of each acquisition date to estimate the fair value of assets acquired and liabilities assumed. We believe that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but we are waiting for additional information necessary to finalize those fair values. Therefore, the provisional measurements of fair value reflected are subject to change and such changes could be significant. We expect to finalize the valuations and complete the purchase price allocations as soon as practicable, but no later than one year from each acquisition date. In addition, we have not finalized our evaluation of allocating goodwill to reporting units.

Merger with UpHealth Services

On October 26, 2020, we entered into a merger agreement with UpHealth Services whereby UpHealth was deemed the surviving entity. All shares of UpHealth Services were exchanged for outstanding common stock in UpHealth Holdings. This was accounted for as a common control transaction with assets and liabilities carried over at book value.

Acquisition of Thrasys

On November 20, 2020, we completed the 100% acquisition of Thrasys, in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth totaling $167,435,352, net of cash and restricted cash acquired of $2,483,628. The acquisition brings additional software and support synergies to our consolidated medical remote and telemedicine offerings.

Under the terms of the merger agreement, an escrow account has been established as security for a potential indemnification claim against UpHealth related to a Thrasys tax matter. The escrow account will be funded with approximately $10 million of UpHealth common stock and will be held for a period of up to 12 months from the closing date of the merger agreement.

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of Thrasys. The goodwill is not deductible for tax purposes.

The following table sets forth the preliminary allocation of the purchase price to Thrasys’ identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is subject to reevaluation during the measurement period.

Thrasys, Inc and Subsidiary As of November 20, 2020
Allocation of Purchase Price:
Accounts receivable	$3,490,738
Prepaid expenses and other	3,001,150
Identifiable intangible assets	27,875,000
Property and equipment	101,246
Other assets	19,374
Goodwill	148,087,717

Total assets acquired	182,575,225

Accounts payable	1,778,849
Accrued expenses and other current liabilities	5,321,761
Debt	960,783
Deferred tax liabilities	6,378,480
Deferred revenue	700,000

Total liabilities assumed	15,139,873

Net assets acquired	$167,435,352

The acquired intangible assets from Thrasys and their related estimated useful lives consisted of the following:

	Value	Useful Life
		(in years)
Definite-lived intangible assets—Trade names	$6,925,000	10
Definite-lived intangible assets—Technology and intellectual property	10,825,000	10
Definite-lived intangible assets—Customer relationships	10,125,000	10

Total fair value of identifiable intangible assets	$27,875,000

Acquisition of BHS

On November 20, 2020, we completed the 100% acquisition of BHS in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth totaling $15,770,325, net of cash acquired of $1,024,485. The acquisition brings additional medical synergies to our consolidated medical remote and telemedicine offerings.

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of BHS. The goodwill is not deductible for tax purposes.

The following table sets forth the preliminary allocation of the purchase price to BHS’ identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is subject to reevaluation during the measurement period.

Behavioral Health Services, LLC and Subsidiaries As of November 20, 2020
Allocation of Purchase Price:
Accounts receivable	$1,257,454
Inventories	99,583
Prepaid expenses and other	39,806
Identifiable intangible assets	225,000
Property and equipment	52,568
Other assets	4,375
Deferred tax assets	19,268
Goodwill	16,106,287

Total assets acquired	17,804,341

Accounts payable	374,532
Accrued expenses and other current liabilities	425,790
Debt	1,233,694

Total liabilities assumed	2,034,016

Net assets acquired	$15,770,325

The acquired intangible assets from BHS and their related estimated useful lives consisted of the following:

	Value	Useful Life
		(in years)
Definite-lived intangible assets—Trade names	$225,000	3

Total fair value of identifiable intangible assets	$225,000

Acquisition of TTC

On January 25, 2021, we completed the 100% acquisition of TTC in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth totaling $45,876,871, net of cash acquired of $2,356,477. The acquisition brings additional medical synergies to our consolidated medical remote and telemedicine offerings.

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of TTC. The goodwill is not deductible for tax purposes.

The following table sets forth the preliminary allocation of the purchase price to TTC’s identifiable tangible and intangible assets acquired and liabilities assumed, including measurement period adjustments. The allocation of value in this table is subject to reevaluation during the measurement period.

	TTC and Subsidiaries Preliminary Purchase Allocation As of March 31, 2021	Measurement Period Adjustments	TTC and Subsidiaries As of January 25, 2021
Allocation of Purchase Price:
Accounts receivable	$1,773,230	$—	$1,773,230
Prepaid expenses and other	186,713	—	186,713
Identifiable intangible assets	1,125,000	—	1,125,000
Property and equipment	530,719	—	530,719
Other assets	281,070	—	281,070
Goodwill	56,290,222	(1,283,501)	57,573,723

Total assets acquired	60,186,954	(1,283,501)	61,470,455

Accounts payable	624,684	—	624,684
Accrued expenses and other current liabilities	601,802	—	601,802
Due to related parties	1,393,258	—	1,393,258
Debt	11,216,667	(1,283,501)	12,500,168
Deferred tax liabilities	473,672	—	473,672

Total liabilities assumed	14,310,083	(1,283,501)	15,593,584

Net assets acquired	$45,876,871	$—	$45,876,871

The acquired intangible assets from TTC and their related estimated useful lives consisted of the following:

	Approximate Fair Value	Estimated Useful Life
		(in years)
Definite-life intangible assets – Trade names	$1,125,000	4

Total fair value of identifiable intangible assets	$1,125,000

Acquisition of Glocal

On March 26, 2021, we completed a step acquisition of an additional 45.94% of Glocal, bringing our total ownership to 89.4% . The step acquisition is being made in anticipation of our eventual control of 97% of the outstanding shares of Glocal. Further, the acquisition resulted in our ownership exceeding 50.0%, requiring consolidation of Glocal as of March 26.

Glocal received a promissory note and future cash consideration, assumption of $22,212,173 in debt, both as defined in the merger agreements, and common stock interests in UpHealth totaling $131,460,766, net of cash acquired of $369,984.

Finally, we invested an additional $3,000,000 in a new rights issue by Glocal to provide additional working capital for current and future expansion.

The acquisition brings additional medical synergies to our consolidated medical remote and telemedicine offerings.

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of Glocal. The goodwill is not deductible for tax purposes.

The following table sets forth the preliminary allocation of the purchase price to Glocal’s identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is subject to reevaluation during the measurement period.

Glocal and Subsidiaries As of March 26, 2021
Allocation of Purchase Price:
Accounts receivable, net	$6,460,982
Inventories	325,572
Identifiable intangible assets	38,039,263
Property, equipment, and work in progress	40,725,772
Other current assets, including short term advances	1,979,776
Other noncurrent assets, including long term advances	508,915
Goodwill	91,870,771

Total assets acquired	179,911,051

Accounts payable	578,719
Accrued expenses and other current liabilities	8,270,680
Debt	22,212,173
Noncontrolling interest	17,388,713

Total liabilities assumed and noncontrolling interest	48,450,285

Net assets acquired	$131,460,766

The acquired intangible assets from Glocal and their related estimated useful lives consisted of the following:

	Approximate Fair Value	Estimated Useful Life
		(in years)
Definite-lived intangible assets –Telemedicine software	$19,243,144	8.5
Definite-lived intangible assets – Digital pharmacy	18,796,119	8.5

Total fair value of identifiable intangible assets	$38,039,263

Acquisition-Related Costs

As of March 31, 2021 and for the three months ended March 31, 2021, we had incurred an aggregate of $3,547,246 and $2,687,229, respectively, of acquisition-related charges for the acquisitions of Thrasys, BHS, TTC, and Glocal, which are included in selling, general and administrative expenses in the condensed consolidated statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021.

Combined Pro Forma Results for the Three Months Ended March 31, 2021 and 2020

The results of BHS, Thrasys, TTC, and Glocal operations have been included in the financial statements subsequent to their acquisition dates. The following unaudited pro forma consolidated financial information reflects the results of operations as if the acquisition of BHS, Thrasys, TTC, and Glocal had occurred on January 1, 2020, after giving effect to certain purchase accounting adjustments (UpHealth did not exist prior to January 1, 2020). These purchase accounting adjustments mainly include incremental depreciation expense related to the fair value adjustment of property and equipment, amortization expense related to identifiable intangible assets, and tax expense related to the combined tax provisions. This information does not purport to be indicative of the actual results that would have occurred if the acquisition had actually been completed on the date indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined company:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Pro Forma
Revenues	$15,631,027	$16,414,136
Net (loss) income	$(5,354,259)	$110,558
Basic earnings per share	$(0.76)	$0.02
Diluted earnings per share	$(0.76)	$0.02

Measurement period adjustments in the condensed consolidated financial statements will be disclosed in accordance with ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.

4.	Deposits and Other Current Assets

During 2019, Thrasys entered into an agreement with a German company for purchase of Integrating the Healthcare Enterprise (“IHE”) compliant products for use in an international project where Thrasys was awarded the prime contract by the customer. The total value of the licenses was $2,804,235, which was fully paid as of March 31, 2021. The international project is expected to commence during the third quarter of 2021; accordingly, the software licenses have been included in prepaid expenses and other current assets in the condensed consolidated balance sheets as of March 31, 2021.

5.	Property and Equipment

Property and equipment consisted of the following:

	March 31, 2021	December 31, 2020
Land	$18,194,709	$—
Buildings	13,463,443	—
Leasehold improvements	301,752	—
Medical and surgical equipment	2,348,393	—
Electrical and other equipment	583,801	73,280
Computer equipment, furniture and fixtures	491,375	33,088
Vehicles	153,989	47,446
Construction in progress	5,462,687	—

	41,000,149	153,814
Accumulated depreciation and amortization	(64,693)	(2,692)

Total property and equipment, net	$40,935,456	$151,122

Depreciation expense was $62,001 and zero for the three months ended March 31, 2021 and 2020, respectively.

6.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill consisted of the following:

Goodwill
Balance at December 31, 2020	$164,194,004
Business acquisition of TTC	57,573,723
Measurement period adjustment—TTC	(1,283,501)
Business acquisition of Glocal	91,870,771
Foreign exchange	(740,453)

Balance at March 31, 2021	$311,614,544

The changes in carrying amounts of intangible assets consisted of the following:

	Trade Names	Technology and Intellectual Property	Customer Relationships	Telemedicine Software	Digital Pharmacy	Total
December 31, 2020	$7,064,723	$10,704,722	$10,012,500	$—	$—	$27,781,945
Additions	1,125,000	—	—	19,243,143	18,796,119	39,164,262
Amortization	(261,431)	(270,625)	(253,125)	(37,732)	(36,855)	(859,768)
Impairments	—	—	—	—	—	—
Foreign exchange	—	—	—	(155,093)	(151,491)	(306,584)

March 31, 2021	$7,928,292	$10,434,097	$9,759,375	$19,050,318	$18,607,773	$65,779,855

The estimated useful lives of trade names are 3-10 years; the estimated useful life of technology and intellectual property is 10 years; the estimated useful life of customer relationships is 10 years; and the estimated useful life of telemedicine software and digital pharmacy is 8.5 years.

Amortization expense was $859,768 and zero for the three months ended March 31, 2021 and 2020, respectively.

The estimated amortization expense related to definite-lived intangible assets for the five succeeding years is as follows:

	Trade Name Amortization	Technology and Intellectual Property Amortization	Customer Relationships Amortization	Telemedicine Software Amortization	Digital Pharmacy Amortization	Total
Remaining 2021	$856,875	$811,875	$759,375	$1,697,924	$1,658,481	$5,784,530
2022	1,142,500	1,082,500	1,012,500	2,263,899	2,211,308	7,712,707
2023	1,134,167	1,082,500	1,012,500	2,263,899	2,211,308	7,704,374
2024	717,500	1,082,500	1,012,500	2,263,899	2,211,308	7,287,707
2025	692,500	1,082,500	1,012,500	2,263,899	2,211,308	7,262,707
Thereafter	3,384,750	5,292,222	4,950,000	8,296,798	8,104,060	30,027,830

	$7,928,292	$10,434,097	$9,759,375	$19,050,318	$18,607,773	$65,779,855

7.	Investment in Unconsolidated Entities

On November 20, 2020, we entered into a stock purchase agreement to acquire 43.46% of Glocal in exchange for a promissory note for future cash consideration, as defined in the stock purchase agreement, and common stock interests in UpHealth, for a purchase price of $57,367,200. Since we did not have a controlling financial interest, this investment was presented as an equity method investment in our condensed consolidated balance sheets for the year ended December 31, 2020. For the period from November 20, 2020 through December 31, 2020, our share of the net income (loss) of Glocal included amortization expense of $495,417 related to intangible assets being amortized into income over the estimated remaining lives of the assets. For the period from January 1, 2021 through March 25, 2021, our share of the net income (loss) of Glocal included amortization expense of $1,076,353.

We acquired a controlling financial interest in Glocal on March 26, 2021 and recognized a fair value gain on the step-acquisition of $640,360, prior to consolidation.

See Note 3, Business Combinations, for further information.

8.	Deferred Compensation

Several key employees have employment agreements, which, among other conditions, set base salary and incentives. Salaries earned under the employment agreements are to accrue until such time we have completed a successful capital raise, which is contemplated as the merger with GigCapital2 (see Note 1, Organization and Business). We anticipate completing this merger in the second quarter of 2021. Accrued unpaid compensation at March 31, 2021 and December 31, 2020 totaled $1,193,125 and $951,875, respectively, and was included in accrued expenses in the condensed consolidated balance sheets.

Under the terms of the employment agreements, the key employees are also entitled to potential success bonuses upon the completion of an initial public offering or the merger with GigCapital2, as defined in the individual employees’ agreements.

9.	Debt

Debt consisted of the following:

	March 31, 2021	December 31, 2020
Revolving line of credit expiring September 5, 2022 (4.11% at March 31, 2021)	$1,750,000	$—
Term loan maturing September 5, 2024 (4.11% at March 31, 2021)	9,300,000	—
Other debt facilities (various maturities and interest rates)	20,920,060	—
Convertible notes	5,600,000	—
Paycheck protection program loans	1,545,400	1,545,400
Provider relief funds	734,604	228,794
Related party notes	420,283	420,283
Seller notes	55,799,088	21,100,000

Total debt	96,069,435	23,294,477
Less: unamortized original issue discount	(1,076,765)	—

Total debt, net of unamortized original issued discount	94,992,670	23,294,477
Less: current portion of debt	(84,462,753)	(22,569,630)

Non-current portion of debt	$10,529,917	$724,847

Revolving Line of Credit

TTC has a loan and security agreement (the “TTC Loan Agreement”) with a bank that allows for maximum borrowings of $1,750,000 on a revolving line of credit and a $10,800,000 term loan. The revolving line of credit expires on September 5, 2022, with the option to extend for a total of two years by two separate one-year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of TTC, as defined in the TTC Loan Agreement. All instruments under the TTC Loan Agreement bear interest at a floating per annum rate equal to the London Interbank Offered Rate (LIBOR) (0.11% at March 31, 2021), plus an applicable margin of 3.50 -4.00%, as defined in the agreement. Interest payments are required monthly. The outstanding balance on the revolving line of credit as of March 31, 2021 was $1,750,000.

On November 23, 2020, TTC entered into a forbearance agreement (the “TTC Forbearance Agreement”) with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021. The TTC Forbearance Agreement also modified the interest rate to be a floating per annum rate of interest equal to LIBOR plus 4.00% . Additionally, the TTC Forbearance Agreement requires that certain minimum census, revenue, and liquidity requirements be met. Lastly, as required by the TTC Forbearance Agreement, TTC executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants. As of March 31, 2021, no capital contribution was required. The funds contributed shall be considered equity investments in TTC. Additionally, the agreement requires the suspension of payments under subordination agreements, including payment of management fees, earn-out payments, and preference payments. The payments under the subordination agreements are to be deposited to an escrow account held at the bank throughout the forbearance period. The amount of escrowed payments held in escrow shall be included when calculating liquidity requirements.

On January 25, 2021, in conjunction with the business combination (see Note 3, Business Combinations), the TTC Forbearance Agreement was modified to add additional guarantors. All other terms remain substantially the same.

Term Loan

As defined in the TTC Loan Agreement, TTC’s term loan bears interest at the same rate of the revolving line of credit. Principal payments of $83,333 are required monthly for the first forty-eight months, $125,000 for the final twelve months, and a balloon payment of all outstanding principal and accrued interest due on the maturity date of September 5, 2024. The outstanding balance on the term loan as of March 31, 2021 was $9,300,000.

Other Debt Facilities

Glocal’s debt facilities include INR-denominated term loans with an aggregate carrying value of $20,920,060 (or INR 1,468,661,432) as of March 31, 2021. These term loans are primarily utilized for financing the construction of hospitals, administrative offices, equipment, and working capital and are required to be repaid in monthly and quarterly installments with maturity dates extending to March 31, 2025. The loans are secured by mortgages on real property and personal guarantee of two Glocal Directors. The loans bear interest rates between the 1-year Marginal Cost of Funds Based Lending Rate (“MCLR”) plus 3.10% and up to 4.10% per annum; and from 6.00% up to 16.25% per annum.

As of March 31, 2021, Glocal is under discussions with one of its banks for an extension of payment terms of the debt facilities above on approximately $12,989,507 in carrying value at March 31, 2021; however, due to the impact of the COVID-19 pandemic, there has been a delay in approvals from the bank. Management expects to receive the approvals for extension by the end of 2021.

At March 31, 2021, long-term debt contractual maturities, excluding unamortized original issue discount, were as follows:

Remaining 2021	$81,700,432
2022	4,985,380
2023	1,315,642
2024	6,567,981
2025	1,500,000

Total	$96,069,435

Convertible Notes

On March 23, 2021, we issued a $4,100,000 principal amount, 15.0% convertible note (the “2021 Note”). The 2021 Note bears interest at a fixed rate of 15.0% per year, to begin accruing on June 15, 2021. Total proceeds received from the 2021 Note were $2,910,000, net of original issue discount and debt issuance costs of $1,190,000. The principal and accrued interest of the 2021 Note will be due and payable by us to the holder on the earlier of a) the date that is one business day after the closing of the GigCapital2 merger and we begin public trading, or b) the maturity date, which is nine months from the issuance of the 2021 Note, or November 23, 2021, pursuant to the payment provisions as follows:

a)

In the event the GigCapital2 merger is completed, we will pay to the holder the sum of $3,600,000 (or the balance due under the 2021 Note, less $500,000) one business day after the closing of the GigCapital2 merger and, in addition, in lieu of cash repayment, $500,000 of the amount due to holder under the 2021 Note will be converted and exchanged into 50,000 shares of the merged Company’s stock trading on the New York Stock Exchange.

b)

In the event the GigCapital2 merger does not occur by the close of business on June 15, 2021, we will pay to holder the sum of $600,000 per month commencing on July 15, 2021, and on the fifteenth day of each month thereafter until all principal, interest, and other expenses and charges are repaid in full. Interest at the rate of 15% per year will continue to accrue on the unpaid balance of principal, which may be outstanding from time to time.

The 2021 Note is secured by a total of 69,308 shares of our common stock, representing a single share class of the common stock collectively owned by a) Ramesh Balakrishnan, our Co-Chief Executive Officer, (limited to a total of 5,359.6 shares); b) Dr. Chirinjeev Kathuria, our Chairman, (limited to a total of 52,428.6 shares); c) Mariya Pylypiv, our Vice Chairwoman, (limited to a total of 9,076.6 shares); d) Alfonso W. Gatmaitan, our Co-Chief Executive Officer (limited to a total of 1,313.5 shares); and e) Rewi Enterprises, LLC, an affiliate of a related party, (limited to a total of 1,129.7 shares).

The net carrying value of the 2021 Note as of March 31, 2021 was $3,023,235.

On January 6, 2021, we issued a $1,500,000 principal amount, 5.0% convertible note due 2025 (the “2025 Note”). The 2025 Note is unsecured and bears interest at a fixed rate of 5.0% per year and, unless earlier converted, the principal and accrued interest of the 2025 Note will be due and payable by us at any time on or after the maturity date at our election or upon demand by the holder.

The 2025 Note is convertible upon our merger with GigCapital2 if it occurs prior to the 2025 Note’s maturity date or its repayment. The 2025 Note will convert by dividing the outstanding principal balance and unpaid accrued interest of the 2025 Note by the conversion price of $110. After the merger with GigCapital2, each holder of a common share is expected to have the right to receive an estimated 11 shares of GigCapital2 common stock.

The net carrying value of the 2025 Note as of March 31, 2021 was $1,500,000.

Paycheck Protection Program Loans

In April 2020, Thrasys, BHS, and TTC, each obtained a U.S. government subsidy of $540,500, $1,004,900, and $1,944,352 (representing five TTC loan agreements), respectively, under the Paycheck Protection Program (“PPP’). The PPP is a U.S. government temporary program created with the intent to provide a subsidy to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if certain requirements are met. Under the Coronavirus Aid, Relief and Economic Security (“CARES Act”), as modified, any amounts not forgiven will be required to be repaid over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loans carry a 1% interest rate.

Thrasys has applied for forgiveness for the entire amount of its PPP loan and is awaiting decision from SBA as of the date of this report; however, there can be no assurance given that any portion of the PPP loan will be forgiven. In the event that the lender and SBA determine that all or a portion of the PPP loan is not forgivable, Thrasys will be required to remit payments of $397,875 in 2021 and $142,625 in 2022.

BHS has not submitted a request for forgiveness of its PPP loans as of May 28, 2021, but BHS expects to submit a request for forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP loan will be forgiven. In the event that the lender and SBA determine that all or a portion of the PPP loan is not forgivable, BHS will be required to remit payments of $558,439 in 2021 and $446,461 in 2022. The balance is classified as a current liability due to uncertainty regarding BHS’s eligibility for the loan.

TTC applied for forgiveness of its PPP loans during 2020, of which three of the loans, totaling $660,851, were forgiven in full by the SBA and TTC was legally released from repaying the loans. In February 2021 and March 2021, PPP loans totaling $935,987 and $347,514, respectively, were forgiven by the SBA and TTC was legally released from repaying the loans. We recorded this as a measurement period adjustment to goodwill (see Note 6, Goodwill and Intangible Assets).

Provider Relief Funds

Provider Relief Funds (“PFR”) were made available by the U.S. Department of Health and Human Services (“HHS”) as part of a $100 billion appropriation as part of the CARES Act’s Provider Relief Fund. In April and July 2020, BHS received PFR proceeds aggregating $228,794, and in January 2021, TTC received PFR proceeds aggregating $505,810. The PFR amounts received will not require repayment as long as BHS and TTC comply with certain terms and conditions outlined by HHS. BHS and TTC relied upon guidance issued by HHS through March 12, 2021. The terms and conditions first require BHS and TTC to identify health care-related expenses attributed to COVID-19 that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, BHS and TTC then apply the funds to patient care lost revenue. On January 15, 2021 HHS released a Post-Payment Notice of Reporting Requirements Notice that provides healthcare providers three options to calculate patient care lost revenue.

As of March 31, 2021, BHS and TTC have recognized no patient care lost revenue in the condensed consolidated statements of operations. BHS and TTC have $228,794 and $505,810, respectively, recorded within current portion of long-term debt in the condensed consolidated balance sheets as BHS and TTC have asserted they have not yet met all of the terms and conditions and restrictions for the CARES Act relative to these funds as of March 31, 2021. BHS and TTC have until June 30, 2021 to use amounts remaining for expenses attributable to COVID-19 (but not reimbursed by other sources) and/or lost patient care revenue. HHS is entitled to recover PRF amounts received by BHS and TTC that are unused as for the purposes disclosed above.

Related Party Debt

Thrasys has notes payable to related parties totaling $420,283 at both March 31, 2021 and December 31, 2020. The notes bear interest at rates ranging from 0.14% to 3.5% per annum. Notes totaling $381,283 are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement, and a note totaling $39,000 is payable on June 30, 2021. The accrued interest payable was $10,704 and $9,113 at March 31, 2021 and December 31, 2020, respectively, and is included in accrued expenses in the condensed consolidated balance sheets.

Seller Notes

Certain seller notes totaling $55,799,088 and $21,100,000 at March 31, 2021 and December 31, 2020, respectively, are due to former shareholders of the merger entities (Thrasys, BHS, TTC, and Glocal), and accrue interest at specific rates, per the respective merger agreements. In general, a partial payment is due on or shortly after the merger date with the balance due within 90 days. The accrued interest payable was $566,999 and $133,333 at March 31, 2021 and December 31, 2020, respectively, and is included in accrued expenses in the condensed consolidated balance sheets. Interest expense was $433,666 for the three months ended March 31, 2021.

Senior Debt Facility Fees

In March 2020, we agreed to pay a financial consulting firm, an affiliate of a related party, compensation related to finding and executing a senior financing facility, to be funded at the completion of the GigCapital2 merger (see Note 1, Organization and Business). The compensation consists of cash consideration of $250,000, for consummation of the senior financing.

As additional compensation, if the securities in the senior financing facility include warrants, the financial consulting firm is entitled to $250,000 of warrants to purchase common stock. The warrant period will be five years and will have the same terms, including exercise price and registration rights (but including exercise period only if longer than 5 years), as any warrants issued as part of the senior financing facility. However, if the securities in the financing do not include warrants, the warrants will have an exercise price equal to 110% of the price at which common shares are sold to purchasers in the financing.

Membership Redemptions and Due to Member

In November 2020, BHS entered into a redemption agreement with a member for $70,000. Consideration for the redemption agreement is in the form of a note payable that is non-interest bearing, nonsecured, and payable upon demand. The note was repaid in full during the three months ended March 31, 2021.

10.	Fair Value of Financial Instruments

We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of March 31, 2021 and December 31, 2020, the fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to the short-term nature of these instruments. As no events have occurred since the issuance of the debt that would materially impact its fair value, the fair value of the debt is determined to be equal to the carrying cost as of March 31, 2021 and December 31, 2020.

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.

The fair value hierarchy is as follows:

Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2 - Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 - Unobservable inputs that cannot be corroborated by observable market data.

11.	Capital Structure and Accumulated Other Comprehensive Income (Loss)

Common Stock

UpHealth’s Amended and Restated Certificate of Incorporation authorizes up to 15,000,000 shares of common stock, par value of $0.0001. Subject to the rights of holders of any future series of preferred stock, all of the voting power of the stockholders of UpHealth shall be vested in the holders of the common stock.

Upon formation, the founders of UpHealth were issued 4,868,433 shares of common stock as consideration for paying the formation costs.

There were 7,662,116 and 6,811,043 shares of common stock issued and outstanding at March 31, 2021 and December 31, 2020, respectively.

Stock Plans

Contemporaneous with its merger with UpHealth on November 20, 2020, Thrasys entered into stock compensation agreements with employees pursuant to the Thrasys 2019 Stock Incentive Plan, a Restricted Stock Award (“RSA”) agreement, and a Restricted Stock Unit (“RSU”) award agreement, and awarded to employees 638,684 RSA shares and 437,018 RSU shares. Vesting for both RSAs and RSUs is based on continuing employment with UpHealth and the consummation of the closing of the merger with GigCapital2. The RSU’s will be cash settled for approximately $6.3 million upon vesting.

Because the vesting for the time-based and performance-based awards are contingent upon the consummation of the merger, no stock-based compensation expense will be recognized on these awards until resolution of the contingency.

Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss), as a result of foreign currency translation adjustments, were as follows:

Three Months Ended March 31, 2021
Beginning balance	$—
Other comprehensive loss before reclassifications	(1,158,787)
Amounts reclassed from accumulated other comprehensive income	—

Ending balance	$(1,158,787)

No transactions were recorded in other comprehensive income (loss) for the three months ended March 31, 2020.

12.	Revenue

Disaggregation of Revenue

Revenue by service offering consisted of the following:

Three Months Ended March 31, 2021
Licenses and subscriptions	$3,657,869
Professional IT services	2,631,253
Medical services	5,506,375
Products	1,019,783

Total revenue	$12,815,280

Revenue by geography consisted of the following:

Three Months Ended March 31, 2021
Americas	$9,225,592
Europe	3,000,000
Asia	589,688

Total revenue	$12,815,280

Revenue by geography is determined based on the region of the customer. Revenue attributed to the Americas and Europe was approximately 72% and approximately 23%, respectively, for the three months ended March 31, 2021. No other region represented more than 10% of total revenue during the three months ended March 31, 2021. Our revenue is entirely derived from the healthcare industry.

Revenue recognized over-time was approximately 69% of total revenue during the three months ended March 31, 2021.

Contract Assets

There were no impairments of contract assets, consisting of unbilled receivables, during the three months ended March 31, 2021. The change in contract assets was as follows:

Three Months Ended March 31, 2021
Unbilled receivables, beginning of period	$3,536,140
Reclassifications to billed receivables	(1,192,390)
Revenues recognized in excess of period billings	4,082,102

Unbilled receivables, end of period	$6,425,852

Contract Liabilities

The change in contract liabilities, consisting of deferred revenue, was as follows:

Three Months Ended March 31, 2021
Deferred revenue, beginning of period	$396,958
Revenues recognized from balances held at the beginning of the period	(201,000)
Revenue deferred from period collections on unfulfilled performance obligations	227,000

Deferred revenue, end of period	$422,958

Revenue recognized ratably over time is generally billed in advance and includes SyntraNet™ cloud services, related consulting, implementation, and services support, and advisory services.

Revenue recognized as delivered over time includes professional services billed on a time and materials basis, and fixed fee professional services and training classes that are primarily billed, delivered, and recognized within the same reporting period.

Approximately 2% percent of revenue recognized during the three months ended March 31, 2021 was from the deferred revenue balance existing as of December 31, 2020.

Remaining Performance Obligations

Remaining performance obligations consisted of the following at March 31, 2021:

Remaining Performance Obligations	Total	Remaining 2021	2022 - 2024
Subscriptions	$3,207,065	2,380,941	826,124
Licenses	8,230,833	1,190,000	7,040,833
SaaS and Hosting	195,000	146,250	48,750
Program Management and Services	575,340	575,340	—

	$12,208,238	4,292,531	7,915,707

13.	Income Taxes

The CARES Act was enacted on March 27, 2020 in the United States. The CARES Act provided a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief, government loans, grants, and investments. The CARES Act did not have a material impact on our income tax provision.

For interim period reporting, we recorded income taxes using an estimated effective tax rate for the period, including the forecasted permanent tax differences, discrete items, and statutory rates in states in which we operate. At the end of each interim period, we will update the estimated effective tax rate, and if the estimated tax rate changes based on new information, we will make a cumulative adjustment in the period. We record the tax effect of an unusual or infrequently occurring item in the interim period in which it occurs as a discrete item of tax.

The income tax benefit was $406,082 for the three months ended March 31, 2021. There was no income tax benefit (expense) for the three months ended March 31, 2020 as operations effectively began January 1, 2020. The Internal Revenue Service (“IRS”) audited Thrasys’ 2008 and 2009 tax returns for the proper year of inclusion of approximately $15,000,000 in long-term capital gain on the sale of certain intellectual property rights to Siemens Medical Solutions, Inc. Thrasys originally reported the gain on its 2010 S Corporation tax return, matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California and Thrasys passed the gain through to its shareholders. The IRS has asserted that Thrasys owes C Corporation tax of approximately $5,000,000 for 2008, or in the alternative, Thrasys owes C Corporation tax of approximately $5,000,000 for 2009 as a built-in gain. In addition, Thrasys could be assessed additional California franchise tax of approximately $1.3 million. Additionally, if additional income taxes are imposed, interest will be charged at approximately 4% per year, compounded annually, resulting in potential interest of approximately $3 million. The IRS has not asked that penalties be imposed.

The matter is currently pending before the U.S. Tax Court, Docket 11565-15. There are related tax cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. On December 4, 2018, the IRS filed a motion for summary judgment in Thrasys, Inc. v. Commissioner (T.C. Memo 2018-199); however, Thrasys prevailed, and the motion was denied. In January 2020, Thrasys filed a motion for summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no built-in gains tax. In both cases, there would be no additional income tax due for 2008 or 2009. The IRS filed an objection to Thrasys’ motion. On March 3, 2021, the U.S. Tax Court, without consideration of the merits of the case, issued a very brief court order dismissing Thrasys’ motion. Had the motion been granted, the need for a trial would have been obviated. Counsel for the IRS has contacted counsel for Thrasys and has offered to join Thrasys in a motion to have the case decided without trial. This and other alternatives are now under consideration. It is not likely this case will be resolved before the end of 2021. Thrasys intends to vigorously defend its position in the case and believes it will prevail if the case is taken to trial. Thrasys has accrued $200,000, representing probable additional taxes and interest imposed, in other current liabilities in the condensed consolidated balance sheets.

14.	Earnings (Loss) Per Share

Basic income (loss) per share applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted-average number of common shares outstanding. Diluted income (loss) per share assumes the conversion of any convertible securities using the treasury stock method or the if-converted method. There are currently no convertible securities that would be dilutive.

	Three Months Ended
	March 31, 2021	March 31, 2020
Numerator:
Net loss attributable to UpHealth Holdings, Inc.	$(2,949,614)	$(203,125)

Denominator:
Weighted average shares outstanding	7,089,309	4,868,400
Diluted effect of stock awards	—	—

Weighted average shares outstanding assuming dilution	7,089,309	4,868,400

Net loss per share attributable to UpHealth Holdings, Inc.:
Basic	$(0.42)	$(0.04)

Diluted	$(0.42)	$(0.04)

Potentially dilutive shares of 18,424 for the three months ended March 31, 2021 were not included in the calculation of net loss per share because we were in a net loss position and their effect would have been antidilutive.

15.	Employee Benefit Plans

In connection with acquisitions of Thrasys, BHS, TTC, and Glocal, we have four defined contribution plans, which cover substantially all employees, with the exception of union employees and employees acquired under a section 401(b)(6)(C) transaction. The plans provide for discretionary matching and profit-sharing contributions. For the three months ended March 31, 2021, there were no significant employer matching or employer profit sharing contributions to the plans.

In addition, with the acquisition of Glocal, we acquired a defined benefit plan, which entitles an employee, who has rendered at least five years of continuous service, to receive one-half month’s salary for each year of completed service at the time of retirement/exit. As of and for the three months ended March 31, 2021, the unfunded status and net periodic pension cost of the defined benefit plan was $102,832 and $4,771, respectively.

16.	Related Party Transactions

TTC has amounts due to related parties totaling $1,393,803 at March 31, 2021, mainly consisting of amounts due to the seller of TTC, in a prior transaction unrelated to the merger with UpHealth representing contingent consideration, accrued interest, and accrued preferred dividends totaling $1,373,802, which have each been earned in 2020 and 2021 but are unpaid due to the terms of the TTC Forbearance Agreement.

TTC has a management agreement with a related party (our chief financial officer, who is the former shareholder and chairman of TTC). Management fee expenses incurred were approximately $33,000 for the three months ended March 31, 2021. Unpaid management fees were $233,333 at March 31, 2021.

The consulting firm noted in Note 9, Debt, is a related party through an officer of the Company, who is also a significant shareholder and a member of our board of directors.

Glocal has amounts due to related parties totaling $395,957 at March 31, 2021. Amounts are noninterest-bearing, nonsecured and payable upon demand.

See Note 9, Debt, for related parties debt.

See Note 17, Commitments and Contingencies, for leases with related parties.

17.	Commitments and Contingencies

Commitments

We lease various facilities with related parties in accordance with the terms of operating lease agreements that expire at various dates through December 2025. The leases require monthly payments ranging from $3,234 to $13,362.

We lease various facilities and office equipment from third parties in accordance with the terms of operating lease agreements requiring monthly payments ranging from $239 to $67,954. The leases expire at various dates through November 2026. In accordance with the lease terms, we may be required to deposit funds with the lessors in the form of a security deposit. The deposits may be returned to us if certain conditions are met, as stated in the lease agreements. Security deposits totaled approximately $286,000 as of March 31, 2021.

Total rent expense under related party and third-party agreements was approximately $553,659 for the three months ended March 31, 2021.

As of March 31, 2021, future minimum lease payments under non-cancelable operating leases were as follows:

Year	Related Party	Third- Party	Total
Remaining 2021	$768,989	$1,124,824	$1,893,813
2022	978,757	1,173,752	2,152,509
2023	983,508	967,198	1,950,706
2024	927,592	846,016	1,773,608
2025	686,716	457,257	1,143,973
Thereafter	—	383,415	383,415

	$4,345,562	$4,952,462	$9,298,024

Contingencies

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the previously disclosed tax matter (see Note 13, Income Taxes) and matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on our consolidated results of operations, financial position or cash flows.

There are currently two medical malpractice suits against individual providers, other third parties, and BHS, as a whole. The medical malpractice suits assert that there is negligence by the providers in treating the patients named in the suits. One of the malpractice suits is seeking damages of approximately $3,656,000 from all defendants, including BHS. The second malpractice suit has not specified monetary damages; however, in the event of an unfavorable outcome, BHS’ legal counsel estimates maximum damages of approximately $2,267,000. BHS is vigorously defending the malpractice suits and was named as a secondary party in each suit. Although the outcome of these malpractice suits is not presently determinable, it is reasonably possible that that an unfavorable outcome, for the aforementioned damages sought, could occur. However, BHS, and the individual providers, do have insurance coverage (BHS carries a $1,000,000 per occurrence insurance policy), which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, BHS may be required to fund a portion of the difference. No provision has been made in the accompanying condensed consolidated financial statements for any potential settlement or judgement costs at March 31, 2021, and December 31, 2020, as an unfavorable outcome is not probable at this time.

On December 17, 2020, a former TTC employee filed an Equal Employment Opportunity Commission (“EEOC”) claim against TTC alleging discrimination based on disability. The former employee cannot file a suit under the federal law until the EEOC issues a notice of right to sue, but can file suit under Florida law if the investigating agency has not rendered a decision within 180 days of the date the charge was filed. As of the date of this report, no lawsuit has been filed. TTC plans to vigorously defend the case, if filed, and does not believe that there is any reasonably estimable loss. However, TTC does have insurance coverage, which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, TTC would be required to fund the difference. No provision has been made in the accompanying condensed consolidated financial statements for any potential settlement or judgment costs at March 31. 2021 or December 31, 2020. The maximum exposure as it relates to claims made is approximately $363,000.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally. On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, and on March 25, 2020, the U.S. government reached a stimulus package deal. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report, and likewise, the full impact of the pandemic on our consolidated financial condition, liquidity, and future results of operations is uncertain. Management is actively monitoring the impact of the global situation on our consolidated financial condition, liquidity, operations, vendors, industry, and workforce. Despite the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we have not experienced any material impact on our consolidated results of operations, financial condition, or liquidity during the year ended December 31, 2020 or the three months ended March 31, 2021.

On March 27, 2020, the CARES Act, was enacted into law. The CARES Act is a tax and spending package intended to provide economic relief to address the impact of the COVID-19 pandemic. The CARES Act includes several significant income and other business tax provisions that, among other things, provides for non-income tax-related relief such as refundable employee retention tax credits and the deferral of the employer-paid portion of social security taxes. We continue to evaluate the various provisions of the CARES Act and their impact on our condensed consolidated financial statements as a whole. See Note 9, Debt, for further information.

Indemnification

Certain of our agreements require us to indemnify our customers from any claim or finding of intellectual property infringements, as well as from any losses incurred relating to breach of representations, failure to perform, or specific events as outlined within the particular contract. We have not received any claims or estimated the maximum potential amount of indemnification liability under these agreements and have recorded no liabilities for these agreements.

18.	Subsequent Events

Management has determined that no material events or transactions have occurred subsequent to the balance sheet date, other than those events noted below, that require disclosure in the condensed consolidated financial statements.

On April 27, 2021, we completed the merger with Innovations Group, Inc. (d/b/a MedQuest). See Note 1, Organization and Business, for further information.

Thrasys, Inc.	Confidential

THRASYS, INC.

Financial Statements for the period ended November 20, 2020 and year ended December 31, 2019 and Report of Independent Registered Public Accounting Firm

Thrasys, Inc.	Confidential

Thrasys, Inc.	Confidential

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Thrasys, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Thrasys, Inc. (the “Company”) as of November 20, 2020 and December 31, 2019, the related statements of income, stockholders’ equity, and cash flows for the period January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 20, 2020 and December 31, 2019, and the results of its operations and its cash flows for the period January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matters

As discussed in Note 1 to the financial statements, on January 1, 2020, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective adoption method. Our opinion is not modified with respect to this matter.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2020.

Denver, Colorado

March 18, 2021

Thrasys, Inc.	Confidential

1	Balance Sheets

AS OF NOVEMBER 20, 2020 AND DECEMBER 31, 2019

	11/20/2020	12/31/2019
ASSETS
CURRENT ASSETS:
Cash	$1,953,128	$1,619,098
Restricted cash	530,500	—
Accounts receivable	3,490,738	1,628,551
Prepaid expenses and other	3,001,150	41,146

Total current assets	8,975,516	3,288,795
PROPERTY AND EQUIPMENT, net	101,246	77,622
DEPOSITS AND OTHER LONG TERM ASSETS	19,374	2,823,609
	$9,096,136	$6,190,026

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,778,849	$641,384
Accrued liabilities	5,321,761	5,384,345
Deferred revenue	2,405,877	1,752,632
Current portion of related party long-term debt	39,000	—
Current portion of Paycheck Protection Program loan	196,936	—

Total current liabilities	9,742,423	7,778,361

RELATED PARTY LONG-TERM DEBT, net of discount and current portion	381,283	1,114,000
PAYCHECK PROTECTION PROGRAM LOAN, net of current portion	343,564	—
CONVERTIBLE NOTES PAYABLE TO RELATED PARTY	—	1,900,000
DERIVATIVE LIABILITY RELATED TO CONVERTIBLE DEBT	—	668,000
Total liabilities	10,467,270	11,460,361

STOCKHOLDERS’ DEFICIT:
Common stock, no par value, 20,000,000 shares authorized	6,699,222	1,863,031
Accumulated deficit	-8,070,356	-7,133,366

Total stockholders’ deficit	-1,371,134	-5,270,335
	$9,096,136	$6,190,026

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

2	Statements of Operations

FOR THE PERIOD ENDED NOVEMBER 20, 2020 AND YEAR ENDED DECEMBER 31, 2019

	Period ended 11/20/2020	Year ended 12/31/2019
REVENUES
License revenues	$7,706,201	$4,933,226
Services revenues	5,798,366	8,527,521
Royalty revenues	—	430,769

TOTAL REVENUES	13,504,567	13,891,516
OPERATING EXPENSES
Cost of Sales	1,686,582	1,456,736
Research & Development	6,584,979	4,992,139
Sales & Marketing	315,747	340,468
General & Administrative	3,350,243	1,880,430
Depreciation expense	26,626	30,311

TOTAL OPERATING EXPENSES	11,964,177	8,700,084
INCOME FROM OPERATIONS	1,540,390	5,191,432
OTHER INCOME (EXPENSE):
Interest income	983	3,516
Interest expense	(297,103)	(734,607)
Other expense	—	(20,800)

	(296,120)	(751,891)
INCOME BEFORE INCOME TAXES	1,244,270	4,439,541
INCOME TAXES	0	0
NET INCOME	$1,244,270	$4,439,541

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

3	Statements of Stockholders’ Deficit

Period ended November 20, 2020 and year ended December 31, 2019

	Common Stock		Additional Paid in Capital	Total Common Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2018	6,124,226	$1,763,579	$81,833	$1,845,412	$(11,572,907)	$(9,727,495)
Options and warrants expense	—	—	18,599	18,599	—	18,599
Loan to a shareholder	—	(980)	—	(980)	—	(980)
Net Income	—	—	—	—	4,439,541	4,439,541

Balance at December 31, 2019	6,124,226	1,762,599	100,432	1,863,031	(7,133,366)	(5,270,335)
Adjustment for adoption of accounting standard (ASC 606)					(688,260)	(688,260)
Loan to a shareholder		(732)		(732)		(732)
Options and warrants expense			6,508	6,508		6,508
Exercise of stock options	36,500	34,100		34,100		34,100
Exercise of warrants	228,370	1,543,515		1,543,515		1,543,515
Conversion of convertible notes into Common Stock	249,980	2,499,800	753,000	3,252,800		3,252,800
Distributions declared					(1,493,000)	(1,493,000)
Net Income					1,244,270	1,244,270

Balance at November 20, 2020	6,639,076	$5,839,282	$859,940	$6,699,222	$(8,070,356)	$(1,371,134)

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

4	Statements of Cash Flows

FOR THE PERIOD ENDED NOVEMBER 20, 2020 AND YEAR ENDED DECEMBER 31, 2019

	Period ended 11/20/2020	Year ended 12/31/2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,244,270	$4,439,541
Adjustments from Net Income:
Depreciation expense	26,626	30,311
Options and warrant expense	6,508	18,599
Amortization of debt discount	0	21,724
Change in fair value of derivative liability related to convertible debt	85,000	341,000
Changes In:
Accounts receivable	(1,884,424)	(1,286,277)
Prepaid expenses and other assets	(155,768)	(2,394,589)
Deferred revenue	(12,780)	(1,402,787)
Accounts payable and accrued expenses	1,106,480	2,588,291

Net cash provided by operating activities	415,912	2,355,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(50,250)	(6,094)

Net cash used by investing activities	(50,250)	(6,094)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(1,075,000)	(850,000)
Proceeds from issuance of PPP and EIDL loans	540,500	—
Loan to a minority shareholder	(732)	(980)
Proceeds from exercise of warrants and stock options	1,034,100	—

Net cash provided/(used) by financing activities	498,868	(850,980)

NET INCREASE IN CASH	864,530	1,498,739
CASH, beginning of period	1,619,098	120,359
CASH, end of period	$2,483,628	$1,619,098

Supplemental cash flow information:
Interest paid	64,051	36,552
Taxes paid	—	—
Significant noncash transactions:
Conversion of convertible debt, conversion option and accrued interest to equity	$3,252,800	—
Issuance of note payable in settlement of accounts payable	381,283	—
Set-off of accounts payable and accrued interest against warrant exercise	543,516	—
Accrued distributions to shareholders	1,493,000
Cumulative effect of change in accounting principle	688,260

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

NOTES TO FINANCIAL STATEMENTS FOR PERIOD ENDED NOVEMBER 20, 2020 AND YEAR ENDED DECEMBER 31, 2019

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1	Nature of Business

Thrasys, Inc. (“Thrasys” or the “Company”), provides its customers with an advanced, comprehensive, and extensible technology platform—marketed under the umbrella “SyntraNet”—to manage health, quality of care, and costs—especially for individuals with complex medical, behavioral health, and social needs.

We have one operating and reportable segment, which is at the consolidated company level. Our Chief Executive Officer manages our operations on a consolidated basis for purposes of assessing performance and allocating resources.

Effective November 20, 2020, the Company became a fully owned subsidiary of UpHealth Holdings, Inc. (“UpHealth”). As a result, the financial statements are reflected as of November 20, 2020 and for the period January 1, 2020 to November 20, 2020.

The Company focuses on both the United States and international markets. The Company’s mission is to deploy innovative software and other technologies to transform the more than $8 trillion global healthcare industry to new models of care.

SyntraNet creates virtual, connected communities of care where cross-sector teams—physicians, nurses, care managers, community health workers, patients, families—from organizations participating in these communities can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social and other services. The care community can be small—a single organization with internal care teams, or large—a county-wide network of multiple stakeholder organizations and agencies. Care communities can be connected in a distributed hierarchy of nodes to enable province and nation-wide networks of connected care.

SyntraNet is offered as a software as a service (“SaaS”) platform. Information, analytics, and applications are delivered to care team members on desktops, tablets and phones as needed. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent.

The platform includes innovations in a number of areas: application and information models for connected care communities (an extension of multi-tenant architectures), integration and normalization of heterogeneous data sources, configurable software services and open application programming interfaces (“APIs”), advanced analytics and intelligence, scalable workflows and rules, protected health information management, and user interfaces ready for the proliferation of device types and interaction modes.

SyntraNet provides customers the ability to:

•	Integrate and normalize information across heterogeneous data sources to create 360-degree view of patients and members;

•	Deploy advanced analytics to gain insight into health risks for individuals and populations;

•	Qualify individuals and groups for enrollment into care management programs;

•	Manage programs with interdisciplinary teams, configurable rules and workflows, embedded intelligence, and guidelines;

Thrasys, Inc.	Confidential

•	Monitor and measure critical success factors—outcomes, costs, quality, performance—and compliance with regulatory requirements;

The Company’s customers include value added resellers, health systems, health plans, physician groups, and accountable care and care management organizations. SyntraNet is built on a state-of-the-art technology platform hosted in a secure HIPAA-compliant cloud. Information, applications, and analytics are delivered to users on desktops, browsers, tablets, and phones.

1.2	Accounts Receivable

Accounts receivables are carried at original invoice less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As of November 20, 2020 and December 31, 2019, the management determined that no allowance for doubtful accounts was necessary.

An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days. Management monitors the receivable, pursues all available methods of collecting the balance due. The Company does not charge interest on outstanding account receivables. Unbilled accounts receivable as of November 20, 2020 and December 31, 2019 were $57,557 and $32,643, respectively.

1.3	Prepaid expenses and Other

Prepaid licenses and prepaid expenses that relate to a future accounting period or future customer projects are carried at cost under Prepaid expenses and other. These will be expensed in the relevant future accounting periods.

1.4	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight- line method for financial reporting purposes and accelerated methods for income tax purposes, based on useful lives of three to seven years.

Information technology equipment	Three years
Office furniture & other equipment	Seven years
Vehicles	Seven years

1.5	Long lived asset impairment

Recoverability of the carrying value of long-lived assets is evaluated under the provisions of ASC Topic 360, Property, Plant, and Equipment, whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. There were no impairments necessary during the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

1.6. Revenues

Revenues Under ASC 606

The Company implemented ASC 606 for revenue recognition for the period ended November 20, 2020 using the modified retrospective method. This method calculates revenues under ASC 606 for each existing contract at December 31, 2019 and creates a transition adjustment as of January 1, 2020 through retained earnings for the difference. Unbilled accounts receivable, billed accounts receivable, deferred revenues, and contract assets are each adjusted as well. The revenue recognition for ASC 606 varies somewhat from its predecessor, ASC 605 and is therefore not necessarily comparable. The key disclosures for ASC 606 during the period ended November 20, 2020 are presented first, with the key disclosures for ASC 605 during fiscal year 2019 presented subsequently.

Disaggregation of Revenue

Subscription and Support Revenue by the Company’s service offerings

Subscription and support revenues consisted of the following:

Period Ended November 20 2020
Subscriptions and Licenses	$7,706,201
Implementation and Professional Services	5,798,366

$13,504,567

Total Revenue by Geographic Locations

Revenues by geographical region consisted of the following:

Period Ended November 20 2020
Americas	$10,706,671
Europe	2,797,896

$13,504,567

The Company’s revenues are entirely derived from the healthcare industry.

Revenues by geography are determined based on the region of the customer. Americas revenue attributed to the United States was 100 percent during fiscal 2020. Germany, in the European region, represented approximately twenty-one percent of total revenue during fiscal 2020.

A significant portion of the Company’s contracts with customers have fixed transaction prices. For some contracts, the amount of consideration to which the Company will be entitled is variable. The Company includes variable consideration in a contract’s transaction price only to the extent that the Company has a relatively high level of confidence that the amounts will not be subject to significant reversals. In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to significant reversal.

For contracts with multiple performance obligations, the transaction price is allocated to the separate performance obligations based on stand-alone selling prices based on stand- alone sales and historical pricing.

Contract Asset

Subscription and support revenue, and indistinct licenses are generally recognized ratably over the contract term beginning on the first customer access date of each contract.

Thrasys, Inc.	Confidential

License revenue is recognized as the licenses are delivered, if they are distinct obligations. The Company records a contract asset when revenue recognized on a contract exceeds the billings. The Company’s standard billing terms are annual or quarterly in advance. Contract assets were $10 thousand as of January 1, 2020, and $66 thousand as of November 20, 2020, and are included in prepaid expenses and other current assets on the consolidated balance sheet. There were no impairments of contract assets during 2020.

Unearned Revenue

Unearned revenue represents amounts that have been invoiced in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The unearned revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The Company generally invoices customers in annual or quarterly installments. The unearned revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size and new business linearity within the quarter.

The change in unearned revenue was as follows (in thousands):

Period Ended November 20, 2020

Deferred Revenue Period Ending
November 20, 2020
Beginning Balance, January 1, 2020	$(1,924)
Revenues recognized from balances held at the beginning of the period	913
Revenues deferred from period collections on unfulfilled performance obligations	(1,395)

Ending Balance, November 20, 2020	$(2,406)

Revenue recognized ratably over time is generally billed in advance and includes SyntraNet Cloud Services and related licenses, and the related consulting, implementation and services support, and advisory services.

Revenue recognized over time as delivered includes professional services billed on a time and materials basis, fixed fee professional services and training classes that are primarily billed, delivered and recognized within the same reporting period.

There is no material Revenue recognized at a point in time during the period ended November 20, 2020.

Approximately 7 percent of total revenue recognized in fiscal 2020 is from the unearned revenue balance as of December 31, 2019.

Remaining Performance Obligation

Transaction price allocated to the remaining performance obligations, referred to by the Company as remaining performance obligations, represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods. Transaction price allocated to the remaining performance obligations are influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes and other market factors.

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The Company excludes amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials basis.

The majority of the Company’s noncurrent remaining performance obligation is expected to be recognized in the next 12 to 24 months.

Remaining performance obligation consisted of the following (in thousands):

Remaining Performance Obligations	Total	Current	Future
Subscriptions	$1,017	783	234
Licenses	8,639	2,580	6,059
SaaS and Hosting	49	49	—
Program Management and Services	1,331	1,331	—

	$11,036	4,742	6,294

Revenues Under ASC 605

The Company derives its revenues mainly from:

•	Subscription revenues, which are comprised of subscription fees from customers accessing the Company’s cloud computing services

•	Services revenues

•	Royalty income

•	Support and maintenance

•	Sale of intellectual property assets

The Company commences revenue recognition when all of the following conditions are satisfied:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable

Software License Revenues

License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further obligations or ratably over the contract term beginning on the commencement date of each contract, which is the date license rights are granted to the customer. If an entity does not have VSOE of fair value for all elements within multiple-element software arrangements, revenue can be recognized using the residual method, provided VSOE of fair value exists for any undelivered elements of the arrangement. If VSOE does not exist for any undelivered elements in a contract, the revenue is recognized ratably over the life of the contract. License fees are sometimes bundled with maintenance fees. The Company also licenses its technology platform and solutions to third-party solution providers to be bundled with other solutions and services.

Subscription Revenues

Subscription revenues are recognized ratably over the contract terms beginning on the commencement date of each contract, which is the date the Company’s service is made available to customers. Amounts that have been

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invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. The Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions.

Services Revenues

The majority of the Company’s professional services contracts are on a time and material basis. When these services are not combined with subscription revenues as a single unit of accounting, as discussed below, revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenues, set-up fees and configuration fees are recognized as the services are completed.

Loan conversion to License

License and such license revenues were recognized by the Company over the performance period. The Company has not entered into similar contracts since 2014.

Support and Maintenance Revenues

Support and Maintenance revenues are recognized over the term of maintenance contracts.

Multiple Deliverable Arrangements

The Company enters into arrangements with multiple deliverables that generally include subscription, set up, and professional services. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately.

Subscription services have standalone value as such services are often sold separately. In determining whether professional services have standalone value, the Company considers the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, the timing of when the professional services contract was signed in comparison to the subscription service start date, and the contractual dependence of the subscription service on the customer’s satisfaction with the professional services work. To date, the Company has concluded that all of the professional services included in multiple deliverable arrangements executed have standalone value.

Multiple-deliverables included in an arrangement are separated into different units of accounting and the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on its vendor-specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”), if VSOE is not available. The Company has determined that third-party evidence of selling price (‘TPE”) is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. The amount of revenue allocated to delivered items is limited by contingent revenue, if any.

For certain professional services, the Company has established VSOE, as a consistent number of standalone sales of this deliverable have been priced within a reasonably narrow range. The Company has not established VSOE for its subscription services due to lack of pricing consistency, the introduction of new services and other factors. Accordingly, the Company uses its BESP to determine the relative selling price.

The Company determined BESP by considering its overall pricing objectives and market conditions. Significant pricing practices considered include the Company’s discounting practices, the size and volume of the Company’s

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transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical standalone sales, and contract prices. The determination of BESP is made through consultation with and approval by the Company’s management, taking into consideration the go-to-market strategy. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative selling prices, including both VSOE and BESP.

Deferred Revenue

Deferred revenue primarily consists of billings in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The Company generally invoices customers in annual or quarterly installments.

Deferred revenue balances at December 31, 2019 were $1,752,632, prior to the transition adjustment for ASC 606. These were primarily recognized during 2020.

1.7	Income Taxes

The Company has elected as of January 1, 2009, to be treated as an S-Corporation for federal and California income tax purposes. No provision has been made for federal income taxes for the period ended November 20, 2020 and year ended December 31, 2019 since these taxes are the responsibility of the stockholders. The State of California imposes a 1.5% tax on the taxable income of S-Corporations.

Deferred tax assets and liabilities are recorded for future tax consequences attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, including methods of accounting for revenue recognition, accrued expenses, depreciation, and net operating losses.

The Company has adopted Financial Accounting Standards Board guidance on uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2017.

1.8	Cash and Cash equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of these investments.

1.9	Restricted Cash

Under the terms of the merger agreement with UpHealth as discussed in Note 1.1 and in accordance with the Small Business Administration (“SBA”) Procedural Notice effective October 2, 2020, the Company has agreed to maintain the balance of the Paycheck Protection Program (“PPP”) Loan in an escrow account until forgiveness has been determined by the SBA.

1.10	Credit Risk

At November 20, 2020 and December 31, 2019, the Company had balances at two banks. At various times, bank balances may exceed Federally insured limits; however, management does not believe that there is significant credit risk associated with bank balances.

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1.11	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. At November 20, 2020 and December 31, 2019, the Company uses estimates for the derivative liability relating to convertible debt, accrual for contingent tax liability, fair value of stock options and warrants. Actual results could differ from those estimates.

1.12	Fair Value of Financial Instruments

The balance sheets as of November 20, 2020 and December 31, 2019 include the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt. No events have occurred since the issuance of the debt that would materially impact its fair value, the fair value of the debt is determined to be equal to the carrying cost as of November 20, 2020 and December 31, 2019. The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the relatively short period of time between the origination of these instruments and expected realization.

The Company follows authoritative guidance on accounting for fair value measurements and disclosures, which address how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance related to fair value measures establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level Input	Input Definition
Level 1	Inputs are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

When quoted prices in active markets for identical assets are available, the Company uses these quoted market prices to determine the fair value of financial assets and classifies these assets as Level 1. In other cases where a quoted market price for identical assets in an active market is either not available or not observable, the Company obtains the fair value from a third-party vendor that uses pricing models, such as matrix pricing, to determine fair value. These financial assets would then be classified as Level 2. In the event quoted market prices for similar assets were not available, the Company would determine fair value using broker quotes or an internal analysis of each investment’s financial statements and cash flow projections. In these instances, financial assets would be classified based upon the lowest level of input that is significant to the valuation. Thus, financial assets might be classified in Level 3 even though there could be some significant inputs that may be readily available.

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The fair value of the derivative liability relating to convertible debt is primarily based on Level 3 inputs as described above. The Company estimated the fair value of derivative liability relating to convertible debt using the following inputs:

	Period ended November 20, 2020	Year ended December 31, 2019
Expected stock price	$10	$2.8686
Estimated term (in years)	1.1 years	2 years
Risk free rate	0.12%	1.58%
Expected volatility	70.0%	47.5%

Changes in the fair value of the derivative liability relating to convertible debt for the period ended November 20, 2020 and year ended December 31, 2019 are as follows:

Fair value of derivative liability relating to convertible debt
Amount
Balance at December 31, 2018	$327,000
Increase in fair value	341,000
Balance at December 31, 2019	668,000
Increase in fair value	85,000
Transferred to equity upon conversion of notes	$(753,000)

Balance at November 20, 2020	$—

1.13	Stock Based Compensation

The Company has a stock-based compensation plan and grants stock options and restricted stock awards to employees. The Company’s stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period of the award. Determining the appropriate fair value and calculating the fair value of stock-based awards requires judgment, including estimating stock price, volatility, forfeiture rates, expected dividends, and expected life.

The fair value of each stock option grant was estimated on the date of grant using the Black- Scholes option pricing model with the following assumptions and fair value per share:

Year Ended December 31	2019
Stock price per share	$1.62
Option period (in years)	10 years
Estimated term (in years)	6.7 years
Interest rate	2.1%
Expected volatility	60.0%

The fair value of the stock price is determined annually by the board of directors with input from management based upon information available at the time of the valuation. Given the absence of a public trading market of Company stock, the board of directors has exercised reasonable judgment and considered numerous factors to determine the best estimate of the fair value of Company stock. These factors include historical operating and financial performance, current business conditions and projections, and history and stage of development.

The Company’s current estimate of volatility is based on the volatility of comparable public companies. To the extent volatility of the Company’s stock price increases in the future, the Company’s estimate of the fair value of options granted in the future could increase, thereby increasing stock-based compensation expense in future periods.

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The computation of expected lives is based on expectations of future employee behavior. The interest rate for periods within the expected life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expense.

1.14	Software Development Costs

The Company does not capitalize its ongoing costs of developing its software, which consists primarily of personnel costs. Capitalization of software development costs is only required upon the establishment of technological feasibility of the product. New product versions are released on a regular basis and the time between establishing technological feasibility and product release is very short. As a result, amounts that would qualify for capitalization are not significant.

1.15	Research and Development Costs

Research and development costs are expensed as incurred and were $6,584,979 and $4,992,139 for the period ended November 20, 2020 and year ended December 31, 2019 respectively.

1.16	Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases, which supersedes Accounting Standards Codification (“ASC”) Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the effect of this update on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses, which provides financial statement users with information about expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this update replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (a modified-retrospective approach). The Company is currently evaluating the effect of this update on its consolidated financial statements.

1.17	Recently Adopted Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC 606). ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (ASC 605), and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, we refer to ASC 606 and Subtopic 340-40 as the “new standard.” The Company adopted the new standard as of January 1, 2020, utilizing the modified retrospective method of adoption by applying the new standard to the periods impacted post-adoption The guidance was applied to contracts that are not substantially complete as of the date of initial application in accordance with practical expedient ASC 606-10-65-1(h).

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Adoption Date Impact

The following tables summarize the impacts of adopting the new standard on the Company’s consolidated financial statements as of adoption on January 1, 2020. Select consolidated balance sheet line items that reflect the adoption of the new standard are as follows:

	As reported on December 31 2019	Impact of adoption	As adjusted on January 1 2020
Assets:
Contract assets, current	$32,643	22,236	54,879

Liabilities:
Deferred revenue, current	$1,752,632	666,024	2,418,656

Stockholders’ equity:
Accumulated deficit	$(7,133,366)	(688,260)	(7,821,626)

Current Period Impact

The following tables summarize the impacts of adopting the new standard on the Company’s consolidated financial statements for the period ended November 20, 2020. Select consolidated balance sheet line items that reflect the adoption of the new standard are as follows:

	November 20, 2020
	As reported	Adjustments	Balances without adoption of Topic 606
Assets:
Contract assets	57,557	(662,814)	720,371

Liabilities and stockholders’ equity
Deferred revenue, current	2,405,877	185,854	2,220,023

Stockholders’ equity:
Accumulated deficit	$(8,070,356)	(476,960)	(7,593,396)

Select consolidated statement of operations line items for the period ended November 20, 2020 that reflect the adoption of the new standard are as follows:

	Period ended November 20, 2020
	As reported	Adjustments	Balance without adoption of Topic 606
Revenues
License revenues	$7,706,201	(169,493)	7,536,708
Services revenues	5,798,366	(41,807)	5,756,559

Total revenues	13,504,567	(211,300)	13,293,267

Income from Operations	1,540,390	(211,300)	1,329,090

Net Income	$1,244,270	(211,300)	1,032,970

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Select statement of cash flows line items for the period ended November 20, 2020 that reflect the adoption of the new standard are as follows:

	Period ended November 20, 2020
	As reported	Adjustments	Balance without adoption of ASC 606
Statement of cash flows:
Net Income	$1,244,270	(211,300)	1,032,970
Adjustments to Net Income
Cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts receivable and contract assets	(1,884,424)	640,578	(1,243,846)
Deferred revenue	(12,780)	(851,878)	(864,658)

2	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at November 20, 2020 and December 31, 2019:

	2020	2019
Computer equipment	$121,312	121,312
Furnitures & Fixtures	86,152	86,152
Other Equipment	91,992	91,992
Vehicles	50,250	—
Artwork	13,000	13,000

	362,706	312,456
Less accumulated depreciation	261,460	234,834

Total	$101,246	77,622

Depreciation expense related to property and equipment was $26,626 and $30,311 for the period ended November 20, 2020 and year ended December 31, 2019, respectively, and is included in operating expenses in the Statements of Operations.

3	ACCRUED LIABILITIES

Accrued liabilities as of November 20, 2020 and December 31, 2019 were:

	2020	2019
Accrued legal expenses	$240,267	$299,988
Accrued consulting fees	$1,350,953	$1,343,678
Accrued software licenses	$888,419	$2,099,740
Accrued interest on debt	$9,113	$966,918
Accrued bonuses	$447,855	0
Accrued shareholder distribution	$1,493,000	0
Accrued tax liability	$200,000	$200,000
Other accruals	$692,154	$474,021
Total	$5,321,761	$5,384,345

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4	RELATED PARTY DEBT

The Company has notes payable to related parties totaling $420,283 and $1,114,000 at November 20, 2020 and December 31, 2019, respectively. The notes outstanding as of November 20, 2020 bear interest at rates ranging from 0.14% to 3.5% per annum. Notes totaling $381,283 are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement and a note totaling $39,000 is payable in 2021. With the exception of a $39,000 note, the notes outstanding as of December 31, 2019 were repaid during 2020 and bore interest at rates ranging from 10% to 20%. The accrued interest payable was $9,113 and $459,453 at November 20, 2020 and December 31, 2019, respectively. During 2019, the Company issued warrants to two of the note holders as part of the debt transactions and warrants for 223,874 shares of Common Stock totaling $1,499,551 were exercised by a note holder on November 20, 2020.

The fair value of each warrant grant was estimated on the date of grant using the Black- Scholes option pricing model with the following assumptions and fair value per share:

	Period ended November 20, 2020	Year ended December 31, 2019
Stock price per share	$11.42	$1.62
Warrant period (in years)	5 years	6 years
Estimated term (in years)	5 years	6 years
Interest rate	0.30%	2.1%
Expected volatility	60.0%	60.0%

See Note 13 for additional details on the warrants.

5	RELATED PARTY CONVERTIBLE NOTES

During a previous year, the Company issued five convertible notes to a minority stockholder totaling $1,900,000 as of December 31, 2019. The interest rate on the notes was 5% per annum on notes totaling $1,150,000 and 6.25% on notes totaling $750,000. The principal of $1,900,000 and accrued interest of $599,800 on the notes were converted into the Company’s Common Stock on November 20, 2020 in anticipation of the change in control at $10 per share and the Company issued 249,980 Common shares upon conversion. The accrued interest payable was $507,425 at December 31, 2019.

Upon issuance, the Company concluded that the conversion option required bifurcation due to the lack of a fixed number of shares into which the debt is convertible. Accordingly, the Company completed a valuation of the conversion option and accounted for a derivative liability of $248,000 in 2013 when the first convertible notes were issued and amortized this amount as interest expenses during 2013 and 2014. The Company revalued the derivative liability quarterly and the difference is booked as expense or income at each revaluation period. The Company booked an interest expense of $85,000 and $341,000 during the period ended November 20, 2020 and year ended December 31, 2019, respectively, as part of the revaluation of this derivative.

The derivative liability (a Level 3 fair value measurement) relating to the convertible note was $668,000 as of December 31, 2019. The derivative liability of $753,000 was transferred to equity on November 20, 2020 when the convertible notes were converted into Common Stock.

6	VARIAN AGREEMENT

In 2014, the Company entered into a software license and enhancement agreement with Varian Medical Systems International A.G. and Varian Medical Systems, Inc. (Varian).

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The agreement granted Varian a development license for a collaboration period at no fee with an option for Varian to convert the development license to a perpetual license with an automatic conversion to perpetual license if the contract terms are met. The Agreement also provided for royalty payable to the Company on any sales of products that incorporated the Company’s technology.

The Company also entered into a loan agreement with Varian under which the Company borrowed a total of $10,000,000 in three different tranches during 2014 and 2015 and accrued interest at 10% annual interest. Varian exercised its option in July 2016 to convert the development license into perpetual license and the loan of $10,000,000 plus accrued interest of $1,776,712 until conversion date, were set off against perpetual license fee payable by Varian to the Company. Varian was also granted 36 months’ exclusivity period from conversion where the Company agreed to provide updates and maintenance and also not offer the technology to other companies in the field of Oncology. In May 2017, the Company and Varian entered into an amendment of the Agreement wherein Varian paid $1,600,000 to the Company as full and final settlement of all their royalty obligations under the Agreement.

The Company recognized the full sum of $13,376,712 over the 36 months’ exclusivity period from July 2016 to July 2019. The total revenue recognized under this agreement was $2,720,685 for the year ended December 31, 2019.

7	PROVISION FOR INCOME TAXES

The provision for income taxes consists of California franchise taxes.

The net deferred income tax asset consists of:

	2019	2020
Deferred tax assets	847,515	957,515
Less valuation allowance	(847,515)	(957,515)
	0	0

The Company has established a valuation allowance for deferred tax assets which more likely than not will not be utilized. The deferred tax assets as of December 31, 2019 and November 20, 2020 are research and development credits and net operating loss carryforwards.

The Company has state research and development tax credit and net operating loss carryforwards of approximately $14,973,415 and $13,864,264 expiring through December 31, 2039 as of November 20, 2020 and December 31, 2019, respectively.

The Internal Revenue Service (IRS) audited the Company’s 2008 and 2009 tax returns for the proper year of inclusion of a $15 million long-term capital gain on the sale of certain intellectual property rights to Siemens Medical Solutions, Inc. The Company had originally reported the gain on its 2010 S Corporation tax return matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California and passed the gain through to its shareholders. The IRS has asserted that the Company owes C Corporation tax of approximately $5 million for 2008 or in the alternative the Company owes C Corporation tax of approximately $5 million for 2009 as a Built in Gain. In addition, the Company could be assessed additional California Franchise Tax of approximately $1.3 million. If additional income taxes are imposed there will be interest charged at approximately 4% per year compounded annually, resulting in potential interest of approximately $3 million. The IRS has not asked that penalties be imposed.

The matter is currently pending before the US Tax Court Docket 11565-15. There are related cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. In 2018 the IRS filed a motion for

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Summary Judgment and in Thrasys, Inc. v. Commissioner (T.C. Memo 2018-199) filed December 4, 2018, Thrasys prevailed and the motion was denied.

In January 2020, the Company filed a Motion for Summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no Built in Gains tax. In either alternative there would be no additional income tax due for 2008 or 2009. The Internal Revenue Service filed an objection to the Company’s motion. On March 3, 2021, the US Tax Court, without consideration of the merits of the case issued a very brief Court Order dismissing the Company’s Motion. Had the motion been granted the need for a trial would have been obviated. Counsel for the IRS has contacted counsel for the Company and has offered to join the Company in a motion to have the case decided without trial. This and other alternatives are now under consideration. It is not likely this case will be resolved before the end of 2021. The Company intends to vigorously defend its position in the case and believes they will prevail if the case is taken to trial. The Company has accrued $200,000, representing probable additional taxes and interest imposed, in the financial statements and as included in Table 3 (Accrued Liabilities).

8	RETIREMENT PLANS

The Company has a 401(k) profit sharing plan that covers substantially all employees. Participants may contribute a portion of their compensation subject to limitations imposed by the Internal Revenue Code. The plan allows for discretionary contributions by the Company, determined annually by the Board of Directors. For the period ended November 20, 2020 and year ended December 31, 2019, there were no discretionary contributions.

9	COMMITMENTS AND CONTINGENCIES

9.1	Facility Lease

The Company leases its facilities in San Francisco. The lease expires in June 2022. The lease requires monthly rent of $19,374 plus utilities, maintenance and property taxes. Rent increases annually. Rent expense for the period ended November 20, 2020 and year ended December 31, 2019 was $288,994 and $314,701, respectively.

Minimum facility rentals for future years are summarized as follows:

Years Ending December 31	Amount
2020 (remaining)	$32,399
2021	331,035
2022	170,483

$533,917

9.2	Indemnification

Certain of the Company’s agreements require the Company to indemnify its customers from any claim or finding of intellectual property infringements, as well as from any losses incurred relating to breach of representations, failure to perform, or specific events as outlined within the particular contract. The Company has not received any claims or estimated the maximum potential amount of indemnification liability under these agreements and has no liabilities recorded for these agreements.

9.3	Warranty

The Company generally provides a warranty for its software products and services to its customers. The Company’s products are generally warranted to perform substantially as described in the associated product

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documentation or a period of 90 days. The Company has not provided for a warranty accrual because, to date, the Company’s warranty expense has not been significant and future warranty expense is not expected to be significant.

9.4	Contingencies

Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC Topic 450, Contingencies. Aside from the previously disclosed tax matter, the Company currently has no material pending litigation or other contingencies.

10	PAYCHECK PROTECTION PROGRAM LOAN

In April 2020, the Company obtained a United States government loan of $530,500 under the PPP. The PPP is a United States government temporary program created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act with the intent to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. The Company may use the funds on qualifying expenses over a covered period of up to 24 weeks. Any amounts not forgiven will be required to be repaid beginning ten months after the conclusion of the covered period, over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loan carries a 1% interest rate. The Company has applied for forgiveness for the entire amount of the loan and is awaiting decision from the SBA as of the date of this report, however, there can be no assurance given that any portion of the PPP Loan will be forgiven.

11	DEPOSITS AND OTHER CURRENT ASSETS

The Company entered into an agreement with a German company for purchase of Compliant IHE products during 2019 for use in an international project where the Company has been awarded the prime contract by the customer. The total value of the licenses was $2,804,235 out of which $1,964,337 was paid as of November 20, 2020. The balance amount of $839,898 is payable by the Company in 4 equal monthly installments by May 2021. The Company has accrued $888,419 (including foreign exchange difference since the amounts are payable in euros) in the financial statements and is included in Table 3 (Accrued Liabilities). The international project is expected to commence during 2021 and hence the software licenses have been included in the Prepaid expenses and other section in the Balance Sheet as of November 20, 2020. As of December 31, 2019, the amount is included in the Deposits and other long term assets section in the Balance Sheet.

12	MAJOR CUSTOMERS

The Company grants credit to its customers. For the period ended November 20, 2020, three customers accounted for approximately 36%, 33%, and 22% of total revenues. At November 20, 2020, two customers accounted for 52% and 28% of total accounts receivable of the Company.

For the year ended December 31, 2019, three customers accounted for approximately 45%, 22%, and 20% of total revenues. At December 31, 2019, two customers accounted for 50% and 38% of total accounts receivable of the Company.

13	STOCKHOLDERS’ EQUITY

13.1	Common Stock

The Company has 6,639,076 shares of no par value Common stock issued and outstanding as of November 20, 2020 (6,124,226 as of December 31, 2019). The Company issued 514,850 shares of Common Stock during the

Thrasys, Inc.	Confidential

period ended November 20, 2020 (no Common stock was issued during the year ended December 31, 2019). During 2020, the Company also issued 4,066,000 restricted stock units which will fully vest only once certain conditions are fulfilled. Of the restricted stock units, 3,427,316 units are to be settled with a cash payment totaling $6,376,894. No compensation expense on the restricted stock units has been recognized since they are subject to a performance condition that was not probable as of the Balance Sheet date.

13.2	Equity Incentive Plan

Under the 2002 Equity Incentive Plan, the Company grants incentive and nonqualified options to its employees, directors, and consultants, as provided by the Plan. The Board of Directors designated 1,000,000 shares of common stock for the plan. The plan expires September 2022.

Options may be granted at prices not less than 85% of the estimated fair value of the common stock on the date of grant for non-qualified options (100% for incentive stock options), as determined by the Board of Directors. The options vest over a period of up to four years from the date of grant and are exercisable for a period up to ten years from the option grant date. Under the Plan, the Board of Directors have the authority to make exceptions to both the pricing and vesting guidelines mentioned above.

Certain other information for the period ended November 20, 2020 and year ended December 31, 2019 for stock options is as follows:

	2020		2019
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at January 1	36,500	$0.93	29,000	$1.15
Granted	—	—	7,500	0.10
Exercised	(36,500)	0.93	—	—
Forfeited/expired	—	—	—	—

End of period	—	—	36,500	0.93

Exercisable	—	$—	36,500	$0.93

All of 36,500 outstanding options were exercised into 36,500 shares of Common stock of the Company on November 20, 2020 for a total of $34,100.

At December 31, 2019, options outstanding had a weighted average remaining contractual term of 4.78 years and an intrinsic value of $25,030. The stock options expense was $0 and $11,550 for 2020 and 2019, respectively.

13.3	Warrants

The following warrants were outstanding as of November 20, 2020 and December 31, 2019:

	2020		2019
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at January 1	149,026	$12.80	147,026	$12.96
Granted	79,344	11.42	2,000	1.00
Exercised	(228,370)	12.32	—	—
Forfeited/expired	—	—	—	—

Outstanding at End of period	—	—	149,026	12.80

Exercisable	—	$—	149,026	$12.80

Thrasys, Inc.	Confidential

The warrants expense was $6,508 and $7,049 for 2020 and 2019 respectively.

14	SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through March 18, 2021, the date at which the financial statements were available to be issued.

Glocal Healthcare Systems Private Limited

Consolidated Financial Statements as of and for the years ended March 31, 2020 and 2019

D. K. CHHAJER & CO. CHARTERED ACCOUNTANTS	NILHAT HOUSE 11, R. N. MUKHERJEE ROAD GROUND FL., KOLKATA- 700 001 PHONES: 033-2262 7280 / 2262 7279 TELE-FAX : 033 2230-6106 E-mail.: dkchhaJer @gmall . com kolkata@dkc lndla.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Glocal Healthcare Systems Private Limited

Report on the Audit of the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Glocal Healthcare Systems Private Limited and its subsidiaries, which comprise the consolidated balance sheet as of March 31, 2019 and March 31, 2020, and the related consolidated statements of profit and loss and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in India; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glocal Healthcare Systems Private Limited and its subsidiaries as of March 31, 2019 and March 31, 2020, and their consolidated financial performance and their consolidated cash flows for the years then ended in accordance with generally accepted accounting principles in India.

Emphasis of Matter

(i)

As discussed in Note 1 (x) to the financial statements, the Company has incurred losses in its initial stage of operations resulting in net liquidity constraints. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1 (x). Our opinion is not modified with respect to this matter.

(ii)

The management has discussed in Note 42 of the financial statements regarding the uncertainties and the management’s assessment of the financial impact due to the lock-down and other restrictions and conditions related to the COVID-19 pandemic situation, for which a definitive assessment of the impact is highly dependent upon circumstances / developments as they evolve in the subsequent periods. Our opinion is not modified with respect to this matter.

(iii)

Generally accepted accounting principles in India vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 41 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

D. K. Chhajer & Co.

UDIN: 20017483AAAAEP8861

Kolkata

30th December, 2020

Glocal Healthcare Systems Private Limited

Consolidated Balance Sheet as at 31 March 2020

Amount in USD

	Note	31 March 2020	31 March 2019
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	2	6,812,652	6,812,652
Reserves and surplus	3	713,832	(1,001,696)

		7,526,484	5,810,956
Minority interest	34	1,728,427	1,705,624
Non-current liabilities
Long-term borrowings	4	1,578,912	13,281,012
Long-term provisions	5	129,685	111,200

		1,708,597	13,392,212
Current liabilities
Short-term borrowings	6	3,892,608	3,943,193
Trade payables	7
—total outstanding dues of micro enterprises and small enterprises		—	—
—total outstanding dues of creditors other than micro enterprises and small enterprises		1,471,145	2,418,496
Other current liabilities	8	23,834,963	13,901,348
Short-term provisions	5	7,651	8,769

		29,206,367	20,271,806

TOTAL		40,169,875	41,180,599

ASSETS
Non-current assets
Goodwill	9	459,982	598,136
Property, plant and equipment	10	24,378,417	27,108,428
Intangible assets	11	2,865,890	2,991,695
Capital work-in-progress		4,637,925	4,390,896
Deferred tax assets	30	—	—
Long-term loans and advances	12	1,125,061	1,137,008
Other non-current assets	13	20,626	54,393

		33,487,901	36,280,556
Current assets
Inventories	14	269,296	259,664
Trade receivables	15	4,719,956	3,257,573
Cash and bank balances	16	171,867	621,199
Short-term loans and advances	17	1,008,242	418,651
Other current assets	18	512,613	342,956

		6,681,974	4,900,043

TOTAL		40,169,875	41,180,599

Significant accounting policies	1

The notes referred to above form an integral part of the consolidated financial statements.

As per our report of even date attached

For D.K. CHHAJER & CO. Chartered Accountants Firm’s Registration Number: 304138E	For and on behalf of the Board of Directors

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Consolidated Statement of Profit and Loss for the year ended 31 March 2020

Amount in USD

		For the year ended	For the year ended
	Note	31 March 2020	31 March 2019
Revenue from operations	19	9,057,344	7,220,982
Other income	20	2,136,145	57,205

Total revenue		11,193,489	7,278,187

Expenses
Purchase	21	961,711	1,239,083
Course operating expenses	22	—	—
Changes in inventories	23	(38,620)	(50,666)
Employee benefits expense	24	1,437,745	2,167,548
Finance costs	25	2,150,174	2,778,598
Depreciation and amortisation	26	1,404,801	1,183,020
Other expenses	27	2,870,913	4,427,102

Total expenses		8,786,723	11,744,683

Profit/(Loss) before tax		2,406,766	(4,466,496)

Income tax expense
Current tax		—	6,123
Deferred tax	30	—	—

Profit/(Loss) after tax (before adjustment of minority interest)		2,406,766	(4,472,620)

Minority Interest		22,802	(462,252)

Profit/(Loss) for the year		2,383,964	(4,010,368)

Earnings/(loss) per equity share [nominal value of share INR 10 each (Previous year INR 10 each)]	28
Basic		4.84	(8.14)
Diluted		0.09	(8.14)
Significant accounting policies	1

The notes referred to above form an integral part of the consolidated financial statements.

As per our report of even date attached

For D.K. CHHAJER & CO. Chartered Accountants Firm’s Registration Number: 304138E	For and on behalf of the Board of Directors

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Consolidated Cash Flow Statement for the year ended 31 March 2020

Amount in USD

		31 March 2020	31 March 2019
A.	Cash flow from operating activities
	Profit/(Loss) before tax	2,406,766	(4,466,496)
	Adjustments for :
	Depreciation and amortisation	1,404,801	1,183,020
	Provisions/liabilities no longer required written back	(2,109,763)	(41,727)
	Interest income	—	(12,513)
	Finance costs	2,150,174	2,778,598

		1,445,212	3,907,377
	Operating cash flow before working capital changes	3,851,977	(559,120)
	Adjustments for:
	(Increase) in trade and other receivables/advances	(2,817,928)	847,409
	Decrease in inventories	(9,631)	35,257
	Increase in trade payables, other liabilities and provisions	332,248	1,599,791

		(2,495,312)	2,482,457
	Cash (used in) operations	1,356,665	1,923,337
	Income taxes refund (net)	16,628	(94,462)

	Net cash (used in) operating activities (A)	1,373,293	1,828,874
B.	Cash flow from investing activities
	Purchase or construction of property, plant and equipment and intangible assets and movement in capital work in progress and capital advances and capital creditors	(985,522)	(2,422,765)
	Proceeds from sale of property, plant & equipment	—	10,929
	Bank deposits (having original maturity of more than 3 months)	(8,958)	122,810
	Interest received	(10,231)	40,082

	Net cash (used in) investing activities (B)	(1,004,711)	(2,248,945)
C.	Cash flow from financing activities
	Acquisition of minority interest	—	69,839
	Proceeds from borrowings (net)	(537,770)	3,298,150
	Principal payments under finance lease	—	(987)
	Finance costs paid	(311,595)	(2,493,507)

	Net cash provided by financing activities (C)	(849,365)	873,495

	Net (decrease) in cash and cash equivalent (A+B+C)	(480,782)	453,425
	Cash and cash equivalents at the beginning of the year	592,684	139,258

	Cash and cash equivalents at the end of the year (Refer Note (i) below)	111,902	592,683

	Notes:
(i)	Components of cash and cash equivalent (refer note 16)
	Cash on hand	32,083	41,300
	Balance with banks
	On current accounts	71,853	551,025
	On deposit accounts (with original maturity of 3 months or less)	7,965	359

		111,901	592,684

The above cash flow statement has been prepared under the ‘Indirect Method’ as set out in the Accounting

(ii)	Standard 3 on Cash Flow Statement (AS 3 ) specified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules, 2014.

The notes referred to above form an integral part of the consolidated financial statements.

As per our report of even date

For D.K. CHHAJER & CO. Chartered Accountants Firm’s Registration Number: 304138E	For and on behalf of the Board of Directors

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020

Group information

Glocal Healthcare Systems Private Limited (“the Company” or “the Holding Company” or “the hospital”) was incorporated on 22 July 2010 as a private limited company under the Companies Act, 1956 to set up a chain of modern hospitals across rural India. The Company is primarily engaged in business of rendering medical and health care services. As part of its business activities, the Company holds interests in its subsidiaries and Limited Liability Partnerships (LLPs) firms through which it manages and operates a networks of hospitals across rural India.

The Company, its subsidiaries and LLPs, over which the Company exercise control (jointly referred to as the ‘Group’ herein under), considered in these consolidated financial statements are:

Subsidiary Companies

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020	Percentage of ownership interest as at 31 March 2019
1	GHSPL Multispeciality Hospital & Trauma Centre Private Limited	India	100%	100%
2	Ficus Health-Infra Private Limited	India	100%	100%

Subsidiary - Limited Liability Partnership firms (over which the Company exercise control)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020		Percentage of ownership interest as at 31 March 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
1	GHSPL AMRO Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
2	GHSPL BEGUSARAI Healthcare LLP	India	95.00%	95.00%	95.00%	95.00%
3	GHSPL BGLP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
4	GHSPL FATEHPUR Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
5	GHSPL JEYPORE Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
6	GHSPL SAMBHAV KNJ Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
7	GHSPL MLD Super Speciality Healthcare LLP	India	63.00%	78.00%	63.00%	78.00%
8	GHSPL MUZF Super Speciality Healthcare LLP	India	42.00%	62.00%	42.00%	62.00%
9	GHSPL SAMBHAV RP Healthcare LLP	India	83.33%	96.00%	83.33%	96.00%
10	GHSPL SAMBHAV BSP Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
11	GHSPL JAUNPUR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
12	GHSPL JSPR Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
13	GHSPL BEM Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020		Percentage of ownership interest as at 31 March 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
14	GHSPL AMBEDKAR SCAN Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
15	GHSPL ARA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
16	GHSPL ASNSL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
17	GHSPL FRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
18	GHSPL MDPR Super Speciality Healthcare LLP	India	92.00%	98.00%	92.00%	98.00%
19	GHSPL SHRNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
20	GHSPL SJPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
21	GHSPL STP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
22	GHSPL SW Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
23	GHSPL DGHR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
24	GHSPL DNBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
25	GHSPL GYA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
26	GHSPL PRN Super Speciality Healthcare LLP	India	60.00%	76.00%	60.00%	76.00%
27	GHSPL DARBHANGA Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
28	GHSPL BALASORE Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
29	GHSPL BASTI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
30	GHSPL VARANASI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
31	GHSPL PURI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
32	GHSPL CNTA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
33	GHSPL JHRSD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
34	GHSPL ALIGR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Subsidiary—Limited Liability Partnership firms (over which the Company exercise control)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020		Percentage of ownership interest as at 31 March 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
35	GHSPL BHNGAR Super Speciality Healthcare LLP	India	56.00%	89.00%	56.00%	89.00%
36	GHSPL MRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
37	GHSPL SMBL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
38	GHSPL KNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
39	GHSPL Patna Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
40	GHSPL Dhubri Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

(This space is intentionally left blank)

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

1	Significant accounting policies

The accounting policies set out below have been applied consistently to the periods presented in these consolidated financial statements.

(a)	Basis of preparation of consolidated financial statements:

The consolidated financial statements (“CFS”) have been prepared to comply in all material aspects with applicable accounting principles in India, the applicable Accounting Standards prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014, read with Companies (Accounting Standards) Amendment Rules, 2016 applicable with effect from 1 April 2016, the provisions of the Act (to the extent notified) and other accounting principles generally accepted in India, to the extent applicable and in particular Accounting Standard 21 (AS 21) - ‘Consolidated Financial Statements’. The CFS has been prepared on an accrual basis and under the historical cost convention.

The consolidated financial statements are presented in Indian Rupees, in the same format as that adopted by the parent Group for its standalone financial statements. The consolidated financial statement of the group is prepared in reporting currency as USD for the specific purpose of transaction with UpHealth Holdings, INC (Refer Note 39) and for the purpose of filing with SEC for their upcoming IPO. The functional currency and reporting currency for statutory reporting in India is INR. The financial line items of Profit and Loss have been converted using average INR/USD conversion rate for the respective financial year, balance sheet items have been converted using spot INR/USD conversion rate as on the reporting date. Opening balances as on 1st April 2018 has been converted using spot INR/USD conversion rate as on 1st April 2018 except for equity is continued at historical rate. Any differences arising out of the conversion has been debited/credited to Foreign Currency Translation Reserve

(b)	Principles of consolidation

The CFS have been prepared on the following basis:

(i) Subsidiary companies are consolidated on a line-by-line basis by adding together the book values of the like items of assets, liabilities, income and expenses, after eliminating all significant intragroup balances and intra-group transactions and also unrealized profits or losses in accordance with Accounting Standard 21 - “Consolidated Financial Statements”. The results of operations of a subsidiary are included in the consolidated financial statements from the date on which the parent subsidiary relationship comes into existence.

(ii) The difference between the cost to the Group of its investment in the subsidiary and its proportionate share in the equity of the subsidiary as at the date of acquisition of stake is recognised as goodwill or capital reserve, as the case may be. Goodwill is tested for impairment at the end of each accounting year or if there is any indication of impairment. For impairment, the carrying value of goodwill is compared with the present value of discounted cash flows of the respective subsidiaries and loss, if any, is adjusted to the carrying value of the goodwill.

(iii) Minorities’ interest in net profits/losses of the subsidiary for the year is identified and included in the income in order to arrive at the net income attributable to the shareholders of the Group. Their share of net assets is identified and presented in the consolidated balance sheet separately. Where accumulated losses attributable to the minorities are in excess of their share of losses as per the contractual agreement, the same are accounted for by the holding Group.

(iv) As far as possible, the CFS are prepared using uniform accounting policies for like transactions and other events in similar circumstances and are presented, to the extent possible, in the same manner as the

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Group’s separate financial statements, Where it is not practicable to use uniform accounting policies, differences in accounting policies are disclosed separately in accordance with AS 21 (Consolidated Financial Statements).

(v) The financial statements of the group entities used for the purpose of consolidation are drawn up to the same reporting date as that of the Group i.e. year ended 31 March 2020. In case where the subsidiaries are registered under the Limited Liability Partnership Act, 2008 (LLP Act), financial statements for them have been prepared as per the LLP Act.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses and the disclosure of contingent liabilities on the date of the consolidated financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Any revision to accounting estimates is recognised prospectively in current and future periods.

(d)	Current - non-current classification

All assets and liabilities have been classified as current or non-current as per the Group’s normal operating cycle. Based on the nature of services and the time between the providing services and their realisation in cash and cash equivalents, the Group has ascertained its operating cycle as 12 months for the purpose of current - non-current classification of assets and liabilities.

Assets

An asset is classified as current when it satisfies any of the following criteria:

(a) it is expected to be realised in, or is intended for sale or consumption in, the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is expected to be realised within 12 months after the reporting date; or

(d) it is cash or cash equivalent unless it is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting date.

All other assets are classified as non-current.

Current assets include the current portion of non-current financial assets.

Liabilities

A liability is classified as current when it satisfies any of the following criteria:

(a) it is expected to be settled in the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is due to be settled within 12 months after the reporting date; or

(d) the Group does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

All other liabilities are classified as non-current.

Current liabilities include current portion of non-current financial liabilities.

(e)	Revenue recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the balance sheet date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary set-up is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the balance sheet date.

Interest is recognised on time proportion basis taking into account the amount outstanding and the interest rate applicable.

Dividend income is recognised when the right to receive payment is established.

Income from loyalty card sales are recognised when the related services are rendered to the patients.

(f)	Liabilities Written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(g)	Property, plant and equipment(PPE)

Land and building:

Land and buildings are initially recognised at cost. Freehold land (except land under capital work in progress) is subsequently carried at the revalued amount less accumulated impairment losses. Buildings are subsequently carried at the revalued amounts less accumulated depreciation and accumulated impairment losses.

Land and buildings are revalued by independent professional valuers on once in a 5-year basis and whenever their carrying amounts are likely to differ materially from their revalued amounts. When an asset is revalued, any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset. The net amount is then restated to the revalued amount of the asset. In case of revaluation of PPE, any increase in net book value arising on revaluation is credited to revaluation surplus, except to the extent that it reverses a revaluation decrease of the same asset previously recognised as a charge in the Statement of Profit and Loss, in which case the increase is credited to the Statement of Profit and Loss. A decrease in net book value arising on revaluation is recognised as a charge in the Statement of Profit and Loss, except to the extent it offsets an existing surplus on the same asset recognised in the revaluation reserve, in which case the decrease is recognised directly in that reserve.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Other property, plant and equipment

All other items of property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

Components of costs

The cost of an item of property, plant and equipment initially recognized includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Borrowing costs are interest and other cost (including exchange differences arising from foreign currency

(h)	Depreciation

Depreciation on Property, plant and equipment (PPE) is provided on the straight-line method over the useful lives of assets prescribed in Schedule II of the Companies Act 2013. Depreciation for assets purchased /sold during a period is proportionately charged.

Leasehold land is amortised on a straight-line basis over the period of lease, i.e. 33 years.

(i)	Intangible assets

Goodwill

Goodwill arising on acquisition of business is measured at cost less any accumulated amortisation and accumulated impairment loss. Goodwill is tested for impairment annually.

Acquired intangible assets

Intangible assets that are acquired by the Group are measured initially at cost. After initial recognition, an intangible asset is carried at its cost less any accumulated amortisation and any accumulated impairment loss.

Internally generated intangible assets

Internally generated goodwill is not recognised as an asset. With regard to other internally generated intangible assets:

•

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the Consolidated Statement of Profit and Loss as incurred.

•

Development activities involve a plan or design for the production of new or substantially improved products or processes. Development cost is capitalised only if the development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and directly attributable borrowing costs (in the same manner as in the case of property, plant & equipment). Other development expenditure is recognised in Consolidated Statement of Profit and Loss as incurred.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(j)	Amortisation

Goodwill generated on acquisition of business is amortised over a period of 5 years.

Intangible assets are amortised in Consolidated Statement of Profit or Loss over their estimated useful lives, from the date that they are available for use based on the expected pattern of consumption of economic benefits of the asset. Accordingly, at present, these are being amortised on straight line basis.

Computer software, content development and license is amortised over its useful life of 5 years to 10 years as estimated by management. Amortisation on additions/deletions is provided on pro-rata basis in the year of purchase/disposal.

(k)	Government grants

Government grants / subsidies received towards specific property, plant and equipment (PPE) have been deducted from the gross value of the concerned PPE and grant / subsidies received during the year towards revenue expenses have been shown as other operating income in the Statement of Profit and Loss.

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

(l)	Impairment of property, plant & equipment and intangible assets

The carrying amounts of assets are reviewed at each Consolidated Balance Sheet date in accordance with Accounting Standard 28 on ‘Impairment of Assets’ prescribed in the Rule 7 of the Companies (Accounts) Rules, 2014, to determine whether there is any indication of impairment. If any such indication exists, the assets recoverable amounts are estimated at each reporting date. For the purpose of impairment testing, assets are grouped together into the smallest group of assets (cash generating unit or CGU) that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. An impairment loss is recognised whenever the carrying amount of an asset or the cash generating unit of which it is a part exceeds the corresponding recoverable amount. Impairment losses are recognised in the Consolidated Statement of Profit and Loss. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the assets carrying amount does not exceed the carrying amount that would have been determined net of depreciation or amortisation, if no impairment loss had been recognised.

(m)	Inventories

Inventories comprising of medicines and consumables are carried at lower of cost and realisable value. Cost comprise purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. In determining the cost, weighted average cost method is used.

Stores and spares consists of surgical instruments, linen, crockery and cutlery are valued at cost (using FIFO method). Based on the estimated life of 3 years, 1/3rd of value of stores and spares are charged to Consolidated Statement of Profit and Loss every year.

(n)	Foreign currency transaction

Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Year end monetary assets and liabilities denominated in foreign currencies are translated at the year-end foreign exchange rates. Exchange differences arising on settlements/ year end translations are recognised in the Consolidated Statement of Profit and Loss for the year in which they arise.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(o)	Operating leases

Lease payments under an operating lease arrangements are recognised as expense in the Consolidated Statement of Profit and Loss on a straight line basis over the period of lease.

(p)	Investments

Investments that are readily realisable and intended to be held for not more than a year from the date of acquisition are classified as current investments. All other investments are classified as long-term investments. However, that part of long term investments which is expected to be realised within 12 months after the reporting date is also presented under ‘current assets’ as “current portion of long term investments” in consonance with the current and non-current classification scheme of Schedule III.

Long-term investments (including current portion thereof) are carried at cost less any other-than-temporary diminution in value, determined separately for each individual investment.

Current investments are carried at the lower of cost and fair value. The comparison of cost and fair value is done separately in respect of each category of investments.

Any reductions in the carrying amount and any reversals of such reductions are charged or credited to the Consolidated Statement of Profit and Loss.

Profit or loss on sale of investments is determined on the basis of carrying amount of investments disposed of.

(q)	Employee benefits

The Group’s obligations towards various employee benefits have been recognised as follows:

Short-term employee benefits

Employee benefits payable wholly within twelve months of receiving employee services are classified as short-term employee benefits. These benefits include salaries, bonus and ex-gratia. The undiscounted amount of short-term employee benefits to be paid in exchange for employee services is recognised as an expense as the related service is rendered by employees.

Post employment benefits Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays specified contributions to a separate entity and has no obligation to pay any further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. The Group’s contribution is recognised as an expense in the Consolidated Statement of Profit and Loss during the period in which the employee renders the related service.

Defined benefit plans

The Group’s gratuity benefit scheme is defined benefit plans. The Group’s net obligation in respect of a defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods, that benefit is discounted to determine its present value. Any unrecognised past service costs are deducted. The calculation of the Group’s obligation under the plan is performed annually by an independent actuary using the projected unit credit method carried out at the balance sheet date.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

The Group recognises all actuarial gains and losses arising from defined benefit plan immediately in the Consolidated Statement of Profit and Loss. All expenses related to defined benefit plan are recognised in employee benefits expense in the Consolidated Statement of Profit and Loss.

Compensated Absences

The employees can carry-forward a portion of the unutilised accrued compensated absences and utilise it in future service periods or receive cash compensation on termination of employment. Since the compensated absences do not fall due wholly within twelve months after the end of the period in which the employees render the related service and are also not expected to be utilized wholly within twelve months after the end of such period, the benefit is classified as a long-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increase this entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

Termination benefits

Termination benefits are recognised as an expense when, as a result of a past event, the Group has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

(r)	Taxation

Income-tax expense comprises current tax (i.e. amount of tax for the period determined in accordance with the income-tax law) and deferred tax charge or credit (reflecting the tax effects of timing differences between accounting income and taxable income for the period). Income-tax expense is recognised in the Consolidated Statement of Profit and Loss.

Current tax is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the applicable tax rates and tax laws. Deferred tax is recognised in respect of timing differences between taxable income and accounting income i.e. differences that originate in one period and are capable of reversal in one or more subsequent periods. The deferred tax charge or credit and the corresponding deferred tax liabilities or assets are recognised using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets are recognised only to the extent there is reasonable certainty that the assets can be realised in future; however, where there is unabsorbed depreciation or carried forward loss under taxation laws, deferred tax assets are recognised only if there is a virtual certainty supported by convincing evidence that sufficient future taxable income will be available against which such deferred tax assets can be realised. Deferred tax assets are reviewed as at each balance sheet date and written down or written-up to reflect the amount that is reasonably/virtually certain (as the case may be) to be realised.

Minimum Alternative Tax (‘MAT’) under the provisions of the Income-tax Act, 1961 is recognised as current tax in the Statement of Profit and Loss. The credit available under the Act in respect of MAT paid is recognised as an asset only when and to the extent there is convincing evidence that the Group will pay normal income tax during the period for which the MAT credit can be carried forward for set-off against the normal tax liability. MAT credit recognised as an asset is reviewed at each balance sheet date and written down to the extent the aforesaid convincing evidence no longer exists.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(s)	Provisions and contingent liabilities

A provision is created when there is a present obligation as a result of a past event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Contingent assets are neither recognised nor disclosed in the financial statements. However, contingent assets are assessed continually and if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognised in the period in which the change occurs.

(t)	Earnings/(loss) per share

Basic earnings/ (loss) per share is calculated by dividing the net profit/(loss) for the year attributable to equity shareholders by the weighted average number of equity shares outstanding during the year. Diluted earnings per share are computed using the weighted average number of equity and dilutive potential equity shares outstanding during the year, except where the results would be anti-dilutive.

(u)	Discount on issue of debentures

Discount on issue of debentures and expenditure incurred in connection with such issue are amortised over the term of the debentures in proportion to the principal amount outstanding.

(v)	Cash and cash equivalents

Cash and cash equivalents in the cash flow statement comprise cash at bank and in hand and short term investements with original maturity of three months or less.

(w)	Cash flow statement

Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Group are segregated.

(x)	Going Concern

The group consolidated financial statements have been prepared on the basis that the group will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The group have incurred losses till year end March 31, 2019 and have delays in repayment of loan. The Company is under discussion with the bank for extension, however due to the COVID situation, there has been delay in approvals from Bank, the management expects to receive the approvals for extension in certain period of time shortly. The Group has earned profits for year end March 31, 2020 and also expects to earn profits in subsequent years based on the management projections and contracts entered. The Group also have received guarantee for the creditors of $35,000,000 from Uphealth, Inc. as part of the share purchase agreement dated October 22, 2020 (Refer note 39). With the positive cash flows from operation and the transaction with Uphealth, Inc., the management believes that there are no concerns towards near term access to capital and meeting its obligations.

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

2	Share capital

				Amount in USD
	31 March 2020		31 March 2019
	Number of shares	Amount	Number of shares	Amount
Authorised
Equity shares of INR 10 each	13,500,000	2,075,515	13,500,000	2,075,515
Preference shares of INR 100 each	5,000,000	7,687,092	5,000,000	7,687,092
Preference shares of Re. 1 each	3,200,000	49,197	3,200,000	49,197

	21,700,000	9,811,805	21,700,000	9,811,805

Issued, subscribed and paid up
Equity Shares
Equity shares of INR 10 each	492,904	104,371	492,904	104,371

Preferred Stock
0.001% Compulsorily Convertible Cumulative Preference Shares - Series A of INR 100 each	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares - Series C of INR 100 each	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1 of INR 100 each	157,234	243,565	157,234.00	243,565
8% Compulsorily Convertible Cumulative Preference Shares of INR 100 each	3,499,588	5,550,528	3,499,588	5,550,528

Total	4,645,439	6,812,652	4,645,439	6,812,652

a) Reconciliation of the shares outstanding at the beginning and at the end of the year:
Equity shares of INR10 each fully paid up
At the commencement and at the end of the year	492,904	104,371	492,904	104,371
Shares issued during the year	—	—	—	—

At the end of the year	492,904	104,371	492,904	104,371

0.001% Compulsorily Convertible Cumulative Preference Shares - Series A
At the commencement and at the end of the year	240,777	508,086	240,777	508,086
Shares converted into equity shares during the year	—	—	—	—

At the end of the year	240,777	508,086	240,777	508,086

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C
At the commencement and at the end of the year	254,936	406,102	254,936	406,102
Shares issued during the year	—	—	—	—

At the end of the year	254,936	406,102	254,936	406,102

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

				Amount in USD
	31 March 2020		31 March 2019
	Number of shares	Amount	Number of shares	Amount

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1
At the commencement and at the end of the year	157,234	243,565	157,234	243,565
Shares issued during the year	—	—	—	—

At the end of the year	157,234	243,565	157,234	243,565

8% Compulsorily Convertible Cumulative Preference Shares
At the commencement of the year	3,499,588	5,550,528	3,499,588	5,550,528
Shares issued during the year	—	—	—	—

At the end of the year	3,499,588	5,550,528	3,499,588	5,550,528

b)	Shares held by holding company:

The Company does not have a holding company.

c)	Details of shareholders holding more than 5% are as follows

	Number of shares	% of shares held	Number of shares	% of shares held
Equity shares of INR 10 each fully paid up held by
Dr. Syed Sabahat Azim	154,000	31.24	154,000	31.24
Mrs. Richa Sana Azim	154,000	31.24	154,000	31.24
Mr. M. Damodaran	52,855	10.72	52,855	10.72
Elevar Equity Mauritius	52,555	10.66	52,555	10.66

0.001% Compulsorily Convertible Cumulative Preference Shares - Series A
Elevar Equity Mauritius	146,616	60.89	146,616	60.89
Sequoia Capital India Investment Holdings III	94,161	39.11	94,161	39.11

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C
Elevar Equity Mauritius	125,774	49.34	125,774	49.34
Sequoia Capital India Investment Holdings III	62,887	24.67	62,887	24.67
Mr. M. Damodaran	45,311	17.77	45,311	17.77
Kimberlite Social Infra Private Limited	20,964	8.22	20,964	8.22

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1
Elevar Equity Mauritius	157,234	100	157,234	100

8% Compulsorily Convertible Cumulative Preference Shares
SIDBI Trustee Company Limited A/C Samridhi	3,499,588	100	3,499,588	100

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

d)	Rights, preferences and restrictions in respect of each class of shares including restrictions on the distribution of dividends and the repayment of capital:

i) The Company has a single class of equity shares. Each holder of equity share is entitled to one vote per share, when present in person on a show of hands. In case of poll, each holder of equity shares shall be entitled to vote in proportion to his paid-up equity share capital.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive any of the remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

ii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series A” having a par value of INR 100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount. The holders of preference shares may convert the preference shares in whole or part into equity shares at any time before January 13, 2026 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares at the then applicable conversion rate, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier. The Company shall and the founders shall cause the Company to undertake a Qualified IPO (‘IPO’) at a price equal to the fair market value or a strategic sale, in the event the Company fails to complete the qualified IPO or strategic sale, the investor shall have the right, to call or buyback of all or part of the investor shares by the Company whether through one or more successive buyback offer at fair value. The buyback is subject to the meeting the conditions as provided by Companies Act 2013. The agreement is subsequently been amended on December 11, 2020 which provides the investor had no point in time intent to exercise such buyback rights and based on the addendum letter, such buyback rights may be deemed to have been removed from the shareholders agreement.

iii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series C” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount or such higher percentage as declared in respect of the holders of equity shares. The holders of the preference shares may convert the preference shares in whole or part into equity shares at any time before December 31, 2030 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier.

iv) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. in addition, if the holders of equity shares or any other class of shares (other than shares held by SIDBI) are proposed to be paid dividend in excess of 0.001% , the holders of Series C1- Compulsorily Convertible Cumulative Preference Shares shall be entitled to dividend at such higher rate. The holders of the Series C1-Compulsorily Convertible Cumulative Preference Shares may convert at 1:1 in whole or part into equity shares at any time before 19 years from the date of issuance.

v) The Company has a class of preference shares referred to as “8% Compulsorily Convertible Cumulative Preference Shares”, having a par value of INR 100 each allotted on 24 September 2013 and 13 August 2014. These preference shares carry a pre-determined cumulative dividend rate of 8% p.a. on the capital for the time being paid up on the subscribed preference shares. The Company and/or the

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

promoters or their nominees may on or before the October 31, 2018, or such later date as agreed by the investors after giving notice of at least thirty (30) days to the investor, buy back/redeem/purchase the preference shares held by the investor either in full or in part at any time during the tenure of this Agreement. In case the Company/Promoters have not bought back/redemed/purchased the subscription preference shares, the Company shall convert the outstanding preference shares at an pre-agreed IRR of 16%, this is later amended in agreement dated March 31, 2017, In the event the PAT for the Financial Year ending March 31, 2018 is negative (i.e. there is a loss), the conversion of the Outstanding Preference Shares (issued as per the SSHA) into Equity Shares shall be at the par value of the Equity Shares. The Companies have a negative PAT in year end March 31, 2018 and hence the preference shares are convertible at 1:1 ratio. There is subsequent round of preference shares issued as per agreement dated March 31, 2017 at similar terms.

3	Reserves and surplus

	31 March 2020	31 March 2019
Securities premium account	8,320,698	8,320,698
Revaluation surplus	10,128,170	10,128,170
General reserve	331,361	331,361
Foreign Currency Translation reserve	(2,576,594)	(1,908,158)
Surplus in Statement of Profit and Loss
At the commencement of the year	(17,873,766)	(13,863,398)
Add: Profit/(Loss) for the year	2,383,964	(4,010,368)

Balance as at the end of the year	(15,489,802)	(17,873,766)

Total reserves and surplus	713,832	(1,001,696)

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

4	Long-term borrowings

					Amount in USD
		Non-current portion		Current portion*
	Secured/ unsecured	31 March 2020	31 March 2019	31 March 2020	31 March 2019
204,540 (previous year: 204,540) 13.55% non-convertible debentures of INR 1,000 each	Secured	—	—	2,715,433	2,940,868
Less: Discount on issue of debenture to the extent not written off or adjusted		—	—	—	2,713

		—	—	2,715,433	2,938,155

Term loans from Banks	Secured	—	10,297,067	12,630,603	3,487,525
Term loan from Small Industries Development Bank of India	Secured	561,155	718,898	107,534	93,457
Term loan from National Skill Development Corporation	Secured	695,997	1,129,351	1,396,354	1,136,706
Term loan from Caspian Impact Investments Private Limited	Unsecured	—	359,449	1,327,580	1,078,347
Term loan from Blacksoil capital Private
Limited	secured	—	245,079	362,333	588,477
Equipment loan	Secured	321,760	531,167	237,157	297,165

		1,578,912	13,281,012	18,776,995	9,619,832

*	Amount disclosed under Other current liabilities - Note 8

(a)	Secured non-convertible debenture

(i)

The Company had issued 13.55% redeemable non-convertible debenture of face value of INR 1,000 each agreegating to INR 204,540,000 (USD 2,715,433) at a discount of 0.95% on face value on 19 March 2016 to Essential Capital Consortium BV on private placement basis. These debentures are redeemable at par in two equal instalments of INR 102,270,000 (USD 1,478,574) each on 5 May 2019 and 5 November 2019 and in case put option is exercised by debenture holder, the total balance of INR 204,540,000 (USD 287,172) has to be repaid on any date not earlier than 11 February 2019. Interest is payable semi-annually at the rate of 13.55% per annum (net of withholding tax) on interest payment dates or earlier in case upon the exercise of the put option (interest payment starting from 5 May 2016 and ending on 5 November 2019 and in case put option is exercised, starting from 5 May 2016 and ending on 11 February 2019 ) as per Mortgage Cum Debenture Trust Deed dated 4 February 2016.

(ii)	These debentures are secured by way of a second ranking and continuing charge by way of registered mortgage on the;

(a) immovable secured properties i.e rights in relation to;

(i) piece and parcel of garden land at Sonamukhi (District: Bankura) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(ii) piece and parcel of land at Bolpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(iii) piece and parcel of land at Behrampore (District: Murshidabad) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(iv) rooftop of one-storied building, ground floor stalls and rear vacant land at Dubrajpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future

(v) office space together with all constructions and plant and machinery erected thereon at Ecospace, New Town Rajarhat (Kolkata)

(b) movable assets in relation to hospitals at Sonamukhi (District: Bankura), Dubrajpur (District: Birbhum), Behrampur (District: Bankura), Bolpur (District: Birbhum) and head office at Ecospace, New Town Rajarhat (Kolkata).

(iii)

In view of contribution of the company in the field of medicine especially during the COVID situation, USAID has decided to approve grant by paying off its debts towards Essential Capital Consortium (ECC). The grant has approved as on date of signing off balance sheet and ROC filing ahs been completed in June 2020.

(b)	Term loans from Allahabad Bank

(i)	Term loan from Allahabad Bank amounting to INR 952,256,998 (USD 12,641,978) [previous year INR 958,730,792 (USD 13,784,592)] is secured by;

(a) For term loan I and II: First and exclusive charge by way of equitable mortgage on freehold land of Sonamukhi Unit, Bolpur Unit and Berhampore Unit and leasehold land of Dubrajpur Unit and construction thereon including hospital building, staff quarters etc (both present and future). Further, first and exclusive charge by way of hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles and other fixed assets both moveable and immovable of the respective five units and administrative office of the Company (both present and future). Second charge on the entire current assets of the five units and administrative office of the Company (both present and future).

(b) For term loan III,IV & V: 1. First Charge by way of Equitable Mortgage on land and building for the proposed 10 hospitals under LLPs i.e. Amroha Unit, Krishnanagar Unit, Jeypore Unit,, Muzzafarpur Unit, Bhagalpur Unit, Medinipur Unit, Malda Unit, Fatehpur Unit, Basti Unit and Bhangar Unit and construction thereon including hospital building, staff quarters, offices etc. (both present and future)

2. First Charge by way of Hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles, hospital equipments and other fixed assets both moveable and immovable of the proposed 10 hospitals under LLPs (both present and future)

3. Assignment of free cash-flows available to the Company as its share in the LLPs

Second charge on the entire current assets of the 10 hospitals operated by LLPs (Both present and future). Personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim.

(ii)

Interest on the above Term Loan-I, II & III carries an interest of 1-year MCLR plus 3.10% p.a. at monthly rests and is payable as and when due. And Term Loan IV and V carries an interest of 1-year MCLR plus 4.10% p.a. at monthly rests and is payable as and when due.

(iii)	The Company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

late. The Bank and the Company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process.

(c)	Term loan from Small Industries Development Bank of India (SIDBI)

(i)	Term loan from SIDBI amounting to INR 50,900,000 (USD 675,738) [previous year INR56,500,000 (USD 812,355) ] is secured by:

(a) First charge by way of mortgage of leasehold rights of the borrower in favour of SIDBI over immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Hypothecation of all the movables acquired / to be acquired under the project including the movables, plant, machinery, spares, tools & accessories, office equipment, computers, furniture and fixtures situated at 34.188 decimal situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar.

(c) Personal guarantee of Dr. Syed Sabahat Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)	Above term loan carries an interest of SIDBI’s Prime Lending Rate (PLR) plus 1.50%, at monthly rests and is payable as and when applied.

(d)	Term loan from National Skill Development Corporation

(i)	Term loan from National Skill Development Corporation amounting to INR 157,606,322 (USD 2,092,351) [previous year : INR 157,606,322 (USD 2,266,057)] is secured by:

(a) Charge on the movable, immovable acquired assets and receivables including revenue from franchisee arrangements, earnings from training programs.

(b) Deeds of hypothecation to be executed as and when assets are acquired and intimation forwarded to NSDC.

The term loan has been sanctioned for INR 189,000,000 (USD 2,500,000) and is to be disbursed in five instalments. The period of loan is ten years with two years moratorium on interest and principal from the date of first disbursement of the loan, final repayment by Q4 of the year 2021-22. The loan is repayable on quarterly basis, after moratorium period, as per the repayment schedule given in the loan agreement. The Company has not repaid of principal and interest as per the repayment schedule. Principal and interest is outstanding from fourth quarter of the financial year ended 31 March 2017 till date. The current skilling structure has resulted in pendencies for the Company and hence the Company has approached NSDC for changes in the structure. The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(ii)	The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(e)	Term loan from Caspian Impact Investments Pvt. Ltd.

(i)	Term loan from Caspian Impact Investments Pvt. Ltd. amounting to INR 100,000,000 (USD 1,327,580) [previous year: INR 100,000,000 (USD 1,437,796)] is unsecured and other terms are:

(a) Carries an interest rate of 15% p.a.

(b) Purpose is to finance working capital.

(c) At the end of the tenor of the credit facility or upon prepayment of credit facility,whichever is earlier the borrower shall pay such additional interest that resulting in the overall XIRR of 18% on the entire credit facility from the First Disbursement date until the repayment date.

(d) Additionally the lender shall have the option but not an obligation to convert whole or part of the unpaid amount under the Credit Facility and/or invest additional amount cumulatively upto a maximum of INR 100,000,000 (USD 1,327,580) at the share price of the next round of equity investment immediately after the execution date for subscription of shares whether equity or preference.

(e) As per revised schedule dt. April 24, 2020 entire loan will be repaid on December 31, 2020 and interest will be charged on monthly rest.

As per revised repayment schedule there is no continuing overdue as on date of signing of balance sheet.

(f)	Equipment loan

(i)	Equipment loan from India Infoline Finance Limited amounting to INR 11,356,719 (USD 150,770) [previous year: INR 13,548,550 (USD 198,400)] consists of:

(i) Rs 8,529,123 (previous year: Rs 8,529,123) secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim. This equipment loan has been sanctioned with limit of INR 13,541,350 and at the margin of 11%. This loan is repayable in 72 equated monthly instalments starting from 15 January 2016. Interest on equipment loan carries an interest rate of 13% p.a.

(ii) Rs 5,019,427 (previous year: INR 5,019,427) secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim. This equipment loan has been sanctioned with limit of INR 6,942,000 at the margin of 11%. This loan is repayable in 72 equated monthly instalments starting from 1 August 2016. Interest on equipment loan carries an interest rate of 13.01% p.a.

(ii)

Equipment loan from India Infoline Finance Limited taken in the books of GHSPL Amroha Super Speciality Healthcare LLP amounting to INR 5,822,799 (USD 77,302) [previous year: INR 7,524,662 (USD 108,189)] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR 11,738,210 (USD 155,834) and at the margin of 11%. This loan is repayable in 72 equated monthly instalments of INR 150,100 (USD 2220) starting from 15 January 2016, INR 213,750 (USD 3,138) starting from 15 January 2017 and INR 260,450 (USD 3,899) starting from 15 February 2017. Equipment loan carries an interest at the rate of 13% p.a.

(iii)	Equipment loan from India Infoline Finance Limited taken in the books of GHSPL Sambhav KNJ Healthcare LLP amounting to INR 8,040,442 (USD 106,743) [previous year: INR 10,971,843

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(USD 157,753)] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR17,048,720 and at the margin of 11%. This loan is repayable in 72 monthly installments of INR 201,500 (USD 2,980) starting from 15 January 2016 and INR 383,000 (USD 5,623) starting from 15 January 2017. Equipment loan carries an interest at the rate of 13% p.a.

(iv)

Equipment loan from India Infoline Finance Limited taken in the books of GHSPL MUZF Super Speciality Healthcare LLP amounting to INR 9,305,242 (USD 123,535) [previous year: INR 12,837,321 (USD 184,574) is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR 21,587,395 (USD 286,590) and at the margin of 11%. This loan is repayable in 72 monthly installments of INR 272,500 (USD 4,073) starting from 15 February 2016 and INR 480,000 (USD 7,047) starting from 15 January 2017. Equipment loan carries an interest at the rate of 13% p.a.

(v)

Equipment loan from Dewan Housing Finance Limited taken in the books of GHSPL BGLP Super Speciality Healthcare LLP amounting to INR 2,459,836 (USD 32,656) [previous year: INR 4,529,609 (USD 65,127 )] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR 9,999,591 (USD 132,753) and at the margin of 11%. This loan is repayable in 60 monthly installments of INR 224,991 starting from March 2016. Equipment loan carries an interest at the rate of 12.50% p.a.

(vi)

Equipment loan from Dewan Housing Finance Limited taken in the books of GHSPL Jeypore Healthcare LLP amounting to INR 2,693,833 (USD 35,763) [previous year: INR 4,916,556 (USD 70,690) is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of two Directors of Glocal Healthcare Systems Private Limited- partner, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim. This equipment loan has been sanctioned with a limit of INR 10,011,423 (USD 132,910). This loan is repayable in 60 equated monthly instalments of INR 225,257 (USD 3,396) starting from April 2016. Equipment loan carries an interest at the rate of 12.50% p.a.

(vii)

Equipment loan from India Infoline Finance Limited taken in the books of GHSPL Begusarai Healthcare LLP amounting to INR 2,421,567 (USD 32,148) [previous year: INR 3,282,710 (USD 47,199)] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim [Directors of GHSPL (partner in the LLP)]. This equipment loan has been sanctioned with a limit of INR 5,226,970 (USD 69,392). This loan is repayable in 72 monthly installments (including first 12 months as principle moratoriam) starting from 15 January, 2016. Equipment loan carries an interest of 13% p.a

(g)	Term loan from Blacksoil Capital Private Limited

Term loan from Black Soil Private Limited amounting to INR 27,272,723 (USD 362,067) [previous year: INR 57,945,543 (USD 833,139)] is unsecured and other terms are:

(a) Carries an interest rate of 16.25% p.a.

(b) The loan of INR 75,000,000 (USD 995,685) has been sanctioned for business purpose.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(c) The facility is secured by way of hypothecation created in favour of Black Soil Private Limited over following:

(i) a first & exclusive charge over inventory.

(ii) a first & exclusive charge on the Identified Receivables accruing to the borrowers, both present & future.

(iii) if the DSRA in the form of fixed deposit, then first & exclusive charge on DSRA.

(d) Loan is to be repaid in 22 equated monthly installment of INR 3,409,091 (USD 45,258) starting from 30th November, 2018 till 31st August, 2020.

(e) In light of the stress in the financial sector caused by the COVID-19 pandemic, the Tenure shall stand extended by 12 (twelve) months starting from September, 2020. The extension has come after the reporting date.

(f) There is no continuing overdue as on date of signing of balance sheet

(h)	Loan from Hero Fincorp

(i)	Term loan amounting to Nil (previous year Nil) is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no. 827, 3665, 3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 796,548) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively.

(iii)	Above term loan is carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(i)	Overdue payment of loan

		( IN USD)
Particulars	Principal Amount	Interest Amount	Period
Allahabad Bank Loan
TL-1	394,117	226,182	1.Principal Amount due from June 2018 2.Interest amount due from March 2019
TL-2	256,965	152,985
TL-3	491,216	344,725	1.Principal Amount due from June 2018 2.Interest amount due from January 2019
TL-4	373,050	390,837	1.Principal Amount due from July 2018 2.Interest amount due from January 2019
TL-5	1,059,409	778,657	1. Principal & Interest due from Janurary’2019 to March 2020

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

		( IN USD)
Particulars	Principal Amount	Interest Amount	Period
Caspian Impact Investments Private Limited (Refer point “f” above)	331,895	33,278	Feruary 2019 to March 2020
Blacksoil Capital Private Limited (Refer point “h” above)	135,775	12,393	January 2019 to March 2020
National Skill Development Corporation (NSDC)	346,783	130,903	April 2019 to March 2020
Small Industries Development Bank Ltd.	15,931	15,912	January 2020 to February 2020
Total	3,405,142	5,491,013

There is no continuing overdue in respect of loan from Caspian Impact Investments Private limited & Black soil Private Limited as on date of signing of balance sheet.

(k) As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief is extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

5	Provisions

				Amount in USD
	Long-term		Short-term
	31 March 2020	31 March 2019	31 March 2020	31 March 2019
Provision for employee benefits
Gratuity Compensated	78,161	66,285	3,322	3,683
Absences	51,524	44,916	2,471	3,073

	129,685	111,200	5,793	6,756

Other provisions
Provision for Income
Tax	—	—	1,859	2,013

	—	—	1,859	2,013

	129,685	111,200	7,651	8,769

5.1

Actuarial valuation has not been done for non-operative LLP’s and LLP’s which are given on O&M or where there are no employees as on March 31, 2020. Hence, for those LLP’s closing balance is taken as it is from March 31, 2019. Name of LLP’s for whom Actuarial valuation was done in March 31, 2019 but not done in March 31, 2020 as follows:

a.	GHSPL JEYPORE Healthcare LLP

b.	GHSPL SAMBHAV KNJ Healthcare LLP

c.	GHSPL MUZF Super Speciality Healthcare LLP

d.	GHSPL MDPR Super Speciality Healthcare LLP

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

6	Short-term borrowings

	31 March 2020	31 March 2019
Cash credit facilities from bank (secured)	1,117,699	1,336,656
Unsecured loan
- loan from Hero Fincorp Ltd	929,306	431,339
- loan from related party (refer note 35)	373,962	406,005
- loan from directors (refer note 35)	20,312	28,468
- loan from others	1,451,329	1,740,725

	3,892,608	3,943,193

6.1(i)

Cash credit facilities from Allahabad Bank has been sanctioned with a limit of INR 50,000,000 (USD 663,790) (for working capital requirement of the five existing operational hospitals of the Company with a margin of 25%) and is secured by first and exclusive charge of hypothecation of all the current assets of the five units and administrative office of the Company (both present and future). Further, secured by (along with bank guarantee) second charge on land and building, plant and machineries and other fixed assets of the five existing operational hospitals under the Company’s direct ownership (both present and future). The cash credit facilitities carry an interest rate of one year MCLR plus 3.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable as and when due.

(ii)

During the financial year ended 31 March 2020, the Group has availed cash credit facilities from Allahabad Bank for Amroha, Krishnanagar, Jeypore, Begusarai, Bhagalpur, Medinapur, Malda, Bhangar, Basti and Muzafarpur LLP’s. Cash Credit from Allahabad Bank has been sanctioned with a limit of INR 30,000,000 (USD 398,287.15) and is secured by stock (margin of 25% on stocks and 40% on book debts up to 90 days old). The cash credit facilities carry an interest rate of 1 year Allahabad Bank MCLR + 4.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable on demand.

(iii)

The company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as NPA pending closure of restructuring process.

6.2	Interest free loan taken from directors and related parties are repayable on demand.

6.3	a. Loan taken from others is repayable on demand.

b.	Loan taken from others carries an interest rate of 12% to 15% p.a. (except for three parties)

6.4	Loan from Hero Fincorp

(i)	Term loan amounting to INR 70,000,000 (USD 929,306) [previous year INR 30,000,000 (USD 431,339)] is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 862,678) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively. The term loan facility for takeover of loan from SIDBI & IIFL has not been availed and hence got expired. So the charge created against immovable property is still lying with SIDBI.

(iii)	Above term loan is carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(iv)	The repayment of loan has not started yet.

(v)

As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief is extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

7	Trade payables

	31 March 2020	31 March 2019
Total outstanding dues of micro enterprises and small enterprises	—	—
Total outstanding dues of creditors other than micro enterprises and small enterprises	1,471,145	2,418,496

	1,471,145	2,418,496

7.1	For dues to micro and small suppliers, refer to note 31

8	Other current liabilities

	31 March 2020	31 March 2019
Current maturities of long-term debts (refer note 4)	18,776,995	9,619,832
Interest accrued and due on term loans	2,275,228	596,171
Interest accrued and due on cash credit	145,101	—
Interest accrued and due on equipment loan	32,465	19,072
Interest accrued and due on other loan	118,523	—
Interest accrued but not due on debentures	—	158,953
Interest accrued but and due on debentures	182,050	—
Creditors for capital goods	178,446	717,026
Employee benefits payable	539,903	911,934
Advance from TPA & Customers	431,960	431,339
Partner’s Current A/c	17,259	18,691
Statutory dues payable
Provident fund	274,585	176,766
Professional tax	12,484	10,175
Employee state insurance payable	166,695	150,015
Tax deducted at source payable	327,555	457,415
Goods and services tax payable	88,504	207,322
Unearned revenue	131,424	341,605
Advance from patients and others	7,220	35,623
Other liabilities/ payables	128,565	49,409

	23,834,963	13,901,348

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

i. Major clients of the company are ESIC, PSU’s and various other government departments. There has been major delay in receipt of payment from their side which is creating challenges for the company to meet its operational expenses which includes statutory obligations also.

8.1	Due to this financial crunch there has been continuing delay in payment of statutory dues on the part of the company.

ii. As per Income Tax Act tax is to be deducted on payment or credit whichever is earlier, ignoring the fact whether payment has been made or not. Hence, TDS liability is deposited in respect of those to whom payment has been made.

8.2	Advance receipt of INR 30 mm from S.S Earth Moving Mining was for setup of dispensary setup in their mining area. But no space was allocated to us by them, hence setup is not done.

8.3	Advance include amount received from African medical supply for supply of Digital Dispensary setup but due to COVID outbreak same could not be fulfilled

8.4

Regarding interest accrued and due on term loan taken from Allahabad bank,the company has been disputing the EMIs being deducted by the bank since 2017 in respect to hospital projects, that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process. As the account has been declared technical NPA by the bank so no interest has been charged by the bank but following the concept of mercantile system of accounting interest on term loan from Allahabad Bank and interest on cash credit limit has been calculated and charged in expenses. This interest has been classified as Interest accrued and due under other current liabilities.

9	Goodwill

	31 March 2020	31 March 2019
Opening balance	598,136	639,580
Amortisation of Goodwill	(95,982)	—
Forex Adjustment	(42,172)	(41,444)

Closing balance	459,982	598,136

12	Long-term loans and advances

	31 March 2020	31 March 2019
(Unsecured and considered good)
To parties other than related parties
(a) Capital advances	544,996	559,029
(b) Security deposits	166,558	179,882

	711,553	738,911
(c) Other loans and advances
TDS receivables	413,507	398,097

	413,507	398,097

	1,125,061	1,137,008

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

13	Other non-current assets

	31 March 2020	31 March 2019
(Unsecured and considered good)
Bank deposits (due to mature after 12 months from the reporting date) [refer note 16]*	19,289	47,989
Balance with government authorities	661	716
Interest accrued on bank deposits	41	4,999
Interest accrued on electricity deposits	636	688

	20,626	54,393

14	Inventories

(Valued at lower of cost and net realisable value)
Stock of digital dispensary	51,168	—
Stock of medicines and medical consumables	214,162	247,135
Stores and spares	3,966	12,529

	269,296	259,664

15	Trade receivables

Receivables outstanding for a period exceeding six months from the date they become due for payment

(a) Unsecured and considered good	1,520,746	2,289,379
(b) Doubtful	434,940	471,048
Less: Provision for doubtful receivables	(434,940)	(471,048)

	1,520,746	2,289,379
Other receivables
(a) Unsecured, considered good	3,199,210	968,194

	4,719,956	3,257,573

16	Cash and bank balances

	31 March 2020	31 March 2019
Cash and cash equivalents
Cash on hand	32,083	41,300
Balance with banks:
On current accounts	71,853	551,025
On deposit accounts (with original maturity of 3 months or less)	7,965	359

	111,901	592,684
Other bank balances:
Deposits in banks with maturity of more than 3 months but less than 12 months*	59,965	28,515

	171,867	621,199

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

*	Bank deposits of USD 13,276 (31 March 2019: USD 14,378) have been pledged with Black Soil as security for term loan
*	Bank deposits of USD 30,421 (31 March 2019: USD 44,323) have been given as cash margin to banks for issuing bank guarantees to government authorities.

17	Short-term loans and advances

(Unsecured and considered good)
To parties other than related parties
Security deposits	37,376	40,479
Prepaid expenses	2,652	3,378
Advance for supply of goods and services	493,214	221,913
Advance to doctors	26,339	14,513
Advances to employees	396,399	99,368
Advances to others	52,262	39,000

	1,008,242	418,651

18	Other current assets

(Unsecured and considered good)
Interest accrued on bank deposits	16,261	6,030
Government grant receivable	492,567	309,455
Unbilled revenue	3,786	27,472

	512,613	342,956

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

10	Property, Plant & Equipment

	Freehold land	Leasehold land	Buildings	Electrical equipment	Medical & surgical equipments	Furniture and fixtures	Vehicles	Office equipment	Computers and accessories	Total
Gross block
As at 1 April 2018	6,058,520	32,426	20,286,052	930,781	4,066,207	684,259	13,958	190,944	347,028	32,610,176
Adjustments	—	—	—	—	—	—	—	—	—	—
Additions	—	—	112,135	491	20,382	3,451	—	350	2,418	139,225
Disposals	—	—	—	—	13,390	284	—	89	—	13,763
Forex Adjustment	(392,584)	(2,101)	(1,318,141)	(60,329)	(290,491)	(45,009)	(904)	(12,560)	(22,565)	(2,144,684)

As at 31 March 2019	5,665,936	30,325	19,080,046	870,943	3,809,487	642,984	13,054	178,824	326,881	30,618,480

As at 1 April 2019	5,665,936	30,325	19,080,046	870,943	3,809,487	642,984	13,054	178,824	326,881	30,618,480
Adjustment	—	—	—	—	—	—	—	—	—	—
Additions	—	—	—	16,981	52,856	1,683	—	1,750	1,651	74,921
Discard/Disposals	—	—	—	—	—	—	—	—	—	—
Forex Adjustment	(434,327)	(2,325)	(1,462,597)	(67,414)	(294,045)	(49,353)	(1,001)	(13,775)	(25,121)	(2,349,956)

As at 31 March 2020	5,231,609	28,001	17,617,449	820,510	3,568,298	595,315	12,053	166,799	303,411	28,343,444

Accumulated depreciation
As at 1 April 2018	—	3,588	1,339,858	239,065	741,386	254,169	7,055	95,186	236,580	2,916,887
Depreciation for the year	—	1,156	316,919	92,589	287,994	57,194	1,485	10,054	43,809	811,200
Accumulated depreciation on disposals	—	—	—	—	2,692	83	—	59	—	2,834
Forex Adjustment	—	(270)	(97,089)	(18,491)	(62,668)	(18,486)	(505)	(6,610)	(16,749)	(220,869)

As at 31 March 2019	—	4,474	1,559,688	313,163	969,404	292,960	8,035	98,688	263,640	3,510,052

As at 1 April 2019	—	4,474	1,559,688	313,163	969,404	292,960	8,035	98,688	263,640	3,510,052
Depreciation for the year	—	1,074	296,259	84,338	274,743	52,971	838	8,730	33,945	752,899
Accumulated depreciation on disposals	—	—	—	—	—	—	—	—	—	—
Forex Adjustment	—	(384)	(130,914)	(27,238)	(84,841)	(24,487)	(648)	(7,900)	(21,511)	(297,923)

As at 31 March 2020	—	5,164	1,725,033	370,263	1,159,306	321,444	8,225	99,519	276,075	3,965,028

Net block
31 March 2019	5,665,936	25,851	17,520,358	557,779	2,840,084	350,024	5,019	80,135	63,240	27,108,428

31 March 2020	5,231,609	22,837	15,892,417	450,247	2,408,992	273,870	3,828	67,280	27,336	24,378,417

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

11	Intangible assets

Amount in USD

	Computer software (internally generated platform/applications)	Computer software	Trademark	Content development	Total
Gross block
As at 1 April 2018	2,206,079	495,707	246	468,139	3,170,171
Additions	1,203,852	—	—	—	1,203,852
Deletions	—	—	—	—
Forex Adjustment	(181,955)	(32,121)	(16)	(30,335)	(244,427)

As at 31 March 2019	3,227,976	463,586	230	437,804	4,129,596

As at 1 April 2019	3,227,976	463,586	230	437,804	4,129,596
Additions (refer note)	663,573	—	—	—	663,573
Deletions	—	—	—	—	—
Forex Adjustment	(272,877)	(35,537)	(18)	(33,560)	(341,991)

As at 31 March 2020	3,618,673	428,050	212	404,244	4,451,178

Amortisation
As at 1 April 2018	401,396	239,159	111	191,378	832,044
Amortisation for the year	219,398	61,881	48	90,493	371,820
Deletions	—	—	—	—	—
Forex Adjustment	(33,118)	(17,502)	(9)	(15,333)	(65,962)

As at 31 March 2019	587,676	283,538	150	266,538	1,137,902

As at 1 April 2019	587,676	283,538	150	266,538	1,137,902
Amortisation for the year	414,315	57,490	44	84,071	555,920
Deletions	—	—	—	—
Forex Adjustment	75,249	(79,225)	(56)	(104,503)	(108,534)

As at 31 March 2020	1,077,240	261,804	138	246,106	1,585,288

Net block
31 March 2019	2,640,301	180,048	80	171,266	2,991,695
31 March 2020	2,541,433	166,246	74	158,137	2,865,890

HeloLYF application is internally developed by the company and it’s been recognized by the UN, WEF etc. The Company have incurred cost for further developments and enhancements in the current year. The company is generating revenue from sale of the licencses. The Company has capitalised the expense incurred post the technical feasibility of the application is established and the company would receive economic benefits through the licencsing to the customers.

In the current year Rs. 48,067,844 (USD 638,139) has been capitalised towards new added features and upgradation in the software. The application is amortised over a period of 5 years based on estimated useful by management.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

19	Revenue from operations

		Amount in USD
	31 March 2020	31 March 2019
Sale of services:
Income from hospital services	4,534,912	4,909,053
Income from training fees	—	17,622
Income from digital dispensary consultancy	1,226,063	964,183
Income from consultancy	—	10,448

Sale of goods:
Sale of pharmacy/ medicines	746,317	930,339
Sale of digital dispensary (net of Sales return USD 545,714 (31 March 2019: 365,378))	2,191,804	21,510

Other operating revenue:
Income from government grant	256,771	352,077
Miscellaneous income	101,477	15,751

	9,057,344	7,220,982

19.1

During the year company has entered into revenue sharing arrangement, the contractual arrangement is on principal to principal basis for hospital at Bolpur, Sonamukhi, Malda, Jeypore & Mednipore. These hospitals were earlier operated by Company itself. The non-refundable deposit is recognised as revenue at time of entering into contract and include under income from hospital services.

19.2

Income from government grant represents interest and tax subsidy from government of Bihar under Bihar Industrial Investment Promotion Act, 2016. Interest subsidy is available to GHSPL Muzafarpur Healthcare LLP, GHSPL Bhaglpur Healtcare LLP & GHSPL Begusari Healthcare LLP on the term loan availed by the LLP from Allahabad Bank & State Industrial Development Bank of India.

20	Other income

Interest on bank deposits	6,994	9,956
Interest on income tax refund	18,521	2,556
Provision/ liability no longer required written back	2,109,763	41,727
Miscellaneous income	868	2,966

	2,136,145	57,205

21	Purchases

		Amount in USD
	31 March 2020	31 March 2019
Medicines and medical consumables	898,589	1,094,256
Purchase of digital dispensary	63,122	144,826

	961,711	1,239,083

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

22	Course operating expenses

Training cost/ professional fees	—	—
Fooding and lodging	—	—
Externship expenses	—	—

	—	—

23	Changes in inventories

Inventory at the beginning of the year	237,285	204,744
Inventory at the end of the year	275,905	255,410

	(38,620)	(50,666)

24	Employee benefits expense

Salaries, wages and bonus	1,291,639	1,962,288
Contribution to provident and other funds	110,974	178,045
Staff welfare expenses	35,132	27,215

	1,437,745	2,167,548

25	Finance costs

	31 March 2020	31 March 2019
Interest expense on:
- debenture	38,743	448,909
- term loan	1,918,935	1,825,196
- other loan	93,988	126,817
- Cash credit	144,621	130,832
- finance lease	—	109
Other borrowing costs	530,982	517,794

	2,727,269	3,049,659
Less: Borrowing costs capita lised to qualifying assets	(577,095)	(271,061)

	2,150,174	2,778,598

25.1

Interest expenses has been calculated as per contractual term mentioned in sanction letter of Banks/ Financial Insitutions. The company is in discussion with Allahabad Bank for restructuring and other financial institutions for rescheduling of the repayment terms. The management beliefs that no penal interest will be charged by the banks & financial institution and hence no provision has been recognised in the statement of profit & loss.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

26	Depreciation and amortisaton

Depreciation of property, plant and equipment (PPE	752,899	811,200
Amortisation of Goodwill	95,982	—
Amortisation of intangible assets	555,920	371,820

	1,404,801	1,183,020

27	Other expenses

	31 March 2020	Amount in USD 31 March 2019
Consumption of stores and spares	6,445	46,321
Housekeeping expenses	95,406	146,309
Assets/Receivable written off	7,015	—
Power and fuel	176,237	337,314
Rates and taxes	30,818	27,634
Rent (refer note 36)
- equipments	3,918	58,294
- others	94,755	150,103
Patient food expenses	68,707	108,387
Professional fees:
- to doctors	1,579,504	2,320,968
- to others	13,482	8,226
Repairs to building	72,581	52,990
Repairs to surgical/medical equipment/machinery	47,845	44,960
Repairs to others	8,222	12,425
Payment to auditors *	26,329	24,555
Travelling and conveyance expenses	168,930	325,064
Advertisement and sales promotion	231,583	422,016
Testing expenses	60,538	90,702
Printing and stationery	30,137	60,508
Telephone and communication expenses	60,786	44,474
Miscellaneous expenses	87,675	145,850

	2,870,913	4,427,102

*	Payment to auditors

As auditor
Statutory audit	21,501	19,503
Tax audit	3,313	5,052
Reimbursement of Expenses	1,515	—

	26,329	24,555

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

28	Earnings/ (loss) per share

		Amount in USD
	31 March 2020	31 March 2019
Particulars
(Loss) attributable to equity shareholders (a)	2,383,964	(4,010,368)
Less: Dividend on cumulative compulsorily convertible preference shares and tax thereon (b)	1,976,118	1,199,941
Net (loss) adjusted for the effects of dilutive potential equity shares for calculation of diluted EPS [(c) = (a) - (b)]	407,846	(5,210,308)
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Basic EPS) (d)	492,904	492,904
Add: Effect of potential equity shares to be issued under Compulsory	4,152,535	652,947
Convertible Preference Shares (e)
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Diluted EPS) [(f) = (d) + (e)]	4,645,439	1,145,851
Basic earnings per share of INR 10 each [(g)= (a)/(d)]	4.84	(8.14)
Diluted earnings per share of INR 10 each [(h) = (c)/(f)]**	0.09	(8.14)

**

Considering the impact of weighted average number of potential equity shares on account of compulsorily convertible preference shares in computation of Diluted EPS for F.Y 2018-19, the same becomes Anti-Dilutive. Accordingly Diluted EPS is equal to Basic EPS as shown above for the F.Y.2018-19.

29	Contingent liability and commitments

	31 March 2020	31 March 2019
(to the extent not provided for)
(a) Claims against the company not acknowledged as debts
(i) Bank guarantee	156,570	235,385
(ii) Claims not acknowledged as debts (in respect of compensation demanded by the patients/ their relatives for deficiency in service)	106,777	115,642
(iii) Arrear dividends on cumulative convertible preference shares (net of tax) from the date of issue to balance sheet date	1,107,958	1,199,941
(iv) Others claims against the company not acknowledged as debts	—	—
- Income tax matters	295,874	320,437

	1,667,179	1,871,405

(b) Commitments:
(i) Estimated amount of contracts remaining to be executed on capital account and not provided for	9,617	114,405

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

30	Deferred tax asset/ (liability)

		Amount in USD
	31 March 2020	31 March 2019
Deferred tax liability
Difference between net book value of depreciable assets as per books and written down value as per Income tax Act, 1961	(3,990,796)	(4,301,893)

Deferred tax asset
Provision for employee benefits	50,613	78,997
Losses carried forward in tax returns (including current year Business losses & Unabsorbed Depreciation)	8,001,724	10,499,935
Provision for doubtful receivables	113,084	70,389
Others	595,529	78,550

	8,760,951	10,727,871

Deferred tax asset/(liability) recognised (to the extent of deferred tax liability above)	—	—

Note: As per Accounting Standard 22 on Accounting for taxes on income, the Group would have deferred tax assets as at 31 March 2020 primarily comprising of carried forward losses and unabsorbed depreciation under tax laws. However in the absence of virtual certainty of realisation of this asset, the management is of the view that it is prudent not to recognise deferred tax asset as at 31 March 2020. Accordingly, the net deferred tax asset of USD 4,770,155 (31 March 2019 USD 6,425,978) is not recognised in the financial statements as at 31 March 2020.

31

There are no Micro, Small & Medium Enterprises, to whom the Company owes dues, which are outstanding for more than 45 days as 31 March 2020. The information as required to be disclosed under the Micro, Small and Medium Enterprises Development Act, 2006 (MSMED) has been determined to the extent such parties have been identified on the basis of information available with the Company.

	31 March 2020	31 March 2019
(a) The principal amount and the interest due thereon remaining unpaid to micro and small suppliers at the end of each accounting year

- Principal	Nil	Nil
- Interest	Nil	Nil

(b) The amount of interest paid by the buyer in terms of section 16 of the Micro, Small and Medium Enterprises Development Act, 2006, along with the amount of the payment made to the supplier beyond the appointed day during each accounting year;	Nil	Nil

(c) The amount of interest due and payable for the period of delay in making payment (which have been paid but beyond the appointed day during the year) but without adding the interest specified under MSMED;	Nil	Nil

(d) The amount of interest accrued and remaining unpaid at the end of each accounting year;	Nil	Nil

(e) The amount of further interest remaining due and payable even in the succeeding years, until such date when the interest dues above are actually paid to the small enterprise for the purpose of disallowance as a deductible expenditure under Section 23 of MSMED.	Nil	Nil

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

32	Employee benefits

Defined contribution plans

The Group makes contributions, determined as a specified percentage of employee salaries, in respect of qualifying employees towards Provident fund, which is a defined contribution plan. The Group has no obligations other than to make the specified contributions.

The contributions are charged to the Statement of Profit and Loss as they accrue. The amount recognised as an expense towards contribution to Provident fund for the year aggregated to USD 84667 (previous year USD 82047).

Defined benefit plan

The group operates one post-employment defined benefit plan for gratuity. The gratuity plan entitles an employee, who has rendered at least five years of continuous service, to receive one-half month’s salary for each year of completed service at the time of retirement/exit. Refer Note 5.1.

			Amount in USD
Sl. No.	Particulars	31 March 2020 Gratuity (unfunded)	31 March 2019 Gratuity (unfunded)
(i)	Net Asset / (liability) recognised in Consolidated Balance Sheet as at the
	Present value of defined obligation at year end	75,724	69,968
	Fair value of plan assets at year end
	Net Asset / (liability) recognised in the consolidated balance sheet	(75,724)	(69,968)

(ii)	Components of employer expense
	Current service costs	19,071	26,864
	Interest costs	4,559	6,589
	Actuarial loss/(gain) recognised	(6,118)	(46,762)
	Past service cost	—	55
	Expense recognised in the Consolidated Statement of Profit and Loss The gratuity expenses have been recognised in ‘Employee benefits expense’ under note 24	17,511	(13,254)

(iii)	Change in defined benefit obligations
	Obligation at beginning of the year	63,773	88,530
	Service cost	19,071	26,864
	Past service cost	—	55
	Interest cost	4,559	6,589
	Actuarial loss/(gain) recognised	(6,118)	(46,762)
	Benefits paid	—	—
	Defined benefit obligation at end of the year	75,724	69,968

(iv)	Assumptions
	Discount rate	7.70%	7.70%
	Salary increase	6.5% to 10%	6.5% to 10%
	Mortality rate	IALM 06-08 Ultimate	IALM 06-08 Ultimate
	Withdrawal rate	2.00% to 7.20% p.a.	2.00% to 7.20% p.a.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Amount in USD
Sl. No.	Particulars	31 March 2020 Gratuity (unfunded)	31 March 2019 Gratuity (unfunded)

(v)	The estimates of future salary increases, considered in actuarial valuation, take into account inflation, seniority, promotions and other relevant factors.

(vi)	Discount rate is based on the prevailing market yield of Indian Government securities as at the year end for the estimated term of the obligation. The calculation of the defined benefit obligation is sensitive to the mortality assumptions.

Sl. No	Particulars	31 March 2020	31 March 2019	31 March 2018	31 March 2017	31 March 2016
(vii)	Experience history - Amount of current and previous four years
	Defined benefit obligation at the end of the year	75,724	69,968	88,530	71,529	48,956
	Plan assets at the end of the year	—	—	—	—	—
	Surplus/(deficit)	(75,724)	(69,968)	(88,530)	(71,529)	(48,956)
	Experience gain/(loss) adjustment on plan liabilities	25,124	27,210	13,215	14,691	10,894
	Actuarial (gain)/loss due to change in assumption	(31,008)	(32,283)	(35,950)	—	—
	Experience (gain)/loss adjustment on plan assets	—	—	—	—	—

33	Disclosure under Section 186 of the Companies Act 2013

The operations of the Group are classified as ‘infrastructure facilities’ as defined under Schedule VI to the Act. Accordingly, the disclosure requirements specified in sub-section 4 of Section 186 of the Act in respect of loans given, investment made or guarantee given or security provided and the related disclosures on purposes/ utilisation by recipient companies, are not applicable to the Group.

34	Minority interest

The following table summarises the information relating to Group’s subsidiaries and the carrying value of minority interests:

			Amount in USD
Name of the LLPs	Minority % 31 March 2020	Minority % 31 March 2019	31 March 2020	31 March 2019
GHSPL BEGUSARAI Healthcare LLP	5%	5%	30,168	23,506
GHSPL BGLP Super Speciality Healthcare LLP	35%	35%	344,304	303,399
GHSPL FATEHPUR Super Speciality Healthcare LLP	35%	35%	37,148	37,148
GHSPL JEYPORE Healthcare LLP	35%	35%	396,836	409,385
GHSPL SAMBHAV KNJ Healthcare LLP	35%	35%	75,317	114,676
GHSPL MLD Super Speciality Healthcare LLP	22%	22%	90,740	44,578
GHSPL MUZF Super Speciality Healthcare LLP	38%	38%	453,144	476,402
GHSPL MDPR Super Speciality Healthcare LLP	2%	2%	58,753	54,513
GHSPL PRN Super Speciality Healthcare LLP	24%	24%	190,007	190,007
GHSPL BHNGAR Super Speciality Healthcare LLP	11%	11%	52,008	52,008

			1,728,427	1,705,624

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

35	Related Party disclosures in accordance with Accounting Standard 18 prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014.

(a)	List of Related parties

(i)	Key management personnel

Dr. Syed Sabahat Azim

Mrs. Richa Sana Azim

Mr. Gautam Chowdhury

Mr. Ashutosh Kumar Shrivastava

Mr. Paresh Singhal

(ii)	Partner in Limited Liability Partnership firms

Dr. Hemant Kumar (partner in GHSPL Begusarai Healthcare LLP)

Dr. Mahesh Kumar (partner in GHSPL BGLP Super Speciality Healthcare LLP)

Mr. Ragaba Mohapatro (partner in GHSPL Jeypore Healthcare LLP)

Dr. Mahmudul Hassan (partner in GHSPL MUZF Super Speciality Healthcare LLP)

Sumaiyah Hassan (partner in GHSPL MUZF Super Speciality Healthcare LLP)

Heena Bazmi (partner in GHSPL MUZF Super Speciality Healthcare LLP)

Sambhav Learning Private Limited (partner in GHSPL Sambhav KNJ Healthcare LLP and GHSPL SAMBHAV RP Healthcare LLP)

Ratan Guha (partner in GHSPL MDPR Super Speciality Healthcare LLP)

Shahnaz Begum (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Mohammed Jamal Khan (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Mohammad Amjad Khan (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Mohammad Akbar Khan (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Good Deal Mercantile Pvt Ltd (partner in GHSPL PRN Super Speciality Healthcare LLP)

Jinia Dasgupta (partner in GHSPL MLD Super Speciality Healthcare LLP)

Suraj Agarwal (partner in GHSPL MLD Super Speciality Healthcare LLP)

Ankush Agarwala (partner in GHSPL MLD Super Speciality Healthcare LLP)

Sairal Agarwal (partner in GHSPL MLD Super Speciality Healthcare LLP)

Rahul Agarwala (partner in GHSPL MLD Super Speciality Healthcare LLP)

(iii)	Enterprise over which directors have significant influence

Kimberlite Social Infra Private Limited

(iv)	Relative of key managerial personel

Ms. Sarwat Azim (Sister of Dr. Syed Sabahat Azim)

Sampa Guha(Relative Of Ratam Guha)

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Transaction with related parties during the year

						Amount in USD
Sl. No.	Particulars	Key management personnel and their relatives		Enterprise over which directors have significant influence		Partners in LLP
		2019-20	2018-19	2019-20	2018-19	2019-20	2018-19
1 Remuneration
Dr. Syed Sabahat Azim		65,271	70,257	—	—
Mrs. Richa Sana Azim		47,121	50,720	—	—
Gautam Chowdhury		52,379	56,380
Mr. Ashutosh Kumar Shrivastava		—	31,322

2 Short-term borrowings (taken)
Kimberlite Social Infra Private Limited		—	—	200,862	—
Mrs. Richa Sana Azim		—	743
Sampa Guha (relative of partner- Ratan Guha)						49,234	29,422

3 Short-term borrowings- repaid
Kimberlite Social Infra Private Limited		—	—	794	—
Mrs. Richa Sana Azim		6,212	—
Gautam Chowdhury		9,443	11,858

4 Contribution Received
Dr Mahmudul Hassan							22,289
Sumaiyah Hassan							17,831

5 Advance for supply of goods & services
Ragaba Mohapatro						1,380

Balances outstanding at the end of the year

						Amount in USD
Sl. No.	Particulars	Key management personnel and their relatives		Enterprise over which directors have significant influence		Partners in LLP
		2019-20	2018-19	2019-20	2018-19	2019-20	2018-19
1 Remuneration payable
Dr. Syed Sabahat Azim		41,457	42,613	—	—
Mrs. Richa Sana Azim		50,208	27,553	—	—
Gautam Chowdhury
Mr. Ashutosh Kumar Shrivastava

2 Short-term borrowings
Kimberlite Social Infra Private Limited		—	—	368,503	190,724
Richa Sana Azim		11,948	19,410
Gautam Chowdhury		6,040	16,376
Paresh Singhal		11,284	12,221
Paresh Singhal(Ficus)		8,364	9,058
Dr Mahesh Kumar						19,914	21,567
Sampa Guha (relative of partner- Ratan Guha)						73,633	28,468

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

						Amount in USD
Sl. No.	Particulars	Key management personnel and their relatives		Enterprise over which directors have significant influence		Partners in LLP
		2019-20	2018-19	2019-20	2018-19	2019-20	2018-19

3 Capital Contribution
Dr. Hemant Kumar						15,931	17,254
Dr. Hemant Kumar (current account)						17,259	18,691
Dr Mahesh Kumar						195,482	211,711
Ragaba Mohapatro						185,861	201,291
Ratan Guha						26,552	28,756
Dr Mahmudul Hassan						172,585	186,913
Heena Bazmi						19,914	21,567
Sumaiyah Hassan						35,845	38,820
Sambhav Learning Private Limited						238,964	258,803
Jinia Dasgupta						39,827	43,134
Dr. Parwez Khan						33,190	35,945
Shahnaz Begum and others						46,465	50,323
Good Deal Mercantile Pvt Ltd						169,758	183,851

4 Advance for supply of goods & services
Ragaba Mohapatro						1,328	—

36

The Company has entered into lease agreements for office premises, residential for doctors accommodations, computers & accessories and medical equipment which are cancelable during the life of the agreement at the option of either party. Minimum lease payments charged during the year to Consolidated Statement of Profit and Loss aggregates USD 98,673 (2018-19: USD 208,397).

37	Expenditure in foreign currency

	31 March 2020	31 March 2019
Interest expense on debenture (net of TDS)	38,743	448,909

38	Income in foreign currency

Income from Digital dispensary consultancy	2,038,117	—

39

On October 22, 2020, the Company has entered into a business combination agreement with UpHealth Holdings, Inc. The transaction is agreed at a purchase consideration of $171,000,000. Post the consummation of transaction, UpHealth Holdings, Inc. will hold 100% shares in the Company.

40	Segment information in accordance with Accounting Standard 17 prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014.

As per Accounting Standard 17 on “Segment Reporting”, the Group is engaged in only one primary business of providing medical & healthcare services. There is no other reportable segment other than Medical & Healthcare Services so, reporting under Accounting Standard 17 on “ Segment Reporting” is not applicable on the Group.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

In respect of secondary segment information, the Group operates in a single geography (within India), hence no reportable secondary segment information.

41

This note presents the reconciliation of (i) the consolidated balance sheets, consolidated statement of profit and loss and consolidated statement of cash flows of Glocal Healthcare Systems Private Limited (“Glocal” or the “Company”) as derived from the consolidated financial statements of the Company for the year ended 31 March 2019 and 31 March 2020, prepared in accordance with the accounting principles generally accepted in India (“Indian GAAP”),incorporated above in this document, to (ii) the consolidated balance sheets, consolidated statements of operations and statement of comprehensive income and loss and consolidated statement of cash flows of the Company prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the U.S. GAAP accounting policies as set out below.

41.1	Accounting Policies

(a)	Revenue Recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the Statement of Financial Position date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the Statement of Financial Position date.

(b)	Liabilities written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(c)	Research and Development Expenses

The group capitalises the internal and external cost incurred after technological feasibility for application development. Other costs including research phase are expensed as incurred by the group.

(d)	Employee Benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(e)	Preference Shares

Series A preference shares is classified Mezzanine as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset, and will or may be settled in its own equity instruments.

Transaction costs are deducted from equity, net of associated income tax.

(f)	Business Combination

In accordance with ASC Topic 805, “Business combination”, the Company uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. The Company measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which the Company transfers the purchase consideration or definitive control agreement is signed and achieves the control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as period costs, as incurred, except the costs to issue debt or equity securities which are reduced from the fair value of instruments issued.

Transaction that results in increase or decrease in a group’s/parents ownership interest in a subsidiary without the loss of control are accounted as equity transaction.

(g)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

(h)	Foreign Currency Translation

The functional currency of the Company’s is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss).

(j)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents

(k)	Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectable and collection of the receivable is no longer being actively pursued.

(l)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

(m)	Impairment or disposal of long-lived assets

The Company accounts for impairment losses on long-lived asset in accordance with ASC 360-“Property, plant and equipment”. The Company reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(n)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Indian GAAP versus U.S. GAAP Reconciliation tables

The following tables set forth the reconciliation of (i) the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows of the group for the year ended 31 March 2019 and the year ended 31 March 2020 prepared in accordance with Indian GAAP and reclassified based on the classification format adopted by UpHealth for the U.S. GAAP Financial Statements to (ii) the consolidated balance sheets, consolidated statements of operations and consolidated statement of cash flows of the Company prepared in accordance with U.S. GAAP.

Consolidated Balance Sheet as at 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	171,867	—	—	—	—	(43,697)	128,170
Restricted cash	—	—	—	—	—	43,697	43,697
Accounts Receivables, net of allowance	4,719,956	—	—	—	—	—	4,719,956
Inventories	269,296	—	—	—	—	—	269,296
Other current assets	1,520,855	—	—	—	—	22,837	1,543,692
	6,681,974	—	—	—	—	22,837	6,704,811
Property, Plant & Equipment (Net)	24,378,417	(12,159,329)	—	—		(22,837)	12,196,251
Goodwill	459,982	—	—	(459,982)	—	—	—
Other Intangible Assets (Net)	2,865,890	—	—	—	—	—	2,865,890
Capital work in progress	4,637,925	—	—	—	—	—	4,637,925
Restricted cash	—	—	—	—	—	—	—
Deferred Tax Assets	—	—	3,036,053	—	—	—	3,036,053
Other assets	1,145,687	—	—	—	—	—	1,145,687
	33,487,901	(12,159,329)	3,036,053	(459,982)	—	(22,837)	23,881,806

Total Assets	40,169,875	(12,159,329)	3,036,053	(459,982)	—	—	30,586,617

Liabilities and Stockholders Equity
Current Liabilities
Trade Payables	1,471,145	—	—	—	—	—	1,471,145
Accrued Liabilities	5,057,967	—	—	—	—	85,742	5,143,709
Short-term borrowings	3,892,608	—	—	—	—	—	3,892,608
Current portion of long-term borrowings	18,776,995	—	—	—	—	—	18,776,995
Short-term provisions	7,651	—	—	—	—	—	7,651
	29,206,367	—	—	—	—	85,742	29,292,109
Long-term borrowings	1,578,912	—	—	—	—	—	1,578,912
Long-term provisions	129,685	—	—	—	—	—	129,685

Total liabilities	30,914,964	—	—	—	—	85,742	31,000,706

Mezzanine Equity
Series A preferreds	—	—	—	—	2,463,470	—	2,463,470
Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(15,158,441)	—	2,912,325	(354,865)	—	(92,331)	(12,693,312)
Foreign Currency Translation Reserve	(2,576,594)	—	—	—	—	6,589	(2,570,005)
Total shareholders equity attributable to the Group	7,526,484	(10,128,170)	2,912,325	(459,982)	(0)	(85,742)	(235,085)
NonControlling Interest	1,728,427	(2,031,159)	123,728	—	—	—	(179,005)

Total Stockholders Equity	9,254,911	(12,159,329)	3,036,053	(459,982)	(0)	(85,742)	(414,089)

Total liabilities and stockholders equity	40,169,875	(12,159,329)	3,036,053	(459,982)	(0)	—	30,586,617

*	Others include Lease classification and interest expense.

Consolidated Income Statement for the year ended 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Deferred Tax	Goodwill	Others	31 March 2020 US GAAP
Revenue	9,057,344	—	—	—	9,057,344
Cost of revenues	2,956,059	—	—	—	2,956,059
Gross Profit	6,101,285	—	—	—	6,101,285
Operating expenses
Selling & Distribution expense	231,583	—	—	—	231,583
General & Administrative expense	2,275,690	—	—	—	2,275,690
Depreciation and amortisation	1,404,801	—	(95,982)	—	1,308,820

Total Operating Expenses	3,912,074	—	(95,982)	—	3,816,092

Operating Income	2,189,211	—	95,982	—	2,285,193
Other income	2,136,145	—	—	—	2,136,145
Interest expense	2,150,174	—		47,631	2,197,805
Income before income tax	2,175,182	—	95,982	(47,631)	2,223,533
Income tax expense	—	1,468,328	—	—	1,468,328
Net Income	2,175,182	(1,468,328)	95,982	(47,631)	755,205
Net income attributable to non controlling interest	22,802	(25,339)	—	—	(2,536)
Net income available to the owners of the parent	2,152,380	(1,442,990)	95,982	(47,631)	757,741
Net Income	2,152,380	(1,442,990)	95,982	(47,631)	757,741
Other Comprehensive Income/(loss), net of tax
Translation adjustments with no taxes effects	(668,436)			6,589	(661,846)

Total other comprehensive income/(loss)	(668,436)	—	—	6,589	(661,846)

Comprehensive Income	1,483,944	(1,442,990)	95,982	(41,042)	95,895
Comprehensive Income (loss) attributable to the non- controlling interest	—	—	—	—	—
Comprehensive Income attributable to the owners of the parent	1,483,944	(1,442,990)	95,982	(41,042)	95,895

Consolidated Cash Flow Statement for the year ended 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Others	31 March 2020 US GAAP
Net cash (used in) operating activities (A)	1,373,293	—	1,373,293
Net cash (used in) investing activities (B)	(1,004,711)	—	(1,004,711)
Net cash provided by financing activities (C)	(849,365)	—	(849,365)
Net (decrease) in cash and cash equivalent (A+B+C)	(480,782)	—	(480,782)
Cash and cash equivalents at the beginning of the year	592,684	—	592,684
Cash and cash equivalents at the end of the year	111,902	—	111,902

Consolidated Balance Sheet as at 31 March 2019

Amount in USD

Particulars	31 March 2019 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2019 US GAAP
Assets
Current Assets
Cash and cash equivalents	621,199	—	—	—	—	(58,701)	562,498
Restricted Cash	—	—	—	—	—	58,701	58,701
Accounts Receivables, net of allowance	3,257,573	—	—	—	—	—	3,257,573
Inventories	259,664	—	—	—	—	—	259,664
Other current assets	761,607	—	—	—	—	25,851	787,458

	4,900,043	—	—	—	—	25,851	4,925,894

Property, Plant & Equipment (Net)	27,108,428	(12,159,329)	—	—	—	(25,851)	14,923,248
Goodwill	598,136	—	—	(598,136)	—	—	0.00
Other Intangible Assets (Net)	2,991,695	—	—	—	—	—	2,991,695
Capital work in progress	4,390,896	—	—	—	—	—	4,390,896
Deferred Tax Assets	—	—	4,228,945	—	—	—	4,228,945
Other assets	1,191,401	—	—	—	—	—	1,191,401
	36,280,556	(12,159,329)	4,228,945	(598,136)	—	(25,851)	27,726,186

Total Assets	41,180,599	(12,159,329)	4,228,945	(598,136)	—	—	32,652,080

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	2,418,496	—	—	—	—	—	2,418,496
Accrued Liabilities	4,281,517	—	—	—	—	43,252	4,324,769
Short-term borrowings	3,943,193	—	—	—	—	—	3,943,193
Current portion of long-term borrowings	9,619,832	—	—	—	—	—	9,619,832
Short-term provisions	8,769	—	—	—	—	—	8,769
	20,271,806	—	—	—	—	43,252	20,315,058
Long-term borrowings	13,281,012						13,281,012
Long-term provisions	111,200	—	—	—	—	—	111,200

Total liabilities	33,664,018	—	—	—	—	43,252	33,707,270

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470
Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Redeemable Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(98,306)	(1,955,383)	—	6,267,009
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(17,542,405)		4,079,879	(499,830)	—	(44,700)	(14,007,056)
Foreign Currency Translation Reserve	(1,908,158)	—	—	—	—	1,448	(1,906,710)
Total shareholders equity attributable to the Group	5,810,956	(10,128,170)	4,079,879	(598,136)	(0)	(43,252)	(878,722)
Non Controlling Interest	1,705,624	(2,031,159)	149,066	—	—	—	(176,468)

Total Stockholders Equity	7,516,581	(12,159,329)	4,228,945	(598,136)	(0)	(43,252)	(1,055,190)

Total liabilities and stockholders equity	41,180,599	(12,159,329)	4,228,945	(598,136)	(0)	—	32,652,080

*	Others include Lease classification and interest expense.

Consolidated Income Statement for the year ended 31 March 2019

Amount in USD

Particulars	31 March 2019 Indian GAAP	Deferred Tax	Others	31 March 2019 US GAAP
Revenue	7,220,982	—	—	7,220,982
Cost of revenues	4,242,677	—	—	4,242,677
Gross Profit	2,978,305	—	—	2,978,305
Operating expenses
Selling & Distribution expense	422,016	—	—	422,016
General & Administrative expense	4,804,762	—	—	4,804,762
Depreciation and amortisation	1,183,020	—	—	1,183,020
Total Operating Expenses	6,409,798	—	—	6,409,798
Operating Income	(3,431,494)	—	—	(3,431,494)
Other income	57,205	—	—	57,205
Interest expense	2,778,598	—	44,700	2,823,298
Income before income tax	(6,152,886)	—	(44,700)	(6,197,587)
Income tax expense	6,123	(671,815)	—	(665,691)
Net Income	(6,159,010)	671,815	(44,700)	(5,531,895)
Net income attributable to non controlling interest	(462,252)	(11,914)	—	(474,166)
Net income available to the owners of the parent	(5,696,758)	683,729	(44,700)	(5,057,729)
Net Income	(5,696,758)	683,729	(44,700)	(5,057,729)
Other Comprehensive Income/(loss), net of tax

Translation adjustments with no tax effects	(903,872)	—	1,448	(902,424)

Total other comprehensive income/(loss)	(903,872)	—	1,448	(902,424)

Comprehensive Income	(6,600,630)	683,729	(43,252)	(5,960,153)
Comprehensive Income (loss) attributable to the non-controlling interest
Comprehensive Income attributable to the owners of the parent	(6,600,630)	683,729	(43,252)	(5,960,153)

Consolidated Cash Flow Statement for the year ended 31 March 2019

Amount in USD

Particulars	31 March 2019 Indian GAAP	Other	31 March 2019 US GAAP
Net cash (used in) operating activities (A)	1,828,874	—	1,828,874
Net cash (used in) investing activities (B)	(2,248,945)	—	(2,248,945)
Net cash provided by financing activities (C)	873,495	—	873,495
Net (decrease) in cash and cash equivalent (A+B+C)	453,425	—	453,425
Cash and cash equivalents at the beginning of the year	139,258	—	139,258
Cash and cash equivalents at the end of the year	592,683	—	592,683

Disclosure Notes:

A.	Revaluation Reserve

Under Indian GAAP, Revaluation of asset is permitted, an increase in revaluation is recognised directly to owners interest (under the heading Revaluation Reserve). Under US GAAP property, plant and equipment is carried at historical cost, revaluation is not permitted. Therefore, the revaluation amount has been reduced from the property, plant and equipment and Retained earnings amounting to USD 12,159,329 for year end 31 March 2020 and 31 March 2019 with a corresponding effect to the retained earnings and non-controlling interest.

B.	Recognition of Deferred Taxes

Under US GAAP Deferred tax is recognised in full and a valuation allowance is provided to reduce the deferred tax assets to an amount that is more likely than not to be realised. Under IGAAP, virtual certainty is required for recognising the deferred tax asset on carry forward losses.

Accordingly, deferred tax asset of USD 3,803,599 (Net of valuation allowance of USD 1,821,592) has been recognised as on 1 April 2018, USD 4,228,945 (Net of valuation allowance of USD 2,196,959) as on 31 March 2019 and USD 2,436,444 (Net of valuation allowance of USD 2,333,711) as on March 31, 2020.

The deferred tax income of USD 671815 is recognised in year 31 March 2019 and deferred tax charge of USD 4228945 in year 31 March 2020. The effect on profit pertaining to entities with non-controlling interest (NCI) is recognised in NCI.

C.	Goodwill

The Goodwill amount of USD 98,306 under IGAAP pertains to the acquisition of shares from minority shareholders without change in control, under USGAAP transaction that results in increase in a group’s/parents ownership interest in a subsidiary without the change of control are accounted as equity transaction. The Goodwill amount is reversed with a corresponding effect to additional paid in capital. The Group also has a goodwill pertaining to a subsidiary in IGAAP, the goodwill does not meet the recognition condition as per Business Combination and hence have been written off under USGAAP as on 1 April 2018.

D.	Classification of Preference Shares

Series A preference shares is classified Mezzanine equity, as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

E.	Lease classification

In Indian GAAP - Land Leases taken for 33 years are shown under Property, Plant & Equipment and amortised over the lease period. Under US GAAP, the condition for finance lease is not satisfied, hence the carrying balance of upfront payment is reclassified to other current and non-current assets as prepayments and amortised over the lease term.

F.	Restricted cash classification

As at 31 March 2020 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company and lien with Black Soil amounting to USD 30,421 (March 31, 2019: USD 44,323) and USD 13,276 (31 March 2019 USD 14,378) respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

G.	Interest Expense

Terms loan from Caspian has interest rate of 15% p.a., the arrangement also requires an IRR of 18% at the end of tenor of the credit facility or prepayment of loan, Under IGAAP interest is accounted at 15%, the differential interest of 3% is accounted for amortised cost accounting of loan under USGAAP. The group has accounted differential interest of USD 47,631 (31 March 2019: USD 44,700) with a corresponding effect to accrued interest.

42	Estimation of uncertainties relating to the global health pandemic from COVID-19 :

The Company has considered the possible effects that may result from the pandemic relating to COVID-19 on the carrying amounts of receivables and investment in subsidiaries. In developing the assumptions relating to the possible future uncertainties in the global economic conditions because of this pandemic, the Company, as at the date of approval of these financial statements has used internal and external sources of information including credit economic forecasts. The management is under discussion with Banks & financials institutions for restructuring of its loans. Also, the company has entered into a merger agreement with UpHealth Inc. on October 20, 2020 which is expected to close in first quarter of 2021.

Apart, from this the management is expecting positive cash flow from its operations which together with events as stated above will result in meeting its statutory liabilities, obligation towards banks & financials institutions and other operational dues in next 12 months.

The management does not see any medium to long term risks in the company’s ability to continue as going concern and meeting its liabilities as and when they fall due. The impact of COVID-19 remains uncertain and may be different from what we have estimated as of the date of approval of these consolidated financial statements and the Company will continue to closely monitor any material changes to future economic conditions.

Previous year’s figures have been regrouped/ reclassified wherever necessary to conform to current year’s classification/

43	disclosure.

For D.K. CHHAJER & CO.	For and on behalf of the Board of Directors of
Chartered Accountants
Firm’s Registration Number:304138E

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Consolidated Financial Statements as of and for the periods ended December 31, 2020 and 2019

Glocal Healthcare Systems Private Limited

Consolidated Balance Sheet as at 31 December 2020

			Amount in USD
	Note	31 December 2020	31 March 2020
		Unaudited	Audited
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	2	6,812,652	6,812,652
Reserves and surplus	3	3,394,029	713,832

		10,206,681	7,526,484
Minority interest	29	1,787,333	1,728,427

Non-current liabilities
Long-term borrowings	4	1,239,889	1,578,912
Long-term provisions	5	158,553	129,685

		1,398,442	1,708,597

Current liabilities
Short-term borrowings	6	3,830,163	3,892,608
Trade payables	7

- total outstanding dues of micro enterprises and small enterprises		—	—
- total outstanding dues of creditors other than micro enterprises and small enterprises		1,037,888	1,471,145
Other current liabilities	8	23,868,737	23,834,963
Short-term provisions	5	5,972	7,651

		28,742,760	29,206,367

TOTAL		42,135,216	40,169,875

ASSETS
Non-current assets
Goodwill	9	402,884	459,982
Property, plant and equipment	10	24,624,769	24,378,417
Intangible assets	11	2,747,256	2,865,890
Capital work-in-progress		5,252,093	4,637,925
Long-term loans and advances	12	1,043,844	1,125,061
Other non-current assets	13	44,044	20,626

		34,114,889	33,487,901
Current assets
Inventories	14	311,504	269,296
Trade receivables	15	5,912,534	4,719,956
Cash and bank balances	16	342,409	171,867
Short-term loans and advances	17	725,669	1,008,242
Other current assets	18	728,210	512,613

		8,020,326	6,681,974

TOTAL		42,135,215	40,169,875

Significant accounting policies	1

For and on behalf of the Board of Directors of Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim	Richa Sana Azim
Director	Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Consolidated Statement of Profit and Loss for the nine months ended 31 December 2020

			Amount in USD
		For nine months ended	For nine months ended
	Note	31 December 2020	31 December 2019
		Unaudited	Unaudited
Revenue from operations	19	5,757,140	4,831,992
Other income	20	3,009,732	196,297

Total revenue		8,766,872	5,028,289

Expenses
Purchase	21	714,850	788,659
Course operating expenses	22	—	—
Changes in inventories	23	(33,543)	9,013
Employee benefits expense	24	901,658	1,149,475
Finance costs	25	1,743,487	1,641,864
Depreciation and amortisation	26	994,403	1,083,670
Other expenses	27	1,993,736	2,283,134

Total expenses		6,314,592	6,955,815

Profit/(Loss) before tax		2,452,280	(1,927,526)

Income tax expense
Current tax		—	—
Deferred tax		—	—

Profit/(Loss) after tax (before adjustment of minority interest)		2,452,280	(1,927,526)

Minority Interest		58,906	(131,621)

Profit/(Loss) for the year		2,393,374	(1,795,906)

Earnings/(loss) per equity share [nominal value of share INR 10 each (Previous year INR 10 each)]	28
Basic (not annualised)		4.86	(3.64)
Diluted (not annualised)		0.52	(3.64)

Significant accounting policies	1

For and on behalf of the Board of Directors of
Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim	Richa Sana Azim
Director	Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Consolidated Cash Flow Statement for nine months ended 31 December 2020

		Amount in USD
	31 December 2020	31 December 2019
	Unaudited	Unaudited
A. Cash flow from operating activities
Profit/(Loss) before tax	2,452,280	(1,927,526)
Adjustments for :
Depreciation and amortisation	994,403	1,083,670
Provisions/liabilities no longer required written back	(3,009,179)	(174,239)
Interest income	—	(19,053)
Finance costs	1,743,487	1,641,864

	(271,289)	2,532,241

Operating cash flow before working capital changes	2,180,991	604,715

Adjustments for:
(Increase) in trade and other receivables/advances	(583,634)	2,008,538
Decrease in inventories	(42,208)	17,433
Increase in trade payables, other liabilities and provisions	538,010	840,354

	(87,832)	2,866,325

Cash (used in) operations	2,093,160	3,471,040

Income taxes refund (net)	(40,561)	(9,472)

Net cash (used in) operating activities (A)	2,052,599	3,461,567

B. Cash flow from investing activities
Purchase or construction of property, plant and equipment and intangible assets and movement in capital work in progress	(159,238)	(392,294)

Proceeds from sale of property, plant & equipment	—	—
Bank deposits (having original maturity of more than 3 months)	(6,740)	(486,194)
Interest received	(547)	19,170

Net cash (used in) investing activities (B)	(166,524)	(859,318)

C. Cash flow from financing activities
Proceeds from borrowings (net)	(1,479,939)	(2,416,024)
Finance costs paid	(158,354)	(730,133)

Net cash provided by financing activities (C)	(1,638,293)	(3,146,157)

Net (decrease) in cash and cash equivalent (A+B+C)	247,782	(543,907)

Cash and cash equivalents at the beginning of the year	48,777	592,684

Cash and cash equivalents at the end of the year (Refer Note (i) below)	296,559	48,777

Notes:
(i) Components of cash and cash equivalent (refer note 16)
Cash on hand	216,092	39,578
Balance with banks
On current accounts	79,098	8,847
On deposit accounts (with original maturity of 3 months or less)	1,369	352

	296,559	48,777

(ii)

The above cash flow statement has been prepared under the ‘Indirect Method’ as set out in the Accounting Standard 3 on Cash Flow Statement (AS 3 ) specified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules, 2014.

The notes referred to above form an integral part of the consolidated financial statements.

For and on behalf of the Board of Directors of Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim	Richa Sana Azim
Director	Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December, 2020

Group information

Glocal Healthcare Systems Private Limited (“the Company” or “the Holding Company” or “the hospital”) was incorporated on 22 July 2010 as a private limited company under the Companies Act, 1956 to set up a chain of modern hospitals across rural India. The Company is primarily engaged in business of rendering medical and health care services. As part of its business activities, the Company holds interests in its subsidiaries and Limited Liability Partnerships (LLPs) firms through which it manages and operates a networks of hospitals across rural India.

The Company, its subsidiaries and LLPs, over which the Company exercise control (jointly referred to as the ‘Group’ herein under), considered in these consolidated financial statements are:

Subsidiary Companies

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020	Percentage of ownership interest as at 31 December 2019
1	GHSPL Multispeciality Hospital & Trauma Centre Private Limited	India	100%	100%
2	Ficus Health-Infra Private Limited	India	100%	100%

Subsidiary - Limited Liability Partnership firms (over which the Company exercise control)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020		Percentage of ownership interest as at 31 December 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
1	GHSPL AMRO Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
2	GHSPL BEGUSARAI Healthcare LLP	India	95.00%	95.00%	95.00%	95.00%
3	GHSPL BGLP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
4	GHSPL FATEHPUR Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
5	GHSPL JEYPORE Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
6	GHSPL SAMBHAV KNJ Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
7	GHSPL MLD Super Speciality Healthcare LLP	India	63.00%	78.00%	63.00%	78.00%
8	GHSPL MUZF Super Speciality Healthcare LLP	India	42.00%	62.00%	42.00%	62.00%
9	GHSPL SAMBHAV RP Healthcare LLP	India	83.33%	96.00%	83.33%	96.00%
10	GHSPL SAMBHAV BSP Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
11	GHSPL JAUNPUR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
12	GHSPL JSPR Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
13	GHSPL BEM Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020		Percentage of ownership interest as at 31 December 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
14	GHSPL AMBEDKAR SCAN Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
15	GHSPL ARA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
16	GHSPL ASNSL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
17	GHSPL FRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
18	GHSPL MDPR Super Speciality Healthcare LLP	India	92.00%	98.00%	92.00%	98.00%
19	GHSPL SHRNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
20	GHSPL SJPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
21	GHSPL STP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
22	GHSPL SW Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
23	GHSPL DGHR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
24	GHSPL DNBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
25	GHSPL GYA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
26	GHSPL PRN Super Speciality Healthcare LLP	India	60.00%	76.00%	60.00%	76.00%
27	GHSPL DARBHANGA Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
28	GHSPL BALASORE Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
29	GHSPL BASTI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
30	GHSPL VARANASI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
31	GHSPL PURI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
32	GHSPL CNTA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
33	GHSPL JHRSD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
34	GHSPL ALIGR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
35	GHSPL BHNGAR Super Speciality Healthcare LLP	India	56.00%	89.00%	56.00%	89.00%
36	GHSPL MRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
37	GHSPL SMBL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020		Percentage of ownership interest as at 31 December 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
38	GHSPL KNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
39	GHSPL Patna Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
40	GHSPL Dhubri Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

(This space is intentionally left blank)

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

1	Significant accounting policies

The accounting policies set out below have been applied consistently to the periods presented in these consolidated financial statements.

(a)	Basis of preparation of consolidated financial statements:

The consolidated financial statements (“CFS”) have been prepared to comply in all material aspects with applicable accounting principles in India, the applicable Accounting Standards prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014, read with Companies (Accounting Standards) Amendment Rules, 2016 applicable with effect from 1 April 2016, the provisions of the Act (to the extent notified) and other accounting principles generally accepted in India, to the extent applicable and in particular Accounting Standard 21 (AS 21)—‘Consolidated Financial Statements’ and Accounting Standard 25 (AS 25)—“Interim Financial Reporting”. The CFS has been prepared on an accrual basis and under the historical cost convention.

The consolidated financial statements are presented in Indian Rupees, in the same format as that adopted by the parent Group for its standalone financial statements. The consolidated financial statement of the group is prepared in reporting currency as USD for the specific purpose of transaction with UpHealth Holdings, INC (Refer Note 30) and for the purpose of filing with SEC for their upcoming IPO. The functional currency and reporting currency for statutory reporting in India is INR. The financial line items of Profit and Loss have been converted using average INR/USD conversion rate for the respective financial year, balance sheet items have been converted using spot INR/USD conversion rate as on the reporting date. Opening balances of reporting period has been converted using spot INR/USD conversion rate as on last day of the previous reporting period. except for equity is continued at historical rate. Any differences arising out of the conversion has been debited/credited to Foreign Currency Translation Reserve.

The interim financial statements have been prepared for the period 01 April 2020 to 31 December 2020 and 01 April 2019 to 31 December 2019 and has not been subjected to audit. The management has used estimates for provision of expenses and income for nine months ended December 2019 and 2020 which are generally booked at the period end for closure of accounts.

(b)	Principles of consolidation

The CFS have been prepared on the following basis:

(i) Subsidiary companies are consolidated on a line-by-line basis by adding together the book values of the like items of assets, liabilities, income and expenses, after eliminating all significant intragroup balances and intra-group transactions and also unrealized profits or losses in accordance with Accounting Standard 21—“Consolidated Financial Statements”. The results of operations of a subsidiary are included in the consolidated financial statements from the date on which the parent subsidiary relationship comes into existence.

(ii) The difference between the cost to the Group of its investment in the subsidiary and its proportionate share in the equity of the subsidiary as at the date of acquisition of stake is recognised as goodwill or capital reserve, as the case may be. Goodwill is tested for impairment at the end of each accounting year or if there is any indication of impairment. For impairment, the carrying value of goodwill is compared with the present value of discounted cash flows of the respective subsidiaries and loss, if any, is adjusted to the carrying value of the goodwill.

(iii) Minorities’ interest in net profits/losses of the subsidiary for the year is identified and included in the income in order to arrive at the net income attributable to the shareholders of the Group. Their share of net assets is identified and presented in the consolidated balance sheet separately. Where accumulated losses

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 attributable to the minorities are in excess of their share of losses as per the contractual agreement, the same are accounted for by the holding Group.

(iv) As far as possible, the CFS are prepared using uniform accounting policies for like transactions and other events in similar circumstances and are presented, to the extent possible, in the same manner as the Group’s separate financial statements, Where it is not practicable to use uniform accounting policies, differences in accounting policies are disclosed separately in accordance with AS 21 (Consolidated Financial Statements).

(v) The financial statements of the group entities used for the purpose of consolidation are drawn up to the same reporting date as that of the Group. In case where the subsidiaries are registered under the Limited Liability Partnership Act, 2008 (LLP Act), financial statements for them have been prepared as per the LLP Act.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses and the disclosure of contingent liabilities on the date of the consolidated financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Any revision to accounting estimates is recognised prospectively in current and future periods.

(d)	Current–non-current classification

All assets and liabilities have been classified as current or non-current as per the Group’s normal operating cycle. Based on the nature of services and the time between the providing services and their realisation in cash and cash equivalents, the Group has ascertained its operating cycle as 12 months for the purpose of current – non-current classification of assets and liabilities.

Assets

An asset is classified as current when it satisfies any of the following criteria:

(a) it is expected to be realised in, or is intended for sale or consumption in, the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is expected to be realised within 12 months after the reporting date; or

(d) it is cash or cash equivalent unless it is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting date.

All other assets are classified as non-current.

Current assets include the current portion of non-current financial assets.

Liabilities

A liability is classified as current when it satisfies any of the following criteria:

(a) it is expected to be settled in the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is due to be settled within 12 months after the reporting date; or

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(d) the Group does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

All other liabilities are classified as non-current.

Current liabilities include current portion of non-current financial liabilities.

(e)	Revenue recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the balance sheet date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary set-up is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the balance sheet Interest is recognised on time proportion basis taking into account the amount outstanding and the interest rate applicable.

Dividend income is recognised when the right to receive payment is established.

Income from loyalty card sales are recognised when the related services are rendered to the patients.

(f)	Liabilities Written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(g)	Property, plant and equipment(PPE)

Land and building:

Land and buildings are initially recognised at cost. Freehold land (except land under capital work in progress) is subsequently carried at the revalued amount less accumulated impairment losses. Buildings are subsequently carried at the revalued amounts less accumulated depreciation and accumulated impairment losses.

Land and buildings are revalued by independent professional valuers on once in a 5-year basis and whenever their carrying amounts are likely to differ materially from their revalued amounts. When an asset is revalued, any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset. The net amount is then restated to the revalued amount of the asset. In case of revaluation of PPE, any increase in net book value arising on revaluation is credited to revaluation surplus, except to the extent that it reverses a revaluation decrease of the same asset previously recognised as a charge in the Statement of Profit and Loss, in which case the increase is credited to the Statement of Profit

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 and Loss. A decrease in net book value arising on revaluation is recognised as a charge in the Statement of Profit and Loss, except to the extent it offsets an existing surplus on the same asset recognised in the revaluation reserve, in which case the decrease is recognised directly in that reserve.

Other property, plant and equipment

All other items of property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

Components of costs

The cost of an item of property, plant and equipment initially recognized includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by

Borrowing costs are interest and other cost (including exchange differences arising from foreign currency borrowings to the extent that they are regarded as an adjustment to interest costs) incurred by the Group in connection with the borrowing of funds. Borrowing costs directly attributable to acquisition or construction of those PPE or intangible assets which necessary take a substantial period of time to get ready for their intended use are capitalised. Other borrowing costs are recognised as an expense in the period in which they are incurred.

Subsequent expenditure

Subsequent expenditure relating to property, plant and equipment that has already been recognised is added to the carrying amount of the asset only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognised in Statement of profit and loss when incurred.

Disposal

On disposal of an item of property, plant and equipment, the difference between the disposal proceeds and its carrying amount is recognised in Statement of profit and loss. Any amount in revaluation reserve relating to that asset is transferred to reserves directly.

(h)	Depreciation

Depreciation on Property, plant and equipment (PPE) is provided on the straight-line method over the useful lives of assets prescribed in Schedule II of the Companies Act 2013. Depreciation for assets purchased /sold during a period is proportionately charged.

Leasehold land is amortised on a straight-line basis over the period of lease, i.e. 33 years.

Useful life:

Building	60 years
Electrical Equipment	10 years
Medical & Surgical Equipment	13 years
Furniture & Fixtures	10 years
Vehicles	10 years
Office Equipment	5 Years
Computers and accessories	3 Years

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(i)	Intangible assets

Goodwill

Goodwill arising on acquisition of business is measured at cost less any accumulated amortisation and accumulated impairment loss. Goodwill is tested for impairment annually.

Acquired intangible assets

Intangible assets that are acquired by the Group are measured initially at cost. After initial recognition, an intangible asset is carried at its cost less any accumulated amortisation and any accumulated impairment loss.

Internally generated intangible assets

Internally generated goodwill is not recognised as an asset. With regard to other internally generated intangible assets:

- Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the Consolidated Statement of Profit and Loss as incurred.

- Development activities involve a plan or design for the production of new or substantially improved products or processes. Development cost is capitalised only if the development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and directly attributable borrowing costs (in the same manner as in the case of property, plant & equipment). Other development expenditure is recognised in Consolidated Statement of Profit and Loss as incurred.

(j)	Amortisation

Goodwill generated on acquisition of business is amortised over a period of 5 years.

Intangible assets are amortised in Consolidated Statement of Profit or Loss over their estimated useful lives, from the date that they are available for use based on the expected pattern of consumption of economic benefits of the asset. Accordingly, at present, these are being amortised on straight line basis.

Computer software, content development and license is amortised over its useful life of 5 years to 10 years as estimated by management. Amortisation on additions/deletions is provided on pro-rata basis in the year of purchase/disposal.

(k)	Government grants

Government grants / subsidies received towards specific property, plant and equipment (PPE) have been deducted from the gross value of the concerned PPE and grant / subsidies received during the year towards revenue expenses have been shown as other operating income in the Statement of Profit and Loss.

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

(l)	Impairment of property, plant & equipment and intangible assets

The carrying amounts of assets are reviewed at each Consolidated Balance Sheet date in accordance with Accounting Standard 28 on ‘Impairment of Assets’ prescribed in the Rule 7 of the Companies (Accounts) Rules, 2014, to determine whether there is any indication of impairment. If any such indication exists, the

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 assets recoverable amounts are estimated at each reporting date. For the purpose of impairment testing, assets are grouped together into the smallest group of assets (cash generating unit or CGU) that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. An impairment loss is recognised whenever the carrying amount of an asset or the cash generating unit of which it is a part exceeds the corresponding recoverable amount. Impairment losses are recognised in the Consolidated Statement of Profit and Loss. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the assets carrying amount does not exceed the carrying amount that would have been determined net of depreciation or amortisation, if no impairment loss had been recognised.

(m)	Inventories

Inventories comprising of medicines and consumables are carried at lower of cost and realisable value. Cost comprise purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. In determining the cost, weighted average cost method is used.

Stores and spares consists of surgical instruments, linen, crockery and cutlery are valued at cost (using FIFO method). Based on the estimated life of 3 years, 1/3rd of value of stores and spares are charged to Consolidated Statement of Profit and Loss every year.

(n)	Foreign currency transaction

Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Year-end monetary assets and liabilities denominated in foreign currencies are translated at the year-end foreign exchange rates. Exchange differences arising on settlements/ year end translations are recognised in the Consolidated Statement of Profit and Loss for the year in which they arise.

(o)	Operating leases

Lease payments under an operating lease arrangement are recognised as expense in the Consolidated Statement of Profit and Loss on a straight-line basis over the period of lease.

(p)	Investments

Investments that are readily realisable and intended to be held for not more than a year from the date of acquisition are classified as current investments. All other investments are classified as long-term investments. However, that part of long term investments which is expected to be realised within 12 months after the reporting date is also presented under ‘current assets’ as “current portion of long term investments” in consonance with the current and non-current classification scheme of Schedule III.

Long-term investments (including current portion thereof) are carried at cost less any other-than-temporary diminution in value, determined separately for each individual investment.

Current investments are carried at the lower of cost and fair value. The comparison of cost and fair value is done separately in respect of each category of investments.

Any reductions in the carrying amount and any reversals of such reductions are charged or credited to the Consolidated Statement of Profit and Loss.

Profit or loss on sale of investments is determined on the basis of carrying amount of investments disposed of.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(q)	Employee benefits

The Group’s obligations towards various employee benefits have been recognised as follows:

Short-term employee benefits

Employee benefits payable wholly within twelve months of receiving employee services are classified as short-term employee benefits.

Post-employment benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays specified contributions to a separate entity and has no obligation to pay any further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. The Group’s contribution is recognised as an expense in the Consolidated Statement of Profit and Loss during the period in which the employee renders the related service.

Defined benefit plans

The Group’s gratuity benefit scheme is defined benefit plans. The Group’s net obligation in respect of a defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods, that benefit is discounted to determine its present value. Any unrecognised past service costs are deducted. The calculation of the Group’s obligation under the plan is performed annually by an independent actuary using the projected unit credit method carried out at the balance sheet date.

The Group recognises all actuarial gains and losses arising from defined benefit plan immediately in the Consolidated Statement of Profit and Loss. All expenses related to defined benefit plan are recognised in employee benefits expense in the Consolidated Statement of Profit and Loss.

Compensated Absences

The employees can carry-forward a portion of the unutilised accrued compensated absences and utilise it in future service periods or receive cash compensation on termination of employment. Since the compensated absences do not fall due wholly within twelve months after the end of the period in which the employees render the related service and are also not expected to be utilized wholly within twelve months after the end of such period, the benefit is classified as a long-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increase this entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

Termination benefits

Termination benefits are recognised as an expense when, as a result of a past event, the Group has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(r)	Taxation

Income-tax expense comprises current tax (i.e. amount of tax for the period determined in accordance with the income-tax law) and deferred tax charge or credit (reflecting the tax effects of timing differences between accounting income and taxable income for the period). Income-tax expense is recognised in the Consolidated Statement of Profit and Loss.

Current tax is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the applicable tax rates and tax laws. Deferred tax is recognised in respect of timing differences between taxable income and accounting income i.e. differences that originate in one period and are capable of reversal in one or more subsequent periods. The deferred tax charge or credit and the corresponding deferred tax liabilities or assets are recognised using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets are recognised only to the extent there is reasonable certainty that the assets can be realised in future; however, where there is unabsorbed depreciation or carried forward loss under taxation laws, deferred tax assets are recognised only if there is a virtual certainty supported by convincing evidence that sufficient future taxable income will be available against which such deferred tax assets can be realised. Deferred tax assets are reviewed as at each balance sheet date and written down or written-up to reflect the amount that is reasonably/virtually certain (as the case may be) to be realised.

Minimum Alternative Tax (‘MAT’) under the provisions of the Income-tax Act, 1961 is recognised as current tax in the Statement of Profit and Loss. The credit available under the Act in respect of MAT paid is recognised as an asset only when and to the extent there is convincing evidence that the Group will pay normal income tax during the period for which the MAT credit can be carried forward for set-off against the normal tax liability. MAT credit recognised as an asset is reviewed at each balance sheet date and written down to the extent the aforesaid convincing evidence no longer exists.

(s)	Provisions and contingent liabilities

A provision is created when there is a present obligation as a result of a past event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Contingent assets are neither recognised nor disclosed in the financial statements. However, contingent assets are assessed continually and if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognised in the period in which the change occurs.

(t)	Earnings/(loss) per share

Basic earnings/ (loss) per share is calculated by dividing the net profit/(loss) for the year attributable to equity shareholders by the weighted average number of equity shares outstanding during the year. Diluted earnings per share are computed using the weighted average number of equity and dilutive potential equity shares outstanding during the year, except where the results would be anti-

(u)	Discount on issue of debentures

Discount on issue of debentures and expenditure incurred in connection with such issue are amortised over the term of the debentures in proportion to the principal amount outstanding.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(v)	Cash and cash equivalents

Cash and cash equivalents in the cash flow statement comprise cash at bank and in hand and short term investments with original maturity of three months or less.

(w)	Cash flow statement

Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Group are segregated.

(x)	Going Concern

The group consolidated financial statements have been prepared on the basis that the group will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The group have incurred losses till year end March 31, 2019 and have delays in repayment of loan. The Company is under discussion with the bank for extension, however due to the COVID situation, there has been delay in approvals from Bank, the management expects to receive the approvals for extension in certain period of time shortly. The Group has earned profits for year end March 31, 2020 and nine months ended December 30, 2020 and also expects to earn profits in subsequent years based on the management projections and contracts entered.

The Group also have received guarantee for the creditors of $35million from UpHealth, Inc. as part of the share purchase agreement dated October 22, 2020 (Refer note 39). With the positive cash flows from operation and the transaction with UpHealth, Inc., the management believes that there are no concerns towards near term access to capital and meeting its obligations.

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

2	Share capital

				Amount in USD
	31 December 2020		31 March 2020
	Number of shares	Amount	Number of shares	Amount
Authorised
Equity shares of INR 10 each	13,500,000	2,075,515	13,500,000	2,075,515
Preference shares of INR 100 each	5,000,000	7,049,949	5,000,000	7,687,092
Preference shares of Re. 1 each	3,200,000	45,120	3,200,000	49,197

	21,700,000	9,170,583	21,700,000	9,811,805

Issued, subscribed and paid up
Equity Shares
Equity shares of INR 10 each	492,904	104,371	492,904	104,371
Preferred Stock
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A of INR 100 each	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C of INR 100 each	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1 of INR 100 each	157,234	243,565	157,234	243,565
8% Compulsorily Convertible Cumulative Preference Shares of INR 100 each	3,499,588	5,550,528	3,499,588	5,550,528

Total	4,645,439	6,812,652	4,645,439	6,812,652

a)	Reconciliation of the shares outstanding at the beginning and at the end of the period:

Equity shares of INR10 each fully paid up
At the commencement and at the end of the period	492,904	104,371	492,904	104,371
Shares issued during the period	—	—	—	—

At the end of the period	492,904	104,371	492,904	104,371
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A
At the commencement and at the end of the period	240,777	508,086	240,777	508,086
Shares converted into equity shares during the period	—	—	—	—

At the end of the period	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C
At the commencement and at the end of the period	254,936	406,102	254,936	406,102
Shares issued during the period	—	—	—	—

At the end of the period	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1
At the commencement and at the end of the period	157,234	243,565	157,234	243,565
Shares issued during the period	—	—	—	—

At the end of the period	157,234	243,565	157,234	243,565
8% Compulsorily Convertible Cumulative Preference Shares
At the commencement of the period	3,499,588	5,550,528	3,499,588	5,550,528
Shares issued during the period	—	—	—	—

At the end of the period	3,499,588	5,550,528	3,499,588	5,550,528

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

b)	Shares held by holding company:

The Company does not have a holding company.

c)	Details of shareholders holding more than 5% are as follows

	Number of shares	% of shares held	Number of shares	% of shares held
Equity shares of INR 10 each fully paid up held by
Dr. Syed Sabahat Azim	154,000	31.24	154,000	31.24
Mrs. Richa Sana Azim	154,000	31.24	154,000	31.24
Mr. M. Damodaran	52,855	10.72	52,855	10.72
Elevar Equity Mauritius	52,555	10.66	52,555	10.66
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A
Elevar Equity Mauritius	146,616	60.89	146,616	60.89
Sequoia Capital India Investment Holdings III	94,161	39.11	94,161	39.11
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C
Elevar Equity Mauritius	125,774	49.34	125,774	49.34
Sequoia Capital India Investment Holdings III	62,887	24.67	62,887	24.67
Mr. M. Damodaran	45,311	17.77	45,311	17.77
Kimberlite Social Infra Private Limited	20,964	8.22	20,964	8.22
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1
Elevar Equity Mauritius	157,234	100	157,234	100
8% Compulsorily Convertible Cumulative Preference Shares SIDBI Trustee Company Limited A/C Samridhi Fund	3,499,588	100	3,499,588	100

d)	Rights, preferences and restrictions in respect of each class of shares including restrictions on the distribution of dividends and the repayment of capital:

i) The Company has a single class of equity shares. Each holder of equity share is entitled to one vote per share, when present in person on a show of hands. In case of poll, each holder of equity shares shall be entitled to vote in proportion to his paid-up equity share capital.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive any of the remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

ii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series A” having a par value of INR 100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount. The holders of preference shares may convert the preference shares in whole or part into equity shares at any time before January 13, 2026 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares at the then applicable conversion rate, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier. The Company shall and the founders shall cause the Company to undertake a Qualified IPO (‘IPO’) at a price equal to the fair market value or a strategic sale, in the event the Company fails to complete the qualified IPO or strategic sale, the investor shall have the right, to call or buyback of all or part of the investor shares by the Company whether through one or more successive buyback offer at fair value. The buyback is subject to the meeting the conditions as provided by Companies Act 2013. The agreement is subsequently been amended on December 11, 2020 which provides the investor had no point in time intent to exercise such buyback rights and based on the addendum letter, such buyback rights may be deemed to have been removed from the shareholders agreement.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

iii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series C” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount or such higher percentage as declared in respect of the holders of equity shares. The holders of the preference shares may convert the preference shares in whole or part into equity shares at any time before December 31, 2030 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier.

iv) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. in addition, if the holders of equity shares or any other class of shares (other than shares held by SIDBI) are proposed to be paid dividend in excess of 0.001% , the holders of Series C1-Compulsorily Convertible Cumulative Preference Shares shall be entitled to dividend at such higher rate. The holders of the Series C1-Compulsorily Convertible Cumulative Preference Shares may convert at 1:1 in whole or part into equity shares at any time before 19 periods from the date of issuance.

v) The Company has a class of preference shares referred to as “8% Compulsorily Convertible Cumulative Preference Shares”, having a par value of INR 100 each allotted on 24 December 2013 and 13 August 2014. These preference shares carry a pre-determined cumulative dividend rate of 8% p.a. on the capital for the time being paid up on the subscribed preference shares. The Company and/or the promoters or their nominees may on or before the October 31, 2018, or such later date as agreed by the investors after giving notice of at least thirty (30) days to the investor, buy back/redeem/purchase the preference shares held by the investor either in full or in part at any time during the tenure of this Agreement. In case the Company/Promoters have not bought back/redeemed/purchased the subscription preference shares, the Company shall convert the outstanding preference shares at an pre-agreed IRR of 16%, this is later amended in agreement dated March 31, 2017, In the event the PAT for the Financial period ending March 31, 2018 is negative (i.e. there is a loss), the conversion of the Outstanding Preference Shares (issued as per the SSHA) into Equity Shares shall be at the par value of the Equity Shares. The Company have a negative PAT in period end March 31, 2018 and hence the preference shares are convertible at 1:1 ratio. There is subsequent round of preference shares issued as per agreement dated March 31, 2017 at similar terms.

3	Reserves and surplus

	31 December 2020	31 March 2020
Securities premium account	8,320,698	8,320,698
Revaluation surplus	10,128,170	10,128,170
General reserve	331,361	331,361
Foreign Currency Translation reserve	(2,289,772)	(2,576,594)
Surplus in Statement of Profit and Loss
At the commencement of the period (1st April)	(15,489,802)	(17,873,766)
Add: Profit/(Loss) for the period	2,393,374	2,383,964

Balance as at the end of the period	(13,096,428)	(15,489,802)

Total reserves and surplus	3,394,029	713,832

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

4	Long-term borrowings

				Amount in USD
		Non-current portion		Current portion*
	Secured/ unsecured	31 December 2020	31 March 2020	31 December 2020	31 March 2020
204,540 (previous year: 204,540) 13.55% non-convertible debentures of INR 1,000 each	Secured	—	—	—	2,715,433
Less: Discount on issue of debenture to the extent not written off or adjusted		—	—	—	—

		—	—	—	2,715,433

Term loans from Banks	Secured	—	—	13,019,207	12,630,603
Term loan from Small Industries Development Bank of India	Secured	515,531	561,155	119,084	107,534
Term loan from National Skill Development Corporation	Secured	363,730	695,997	1,793,564	1,396,354
Term loan from Caspian Impact Investments Private Limited	Unsecured	—	—	1,369,060	1,327,580
Term loan from Blacksoil capital Private Limited	secured	193,327	—	217,493	362,333
Equipment loan	Secured	167,300	321,760	427,475	237,157

		1,239,889	1,578,912	16,945,884	18,776,995

*	Amount disclosed under Other current liabilities - Note 8

(a)	Secured non-convertible debenture

(i)

The Company had issued 13.55% redeemable non-convertible debenture of face value of INR 1,000 each aggregating to INR 204,540,000 (USD 2,715,433) at a discount of 0.95% on face value on 19 March 2016 to Essential Capital Consortium BV on private placement basis. These debentures are redeemable at par in two equal instalments of INR 102,270,000 (USD 1,478,574) each on 5 May 2019 and 5 November 2019 and in case put option is exercised by debenture holder, the total balance of INR 204,540,000 (USD 287,172) has to be repaid on any date not earlier than 11 February 2019. Interest is payable semi-annually at the rate of 13.55% per annum (net of withholding tax) on interest payment dates or earlier in case upon the exercise of the put option (interest payment starting from 5 May 2016 and ending on 5 November 2019 and in case put option is exercised, starting from 5 May 2016 and ending on 11 February 2019 ) as per Mortgage Cum Debenture Trust Deed dated 4 February 2016.

In view of contribution of company in the field of medicine especially during the COVID situation, USAID has decided to approve grant by paying off its debts towards Essential Capital Consortium (ECC). The grant has been approved and charged satisfaction has been filed on 13th June 2020.The company has written back the debenture of INR 204,540,000 (USD 2,799,716) and interest accrued and due on debenture of INR 13,712,945 (USD 187,701)under other income.

(ii)	These debentures are secured by way of a second ranking and continuing charge by way of registered mortgage on the;

(a)	immovable secured properties i.e rights in relation to;

(i)	piece and parcel of garden land at Sonamukhi (District: Bankura) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(ii)	piece and parcel of land at Bolpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(iii)	piece and parcel of land at Behrampore (District: Murshidabad) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(iv)

rooftop of one-storied building, ground floor stalls and rear vacant land at Dubrajpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future

(v)	office space together with all constructions and plant and machinery erected thereon at Ecospace, New Town Rajarhat (Kolkata)

(b)

movable assets in relation to hospitals at Sonamukhi (District: Bankura), Dubrajpur (District: Birbhum), Behrampur (District: Bankura), Bolpur (District: Birbhum) and head office at Ecospace, New Town Rajarhat (Kolkata).

(b)	Term loans from Allahabad Bank

(i)	Term loan from Allahabad Bank is secured by;

(a) For term loan I and II: First and exclusive charge by way of equitable mortgage on freehold land of Sonamukhi Unit, Bolpur Unit and Berhampore Unit and leasehold land of Dubrajpur Unit and construction thereon including hospital building, staff quarters etc (both present and future). Further, first and exclusive charge by way of hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles and other fixed assets both moveable and immovable of the respective five units and administrative office of the Company (both present and future). Second charge on the entire current assets of the five units and administrative office of the Company (both present and future).

(b) For term loan III,IV & V: 1. First Charge by way of Equitable Mortgage on land and building for the proposed 10 hospitals under LLPs i.e. Amroha Unit, Krishnanagar Unit, Jeypore Unit,, Muzzafarpur Unit, Bhagalpur Unit, Medinipur Unit, Malda Unit, Fatehpur Unit, Basti Unit and Bhangar Unit and construction thereon including hospital building, staff quarters, offices etc. (both present and future)

2. First Charge by way of Hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles, hospital equipment and other fixed assets both moveable and immovable of the proposed 10 hospitals under LLPs (both present and future)

3. Assignment of free cash-flows available to the Company as its share in the LLPs

Second charge on the entire current assets of the 10 hospitals operated by LLPs (Both present and future)

(c) Personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim.

(ii)

Interest on the above Term Loan-I, II & III carries an interest of 1-year MCLR plus 3.10% p.a. at monthly rests and is payable as and when due. And Term Loan IV and V carries an interest of 1-year MCLR plus 4.10% p.a. at monthly rests and is payable as and when due.

(iii)

The Company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the Company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical npa pending closure of restructuring process.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(c)	Term loan from Small Industries Development Bank of India (SIDBI)

(i)	Term loan from SIDBI is secured by :

(a) First charge by way of mortgage of leasehold rights of the borrower in favour of SIDBI over immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Hypothecation of all the movables acquired / to be acquired under the project including the movables, plant, machinery, spares, tools & accessories, office equipment, computers, furniture and fixtures situated at 34.188 decimal situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no, 912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar.

(c) Personal guarantee of Dr. Syed Sabahat Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan have been sanctioned for INR 66,500,000 (USD 882,841) for setting up of hospital and purchase of medical instruments and surgical equipment at Beguasarai, Bihar and is repayable in 96 monthly instalments after a moratorium of 2 years from the date of first disbursement of loan. Tentative start date is 10 April 2017 and tentative last instalment date is 10 March 2025.

(iii)	Above term loan carries an interest of SIDBI’s Prime Lending Rate (PLR) plus 1.50%, at monthly rests and is payable as and when applied.

(d)	Term loan from National Skill Development Corporation

(i)	Term loan from National Skill Development Corporation is secured by:

(a) Charge on the movable, immovable acquired assets and receivables including revenue from franchisee arrangements, earnings from training programs.

(b) Deeds of hypothecation to be executed as and when assets are acquired and intimation forwarded to NSDC.

The term loan has been sanctioned for INR 189,000,000 (USD 2,500,000) and is to be disbursed in five instalments. The period of loan is ten years with two years moratorium on interest and principal from the date of first disbursement of the loan, final repayment by Q4 of the year 2021- 22. The loan is repayable on quarterly basis, after moratorium period, as per the repayment schedule given in the loan agreement. The Company has not repaid of principal and interest as per the repayment schedule. Principal and interest is outstanding from fourth quarter of the financial year ended 31 March 2017 till date. The current skilling structure has resulted in pendencies for the Company and hence the Company has approached NSDC for changes in the structure. The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(ii)	The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(iii)	The principal and interest is overdue as on 30th December 2020.

(e)	Term loan from Caspian Impact Investments Pvt. Ltd.

(i)	Term loan from Caspian Impact Investments Pvt. Ltd. is unsecured and other terms are:

(a) Carries an interest rate of 15% p.a.

(b) Purpose is to finance working capital.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(c) At the end of the tenor of the credit facility or upon prepayment of credit facility,whichever is earlier the borrower shall pay such additional interest that resulting in the overall XIRR of 18% on the entire credit facility from the First Disbursement date until the repayment date.

(d) Additionally the lender shall have the option but not an obligation to convert whole or part of the unpaid amount under the Credit Facility and/or invest additional amount cumulatively up to a maximum of INR 100,000,000 (USD 1,327,580) at the share price of the next round of equity investment immediately after the execution date for subscription of shares whether equity or preference.

(e) As per revised schedule dt. April 24, 2020 entire loan will be repaid on December 31, 2020 and interest will be charged on monthly rest.

(f)	Term loan from Blacksoil Capital Private Limited

Term	loan from Black Soil Private Limited is unsecured and other terms are:

(a) Carries an interest rate of 16.25% p.a.

(b) The loan of INR 75,000,000 (USD 995,685) has been sanctioned for business purpose.

(c) The facility is secured by way of hypothecation created in favour of Black Soil Private Limited over following:

(i) a first & exclusive charge over inventory.

(ii) a first & exclusive charge on the Identified Receivables accruing to the borrowers, both present & future.

(iii) if the DSRA in the form of fixed deposit, then first & exclusive charge on DSRA.

(d) Loan is to be repaid in 22 equated monthly installment of INR 3,409,091 (USD 45,258) starting from 30th November, 2018 till 31st August, 2020.

(e) In light of the stress in the financial sector caused by the COVID-19 pandemic, the Tenure shall stand extended by 12 (twelve) months starting from December, 2020.

(g)	Loan from Hero Fincorp

(i)	Term loan amounting to Nil (previous year Nil) is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no. 827, 3665, 3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 796,548) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively.

(iii)	Above term loan is carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(h)	Overdue payment of loan

(IN USD)

Particulars	Principal Amount	Interest Amount	Period
Allahabad Bank Loan
TL-1	1,979,263	391,485	1. Principal Amount due upto December 2020 2. Interest amount due upto December 2020
TL-2	1,336,147	264,765
TL-3	2,366,672	573,124	1. Principal Amount due upto December 2020
TL-4	2,539,829	657,246	1. Principal Amount due upto December 2020 2. Interest amount due upto December 2020
TL-5	5,686,335	1,391,224	1. Principal Amount due upto December 2020 2. Interest amount due upto December 2020
National Skill Development Corporation (NSDC)	1,082,148	460,282	1. Principal Amount due upto December 2020

Total	14,990,393	3,738,126

(j) As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief was extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

5 Provisions	Amount in USD

	Long-term		Short-term
	31 December 2020	31 March 2020	31 December 2020	31 March 2020
Provision for employee benefits
Gratuity	94,856	78,161	3,425	3,322
Compensated absences	63,697	51,524	2,547	2,471

	158,553	129,685	5,972	5,793

Other provisions
Provision for Income Tax	—	—	—	1,859

	—	—	—	1,859

	158,553	129,685	5,972	7,651

6	Short-term borrowings

	31 December 2020	31 March 2020
Cash credit facilities from bank (secured)	1,035,788	1,117,699
Unsecured loan
- loan from Hero Fincorp Ltd	958,151	929,306
- loan from related party	362,679	373,962
- loan from directors	20,942	20,312
- loan from others	1,452,602	1,451,329

	3,830,163	3,892,608

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

6.1

Cash credit facilities from Allahabad Bank has been sanctioned with a limit of INR 50,000,000 (USD 663,790) for working capital requirement of the five existing operational hospitals of the Company with a margin of 25% and is secured by first and exclusive charge of hypothecation of all the current assets of the five units and administrative office of the Company (both present and future), further, secured by (along with bank guarantee) second charge on land and building, plant and machineries and other fixed assets of the five existing operational hospitals under the Company’s direct ownership (both present and future). The cash credit facilities carry an interest rate of one year MCLR plus 3.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable as and when due.

The Group has availed cash credit facilities from Allahabad Bank for Amroha, Krishnanagar, Jeypore, Begusarai, Bhagalpur, Medinapur, Malda, Bhangar, Basti and Muzafarpur LLP’s. Cash Credit from Allahabad Bank has been sanctioned with a limit of INR 30,000,000 (USD 398,287.15) and is secured by stock (margin of 25% on stocks and 40% on book debts up to 90 days old). The cash credit facilities carry an interest rate of 1 year Allahabad Bank MCLR + 4.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable on demand.

The company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as Technical NPA pending closure of restructuring process.

6.2	Interest free loan taken from directors and related parties are repayable on demand.

6.3	a. Loan taken from others is repayable on demand.

b. Loan taken from others carries an interest rate of 12% to 15% p.a. (except for three parties)

6.4	Loan from Hero Fincorp

(i)	Term loan is secured by:

(a)    Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

(d)    Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 862,678) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively. The term loan facility for takeover of loan from SIDBI & IIFL has not been availed and hence got expired. So the charge created against immovable property is still lying with SIDBI.

(iii)	Above term loan carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(iv)	As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief was extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

7	Trade payables

	31 December 2020	31 March 2020
Total outstanding dues of micro enterprises and small enterprises	—	—
Total outstanding dues of creditors other than micro enterprises and small enterprises (Net of Advances for goods)	1,037,888	1,471,145

	1,037,888	1,471,145

8	Other current liabilities

	31 December 2020	31 March 2020
Current maturities of long-term debts (refer note 4)	16,945,884	18,776,995
Interest accrued and due on term loans	4,019,143	2,275,228
Interest accrued but not due on loan	100,238	—
Interest accrued and due on cash credit	256,787	145,101
Interest accrued and due on equipment loan	33,592	32,465
Interest accrued and due on other loan	277,995	118,523
Interest accrued but not due on debentures	—	—
Interest accrued but and due on debentures	—	182,050
Creditors for capital goods (Net of Capital Advances)	—	178,446
Employee benefits payable	596,325	539,903
Temporary Book Overdraft	3,732	—
Advance from TPA & Customers	445,367	431,960
Partner’s Current A/c	17,794	17,259
Statutory dues payable
Provident fund	346,879	274,585
Professional tax	15,027	12,484
Employee state insurance payable	188,519	166,695
Tax deducted at source payable	289,960	327,555
Goods and services tax payable	45,163	88,504
Unearned revenue	135,504	131,424
Advance from patients and others	13,675	7,220
Other liabilities/ payables	137,154	128,565

	23,868,737	23,834,963

8.1

i. Major clients of the company are ESIC, PSU’s and various other government departments. There has been major delay in receipt of payment from their side which is creating challenges for the company to meet its operational expenses which includes statutory obligations also.

Due to this financial crunch there has been continuing delay in payment of statutory dues on the part of the company.

ii. As per Income Tax Act tax is to be deducted on payment or credit whichever is earlier, ignoring the fact whether payment has been made or not. Hence, TDS liability is deposited in respect of those to whom payment has been made.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

8.2	Advance receipt of INR 30 mm from S.S Earth Moving Mining was for setup of dispensary setup in their mining area. But no space was allocated to us by them, hence setup is not done.

8.3	Advance include amount received from African medical supply for supply of DD setup but due to COVID outbreak same could not be fulfilled.

8.4

Regarding interest accrued and due with respect to the term loan taken from Allahabad bank, the company has been disputing the EMIs being deducted by the bank since 2017 in respect to hospital projects, that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process. As the account has been declared technical NPA by the bank so no interest has been charged by the bank but following the concept of mercantile system of accounting interest on term loan from Allahabad Bank and interest on cash credit limit has been calculated and charged in expenses. This interest has been classified as Interest accrued and due under other current liabilities.

9	Goodwill

	31 December 2020	31 March 2020
Opening balance	459,982	598,136
Amortisation of Goodwill	(70,285)	(95,982)
Forex Adjustment	13,187	(42,172)

Closing balance	402,884	459,982

12	Long-term loans and advances

	31 December 2020	31 March 2020
(Unsecured and considered good)
To parties other than related parties
(a) Capital advances (net of Creditors for Capital goods)	417,032	544,996
(b) Security deposits	170,885	166,558

	587,917	711,553
(c) Other loans and advances
TDS receivables	455,927	413,507

	455,927	413,507

	1,043,844	1,125,061

13	Other non-current assets

	31 December 2020	31 March 2020
(Unsecured and considered good)
Bank deposits (due to mature after 12 months from the reporting date) [refer note 16]*	42,707	19,289
Balance with government authorities	682	661
Interest accrued on bank deposits	—	41
Interest accrued on electricity deposits	655	636

	44,044	20,626

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

14	Inventories

(Valued at lower of cost and net realisable value)
Stock of digital dispensary, medicine and medical consumables	307,629	265,330
Stores and spares	3,875	3,966

	311,504	269,296

15	Trade receivables

(a) Unsecured and considered good	5,912,534	4,719,956
(b) Doubtful	(448,440)	434,940
Less: Provision for doubtful receivables	448,440	(434,940)

	5,912,534	4,719,956
Other receivables
(a) Unsecured, considered good		—
		—

		—

16	Cash and bank balances

	31 December 2020	31 March 2020
Cash and cash equivalents
Cash on hand	216,092	32,083
Balance with banks:		—
On current accounts	79,098	71,853
On deposit accounts (with original maturity of 3 months or less)	1,369	7,965

	296,558	111,901
Other bank balances:		—
Deposits in banks with maturity of more than 3 months but less than 12 months*	45,851	59,965

	342,409	171,867

*Bank	deposits of USD 13,688 as on 31 December 2020 ( 31 March 2020—USD 13,276) have been pledged with Black Soil as security for term loan

*Bank	deposits of USD 31,365 as on 31 December 2020 ( 31 March 2020- USD 30,421) have been given as cash margin to banks for issuing bank guarantees to government authorities.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

17	Short-term loans and advances

(Unsecured and considered good)
To parties other than related parties
Security deposits	39,379	37,376
Prepaid expenses	1,483	2,652
Advance for supply of goods and services	73,245	493,214
Advance to doctors	—	26,339
Advances to employees	549,456	396,399
Advances to others	62,106	52,262

	725,669	1,008,242

18	Other current assets

(Unsecured and considered good)
Interest accrued on bank deposits	16,807	16,261
Government grant receivable	707,500	492,567
Unbilled revenue	3,903	3,786

	728,210	512,613

Note 10- Property, Plant & Equipment

Amount in USD

Particulars	WDV as on 31.12.2020	WDV as on 31.03.2020
Freehold land	5,393,991	5,231,609
Leasehold land	22,747	22,837
Buildings	16,169,070	15,892,417
Electrical equipment	405,390	450,247
Medical & surgical equipment	2,304,044	2,408,993
Furniture and fixtures	243,973	273,870
Vehicles	3,280	3,828
Office equipment	64,599	67,280
Computers and accessories	17,675	27,336

Total	24,624,769	24,378,417

Note 11- Intangible Assets

Particulars	WDV as on 31.12.2020	WDV as on 31.03.2020
Computer software (internally generated platform/applications)	2,553,133	2,541,433
Computer software	114,403	166,246
Trademark	33	74
Content development	79,687	158,137

Total	2,747,256	2,865,890

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

19	Revenue from operations

		Amount in USD
	31 December 2020	31 December 2019
Sale of services:
Income from hospital services	3,923,554	3,442,155
Income from digital dispensary consultancy	979,116	885,709

Sale of goods:
Sale of pharmacy/ medicines	581,675	613,423
Sale of digital dispensary (net of Sales return :Nil (31 December 2019: USD 530,802 ))	—	(381,022)
Other operating revenue:
Income from government grant*	188,028	213,028
Miscellaneous income	84,767	58,699

	5,757,140	4,831,992

19.1

The company has entered into revenue sharing arrangement, the contractual arrangement is on principal to principal basis for hospital at Bolpur, Sonamukhi, Malda, Jeypore & Mednipore. These hospitals were earlier operated by Company itself. Reveue sharing arrangement is included within Income from Hospital Services.

19.2

Income from government grant represents interest and tax subsidy from government of Bihar under Bihar Industrial Investment Promotion Act, 2016. Interest subsidy is available to GHSPL Muzafarpur Healthcare LLP, GHSPL Bhaglpur Healtcare LLP & GHSPL Begusari Healthcare LLP on the term loan availed by the LLP from Allahabad Bank & State Industrial Development Bank of India.

20	Other income

Interest on income tax refund	—	19,053
Provision/ liability no longer required written back (N	3,009,179	174,239
Miscellaneous income	553	3,004

	3,009,732	196,297

20.1

On March 19, 2016 company has issued 13.55% Non-convertible Debentures worth INR 204,540,000 (USD 2,715,433) to Essential Consortium Capital but in view of the contribution of company in the field of medicine, especially during the COVID situation, USAID has decided to approve grants by paying off its debts towards Essential Capital Consortium(ECC). Hence, provision /liability no longer required includes write off Debentures, Interest thereon and liability towards ECC worth INR 223,673,406 (USD 3,014,824)

21	Purchases

Medicines and medical consumables	692,497	723,745
Purchase of digital dispensary	22,353	64,912

	714,850	788,659

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

22	Course operating expenses

Training cost/ professional fees	—	—
Food and lodging	—	—
Externship expenses	—	—

	—	—

23	Changes in inventories

Inventory at the beginning of the year	269,385	244,108
Inventory at the end of the year	302,928	235,094

	(33,543)	9,013

24	Employee benefits expense

Salaries, wages and bonus	799,744	1,069,157
Contribution to provident and other funds	90,672	54,943
Staff welfare expenses	11,242	25,375

	901,658	1,149,475

25	Finance costs

Interest expense on:
- debenture	—	39,857
- term loan	1,693,351	1,472,201
- other loan	210,416	244,643
- equipment loan	49,701	60,436
- Cash credit	102,055	103,366
Unsecured loan	150,856	144,226
Other borrowing costs	80	23,064

	2,206,457	2,087,794
Less: Borrowing costs capitalised to qualifying assets	(462,970)	(445,930)

	1,743,487	1,641,864

25.1

Interest expenses as been calculated as per contractual term mentioned in sanction letter of Banks/ Financial Institutions. The company is in discussion with Allahabad Bank for restructuring and other financial institutions for rescheduling of the repayment terms. The management beliefs that no penal interest will be charged by the banks & financial institution and hence no provision has been recognised in the statement of profit & loss.

26	Depreciation and amortisaton

Depreciation of property, plant and equipment (PPE)	527,556	580,685
Amortisation of Goodwill	70,285	74,056
Amortisation of intangible assets	396,562	428,929

	994,403	1,083,670

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

27 Other expenses

Consumption of stores and spares	9,914	1,827
Share of O&M Partner	160,850	—
Housekeeping expenses	60,585	83,212
Power and fuel	103,320	186,882
Rates and taxes	12,241	18,054
Rent (refer note 36)
- equipment	2,667	5,111
- others	55,311	76,300
Patient food expenses	41,634	56,404
Professional fees:
- to doctors	1,110,138	1,222,559
- to others	8,447	29,112
Repairs to building	49,077	63,415
Repairs to surgical/medical equipment/machinery	19,508	35,362
Repairs to others	6,447	5,823
Payment to auditors	18,196	14,873
Travelling and conveyance expenses	102,767	156,770
Advertisement and sales promotion	106,732	253,094
Testing expenses	71,034	56,980
Printing and stationery	20,352	32,006
Telephone and communication expenses	26,224	51,386
Miscellaneous expenses	77,189	73,173
Less: Capitalisation for internally generated software	(68,898)	(139,207)

	1,993,736	2,283,134

Amount in USD

28	Earnings/ (loss) per share

	31 December 2020	31 December 2019
Particulars
Profit/(Loss) attributable to equity shareholders (a)	2,393,374	(1,795,906)
Less: Dividend on cumulative compulsorily convertible preference shares and tax thereon (b)	2,037,454	903,956
Net profit/(loss) adjusted for the effects of dilutive potential equity shares for calculation of diluted EPS [(c) = (a)—(b)]	355,920	(2,699,861)
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Basic EPS) (d)	492,904	492,904
Add: Effect of potential equity shares to be issued under Compulsory Convertible Preference Shares (e)*	4,152,535	652,947
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Diluted EPS) [(f) = (d) + (e)]	4,645,439	1,145,851
Basic earnings per share of INR 10 each [(g)= (a)/(d)] (not annualised)	4.86	(3.64)
Diluted earnings per share of INR 10 each [(h) = (c)/(f)] (not annualised)**	0.52	(3.64)

** Considering the impact of weighted average number of potential equity shares on account of compulsorily convertible preference shares in computation of Diluted EPS, the same becomes Anti- Dilutive. Accordingly, Diluted EPS is equal to Basic EPS as on 30th December 2019.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

29	Minority interest

The following table summarises the information relating to Group’s subsidiaries and the carrying value of minority interests:

				Amount in USD
Name of the LLPs	Minority % 31 December 2020	Minority% 31 March 2020	31 December 2020	31 March 2020
GHSPL BEGUSARAI Healthcare LLP	5%	5%	40,264	30,168
GHSPL BGLP Super Speciality Healthcare LLP	35%	35%	347,441	344,304
GHSPL FATEHPUR Super Speciality Healthcare LLP	35%	35%	37,148	37,148
GHSPL JEYPORE Healthcare LLP	35%	35%	349,164	396,836
GHSPL SAMBHAV KNJ Healthcare LLP	35%	35%	110,098	75,317
GHSPL MLD Super Speciality Healthcare LLP	22%	22%	121,579	90,740
GHSPL MUZF Super Speciality Healthcare LLP	38%	38%	479,589	453,144
GHSPL MDPR Super Speciality Healthcare LLP	2%	2%	60,034	58,753
GHSPL PRN Super Speciality Healthcare LLP	24%	24%	190,007	190,007
GHSPL BHNGAR Super Speciality Healthcare LLP	11%	11%	52,008	52,008

			1,787,333	1,728,427

30

On October 22, 2020, the Company has entered into a business combination agreement with UpHealth Holdings, Inc. The transaction is agreed at a purchase consideration of $171 million. Post the consummation of transaction, UpHealth Holdings, Inc. will hold 100% shares in the Company.

31.

This note presents the reconciliation of (i) the unaudited interim consolidated balance sheets, unaudited interim consolidated statement of profit and loss and unaudited interim consolidated statement of cash flows of Glocal Healthcare Systems Private Limited (“Glocal” or the “Company”) as derived from the unaudited interim consolidated financial statements of the Company for the nine months ended 31 December 2019 and 31 December 2020, prepared in accordance with the accounting principles generally accepted in India (“Indian GAAP”),incorporated above in this document, to (ii) the unaudited interim consolidated balance sheets, unaudited interim consolidated statements of operations and unaudited statement of comprehensive income and loss and unaudited consolidated statement of cash flows of the Company prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the U.S. GAAP accounting policies as set out below.

31.1	Accounting Policies

(a)	Revenue Recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the Statement of Financial Position date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

Revenue from digital dispensary is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the Statement of Financial Position date.

(b)	Liabilities written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(c)	Research and Development Expenses

The group capitalises the internal and extenal cost incurred after technological feasibility for application development. Other costs including research phase are expensed as incurred by the group.

(d)	Employee Benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

(e)	Preference Shares

8% Compulsorily Convertible Cumulative Preference Shares is classified Mezzanine as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset, and will or may be settled in its own equity instruments.

Transaction costs are deducted from equity, net of associated income tax.

(f)	Business Combination

In accordance with ASC Topic 805, “Business combination”, the Company uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. The Company measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which the Company transfers the purchase consideration or definitive control agreement is signed and achieves the control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as period costs, as incurred, except the costs to issue debt or equity securities which are reduced from the fair value of instruments issued.

Transaction that results in increase or decrease in a group’s/parents ownership interest in a subsidiary without the loss of control are accounted as equity transaction.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(g)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

(h)	Foreign Currency Translation

The functional currency of the Company’s is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss).

(j)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

As at 31 December 2020 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company amounting to USD 31,365 (31 December, 2019: USD 32,309) and USD 13,688 (31 December 2019 USD 14,100) lien with banks for bank guarantee to government authorities & Black Soil respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(k)	Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible and collection of the receivable is no longer being actively pursued.

(l)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

(m)	Impairment or disposal of long-lived assets

The Company accounts for impairment losses on long-lived asset in accordance with ASC 360-“Property, plant and equipment”. The Company reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

(n)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Indian GAAP versus U.S. GAAP Reconciliation tables

The following tables set forth the reconciliation of (i) the unaudited interim consolidated balance sheet, unaudited interim consolidated statement of operations and unaudited interim consolidated statement of cash flows of the group for the nine months ended 31 December 2019 and the nine months ended 31 December 2020 prepared in accordance with Indian GAAP and reclassified based on the classification format adopted by Uphealth for the U.S. GAAP Financial Statements to (ii) the unaudited interim consolidated balance sheets, unaudited interim consolidated statements of operations and unaudited interim consolidated statement of cash flows of the Company prepared in accordance with U.S. GAAP.

Unaudited Consolidated Balance Sheet as at 31 December 2020

Amount in USD

Particulars	31 December 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 December 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	342,409	—	—	—	—	(45,053)	297,356
Restricted cash	—	—	—	—	—	45,053	45,053
Accounts Receivables, net of allowance	5,912,534	—	—	—	—	—	5,912,534
Inventories	311,504	—	—	—	—	—	311,504
Other current assets	1,453,879	—	—	—	—	22,747	1,476,626

	8,020,326	—	—	—	—	22,747	8,043,073
Property, Plant & Equipment (Net)	24,624,769	(12,159,329)	—	—		(22,747)	12,442,693
Goodwill	402,884	—	—	(402,884)	—	—	—
Other Intangible Assets (Net)	2,747,256	—	—	—	—	—	2,747,256
Capital work in progress	5,252,093	—	—	—	—	—	5,252,093
Restricted cash	—	—	—	—	—	—	—
Deferred Tax Assets	—	—	3,855,318	—	—	—	3,855,318
Other assets	1,087,888	—	—	—	—	—	1,087,888

	34,114,889	(12,159,329)	3,855,318	(402,884)	—	(22,747)	25,385,249

Total Assets	42,135,215	(12,159,329)	3,855,318	(402,884)	—	—	33,428,322

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	1,037,888	—	—	—	—	—	1,037,888
Accrued Liabilities	6,922,853	—	—	—	—	123,824	7,046,677
Short-term borrowings	3,830,163	—	—	—	—	—	3,830,163
Current portion of long- term borrowings	16,945,884	—	—	—	—	—	16,945,884
Short-term provisions	5,972	—	—	—	—	—	5,972

	28,742,760	—	—	—	—	123,824	28,866,584
Long-term borrowings	1,239,889	—	—	—	—	—	1,239,889
Long-term provisions	158,553	—	—	—	—	—	158,553

Total liabilities	30,141,202	—	—	—	—	123,824	30,265,026

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470

Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Money received against share warrant	—	—	—	—	—	—	—
Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(12,765,067)	—	3,731,590	(310,953)	—	(115,584)	(9,460,013)
Foreign Currency Translation Reserve	(2,289,772)	—	—	13,187	—	(8,240)	(2,284,825)

Total shareholders equity attributable to the Group	10,206,680	(10,128,170)	3,731,590	(402,884)	(0)	(123,824)	3,283,394
Non Controlling Interest	1,787,333	(2,031,159)	123,728	—	—	—	(120,099)

Total Stockholders Equity	11,994,013	(12,159,329)	3,855,318	(402,884)	(0)	(123,824)	3,163,295

Total liabilities and stockholders equity	42,135,215	(12,159,329)	3,855,318	(402,884)	(0)	—	33,428,321

*	Others include Lease classification and interest expense.

Unaudited Consolidated Income Statement for nine months ended 31 December 2020

Amount in USD

Particulars	31 December 2020 Indian GAAP	Deferred Tax	Goodwill	Others	31 December 2020 US GAAP
Revenue	5,757,140	—	—	—	5,757,140
Cost of revenues	2,226,596	—	—	—	2,226,596

Gross Profit	3,530,544	—	—	—	3,530,544

Operating expenses
Selling & Distribution expense	106,732	—	—	—	106,732
General & Administrative expense	341,715	—	—	—	341,715
Employee benefits expense	901,658	—	—	—	901,658
Depreciation and amortisation	994,403	—	(70,285)	—	924,118

Total Operating Expenses	2,344,508	—	(70,285)	—	2,274,223

Operating Income	1,186,036	—	70,285	—	1,256,321
Other income	3,009,732	—	—	—	3,009,732
Interest expense	1,743,487	—		23,253	1,766,740

Income before income tax	2,452,280	—	70,285	(23,253)	2,499,313
Income tax expense	—	(819,265)	—	—	(819,265)
					—
Net Income	2,452,280	819,265	70,285	(23,253)	3,318,578

Net income attributable to non controlling interest	58,906	50,868	—	—	109,774

Net income available to the owners of the parent	2,393,374	768,397	70,285	(23,253)	3,208,804

Net Income	2,393,374	768,397	70,285	(23,253)	3,208,804

Other Comprehensive Income/(loss), net of tax
Translation adjustments	286,822			(8,240)	278,583

Total other comprehensive income/(loss)	286,822	—	—	(8,240)	278,583

Comprehensive Income	2,680,197	768,397	70,285	(31,492)	3,487,387
Comprehensive Income (loss) attributable to the non- controlling interest	—	—	—	—	—

Comprehensive Income attributable to the owners of the parent	2,680,197	768,397	70,285	(31,492)	3,487,387

Unaudited Consolidated Cash Flow Statement for nine months ended 31 December 2020

Amount in USD

Particulars	31 December 2020 Indian GAAP	Others	31 December 2020 US GAAP
Net cash (used in) operating activities (A)	2,052,599	—	2,052,599
Net cash (used in) investing activities (B)	(166,524)	—	(166,524)
Net cash provided by financing activities (C)	(1,638,293)	—	(1,638,293)
Net (decrease) in cash and cash equivalent (A+B+C)	247,782	—	247,782
Cash and cash equivalents at the beginning of the year	48,777	—	48,777
Cash and cash equivalents at the end of the year	296,559	—	296,559

Unaudited Consolidated Balance Sheet as at 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	171,867	—	—	—	—	(43,697)	128,170
Restricted Cash	—	—	—	—	—	43,697	43,697
Accounts Receivables, net of allowance	4,719,956	—	—	—	—	—	4,719,956
Inventories	269,296	—	—	—	—	—	269,296
Other current assets	1,520,855	—	—	—	—	22,837	1,543,692

	6,681,974	—	—	—	—	22,837	6,704,810
Property, Plant & Equipment (Net)	24,378,417	(12,159,329)	—	—	—	(22,837)	12,196,252
Goodwill	459,982	—	—	(459,982)	—	—	—
Other Intangible Assets (Net)	2,865,890	—	—	—	—	—	2,865,890
Capital work in progress	4,637,925	—	—	—	—	—	4,637,925
Deferred Tax Assets	—	—	3,036,053	—	—	—	3,036,053
Other assets	1,145,687	—	—	—	—	—	1,145,687

	33,487,901	(12,159,329)	3,036,053	(459,982)	—	(22,837)	23,881,806

Total Assets	40,169,874	(12,159,329)	3,036,053	(459,982)	—	—	30,586,616

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	1,471,145	—	—	—	—	—	1,471,145
Accrued Liabilities	3,991,240	—	—	—	—	85,742	4,076,983
Short-term borrowings	3,892,608	—	—	—	—	—	3,892,608
Current portion of long- term borrowings	19,843,722	—	—	—	—	—	19,843,722
Short-term provisions	7,651	—	—	—	—	—	7,651

	29,206,367	—	—	—	—	85,742	29,292,109
Long-term borrowings	1,578,912						1,578,912
Long-term provisions	129,685	—	—	—	—	—	129,685

Total liabilities	30,914,964	—	—	—	—	85,742	31,000,706

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470

Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Redeemable Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(15,158,441)		2,912,325	(354,865)	—	(92,331)	(12,693,312)
Foreign Currency Translation Reserve	(2,576,594)	—	—	—	—	6,589	(2,570,005)

Total shareholders equity attributable to the Group	7,526,484	(10,128,170)	2,912,325	(459,982)	(0)	(85,742)	(235,085)
Non Controlling Interest	1,728,427	(2,031,159)	123,728	—	—	—	(179,005)

Total Stockholders Equity	9,254,911	(12,159,329)	3,036,053	(459,982)	(0)	(85,742)	(414,089)

Total liabilities and stockholders equity	40,169,875	(12,159,329)	3,036,053	(459,982)	(0)	—	30,586,617

*	Others include Lease classification and interest expense.

Unaudited Consolidated Income Statement for nine months ended 31 December 2019

Amount in USD

Particulars	31 December 2019 Indian GAAP	Deferred Tax	Goodwill	Others	31 December 2019 US GAAP
Revenue	4,831,992	—	—	—	4,831,992
Cost of revenues	2,414,182	—	—	—	2,414,182

Gross Profit	2,417,810	—	—	—	2,417,810

Operating expenses
Selling & Distribution expense	253,094	—	—	—	253,094
General & Administrative expense	413,530	—	—	—	413,530
Employee benefits expense	1,149,475	—	—	—	1,149,475
Depreciation and amortisation	1,083,670	—	(70,285)	—	1,013,385

Total Operating Expenses	2,899,769	—	(70,285)	—	2,829,484

Operating Income	(481,959)	—	70,285	—	(411,674)
Other income	196,297	—	—	—	196,297
Interest expense	1,641,864	—		32,042	1,673,906

Income before income tax	(1,927,526)	—	70,285	(32,042)	(1,889,283)
Income tax expense	—	(967,452)	—	—	(967,452)

Net Income	(1,927,526)	967,452	70,285	(32,042)	(921,830)
Net income attributable to non controlling interest	(131,621)	17,485	—	—	(114,135)

Net income available to the owners of the parent	(1,795,906)	949,967	70,285	(32,042)	(807,695)

Net Income	(1,795,906)	949,967	70,285	(32,042)	(807,695)

Other Comprehensive Income/(loss), net of tax
Translation adjustments	(390,819)	—		6,589	(384,229)

Comprehensive Income	(390,819)	—	—	6,589	(384,229)

Total other comprehensive income/(loss)	(2,186,724)	949,967	70,285	(25,452)	(1,191,924)
Comprehensive Income (loss) attributable to the non- controlling interest	—		—		—

Comprehensive Income attributable to the owners of the parent	(2,186,724)	949,967	70,285	(25,452)	(1,191,924)

Unaudited Consolidated Cash Flow Statement for nine months ended 31 December 2019

Amount in USD

Particulars	31 December 2019 Indian GAAP	Other	31 December 2019 US GAAP
Net cash (used in) operating activities (A)	3,461,567	—	3,461,567
Net cash (used in) investing activities (B)	(859,318)	—	(859,318)
Net cash provided by financing activities (C)	(3,146,157)	—	(3,146,157)
Net (decrease) in cash and cash equivalent (A+B+C)	(543,907)	—	(543,907)
Cash and cash equivalents at the beginning of the year	592,684	—	592,684
Cash and cash equivalents at the end of the year	48,777	—	48,777

Disclosure Notes:

A.	Revaluation Reserve

Under Indian GAAP, Revaluation of asset is permitted, an increase in revaluation is recognised directly to owners interest (under the heading Revaluation Reserve). Under US GAAP property, plant and equipment is carried at historical cost, revaluation is not permitted. Therefore, the revaluation amount has been reduced from the property, plant and equipment amounting to USD 90,17,262 for period ended 31 December 2020 and USD 12,159,329 for the period ended 31 March 2020 with a corresponding effect to the revaluation reserve, foreign currency translation reserve and non-controlling interest.

B.	Recognition of Deferred Taxes

Under US GAAP Deferred tax is recognised in full and a valuation allowance is provided to reduce the deferred tax assets to an amount that is more likely than not to be realised. Under IGAAP, virtual certainty is required for recognising the deferred tax asset on carry forward losses.

The deferred tax income of USD 819265 in year 31 December 2020 and deferred tax income of USD 967452 is recognised in year 31 December 2019. The effect on profit pertaining to entities with non-controlling interest (NCI) is recognised in NCI.

C.	Goodwill

The Goodwill amount of USD 402,884 and USD 459,882 for nine months ended 31 December 2020 and year ended 31 March 2020 respectively under IGAAP pertains to the acquisition of shares from minority shareholders without change in control, under USGAAP transaction that results in increase in a group’s/parents ownership interest in a subsidiary without the change of control are accounted as equity transaction. The Goodwill amount is reversed with a corresponding effect to additional paid in capital. The Group also has a goodwill pertaining to a subsidiary in IGAAP, the goodwill does not meet the recognition condition as per Business Combination and hence have been written off under USGAAP.

D.	Classification of Preference Shares

Series A preference shares is classified Mezzanine equity, as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

E.	Lease classification

In Indian GAAP - Land Leases taken for 33 years are shown under Property, Plant & Equipment and amortised over the lease period. Under US GAAP, the condition for finance lease is not satisfied, hence the carrying balance of upfront payment is reclassified to other assets as prepayments and amortised over the lease term.

F.	Restricted cash classification

As at 31 December 2020 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company amounting to USD 31,125 (31 March, 2020: USD 30,421) and USD 13,583 (31 March 2020 USD 13,276) lien with banks for bank guarantee to government authorities & Black Soil respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

G.	Interest Expense

Terms loan from Caspian has interest rate of 15% p.a., the arrangement also requires an IRR of 18% at the end of tenor of the credit facility or prepayment of loan, Under IGAAP interest is accounted at 15%, the differential interest of 3% is accounted for amortised cost accounting of loan under USGAAP. The group has accounted differential interest of USD 23,253 (31 December 2019: USD 32,042 ) with a corresponding effect to accrued interest.

32

The Company has considered the possible effects that may result from the pandemic relating to COVID-19 on the carrying amounts of receivables and investment in subsidiaries. In developing the assumptions relating to the possible future uncertainties in the global economic conditions because of this pandemic, the Company, as at the date of approval of these financial statements has used internal and external sources of information including credit economic forecasts. There is no significant impact on the Group’s Business on account of pandemic. The impact of COVID-19 remains uncertain and may be different from what we have estimated as of the date of approval of these consolidated financial statements and the Company will continue to closely monitor any material changes to future economic conditions.

Previous year’s figures have been regrouped/ reclassified wherever necessary to conform to current year’s classification/33 disclosure.

For and on behalf of the Board of Directors of
Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Consolidated Financial Statements as of and for the period 01 April 2020 to 25 March 2021

Glocal Healthcare Systems Private Limited

Consolidated Balance Sheet as at 25 March 2021

			Amount in USD
	Note	25 March 2021	31-Mar-20
		Unaudited	Audited
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	2	6,812,652	6,812,652
Reserves and surplus	3	3,214,839	713,832

		10,027,491	7,526,484
Minority interest	30	1,852,582	1,728,427

Non-current liabilities
Long-term borrowings	4	1,611,624	1,578,912
Long-term provisions	5	167,539	129,685

		17,79,163	17,08,597

Current liabilities
Short-term borrowings	6	3,853,498	3,892,608
Trade payables	7
- total outstanding dues of micro enterprises and small enterprises		—
- total outstanding dues of creditors other than micro enterprises and small enterprises		578,719	1,471,145
Other current liabilities	8	24,714,399	23,834,963
Short-term provisions	5	8,252	7,651

		29,154,868	29,206,367

TOTAL		42,814,105	40,169,875

ASSETS
Non-current assets
Goodwill	9	383,005	459,982
Property, plant and equipment	10	24,678,070	24,378,417
Intangible assets	11	2,665,821	2,865,890
Capital work-in-progress		5,462,687	4,637,925
Long-term loans and advances	12	925,521	1,125,061
Other non-current assets	13	44,313	20,626

		34,159,417	33,487,901
Current assets
Inventories	14	325,572	269,296
Trade receivables	15	6,460,982	4,719,956
Cash and bank balances	16	369,984	171,867
Short-term loans and advances	17	768,489	1,008,242
Other current assets	18	729,660	512,613

		8,654,687	6,681,974

TOTAL		42,814,105	40,169,875

Significant accounting policies	1

Glocal Healthcare Systems Private Limited

Consolidated Statement of Profit and Loss for the period 01 April 2020 to 25 March 2021

			Amount in USD
		For the period	For the period
	Note	01 April 2020-25	01 April 2019-31
		March 2021	March 2020
		Unaudited	Audited
Revenue from operations	19	8,013,504	9,057,344
Other income	20	3,009,732	2,136,145

Total revenue		11,023,236	11,193,489

Expenses
Purchase	21	958,447	961,711
Course operating expenses	22	—	—
Changes in inventories	23	(56,187)	(38,620)
Employee benefits expense	24	1,149,108	1,437,745
Finance costs	25	2,311,323	2,150,174
Depreciation and amortisation	26	1,402,718	1,404,801
Other expenses	27	3,003,651	2,870,913
Extra Ordinary expenses	28	—	—
Total expenses		8,769,061	8,786,724

Profit/(Loss) before tax		2,254,175	2,406,765

Income tax expense
Current tax
Deferred tax

Profit/(Loss) after tax (before adjustment of		2,254,175	2,406,765

minority interest)
Minority Interest		63,618	22,802
Profit/(Loss) for the year		2,190,558	2,383,963

Earnings/(loss) per equity share [nominal value of share INR 10 each (Previous year INR 10 each)]	29
Basic (not annualized)		4.44	4.84
Diluted (not annualized)		0.47	0.51

Significant accounting policies	1

Glocal Healthcare Systems Private Limited

Consolidated Cash Flow Statement for the period 01 April 2020 to 25 March 2021

		Amount in USD
	25 March 2021	31 March 2020
	Unaudited	Audited
A. Cash flow from operating activities
Profit/(Loss) before tax	2,254,175	2,406,765
Adjustments for:
Depreciation and amortisation	1,402,718	1,404,801
Provisions/liabilities no longer required written back	(3,009,179)	(2,109,763)
Interest income	—	—
Finance costs	2,311,323	2,150,174

	704,862	1,445,212

Operating cash flow before working capital changes	2,959,038	3,851,978

Adjustments for:
(Increase) in trade and other receivables/advances	(1,338,207)	(2,817,928)
Decrease in inventories	(57,612)	(9,632)
Increase in trade payables, other liabilities and provisions	(267,031)	332,248
	(1,662,849)	(2,495,313)

Cash (used in) operations	1,296,188	1,356,665

Income taxes refund (net)	(31,282)	16,628

Net cash (used in) operating activities (A)	1,264,906	1,373,293

B. Cash flow from investing activities
Purchase or construction of property, plant and equipment and intangible assets and movement in capital work in progress	(409,959)	(985,522)

Proceeds from sale of property, plant & equipment	(6,739)	—
Bank deposits (having original maturity of more than 3 months)	—	(8,958)
Interest received	0	(10,231)
Net cash (used in) investing activities (B)	(416,699)	(1,004,711)

C. Cash flow from financing activities
Proceeds from borrowings (net)	(107,150)	(537,770)
Finance costs paid	(529,105)	(311,595)
Net cash provided by financing activities (C)	(636,256)	(849,365)
Net (decrease) in cash and cash equivalent (A+B+C)	211,951	(480,782)
Cash and cash equivalents at the beginning of the year	111,902	592,684
Cash and cash equivalents at the end of the year (Refer Note (i) below)	323,854	111,902
Notes:
(i) Components of cash and cash equivalent (refer note 16)
Cash on hand	322,475	32,083
Balance with banks
On current accounts	—	71,853
On deposit accounts (with original maturity of 3 months or less)	1,377	7,965

	323,854	111,902

(ii)

The above cash flow statement has been prepared under the ‘Indirect Method’ as set out in the Accounting Standard 3 on Cash Flow Statement (AS 3 ) specified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules, 2014.

The notes referred to above form an integral part of the consolidated financial statements.

1	Significant accounting policies

The accounting policies set out below have been applied consistently to the periods presented in these consolidated financial statements.

(a)	Basis of preparation of consolidated financial statements:

The consolidated financial statements (“CFS”) have been prepared to comply in all material aspects with applicable accounting principles in India, the applicable Accounting Standards prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014, read with Companies (Accounting Standards) Amendment Rules, 2016 applicable with effect from 1 April 2016, the provisions of the Act (to the extent notified) and other accounting principles generally accepted in India, to the extent applicable and in particular Accounting Standard 21 (AS 21)—‘Consolidated Financial Statements’ and Accounting Standard 25 (AS 25)—“Interim Financial Reporting”. The CFS has been prepared on an accrual basis and under the historical cost convention.

The consolidated financial statements are presented in Indian Rupees, in the same format as that adopted by the parent Group for its standalone financial statements. The consolidated financial statement of the group is prepared in reporting currency as USD for the specific purpose of transaction with Uphealth Holdings, INC (Refer Note 30) and for the purpose of filing with SEC for their upcoming IPO. The functional currency and reporting currency for statutory reporting in India is INR. The financial line items of Profit and Loss have been converted using average INR/USD conversion rate for the respective financial year, balance sheet items have been converted using spot INR/USD conversion rate as on the reporting date. Opening balances of reporting period has been converted using spot INR/USD conversion rate as on last day of the previous reporting period. except for equity is continued at historical rate. Any differences arising out of the conversion has been debited/credited to Foreign Currency Translation Reserve. The interim financial statements have been prepared for the period 01 April 2020 to 25 March 2021 and has not been subjected to audit. The management has used estimates for provision of expenses and income for the period 01 April 2020 to 25 March 2021 which are generally booked at the period end for closure of accounts.

(b)	Principles of consolidation

The CFS have been prepared on the following basis:

(i) Subsidiary companies are consolidated on a line-by-line basis by adding together the book values of the like items of assets, liabilities, income and expenses, after eliminating all significant intragroup balances and intra-group transactions and also unrealized profits or losses in accordance with Accounting Standard 21—“Consolidated Financial Statements”. The results of operations of a subsidiary are included in the consolidated financial statements from the date on which the parent subsidiary relationship comes into existence.

(ii) The difference between the cost to the Group of its investment in the subsidiary and its proportionate share in the equity of the subsidiary as at the date of acquisition of stake is recognised as goodwill or capital reserve, as the case may be. Goodwill is tested for impairment at the end of each accounting year or if there is any indication of impairment. For impairment, the carrying value of goodwill is compared with the present value of discounted cash flows of the respective subsidiaries and loss, if any, is adjusted to the carrying value of the goodwill.

(iii) Minorities’ interest in net profits/losses of the subsidiary for the year is identified and included in the income in order to arrive at the net income attributable to the shareholders of the Group. Their share of net assets is identified and presented in the consolidated balance sheet separately. Where accumulated losses attributable to the minorities are in excess of their share of losses as per the contractual agreement, the same are accounted for by the holding Group.

(iv) As far as possible, the CFS are prepared using uniform accounting policies for like transactions and other events in similar circumstances and are presented, to the extent possible, in the same manner as the Group’s separate financial statements, Where it is not practicable to use uniform accounting policies, differences in accounting policies are disclosed separately in accordance with AS 21 (Consolidated Financial Statements).

(v) The financial statements of the group entities used for the purpose of consolidation are drawn up to the same reporting date as that of the Group. In case where the subsidiaries are registered under the Limited Liability Partnership Act, 2008 (LLP Act), financial statements for them have been prepared as per the LLP Act.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses and the disclosure of contingent liabilities on the date of the consolidated financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Any revision to accounting estimates is recognised prospectively in current and future periods.

(d)	Current–non-current classification

All assets and liabilities have been classified as current or non-current as per the Group’s normal operating cycle. Based on the nature of services and the time between the providing services and their realisation in cash and cash equivalents, the Group has ascertained its operating cycle as 12 months for the purpose of current – non current classification of assets and liabilities.

Assets

An asset is classified as current when it satisfies any of the following criteria:

(a) it is expected to be realised in, or is intended for sale or consumption in, the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is expected to be realised within 12 months after the reporting date; or

(d) it is cash or cash equivalent unless it is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting date.

All other assets are classified as non-current.

Current assets include the current portion of non-current financial assets.

Liabilities

A liability is classified as current when it satisfies any of the following criteria:

(a) it is expected to be settled in the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is due to be settled within 12 months after the reporting date; or

(d) the Group does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

All other liabilities are classified as non-current.

Current liabilities include current portion of non-current financial liabilities.

(e)	Revenue recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the balance sheet date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary set-up is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the balance sheet date.

Interest is recognised on time proportion basis taking into account the amount outstanding and the interest rate applicable.

Dividend income is recognised when the right to receive payment is established.

Income from loyalty card sales are recognised when the related services are rendered to the patients.

(f)	Liabilities Written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(g)	Property, plant and equipment(PPE)

Land and building:

Land and buildings are initially recognised at cost. Freehold land (except land under capital work in progress) is subsequently carried at the revalued amount less accumulated impairment losses. Buildings are subsequently carried at the revalued amounts less accumulated depreciation and accumulated impairment losses.

Land and buildings are revalued by independent professional valuers on once in a 5 year basis and whenever their carrying amounts are likely to differ materially from their revalued amounts. When an asset is revalued, any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset. The net amount is then restated to the revalued amount of the asset. In case of revaluation of PPE, any increase in net book value arising on revaluation is credited to revaluation surplus, except to the extent that it reverses a revaluation decrease of the same asset previously recognised as a charge in the Statement of Profit and Loss, in which case the increase is credited to the Statement of Profit and Loss. A decrease in net book value arising on revaluation is recognised as a charge in the Statement of Profit and Loss, except to the extent it offsets an existing surplus on the same asset recognised in the revaluation reserve, in which case the decrease is recognised directly in that reserve.

Other property, plant and equipment

All other items of property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

Components of costs

The cost of an item of property, plant and equipment initially recognized includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Borrowing costs are interest and other cost (including exchange differences arising from foreign currency borrowings to the extent that they are regarded as an adjustment to interest costs) incurred by the Group in connection with the borrowing of funds. Borrowing costs directly attributable to acquisition or construction of those PPE or intangible assets which necessary take a substantial period of time to get ready for their intended use are capitalised. Other borrowing costs are recognised as an expense in the period in which they are incurred.

Subsequent expenditure

Subsequent expenditure relating to property, plant and equipment that has already been recognised is added to the carrying amount of the asset only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognised in Statement of profit and loss when incurred.

Disposal

On disposal of an item of property, plant and equipment, the difference between the disposal proceeds and its carrying amount is recognised in Statement of profit and loss. Any amount in revaluation reserve relating to that asset is transferred to reserves directly.

(h)	Depreciation

Depreciation on Property, plant and equipment (PPE) is provided on the straight-line method over the useful lives of assets prescribed in Schedule II of the Companies Act 2013. Depreciation for assets purchased /sold during a period is proportionately charged.

Leasehold land is amortised on a straight line basis over the period of lease, i.e. 33 years.

Useful life:

Building	60 years
Electrical Equipments	10 years
Medical & Surgical Equipment	13 years
Furniture & Fixtures	10 years
Vehicles	10 years
Office Equipment	5 Years
Computers and accessories	3 Years

(i)	Intangible assets

Goodwill

Goodwill arising on acquisition of business is measured at cost less any accumulated amortisation and accumulated impairment loss. Goodwill is tested for impairment annually.

Acquired intangible assets Intangible assets that are acquired by the Group are measured initially at cost. After initial recognition, an intangible asset is carried at its cost less any accumulated amortisation and any accumulated impairment loss.

Internally generated intangible assets Internally generated goodwill is not recognised as an asset. With regard to other internally generated intangible assets:

- Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the Consolidated Statement of Profit and Loss as incurred.

- Development activities involve a plan or design for the production of new or substantially improved products or processes. Development cost is capitalised only if the development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attibutable to preparing the asset for its intended use, and directly attributable borrowing costs (in the same manner as in the case of property, plant & equipment). Other development expenditure is recognised in Consolidated Statement of Profit and Loss as incurred.

(j)	Amortisation

Goodwill generated on acquistion of business is amortised over a period of 5 years.

Intangible assets are amortised in Consolidated Statement of Profit or Loss over their estimated useful lives, from the date that they are available for use based on the expected pattern of consumption of economic benefits of the asset. Accordingly, at present, these are being amortised on straight line basis.

Computer software, content development and license is amortised over its useful life of 5 years to 10 years as estimated by management.

Amortisation on additions/deletions is provided on pro-rata basis in the year of purchase/disposal.

(k)	Government grants

Government grants / subsidies received towards specific property, plant and equipment (PPE) have been deducted from the gross value of the concerned PPE and grant / subsidies received during the year towards revenue expenses have been shown as other operating income in the Statement of Profit and Loss.

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

(l)	Impairment of property, plant & equipment and intangible assets

The carrying amounts of assets are reviewed at each Consolidated Balance Sheet date in accordance with Accounting Standard 28 on ‘Impairment of Assets’ prescribed in the Rule 7 of the Companies (Accounts) Rules, 2014, to determine whether there is any indication of impairment. If any such indication exists, the assets recoverable amounts are estimated at each reporting date. For the purpose of impairment testing, assets are grouped together into the smallest group of assets (cash generating unit or CGU) that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. An impairment loss is recognised whenever the carrying amount of an asset or the cash generating unit of which it is a part exceeds the corresponding recoverable amount. Impairment losses are recognised in the Consolidated Statement of Profit and Loss. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the assets carrying amount does not exceed the carrying amount that would have been determined net of depreciation or amortisation, if no impairment loss had been recognised.

(m)	Inventories

Inventories comprising of medicines and consumables are carried at lower of cost and realisable value. Cost comprise purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. In determining the cost, weighted average cost method is used.

Stores and spares consists of surgical instruments, linen, crockery and cutlery are valued at cost(using FIFO method). Based on the estimated life of 3 years, 1/3rd of value of stores and spares are charged to Consolidated Statement of Profit and Loss every year.

(n)	Foreign currency transaction

Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Year end monetary assets and liabilities denominated in foreign currencies are translated at the year-end foreign exchange rates. Exchange differences arising on settlements/ year end translations are recognised in the Consolidated Statement of Profit and Loss for the year in which they arise.

(o)	Operating leases

Lease payments under an operating lease arrangements are recognised as expense in the Consolidated Statement of Profit and Loss on a straight line basis over the period of lease.

(p)	Investments

Investments that are readily realisable and intended to be held for not more than a year from the date of acquisition are classified as current investments. All other investments are classified as long-term investments. However, that part of long term investments which is expected to be realised within 12 months after the reporting date is also presented under ‘current assets’ as “current portion of long term investments” in consonance with the current and non-current classification scheme of Schedule III.

Long-term investments (including current portion thereof) are carried at cost less any other-than-temporary diminution in value, determined separately for each individual investment.

Current investments are carried at the lower of cost and fair value. The comparison of cost and fair value is done separately in respect of each category of investments.

Any reductions in the carrying amount and any reversals of such reductions are charged or credited to the Consolidated Statement of Profit and Loss.

Profit or loss on sale of investments is determined on the basis of carrying amount of investments disposed off.

(q)	Employee benefits

The Group’s obligations towards various employee benefits have been recognised as follows:

Short-term employee benefits

Employee benefits payable wholly within twelve months of receiving employee services are classified as short-term employee benefits. These

Post employment benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays specified contributions to a separate entity and has no obligation to pay any further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. The Group’s contribution is recognised as an expense in the Consolidated Statement of Profit and Loss during the period in which the employee renders the related service.

Defined benefit plans

The Group’s gratuity benefit scheme is defined benefit plans. The Group’s net obligation in respect of a defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods, that benefit is discounted to determine its present value. Any unrecognised past service costs are deducted. The calculation of the Group’s obligation under the plan is performed annually by an independent actuary using the projected unit credit method carried out at the balance sheet date.

The Group recognises all actuarial gains and losses arising from defined benefit plan immediately in the Consolidated Statement of Profit and Loss. All expenses related to defined benefit plan are recognised in employee benefits expense in the Consolidated Statement of Profit and Loss.

Compensated Absences

The employees can carry-forward a portion of the unutilised accrued compensated absences and utilise it in future service periods or receive cash compensation on termination of employment. Since the compensated absences do not fall due wholly within twelve months after the end of the period in which the employees render the related service and are also not expected to be utilized wholly within twelve months after the end of such period, the benefit is classified as a long-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increase this entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

Termination benefits

Termination benefits are recognised as an expense when, as a result of a past event, the Group has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

(r)	Taxation

Income-tax expense comprises current tax (i.e. amount of tax for the period determined in accordance with the income-tax law) and deferred tax charge or credit (reflecting the tax effects of timing differences between accounting income and taxable income for the period). Income-tax expense is recognised in the Consolidated Statement of Profit and Loss.

Current tax is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the applicable tax rates and tax laws. Deferred tax is recognised in respect of timing differences between taxable income and accounting income i.e. differences that originate in one period and are capable of reversal in one or more subsequent periods. The deferred tax charge or credit and the corresponding deferred tax liabilities or assets are recognised using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets are recognised only to the extent there is reasonable certainty that the assets can be realised in future; however, where there is unabsorbed depreciation or carried forward loss under taxation laws, deferred tax assets are recognised only if there is a virtual certainty supported by convincing evidence that sufficient future taxable income will be available against which such deferred tax assets can be realised. Deferred tax assets are reviewed as at each balance sheet date and written down or written-up to reflect the amount that is reasonably/virtually certain (as the case may be) to be realised.

Minimum Alternative Tax (‘MAT’) under the provisions of the Income-tax Act, 1961 is recognised as current tax in the Statement of Profit and Loss. The credit available under the Act in respect of MAT paid is recognised as an asset only when and to the extent there is convincing evidence that the Group will pay normal income tax during the period for which the MAT credit can be carried forward for set-off against the normal tax liability. MAT credit recognised as an asset is reviewed at each balance sheet date and written down to the extent the aforesaid convincing evidence no longer exists.

(s)	Provisions and contingent liabilities

A provision is created when there is a present obligation as a result of a past event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Contingent assets are neither recognised nor disclosed in the financial statements. However, contingent assets are assessed continually and if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognised in the period in which the change occurs.

(t)	Earnings/(loss) per share

Basic earnings/ (loss) per share is calculated by dividing the net profit/(loss) for the year attributable to equity shareholders by the weighted average number of equity shares outstanding during the year. Diluted earnings per share are computed using the weighted average number of equity and dilutive potential equity shares outstanding during the year, except where the results would be anti-dilutive.

(u)	Discount on issue of debentures

Discount on issue of debentures and expenditure incurred in connection with such issue are amortised over the term of the debentures in proportion to the principal amount outstanding.

(v)	Cash and cash equivalents

Cash and cash equivalents in the cash flow statement comprise cash at bank and in hand and short term investements with original maturity of three months or less.

(w)	Cash flow statement

Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Group are segregated.

(x)	Going Concern

The group consolidated financial statements have been prepared on the basis that the group will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The group have incurred losses till year end March 31, 2019 and have delays in repayment of loan. The Company is under discussion with the bank for extension, however due to the COVID situation, there has been delay in approvals from Bank, the management expects to receive the approvals for extension in certain period of time shortly. The Group has earned profits for year end March 31, 2020 and twelve months ended March 25, 2021 and also expects to earn profits in subsequent years based on the management projections and contracts entered. The Group also have received guarantee for the creditors of $35million from Uphealth, Inc. as part of the share purchase agreement dated October 22, 2020 (Refer note 31). With the positive cash flows from operation and the transaction with Uphealth, Inc., the management believes that there are no concerns towards near term access to capital and meeting its obligations.

2	Share capital

				Amount in USD
	25 March 2021		31 March 2020
	Number of shares	Amount	Number of shares	Amount
Authorised
Equity shares of INR 10 each	13,500,000	1,859,158	13,500,000	2,075,515
Preference shares of INR 100 each	5,000,000	6,885,772	5,000,000	7,687,092
Preference shares of Re. 1 each	3,200,000	44,069	3,200,000	49,197

	21,700,000	8,788,999	21,700,000	9,811,805

Issued, subscribed and paid up
Equity Shares
Equity shares of INR 10 each	492,904	104,371	492,904	104,371
Preferred Stock
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A of INR 100 each	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C of INR 100 each	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1 of INR 100 each	157,234	243,565	157,234	243,565
8% Compulsorily Convertible Cumulative Preference Shares of INR 100 each	3,499,588	5,550,528	3,499,588	5,550,528

Total	4,645,439	6,812,652	4,645,439	6,812,652

a)	Reconciliation of the shares outstanding at the beginning and at the end of the period:

Equity shares of INR10 each fully paid up
At the commencement and at the end of the period	492,904	104,371	492,904	104,371
Shares issued during the period	—	—	—	—
At the end of the period	492,904	104,371	492,904	104,371
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A
At the commencement and at the end of the period	240,777	508,086	240,777	508,086
Shares converted into equity shares during the period	—	—	—	—
At the end of the period	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C
At the commencement and at the end of the period	254,936	406,102	254,936	406,102
Shares issued during the period	—	—	—	—
At the end of the period	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1
At the commencement and at the end of the period	157,234	243,565	157,234	243,565
Shares issued during the period	—	—	—	—
At the end of the period	157,234	243,565	157,234	243,565
8% Compulsorily Convertible Cumulative Preference Shares
At the commencement of the period	3,499,588	5,550,528	3,499,588	5,550,528
Shares issued during the period	—	—	—	—
At the end of the period	3,499,588	5,550,528	3,499,588	5,550,528

b)	Shares held by holding company:

The Company does not have a holding company.

c)	Details of shareholders holding more than 5% are as follows

	Number of shares	% of shares held	Number of shares	% of shares held
Equity shares of INR 10 each fully paid up held by
Dr. Syed Sabahat Azim	154,000	31.24	154,000	31.24
Mrs. Richa Sana Azim	1,54,000	31.24	1,54,000	31.24
Mr. M. Damodaran	52,855	10.72	52,855	10.72
Elevar Equity Mauritius	52,555	10.66	52,555	10.66
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A
Elevar Equity Mauritius	146,616	60.89	146,616	60.89
Sequoia Capital India Investment Holdings III	94,161	39.11	94,161	39.11
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C
Elevar Equity Mauritius	125,774	49.34	125,774	49.34
Sequoia Capital India Investment Holdings III	62,887	24.67	62,887	24.67
Mr. M. Damodaran	45,311	17.77	45,311	17.77
Kimberlite Social Infra Private Limited	20,964	8.22	20,964	8.22
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1
Elevar Equity Mauritius	157,234	100	157,234	100
8% Compulsorily Convertible Cumulative Preference Shares SIDBI Trustee Company Limited A/C Samridhi Fund	3,499,588	100	3,499,588	100

d)	Rights, preferences and restrictions in respect of each class of shares including restrictions on the distribution of dividends and the repayment of capital:

i) The Company has a single class of equity shares. Each holder of equity share is entitled to one vote per share, when present in person on a show of hands. In case of poll, each holder of equity shares shall be entitled to vote in proportion to his paid-up equity share capital.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive any of the remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

ii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series A” having a par value of INR 100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount. The holders of preference shares may convert the preference shares in whole or part into equity shares at any time before January 13, 2026 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares at the then applicable conversion rate, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier. The Company shall and the founders shall cause the Company to undertake a Qualified IPO (‘IPO’) at a price equal to the fair market value or a strategic sale, in the event the Company fails to complete the qualified IPO or strategic sale, the investor shall have the right, to call or buyback of all or part of the investor shares by the Company whether through one or more successive buyback offer at fair value. The buyback is subject to the meeting the conditions as provided by Companies Act 2013. The agreement is subsequently been amended on December 11, 2020 which provides the investor had no point in time intent to exercise such buyback rights and based on the addendum letter, such buyback rights may be deemed to have been removed from the shareholders agreement.

iii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series C” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount or such higher percentage as declared in respect of the holders of equity shares. The holders of the preference shares may convert the preference shares in whole or part into equity shares at any time before December 31, 2030 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier.

iv) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. in addition, if the holders of equity shares or any other class of shares (other than shares held by SIDBI) are proposed to be paid dividend in excess of 0.001% , the holders of Series C1-Compulsorily Covertible Cumulative Preference Shares shall be entitled to dividend at such higher rate. The holders of the Series C1-Compulsorily Covertible Cumulative Preference Shares may convert at 1:1 in whole or part into equity shares at any time before 19 periods from the date of issuance.

v) The Company has a class of preference shares referred to as “8% Compulsorily Convertible Cumulative Preference Shares”, having a par value of INR 100 each alloted on 24 December 2013 and 13 August 2014. These preference shares carry a pre-determined cumulative dividend rate of 8% p.a. on the capital for the time being paid up on the subscriped preference shares. The Company and/or the promoters or their nominees may on or before the October 31, 2018, or such later date as agreed by the investors after giving notice of at least thirty (30) days to the investor, buy back/redeem/purchase the preference shares held by the investor either in full or in part at any time during the tenure of this Agreement. In case the Company/Promoters have not bought back/reedemed/purchased the subscription preference shares, the Company shall convert the outstanding preference shares at an pre-agreed IRR of 16%, this is later amended in agreement dated March 31, 2017, In the event the PAT for the Financial period ending March 31, 2018 is negative (i.e. there is a loss), the conversion of the Outstanding Preference Shares (issued as per the SSHA) into Equity Shares shall be at the par value of the Equity Shares. The Company have a negative PAT in period end March 31, 2018 and hence the preference shares are convertible at 1:1 ratio. There is subsequent round of preference shares issued as per agreement dated March 31, 2017 at similar terms.

3	Reserves and surplus

	25 March 2021	31 March 2020
Securities premium account	8,320,698	8,320,698
Revaluation surplus	10,128,170	10,128,170
General reserve	331,361	331,361
Foreign Currency Translation reserve	(2,266,144)	(2,576,594)
Surplus in Statement of Profit and Loss
At the commencement of the period (1st April)	(15,489,802)	(17,873,766)
Add: Profit/(Loss) for the period	2,190,556	2,383,964

Balance as at the end of the period	(13,299,246)	(15,489,802)

Total reserves and surplus	3,214,839	713,832

4	Long-term borrowings

		Non-current portion		Current portion*
	Secured/ unsecured	25 March 2021	31 March 2020	25 March 2021	31 March 2020
204,540 (previous year: 204,540) 13.55% non-convertible debentures of INR 1,000 each	Secured	—	—	—	2,715,433
Less: Discount on issue of debenture to the extent not written off or adjusted		—	—	—	—
		—	—	—	2,715,433

Term loans from Banks	Secured	—	—	13,095,050	12,630,603
Term loan from Small Industries Development Bank of India	Secured	464,423	561,155	123,944	107,534
Term loan from National Skill Development Corporation	Secured	721,986	695,997	1,448,496	1,396,354
Term loan from Caspian Impact Investments Private Limited	Unsecured	—	—	1,377,430	1,327,580
Term loan from Blacksoil capital Private Limited	secured	121,651	—	291,681	362,333
Equipment loan	Secured	303,564	321,760	242,911	237,157
		1,611,624	1,578,912	16,579,512	18,776,995

*	Amount disclosed under Other current liabilities - Note 8

(a) )	Secured non-convertible debenture

(i)

The Company had issued 13.55% redeemable non-convertible debenture of face value of INR 1,000 each aggregating to INR 204,540,000 (USD 2,715,433) at a discount of 0.95% on face value on 19 March 2016 to Essential Capital Consortium BV on private placement basis. These debentures are redeemable at par in two equal instalments of INR 102,270,000 (USD 1,478,574) each on 5 May 2019 and 5 November 2019 and in case put option is exercised by debenture holder, the total balance of INR 204,540,000 (USD 287,172) has to be repaid on any date not earlier than 11 February 2019. Interest is payable semiannually at the rate of 13.55% per annum (net of withholding tax) on interest payment dates or earlier in case upon the exercise of the put option (interest payment starting from 5 May 2016 and ending on 5 November 2019 and in case put option is exercised, starting from 5 May 2016 and ending on 11 February 2019 ) as per Mortgage Cum Debenture Trust Deed dated 4 February 2016.

In view of contribution of company in the field of medicine especially during the COVID situation, USAID has decided to approve grant by paying off its debts towards Essential Capital Consortium (ECC). The grant has been approved and charged satisfaction has been filed on 13th June 2020. The company has written back the debenture of INR 204,540,000 (USD 2,799,716) and interest accrued and due on debenture of INR 13,712,945 (USD 187,701) under other income.

(ii)	These debentures are secured by way of a second ranking and continuing charge by way of registered mortgage on the;

(a)	immovable secured properties i.e rights in relation to;

(i)	piece and parcel of garden land at Sonamukhi (District: Bankura) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(ii)	piece and parcel of land at Bolpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(iii)	piece and parcel of land at Behrampore (District: Murshidabad) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(iv)

rooftop of one-storied building, ground floor stalls and rear vacant land at Dubrajpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future

(v)	office space together with all constructions and plant and machinery erected thereon at Ecospace, New Town Rajarhat (Kolkata)

(b)

movable assets in relation to hospitals at Sonamukhi (District: Bankura), Dubrajpur (District: Birbhum), Behrampur (District: Bankura), Bolpur (District: Birbhum) and head office at Ecospace, New Town Rajarhat (Kolkata).

(b)	Term loans from Allahabad Bank

(i)	Term loan from Allahabad Bank is secured by.

(a) For term loan I and II: First and exclusive charge by way of equitable mortgage on freehold land of Sonamukhi Unit, Bolpur Unit and Berhampore Unit and leasehold land of Dubrajpur Unit and construction thereon including hospital building, staff quarters etc (both present and future). Further, first and exclusive charge by way of hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles and other fixed assets both moveable and immovable of the respective five units and administrative office of the Company (both present and future). Second charge on the entire current assets of the five units and administrative office of the Company (both present and future).

(b) For term loan III,IV & V: 1. First Charge by way of Equitable Mortgage on land and building for the proposed 10 hospitals under LLPs i.e. Amroha Unit, Krishnanagar Unit, Jeypore Unit,, Muzzafarpur Unit, Bhagalpur Unit, Medinipur Unit, Malda Unit, Fatehpur Unit, Basti Unit and Bhangar Unit and construction thereon including hospital building, staff quarters, offices etc. (both present and future)

2. First Charge by way of Hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles, hospital equipments and other fixed assets both moveable and immovable of the proposed 10 hospitals under LLPs (both present and future)

3. Assignment of free cash-flows available to the Company as its share in the LLPs Second charge on the entire current assets of the 10 hospitals operated by LLPs (Both present and future)

(c) Personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim.

(ii)

Interest on the above Term Loan-I, II & III carries an interest of 1 year MCLR plus 3.10% p.a. at monthly rests and is payable as and when due. And Term Loan IV and V carries an interest of 1 year MCLR plus 4.10% p.a. at monthly rests and is payable as and when due.

(iii)

The Company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the Company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical npa pending closure of restructuring process.

(c)	Term loan from Small Industries Development Bank of India (SIDBI)

(i)	Term loan from SIDBI is secured by :

(a) First charge by way of mortgage of leasehold rights of the borrower in favour of SIDBI over immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Hypothecation of all the movables acquired / to be acquired under the project including the movables, plant, machinery, spares, tools & accessories, office equipments, computers, furniture and fixtures situated at 34.188 decimal situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no, 912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar.

(c) Personal guarantee of Dr. Syed Sabahat Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan have been sanctioned for INR 66,500,000 (USD 882,841) for setting up of hospital and purchase of medical instruments and surgical equipments at Beguasarai, Bihar and is repayable in 96 monthly instalments after a moratorium of 2 years from the date of first disbursement of loan. Tentative start date is 10 April 2017 and tentative last instalment date is 10 March 2025.

(iii)	Above term loan carries an interest of SIDBI’s Prime Lending Rate (PLR) plus 1.50%, at monthly rests and is payable as and when applied.

(d)	Term loan from National Skill Development Corporation

(i)	Term loan from National Skill Development Corporation is secured by:

(a) Charge on the movable, immovable acquired assets and receivables including revenue from franchisee arrangements, earnings from training programs.

(b) ) Deeds of hypothecation to be executed as and when assets are acquired and intimation forwarded to NSDC.

The term loan has been sanctioned for INR 189,000,000 (USD 2,500,000) and is to be disbursed in five instalments. The period of loan is ten years with two years moratorium on interest and principal from the date of first disbursement of the loan, final repayment by Q4 of the year 2021-22. The loan is repayable on quarterly basis, after moratorium period, as per the repayment schedule given in the loan agreement. The Company has not repaid of principal and interest as per the repayment schedule. Principal and interest is outstanding from fourth quarter of the financial year ended 31 March 2017 till date. The current skilling structure has resulted in pendencies for the Company and hence the Company has approached NSDC for changes in the structure. The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(ii)	The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan .

(iii)	The principal and interest is overdue as on 30th December 2020.

(e)	Term loan from Caspian Impact Investments Pvt. Ltd.

(i)	Term loan from Caspian Impact Investments Pvt. Ltd. is unsecured and other terms are:

(a) Carries an interest rate of 15% p.a.

(b) ) Purpose is to finance working capital.

(c) At the end of the tenor of the credit facility or upon prepayment of credit facility, whichever is earlier the borrower shall pay such additional interest that resulting in the overall XIRR of 18% on the entire credit facility from the First Disbursement date untill the repayment date.

(d) Additionally the lender shall have the option but not an obligation to convert whole or part of the unpaid amount under the Credit Facility and/or invest additional amount cumulatively upto a maximum of INR 100,000,000 (USD 1,327,580) at the share price of the next round of equity investment immediately after the execution date for subscription of shares whether equity or preference.

(e) As per revised schedule dt. April 24, 2020 entire loan will be repaid on December 31, 2020 and interest will be charged on monthly rest.

(f)	Term loan from Blacksoil Capital Private Limited

Term loan from Black Soil Private Limited is unsecured and other terms are:

(a) Carries an interest rate of 16.25% p.a.

(b) The loan of INR 75,000,000 (USD 995,685) has been sanctioned for business purpose.

(c) The facility is secured by way of hypothecation created in favour of Black Soil Private Limited over following:

(i) a first & exclusive charge over inventory.

(ii) a first & exclusive charge on the Identified Receivables accuring to the borrowers, both present & future.

(iii) if the DSRA in the form of fixed deposit, then first & exclusive charge on DSRA.

(d) Loan is to be repaid in 22 equated monthly installment of INR 3,409,091 (USD 45,258) starting from 30th November, 2018 till 31st August, 2020.

(e) In light of the stress in the financial sector caused by the COVID-19 pandemic, the Tenure shall stand extended by 12 (twelve) months starting from December 2020.

(g)	Loan from Hero Fincorp

(i)	Term loan amounting to Nil (previous year Nil) is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no. 827, 3665, 3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company.

(c) Escrow of routing of receivables from digital dispensaries openend in Odisha.

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 796,548) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively.

(iii)	Above term loan carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests.

(h)	Overdue payment of loan

The company has not clear its dues towards bank & financial institutions. Hence, the principal and interest is overdue on the loan.

As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief was extended till August 31, 2020 and this pacakage has been taken up the company and installments has been rescheduled accordingly.

5 Provisions	Amount in USD

	Long-term		Short-term
	25 March 2021	31 March 2020	25 March 2021	31 March 2020
Provision for employee benefits
Gratuity	100,060	78,161	3,608	3,322
Compensated absences	67,479	51,524	2,716	2,471

	167,539	129,685	6,324	5,793

Other provisions
Provision for Income Tax	—	—	1,928	1,859
	—	—	1,928	1,859
	167,539	129,685	8,252	7,651

6	Short-term borrowings

	25 March 2021	31 March 2020
Cash credit facilities from bank (secured)	974,865	1,117,699
Unsecured loan
- loan from Hero Fincorp Ltd	964,008	929,306
- loan from related party	378,104	373,962
- loan from directors	21,070	20,312
- loan from others	1,515,451	1,451,329

	3,853,498	3,892,608

6.1

Cash credit facilities from Allahabad Bank has been sanctioned with a limit of INR 50,000,000 (USD 663,790) for working capital requirement of the five existing operational hospitals of the Company with a margin of 25% and is secured by first and exclusive charge of hypothecation of all the current assets of the five units and administrative office of the Company (both present and future), further, secured by (along with bank guarantee) second charge on land and building, plant and machineries and other fixed assets of the five existing operational hospitals under the Company’s direct ownership (both present and future). The cash credit facilities carry an interest rate of one-year MCLR plus 3.10% p.a. computed on a monthly basis on the actual amount utilized and are repayable as and when due.

The Group has availed cash credit facilities from Allahabad Bank for Amroha, Krishnanagar, Jeypore, Begusarai, Bhagalpur, Medinapur, Malda, Bhangar, Basti and Muzafarpur LLP’s. Cash Credit from Allahabad Bank has been sanctioned with a limit of INR 30,000,000 (USD 398,287.15) and is secured by stock (margin of 25% on stocks and 40% on book debts upto 90 days old). The cash credit facilities carry an interest rate of 1 year Allahabad Bank MCLR + 4.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable on demand.

The company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as Technical NPA pending closure of restructuring process.

6.2	Interest free loan taken from directors and related parties are repayable on demand.

6.3	a. Loan taken from others is repayable on demand.

b. Loan taken from others carries an interest rate of 12% to 15% p.a. (except for three parties)

6.4	Loan from Hero Fincorp

(i)	Term loan is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) ) Escrow of routing of receivables from digital dispensaries openend in Odisha

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 862,678) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively. The term loan facility for takeover of loan from SIDBI & IIFL has not been availed and hence got expired. So the charge created against immovable property is still lying with SIDBI.

(iii)	Above term loan carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(iv)

As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief was extended till August 31, 2020 and this pacakage has been taken up the company and installments has been rescheduled accordingly.

7	Trade payables

	25 March 2021	31 March 2020
Total outstanding dues of micro enterprises and small enterprises	—	—
Total outstanding dues of creditors other than micro enterprises and small enterprises	578,719	1,471,145

	578,719	1,471,145

Trade Payables as on 25 March 2021 is net of advances

8	Other current liabilities

	25 March 2021	31 March 2020
Current maturities of long-term debts (refer note 4)	16,579,512	18,776,995
Interest accrued and due on term loans	4,713,386	2,275,228
Interest accrued but not due on loan	—
Interest accrued and due on cash credit	258,722	145,101
Interest accrued and due on equipment loan	47,112	32,465
Interest accrued but not due on equipment loan	131,217
Interest accrued and due on other loan	181,638	118,523
Interest accrued but not due on debentures	—	—
Interest accrued and due on debentures	—	182,050
Creditors for capital goods	234,384	178,446
Employee benefits payable	628,395	539,903
Temporary Book Overdraft	1,073
Advance from TPA & Customers	443,408	431,960
Partner’s Current A/c	17,903	17,259
Statutory dues payable
Provident fund	317,412	274,585
Professional tax	14,034	12,484
Employee state insurance payable	193,258	166,695
Tax deducted at source payable	442,830	327,555
Goods and services tax payable	40,539	88,504
Unearned revenue	136,332	131,424
Advance from patients and others	241,012	7,220
Other liabilities/ payables	92,232	128,565

	24,714,399	23,834,963

8.1

i. Major clients of the company are ESIC, PSU’s and various other government departments. There has been major delay in receipt of payment from their side which is creating challenges for the company to meet its operational expenses which includes statutory obligations also.

Due to this financial crunch there has been continuing delay in payment of statutory dues on the part of the company.

ii. As per Income Tax Act tax is to be deducted on payment or credit whichever is earlier, ignoring the fact whether payment has been made or not. Hence, TDS liability is deposited in respect of those to whom payment has been made.

8.2	Advance receipt of INR 30 mm from S.S Earth Moving Mining was for setup of dispensary setup in their mining area. But no space was allocated to us by them, hence setup is not done.

8.3	Advance include amount received from African medical supply for supply of DD setup but due to COVID outbreakup same couldnot be fulfilled.

8.4

Regarding interest accrued and due with respect to the term loan taken from Allahabad bank, the company has been disputing the EMIs being deducted by the bank since 2017 in respect to hospital projects, that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process. As the account has been declared technical NPA by the bank so no interest has been charged by the bank but following the concept of mercantile system of accounting interest on term loan from Allahabad Bank and interest on cash credit limit has been calculated and charged in expenses. This interest has been classified as Interest accured and due under other current liabilities.

9	Goodwill

	25 March 2021	31 March 2020
Opening balance	459,982	598,136
Amortisation of Goodwill	(93,867)	(95,982)
Forex Adjustment	16,890	(42,172)
Closing balance	383,005	459,982

10	Property, Plant & Equipment

Particulars	WDV as on 25.03.2021	WDV as on 31.03.2020
Freehold land	5,426,965	5,231,609
Leasehold land	22,636	22,837
Buildings	16,212,476	15,892,417
Electrical equipment	393,532	450,247
Medical & surgical equipment’s	2,302,417	2,408,992
Furniture and fixtures	236,768	273,870
Vehicles	3,091	3,828
Office equipment	63,692	67,280
Computers and accessories	16,494	27,336

Total	24,678,070	24,378,417

11	Intangible Assets

Particulars	WDV as on 25.03.2021	WDV as on 31.03.2020
Computer software (internally generated platform/applications)	2,581,839	2,541,433
Computer software	57,752	166,246
Trademark	—	74
Content development	26,230	158,137

Total	2,665,821	2,865,890

12	Long-term loans and advances

	25 March 2021	31 March 2020
(Unsecured and considered good)
To parties other than related parties
(a) ) Capital advances	411,027	544,996
(b) Security deposits	53,574	166,558
	464,602	711,553
(c) ) Other loans and advances
TDS receivables	460,919	413,507

	460,919	413,507
	925,521	1,125,061

13	Other non-current assets

	25 March 2021	31 March 2020
(Unsecured and considered good)
Bank deposits (due to mature after 12 months from the reporting date) [refer note 16]*	42,968	19,289
Balance with government authorities	686	661
Interest accrued on bank deposits	—	41
Interest accrued on electricity deposits	659	636

	44,313	20,626

14	Inventories

(Valued at lower of cost and net realisable value)
Stock of digital dispensary, medicine and medical consumables	322,309	265,330
Stores and spares	3,263	3,966

	325,572	269,296

15	Trade receivables

(a) Unsecured and considered good	6,460,982	1,520,746
(b) Doubtful	451,181	434,940
Less: Provision for doubtful receivables	(451,181)	(434,940)

	6,460,982	1,520,746
Other receivables
(a) Unsecured, considered good	—	3,199,210
	—
	6,460,982	4,719,956

16	Cash and bank balances

	25 March 2021	31 March 2020
Cash and cash equivalents
Cash on hand	322,476	32,084
Balance with banks:	—
On current accounts	—	71,853
On deposit accounts (with original maturity of 3 months or less)	1,377	7,965
	323,854	111,902
Other bank balances:
Deposits in banks with maturity of more than 3 months but less than 12 months*	46,131	59,965
	369,984	171,867

*	Bank deposits of USD 13,772 as on 25 March 2021 (31 March 2020—USD 13,276) have been pledged with Black Soil as security for term loan

*	Bank deposits of USD 31,557 as on 25 March 2021 (31 March 2020- USD 30,421) have been given as cash margin to banks for issuing bank guarantees to government authorities.

17	Short-term loans and advances

	25 March 2021	31 March 2020
(Unsecured and considered good)
To parties other than related parties
Security deposits	157,975	37,376
Prepaid expenses	409	2,652
Advance for supply of goods and services	25,152	493,214
Advance to doctors	—	26,339
Advances to employees	537,319	396,399
Advances to others	47,634	52,262

	768,489	1,008,242

18	Other current assets

	25 March 2021	31 March 2020
(Unsecured and considered good)
Interest accrued on bank deposits	16,910	16,261
Government grant receivable	708,823	492,567
Unbilled revenue	3,927	3,786

	729,660	512,613

19	Revenue from operations

		Amount in USD
	01 April 2020-25 March 2021	01 April 2019-31 March 2020
Sale of services:
Income from hospital services	5,486,607	4,534,912
Income from digital dispensary consultancy	1,375,651	1,226,063

Sale of goods:
Sale of pharmacy/ medicines	787,575	746,317
Sale of digital dispensary		2,191,804

Other operating revenue:
Income from government grant*	270,680	256,771
Miscellaneous income	92,991	101,477

	8,013,504	9,057,344

19.1

The company has entered into revenue sharing arrangement, the contractual arrangement is on principal-to-principal basis for hospital at Bolpur, Sonamukhi, Malda, Jeypore & Mednipore. These hospitals were earlier operated by Company itself.

Revenue sharing arrangement is included within Income from Hospital Services.

19.2

Income from government grant represents interest and tax subsidy from government of Bihar under Bihar Industrial Investment Promotion Act, 2016. Interest subsidy is available to GHSPL Muzafarpur Healthcare LLP, GHSPL Bhaglpur Healtcare LLP & GHSPL Begusari Healthcare LLP on the term loan availed by the LLP from Allahabad Bank & State Industrial Development Bank of India.

20	Other Income

	01 April 2020-25 March 2021	01 April 2019-31 March 2020
Interest on bank deposits		6,994
Interest on income tax refund	—	18,521
Provision/ liability no longer required written back (Net)	3,009,179	2,109,763
Miscellaneous income	553	868

	3,009,732	2,136,145

20.1

On March 19, 2016 company has issued 13.55% Non-convertible Debentures worth INR 204,540,000 (USD 2,715,433) to Essential Consortium Capital but in view of the contribution of company in the field of medicine, especially during the COVID situation, USAID has decided to approve grants by paying off its debts towards Essential Capital Consortium (ECC). Hence, provision /liability no longer required includes writte off Debentures, Interest thereon and liability towards ECC worth INR 223,673,406 (USD 3,014,824) as on December 31, 2020

21	Purchases

	01 April 2020-25 March 2021	01 April 2019-31 March 2020
Medicines and medical consumables	936,094	898,589
Purchase of digital dispensary	22,353	63,122
	958,447	961,711

22	Course operating expenses

Amount in USD
	01 April 2020-25 March 2021	01 April 2019-31 March 2020
Training cost/ professional fees	—	—
Fooding and lodging	—	—
Externship expenses	—	—

	—	—

23	Changes in inventories

Inventory at the beginning of the year	269,385	237,285
Inventory at the end of the year	325,572	275,905

	(56,187)	(38,620)

24	Employee benefits expense

Salaries, wages, and bonus	1,023,923	1,291,639
Contribution to provident and other funds	107,513	110,974
Staff welfare expenses	17,672	35,132

	1,149,108	1,437,745

25	Finance costs

Interest expense on:
- debenture	—	38,743
- term loan	2,294,906	1,574,394
- Cash credit	111,076	144,621
Unsecured loan	576,098	624,970
Other borrowing costs	80

	2,982,160	2,382,728
Less: Borrowing costs capitalized to qualifying assets	(670,837)	(232,554)

	2,311,323	2,150,174

25.1

Interest expenses as been calculated as per contractual term mentioned in sanction letter of Banks/ Financial Institutions. The company is in discussion with Allahabad Bank for restructuring and other financial institutions for rescheduling of the repayment terms. The management beliefs that no penal interest will be charged by the banks & financial institution and hence no provision has been recognized in the statement of profit & loss.

26	Depreciation and amortization

Depreciation of property, plant and equipment (PPE)	671,000	752,899
Amortization of Goodwill	92,559	95,982
Amortization of intangible assets	639,159	555,920

	1,402,718	1,404,801

27	Other expenses

		Amount in USD
	01 April 2020-25 March 2021	01 April 2019-31 March 2020
Consumption of stores and spares	13,115	6,445
Share of O&M Partner	430,138
Housekeeping expenses	85,730	95,406
Assets/Receivable written off		7,015
Power and fuel	124,768	176,237
Rates and taxes	18,029	30,818
Rent (refer note 36)	—
- equipment’s	4,542	3,918
- others	71,720	94,755
Patient food expenses	57,918	68,707
Professional fees:	—
- to doctors	1,594,604	1,579,504
- to others	18,629	13,482
Repairs to building	61,905	72,581
Repairs to surgical/medical equipment’s/machinery	37,632	47,845
Repairs to others	6,590	8,222
Payment to auditors	25,337	26,329
Travelling and conveyance expenses	126,097	168,930
Advertisement and sales promotion	140,919	231,583
Testing expenses	95,343	60,538
Printing and stationery	25,505	30,137
Telephone and communication expenses	30,612	60,786
Miscellaneous expenses	126,379	87,675
Less: Capitalisation for internally generated software	(91,860)

	3,003,651	2,870,913

28	Extra-ordinary expenses

Equity Transaction Related expenses	—
Statutory Dues Expenses	—

Amount in USD

29	Earnings/ (loss) per share

Particular’s	25 March 2021	31 March 2020
Profit/(Loss) attributable to equity shareholders (a)	2,190,558	2,383,964
Less: Dividend on cumulative compulsorily convertible preference shares and tax thereon (b)	2,049,910	1,976,118
Net profit/(loss) adjusted for the effects of dilutive potential equity shares for calculation of diluted EPS [(c) = (a)—(b)]	140,648	407,846
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Basic EPS) (d)	492,904	492,904
Add: Effect of potential equity shares to be issued under Compulsory Convertible Preference Shares (e)*	4,152,535	4,152,535
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Diluted EPS) [(f) = (d) + (e)]	4,645,439	4,645,439
Basic earnings per share of INR 10 each [(g)= (a)/(d)] (not annualized)	4.44	4.84
Diluted earnings per share of INR 10 each [(h) = (c)/(f)] (not annualized)**	0.47	0.51

30	Minority interest

The following table summarizes the information relating to Group’s subsidiaries and the carrying value of minority interests:

				Amount in USD
Name of the LLPs	Minority% 25 March 2021	Minority% 31 March 2020	25 March 2021	31 March 2020
GHSPL BEGUSARAI Healthcare LLP	5%	5%	51,503	30,168
GHSPL BGLP Super Speciality Healthcare LLP	35%	35%	333,922	344,304
GHSPL FATEHPUR Super Speciality Healthcare LLP	35%	35%	37,148	37,148
GHSPL JEYPORE Healthcare LLP	35%	35%	284,806	396,836
GHSPL SAMBHAV KNJ Healthcare LLP	35%	35%	154,908	75,317
GHSPL MLD Super Speciality Healthcare LLP	22%	22%	164,918	90,740
GHSPL MUZF Super Speciality Healthcare LLP	38%	38%	521,942	453,144
GHSPL MDPR Super Speciality Healthcare LLP	2%	2%	61,420	58,753
GHSPL PRN Super Speciality Healthcare LLP	24%	24%	190,007	190,007
GHSPL BHNGAR Super Speciality Healthcare LLP	11%	11%	52,008	52,008
			1,852,582	1,728,427

31

On October 22, 2020, the Company has entered into a business combination agreement with Uphealth Holdings, Inc. The transaction is agreed at a purchase consideration of $171 million. Post the consummation of transaction, Uphealth Holdings, Inc.. will hold 100% shares in the Company.

32.

This note presents the reconciliation of (i) the unaudited interim consolidated balance sheets & audited consolidated balance sheets, unaudited interim consolidated statement of profit and loss & audited consolidated statement of profit and loss and unaudited interim consolidated statement of cash flows & audited consolidated statement of cash flow of Glocal Healthcare Systems Private Limited (“Glocal” or the “Company”) as derived from the unaudited interim consolidated financial statements of the Company for the period from 01 April 2020 to 25 March 2021 and from the audited consolidated financial statement of the company from 01 April 2019 to 31 March 2020 prepared in accordance with the accounting principles generally accepted in India (“Indian GAAP”),incorporated above in this document, to (ii) the unaudited interim consolidated balance sheets & audited consolidated balance sheet , unaudited interim consolidated statements of operations and unaudited statement of comprehensive income and loss & audited consolidated statement of operations and audited statement of comprehensive income and unaudited consolidated statement of cash flows of the Company & audited consolidated cash flows of the Company prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the U.S. GAAP accounting policies as set out below.

32.1	Accounting Policies

(a)	Revenue Recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognized as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the Statement of Financial Position date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognized on sale of medicines and similar products to the buyer. The amount of revenue recognized is net of sales returns and trade discounts.

Revenue from digital dispensary is recognized when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the Statement of Financial Position date.

(b)	Liabilities written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(c)	Research and Development Expenses

The group capitalizes the internal and external cost incurred after technological feasibility for application development. Other costs including research phase are expensed as incurred by the group.

(d)	Employee Benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

(e)	Preference Shares

8% Compulsorily Convertible Cumulative Preference Shares is classified Mezzanine as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset and will or may be settled in its own equity instruments. Transaction costs are deducted from equity, net of associated income tax.

(f)	Business Combination

In accordance with ASC Topic 805, “Business combination”, the Company uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired, and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. The Company measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which the Company transfers the purchase consideration or definitive control agreement is signed and achieves the control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as period costs, as incurred, except the costs to issue debt or equity securities which are reduced from the fair value of instruments issued.

Transaction that results in increase or decrease in a group’s/parent’s ownership interest in a subsidiary without the loss of control are accounted as equity transaction.

(g)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

(h)	Foreign Currency Translation

The functional currency of the Company’s is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss).

(j)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

As at 25 March 2021 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company amounting to USD 31,557 (31 March, 2020: USD 30,421) and USD 13,772 (31 March 2020 USD 13,276) lien with banks for bank guarantee to governement autorities & Black Soil respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the begining of period and end of period total amounts shown on the statement of cash flows.

(k)	Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible, and collection of the receivable is no longer being actively pursued.

(l)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

(m)	Impairment or disposal of long-lived assets

The Company accounts for impairment losses on long-lived asset in accordance with ASC 360-“Property, plant and equipment”. The Company reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

(n)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Indian GAAP versus U.S. GAAP Reconciliation tables

The following tables set forth the reconciliation of (i) the unaudited interim consolidated balance sheet, unaudited interim consolidated statement of operations and unaudited interim consolidated statement of cash flows of the group for the period ended 31 December 2019 and the period ended 25 March 2021 prepared in accordance with Indian GAAP and reclassified based on the classification format adopted by Uphealth for the U.S. GAAP Financial Statements to (ii) the unaudited interim consolidated balance sheets, unaudited interim consolidated statements of operations and unaudited interim consolidated statement of cash flows of the Company prepared in accordance with U.S. GAAP.

Unaudited Consolidated Balance Sheet as at 25 March 2021

Amount in USD

Particulars	25 March 2021 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	25 March 2021 US GAAP
Assets
Current Assets
Cash and cash equivalents	369,984	—	—	—	—	(45,328)	324,656
Restricted cash	—	—	—	—	—	45,328	45,328
Accounts Receivables, net of allowance	6,460,982	—	—	—	—	—	6,460,982
Inventories	3,25,572	—	—	—	—	—	325,572
Other current assets	1,498,149	—	—	—	—	22,636	1,520,784

	8,654,687	—	—	—	—	22,636	8,677,323
Property, Plant & Equipment (Net)	24,678,070	(12,159,329)	—	—		(22,636)	12,496,106
Goodwill	383,005	—	—	(383,005)	—	—	—
Other Intangible Assets (Net)	2,665,821	—	—	—	—	—	2,665,821
Capital work in progress	5,462,687	—	—	—	—	—	5,462,687
Restricted cash	—	—	—	—	—	—	—
Deferred Tax Assets	—	—	3,755,307	—	—	—	3,755,307
Other assets	969,834	—	—	—	—	—	969,834

	34,159,417	(12,159,329)	3,755,307	(383,005)	—	(22,636)	25,349,755

Total Assets	42,814,104	(12,159,329)	3,755,307	(383,005)	—	—	34,027,078

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	578,719	—	—	—	—	—	578,719
Accrued Liabilities	8,134,887	—	—	—	—	129,468	8,264,355
Short-term borrowings	3,853,498	—	—	—	—	—	3,853,498
Current portion of long-term borrowings	16,579,512	—	—	—	—	—	16,579,512
Short-term provisions	8,252	—	—	—	—	—	8,252

	29,154,868	—	—	—	—	129,468	29,284,336
Long-term borrowings	1,611,624	—	—	—	—	—	1,611,624
Long-term provisions	167,539	—	—	—	—	—	167,539

Total liabilities	30,934,031	—	—	—	—	1,29,468	31,063,499

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470

Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Money received against share warrant	—	—	—	—	—	—	—
Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(98,306)	(1,955,383)	—	6,267,009
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(12,967,885)	—	3,580,711	(301,589)	—	(132,299)	(9,821,062)
Foreign Currency Translation Reserve	(2,266,144)	—	—	16,890	—	2,831	(2,246,423)

Total shareholders’ equity attributable to the Group	10,027,490	(10,128,170)	3,580,711	(383,005)	(0)	(129,468)	2,967,558
Non-Controlling Interest	1,852,582	(2,031,159)	174,596	—	—	—	(3,981)

Total Stockholders’ Equity	11,880,073	(12,159,329)	3,755,307	(383,005)	(0)	(129,468)	2,963,578

Total liabilities and stockholders’ equity	42,814,104	(12,159,329)	3,755,307	(383,005)	(0)	—	34,027,078

*	Others include Lease classification and interest expense.

Unaudited Consolidated Income Statement for period ended 01 April 2020 to 25 March 2021

Amount in USD

Particulars	25 March 2021 Indian GAAP	Deferred Tax	Goodwill	Others	25 March 2021 US GAAP
Revenue	8,013,504	—	—	—	8,013,504
Cost of revenues	3,290,932	—	—	—	3,290,932

Gross Profit	4,722,572	—	—	—	4,722,572

Operating expenses
Selling & Distribution expense	140,919	—	—	—	140,919
General & Administrative expense	474,060	—	—	—	474,060
Employee benefits expense	1,149,108	—	—	—	1,149,108
Depreciation and amortisation	1,402,718	—	(92,559)	—	1,310,159

Total Operating Expenses	3,166,805	—	(92,559)	—	3,074,246

Operating Income	1,555,767	—	92,559	—	1,648,325
Other income	3,009,732	—	—	—	3,009,732
Interest expense	2,311,323	—		39,968	2,351,291

Income before income tax	2,254,175	—	92,559	(39,968)	2,306,766
Income tax expense	—	(695,686)	—	—	(695,686)
					—
Net Income	2,254,175	695,686	92,559	(39,968)	3,002,452

Net income attributable to non controlling interest	63,618	37,778	—	—	101,395

Net income available to the owners of the parent	2,190,558	657,908	92,559	(39,968)	2,901,057

Net Income	2,190,558	657,908	92,559	(39,968)	2,901,057

Other Comprehensive Income/(loss), net of tax
Translation adjustments	(310,450)			2,831	(307,619)

Total other comprehensive income/(loss)	(310,450)	—	—	2,831	(307,619)

Comprehensive Income	1,880,107	657,908	92,559	(37,137)	2,593,437
Comprehensive Income (loss) attributable to the non-controlling interest	—	—	—	—	—

Comprehensive Income attributable to the owners of the parent	1,880,107	657,908	92,559	(37,137)	2,593,437

Unaudited Consolidated Cash Flow Statement for period ended 25 March 2021

Amount in USD

Particulars	25 March 2021 Indian GAAP	Others	25 March 2021 US GAAP
Net cash (used in) operating activities (A)	1,264,906	—	1,264,906
Net cash (used in) investing activities (B)	(416,699)	—	(416,699)
Net cash provided by financing activities (C)	(636,256)	—	(636,256)
Net (decrease) in cash and cash equivalent (A+B+C)	211,951	—	211,951
Cash and cash equivalents at the beginning of the year	111,902	—	111,902
Cash and cash equivalents at the end of the year	323,854	—	323,854

Consolidated Balance Sheet as at 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	171,867	—	—	—	—	(43,697)	128,170
Restricted cash	—	—	—	—	—	43,697	43,697
Accounts Receivables, net of allowance	4,719,956	—	—	—	—	—	4,719,956
Inventories	269,296	—	—	—	—	—	269,296
Other current assets	1,520,855	—	—	—	—	22,837	1,543,692

	6,681,974	—	—	—	—	22,837	6,704,810
Property, Plant & Equipment (Net)	24,378,417	(12,159,329)	—	—		(22,837)	12,196,252
Goodwill	459,982	—	—	(459,982)	—	—	—
Other Intangible Assets (Net)	2,865,890	—	—	—	—	—	2,865,890
Capital work in progress	4,637,925	—	—	—	—	—	4,637,925
Restricted cash	—	—	—	—	—	—	—
Deferred Tax Assets	—	—	3,036,053	—	—	—	3,036,053
Other assets	1,145,687	—	—	—	—	—	1,145,687

	33,487,901	-12,159,329	3,036,053	-459,982	—	-22,837	23,881,806

Total Assets	40,169,875	-12,159,329	3,036,053	-459,982	—	—	30,586,617

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	1,471,145	—	—	—	—	—	1,471,145
Accrued Liabilities	5,057,967	—	—	—	—	85,742	5,143,709
Short-term borrowings	3,892,608	—	—	—	—	—	3,892,608
Current portion of long-term borrowings	18,776,995	—	—	—	—	—	18,776,995
Short-term provisions	7,651	—	—	—	—	—	7,651

	29,206,367	—	—	—	—	85,742	29,292,109
Long-term borrowings	1,578,912	—	—	—	—	—	1,578,912
Long-term provisions	129,685	—	—	—	—	—	129,685

Total liabilities	30,914,964	—	—	—	—	85,742	31,000,706

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470

Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Preferred Stock	6,708,281	—	—	—	-508,086	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	-10,128,170	—	—	—	—	—
Retained Earnings	(15,158,441)	—	2,912,325	-354,865	—	-92,331	(12,693,312)
Foreign Currency Translation Reserve	(2,576,594)	—	—	—	—	6,589	(2,570,005)
Total shareholders equity attributable to the Group	7,526,484	(10,128,170)	2,912,325	(459,982)	(0)	(85,742)	(235,085)

Non Controling Interest	1,728,427	(2,031,159)	123,728	—	—	—	(179,005)

Total Stockholders Equity	9,254,911	-12,159,329	3,036,053	-459,982	-0	-85,742	-414,089

Total liabilities and stockholders equity	40,169,875	-12,159,329	3,036,053	-459,982	-0	—	30,586,617

*	Others include Lease classification and interest expense.

Consolidated Income Statement for the year ended 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Deferred Tax	Goodwill	Others	31 March 2020 US GAAP
Revenue	9,057,344	—	—	—	9,057,344
Cost of revenues	2,956,059	—	—	—	2,956,059

Gross Profit	6,101,285	—	—	—	6,101,285

Operating expenses
Selling & Distribution expense	231,583	—	—	—	231,583
General & Administrative expense	837,945	—	—	—	837,945
Employee benefits expense	1,437,745	—	—	—	1,437,745
Depreciation and amortisation	1,404,801	—	(95,982)	—	1,308,820

Total Operating Expenses	3,912,074	—	(95,982)	—	3,816,092

Operating Income	2,189,211	—	95,982	—	2,285,193
Other income	2,136,145	—	—	—	2,136,145
Interest expense	2,150,174	—		47,631	2,197,805
Income before income tax	2,175,182	—	95,982	(47,631)	2,223,533
Income tax expense	—	1,468,328	—	—	1,468,328

Net Income	2,175,182	(1,468,328)	95,982	(47,631)	755,205
Net income attributable to non controlling interest	22,802	(25,339)	—	—	(2,536)

Net income available to the owners of the parent	2,152,380	(1,442,990)	95,982	(47,631)	757,741

Net Income	2,152,380	(1,442,990)	95,982	(47,631)	757,741

Other Comprehensive Income/(loss), net of tax
Translation adjustments with no tax impact	(668,436)			6,589	(661,846)

Total other comprehensive income/(loss)	(668,436)	—	—	6,589	(661,846)

Comprehensive Income	1,483,944	(1,442,990)	95,982	(41,042)	95,895
Comprehensive Income (loss) attributable to the non-controlling interest	—	—	—	—	—

Comprehensive Income attributable to the owners of the parent	1,483,944	(1,442,990)	95,982	(41,042)	95,895

Consolidated Cash Flow Statement for the year ended 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Others	31 March 2020 US GAAP
Net cash (used in) operating activities (A)	1,373,293	—	1,373,293
Net cash (used in) investing activities (B)	(1,004,711)	—	(1,004,711)
Net cash provided by financing activities (C)	(849,365)	—	(849,365)
Net (decrease) in cash and cash equivalent (A+B+C)	(480,782)	—	(480,782)
Cash and cash equivalents at the beginning of the year	592,684	—	592,684
Cash and cash equivalents at the end of the year	111,902	—	111,902

Disclosure Notes:

A.	Revaluation Reserve

Under Indian GAAP, Revaluation of asset is permitted, an increase in revaluation is recognised directly to owners interest (under the heading Revaluation Reserve). Under US GAAP property, plant and equipment is carried at historical cost, revaluation is not permitted. Therefore, the revaluation amount has been reduced from the property, plant and equipment amounting to USD 12,159,329 as on 25 March 2021 and as on 31 March 2020 with a corresponding effect to the revaluation reserve, foreign currency translation reserve and non-controling interest.

B.	Recognition of Deferred Taxes

Under US GAAP Deferred tax is recognised in full and a valuation allowance is provided to reduce the deferred tax assets to an amount that is more likely than not to be realised. Under IGAAP, virtual certainty is required for recognising the deferred tax asset on carry forward losses.

The deferred tax income of USD 695686 for the period 01 April to 25 March 2021 and deferred tax expense of USD 1468328 is recognised for year ended 31 March 2020. The effect on profit pertaining to entities with non-controlling interest (NCI) is recognised in NCI.

C.	Goodwill

The Goodwill amount of USD 383,005 and USD 459,982 for period 01 January 2021 to 25 March 2021 and for year ended 31 March 2020 respectively under IGAAP pertains to the acquisition of shares from minority shareholders without change in control, under USGAAP transaction that results in increase in a group’s/parents ownership interest in a subsidiary without the change of control are accounted as equity transction. The Goodwill amount is reversed with a corresponding effect to additional paid in capital. The Group also has a goodwill pertaining to a subsidiary in IGAAP, the goodwill does not meet the recognition condition as per Business Combination and hence have been written off under USGAAP.

D.	Classification of Prefernce Shares

Series A preferece shares is classified Mezzanine equity, as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor has waived the redemption rights.

E.	Lease classification

In Indian GAAP—Land Leases taken for 33 years are shown under Property, Plant & Equipment and amortized over the lease period. Under US GAAP, the condition for finance lease is not satisfied, hence the carrying balance of upfront payment is reclassified to other assets as prepayments and amortized over the lease term.

F.	Restricted cash classification

As at 25 March 2021 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company amounting to USD 31,557 (31 March, 2020: USD 30,421) and USD 13,772 (31 March 2020 USD 13,276) lien with banks for bank guarantee to governement autorities & Black Soil respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the begining of period and end of period total amounts shown on the statement of cash flows.

G.	Interest Expense

Terms loan from Caspian has interest rate of 15% p.a., the arrangement also requires an IRR of 18% at the end of tenor of the credit facility or prepayment of loan, Under IGAAP interest is accounted at 15%, the differential interest of 3% is accounted for amortised cost accounting of loan under USGAAP. The group has accounted differential interest for the period 01 April 2020 to 25 March 2021 of USD 39,968 (31 March 2020: USD 47,631 ) with a corresponding effect to accrued interest.

33	The Company has considered the possible effects that may result from the pandemic relating to COVID-19 on the carrying amounts of receivables and investment in subsidiaries. In

34	Previous year’s figures have been regrouped/ reclassified wherever necessary to conform to current year’s classification/ disclosure.

For and on behalf of the Board of Directors of
Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
DIN: 03122895	DIN: 02609003

TTC Healthcare, Inc.

and Subsidiaries (Successor)

Transformations Treatment Center, Inc.

and Affiliates (Predecessor)

Consolidated Financial Statements and

Independent Auditors’ Report

December 31, 2020 and 2019

Plante & Moran, LLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

Independent Auditor’s Report

To the Board of Directors and Stockholders

TTC Healthcare, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of TTC Healthcare, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020 and the period from September 5, 2019 to December 31, 2019 (successor); and the related notes to the consolidated financial statements.

We have also audited the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of Transformations Treatment Center, Inc. and Affiliates for the period from January 1, 2019 to September 4, 2019 (predecessor); and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

To the Board of Directors and Stockholders

TTC Healthcare, Inc. and Subsidiaries

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TTC Healthcare, Inc. and Subsidiaries as of December 31, 2020 and 2019 and the results of their operations and their cash flows for the year ended December 31, 2020 and the period from September 5, 2019 to December 31, 2019 (successor) and the results of Transformations Treatment Center, Inc. and Affiliates’ operations and cash flows for the period from January 1, 2019 to September 4, 2019 (predecessor) in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note A to the consolidated financial statements, the Company adopted the provisions of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2020. Our opinion is not modified with respect to this matter.

March 15, 2021

CONSOLIDATED FINANCIAL STATEMENTS

TTC Healthcare, Inc. and Subsidiaries (Successor)

CONSOLIDATED BALANCE SHEETS

December 31, 2020, and 2019

	Successor
	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash	$2,426,780	$549,669
Restricted cash	1,332,600	—
Accounts receivable, net	1,554,378	3,163,975
Prepaid expenses and other current assets	241,304	80,096

Total current assets	5,555,062	3,793,740

PROPERTY AND EQUIPMENT, net	520,907	420,957

OTHER ASSETS
Security deposits	271,070	265,734
Goodwill	13,299,090	13,299,090

	13,570,160	13,564,824

	$19,646,129	$17,779,521

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

CONSOLIDATED BALANCE SHEETS (Continued)

December 31, 2020, and 2019

	Successor
	December 31, 2020	December 31, 2019
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Revolving line of credit	$1,750,000	$250,000
Current maturities of long-term debt, net of unamortized debt issuance costs	957,813	957,813
Current maturities of paycheck protection program loans	850,135	—
Current portion of contingent consideration due to seller (Note B)	28,667	631,604
Current portion of due to related parties	1,393,258	—
Accounts payable	860,794	483,668
Income taxes payable	29,058	89,058
Accrued payroll and other	562,263	109,385

Total current liabilities	6,431,988	2,521,528

LONG-TERM LIABILITIES
Long-term debt, less current maturities, net of unamortized debt issuance costs	8,433,987	9,391,800
Deferred income taxes	420,056	718,787
Contingent consideration due to seller (Note B), less current portion	—	421,944
Due to related parties, less current portion	—	25,000
Paycheck protection program loans, less current portion	433,366	—

	9,287,409	10,557,531

MEZZANINE EQUITY - REDEEMABLE PREFERRED UNITS
2,000,000 shares authorized, $.0001 par value; 2,000,000 shares issued and outstanding at December 31, 2020 and 2019 (See Note H and Note I)	1,920,403	1,829,431

STOCKHOLDERS’ EQUITY
TTC Healthcare, Inc. stockholders’ equity	2,033,736	2,871,031
Noncontrolling interest	(27,407)	—

Total stockholders’ equity	2,006,329	2,871,031

	$19,646,129	$17,779,521

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Revenues, net
Inpatient and outpatient treatment related services	$14,839,751	$5,056,558	$14,602,429
Detoxification related services	2,028,532	900,152	1,662,656
Diagnostic laboratory related services	1,700,370	772,400	1,678,613
Ancillary medical services	798,146	—	—
	19,366,799	6,729,110	17,943,698

Cost of service	9,030,391	2,964,587	6,326,657

Gross profit	10,336,408	3,764,523	11,617,041

Operating expenses
Selling, general, and administrative	10,926,543	3,193,312	8,173,090
Depreciation	121,469	50,952	110,741
Transaction expenses	—	366,825	—

	11,048,012	3,611,089	8,283,831
Operating (expense) income	(711,604)	153,434	3,333,210

Other income (expenses)
Interest expense	(879,366)	(222,618)	—
Gain on extinguishment of debt - paycheck protection program loans	660,851	—	—
Other income (expense)	(2,342)	121,325	18,790

	(220,857)	(101,293)	18,790

(Loss) income before income tax expense	(932,461)	52,141	3,352,000
Income tax benefit (expense)	298,731	(106,385)	—

NET (LOSS) INCOME	(633,730)	(54,244)	3,352,000

Less net loss attributable to noncontrolling interest	27,407	—	—

Net (loss) income attributable to TTC Healthcare Inc. (successor) Transformations Treatment Center, Inc. and Affiliates (predecessor)	$(606,323)	$(54,244)	$3,352,000

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Predecessor
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Equity
	Shares	Amount
Balance, January 1, 2019	—	—	—	7,843,908	7,843,908
Contributions	—	—	—	1,186,374	1,186,374
Distributions	—	—	—	(8,369,388)	(8,369,388)
Net income	—	—	—	3,352,000	3,352,000

Balance, September 4, 2019	—	$—	$—	$4,012,894	$4,012,894

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor
	TTC Healthcare, Inc. Stockholders’					Noncontrolling Interest	Total Equity
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, September 5, 2019 (Inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	8,000,000	800	2,999,200	—	3,000,000	—	3,000,000
Preferred stock dividends	—	—	—	(45,294)	(45,294)	—	(45,294)
Accretion of preferred stock discount	—	—	—	(29,431)	(29,431)	—	(29,431)
Net loss	—	—	—	(54,244)	(54,244)	—	(54,244)

Balance, December 31, 2019	8,000,000	800	2,999,200	(128,969)	2,871,031	—	2,871,031

Preferred stock dividends	—	—	—	(140,000)	(140,000)	—	(140,000)
Accretion of preferred stock discount	—	—	—	(90,972)	(90,972)	—	(90,972)
Net loss	—	—	—	(606,323)	(606,323)	(27,407)	(633,730)

Balance, December 31, 2020	8,000,000	$800	$2,999,200	$(966,264)	$2,033,736	$(27,407)	$2,006,329

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Cash flows from operating activities
Net (loss) income	$(633,730)	$(54,244)	$3,352,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	121,469	50,952	110,741
Amortization of debt issuance costs	42,187	10,547	—
Deferred income tax (benefit) expense	(298,731)	17,327	—
Gain on extinguishment of debt - paycheck protection program loans	(660,851)	—	—
Accretion of contingent consideration due to seller discount	271,846	—	—
(Increase) decrease in assets
Accounts receivable	1,609,597	(104,167)	549,447
Prepaid expenses and other current assets	(161,208)	221,867	(55,451)
Security deposits	(5,336)	(95,331)	(52,700)
Increase (decrease) in liabilities
Accounts payable	377,126	(68,590)	129,140
Income taxes payable	(60,000)	89,058	—
Accrued payroll and other	452,878	109,385	(38,732)
Payment of contingent consideration due to seller	(68,469)	(3,082)	—

Net cash provided by operating activities	986,778	173,722	3,994,445

Cash flows from investing activities
Net assets acquired, net of cash	—	(13,192,825)	—
Purchase of property and equipment	(221,419)	—	(6,000)

Net cash used in investing activities	(221,419)	(13,192,825)	(6,000)

(Continued)

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Cash flows from financing activities
Proceeds from revolving line of credit	$1,500,000	$500,000	$—
Payments on revolving line of credit	—	(250,000)	—
Proceeds from long-term debt	—	10,800,000	—
Payments on long-term debt	(1,000,000)	(250,000)	—
Debt issuance costs	—	(210,934)	—
Advances from a related party	—	25,000	—
Issuance of common stock	—	3,000,000	—
Preferred stock dividends	—	(45,294)	—
Proceeds from paycheck protection program loans	1,944,352	—	—
Distributions	—	—	(8,369,388)
Contributions	—	—	1,186,374

Net cash provided by (used in) financing activities	2,444,352	13,568,772	(7,183,014)

INCREASE (DECREASE) IN CASH	3,209,711	549,669	(3,194,569)
Cash and restricted cash, beginning of year/period	549,669	—	3,689,559

Cash and restricted cash, end of year/period	$3,759,380	$549,669	$494,990

Supplemental disclosure of cash flow information
Cash paid for interest	$568,073	$168,015	$—

Cash paid for income taxes	$60,000	$—	$—

Supplemental disclosure of reconciliation of cash and restricted cash
Cash	$2,426,780	$549,669	$494,990
Restricted cash	1,332,600	—	—

Cash and restricted cash, end of year/period	$3,759,380	$549,669	$494,990

(Continued)

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Supplemental schedule of noncash activities
Total identifiable net assets acquired net of cash acquired (see Note B)
Accounts receivable	$—	$3,059,808	$—
Prepaid expenses and other current assets	—	301,963	—
Property and equipment	—	471,909	—
Security deposits	—	170,403	—
Accounts payable and accrued expenses	—	(552,258)	—
Deferred tax liability	—	(701,460)	—

	—	2,750,365	—
Goodwill	—	13,299,090	—

	—	16,049,455	—
Less redeemable preferred stock	—	(1,800,000)	—
Less non-cash consideration - contingent consideration due to seller	—	(1,056,630)	—

Cash considerations	$—	$13,192,825	$—

Contingent consideration earned by seller reported as to due to related parties	$1,228,258	$—	$—

Accrued unpaid preferred dividends reported as to due to related parties	$140,000	$—	$—

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Nature of Business

TTC Healthcare, Inc. and Subsidiaries (the “Successor”) and Transformations Treatment Center, Inc. and Affiliates (the “Predecessor”) provide inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction. In addition to the Successor’s and Predecessor’s inpatient and outpatient substance abuse treatment services, the Successor and Predecessor perform screenings, urinalysis, diagnostic laboratory services, and provides physician services to Patients. The Successor and Predecessor operate numerous facilities located in Delray Beach, Florida, including inpatient substance abuse treatment facilities, standalone outpatient centers and sober living facilities focused on delivering effective clinical care and treatment solutions. The Successor was organized on June 5, 2019. On September 5, 2019, the Successor entered into an equity purchase agreement to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. (Note B). As the effective dates of the equity purchase agreement and the related credit agreements (Notes E and F) are September 5, 2019, the initial date of the successor’s consolidated financial statements is reflected as of September 5, 2019, and is considered the date of inception. The Successor’s and Predecessor’s fiscal year is the calendar year.

References to the “consolidated financial statements” refer to both the Successor and Predecessor, unless otherwise noted. References in the notes to the consolidated financial statements to “the Company” refer to both the Successor and Predecessor, unless otherwise noted.

2.	Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Successor as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period ended September 5, 2019 through December 31, 2019. The consolidated financial statements also include the accounts of the Predecessor as of September 4, 2019 and the results of its operations and its cash flows for the period ended from January 1, 2019 through September 4, 2019. All significant intercompany balances and transactions have been eliminated in consolidation.

Predecessor

The consolidated Predecessor financial statements include the accounts of Transformations Treatment Center, Inc. and Affiliates; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; and Supportive Healthcare, Inc., which were affiliated through common management and ownership.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, clarifies the identification of a variable interest entity and determines under what circumstances a variable interest entity should be consolidated with its primary beneficiary. The Predecessor adopted the requirements of FASB ASC 810 for Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; and Supportive Healthcare, Inc. The Predecessor determined that these entities met the criteria of a variable interest entity under FASB ASC 810 and that consolidation is required due to Transformation Treatment Center, Inc. being the primary beneficiary of the affiliates.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.	Basis of Consolidation (Continued)

Successor

The consolidated Successor financial statements include the accounts of TTC Healthcare, Inc. and its subsidiaries: Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; Freedom Now, Inc.; Wrigley Healthcare Services, Inc.; and Supportive Healthcare, Inc., which are 100% wholly owned.

During 2020, the Company formed Transformations Mending Fences, LLC to provide mental health and substance abuse disorder treatment, including equine therapy, to patients. TTC Healthcare Inc. has an 80% controlling interest in the entity with the remaining 20% interest owned by an unrelated party. Transformations Mending Fences, LLC began operations in December 2020, with the admission of the first patient occurring in January 2021.

Noncontrolling interests on the consolidated balance sheets represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by the Company. Additionally, the net income or loss allocated to the noncontrolling interests has been reported as such on the consolidated statements of operations.

3.	Reclassification

The Company previously classified expenses as selling, general, and administrative in the amounts of $2,964,587 and $6,326,57, within the statement of operations for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019. These amounts have been reclassified to cost of services to conform to the 2020 presentation. The reclassification did not change the Company’s operating income for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019, as previously presented.

4.	Restricted Cash

Restricted cash represents an escrow balance held in a separate cash account per the Forbearance Agreement discussed in Note E.

The Company follows the accounting principals outlined in FASB Accounting Standards Update (ASU) 2016 18, Restricted Cash. The ASU requires that a statement of cash flows explain the change during the year and period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents.

5.	New Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaces current revenue recognition requirements in Topic 605, Revenue Recognition , in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

5.	New Accounting Pronouncement (Continued)

guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. The Company adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for the Company’s customers is similar to its prior revenue recognition model.

At December 31, 2019, the Company recorded approximately $6,060,000 as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to the Company’s presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

6.	Revenue Recognition

Contracts with Patients

The Company generates revenue primarily through services provided to patients in both inpatient and outpatient treatment settings. The Company bills third-party payors weekly or monthly for the services provided in the prior week. Patient related services, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from patients, third-party payors and others for services provided. The Company receives the majority of payments from commercial payors at out-of-network rates. Patient service revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items.

The Company also provides diagnostic laboratory services for their patients which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from patients, third-party payors and others for services provided. Diagnostic laboratory service revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items.

Prior to admission, insurance coverage, as applicable, is verified and the patient self-pay amount is determined. The Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible. In some instances, patients will make a deposit for the services to be rendered. These prepaid payments (contract liabilities) are included in accrued payroll and other in the accompanying consolidated balance sheets and revenue related to these payments is deferred and recognized over the period services are provided. The Company does not recognize revenue for any amounts not collected from the patient.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

6.	Revenue Recognition (Continued)

Performance obligation

The Company has six entities that produce third party revenues:

a.	Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC

The Company provides all-inclusive Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. The Company has determined that the services performed in relation to the program represent a single performance obligation. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

b.	Summit Detox, Inc.

The Company provides all-inclusive Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. The Company has determined that the services performed in relation to the program represent a single performance obligation. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

c.	Pinnacle Testings, Inc.

The Company provides diagnostic laboratory services. Services include urinalysis and other drug testing procedures. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

d.	Wrigley Healthcare Services, Inc.

The Company provides ancillary medical services. Services include sick and psychiatric visits, dietician, chiropractic and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company defines each session as the performance obligation that is satisfied over time as the program is administered. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

e.	Freedom Now, Inc.

The Company provides ancillary medical services. Services include psychiatric, clinical, and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company defines each session as the performance obligation that is satisfied over time as the program is administered. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

6.	Revenue Recognition (Continued)

Significant Judgment - Determination of Transaction Price

The Company recognizes revenue from third-party payors as services are provided based on our estimate of the amount that third-party payors will pay for the services performed. The Company estimates the net realizable value of revenue by adjusting gross client charges using an expected realization and applying that discount to gross patient charges. A significant or sustained decrease in reimbursement rates could have a material adverse effect on the Company’s operating results. There is no assurance that the Company will be able to maintain or improve historical reimbursement rates in future reporting periods.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual reimbursements either exceed or are less than the net realizable value estimates, the Company records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually reimbursed in the reporting period in which the reimbursement occurred.

In the event that there is a difference in the recognized revenue from third-party payors due to material errors, management may be required to restate prior period financial results. Subsequent to the transaction described in Note B, Management identified a potential overpayment from a third-party payor. Management engaged a third-party financial analysis firm to quantify the estimated overpayment, which may be material, and notified the third-party payor. The Successor received indication from the third-party payor that they do not believe an overpayment error was made, however the issue has not been formally resolved with the payor. In the event that the matter is settled, as the majority of the period in question is prior to the acquisition, the Successor has recourse to withhold payment of contingent consideration, withhold payment of cumulative preferred return, redeem outstanding preferred stock, and pursue cash collection, as defined in the Purchase Agreement (See Note B).

In the following table, revenue is disaggregated by significant service provided, all of which are recognized over time for the year ended December 31, 2020 and periods ending December 31, 2019, and September 4, 2019:

	Successor		Predecessor
	December 31, 2020	December 31, 2019	September 4, 2019
Inpatient and outpatient treatment related services	$14,839,751	$5,056,558	$14,602,429
Detoxification related services	2,028,532	900,152	1,662,656
Diagnostic laboratory related services	1,700,370	772,400	1,678,613
Ancillary medical services	798,146	—	—

	$19,366,799	$6,729,110	$17,943,698

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

7.	Accounts Receivable

Accounts receivable represent receivables primarily from third-party payors for services provided. In those instances when payment is not received at the time of service, the Company records receivables from their patients, most of whom are insured under third-party payor agreements. Accounts receivable is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items. Payments of accounts receivable are allocated to the specific invoices identified on the client’s remittance advice or third party payor explanation of benefits or, if unspecified, are applied to the oldest unpaid invoices.

For receivables associated with self-pay patients, the Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

8.	Property and Equipment

Property and equipment are recorded at cost (Predecessor). Property and equipment was initially recorded at fair value of acquired assets at the time of the acquisition. Subsequent to the acquisition, property and equipment are recorded at cost for new additions (Successor). Depreciation is provided using the straight-line method based on the following estimated useful lives of the assets:

Years
Office equipment	5
Furnitures and fixtures	7
Vehicles	5
Software	3

Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

9.	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired (See Note B). Goodwill and intangible assets with indefinite lives are not amortized, but instead assessed for potential impairment if events occur or circumstances change that indicate the fair value of the Company may be less than its carrying value. The Company has elected to test goodwill for impairment at the entity-wide level. The Successor has no intangible assets with indefinite useful lives other than goodwill. The Successor assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Successor considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

9.	Goodwill (Continued)

climate or regulations; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends.

In assessing the recoverability of goodwill, the Successor considers historical results, current operating trends and results, and makes estimates and assumptions about revenue, margins and discount rates based on budgets, business plans, economic projections and anticipated future cash flows. Each of these factors contains inherent uncertainties, and management exercises substantial judgment and discretion in evaluating and applying these factors.

No indications of impairment were noted for the year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019.

10.	Business Combinations

Business combinations are based on the Company’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather assessed, at least annually, for impairment.

11.	Debt Issuance Costs

Debt issuance costs are included as a direct deduction from the carrying amount of the debt liability, consistent with debt premiums and discounts, and is included in interest expense as debt payments are made.

12.	Income Taxes

The Predecessor, with the consent of its stockholder, elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate shares of the Predecessor’s taxable income. Therefore, no liability or provision for federal income taxes has been included in these consolidated financial statements. The Predecessor was subject to certain state taxes in jurisdictions where taxes were assessed.

The Successor has elected to be treated as a C Corporation and files federal and state income tax returns. Deferred taxes are provided on the liability method whereby deferred income tax assets are recognized for deductible temporary differences, operating loss, tax credit carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Transformations Mending Fences, LLC was formed as a limited liability company. Accordingly, federal income taxes are not payable by the subsidiary. Income (or loss) is allocated to the subsidiary’s members and is included in the members’ income tax returns. Therefore, no liability or provision for income taxes

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

12.	Income Taxes (Continued)

relating to the subsidiary is included in the consolidated financial statements. The subsidiary may be subject to certain state taxes.

The Successor recognizes tax liabilities when the Successor believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The current portion of tax liabilities is included in other liabilities. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

The Successor files income tax returns in the U.S. federal jurisdiction and the State of Florida.

13.	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

14.	Fair Value of Financial Instruments

The carrying amounts of financial instruments, including accounts receivable, accounts payable, accrued payroll and other, and current maturities of long-term debt approximate fair value due to the short maturity of these instruments. The carrying amounts of long-term debt approximates fair value because the interest rates fluctuate with market interest rates or the fixed rates are based on current rates offered to the Company for debt with similar terms and maturities.

It is the Company’s policy, in general, to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis. These items are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (such as evidence of impairment) which, if material, are disclosed in the accompanying notes to these consolidated financial statements.

15.	Marketing and Promotion Costs

The Company expenses marketing and promotion costs as incurred. Marketing and promotion expense for the year ended December 31, 2020 and periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019, were approximately $1,720,000, $521,000, and $1,257,000, respectively.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

16.	Significant Accounting Standards Applicable In A Future Year

a.	Leases

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements. The Company expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note J on the consolidated balance sheet upon adoption, with no material impact to the consolidated statement of operations.

NOTE B - BUSINESS COMBINATION

On September 5, 2019, the Successor entered into an Equity Purchase Agreement (“Purchase Agreement”) to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. The acquisition was completed so that the Successor could enter the inpatient and outpatient substance abuse and mental health treatment services industry and the synergies and economies of scale expected from the combination of the Predecessor and Successor.

The following table summarizes the consideration given and the estimated fair values of the assets acquired and liabilities assumed at the date of the transaction:

Consideration
Consideration, net of cash acquired of $495,014	$13,192,825
Non-cash consideration - preferred stock	1,800,000
Contingent consideration due to seller	1,056,630

$16,049,455

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE B - BUSINESS COMBINATION (Continued)

The purchase price was allocated to the consolidated balance sheet as follows:

Accounts receivable	$3,059,808
Prepaid expenses and other current assets	301,963
Property and equipment	471,909
Security deposits	170,403
Goodwill	13,299,090
Accounts payable and accrued expenses	(552,258)
Deferred tax liability	(701,460)

$16,049,455

Accounts receivable, net consisted of the following at the transaction date:

Amounts billed for services provided	$16,003,541
Less implicit or explicit price concessions	(12,943,733)

$3,059,808

Goodwill arising from this acquisition consists largely from the synergies and economies of scale expected from the combination of the Predecessor and Successor.

Transaction expenses of $366,825, relating to aforementioned acquisition, were expensed as incurred and are included in operating expenses on the accompanying consolidated statement of operations.

Per the terms of the acquisition agreement, the seller is eligible to receive additional consideration equal to one half of the difference between actual daily per client United States Department of Veterans Affairs (VA) receipts less $1,175 per patient per day for a thirty month period beginning on the date of closing (September 5, 2019).

Total consideration due to the seller at December 31, 2020 and December 31, 2019 are as follows:

	Successor
	December 31, 2020	December 31, 2019
Total contingent consideration due to seller	$28,667	$1,053,548
Less current portion of contingent consideration due to seller	(28,667)	(631,604)

Contingent consideration due to seller, less current portion	$—	$421,944

Per the terms of the Forbearance Agreement (see Note F), the Successor was required to suspend the payment of earn-out payments. The funds payable to the seller were deposited into an escrow account and are held throughout the forbearance period. On a monthly basis, the Successor calculated the amount earned by the seller

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE B - BUSINESS COMBINATION (Continued)

and transferred the funds to the escrow account and recorded the liability to due to related party on the consolidated balance sheets (See Note L-2). Prior to the Forbearance Agreement, the Successor made payments of the contingent consideration totaling $68,469 and $3,082 to the Seller for the year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019. The measurement period for the additional consideration is on-going and concludes in March 2022.

As a component of the Purchase Agreement the seller provided the Company with certain indemnifications. The Company may pursue indemnification claims for matters related to inaccuracies, breach or violation of any representations, covenants, and any third-party payer claim, subject to the limitations, as defined in the Purchase Agreement. In the event that indemnifications were pursued and matters were settled, the Company has recourse to withhold payment of contingent consideration, withhold payment of cumulative preferred return, redeem outstanding preferred stock, and pursue cash collection, as defined in the Purchase Agreement.

NOTE C - NET PATIENT REVENUE

The approximate mix of net receivables as of December 31, 2020 and 2019, and net revenues for the year ended December 31, 2020 and periods ending September 5, 2019 through December 31, 2019, and January 1, 2019 through September 4, 2019 consisted of the following:

	Successor Net Receivables
	December 31, 2020	December 31, 2019
Third-party payors	100.00%	100.00%
Patient	0.00%	0.00%

	100.00%	100.00%

	Successor Net Revenues		Predecessor Net Revenues
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Third-party payors	94.12%	97.80%	95.24%
Patient	5.88%	2.20%	4.76%

	100.00%	100.00%	100.00%

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2020 and December 31, 2019:

	Successor
	December 31, 2020	December 31, 2019
Office equipment	$44,776	$23,871
Furnitures and fixtures	58,400	21,556
Leasehold improvements	409,891	311,428
Vehicles	134,433	110,726
Software	44,307	4,328

	691,807	471,909
Less accumulated depreciation	170,900	50,952

	$520,907	$420,957

NOTE E - REVOLVING LINE OF CREDIT

In September 2019, the Successor entered into a loan and security agreement (the “Agreement”) with a bank that allowed for maximum borrowings of $1,750,000 on a revolving line of credit and a $10,800,000 term loan. The revolving line of credit expires in September 2022, with the option to extend for a total of two years by two separate one year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of the Successor, as defined in the Agreement. At December 31, 2020, the Successor was not in compliance with the restrictive covenants. All instruments under the Agreement bear interest at a floating per annum rate equal to the London Interbank Offered Rate (LIBOR) (0.34% and 1.76% at December 31, 2020 and 2019, respectively), plus an applicable margin of 3.50% - 4.00%, as defined in the agreement. Interest payments are required monthly. The outstanding balance on the revolving line of credit as of December 31, 2020 and 2019 was $1,750,000 and $250,000, respectively.

On November 23, 2020, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021. The agreement also modified the interest rate to be a floating per annum rate of interest equal to LIBOR plus 4.00%. Additionally, the agreement requires that certain minimum census, revenue and liquidity requirements be met. Lastly, as required by the Forbearance Agreement, the Company executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants. As of the report date, no capital contribution was required. The funds contributed shall be considered equity investments in the Company. Additionally, the agreement requires the suspension of payments under subordination agreements, including payment of management fees, earn-out payments, and preference payments. The payments under the subordination agreements are to be deposited to an escrow account held at the bank throughout the forbearance period. The amount of escrowed payments held in escrow shall be included when calculating liquidity requirements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE E - REVOLVING LINE OF CREDIT (Continued)

Subsequent to year end, on January 25, 2021, the forbearance agreement was modified to add additional guarantors and waived restrictive covenants in place as of December 31, 2020 (See Note P). All other terms remain substantially the same.

NOTE F - LONG-TERM DEBT

Long-term debt consists of the following:

	Successor
	December 31, 2020	December 31, 2019
As defined in the Agreement described in Note E, the term loan bears interest at the same rate of the revolving line of credit. Principal payments of $83,333 are required monthly for the first forty eight months and $125,000 for the final twelve months, a balloon payment of all outstanding principal and accrued interest due on the maturity date in September 2024	$9,550,000	$10,550,000
Less unamortized debt issuance costs	158,200	200,387

	9,391,800	10,349,613
Less current maturities	957,813	957,813

	$8,433,987	$9,391,800

The Successor incurred debt issuance costs of $210,934 during the period ended September 5, 2019 through December 31, 2019, which were recorded as a reduction to the carrying value of the term loan described above. The reduction is recognized over the term of the respective loan. The charge to interest expense was $42,187 and $10,547 for the year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019, respectively.

The	total future maturities of long-term debt consist of the following at December 31, 2020:

	Principal	Unamortized Debt Issuance Costs	Net Outstanding Long-Term Debt
2021	$1,000,000	$42,187	$957,813
2022	1,000,000	42,187	957,813
2023	1,125,000	42,187	1,082,813
2024	6,425,000	31,639	6,393,361

Total	$9,550,000	$158,200	$9,391,800

NOTE G - PAYCHECK PROTECTION PROGRAM LOANS AND SUBSEQUENT EVENT

On April 16, 2020, the Company entered into five Paycheck Protection Program (PPP) loan agreements that totaled $1,944,352, bore interest at 1.00%, is set to mature in April 2022, is not collateralized, and is eligible for

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE G - PAYCHECK PROTECTION PROGRAM LOANS AND SUBSEQUENT EVENT (Continued)

forgiveness subject to provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company applied for forgiveness during 2020. During the year ended December 31, 2020, three of the loans, totaling $660,851, were forgiven in full by the SBA and the Company was legally released from repaying the loan. The full forgiveness of those loans has been included as “gain on extinguishment of debt - paycheck protection program loans” on the consolidated statement of income during the year ended December 31, 2020. As of December 31, 2020, the Company has applied for forgiveness on the remaining two loans, totaling $1,283,501. Subsequent to year end, $935,987 was forgiven by the SBA and the Company was legally released from repaying the loan. The Company has not yet received a decision from the Small Business Administration on the remaining $347,514. The Company does not anticipate making any principal payments, but in the event that the lender and the SBA determine that all or a portion of the PPP loans are not forgivable, the Company will be required to remit payments of $850,135 in 2021 and $433,366 in 2022.

As part of the PPP, the Company is required to retain all records relating to the loan for six years from the date the loan was forgiven and permit authorized representatives of the SBA to access such records upon request. Although forgiveness for three loans has been granted, the SBA may undertake a review at any time at the SBA’s discretion.

NOTE H - REDEEMABLE PREFERRED STOCK

In accordance with the terms of the Purchase Agreement discussed in Note B, the Successor issued 2,000,000 shares of redeemable preferred stock at $.0001 par value, with an original issue price of $1.00 per share. As of December 31, 2020, 2,000,000 shares are issued and outstanding. The holder of redeemable preferred stock is entitled to preferences in certain cases with respect to dividends, dissolution, conversion and other matters. The holder of outstanding shares of redeemable preferred stock is not entitled to any voting rights on matters presented to, voted upon or consented to by the stockholders of the Successor.

The redeemable preferred stock has put rights that may be exercised on the 5th day of the last month of each calendar quarter, beginning in December 2020. The Successor may be required to purchase the outstanding shares in increments of $250,000 of the original issue price. The redemption is not mandatory and requires written request. Under the Forbearance Agreement, no redemptions are permitted, therefore, no redemptions were made in 2020. The Successor also has a call option and may redeem the outstanding redeemable preferred shares at any time. The fair value is $1,800,000 with a discount of $200,000 that will be accreted to the redemption value. The $200,000, which represents the difference between the initial value of $2,000,000 and the fair value of $1,800,000, will be accreted over the period from the date of issuance of September 5, 2019 through September 2022, which is the final anticipated redemption date, assuming all redemptions are made.

Dividends on outstanding shares of redeemable preferred stock shall accrue at the rate per quarter of 1.75% of the original issue price of such shares. The dividend accrued on shares of redeemable preferred stock shall be prorated for fractional shares and to the extent that such shares were not outstanding every day of such quarter. The Successor shall pay accrued but unpaid dividends on the last day of each quarter. If any amounts accrued are not paid on the dividend due date, the Successor shall pay interest on such unpaid dividend amounts at an aggregate per annum rate equal to 10.0% until such unpaid dividend amounts are paid in full. Interest shall accrue daily in arrears and be compounded annually.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE H - REDEEMABLE PREFERRED STOCK (Continued)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Successor, or deemed liquidation event, as defined in the Certificate, the holder of preferred stock outstanding shall be entitled to be paid out of the assets of the Successor available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the original issue price, plus any dividends declared but unpaid thereon.

Each outstanding share of preferred stock shall be redeemed by the Successor at a price equal to the original issue price per share, plus all declared but unpaid dividends thereon. The carrying value of the redeemable preferred stock was $1,920,403 and $1,829,431 at December 31, 2020 and December 31, 2019, respectively. Due to the redeemable nature of the preferred stock by the shareholder, the carrying value is not presented as a component of stockholders’ equity.

NOTE I - STOCKHOLDER’S EQUITY AND RIGHTS

The Successor is authorized to issue 10,000,000 shares of common stock at $.0001 par value. As of December 31, 2020, 8,000,000 shares are issued and outstanding. All common stock shall comprise a single class. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of shares of capital stock of the Successor representing a majority of the votes. The holders of common stock are entitled to one vote for each share of common stock. The Successor may pay dividends and other distributions on the common stock from time to time as declared by the Board of Directors. The Successor shall not pay or set aside any dividends on common stock unless the holders of the preferred stock then outstanding shall have first received, or simultaneously received, all amounts then accrued or due under any provisions of the certificate of incorporation (“Certificate”).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Successor, or deemed liquidation event, as defined in the Certificate, after the payment of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of the Successor available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

NOTE J - OPERATING LEASES

The Company leases various facilities in accordance with the terms of operating lease agreements requiring monthly payments ranging from $1,568 to $67,954. The leases expire at various dates through November 2026. For financial reporting purposes, lease expense is recognized on a straight-line basis over the term of the lease. The excess straight-line expense over cash paid aggregated approximately $40,500 and $4,700 and is included in accrued payroll and other in the accompanying balance sheet as of December 31, 2020 and December 31, 2019, respectively. There were no amounts at September 4, 2019.

In accordance with the lease terms, the Company may be required to deposit funds to the lessor in the form of a security deposit. The Company may receive the deposits back if certain conditions are met, as stated in the lease agreements. Security deposits totaled approximately $271,000 and $266,000, as of December 31, 2020 and 2019, respectively.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE J - OPERATING LEASES (Continued)

The Company leases three of the facilities described above from related parties (seller of the Predecessor). Rent expense incurred on these related-party leases totaled approximately $923,000, $291,000, and $528,000 for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December and January 1, 2019 through September 4, 2019, respectively.

Rent expense totaled approximately $1,642,000, $555,000, and $1,018,000, including related party leases, for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019, respectively.

As of December 31, 2020, future minimum lease payments under non-cancelable operating leases are as follows:

	Related Party	Non-Related Party	Total
2021	$887,339	$833,303	$1,720,642
2022	900,757	953,424	1,854,181
2023	914,175	934,270	1,848,445
2024	927,592	815,002	1,742,594
2025	686,716	427,028	1,113,744
Thereafter	—	383,415	383,415

	$4,316,579	$4,346,442	$8,663,021

NOTE K - INCOME TAXES

As indicated in Note A-12, the Predecessor has elected to be taxed as an S Corporation. Therefore, no liability or provision for federal income taxes has been included in these consolidated financial statements for the periods ending prior to September 5, 2019.

Deferred income taxes consist of the following at December 31, 2020 and December 31, 2019:

	Successor
	December 31, 2020	December 31, 2019
Deferred tax assets before valuation allowance	$192,590	$—
Valuation allowance	—	—

Deferred tax assets after valuation allowance	192,590	—

Deferred tax liabilities	612,646	718,787

Net deferred tax assets and liabilities	$420,056	$718,787

Deferred income taxes result primarily from significant temporary differences between income for financial reporting purposes and taxable income. These differences arose principally from the use of accelerated tax depreciation, timing on the recognition of revenues and expenses, and net operating losses.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE K - INCOME TAXES (Continued)

The income tax (benefit) expense for year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019 consist of the following:

	Successor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019
Current expense	$—	$89,058
Deferred (benefit) expense	(298,731)	17,327

Total income tax (benefit) expense	$(298,731)	$106,385

The Company’s effective tax rate on continuing operations differs from the statuary rate due to the following:

	Successor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019
Income tax (benefit) expense at federal statutory rate	$(195,817)	$10,950
State and local income taxes net of federal tax benefit	(44,867)	1,836
Nontaxable Paycheck Protection Program loan forgiveness	(138,779)	—
Nondeductible contingent consideration	57,088	—
Nondeductible transaction expenses	—	89,058
Other permanent differences	23,644	4,541

Total income tax (benefit) expense	$(298,731)	$106,385

At December 31, 2020, the Company had Federal and state net operating loss carryforwards approximating $270,000 and interest expense deduction limitation carryforwards approximating $475,000, both of which do not expire.

During the period ended December 31, 2019, the Company recorded $89,058 of income taxes payable for deducting transaction related expenses on the tax returns that should not have been deducted. The amount is recorded as an uncertain tax position net of refundable tax payments made and is reflected as income taxes payable on the consolidated balance sheets at December 31, 2020.

NOTE L - RELATED-PARTY TRANSACTIONS

1.	Management Fees

The Company has a management agreement with a related party (a member of the Successor’s parent company). Management fee expenses paid were approximately $200,000 and $275,000 for the year ended December 31, 2020 and period ending September 5, 2019 through December 31, 2019, respectively. At

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE L - RELATED-PARTY TRANSACTIONS (Continued)

1.	Management Fees (Continued)

December 31, 2020, the Company had $188,333 of unpaid management fees. There were no unpaid management fees at December 31, 2019. There were no management fees for the period ending January 1, 2019 through September 4, 2019.

2.	Due to Related Parties

Amounts due to related parties consists of a $25,000 advance received in 2019 from a member of the Successor’s parent company, which is non interest bearing. In addition, due to related parties also consists of amounts due to the seller of the Predecessor representing contingent consideration, accrued interest, and accrued preferred dividends, aggregating $1,368,258, which have each been earned in 2020 but are unpaid due to the terms of the Forbearance Agreement (see Note F). The Company has restricted cash on the consolidated balance sheets aggregating $1,332,600 related to the unpaid balances to the seller of the Predecessor. At December 31, 2020 and 2019, the aggregate amount due to related parties was $1,393,258 and $25,000, respectively.

NOTE M - EMPLOYEE BENEFIT PLAN

Effective April 1, 2020, the Company adopted a 401(k) plan that covers substantially all employees who meet certain eligibility requirements. Participants may contribute amounts in accordance with the limits established by the Internal Revenue Code. The Plan allows for discretionary matching contributions and profit sharing contributions. No discretionary contributions were made for the year ended December 31, 2020 and period ended December 31, 2019.

NOTE N - RISKS AND UNCERTAINTIES

1.	Uninsured Cash

The Company maintains its cash balances at two financial institutions in Florida. These cash balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company may, from time to time, have balances in excess of FDIC insured deposit limits.

2.	Significant Third-Party Payors

Certain payors may account for a significant portion of the Company’s revenue on an annual basis. These more significant payors can also change from year to year. If any of these or other third-party payors reduce their reimbursement rates for the services the Company provides or otherwise implement measures, such as specialized networks, it is likely that the payments received, revenue, profitability and cash flows could be materially adversely affected. For the year ended December 31, 2020, the Company had two significant third- party payors who accounted for approximately 63% of total net revenues for 2020. Accounts receivable associated with these third-party payors was approximately $285,000 as of December 31, 2020. For the period ended December 31, 2019, the Company had two significant third-party payors who accounted for approximately 52% of total net revenues for 2019. Accounts receivable associated with these third-party payors was approximately $1,749,000 as of December 31, 2019. For the period ended September 4, 2019, the Company had two significant third-party payors who accounted for approximately

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE N - RISKS AND UNCERTAINTIES (Continued)

2.	Significant Third-Party Payors (Continued)

52% of total net revenues for the period ended September 4, 2019. Accounts receivable associated with these third-party payors was approximately $793,000 as of September 4, 2019.

One of the payors uses a third party administrator (“TPA”) to process and pay its claims. In 2020, the payor changed their TPA in certain regions of the country, which will require the Company to be credentialed in- network with the new TPA. If the Company is unable to be credentialed, the Company will not be able to accept Patients from this payor, which could have a material adverse effect on the Company’s revenue. At this time, the Company is not able to determine the ultimate outcome of the credentialing process on the Company’s financial position, results of operations, and cash flows.

3.	Contingencies

From time to time, the Company may also be subjected to claims or lawsuits which arise in the ordinary course of business. Management believes that the disposition of these matters will not have a material effect on the Company’s financial position or results of operations. No liability related to these matters has been recorded at December 31, 2020 or December 31, 2019.

On December 17, 2020, a former employee filed an Equal Employment Opportunity Commission (EEOC) claim against the Company alleging discrimination based on disability. The former employee cannot file a suit under the federal law until the EEOC issues a notice of right to sue but can file suit under Florida law if the investigating agency has not rendered a decision within 180 days of the date the charge was filed. As of the report date, no lawsuit has been filed. The Company plans to vigorously defend the case and does not believe that there is any reasonably estimable loss. However, the Company does have insurance coverage, which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, the Company would be required to fund the difference. No provision has been made in the accompanying consolidated financial statements for any potential settlement or judgment costs at December 31, 2020. The maximum exposure as it relates to claims made is approximately $363,000.

4.	COVID-19

The direct and indirect impacts of the current COVID-19 outbreak on the Successor’s customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts that the Successor may experience. The Company has experienced a reduction in census partially due to certain states imposing travel bans and quarantines. Management is currently unable to quantify the effects that this situation will have on its operations and financial position; however, they may be significant.

NOTE O - MANAGEMENT’S PLANS AND SUBSEQUENT EVENT

The Company has experienced losses and did not meet certain restrictive covenants related to the bank debt at December 31, 2020. As a result, the Company has entered in a forbearance agreement with the bank (See Note E). Management has developed a business and financial plan for 2021 and beyond to mitigate these adverse conditions mentioned.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE O - MANAGEMENT’S PLANS AND SUBSEQUENT EVENT (Continued)

Management’s plan includes several ongoing initiatives aimed at increasing revenues for both existing and new Patients, including a new entity, Transformations Mending Fences, LLC (see Note A-2), and starting a PHP-In Network offering, reducing and monitoring discretionary expenses, and improving operations. Additionally, the Company received $1,944,352 in Paycheck Protection Program loans (see Note G) and borrowed on their existing line of credit. Management has expended the funds from the Paycheck Protection Program loan and applied for loan forgiveness. During the year ended December 31, 2020, three of the loans, totaling $660,851, were forgiven in full by the SBA and the Company was legally released from repaying the loan. As of December 31, 2020, the Company has applied for forgiveness on the remaining two loans, totaling $1,283,501. Subsequent to year end, $935,987 was forgiven by the SBA and the Company was legally released from repaying the loan. The Company has not yet received a decision from the Small Business Administration on the remaining $347,514.The Company also executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants set forth in the Forbearance agreement (See Note E). Finally, in October 2020, the Company entered into an Agreement and Plan of Merger, which was subsequently consummated on January 25, 2021 (See Note P), and will result in sufficient funding becoming available to alleviate and repay in full all outstanding debt obligation. Based on the results in 2020, the cash on hand, Payroll Protection Program loan, Capital Call Agreement, and Agreement and Plan of Merger, management believes their efforts will be sufficient to meet the Company’s operational needs.

Based on the above plan, management believes that they have alleviated substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date that the financial statements are available to be issued. While the Company believes in the viability of management’s plans, there can be no assurance to that effect, and actual results may differ from management’s plan.

NOTE P - SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 15, 2021, the date that these consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than that noted in Note E, Note O, and below, have occurred subsequent to the consolidated balance sheet date that require disclosure in the consolidated financial statements.

1.	Merger

On January 25, 2021, the Company entered into a merger agreement with UpHealth Holdings, Inc. (“Holdings”) and UpHealth TTC Merger Sub, Inc., Inc (“Merger Sub”), a wholly owned subsidiary of Holdings, which calls for the Company to merge with the Merger Sub in exchange for 3.237% of the fully-diluted stock of Holdings. As discussed in Note E, Holdings was added as a guarantor to the debt agreements. Interested parties should refer to the Agreement and Plan of Merger for further information.

2.	Provider Relief Fund

In January 2021, the Company received proceeds aggregating $505,810 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (PFR). The payments will not require repayment as long as the Company complies with certain terms and conditions outlined by HHS. The terms and conditions first require the Company to identify health care-related expenses attributed to coronavirus that another source has not reimbursed or is

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE P - SUBSEQUENT EVENTS (Continued)

2.	Provider Relief Fund (Continued)

obligated to reimburse. If those expenses do not exceed the funding received, the Company then applies the funds to patient care lost revenue. On January 15, 2021 the HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue.

TTC Healthcare, Inc.

and Subsidiaries

Consolidated Financial Statements

January 24, 2021 and December 31, 2020

TTC Healthcare, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

January 24, 2021 and December 31, 2020

	January 24, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash	$1,023,945	$2,426,780
Restricted cash	1,332,532	1,332,600
Accounts receivable, net	1,714,612	1,554,378
Prepaid expenses and other current assets	245,332	241,304

Total current assets	4,316,421	5,555,062

PROPERTY AND EQUIPMENT, net	530,719	520,907

OTHER ASSETS
Security deposits	281,070	271,070
Goodwill	13,299,090	13,299,090

	13,580,160	13,570,160

	$18,427,300	$19,646,129

(Continued)

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (Continued) (Unaudited)

January 24, 2021 and December 31, 2020

	January 24, 2021	December 31, 2020
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Revolving line of credit	$1,750,000	$1,750,000
Current maturities of long-term debt, net of unamortized debt issuance costs	874,480	957,813
Current maturities of paycheck protection program loans	850,135	850,135
Current portion of contingent consideration due to seller	28,667	28,667
Current portion of due to related parties	1,393,258	1,393,258
Accounts payable	595,626	860,794
Income taxes payable	29,058	29,058
Accrued payroll and other	592,773	562,263

Total current liabilities	6,133,997	6,431,988

LONG-TERM LIABILITIES
Long-term debt, less current maturities, net of unamortized debt issuance costs	8,433,987	8,433,987
Deferred income taxes	197,801	420,056
Paycheck protection program loans, less current portion	433,366	433,366

	9,065,154	9,287,409

MEZZANINE EQUITY—REDEEMABLE PREFERRED UNITS
2,000,000 shares authorized, $.0001 par value; 2,000,000 shares issued and outstanding at January 24, 2021 and December 31, 2020 (See Note G)	1,929,435	1,920,403

STOCKHOLDERS’ EQUITY
TTC Healthcare, Inc. stockholders’ equity	1,339,081	2,033,736
Noncontrolling interest	(20,367)	(27,407)

Total stockholders’ equity	1,318,714	2,006,329

	$18,427,300	$19,646,129

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

	January 1, 2021 through January 24, 2021	January 1, 2020 through March 31, 2020
Revenues, net
Inpatient and outpatient treatment related services	$357,465	$4,397,157
Detoxification related services	109,802	509,947
Diagnostic laboratory related services	11,073	397,591
Ancillary medical services	81,043	29,329

	559,383	5,334,024

Cost of service	724,299	3,006,242

Gross profit	(164,916)	2,327,782

Operating expenses
General and administrative	431,330	921,336
Selling and marketing	264,434	1,077,169
Depreciation and amortization	8,323	35,267

	704,087	2,033,772
Operating (expense) income	(869,003)	294,010

Other income (expenses)
Interest expense	(31,834)	(184,923)
Other income	—	8,931

	(31,834)	(175,992)

(Loss) income before income tax expense	(900,837)	118,018
Income tax benefit (expense)	222,255	(36,380)

NET (LOSS) INCOME	(678,582)	81,638
Less net income attributable to noncontrolling interest	7,040	—

Net (loss) income attributable to TTC Healthcare Inc.	$(685,622)	$81,638

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity	Noncontrolling Interest	Total Equity
	Shares	Amount
Balance, January 1, 2021	8,000,000	$800	$2,999,200	$(966,264)	$2,033,736	$(27,407)	$2,006,329
Accretion of preferred stock discount	—	—	—	(9,033)	(9,033)	—	(9,033)
Net (loss) income	—	—	—	(685,622)	(685,622)	7,040	(678,582)

Balance, January 24, 2021	8,000,000	$800	$2,999,200	$(1,660,919)	$1,339,081	$(20,367)	$1,318,714

Balance, January 1, 2020	8,000,000	$800	$2,999,200	$(128,969)	$2,871,031	$—	$2,871,031
Preferred stock dividends	—	—	—	(35,000)	(35,000)	—	(35,000)
Accretion of preferred stock discount	—	—	—	(22,743)	(22,743)	—	(22,743)
Net income	—	—	—	81,638	81,638	—	81,638

Balance, March 31, 2020	8,000,000	$800	$2,999,200	$(105,074)	$2,894,926	$—	$2,894,926

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

	January 1, 2021 through January 24, 2021	January 1, 2020 through March 31, 2020
Cash flows from operating activities
Net (loss) income	$(678,582)	$81,638
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation	8,323	35,267
Amortization of debt issuance costs	—	10,547
Deferred income tax benefit	(222,255)	(164,810)
(Increase) decrease in assets
Accounts receivable	(160,234)	(921,334)
Prepaid expenses and other current assets	(4,028)	4,253
Security deposits	(10,000)	(17,826)
Increase (decrease) in liabilities
Accounts payable	(265,168)	4,950
Income taxes payable	—	201,190
Accrued payroll and other	30,510	556,588
Payment of contingent consideration due to seller	—	(68,469)

Net cash used in operating activities	(1,301,434)	(278,006)

Cash flows from investing activities
Purchase of property and equipment	(18,136)	(3,745)

(Continued)

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (Unaudited)

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

	January 1, 2021 through January 24, 2021	January 1, 2020 through March 31, 2020
Cash flows from financing activities
Proceeds from revolving line of credit	$—	$1,500,000
Payments on long-term debt	(83,333)	(250,000)
Preferred stock dividends	—	(35,000)

Net cash (used in) provided by financing activities	(83,333)	1,215,000

(Decrease) increase in cash	(1,402,903)	933,249
Cash, beginning of period	3,759,380	549,669

Cash, end of period	$2,356,477	$1,482,918

Supplemental disclosure of cash flow information
Cash paid for interest	$32,284	$133,982

Supplemental disclosure of reconciliation of cash and restricted cash
Cash	$1,023,945	$1,482,918
Restricted cash	1,332,532	—

Cash and restricted cash, end of period	$2,356,477	$1,482,918

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Nature of Business and Subsequent Event

TTC Healthcare, Inc. and Subsidiaries (the “Company”) provide inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction. In addition to the Company’s inpatient and outpatient substance abuse treatment services, the Company performs screenings, urinalysis, diagnostic laboratory services, and provides physician services to Patients. The Company operates numerous facilities primarily located in Delray Beach, Florida, including inpatient substance abuse treatment facilities, standalone outpatient centers and sober living facilities focused on delivering effective clinical care and treatment solutions.

Effective January 25, 2021, the Company became a fully owned subsidiary of UpHealth Holdings, Inc. (“UpHealth”). As a result, the financial statements are reflected as of January 24, 2021 and for the period January 1, 2021 to January 24, 2021.

2.	Basis of Consolidation

The accompanying consolidated financial statements include the accounts of TTC Healthcare, Inc. and its subsidiaries: Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; Freedom Now, Inc.; Wrigley Healthcare Services, Inc.; and Supportive Healthcare, Inc., which are 100% wholly owned. TTC Healthcare Inc. also has an 80% controlling interest in Transformations Mending Fences, LLC (formed in late 2020) with the remaining 20% interest owned by an unrelated party.

Noncontrolling interests on the consolidated balance sheets represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by the Company. Additionally, the net income or loss allocated to the noncontrolling interests has been reported as such on the consolidated statement of operations.

All significant intercompany balances and transactions have been eliminated in consolidation.

3.	Restricted Cash

Restricted cash represents an escrow balance held in a separate cash account per the Forbearance Agreement discussed in Note E.

The Company follows the accounting principles outlined in FASB Accounting Standards Update (ASU) 2016 18, Restricted Cash. The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents.

4.	New Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaces current revenue recognition requirements in Topic 605, Revenue Recognition, in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

4.	New Accounting Pronouncement (continued)

beginning after December 15, 2019 and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. The Company adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for the Company’s customers is similar to its prior revenue recognition model.

At December 31, 2019, the Company recorded approximately $6,060,000 as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to the Company’s presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

5.	Revenue Recognition

Contracts with Patients

The Company generates revenue primarily through services provided to patients in both inpatient and outpatient treatment settings. The Company bills third-party payors weekly or monthly for the services provided in the prior week. Patient related services, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from patients, third-party payors and others for services provided. The Company receives the majority of payments from commercial payors at out-of-network rates. Patient service revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items.

The Company also provides diagnostic laboratory services for their patients which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from patients, third-party payors and others for services provided. Diagnostic laboratory service revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items.

Prior to admission, insurance coverage, as applicable, is verified and the patient self-pay amount is determined. The Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible. In some instances, patients will make a deposit for the services to be rendered. These prepaid payments (contract liabilities) are included in accrued payroll and other in the accompanying consolidated balance sheets and revenue related to these payments is deferred and recognized over the period services are provided. The Company does not recognize revenue for any amounts not collected from the patient.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.	Revenue Recognition (continued)

Performance obligation

The Company has six entities that produce third party revenues:

a.	Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC

The Company provides all-inclusive Residential Programs, Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. The Company has determined that the services performed in relation to the program represent a single performance obligation. The Company satisfies its performance obligation over time as the program is administered and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

b.	Summit Detox, Inc.

The Company provides patient substance detoxification services. The Company has determined that the services performed in relation to the program represent a single performance obligation. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

c.	Pinnacle Testings, Inc.

The Company provides diagnostic laboratory services. Services include urinalysis and other drug testing procedures. The Company satisfies its performance obligation over time as the program is administered and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

d.	Wrigley Healthcare Services, Inc.

The Company provides ancillary medical services. Services include sick and psychiatric visits, dietician, chiropractic and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company defines each session as the performance obligation that is satisfied over time as the program is administered. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

e.	Freedom Now, Inc.

The Company provides ancillary medical services. Services include psychiatric, clinical, and other ancillary medical services to patients. The Company defines each session as the performance obligation that is satisfied over time as the program is administered. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Significant Judgment - Determination of Transaction Price

The Company recognizes revenue from third-party payors as services are provided based on our estimate of the amount that third-party payors will pay for the services performed. The Company estimates the net

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.	Revenue Recognition (continued)

Significant Judgment - Determination of Transaction Price (continued)

realizable value of revenue by adjusting gross client charges using an expected realization and applying that discount to gross patient charges. A significant or sustained decrease in reimbursement rates could have a material adverse effect on the Company’s operating results. There is no assurance that the Company will be able to maintain or improve historical reimbursement rates in future reporting periods.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual reimbursements either exceed or are less than the net realizable value estimates, the Company records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually reimbursed in the reporting period in which the reimbursement occurred.

In the event that there is a difference in the recognized revenue from third-party payors due to material errors, management may be required to restate prior period financial results. Subsequent to the transaction described in Note B, Management identified a potential overpayment from a third-party payor. Management engaged a third-party financial analysis firm to quantify the estimated overpayment, which may be material, and notified the third-party payor. The Company received indication from the third-party payor that they do not believe an overpayment error was made, however the issue has not been formally resolved with the payor. In the event that the matter is settled, as the majority of the period in question is prior to the acquisition, the Company has recourse to withhold payment of contingent consideration, withhold payment of cumulative preferred return, redeem outstanding preferred stock, and pursue cash collection, as defined in the Purchase Agreement.

In the following table, revenue is disaggregated by significant service provided, all of which are recognized over time for the periods from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020:

	January 24, 2021	March 31, 2020
Inpatient and outpatient treatment related services	$357,465	$4,397,157
Detoxification related services	109,802	509,947
Diagnostic laboratory related services	11,073	397,591
Ancillary medical services	81,043	29,329

	$559,383	$5,334,024

6.	Accounts Receivable

Accounts receivable represent receivables primarily from third-party payors for services provided. In those instances when payment is not received at the time of service, the Company records receivables from their patients, most of whom are insured under third-party payor agreements. Accounts receivable is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6.	Accounts Receivable (continued)

concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items. Payments of accounts receivable are allocated to the specific invoices identified on the client’s remittance advice or third-party payor explanation of benefits or, if unspecified, are applied to the oldest unpaid invoices.

For receivables associated with self-pay patients, the Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

7.	Property and Equipment

Property and equipment was initially recorded at fair value of acquired assets at the time of the acquisition. Subsequent to the acquisition, property and equipment are recorded at cost for new additions. Depreciation is provided using the straight-line method based on the following estimated useful lives of the assets:

Years
Office equipment	5
Furnitures and fixtures	7
Vehicles	5
Software	3

Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

8.	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but instead assessed for potential impairment if events occur or circumstances change that indicate the fair value of the Company may be less than its carrying value. The Company has elected to test goodwill for impairment at the entity-wide level. The Company assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business climate or regulations; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends.

In assessing the recoverability of goodwill, the Company considers historical results, current operating trends and results, and makes estimates and assumptions about revenue, margins and discount rates based on budgets, business plans, economic projections and anticipated future cash flows. Each of these factors contains inherent uncertainties, and management exercises substantial judgment and discretion in evaluating and applying these factors.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

8.	Goodwill (continued)

No indications of impairment were noted for the period from January 1, 2021 through January 24, 2021 or from January 1, 2020 through March 31, 2020.

9.	Debt Issuance Costs

Debt issuance costs are included as a direct deduction from the carrying amount of the debt liability, consistent with debt premiums and discounts, and is included in interest expense as debt payments are made.

10.	Income Taxes

The Company is a C Corporation and files federal and state income tax returns. Deferred taxes are provided on the liability method whereby deferred income tax assets are recognized for deductible temporary differences, operating loss, tax credit carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Transformations Mending Fences, LLC was formed as a limited liability company. Accordingly, federal income taxes are not payable by the subsidiary. Income (or loss) is allocated to the subsidiary’s members and is included in the members’ income tax returns. Therefore, no liability or provision for income taxes relating to the subsidiary is included in the consolidated financial statements. The subsidiary may be subject to certain state taxes.

The Company recognizes tax liabilities when the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The current portion of tax liabilities is included in other liabilities. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction and the State of Florida.

11.	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.	Fair Value of Financial Instruments

The carrying amounts of financial instruments, including accounts receivable, accounts payable, accrued payroll and other, and current maturities of long-term debt approximate fair value due to the short maturity of these instruments. The carrying amounts of long-term debt approximates fair value because the interest rates fluctuate with market interest rates or the fixed rates are based on current rates offered to the Company for debt with similar terms and maturities.

It is the Company’s policy, in general, to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis. These items are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (such as evidence of impairment) which, if material, are disclosed in the accompanying notes to these consolidated financial statements.

13.	Marketing and Promotion Costs

The Company expenses marketing and promotion costs as incurred. Marketing and promotion expense for the periods from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020 were approximately $95,000, and $458,000, respectively.

14.	Significant Accounting Standard Applicable In A Future Year

a.	Leases

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016- 02, Leases, (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements. The Company expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note I on the consolidated balance sheet upon adoption, with no material impact to the consolidated statement of operations.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE B - NET PATIENT REVENUE

The approximate mix of net receivables as of January 24, 2021 and December 31, 2020, and net revenues for the period from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020 consisted of the following:

	Net Receivables		Net Revenues
	January 24, 2021	December 31, 2020	January 1, 2021 through January 24, 2021	January 1, 2020 through March 31, 2020
Third-party payors	100.00%	100.00%	81.30%	95.00%
Patient	0.00%	0.00%	18.70%	5.00%

	100.00%	100.00%	100.00%	100.00%

NOTE C - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at January 24, 2021 and December 31, 2020:

	January 24, 2021	December 31, 2020
Office equipment	$61,527	$44,776
Furnitures and fixtures	58,400	58,400
Leasehold improvements	411,275	409,891
Vehicles	134,433	134,433
Software	44,307	44,307

	709,942	691,807
Less accumulated depreciation	179,223	170,900

	$530,719	$520,907

NOTE D - REVOLVING LINE OF CREDIT

The Company has a loan and security agreement (the “Agreement”) with a bank that allows for maximum borrowings of $1,750,000 on a revolving line of credit and a $10,800,000 term loan. The revolving line of credit expires in September 2022, with the option to extend for a total of two years by two separate one year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of the Company, as defined in the Agreement. All instruments under the Agreement bear interest at a floating per annum rate equal to the London Interbank Offered Rate (LIBOR) (0.13% at January 24, 2021), plus an applicable margin of 3.50% - 4.00%, as defined in the agreement. Interest payments are required monthly. The outstanding balance on the revolving line of credit as of January 24, 2021 and December 31, 2020 was $1,750,000.

On November 23, 2020, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021. The agreement also modified the interest rate to be a floating per annum rate of interest equal to LIBOR

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE D - REVOLVING LINE OF CREDIT (continued)

plus 4.00%. Additionally, the agreement requires that certain minimum census, revenue and liquidity requirements be met. Lastly, as required by the Forbearance Agreement, the Company executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants. As of the report date, no capital contribution was required. The funds contributed shall be considered equity investments in the Company. Additionally, the agreement requires the suspension of payments under subordination agreements, including payment of management fees, earn-out payments, and preference payments. The payments under the subordination agreements are to be deposited to an escrow account held at the bank throughout the forbearance period. The amount of escrowed payments held in escrow shall be included when calculating liquidity requirements.

Subsequent to year end, on January 25, 2021, the forbearance agreement was modified to add additional guarantors and waived restrictive covenants in place as of December 31, 2020 (See Note N). All other terms remain substantially the same.

NOTE E - LONG-TERM DEBT

Long-term debt consists of the following:

	January 24, 2021	December 31, 2020
As defined in the Agreement described in Note D, the term loan bears interest at the same rate of the revolving line of credit. Principal payments of $83,333 are required monthly for the first forty-eight months and $125,000 for the final twelve months, a balloon payment of all outstanding principal and accrued interest due on the maturity date in September 2024.	$9,466,667	$9,550,000
Less unamortized debt issuance costs	158,200	158,200

	9,308,467	9,391,800
Less current maturities	874,480	957,813

	$8,433,987	$8,433,987

The Company incurred debt issuance costs of $210,934, which were recorded as a reduction to the carrying value of the term loan described above. The reduction is recognized over the term of the respective loan.

The total future maturities of long-term debt consist of the following at January 24, 2021:

Year	Principal	Unamortized Debt Issuance Costs	Net Outstanding Long-term debt
Remaining 2021	$916,667	$42,187	$874,480
2022	1,000,000	42,187	957,813
2023	1,125,000	42,187	1,082,813
2024	6,425,000	31,639	6,393,361

Total	$9,466,667	$158,200	$9,308,467

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE F - PAYCHECK PROTECTION PROGRAM LOANS AND SUBSEQUENT EVENTS

On April 16, 2020, the Company entered into five Paycheck Protection Program (PPP) loan agreements that totaled $1,944,352, bore interest at 1.00%, were set to mature in April 2022, were not collateralized, and were eligible for forgiveness subject to provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company applied for forgiveness during 2020. During 2020, three of the loans, totaling $660,851, were forgiven in full by the SBA and the Company was legally released from repaying the loan. As of January 24, 2021, the Company has not received forgiveness on the remaining two loans, totaling $1,283,501. Subsequent to period end, on February 22, 2021 and March 25, 2021, the remaining two loans of $935,987 and $347,514, respectively, were forgiven by the SBA and the Company was legally released from repaying the loans. Prior to the notification of forgiveness, the Company has reported $850,135 as short term which was to be due in 2021 and $433,366 as long-term for the amount that would have been due in 2022.

As part of the PPP, the Company is required to retain all records relating to the loan for six years from the date the loan was forgiven and permit authorized representatives of the SBA to access such records upon request. Although forgiveness for three loans has been granted, the SBA may undertake a review at any time at the SBA’s discretion.

NOTE G - REDEEMABLE PREFERRED STOCK

The Company has previously issued 2,000,000 shares of redeemable preferred stock at $.0001 par value, with an original issue price of $1.00 per share. As of January 24, 2021, and December 31, 2020, 2,000,000 shares are issued and outstanding. The holder of redeemable preferred stock is entitled to preferences in certain cases with respect to dividends, dissolution, conversion and other matters. The holder of outstanding shares of redeemable preferred stock is not entitled to any voting rights on matters presented to, voted upon or consented to by the stockholders of the Company.

The redeemable preferred stock has put rights that may be exercised on the 5th day of the last month of each calendar quarter, beginning in December 2020. The Company may be required to purchase the outstanding shares in increments of $250,000 of the original issue price. The redemption is not mandatory and requires written request. Under the Forbearance Agreement, no redemptions are permitted, therefore, no redemptions were made in 2020. The Company also has a call option and may redeem the outstanding redeemable preferred shares at any time. The fair value is $1,800,000 with a discount of $200,000 that will be accreted to the redemption value. The $200,000, which represents the difference between the initial value of $2,000,000 and the fair value of $1,800,000, will be accreted over the period from the date of issuance of September 5, 2019 through September 2022, which is the final anticipated redemption date, assuming all redemptions are made.

Dividends on outstanding shares of redeemable preferred stock shall accrue at the rate per quarter of 1.75% of the original issue price of such shares. The dividend accrued on shares of redeemable preferred stock shall be prorated for fractional shares and to the extent that such shares were not outstanding every day of such quarter. The Company shall pay accrued but unpaid dividends on the last day of each quarter. If any amounts accrued are not paid on the dividend due date, the Company shall pay interest on such unpaid dividend amounts at an aggregate per annum rate equal to 10.0% until such unpaid dividend amounts are paid in full. Interest shall accrue daily in arrears and be compounded annually.

Each outstanding share of preferred stock shall be redeemed by the Company at a price equal to the original issue price per share, plus all declared but unpaid dividends thereon. The carrying value of the redeemable preferred

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE G - REDEEMABLE PREFERRED STOCK (continued)

stock was $1,920,403 at January 24, 2021 and December 31, 2020. Due to the redeemable nature of the preferred stock by the shareholder, the carrying value is not presented as a component of stockholders’ equity.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or deemed liquidation event, as defined in the Certificate, the holder of preferred stock outstanding was entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the original issue price, plus any dividends declared but unpaid thereon. As part of the business combination (Note A-1) the preferred stock was fully redeemed for the full redemption value of $2,000,000 in exchange for a portion of the seller note.

NOTE H - STOCKHOLDER’S EQUITY AND RIGHTS

The Company’s authorized to issue 10,000,000 shares of common stock at $.0001 par value. As of January 24, 2021, and December 31, 2020, 8,000,000 shares are issued and outstanding. All common stock shall comprise a single class. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes. The holders of common stock are entitled to one vote for each share of common stock. The Company may pay dividends and other distributions on the common stock from time to time as declared by the Board of Directors. The Company shall not pay or set aside any dividends on common stock unless the holders of the preferred stock then outstanding shall have first received, or simultaneously received, all amounts then accrued or due under any provisions of the certificate of incorporation (“Certificate”).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or deemed liquidation event, as defined in the Certificate, after the payment of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

NOTE I - OPERATING LEASES

The Company leases various facilities in accordance with the terms of operating lease agreements requiring monthly payments ranging from $1,568 to $67,954. The leases expire at various dates through November 2026. For financial reporting purposes, lease expense is recognized on a straight-line basis over the term of the lease. The excess straight-line expense over cash paid aggregated approximately $66,300 and $40,500 and is included in accrued payroll and other in the accompanying balance sheet as of January 24, 2021 and December 31, 2020, respectively.

In accordance with the lease terms, the Company may be required to deposit funds to the lessor in the form of a security deposit. The Company may receive the deposits back if certain conditions are met, as stated in the lease agreements. Security deposits totaled approximately $281,000 and $271,000 as of January 24, 2021 and December 31, 2020, respectively.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE I - OPERATING LEASES (continued)

The Company leases three of the facilities described above from related parties (preferred stockholder). Rent expense incurred on these related-party leases totaled approximately $76,000 and $230,000 for the period from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020, respectively.

Rent expense totaled approximately $151,000 and $441,500, including related party leases, for the periods from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020, respectively.

As of January 24, 2021, future minimum lease payments under non-cancelable operating leases are as follows:

	Related Party	Non-Related Party	Total
Remaining 2021	$813,689	$789,007	$1,602,696
2022	900,757	953,424	1,854,181
2023	914,175	934,270	1,848,445
2024	927,592	815,002	1,742,594
2025	686,716	427,028	1,113,744
Thereafter	—	383,415	383,415

	$4,242,929	$4,302,146	$8,545,075

NOTE J - INCOME TAXES

Deferred income taxes consist of the following at January 24, 2021 and December 31, 2020:

	January 24, 2021	December 31, 2020
Deferred tax assets before valuation allowance	$243,200	$192,590
Valuation allowance	—	—

Deferred tax assets after valuation allowance	243,200	192,590

Deferred tax liabilities	441,001	612,646

Net deferred tax assets and liabilities	$197,801	$420,056

Deferred income taxes result primarily from significant temporary differences between income for financial reporting purposes and taxable income. These differences arose principally from the use of accelerated tax depreciation, timing on the recognition of revenues and expenses, and net operating losses.

The income tax (benefit) expense for the periods from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020 consist of the following:

	January 1, 2021 through January 24, 2021	January 1, 2020 through March 31, 2020
Current expense	$—	$201,190
Deferred benefit	(222,255)	(164,810)

Total income tax (benefit) expense	$(222,255)	$36,380

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE J - INCOME TAXES (continued)

The Company’s effective tax rate on continuing operations differs from the statuary rate due to the following:

	January 1, 2021 through January 24, 2021	January 1, 2020 through March 31, 2020
Income tax (benefit) expense at federal statutory rate	$(189,176)	$24,784
State and local income taxes net of federal tax (benefit) expense	(31,920)	3,262
Nondeductible contingent consideration	—	(7,350)
Other permanent (benefit) expense	(1,159)	15,684

Total income tax (benefit) expense	$(222,255)	$36,380

At January 24, 2021 the Company had Federal and state net operating loss carryforwards approximating $450,000 and interest expense deduction limitation carryforwards approximating $475,000, both of which do not expire.

The Company has recorded $89,058 of income taxes payable for deducting transaction related expenses on the tax returns that should not have been deducted. The amount is recorded as an uncertain tax position net of refundable tax payments made and is reflected as income taxes payable on the consolidated balance sheets at January 24, 2021 and December 31, 2020.

NOTE K - RELATED-PARTY TRANSACTIONS

1.	Management Fees

The Company has a management agreement with a related party (member of the Company’s parent company). Management fee expenses incurred were approximately $17,000 and $50,000 for the period from January 1, 2021 through January 24, 2021 and January 1, 2020 through March 31, 2020, respectively. Unpaid management fees were $204,999 and $188,333 at January 24, 2021 and December 31, 2020, respectively.

2.	Due to Related Parties

Amounts due to related parties consists of a $25,000 advance received in 2019 from a member of the Predecessor’s parent company, which is non-interest bearing. In addition, due to related parties also consists of amounts due to the preferred stockholder (Note G) representing contingent consideration, accrued interest, and accrued preferred dividends, aggregating $1,373,802, which have each been earned in 2020 and 2021, but are unpaid due to the terms of the Forbearance Agreement (see Note D). At January 24, 2021 and December 31, 2020, the aggregate amount due to related parties was $1,393,258.

NOTE L - EMPLOYEE BENEFIT PLAN

Effective April 1, 2020, the Company adopted a 401(k) plan that covers substantially all employees who meet certain eligibility requirements. Participants may contribute amounts in accordance with the limits established by

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE L - EMPLOYEE BENEFIT PLAN (continued)

the Internal Revenue Code. The Plan allows for discretionary matching contributions and profit sharing contributions. No discretionary contributions were made for the period from January 1, 2021 through January 24, 2021.

NOTE M - RISKS AND UNCERTAINTIES

1.	Uninsured Cash

The Company maintains its cash balances at two financial institutions in Florida. These cash balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company may, from time to time, have balances in excess of FDIC insured deposit limits.

2.	Significant Third-Party Payors

Certain payors may account for a significant portion of the Company’s revenue on an annual basis. These more significant payors can also change from year to year. If any of these or other third-party payors reduce their reimbursement rates for the services the Company provides or otherwise implement measures, such as specialized networks, it is likely that the payments received, revenue, profitability and cash flows could be materially adversely affected. For the period ended January 24, 2021, the Company had one significant third- party payor who accounted for approximately 13% of total net revenues for the period ended January 24, 2021. Accounts receivable associated with the third-party payor was approximately $366,000 and $285,000 as of January 24, 2021 and December 31, 2020, respectively.

One of the payors uses a third-party administrator (“TPA”) to process and pay its claims. In 2020, the payor changed their TPA in certain regions of the country, which will require the Company to be credentialed in- network with the new TPA. If the Company is unable to be credentialed, the Company will not be able to accept Patients from this payor, which could have a material adverse effect on the Company’s revenue. At this time, the Company is not able to determine the ultimate outcome of the credentialing process on the Company’s financial position, results of operations, and cash flows.

3.	Contingencies

From time to time, the Company may also be subjected to claims or lawsuits which arise in the ordinary course of business. Management believes that the disposition of these matters will not have a material effect on the Company’s financial position or results of operations. No liability related to these matters has been recorded at January 24, 2021 or December 31, 2020.

On December 17, 2020, a former employee filed an Equal Employment Opportunity Commission (EEOC) claim against the Company alleging discrimination based on disability. The former employee cannot file a suit under the federal law until the EEOC issues a notice of right to sue but can file suit under Florida law if the investigating agency has not rendered a decision within 180 days of the date the charge was filed. As of the report date, no lawsuit has been filed. The Company plans to vigorously defend the case and does not believe that there is any reasonably estimable loss. However, the Company does have insurance coverage, which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, the Company would be required

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE M - RISKS AND UNCERTAINTIES (continued)

3.	Contingencies (continued)

to fund the difference. No provision has been made in the accompanying consolidated financial statements for any potential settlement or judgment costs at January 24, 2021 or December 31, 2020. The maximum exposure as it relates to claims made is approximately $363,000.

4.	COVID-19

The direct and indirect impacts of the current COVID-19 outbreak on the Company’s customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts that the Company may experience. The Company has experienced a reduction in census partially due to certain states imposing travel bans and quarantines. Management is currently unable to quantify the effects that this situation will have on its operations and financial position; however, they may be significant.

NOTE N - MANAGEMENT’S PLANS AND SUBSEQUENT EVENT

The Company has experienced losses and did not meet certain restrictive covenants related to the bank debt at December 31, 2020. As a result, the Company has entered in a forbearance agreement with the bank (See Note D). Management has developed a business and financial plan for 2021 and beyond to mitigate these adverse conditions mentioned.

Management’s plan includes several ongoing initiatives aimed at increasing revenues for both existing and new Patients, including a new entity, Transformations Mending Fences, LLC (see Note A-2), and starting a PHP-In Network offering, reducing and monitoring discretionary expenses, and improving operations. The Company also executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants set forth in the Forbearance agreement (See Note E). Finally, as noted in Note A-1, the Company entered into an Agreement and Plan of Merger, which was consummated on January 25, 2021, and will result in sufficient funding becoming available to alleviate and repay in full all outstanding debt obligation. Based on the results in 2021, the cash on hand, Paycheck Protection Program loan, Capital Call Agreement, and the Merger, management believes their efforts will be sufficient to meet the Company’s operational needs.

Based on the above plan, management believes that they have alleviated substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date that the financial statements are available to be issued. While the Company believes in the viability of management’s plans, there can be no assurance to that effect, and actual results may differ from management’s plan.

NOTE O - SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 19, 2021, the date that these consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than the PPP merger noted in Note A-1 and N, the PPP loan forgiveness noted in Note F, and below, have occurred subsequent to the consolidated balance sheet date that require disclosure in the consolidated financial statements.

TTC Healthcare, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period January 1, 2021 through January 24, 2021

and for the period from January 1, 2020 through March 31, 2020

NOTE O - SUBSEQUENT EVENTS (continued)

Provider Relief Funds

On January 29, 2021, the Company received proceeds aggregating $505,810 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (PFR). The payments will not require repayment as long as the Company complies with certain terms and conditions outlined by HHS. The terms and conditions first require the Company to identify health care-related expenses attributed to coronavirus that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, the Company then applies the funds to patient care lost revenue. The HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue that the Company will follow.

Innovations Group, Inc.

Consolidated Financial Statements

December 31, 2020 and 2019

Innovations Group, Inc.,

Independent Auditor’s Report

To the Board of Directors

    and Shareholders

Innovations Group, Inc.

We have audited the accompanying consolidated financial statements of Innovations Group, Inc. and its subsidiaries (the “Partnership”), which comprise the consolidated balance sheet as of December 31, 2020 and 2019 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovations Group, Inc. and its subsidiaries as of December 31, 2020 and 2019 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 2 to the consolidated financial statements, the Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2020. Our opinion is not modified with respect to this matter.

March 12, 2021

Innovations Group, Inc.

Consolidated Balance Sheets

Years Ended December 31, 2020 and 2019

	December 31
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,319,074	$2,199,018
Accounts receivable, net	36,024	11,710
Other receivables	30,613	93,162
Inventory	2,467,216	1,990,744
Prepaid expenses and other current assets	587,647	419,761

Total current assets	6,440,574	4,714,395
Property and Equipment, net of accumulated depreciation	8,068,620	8,193,587
Other assets	22,805	15,063

Total Assets	$14,531,999	$12,923,045

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$408,738	$739,929
Accrued expenses	541,098	315,709
Accrued compensation and related taxes	611,068	612,620
Unearned revenue	86,224	189,847
Notes payable, current portion	540,327	212,761

Total current liabilities	2,187,455	2,070,866
Long-term liabilities:
Notes payable, net of current portion	5,384,819	4,473,679

Total liabilities	7,572,274	6,544,545
Shareholders’ equity:
Common stock, no par value, 1,000,000 shares authorized 475,000 shares issued and outstanding as of December 31, 2020 and 2019	5,080	5,080
Retained earnings	6,250,843	5,747,432
Non-controlling interest	703,802	625,988

	6,959,725	6,378,500

Total Liabilities and Shareholders’ Equity	$14,531,999	$12,923,045

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Operations

Years Ending December 31, 2020 and 2019

	2020	2019
Revenue, net of returns and allowances	$28,335,405	$28,829,841
Cost of sales	13,226,492	14,297,936

Gross profit	15,108,913	14,531,905
Operating expenses	12,484,392	11,192,295
Operating income	2,624,521	3,339,610
Nonoperating income and (expense):
Interest expense	(269,382)	(183,269)
Other expense	(38,914)	(103,578)

Total nonoperating other income and (expense)	(308,296)	(286,847)

Net income	$2,316,225	$3,052,763
Less: Income attributable to non-controlling interest	77,814	48,430

Net income attributable to Innovations Group, Inc.	2,238,411	3,004,333
Net income per share	$4.71	$6.33

Weighted average number of shares outstanding	475,000	475,000

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2020 and 2019

	Common Stock		Retained Earnings	Total Shareholders’ Equity	Non-controlling Interest	Total
	Shares	Amount
Balance at December 31, 2018	475,000	$5,080	$4,222,099	$4,227,179	$791,927	$5,019,106
Distributions	—	—	(1,479,000)	(1,479,000)	(214,369)	(1,693,369)
Net income	—	—	3,004,333	3,004,333	48,430	3,052,763

Balance at December 31, 2019	475,000	5,080	5,747,432	5,752,512	625,988	6,378,500

Distributions	—	—	(1,735,000)	(1,735,000)	—	(1,735,000)
Net income	—	—	2,238,411	2,238,411	77,814	2,316,225

Balance at December 31, 2020	475,000	$5,080	$6,250,843	$6,255,923	$703,802	$6,959,725

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Cash Flows

Years Ending December 31, 2020 and 2019

	December 31
	2020	2019
Cash flows from operating activities:
Net income	$2,316,225	$3,052,763
Adjustments to reconcile net income to net cash provided by operating activities;
Depreciation and Amortization	522,075	318,629
Loss (gain) on disposal of assets	4,676	62,513
Changes in operating assets and liabilities:
Accounts receivable	(24,314)	10,308
Other receivables	62,549	48,841
Inventory	(476,472)	221,117
Prepaid expenses and other current assets	(167,886)	48,028
Accounts payable	(331,191)	239,365
Accrued Expenses	225,389	(26,819)
Accrued compensation and related taxes	(1,552)	(10,803)
Unearned revenue	(103,623)	(81,917)

Net cash provided by operating activities	2,025,876	3,882,025
Cash flows from investing activities
Proceeds from sale of fixed assets	2,870	—
Purchases of property and equipment	(412,396)	(3,809,455)

Net cash used in investing activities	(409,526)	(3,809,455)
Cash flows from financing activities
Distributions	(1,735,000)	(1,693,369)
Repayment of debt	(835,294)	(72,293)
Proceeds from borrowing from bank	2,074,000	1,379,418

Net cash used in financing activities	(496,294)	(386,244)
Net increase decrease in cash	1,120,056	(313,674)
Cash and cash equivalents — beginning	2,199,018	2,512,692

Cash and cash equivalents — ending	$3,319,074	$2,199,018

Supplemental disclosures:
Interest paid	$269,382	$183,269

See Notes to Consolidated Financial Statements

Innovations Group, Inc

Notes to Consolidated Financial Statements

Note 1 - Business Organization and Nature of Operations

Innovations Group, Inc. (“IGI” or “Company”) was organized in 1997 under the laws of the State of Utah and is the parent company to the following wholly owned operating subsidiaries: MedQuest Pharmacy, Inc. (“MedQuest”), Medical Horizons, Inc. (“Medical Horizons”), Pinnacle Labs, Inc. (doing business as MedQuest Testing Services or “MTS”), and WorldLink Medical, Inc (“WorldLink”).

IGI is the parent company and provides management oversight and services to the subsidiaries.

MedQuest prepares custom compounded medications for the unique needs of every patient and prescriber. While specializing in bioidentical hormones and hormone optimization, MedQuest is a full-service pharmacy filling prescription from its inventory of compounded medications as well as drugs purchased from manufacturers. MedQuest also provides additional services such as electronic prescribing, fulfillment of prescription and non-prescription products, and other tools to fully integrate the patient, provider, and pharmacy triad relationship. MedQuest is one of a select group of United States compounding pharmacies providing state of the art customized pharmaceutical preparations. MedQuest is licensed in all 50 states and adheres to the highest standards and quality control guidelines that enable the entity to service patients throughout United States. Medquest blends time-honored, individual formulation techniques with modern medical knowledge to produce a preparation developed especially for patients. MedQuest also offers a variety of services to enhance an age-management practice.

Medical Horizons is a direct seller or distributor of its branded products NUTRAscriptives. In addition, Medical Horizons will private-label supplements with a physician’s brand that are then sold in the physician’s office.

MTS brokers lab testing and facilitates scheduling between outside lab companies and physicians in providing testing for their patients.

WorldLink provides educational seminars and monthly training webinars and materials to providers and other trained medical personnel.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the results of Innovations Group, Inc., its four wholly owned subsidiaries as mentioned above, and a variable interest real estate entity, B-17 Partners, LLC (“B-17”) in which the Company has a controlling financial interest. The Company’s major shareholder owns B-17 , which owns the building leased by the Company for its corporate headquarters. In accordance with Accounting Standard Update 2015-02, Consolidation (Topic 810) Amendments to the Consolidation Analysis, B-17 is considered a variable interest entity. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The Company prepares the financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. The Company’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits and short-term investments with original maturities of three months or less when purchased. From time-to-time, balances in demand deposit accounts or short-term money market accounts with banks or investment institutions exceed the federally insured limits. Management regularly reviews the banks and investment institution’s performance and evaluates the investment risk.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at net invoice amounts. Substantially all accounts receivable are paid by credit card at the time of shipment. As a result, the Company did not experience any accounts receivable write offs during 2020 or 2019 and management believed an allowance for doubtful accounts is not needed as of December 31, 2020 and 2019.

Inventory

Inventory is measured at the lower of cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and shipping. For inventory, cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors (such as expiration dates) in evaluating net realizable value.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the asset’s estimated useful life using the straight-line method. Ordinary repair and maintenance costs are charged to operations as incurred. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in income.

The Company periodically evaluates the appropriateness of remaining depreciable lives assigned to property and equipment. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Furniture and Fixtures	5 – 10 years
Office Equipment and Software	3 – 7 years
Compounding and Lab Equipment	5 – 10 years
Building and building improvements	5 – 39 years

Property and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount might not be fully recoverable. The factors considered by management in performing this assessment include current operating results, trends and prospects, the way the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company did not record any impairment losses related to property and equipment during 2020 and 2019.

Revenue

The Company adopted the provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective on January 1, 2020. This new accounting standard outlines a single comprehensive model used in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements and eliminates most industry-specific guidance from GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. In addition, the adoption of this new accounting standard resulted in increased disclosure relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company used the modified retrospective approach in adopting this new guidance. Results for the reporting period beginning on January 1, 2020 are presented under the new guidance, while prior period amounts are not adjusted. The new guidance did not materially change the Company’s revenue recognition patterns.

All the Company’s recorded revenue is recognized from contracts with customers. The Company did not recognize any impairment losses on trade receivables or contract assets as of December 31, 2020.

The Company is in the business of providing prescribed medications and supplements. The Company also provides educational services and trainings to individual customers located throughout the United States. Prescription medications account for the majority of revenue and are generally transferred at a point in time. These contracts generally consist of a single order from the prescriber on behalf of the customer/patient, in the case of medications, or directly from the customer/patient, in the case of supplements. Services, which are generally provided and completed on the same day, are based on specific contract terms based on events and are also transferred to customers at a point in time.

For the year ended 2020, the beginning balances of the Company’s receivables, contract assets, and contract liabilities from contracts with customers were approximately $11,710, $0, and $189,800 respectively. The closing balances were approximately $36,020, $0, and $86,200 respectively.

The Company typically satisfies its performance obligations as products are shipped and as services are rendered. Products that are shipped to customers are typically shipped “FOB Shipping Point.” As such, ownership of products passes to the customer upon shipment. Payment for products and services sold by the Company is typically due prior to delivery. Substantially all payments from customers are from credit cards and all funds are approved and secured from the customer prior to shipment of the order. Products that the Company contracts to transfer to customers are either compounded from raw materials or purchased by the Company for resale. Also, in most cases, educational services that the Company contracts to transfer to customers are performed by the Company. Generally, the Company does not act as an agent.

Only certain products that customers purchase from the Company may be returned within 30 days of delivery. Any consideration paid for those products, whether before or after delivery, is refundable in full to customers until the return period expires. At the time revenue is recognized, the Company estimates expected returns and excludes those amounts from revenue. The Company also maintains appropriate accounts to reflect the effects of expected returns on the Company’s financial position and periodically adjusts those accounts to reflect its actual return experience. In most cases, consideration paid for educational services that customers purchase from the Company is refundable up to the point prior to when the service is provided. The revenue for these services is recognized once the services are performed. The Company records all receipts for services as deferred income until the service is performed and therefore does not estimate expected refunds for services, nor does the Company exclude any such amounts from revenue since the revenue is recorded after the service is performed.

The Company’s warranties provide customers with assurance that purchased products comply with published specifications. At the time revenue is recognized, the Company estimates the cost of expected future warranty claims but does not exclude any amounts from revenue. The Company maintains appropriate accounts to reflect the effects of expected future warranty claims on the Company’s financial position and periodically adjusts those accounts to reflect its actual warranty claim experience.

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised products or services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes). To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the products or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. Most of the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

The Company charges and collects sales tax, when applicable, and records the sales tax as an accrued liability due to the taxing authority.

Shipping and Handling

In addition to our principal business activities, we provide shipping of final product to our customers. Shipping and handling costs are recorded in cost of sales as they are incurred. Total shipping and handling costs were approximately $2,015,000 and $1,962,000, for the years ended December 31, 2020 and 2019, respectively.

Advertising costs

The Company expenses advertising costs when incurred. Advertising expense included in operating expenses were $7,700 and $25,000, for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state income taxes as the income tax liability is passed directly to the Company’s shareholders.

Upcoming Accounting Pronouncements

Leases

In the normal course of operations, the Company leases equipment under long-term, non- cancelable operating lease agreements. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”) (“ASU 2016-02”). The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet, except for leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities.

At inception, lessees must classify leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the classification of cash flows within the statement of cash flows, differs depending on the lease classification. Also, certain qualitative and quantitative disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Topic 842 is effective for annual reporting periods beginning after December 15, 2021.

Originally, Topic 842 required all entities to use a modified retrospective transition approach that is intended to maximize comparability and be less complex than a full retrospective approach. Under the modified retrospective approach, Topic 842 is effectively implemented as of the beginning of the earliest comparative period presented in an entity’s financial statements. ASU 2018-11 amended Topic 842 so that entities may elect not to recast their comparative periods in transition and allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, the entity would (1) apply Topic 840 in the comparative periods; (2) provide the disclosures required by Topic 840 for all periods that continue to be presented in accordance with Topic 840;

and (3) recognize the effects of applying Topic 842 as a cumulative-effect adjustment to retained earnings as of January 1, 2022. Subsequent ASU’s were issued that provided additional clarification and guidance on the application of Topic 842.

We expect to use the package of practical expedients that will allow us to not reassess: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We also will use the practical expedient as described above to reflect the adoption of Topic 842 as of January 1, 2022, without recasting prior periods. We do not expect to recognize a material adjustment to retained earnings upon adoption. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 6, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 2 - Inventory

As of December 31, 2020, and 2019, inventory consisted of the following:

	2020	2019
Raw materials	$1,300,615	$1,136,848
Work in process	11,723	30,319
Finished goods	1,172,561	886,258

	2,484,899	2,053,425
Inventory allowance	(17,683)	(62,681)

Total net inventory	$2,467,216	$1,990,744

Note 3 - Property and Equipment

As of December 31, 2020 and 2019, property and equipment consisted of the following:

	2020	2019
Furniture and fixtures	$366,397	$316,384
Office equipment and software	866,428	837,537
Compounding and lab equipment	746,437	653,355
Building and building improvements	7,289,708	7,079,748
Land	811,103	811,103

	10,083,073	9,698,127
Accumulated Depreciation	(2,014,453)	(1,504,540)

Total net fixed assets	$8,068,620	$8,193,587

Depreciation expense for the years ended December 31, 2020 and 2019, was approximately $522,000 and $319,000, respectively. As of December 31, 2019, there were capitalized building improvements with a costs of approximately $2,243,000 and equipment with a cost of approximately $328,000 that were completed but had not been placed in service as of December 31, 2019 and were therefore not being depreciated. These assets were place into service during 2020.

Note 4 - Notes Payable

In March 2019, the Company entered into a $1,500,000 equipment line of credit with a financial institution. As of December 31, 2019, the total outstanding balance on the line of credit was $1,379,418. Interest was payable monthly at a fixed rate of 5.00 percent. In March 2020, the entire balance outstanding on the line of credit converted to a seven-year fixed rate note. The note is payable in monthly principal installments of $19,478 plus interest at 4.09 percent through maturity in February 2027. The outstanding balance as of December 31, 2020 was $644,376. The note is secured by specific equipment. The balance sheet classification of this obligation includes the March 2020 conversion.

In March 2019, the Company also entered a $500,000 operating line of credit with a financial institution. The line of credit requires interest payments monthly at a rate of 5.00 percent and is secured by substantially all assets of the Company. There was no outstanding balance on this obligation as of December 31, 2020 or 2019. The line expired in March 2020 and was renewed with substantially the same terms through March 2021.

In March 2018, B-17 entered into a fifteen-year, 5.12 percent real estate loan. The loan proceeds of $3,432,000 were used to purchase the building used for the Company’s headquarters. Monthly principal and interest payments are $20,344 plus an estimated lump sum payment of approximately $1,926,000 due at maturity on March 23, 2033. The balance due as of December 31, 2020 and 2019 was $3,231,409 and $3,307,200, respectively.

In March 2020, B-17 entered into a ten year, 3.091% real estate loan secured by a second trust deed on the real estate. The loan proceeds of $900,000 were used for the purpose of financing the additions to the building during 2019. Monthly payments of principal and interest are $5,053 plus an estimated lump sum payment of approximately $525,000 at maturity on March 11, 2030. The balance due as of December 31, 2020 was $875,360.

On May 9, 2020 the Company received a Paycheck Protection Program (PPP) term note through a bank totaling $1,174,000. The note was pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act’s Paycheck Protection Program. The note structure required company officials to certify certain statements that permitted the Company to qualify for the loan and provides loan forgiveness for a portion up to all of the borrowed amount if the Company uses the loan proceeds for the permitted loan purposes described in the note agreement. On November 30, 2020 the bank processed and approved the forgiveness application. On March 11, 2021 the SBA approved the loan for forgiveness in full, including all accrued interest. The forgiveness will result in cancellation of debt income in 2021.

Maturities of the Company’s notes payable, which include the PPP loan and original terms, are due as follows for the years ending December 31:

2021	$540,327
2022	612,851
2023	619,909
2024	418,742
2025	255,559
Thereafter	3,477,758

Total future payments	$5,925,146

The Company’s borrowings are subject to a credit agreement that, among other things, contains certain restrictive covenants and requires the Company to maintain certain financial ratios relating to cash flows and debt to equity.

During 2020 and 2019, the Company recorded approximately $269,000 and $183,000, respectively, in interest expense.

Note 5 - Benefit Plan

The Company sponsors a Basic Savings 401(k) plan (“Plan”) that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code (“IRS”). In order to participate, employees must meet certain age and service requirements. Participating employees may defer a percentage of pre-tax earnings or after-tax earnings, subject to the IRS elective deferral limits. The Company may, at its discretion, match a portion of the employees’ contributions. In addition to the employer match, the Company may make additional discretionary and qualified nonelective contributions.

While employees are 100 percent vested in the elective, qualified nonelective and rollover contributions, the vesting rules for all other contributions are as follows: (1) On or after the date an employee reaches normal retirement age (age 65), (2) On or after the date an employee reaches early retirement age (age 55), (3) On the date an employee becomes totally disabled, or (4) On the date an employee dies. Before that date, the following schedule determines an employee’s vesting schedule:

Years of Vesting Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3 or more	100%

During 2020 and 2019, the Company matched contributions equal to 100% of the employee’s deferral contribution, not to exceed 3% of the employee’s total compensation. The Company contributed approximately $157,000 and $126,000 to the Plan for the years ended December 31, 2020 and 2019, respectively. The Company also made additional discretionary contributions of approximately $139,000 and $126,000, for the years ended December 31, 2020 and 2019, respectively.

Note 6 - Lease Commitments

In the normal course of business, the Company leases equipment under long-term, non-cancelable operating lease agreements As of December 31, 2020, the future minimum lease payment under non-cancelable operating leases are as follows:

2021	60,480
2022	60,480
2023	60,480
2024	60,480

Total minimum lease payments	$241,920

Lease expense for each of the years ending December 31, 2020, and 2019, was approximately $60,500 and $43,000, respectively.

Note 7 - Accrued Expenses

As of December 31, 2020 and 2019, accrued expenses consisted of the following:

	2020	2019
Operating expenses	$260,381	$116,058
Profit sharing contributions	138,845	125,995
Credit cards	80,675	20,573
Sale tax	61,197	53,083

Total	$541,098	$315,709

Note 8 - Variable Interest Entity

The Company is the primary beneficiary of B-17, which qualifies as a variable interest entity (VIE). This determination was based on the fact that the Company absorbs a majority of the VIE’s expected losses and receives a majority of its expected residual returns. The VIE was formed for the purpose of acquiring and holding real estate. The VIE’s sole activity is to lease the real estate to the Company.

The assets, liabilities, and expenses of B-17 have been included in the accompanying consolidated financial statements. As of December 31, 2020 and 2019, respectively, approximate amounts included in consolidated assets were cash ($453,000 and $88,000), property and equipment ($4,341,000 and $4,484,000) and other assets ($23,000 and $15,000). Consolidated liabilities included notes payable (approximately $4,113,000 and $3,307,000). Consolidated expenses included primarily interest and depreciation (approximately $316,000 and $236,000). Revenues of approximately $419,000 in 2020 and $364,000 in 2019 were eliminated in consolidation. The Company guarantees the notes payable of B-17. Apart from that amount, creditors and beneficial holders of B-17 have no recourse to the assets or general credit of the Company.

Note 9 - Impact of World Events

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID- 19, the outbreak has impacted hundreds of thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the consolidated balance sheet date; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Note 10 - Subsequent Events

The Company has entered into a preliminary agreement to merge with UpHealth Holdings, Inc. , one of the largest national and international digital healthcare providers. The merger is expected to close in 2021 and will include five other healthcare companies as well as with GigCapital2, a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE) corporation. Upon closing of the transaction, the combined company will be named UpHealth, Inc. and will continue to be listed on the NYSE under the new ticker symbol “UPH.”

Following the combination, UpHealth will be a leading global digital healthcare company serving an entire spectrum of healthcare needs and will be established in fast growing sectors of the digital health industry. With these combinations, UpHealth is positioned to reshape healthcare across the continuum of care by providing a single, integrated platform of best-in-class technologies and tech-enabled services essential to personalized, affordable, and effective care. UpHealth’s multifaceted and integrated platform provides health systems, payors, and patients with a frictionless digital front door that connects evidence-based care, workflows, and services. Upon closing the pending mergers and the combinations, UpHealth will be organized across four capabilities at the intersection of population health management and telehealth: Integrated Care Management, Global Telehealth, Digital Pharmacy, and Tech-enabled Behavioral Health.

Innovations Group, Inc.

Consolidated Financial Statements

March 31, 2021 and December 31, 2020

Innovations Group, Inc.

Consolidated Balance Sheets

As of March 31, 2021 (unaudited) and December 31, 2020

	As of
	3/31/21	12/31/20
Assets
Current assets
Cash and cash equivalents	$2,687,369	$3,319,074
Accounts receivable, net	46,655	36,024
Other receivables	31,347	30,613
Inventory	2,569,687	2,467,216
Prepaid expenses and other current assets	668,635	587,647

Total current assets	6,003,693	6,440,574
Property and equipment, net of accumulated depreciation	7,938,674	8,068,620
Other assets	22,277	22,805

Total Assets	$13,964,644	$14,531,999

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$666,753	$408,738
Accrued expenses	365,759	541,098
Accrued compensation and related taxes	457,387	611,068
Unearned revenue	153,005	86,224
Notes payable, current portion	115,613	540,327

Total current liabilities	1,758,517	2,187,455
Long-term liabilities
Notes payable, net of current portion	3,962,547	5,384,819

Total liabilities	5,721,064	7,572,274
Shareholders’ equity:
Common stock, no par value, 1,000,000 shares authorized 475,000 shares issued and outstanding as of December 31, 2021 and 2020	5,080	5,080
Retained earnings	7,711,692	6,250,843
Non-controlling interest	526,808	703,802

	8,243,580	6,959,725

Total Liabilities and Shareholders’ Equity	$13,964,644	14,531,999

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Operations

Three Months Ending March 31, 2021 (unaudited) and 2020 (unaudited)

	For the Three months Ended March 31
	2021	2020
Revenue, net of returns and allowances	$7,024,197	$7,564,589
Cost of sales (excluding depreciation and amortization)	3,334,089	3,648,756

Gross profit (excluding depreciation and amortization)	3,690,108	3,915,833
Operating expenses	3,209,630	2,932,677

Operating income	480,478	983,156
Nonoperating income (expense):
Interest expense	(54,430)	(60,982)
Forgiveness of debt income	1,174,000	—
Other expense	(5,193)	(18,674)

Total nonoperating other income (expense)	1,114,377	(79,656)

Net income	1,594,855	903,500
Less: Income attributable to non-controlling interest	23,005	19,080

Net income attributable to Innovations Group, Inc.	$1,571,850	$884,420

Net income per share	$3.31	$1.86

Weighted average number of shares outstanding	475,000	475,000

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Shareholders’ Equity

Three Months Ended March 31, 2021 (unaudited) and 2020 (unaudited)

	Common Stock		Retained Earnings	Total Shareholders’ Equity	Non-controlling Interest	Total
	Shares	Amount
Balance at December 31, 2019	475,000	$5,080	$5,747,432	$5,752,512	$625,988	$6,378,500
Distributions	—	—	(267,000)	(267,000)	—	(267,000)
Net income	—	—	884,420	884,420	19,080	903,500

Balance at March 31, 2020	475,000	5,080	6,364,852	6,369,932	645,068	7,015,000

(unaudited)
Balance at December 31, 2020	475,000	$5,080	$6,250,843	$6,255,923	$703,802	$6,959,725
Distributions	—	—	(111,000)	(111,000)	(200,000)	(311,000)
Net income	—	—	1,571,850	1,571,850	23,005	1,594,855

Balance at March 31, 2021	475,000	$5,080	$7,711,693	$7,716,773	$526,807	$8,243,580

(unaudited)

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Cash Flows

Three Months Ending March 31, 2021 (unaudited) and 2020 (unaudited)

	For the Three months Ended March 31
	2021	2020
Cash flows from operating activities
Net income	$1,594,855	$903,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,488	126,203
Forgiveness of debt income	(1,174,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(10,631)	(54,053)
Other receivables	(734)	83,982
Inventory	(102,471)	39,076
Prepaid expenses and other current assets	(80,988)	(202,283)
Accounts payable	258,015	106,982
Accrued expenses	(175,339)	(1,743)
Accrued compensation and relates taxes	(153,681)	(13,736)
Unearned revenue	66,781	107,703

Net cash provided by operating activities	355,295	1,095,631

Cash flows from investing activities
Purchases of property and equipment	(3,014)	(198,364)

Net cash (used in) investing activities	(3,014)	(198,364)

Cash flows from financing activities
Distributions	(311,000)	(267,000)
Repayment of debt	(672,986)	(32,801)
Proceeds from borrowing from bank	—	900,000

Net cash (used in) provided by financing activities	(983,986)	600,199

Net (decrease) increase in cash	(631,705)	1,497,466
Cash and cash equivalents — beginning	3,319,074	2,199,018

Cash and cash equivalents — ending	$2,687,369	$3,696,484

Supplemental disclosures:
Interest paid	$50,818	$19,476

See Notes to Consolidated Financial Statements

Innovations Group, Inc

Notes to Consolidated Financial Statements

Note 1 - Business Organization and Nature of Operations

Innovations Group, Inc. (“IGI” or “Company”) was organized in 1997 under the laws of the State of Utah and is the parent company to the following wholly owned operating subsidiaries: MedQuest Pharmacy, Inc. (“MedQuest”), Medical Horizons, Inc. (“Medical Horizons”), Pinnacle Labs, Inc. (doing business as MedQuest Testing Services or “MTS”), and WorldLink Medical, Inc (“WorldLink”).

IGI is the parent company and provides management oversight and services to the subsidiaries.

MedQuest prepares custom compounded medications for the unique needs of every patient and prescriber. While specializing in bioidentical hormones and hormone optimization, MedQuest is a full-service pharmacy filling prescription from its inventory of compounded medications as well as drugs purchased from manufacturers. MedQuest also provides additional services such as electronic prescribing, fulfillment of prescription and non-prescription products, and other tools to fully integrate the patient, provider, and pharmacy triad relationship. MedQuest is one of a select group of United States compounding pharmacies providing state of the art customized pharmaceutical preparations. MedQuest is licensed in all 50 states and adheres to the highest standards and quality control guidelines that enable the entity to service patients throughout United States. Medquest blends time-honored, individual formulation techniques with modern medical knowledge to produce a preparation developed especially for patients. MedQuest also offers a variety of services to enhance an age-management practice.

Medical Horizons is a direct seller or distributor of its branded products NUTRAscriptives. In addition, Medical Horizons will private-label supplements with a physician’s brand that are then sold in the physician’s office.

MTS brokers lab testing and facilitates scheduling between outside lab companies and physicians in providing testing for their patients.

WorldLink provides educational seminars and monthly training webinars and materials to providers and other trained medical personnel.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the results of Innovations Group, Inc., its four wholly owned subsidiaries as mentioned above, and a variable interest real estate entity, B-17 Partners, LLC (“B-17”) in which the Company has a controlling financial interest. The Company’s major shareholder owns B-17 , which owns the building leased by the Company for its corporate headquarters. In accordance with Accounting Standard Update 2015-02, Consolidation (Topic 810) Amendments to the Consolidation Analysis, B-17 is considered a variable interest entity. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The Company prepares the financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. The Company’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits and short-term investments with original maturities of three months or less when purchased. From time-to-time, balances in demand deposit accounts or short-term money market accounts with banks or investment institutions exceed the federally insured limits. Management regularly reviews the banks and investment institution’s performance and evaluates the investment risk.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at net invoice amounts. Substantially all accounts receivable are paid by credit card at the time of shipment. As a result, the Company did not experience any accounts receivable write offs during the three months ended March 31, 2021 or 2020 and management believed an allowance for doubtful accounts is not needed as of March 31, 2021 and December 31, 2020.

Inventory

Inventory is measured at the lower of cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and shipping. For inventory, cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors (such as expiration dates) in evaluating net realizable value.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the asset’s estimated useful life using the straight-line method. Ordinary repair and maintenance costs are charged to operations as incurred. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in income.

The Company periodically evaluates the appropriateness of remaining depreciable lives assigned to property and equipment. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Furniture and Fixtures	5 – 10 years
Office Equipment and Software	3 – 7 years
Compounding and Lab Equipment	5 – 10 years
Building and building improvements	5 – 39 years

Property and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount might not be fully recoverable. The factors considered by management in performing this assessment include current operating results, trends and prospects, the way the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company did not record any impairment losses related to property and equipment during the quarters ended March 31, 2021 and 2020.

Revenue

The Company adopted the provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective on January 1, 2020. This new accounting standard outlines a single comprehensive model used in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements and eliminates most industry-specific guidance from GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. In addition, the adoption of this new accounting standard resulted in increased disclosure relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company used the modified retrospective approach in adopting this new guidance. Results for the reporting period beginning on January 1, 2020 are presented under the new guidance, while prior period amounts are not adjusted. The new guidance did not materially change the Company’s revenue recognition patterns.

All the Company’s recorded revenue is recognized from contracts with customers. The Company did not recognize any impairment losses on trade receivables or contract assets during the quarter ended March 31, 2021 and 2020.

The Company is in the business of providing prescribed medications and supplements. The Company also provides educational services and trainings to individual customers located throughout the United States. Prescription medications account for the majority of revenue and are generally transferred at a point in time. These contracts generally consist of a single order from the prescriber on behalf of the customer/patient, in the case of medications, or directly from the customer/patient, in the case of supplements. Services, which are generally provided and completed on the same day, are based on specific contract terms based on events and are also transferred to customers at a point in time.

For the three months ended March 31, 2020, the beginning balances of the Company’s receivables, contract assets, and contract liabilities from contracts with customers were approximately $36,000, $0, and $86,200 respectively. The closing balances were approximately $46,600, $0, and $153,000 respectively.

The Company typically satisfies its performance obligations as products are shipped and as services are rendered. Products that are shipped to customers are typically shipped “FOB Shipping Point.” As such, ownership of products passes to the customer upon shipment. Payment for products and services sold by the Company is typically due prior to delivery. Substantially all payments from customers are from credit cards and all funds are approved and secured from the customer prior to shipment of the order. Products that the Company contracts to transfer to customers are either compounded from raw materials or purchased by the Company for resale. Also, in most cases, educational services that the Company contracts to transfer to customers are performed by the Company. Generally, the Company does not act as an agent.

Only certain products that customers purchase from the Company may be returned within 30 days of delivery. Any consideration paid for those products, whether before or after delivery, is refundable in full to customers until the return period expires. At the time revenue is recognized, the Company estimates expected returns and excludes those amounts from revenue. The Company also maintains appropriate accounts to reflect the effects of expected returns on the Company’s financial position and periodically adjusts those accounts to reflect its actual return experience. In most cases, consideration paid for educational services that customers purchase from the Company is refundable up to the point prior to when the service is provided. The revenue for these services is recognized once the services are performed. The Company records all receipts for services as deferred income until the service is performed and therefore does not estimate expected refunds for services, nor does the Company exclude any such amounts from revenue since the revenue is recorded after the service is performed.

The Company’s warranties provide customers with assurance that purchased products comply with published specifications. At the time revenue is recognized, the Company estimates the cost of expected future warranty claims but does not exclude any amounts from revenue. The Company maintains appropriate accounts to reflect the effects of expected future warranty claims on the Company’s financial position and periodically adjusts those accounts to reflect its actual warranty claim experience.

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised products or services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes). To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the products or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. Most of the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

The Company charges and collects sales tax, when applicable, and records the sales tax as an accrued liability due to the taxing authority.

Shipping and Handling

In addition to our principal business activities, we provide shipping of final product to our customers. Shipping and handling costs are recorded in cost of sales as they are incurred. Total shipping and handling costs were approximately $470,000 and $469,000, for the three months ended March 31, 2021 and 2020, respectively.

Advertising costs

The Company expenses advertising costs when incurred. Advertising expense included in operating expenses were $1,344 and $4,782, for the three months ended March 31, 2021 and 2020, respectively.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state income taxes as the income tax liability is passed directly to the Company’s shareholders.

Upcoming Accounting Pronouncements

Leases

In the normal course of operations, the Company leases equipment under long-term, non-cancelable operating lease agreements. In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) (“ASU 2016-02”). The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet, except for leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities.

At inception, lessees must classify leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the classification of cash flows within the statement of cash flows, differs depending on the lease classification. Also, certain qualitative and quantitative disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Topic 842 is effective for annual reporting periods beginning after December 15, 2021.

Originally, Topic 842 required all entities to use a modified retrospective transition approach that is intended to maximize comparability and be less complex than a full retrospective approach. Under the modified retrospective approach, Topic 842 is effectively implemented as of the beginning of the earliest comparative period presented in an entity’s financial statements. ASU 2018-11 amended Topic 842 so that entities may elect not to recast their comparative periods in transition and allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, the entity would (1) apply Topic 840 in the comparative periods; (2) provide the disclosures required by Topic 840 for all periods that continue to be presented in accordance with Topic 840; and (3) recognize the effects of applying Topic 842 as a cumulative-effect adjustment to retained earnings as of January 1, 2022. Subsequent ASU’s were issued that provided additional clarification and guidance on the application of Topic 842.

We expect to use the package of practical expedients that will allow us to not reassess: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We also will use the practical expedient as described above to reflect the adoption of Topic 842 as of January 1, 2022, without recasting prior periods. We do not expect to recognize a material adjustment to retained earnings upon adoption. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 6, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 2 - Inventory

As of March 31, 2021, and December 31,2020, inventory consisted of the following:

	2021	2020
Raw materials	$1,322,028	$1,300,615
Work in process	1,463	11,723
Finished goods	1,264,927	1,172,561

	2,588,418	2,484,899
Inventory allowance	(18,731)	(17,683)

Total net inventory	$2,569,687	$2,467,216

Note 3 - Property and Equipment

As of March 31, 2021 and December 31, 2020, property and equipment consisted of the following:

	2021	2020
Furniture and fixtures	$367,371	$366,397
Office equipment and software	871,474	869,428
Compounding and lab equipment	746,437	746,437
Building and building improvements	7,289,708	7,289,708
Land	811,103	811,103

	10,086,093	10,083,073
Accumulated Depreciation	(2,147,419)	(2,014,453)

Total net fixed assets	$7,938,674	$8,068,620

Depreciation expense for the three months ended March 31, 2021 and 2020, was approximately $133,000 and $126,000, respectively.

Note 4 - Notes Payable

In March 2019, the Company entered into a $1,500,000 equipment line of credit with a financial institution. Interest was payable monthly at a fixed rate of 5.00 percent. In March 2020, the entire balance outstanding on the line of credit converted to a seven-year fixed rate note. The note was payable in monthly principal installments of $19,478 plus interest at 4.09 percent through maturity in February 2027. During March of 2021 the note was paid in full and there was no remaining balance due. As of December 31, 2020 the outstanding balance was $644,376. The note was secured by specific equipment. The balance sheet classification of this obligation includes the March 2020 conversion.

In March 2019, the Company also entered a $500,000 operating line of credit with a financial institution. The line of credit requires interest payments monthly at a rate of 5.00 percent and is secured by substantially all assets of the Company. There was no outstanding balance on this obligation as of March 31, 2021 or December 31, 2020. The line expired in March 2020 and was renewed with substantially the same terms through March 2022.

In March 2018, B-17 entered into a fifteen-year, 5.12 percent real estate loan. The loan proceeds of $3,432,000 were used to purchase the building used for the Company’s headquarters. Monthly principal and interest payments are $20,344 plus an estimated lump sum payment of approximately $1,926,000 due at maturity on March 23, 2033. The balance due as of March 31, 2021 and December 31, 2020 was $3,211,216 and $3,231,409, respectively.

In March 2020, B-17 entered into a ten year, 3.091 percent real estate loan secured by a second trust deed on the real estate. The loan proceeds of $900,000 were used for the purpose of financing the additions to the building during 2019. Monthly payments of principal and interest are $5,053 plus an estimated lump sum payment of approximately $525,000 at maturity on March 11, 2030. The balance due as of March 31, 2021 and December 31, 2020 was $866,944 and $875,360 respectively.

On May 9, 2020 the Company received a Paycheck Protection Program (PPP) term note through a bank totaling $1,174,000. The note was pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act’s Paycheck Protection Program. The note structure required company officials to certify certain statements that permitted the Company to qualify for the loan and provides loan forgiveness for a portion up to all of the borrowed amount if the Company uses the loan proceeds for the permitted loan purposes described in the note agreement. On November 30, 2020 the bank processed and approved the forgiveness application. On March 11, 2021 the Small Business Administration approved the loan for forgiveness in full, including all accrued interest. Loan forgiveness in the amount of $1,174,000 has been recorded as cancellation of debt income in nonoperating income (expense) on the consolidated statement of operations.

Maturities of the Company’s notes payable outstanding are due as follows for the three months ended March 31:

2021	$86,543
2022	120,016
2023	125,535
2024	131,320
2025	137,384
Thereafter	3,477,362

Total future payments	$4,078,160

The Company’s borrowings are subject to a credit agreement that, among other things, contains certain restrictive covenants and requires the Company to maintain certain financial ratios relating to cash flows and debt to equity.

During the three months ended March 31, 2021 and 2020, the Company recorded approximately $54,000 and $61,000, respectively, in interest expense.

Note 5 - Benefit Plan

The Company sponsors a Basic Savings 401(k) plan (“Plan”) that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code (“IRS”). In order to participate, employees must meet certain age and service requirements. Participating employees may defer a percentage of pre-tax earnings or after-tax earnings, subject to the IRS elective deferral limits. The Company may, at its discretion, match a portion of the employees’ contributions. In addition to the employer match, the Company may make additional discretionary and qualified nonelective contributions.

While employees are 100 percent vested in the elective, qualified nonelective and rollover contributions, the vesting rules for all other contributions are as follows: (1) On or after the date an employee reaches normal retirement age (age 65), (2) On or after the date an employee reaches early retirement age (age 55), (3) On the date an employee becomes totally disabled, or (4) On the date an employee dies. Before that date, the following schedule determines an employee’s vesting schedule:

Years of Vesting Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3 or more	100%

During the three months ended March 31, 2021 and 2020, the Company matched contributions equal to 100% of the employee’s deferral contribution, not to exceed 3% of the employee’s total compensation. The Company contributed approximately $45,000 and $40,000 to the Plan for the three months ended March 31, 2021 and 2020, respectively.

Note 6 - Lease Commitments

In the normal course of business, the Company leases equipment under long-term, non-cancelable operating lease agreements As of March 31, 2021, the future minimum lease payment under non-cancelable operating leases are as follows:

2021	45,360
2022	60,480
2023	60,480
2024	60,480

Total minimum lease payments	$226,800

Lease expense for each of the three months ended March 31, 2021, and 2020, was approximately $15,000 and $13,500, respectively.

Note 7 - Accrued Expenses

As of March 31, 2021 and December 31, 2020, accrued expenses consisted of the following:

	2021	2020
Operating expenses	$172,827	$260,381
Profit sharing contributions	35,243	138,845
Credit cards	88,532	80,675
Sale tax	69,157	61,197

Total	$365,759	$541,098

Note 8 - Variable Interest Entity

The Company is the primary beneficiary of B-17, which qualifies as a variable interest entity (VIE). This determination was based on the fact that the Company absorbs a majority of the VIE’s expected losses and receives a majority of its expected residual returns. The VIE was formed for the purpose of acquiring and holding real estate. Currently the VIE’s sole activity is to lease the real estate to the Company.

The assets, liabilities, and expenses of B-17 have been included in the accompanying consolidated financial statements. As of March 31, 2021 and December 31, 2020, respectively, approximate amounts included in consolidated assets were cash ($284,000 and $453,000), property and equipment ($4,306,000 and $4,341,000) and other assets ($22,000 and $23,000). Consolidated liabilities included notes payable (approximately $4,078,000 and $4,113,000). Consolidated expenses for the three months ended March 31, 2021 and 2020, respectively included primarily interest and depreciation (approximately $84,000 and $78,000). Revenues of approximately $107,000 and $97,000, respectively, for the three months ended March 31, 2021 and 2020 were eliminated in consolidation. The Company guarantees the notes payable of B-17. Apart from that amount, creditors and beneficial holders of B-17 have no recourse to the assets or general credit of the Company. In April 2021 the guarantees by the Company were terminated.

Note 9 - Impact of World Events

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted hundreds of thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the consolidated balance sheet date; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Note 10 - Subsequent Events

In 2021, the Company entered into a preliminary agreement to merge with UpHealth Holdings, Inc. The agreement was subject to certain closing conditions, which were met and the transaction closed on April 27, 2021.

Behavioral Health Services, LLC

and Subsidiaries

Consolidated Financial Statements and

Independent Auditors’ Report

November 20, 2020 and December 31, 2019

Independent Auditor’s Report

To the Board of Directors and Members

Behavioral Health Services, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of Behavioral Health Services, LLC and Subsidiaries (the “Company”) as of November 20, 2020 and December 31, 2019, the related consolidated statements of operations, members’ equity, and cash flows for the period from January 1, 2020 to November 20, 2020 and the year ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Behavioral Health Services, LLC and Subsidiaries as of November 20, 2020 and December 31, 2019 and the results of their operations and their cash flows for the period from January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note A to the consolidated financial statements, the Company adopted the provisions of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2020 using the modified retrospective adoption method. Our opinion is not modified with respect to this matter.

March 12, 2021

CONSOLIDATED FINANCIAL STATEMENTS

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

November 20, 2020 and December 31, 2019

	November 20, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash	$1,024,485	$111,346
Accounts receivable
Patient receivables, net	1,239,075	882,925
Other accounts receivable	18,379	25,278
Inventories	99,583	158,357
Prepaid expenses	39,806	18,568
Due from related parties	327,061	27,936

Total current assets	2,748,389	1,224,410

PROPERTY AND EQUIPMENT, net	52,568	61,812
SECURITY DEPOSITS	4,375	4,375

	$2,805,332	$1,290,597

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$261,706	$577,725
Accounts payable, related party	42,826	—
Due to member	70,000	—
Accrued payroll and related liabilities	425,790	93,896
Paycheck protection program loan	1,004,900	—
Provider relief funds	228,794	—

Total current liabilities	2,034,016	671,621

MEMBERS’ EQUITY	771,316	618,976

	$2,805,332	$1,290,597

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Revenues, net	$11,842,219	$12,528,464
Cost of goods sold	3,151,603	3,384,859

Gross profit	8,690,616	9,143,605

Operating expenses
Provider compensation	5,261,139	5,436,758
Selling, general, and administrative	3,219,247	3,485,518
Depreciation and amortization	17,890	18,205

	8,498,276	8,940,481

NET INCOME	$192,340	$203,124

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

	Members’ Capital	Members’ Retained Earnings	Total Members’ Equity
Balance, January 1, 2019	$20,000	$395,852	$415,852
Net income	—	203,124	203,124

Balance, December 31, 2019	20,000	598,976	618,976
Capital contribution	40,000	—	40,000
Member redemptions	(20,000)	(60,000)	(80,000)
Net income	—	192,340	192,340

Balance, November 20, 2020	$40,000	$731,316	$771,316

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Cash flows from operating activities
Net income	$192,340	$203,124
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	17,890	18,205
(Increase) decrease in assets
Patient receivables	(356,150)	(38,522)
Other accounts receivable	6,899	517
Inventories	58,774	14,043
Prepaid expenses	(21,238)	(3,402)
Increase (decrease) in liabilities
Accounts payable	(316,019)	(225,505)
Accounts payable, related party	42,826	—
Accrued payroll and related liabilities	331,894	6,081
Proceeds from provider relief funds	228,794	—

Net provided by (used in) operating activities	186,010	(25,459)

Cash flows from investing activities
Purchase of property and equipment	(8,646)	(3,198)
Due from related parties	(299,125)	(22,477)

Net cash used in investing activities	(307,771)	(25,675)

Cash flows from financing activities
Member contributions	40,000	—
Member redemptions	(10,000)	—
Proceeds from paycheck protection program loan	1,004,900	—

Net cash provided by financing activities	1,034,900	—

INCREASE (DECREASE) IN CASH	913,139	(51,134)
Cash, beginning of period	111,346	162,480

Cash, end of period	$1,024,485	$111,346

Supplemental schedule of noncash financing activities
Redemption proceeds due to member	$70,000	$—

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Nature of Business and Subsequent Event

Behavioral Health Services, LLC and Subsidiaries provide medical, retail pharmacy and billing services. Psych Care Consultants, LLC, BHS Pharmacy, LLC and Reimbursement Solutions, LLC are wholly owned subsidiaries of Behavioral Health Services, LLC (a holding company). Psych Care Consultants, LLC is a medical group that has four medical offices located in Missouri and provides psychiatric and mental health services. BHS Pharmacy, LLC provides retail pharmacy services specializing in behavioral health through services such as medication management, screenings, online portals, and delivery. Reimbursement Solutions, LLC provides billing services for Psych Care Consultants, LLC and third party customers. Services include billings, collections, verification of benefits, authorization, and credentialing.

On November 20, 2020 the Company entered into a merger agreement with a wholly-owned subsidiary of UpHealth Holdings, Inc. to purchase all of the outstanding membership interests of Behavioral Health Services, LLC. As such, the consolidated financial statements present the activity of the Company from January 1, 2020 through November 20, 2020, prior to the change in control, as well as the comparative period from January 1, 2019 through December 31, 2019. The activity for the period from November 21, 2020 through December 31, 2020 will be included in the financial reporting of UpHealth Holdings, Inc (the successor).

2.	Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Behavioral Health Services, LLC and its subsidiaries: Psych Care Consultants, LLC; BHS Pharmacy, LLC; and Reimbursement Solutions, LLC which are 100% wholly owned (collectively, hereafter referred to as the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

3.	New Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaces current revenue recognition requirements in Topic 605, Revenue Recognition , in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. The Company adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for the Company’s customers is similar to its prior revenue recognition model.

At December 31, 2019, the Company recorded approximately $883,608 as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to the Company’s presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

4.	Revenue Recognition

Contracts with Patients

Revenue is reported at the amount that reflects the consideration to which the Company expects to be entitled in exchange for providing services. The Company’s revenue includes psychiatric and mental health services, retail pharmacy services, and billing services. A significant amount of the Company’s patients are insured under third-party payor agreements. Patient psychiatric and mental health services and retail pharmacy services are generally recognized when services are provided. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items. Billing service revenues are recognized monthly based upon the services provided.

Performance Obligations

The Company has three entities that produce third party revenues:

a. Psych Care Consultants, LLC

The performance obligations related to psychiatric and mental health services are satisfied over- time as services are provided and revenue is recognized accordingly. The Company generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 to 180 days subsequent to providing services.

b. BHS Pharmacy, LLC

The performance obligations related to retail pharmacy services are satisfied at a point-in-time as patients assume control of the medications. The Company generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 days subsequent to providing services.

c. Reimbursement Solutions, LLC

The performance obligations related to billing services are recognized over-time as contracted billing services are provided. Billing services are generally billed monthly. Revenues are generally collected within 30 to 60 days subsequent to providing services.

Significant Judgment—Determination of Transaction Price

The Company determines the transaction price based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self- pay patients. Substantially all of the Company’s patients are insured under third-party payor agreements. For billing services, the transaction price is based upon a contractual amount for services provided. Discounts and other concessions are not provided on these services.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

4.	Revenue Recognition (Continued)

Significant Judgment—Determination of Transaction Price (Continued)

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. The Company also provides services to uninsured patients and may offer those uninsured patients a discount from standard charges. The Company estimates the transaction price for patients with deductibles and coinsurance and from those who are uninsured based on historical experience and market conditions. The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, the Company records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. No significant adjustments were recorded for the period ending November 20, 2020.

Disaggregation of revenue by significant services provided is disclosed in Note B.

5.	Accounts Receivable

The Company records receivables without collateral from its patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding amounts.

For receivables associated with self-pay patients, the Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

6.	Inventories

Inventories consist of pharmaceuticals and are stated at the lower of cost or net realizable value. Net realizable value is defined as estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

7.	Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method based on the following estimated useful lives of the assets:

Years
Office equipment	5 - 7
Office furniture	7
Medical equipment	7

The cost of leasehold improvements is amortized over the lessor of the length of the related leases or the estimated useful lives of the asset.

8.	Income Taxes

The Company operates as a Limited Liability Company (LLC) and is treated as a partnership for federal and state income tax purposes. Accordingly, federal and state income taxes are not payable or provided by the Company. Members are taxed individually on their shares of respective earnings.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

9.	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10.	Fair Value of Financial Instruments

The carrying amounts of financial instruments, including accounts receivable, accounts payable, and accrued payroll and related liabilities approximate fair value due to the short maturity of these instruments.

11.	Significant Accounting Standards Applicable In A Future Year

Leases

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases , (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

11.	Significant Accounting Standards Applicable In A Future Year (Continued)

Leases (Continued)

for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements. The Company expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note H on the consolidated balance sheet upon adoption, with no material impact to the consolidated statements of operations.

NOTE B - REVENUE

In the following table, revenue is disaggregated by significant service provided, for the periods from January 1, 2020 through November 20, 2020, and January 1 2019 through December 31, 2019:

	January 1, 2020 Through November 20, 2020	January 1, 2019 Through December 31, 2019
Revenue recognized over-time
Psychiatric and mental health services	$7,992,540	$8,447,041
Billing services	319,891	307,910

	8,312,431	8,754,951
Revenue recognized at a point-in-time
Retail pharmacy services	3,529,788	3,773,513

	$11,842,219	$12,528,464

Patient service revenue by payor consisted of the following for the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019:

	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Third-party payors	$9,815,871	$10,320,044
Patient self-pays	1,706,457	1,900,510
Billing service customers	319,891	307,910

	$11,842,219	$12,528,464

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE B - REVENUE (Continued)

The approximate mix of net receivables as of November 20, 2020 and December 31, 2019, and net revenues from third party payors, patients, and billing service customers for the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019 consisted of the following:

	Net Receivables
	November 20, 2020	December 31, 2019
Commercial and other third party payors	90.6%	90.3%
Patient self-pays	2.8%	2.8%
Billing service customers	6.6%	6.9%

	100.0%	100.0%

	Revenue
	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Commercial and other third party payors	82.9%	82.3%
Patient self-pays	14.4%	15.2%
Billing service customers	2.7%	2.5%

	100.0%	100.0%

NOTE C - PROPERTY AND EQUIPMENT

	December 31, 2020	December 31, 2019
Office equipment	$103,088	$103,088
Office furniture	12,010	3,364
Medical equipment	1,839	1,839

	116,937	108,291
Less accumulated depreciation	64,369	46,479

	$52,568	$61,812

NOTE D - RELATED PARTY TRANSACTIONS

1.	Due From Related Parties

The Company’s advances to related parties are unsecured, due on demand, and are noninterest- bearing. Amounts due from related parties aggregated $327,061 and $27,936 at November 20, 2020 and December 31, 2019, respectively.

2.	Membership Redemptions and Due to Member

In November 2020, the Company entered into two redemption agreements with members for $10,000 and $70,000, respectively. The Company agreed to pay cash of $10,000 to one member, and entered into a note

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE D - RELATED PARTY TRANSACTIONS (Continued)

2.	Membership Redemptions and Due to Member (Continued)

payable agreement with the other member. The note is non-interest bearing, is non- collateralized, and due upon demand. The amount due to the member was $70,000 at November 20, 2020.

3.	Payments To Related Parties

The Company makes guaranteed payments to related parties. Guaranteed payments aggregated $5,261,139 and $5,436,758 for the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively. These amounts are presented under provider compensation in the consolidated statements of operations. The Company has unpaid guaranteed payments of $288,557 as of November 20, 2020, which is included in accrued payroll and related liabilities on the consolidated balance sheets. There were no unpaid guaranteed payments at December 31, 2019.

NOTE E - PROVIDER RELIEF FUNDS

In April and July 2020, the Company received proceeds aggregating $228,794 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (PRF). The payments will not require repayment as long as the Company complies with certain terms and conditions outlined by HHS. The Company relied upon guidance issued by HHS through March 12, 2021. The terms and conditions first require the Company to identify health care-related expenses attributed to the coronavirus that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, the Company then applies the funds to patient care lost revenue. On January 15, 2021 the HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue.

As of November 20, 2020, the Company has recognized no revenue on the consolidated statements of operations. The Company has $228,794 recorded within current liabilities on the consolidated balance sheets as the Company has asserted it has not yet met all of the terms and conditions and restrictions for the CARES Act relative to these funds as of November 20, 2020. The Company has until June 30, 2021 in which to use amounts remaining toward expenses attributable to coronavirus but not reimbursed by other sources and/or lost patient care revenue. HHS is entitled to recoup PRF amounts received by the Company that are unused as for the purposes disclosed above.

NOTE F - PAYCHECK PROTECTION PROGRAM LOAN

In April 2020, the Company received proceeds from a term note from the United States Small Business Administration (“SBA”) under the Paycheck Protection Program (“PPP”) available as part of the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The proceeds received by the Company were $1,004,900, which were be used to pay for certain payroll and operating expenses of the Company. The note carries an interest rate of 1%, is unsecured, and is required to be repaid in full by April 2022. For any amounts that are not forgiven, principal and interest payments will begin after a deferral period, which is the earlier of Small Business Administration (SBA) determination of forgiveness (including denial of forgiveness or partial forgiveness) or 10 months after the end of the covered period as defined in the CARES Act.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE F - PAYCHECK PROTECTION PROGRAM LOAN (Continued)

Any request for forgiveness is subject to review and approval by the lender and the SBA, including review of qualifying expenditures and staffing and salary levels. The Company has not submitted a request for forgiveness as of the date the financial statements were available to be issued but the Company expects to submit a request for forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP Loan will be forgiven. In the event that the lender and SBA determine that all or a portion of the PPP loan is not forgivable, the Company will be required to remit payments of $558,439 in 2021 and $446,461 in 2022. Included in the loan are borrowings related to the operations of various related parties aggregating $278,306, which were transferred to the related parties. These amounts have been included as due from related parties at November 20, 2020 (Note D). The balance is classified as a current liability due to uncertainty regarding the Company’s eligibility for the loan.

NOTE G - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan, qualified under Section 401(k) of the Internal Revenue Code, that covers substantially all employees with the exception of union employees and employees acquired under a section 401(b)(6)(C) transaction. The Company may, at its discretion, elect to match a percentage of employees’ elective deferrals. Employees must meet a minimum service requirement to be eligible for a percentage of employer matching contributions. In addition, the Company may make discretionary profit sharing contributions to the plan. For the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, there were no employer matching or employer profit sharing contributions to the plan.

NOTE H - OPERATING LEASES

The Company leases various facilities with related parties in accordance with the terms of operating lease agreements that expire at various dates through December 2021. Upon expiration, certain of these leases were maintained on a month to month basis. The total aforementioned leases require monthly payments ranging from $3,234 to $13,362. Total rent expense under related party agreements was approximately $282,000, and $305,000 for the or the period from January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively.

The Company leases various facilities from third parties in accordance with the terms of operating lease agreements requiring monthly payments ranging from $447 to $14,387. The leases expire in December 2021. Total rent expense under third party agreements was approximately $156,000 and $170,000 for the for the period from January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively.

The Company also has various operating leases for office equipment which require monthly payments ranging from $239 to $1,499 through November 2025. Lease expense of approximately $32,000, and $18,000 was charged to operations for the period from January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively, which is included in operating expenses on the

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE H - OPERATING LEASES (Continued)

consolidated statements of operations. As of November 20, 2020, future minimum lease payments under non-cancelable operating leases are as follows:

Year	Related Party	Third Party	Total
2020	$4,900	$17,250	$22,150
2021	58,800	206,998	265,798
2022	—	28,764	28,764
2023	—	10,776	10,776
2024	—	10,776	10,776
2025	—	9,878	9,878

	$63,700	$284,442	$348,142

NOTE I - RISKS AND UNCERTAINTIES

1.	Uninsured Cash

The Company maintains its cash balances at one financial institution in Missouri. The cash balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company may, from time to time, have balances in excess of FDIC insured deposit limits.

2.	Contingencies

From time to time, the Company may be subjected to claims or lawsuits which arise in the ordinary course of business. There are currently two medical malpractice suits against the individual providers, other third parties, and the Company as a whole. The medical malpractice suits assert that there is negligence by the providers in treating the patients named in the suits. One of the malpractice suits is seeking damages of approximately $3,656,000 from all defendants, including the Company. The second malpractice suit has not specified monetary damages, however, in the event of an unfavorable outcome, the Company’s legal counsel estimates maximum damages of approximately $2,267,000. The Company is vigorously defending the malpractice suits and was named as a secondary party in each suit. Although the outcome of these malpractice suits is not presently determinable, it is reasonably possible that that an unfavorable outcome, for the aforementioned damages sought, could occur. However, the Company, and the individual providers, do have insurance coverage (the Company carries a $1,000,000 per occurrence insurance policy), which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, the Company may be required to fund a portion of the difference. No provision has been made in the accompanying consolidated financial statements for any potential settlement or judgement costs at November 20, 2020 and December 31, 2019, as an unfavorable outcome is not probable at this time.

3.	COVID-19

The entire direct and indirect impacts of the current COVID-19 outbreak on the Company’s customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE I - RISKS AND UNCERTAINTIES (Continued)

3.	COVID-19 (Continued)

any impacts that the Company may experience. The Company has been able to remain operational. Certain additional costs have been incurred to procure personal protective equipment and to enhance sanitation of facilities. The Company has converted a significant portion of the business to a telemedicine format. Management does not believe that the effects of the pandemic have had a significant negative impact the Company’s operations.

NOTE J - SUBSEQUENT EVENTS

Management has evaluated subsequent events through March  12, 2021, the date that these consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than the merger noted in Note A-1, have occurred subsequent to the consolidated balance sheet date that require disclosure in the consolidated financial statements.

Cloudbreak Health, LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

Board of Directors and Members

Cloudbreak Health, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, mezzanine equity and members’ interests and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/  Macias Gini & O’Connell LLP

We have served as the Company’s auditor since 2020

Irvine, CA

March 19, 2021

Report of Independent Registered Public Accounting Firm

Board of Directors and Members

Cloudbreak Health, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, mezzanine equity and members’ interests and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/  Hall & Company Certified Public Accountants and Consultants, Inc.

We have served as the Company’s auditor since 2020

Irvine, CA

December 24, 2020

	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$1,517,400	$290,185
Accounts receivable, net	4,876,281	3,668,418
Inventory	—	42,306
Prepaid expenses and other current assets	822,669	773,286

Total current assets	7,216,350	4,774,195

Noncurrent Assets
Property and equipment, net	2,353,205	1,249,719
Software and website development costs, net	4,902,369	4,969,846
Operating lease right of use asset	4,829,292	5,695,961
Finance lease right of use asset	2,966,970	3,726,657
Other noncurrent assets	1,050,858	1,063,556

Total noncurrent assets	16,102,694	16,705,739

Total assets	$23,319,044	$21,479,934

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ INTERESTS
Current Liabilities
Accounts payable	$2,827,911	$2,906,247
Accrued expenses	977,446	953,492
Deferred revenue	45,644	82,463
Line of credit	7,253,325	—
Convertible note payable to related party, net	10,000,000	—
Term credit facility, net of debt issuance costs and debt discount	9,911,193	—
Interest payable, current portion	7,221,990	—
Operating lease liability, current portion	1,041,754	911,424
Paycheck protection program loan	1,798,733	—
Finance lease liability, current portion	1,821,725	1,875,630

Total current liabilities	42,899,721	6,729,256
Operating lease liability, net of current portion	4,492,728	5,525,947
Finance lease liability, net of current portion	1,073,410	1,855,306
Paycheck protection program loan	899,367	—
Line of credit	—	9,699,505
Convertible note payable to related party, net of debt issuance costs and debt discount, non-current	—	9,666,462
Convertible note payable, non-current, net	200,000	200,000
Dividends payable – Series A preferred units	6,631,233	5,431,233
Interest payable, net of current portion	—	3,955,028

Total noncurrent liabilities	13,296,738	36,333,481

Total liabilities	56,196,459	43,062,737

Mezzanine Equity – Redeemable Series A Preferred Units
Series A preferred units, 3,000,000 issued and outstanding at December 31, 2020 and 2019 (Aggregate liquidation preference $15,000,000)	15,000,000	15,000,000

Members’ Interests
Common units, 5,034,700 issued and outstanding at December 31, 2020 and 2019	11,593,120	10,149,803
Loans to officers	(450,000)	(450,000)
Accumulated deficit	(59,020,535)	(46,282,606)

Total members’ interests	(47,877,415)	(36,582,803)

Total liabilities, mezzanine equity, and members’ interests	$23,319,044	$21,479,934

	2020	2019
Net Sales	$28,089,434	$30,129,803
Cost Of Sales	14,342,965	16,868,951

Gross Profit	13,746,469	13,260,852

Operating Expenses
Depreciation and amortization	4,041,318	3,155,410
Salaries and wages	5,901,060	5,919,129
General and administrative expenses	9,188,703	9,582,808

Total operating expenses	19,131,081	18,657,347

Loss From Operations	(5,384,612)	(5,396,495)

Other Income (Expense)
Interest expense	(6,638,524)	(4,777,972)
Other income (expense), net	62,872	79,632
Rental income	422,335	339,895

Total other expense, net	(6,153,317)	(4,358,445)

Net Loss	($11,537,929)	($9,754,940)

Net Loss Per Common Unit	($2.29)	($1.94)
Weighted Average Units Outstanding – Basic And Diluted	5,034,700	5,034,700

	Redeemable Series A Preferred Units		Members’		Loans to Officer	Accumulated Members’ Deficit	Total Members’ Interests
	Units	Amount	Units	Amount
Mezzanine Equity and Members’ Interests, December 31, 2018	3,000,000	$15,000,000	5,034,700	$10,057,771	($450,000)	($35,327,666)	($25,719,895)
Net loss	—	—	—	—	—	(9,754,940)	(9,754,940)
Unit-based compensation	—	—	—	92,032	—	—	92,032
Accrued dividends	—	—	—	—	—	(1,200,000)	(1,200,000)

Mezzanine Equity and Members’ Interests, December 31, 2019	3,000,000	$15,000,000	5,034,700	10,149,803	($450,000)	($46,282,606)	($36,582,803)
Net loss	—	—	—	—	—	(11,537,929)	(11,537,929)
Issuance of warrant to purchase common units	—	—	—	1,304,013	—	—	1,304,013
Unit-based compensation	—	—	—	139,304	—	—	139,304
Accrued dividends	—	—	—	—	—	(1,200,000)	(1,200,000)

Mezzanine Equity and Members’ Interests, December 31, 2020	3,000,000	$15,000,000	5,034,700	$11,593,120	($450,000)	($59,020,535)	($47,877,415)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($11,537,929)	($9,754,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee unit-based compensation	139,304	92,032
Paid in kind interest	994,425	—
Amortization of debt discount and issuance costs	815,690	709,610
Forgiveness on paycheck protection program loan	(202,176)	—
Depreciation and amortization	4,041,318	3,155,410
Noncash lease expense	866,669	899,673
Gain from fixed asset reimbursement	—	(79,632)
Bad debt expense	138,611	360,205
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(1,346,474)	(47,392)
Inventory	42,306	—
Prepaid expenses and other current assets	(49,383)	(88,864)
Other noncurrent assets	12,698	(217,827)
Increase (decrease) in liabilities:
Accounts payable	(55,457)	4,798
Accrued expenses	23,954	66,617
Deferred revenues	(36,819)	(8,777)
Operating lease liability	(902,889)	(562,489)
Interest payable	3,266,962	3,070,017

Net cash used in operating activities	(3,789,190)	(2,401,557)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,687,034)	(1,694,895)

Net cash used in investing activities	(2,687,034)	(1,694,895)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of finance lease obligations	(2,489,286)	(2,416,107)
Net borrowings (payments) on line of credit	(2,446,180)	939,505
Paycheck protection program loan	2,900,276	0
Borrowings on note payable	9,738,629	5,000,000

Net cash provided by financing activities	7,703,439	3,523,398

NET DECREASE IN CASH AND CASH EQUIVALENTS	$1,227,215	($573,054)

CASH AND CASH EQUIVALENTS – beginning of year	$290,185	$863,262

CASH AND CASH EQUIVALENTS – end of year	$1,517,400	$290,185

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$1,580,180	$2,194,234
Taxes paid	$201,336	$209,616

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Debt discount related to warrants	$1,304,013	$—
Preferred dividends declared and accrued	$1,200,000	$1,200,000

1.	ORGANIZATION AND NATURE OF OPERATIONS

Cloudbreak Health, LLC (“Cloudbreak” or “the Company”), a Delaware limited liability company, was formed on May 26, 2015 and is headquartered in Columbus, Ohio. On June 19, 2015, the Company acquired all of the assets of Language Access Network, LLC (“LAN”) and Carenection, LLC (“Carenection”), in exchange for a 100% member interest in LAN and Carenection. The transfer of all assets, and the conversion and settlement of all obligations occurred on June 19, 2015 and was recorded at the historical basis of the assets and obligations as the entities were under common control.

Cloudbreak wholly owns two subsidiaries: (i) LAN, a remote language interpretation company that provides on-demand interpretation services for limited English proficient, deaf, and hard of hearing patients in the healthcare industry and (ii) Carenection, LLC, a healthcare technology company that provides a HIPAA compliant private broadband network for the telehealth industry.

Going Concern and Management’s Liquidity Plans

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Over its history, the Company has primarily funded itself from revenue from customers who purchase access to its telemedicine platform and interpretive services, through its working capital line of credit and the issuance of debt and equity securities. At December 31, 2020, the Company had a significant accumulated deficit of $59,020,535 and negative working capital of approximately $36,000,000. For the year ended December 31, 2020, the Company had a net loss of $11,537,929 and negative cash flows from operations of approximately $3,800,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Additionally, in March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. As a result, significant volatility has occurred in both the United States and International markets. While the disruption is currently expected to be temporary, there is uncertainty around the duration. Management expects this matter to continue to impact its business, clients, results of operations, and financial position, but the ultimate financial impact of the pandemic on the Company’s business, results of operations, financial position, liquidity or capital resources cannot be reasonably estimated at this time.

On November 20, 2020, the Company entered into a business combination agreement with GIGCAPITAL2, INC; a publicly traded special purpose acquisition company. As a result of this merger, Cloudbreak would become part of a public company with more than $100 million (estimated) in capital to fund operations after the acquisition. The merger is expected to be completed in the second quarter of 2021. While this merger would eliminate any near term access to capital concerns, the Company cannot be certain that the merger will close or that it will be able to obtain such funds required for operations at terms acceptable to it or at all.

In the event the Company does not complete the business combination or it is significantly delayed, the Company will need to seek additional funding through private equity financings and/or debt financings to maintain its operations as a going concern. While the Company has historically been successful in obtaining these types of financing from both existing and new investors, there can be no assurance that such additional financing, if necessary, will be available or, if available, that such financings can be obtained on satisfactory terms.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented on the accrual basis of accounting (the “financial statements”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of Cloudbreak Health LLC and its wholly-owned subsidiaries, LAN and Carenection. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, including those related to the collectability of customer accounts receivable, revenue recognition, the estimated useful lives of long-lived assets, when technological feasibility is achieved for our products, unit-based compensation, and warrant discount and conversion features associated with convertible notes. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and cash equivalents with original maturities of 90 days or less. All cash equivalents are carried at cost, which approximates fair value. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances after discounts, bad debts, and sales allowance taking into account credit worthiness of customers and history of collection. Management provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction of trade accounts receivable. The allowance for doubtful accounts was $673,088 and $534,477 at December 31, 2020 and 2019, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. As of December 31, 2020 and 2019, inventory consists of MARTTI (My Accessible Real Time Trusted Interpreter) devices, additional batteries, and carts for the MARTTI’s. For units in inventory, the MARTTI’s are purchased from two vendors and shipped to the Company in Columbus, Ohio, where the units are imaged, then shipped to end users. MARTTI’s are only purchased when ordered by customers, typically at the inception of a new interpretation service contract. Provisions for slow moving or obsolete inventory are charged to other expense and are permanent reductions to the carrying value of inventory.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for computer and related equipment, and seven years for furniture and fixtures. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Software and Website Development Costs

In accordance with Accounting Standards Codificiation (“ASC”) 985, Software, software development costs related to software to be sold, leased, or marketed as part of a product or process are capitalized subsequent to the establishment of technological feasibility, which is demonstrated by the completion of a detailed program design or working model, if no program design is completed. The useful life of software development costs related to the Company’s current software was determined to be five years from the date the software was placed in service. Costs associated with maintenance and minor enhancements to the features and functionality of the Company’s software are expensed as incurred. GAAP requires that annual amortization expense of the capitalized software development costs be the greater of the amounts computed using the ratio of gross revenue to a product’s total current and anticipated revenues, or the straight-line method over the product’s estimated economic life.

In accordance with ASC 350, Intangibles – Goodwill and Other, the Company also capitalizes eligible website development costs incurred during the application development stage. Costs associated with maintenance and minor enhancements to the features and functionality of the Company’s website are expensed as incurred. The useful life of website development costs was determined to be three years from the date the website was placed in service.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, and software and website development costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. For the years ended December 31, 2020 and 2019, there has been no such impairment.

Net Loss per Common Unit

The Company reports basic loss per unit in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share. Basic loss per unit is computed using the weighted average number of common units outstanding during the reporting period. Diluted earnings per unit is computed using the weighted average number of common units outstanding plus the effect of dilutive securities during the reporting period. Any potentially dilutive securities that have an anti-dilutive impact on the per unit calculation are excluded. During periods in which the Company reports a net loss, diluted weighted average units outstanding are equal to basic weighted average units outstanding because the effect of the inclusion of all potentially dilutive securities would be anti-dilutive. As of December 31, 2020 and 2019, there were no potentially dilutive securities excluded from the calculation of diluted loss per common unit due to a loss for those periods. The table below reflects potentially dilutive securities for the years ended December 31, 2020 and 2019:

	2020	2019
Unit options outstanding	1,933,303	1,941,150
Warrants	741,135	526,312

Total	2,674,438	2,467,462

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC 820-10, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

Trade accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses are reported on the balance sheet at carrying value, which approximates fair value due to the short-term maturities of these instruments. Management believes that that the carrying value of debt instruments, other than related party notes payable and loans to officers, also approximates fair value based on current market indicators, such as prevailing market rates and short-term maturities of certain financial instruments.

Management believes it is not practical to estimate the fair value of related party notes payable and loans to officers because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The common unit warrant issued with a convertible note was valued using the Black Scholes valuation model (see Note 13). The conversion feature in convertible notes payable which required bifurcation as a derivative liability was valued using the Monte Carlo valuation model and had a fair value of $0 on the issuance date and each subsequent reporting date (see Note 14). Management believes these models are the best available techniques for valuing these instruments. Aside from the conversion feature in convertible notes payable, the Company had no other recurring or nonrecurring fair value measurements for assets and liabilities at December 31, 2020 and 2019.

Convertible Notes Payable and Derivative Instruments

The Company has adopted the provisions of Accounting Standards Update (“ASU”) 2017-11 to account for the down round features of warrants issued with private placements effective as of January 1, 2018. In doing so, warrants with a down round feature previously treated as derivative liabilities in the consolidated balance sheet and measured at fair value are henceforth treated as equity, with no adjustment for changes in fair value at each reporting period.

The Company accounts for conversion options embedded in convertible notes in accordance with ASC 815, which generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative financial instruments, as defined in the FASB ASC 815, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

The Company accounts for conversion options embedded in non-conventional convertible notes, which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Derivative financial instruments may be free-standing or embedded in other financial instruments. Based on this guidance, the Company determined that the convertible feature in its note payable disclosed in Note 14 did not meet the criteria for classification as equity. Accordingly, the Company bifurcated the conversion feature and recorded it in liabilities at its estimated fair value. Derivative financial instruments, such as the conversion feature, are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. The Company did not record a derivative liability for the optional convertible feature in convertible notes payable as the fair value was $0 on the issuance date and each subsequent reporting date (see Note 14). The Company estimated the fair value of the conversion feature upon grant, at December 31, 2020 and 2019 using the Monte Carlo valuation model.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable.

The Company performs ongoing credit evaluations of its customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for more than 10% of the Company’s accounts receivable balance as of the years ended December 31, 2020 and 2019. No individual customer accounted for more than 10% of the Company’s gross revenues for the years ended December 31, 2020 and 2019.

The Company purchases its products on credit terms from vendors across the United States. For the years ended December 31, 2020 and 2019, there were no significant supplier concentrations.

Revenue Recognition

The Company derives the majority of its revenues from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. The Company also records ancillary revenue from the sale or lease of MARTTI devices and from the provision of information technology services that include connectivity and ongoing support of the MARTTI software platform. The Company accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

Generally, the Company’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Sale of MARTTI devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). MARTTI device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

The Company has selected the Output Method for recognizing revenues related to fixed medical language interpretation and information technology services fees. Due to the stand-ready nature of the services provided, the Company recognizes these fees monthly on a straight-line basis over the term of the contract.

Variable consideration received for medical language interpretation services, information technology services and for the lease of MARTTI devices is based on a fixed per item charge applied to a variable quantity. Variable consideration for the Company’s services is recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue related to the sale of MARTTI devices is recognized at a point in time upon delivery of the devices to the customer. The Company may enter into multiple component services arrangements that bundle the pricing for the lease of MARTTI devices with information technology services. Often, the pricing bundle may also include medical language interpretation services. When an equipment lease is bundled with services, allocation of the transaction price consideration between the lease and nonlease components of the lease is required. The Company has determined that the consideration allocated to the lease components in its bundled multiple component services arrangements is not material to the financial statements.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product or service to its customer. The Company’s contracts generally do not include any significant financing components.

The Company typically satisfies its performance obligations when the products are transferred and services are provided to its customers. The majority of the Company’s performance obligations are satisfied over time. The Company typically satisfies its performance obligations as the customer receives and consumes the benefits of the medical language interpretation services, information technology services and the use of the MARTTI devices. Performance obligations for the sale of the MARTTI devices are satisfied when control of the devices is transferred to the Company’s customers.

The Company has established a contract liability for billings or payments received in advance of when revenue recognition criteria are met. This contract liability is classified as deferred revenue in the consolidated balance sheets. Additions to deferred revenue, amortization of deferred revenue and prior year deferred revenue recognized in the current year were not significant for the years ended December 31, 2020 and 2019.

As part of the adoption of Topic 606, the Company elected the following practical expedients provided for in the standard.

1.

The Company elected to not adjust the promised amount of consideration for the effect of a significant financing component if it expects, at contract inception, that the period between the Company’s transfer of a promised good or service to a customer and the customer’s payment for that good or service will be one year or less.

2.	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

3.

The Company elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

4.

The Company elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

5.

The portfolio approach has been elected by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual contract level.

6.

The Company elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.

7.	The Company elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

8.

The Company elected not to disclose information about its remaining performance obligations when it recognizes revenue from the satisfaction of performance obligations in accordance with the “right to invoice” practical expedient.

9.	The Company elected all transition-related practical expedients available under the full retrospective transition method of adoption.

Neither the type of service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Cost of Revenue

Cost of revenue primarily consists of costs related to supporting and hosting the Company’s product offerings and delivering services. These costs include salaries, benefits, incentive compensation and unit-based compensation. Costs of revenue include the cost of maintaining the Company’s data centers, customer support team and the Company’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, allocated overhead, amortization of capitalized internal-use software development costs and intangible assets and depreciation expense. In addition to the costs associated with delivering services, costs of revenue also include the cost of purchased equipment inventory sold to customers.

Advertising and Marketing Expense

Advertising and marketing expenses are included in general and administrative expenses within the consolidated statements of operations and are expensed when incurred. Costs associated with advertising and marketing expense were $169,021 and $138,524 for the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expenses on the consolidated statements of operations.

Income Taxes

The Company has been established as a limited liability company. All income or losses of the Company and income tax consequences related thereto are passed through its members. Accordingly, the Company does not record any provision for income taxes or deferred income taxes in its financial statements.

Unit-Based Compensation

The Company maintains performance incentive plans under which incentive and nonqualified member unit options are granted primarily to employees and nonemployee consultants. The Company accounts for unit-based awards to both employees and nonemployees under ASC Topic 718, Stock-Based Compensation, and requires the recognition of compensation expense, using a fair-value based method, for costs related to all unit-based payments including member unit options. ASC Topic 718 requires companies to estimate the fair value of unit-based payment awards on the date of grant using an option-pricing model.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. The Company and the chief executive officer view the Company’s operations and manage its business as one reportable segment with different operating segments.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in more timely recognition of credit losses. ASU 2019-10 amended the effective date for ASU 2016-13 for smaller reporting companies to be annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this guidance.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”. The pronouncement simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, “Income Taxes”. The pronouncement also improves consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This standard is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is still evaluating the impact this guidance will have on its consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, “Investments — Equity Securities: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815” (“ASU No. 2020-01”). ASU No. 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with ASC 321, “Investments — Equity Securities” immediately before applying or upon discontinuing the equity method of accounting in ASC 323, “Investments—Equity Method and Joint Ventures.” The provisions of ASU No. 2020-01 are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years with early adoption permitted, including early adoption in an interim period for public business entities for periods for which financial statements have not yet been issued. The Company is still evaluating the impact this guidance will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates certain models that require separate accounting for embedded conversion features, in certain cases. Additionally, among other changes, the guidance eliminates certain of the conditions for equity classification for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This guidance is effective for the Company beginning in the first quarter of 2022 and must be applied using either a modified or full retrospective approach. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this guidance.

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment, as of December 31, 2020 and 2019 consists of the following:

	Useful Life (Years)	2020	2019
Furniture and fixtures	7	$480,515	$470,945
Computer and related equipment	5	3,490,045	2,000,103
Vehicle	5	10,500	—

		3,981,060	2,471,048
Less accumulated depreciation		(1,627,855)	(1,221,329)

Property and equipment, net		$2,353,205	$1,249,719

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 amounted to $509,488 and $242,356, respectively, and is included on the accompanying consolidated statement of operations.

4.	SOFTWARE AND WEBSITE DEVELOPMENT COSTS, NET

Software and website development costs as of December 31, 2020 and 2019 consists of the following:

	Useful Life (Years)	2020	2019
IT Infrastructure – software development costs	5	$5,335,022	$3,286,318
Software and website development costs	3	1,026,913	1,037,855
Work in Progress Assets	—	272,230	654,670

		6,634,165	9,969,827
Less accumulated depreciation		(1,731,796)	(4,999,981)

Software and website development costs, net		$4,902,369	$4,969,846

Amortization expense related to capitalized software costs and website development costs for the years ended December 31, 2020 and 2019 were $1,244,299 and $1,037,855, respectively, and is included on the accompanying consolidated statement of operations. IT Infrastructure for Old Platform was disposed of in 2020 totaling gross assets of $4,512,484 as well as the related accumulated depreciation of $4,512,484.

5.	LOANS TO OFFICERS

Loans to officers bear an interest rate of 1.75% per annum and are due in 2025. The loans are secured the officers’ membership interest units. At both December 31, 2020 and 2019, the total loans outstanding to officers were $450,000. In 2021, the Company plans to distribute these loans to officers to settle the balance. Accordingly, it has been classified as contra-equity on the consolidated balance sheets.

6.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2020 and 2019 consists of the following:

	2020	2019
Payroll and related expenses	$231,576	$385,201
Other (including accrued outsourced labor)	745,870	568,291

	$977,446	$953,492

7.	RELATED PARTY TRANSACTIONS

The Company engages in significant transactions with various related parties summarized below. The Company and these other related entities have a commonality of ownership and/or management control, and as a result, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

The Company has four loans totaling $450,000 outstanding to officers (see Note 5).

The Company entered into two convertible notes payable agreements totaling $10,000,000 with the preferred unit investor (see Note 13).

The Company has one agreement with Pacific Healthworks, which has common ownership and/or management control. This agreement is an agreement to sublease space in the El Segundo, California office space. The rates are market rates according to the building landlord and not considered significant to operations.

8.	MEMBERS’ INTERESTS

Common Units

On May 26, 2015, Cloudbreak Health, LLC, was formed as a holding company to own 100% of LAN and Carenection, and to facilitate the sale of preferred membership interests in the Company to Martti in the USA, LLC (the “Investor”).

On June 19, 2015 the Company entered into a contribution agreement with the Members of LAN and Carenection (the “Contributors”), whereas the Contributors contributed their membership interests in LAN and/or Carenection, in exchange for membership interests in the Company, pursuant to the terms of the agreement. The exchange granted 5,034,700 common member units to the Contributors. No cash was exchanged as a result of this contribution agreement.

Redeemable Series A Preferred Units

On June 19, 2015 the Company entered into a Series A Preferred Unit Purchase Agreement (“Preferred UPA”) with the Investor, whereas the Investor purchased from the Company 3,000,000 Series A Preferred Units, which represents 30% ownership of the Company’s equity interests on a diluted basis, in exchange for $15,000,000.

Redeemable Series A Preferred Units – liquidation preference

Upon a deemed liquidation event, the Investor will receive all accrued but unpaid series A accruing dividends, the liquidation preference of $15 million (subject to the “melt-away” provision described in the next sentence) and its common equivalent ownership, on a fully diluted basis. Upon a deemed liquidation event, if the Company equity value exceeds $100 million, the liquidation preference shall “melt away” in a proportionate ratio until the Company equity value reaches $150 million, after which the liquidation preference shall be zero.

Redeemable Series A Preferred Units – voting rights

The board shall consist of up to five directors. The investor (series A preferred unit holders) may select one director, up to three directors shall be designated by the members holding a majority of the voting interest of the then outstanding, and one additional director who shall be mutually agreed upon by the investor and the member directors. The Board is responsible for running the business of the LLC.

The member directors may be removed or replaced by holders of a majority of the common units and the series A preferred units voting together as a single class in their sole and absolute discretion.

Unless otherwise required by the act or specified elsewhere in the agreement, all actions, approvals and consents to be taken or given by the members under the act, the agreement or otherwise, require the affirmative vote or the written consent of a majority interest.

Redeemable Series A Preferred Units – redemption rights

The investor may sell any or all of its series A preferred units at any time after the date of the Preferred UPA. If the investor finds a bona fide third-party that offers to purchase any or all of its series A preferred units, the Company shall have a right of first refusal to purchase all, but not less than all of the offered series A preferred units if the Company elects to purchase such series A preferred units within thirty days of receipt of notice of such offer pursuant to the same terms of sale offered by the bona fide third-party.

In the event the Company does not purchase the series A preferred units within such thirty day period, the investor will have thirty days to complete the proposed sale with the bona fide third-party.

In the event that the investor desires to sell any or all of its series A preferred units and cannot find a buyer prior to fifth anniversary from the closing date (and notifies the Company thereof), the investor may require the Company to purchase or redeem the series A preferred units. In such event, the Company and the investor shall mutually engage an independent valuation firm mutually agreeable to the parties, to prepare a binding valuation of the series A preferred units (the “redemption price”) plus any series A preferred unit accrued dividends. There has been no request for redemption at December 31, 2020 and 2019.

Redeemable Series A Preferred Units – accruing dividends

The Preferred UPA grants the series A preferred unit holders the right to receive cash-pay dividends on a quarterly basis at a simple, non-compounding rate of 8.0% per annum of the investment amount. Per the agreement, the series A accruing dividends shall only accrue and not be required to be paid to the investor on a current basis until the Company achieves a trailing twelve month earnings before interest, taxes, depreciation, and amortization (“TTM EBITDA”) of $2.5 million or upon a change of control or redemption.

As the Company has not achieved the TTM EBITDA target as of December 31, 2020 and 2019, the calculated Series A Accruing Dividend amount of $6,631,233 and $5,431,233 has been accrued for, but not paid as of December 31, 2020 and 2019, as agreeed between the Company and the holders.

Mezzanine Equity

Since the redeemable preferred units may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred units of $15,000,000 has been classified as mezzanine equity. There were 3,000,000 shares of redeemable preferred units classified as mezzanine equity as of both December 31, 2020 and 2019.

9.	OPTIONS TO PURCHASE MEMBER UNIT

The Company accounts for member unit-based compensation under ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). In accordance with ASC 718, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

On June 19, 2015, Cloudbreak Health, LLC created the 2015 Unit Incentive Plan (the “Plan”), which subject to the provisions of the Plan, has a maximum aggregate number of Units subject to the Plan of 2,200,000 common units.

The following table summarizes unit option activity for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted-Average Exercise Price
Outstanding, December 31, 2018	1,941,150	5.70
Granted	—	—
Exercised	—	—
Canceled and forfeited	—	—

Outstanding, December 31, 2019	1,941,150	5.70
Granted	192,153	6.99
Exercised	—	—
Canceled and forfeited	(200,000)	12.50

Outstanding, December 31, 2020	1,933,303	4.91
Exercisable, December 31, 2019	1,799,255	5.19
Exercisable, December 31, 2020	1,725,650	4.51

The following table summarizes additional information on the Company’s unit options outstanding at December 31, 2020:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
0.23	155,100	4.48	155,100
1.55	336,050	4.48	336,050
5.00	1,075,000	4.53	1,075,000
6.99	242,153	9.50	67,885
15.00	125,000	1.50	91,615

	1,933,303		1,725,650

Weighted-Average Exercisable Remaining Contractual Life (Years): 4.94

The following table summarizes additional information on the Company’s unit options outstanding at December 31, 2019:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
0.23	155,100	5.48	155,100
1.55	336,050	5.48	336,050
5.00	1,075,000	5.53	1,075,000
12.50	200,000	7.11	116,279
15.00	175,000	8.00	116,826

	1,941,150		1,799,255

Weighted-Average Exercisable Remaining Contractual Life (Years): 5.79

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term (weighted-average period of time that the options granted are expected to be outstanding), volatility of the Company’s common stock, a risk-free interest rate, expected dividends, and the forfeitures of unvested stock options as they occur. The Company uses the simplified method for calculation of expected life, and volatility is based on an average of the historical volatilities of the common stock of a group of entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company currently has no history or expectation of paying cash dividends on common stock.For the year ended December 31, 2019, no options were granted. For the year ended December 31, 2020, the Company granted options to three employees and two contractors to purchase a total of 192,153 common member units. The fair value of options granted to employees during the year ended December 31, 2020 was determined using the Black-Scholes option valuation model with the following assumptions:

Year Ended December 31, 2020
Expected term (years)	6.25
Volatility	34.00%
Risk-free interest rate	2.38 – 2.47%
Dividend yield	—
Weighted-average fair value	$2.49

For the years ended December 31, 2020 and 2019, total expense for unit-based compensation awards granted to employees was $139,304 and $92,032, respectively. As of December 31, 2020 and 2019, there was $403,092 and $64,211, respectively, of total unrecognized compensation expense related to unvested stock options.

The intrinsic value of options exercisable as of December 31, 2020 and 2019 was determined to be approximately $5,000,000.

10.	PERFORMANCE UNIT PLAN

On June 19, 2015, LAN and Carenection each established their own Performance Unit Plans (“PUP”). Each PUP provides a means whereby designated employees of LAN or Carenection, respectively, may be granted the opportunity to share in a portion of the value of LAN or Carenection, respectively, in connection with certain liquidity events in accordance with the terms and conditions (including vesting terms) of each specific PUP.

Pursuant to LAN’s PUP, a performance unit is a contractual right to receive the difference between the fair market value of one performance unit on the grant date and on the settlement date. LAN’s PUP includes a total of 100 performance units available to be awarded. In total, the 100 performance units shall be equal in value to ten percent of the Membership interest percentage of LAN. As of December 31, 2020, LAN’s PUP has not awarded any performance units.Pursuant to Carenection’s PUP, a performance unit is a contractual right to receive the difference between the fair market value of one performance unit on the grant date and on the settlement date. Carenection’s PUP includes a total of ten performance units available to be awarded. In total, the ten performance units shall be equal in value to ten percent of the Membership interest percentage of Carenection.

On June 19, 2015, Carenection entered into an exchange agreement with six employees who, as of June 19, 2015, held options to purchase membership units of Carenection. The exchange agreement stipulated that the option holders exchange their options for certain performance units in Carenection. The exchange agreement awarded a total of 5.4 performance units in exchange for the membership unit options held by the six employees. In May 2018, 2.1 units related to three employees were retired. As of December 31, 2020 and 2019, there were a total of 3.3 performance units outstanding. No specific vesting requirements were mentioned in the award agreements signed by each employee, therefore, pursuant to Carenection’s PUP, the performance units vested upon grant.

The PUP agreement states that each PUP award shall become payable upon the Settlement Date, which is defined as the closing or consummation of a Liquidity Event, and not sooner. A Liquidity Event as defined by the agreement means any of the following: (i) an initial public offering (“IPO”); (ii) dissolution, liquidation or sale of all or substantially all of the business, properties, and assets of the Company; or (iii) an event in which the Company effects a transactions or series of related transactions in which more than 75% of the voting power of the Company’s ownership is disposed of or otherwise transferred. Accordingly, the Company has not recorded any impact as of December 31, 2020 and 2019. If the business combination agreement (see Note 18) was consumated at December 31, 2020, the value of the outstanding awards would be $0.

11.	EMPLOYEE BENEFIT PLAN

During January 2016, the Company sponsored, and began offering its employees the opportunity to participate in, a 401(k) retirement savings plan. All employees who have completed at least nine months of service are eligible to participate in the plan. Eligible employees may elect to contribute any percentage of their eligible compensation, pursuant to IRS regulations. The Company’s matching contributions are made at the discretion of the Company. The Company made matching contributions for the years ended December 31, 2020 and 2019 of $12,563 and $13,599, respectively.

12.	REVOLVING LINE OF CREDIT

In November 2018, the Company entered into a line of credit agreement with a financial institution to borrow up to $12,000,000 (the “LOC”). The LOC is available to be drawn down on until November 21, 2021. As of December 31, 2020 and 2019, the LOC had an outstanding balance of $7,253,325 and $9,699,505, respectively. The LOC accrues interest at a rate equal to the greater of 5.25% or the Prime Referenced Rate (4.75% and 5.50% as of December 31, 2020 and 2019, respectively) plus the applicable margin. The applicable margin is 1.25% per annum. As of December 31, 2020 and 2019, the applicable interest rate is 6.50% and 6.75%, respectively.

The LOC is secured by all real, personal, and intellectual property of the Company and guaranteed by all outstanding equity interest in the Company. The LOC contains certain financial covenants of which the Company was not in compliance at December 31, 2020 and 2019; however, the Company obtained an agreement from the bank which waived the event of default. The Company modified this line of credit agreement subsequent to year end (see Note 18).

13.	CONVERTIBLE NOTES PAYABLE TO RELATED PARTY

In June 2017, the Company entered into a convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023, as amended on January 23, 2020. The note is collateralized by all assets of the Company and subordinated to the Company’s LOC.

The note was issued with a warrant agreement to purchase 526,312 shares of common units of the Company at a price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. As of December 31, 2020 and 2019, this warrant has not been exercised and remains outstanding. If the entire note is converted, the warrant is automatically cancelled. The warrant includes certain anti-dilution provisions to adjust the number of warrant units to protect the purchase rights granted under the warrant, as well as price protection provisions to adjust the exercise price for certain equity issuances. A debt discount related to this note in the amount of $1,939,552 was recognized upon grant. The discount was amortized over the life of the note. Amortization expense related to the debt discount on this note was $303,275 and $643,579 for the years ended December 31, 2020 and 2019, respectively and was included in interest expense on the consolidated statements of operations.

The Company incurred debt issuance costs of $198,091 during the year ended December 31, 2017 related to this note; of which $30,974 and $66,031 was amortized during the years ended December 31, 2020 and 2019, respectively.

In April 2019, the Company entered into another convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. $2,000,000 of this note was borrowed at initial closing in April 2019 and $3,000,000 was subsequently borrowed in September 2019. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023. The note is collateralized by all assets of the Company and subordinated to the Company’s LOC. This note also includes a mandatory fee upon repayment as described: on any date of any full or partial repayment of the Note(s), in addition to the repayment of the then outstanding principal and accrued interest, the Company will also pay: (i) on or before the date that is 90 days after the Closing Date, defined as the date after purchase and sale of the initial note is closed, (the “First Period”), a repayment fee in an amount equal to the product of: (y) .25 multiplied by (z) the then outstanding principal balance of the Notes, (ii) after the First Period but on or before December 31, 2019 (the “Second Period”), a repayment fee in an amount equal to the product of: (y) .50 multiplied by (z) the then outstanding principal balance of the Notes, and (iii) at any time after the Second Period, a repayment fee in an amount equal to the product of: (y) 1.00 multiplied by (z) the then outstanding principal balance of the Notes. As a result of this provision, the Company recorded $2,500,000 and $2,500,000 of additional interest expense for the year ended December 31, 2020 and 2019, respectively.

Both convertible notes contain an optional conversion feature upon a Qualified Financing, which is defined as the closing of the sale of equity securities of the Company in which the Company receives aggregate gross sale proceeds of not less than $5,000,000. Upon the closing of a Qualified Financing, provided that such closing date occurs prior to (i) the Maturity Date and (ii) the prepayment in full of the outstanding balance under this Note, Noteholder may, in its sole discretion (the “Conversion Option”), convert all or any portion of the outstanding balance, including the principal amount then outstanding and all accrued but unpaid interest thereon (the “Convertible Balance”), into the number of Conversion Securities, defined as new securities in the Qualified Financing, obtained by dividing (i) the amount of the Convertible Balance which the Noteholder has elected to convert pursuant to the Conversion Option by (ii) the product of (a) the price per share paid by the purchasers of the New Securities, defined as the series or class of securities issued in connection with a Qualified Financing, sold in such Qualified Financing and (b) eighty percent (80%). The Company determined that these contingent conversion features were not considered derivative liabilities and did not require bifurcation.

14.	CONVERTIBLE NOTES PAYABLE

In August 2017, the Company entered into a convertible note purchase agreement in the amount of $200,000. The note is payable on the earlier of the 5th anniversary of issue date (August 30, 2022) or occurrence of Event of Default, as defined in the agreement. The note contains two contingent conversion features.

The first conversion feature is a mandatory conversion upon Qualified Financing, which is defined as the closing of the sale of equity securities of the Company in which the Company receives aggregate gross sale proceeds of not less than $500,000. If there is a Qualified Financing prior to the Maturity Date, the entire Principal Amount of Note hereunder shall be automatically converted, effective as of the date of closing of the Qualified Financing, into membership units issued in the Qualified Financing (the “Qualified Financing Units”) at a conversion price in an amount equal to eighty percent (80%) of the price per Unit of the Qualified Financing Units sold by the Company in the Qualified Financing.

The second conversion feature is an optional conversion upon (i) the Maturity Date, (ii) any Event of Default or (iii) a Liquidity Event before the Maturity Date and prior to a Qualified Financing. If not previously repaid or converted, the entire outstanding Principal Amount, at the option of the Holder, can be converted into Common Units at a price per unit equal to the lowest cash price per unit for which such Capital Stock has been issued. The number of shares of Capital Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire Principal Amount of this Note by (ii) the lowest cash price per share for which such Capital Stock has been issued.

Due to the adjustable nature of the conversion feature, the Company recorded this as a derivative liability. However, the Company determined the fair value of the conversion feature on the issuance date, and each subsequent reporting date, was $0, so there was no discount or derivative liability recorded. The convertible note was amended subsequent to year end to extend the maturity date (see Note 18).

15.	DEBT

In January 2020, the Company entered into a credit agreement with a third party lender for a term credit facility in the amount of $10,000,000. The note accrues interest at a rate ranging from 12.00% - 13.25% dependent on the Company’s eligibility in any given quarter. Interest is either payable in cash quarterly with all unpaid interest and principal due upon any of the following dates: (i) maturity date in January 2023; (ii) a Liquidity Event, defined as a change of control or an initial public offering; (iii) the date of any prepayment; or (iv) such other time when amount becomes due and payable based on the agreement, or payable in kind, whereby the interest shall automatically be added to the principal balance of the loan and the sum will continue to accrue interest at the specified interest rate. During the year ended December 31, 2020, the Company has incurred $994,425 of paid-in-kind interest.

The credit agreement was also issued with a warrant entitling the Lender to purchase 2% of all issued and outstanding units of the Company’s common units on a fully diluted basis at the date of issuance (214,823 shares), all fully vested, at an exercise price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. The warrant also allows the Lender to purchase 2% of any units issued in connection with the conversion of the notes to the preferred unit investor.

The warrant agreement was valued in 2020 using the Black-Scholes model using the following assumptions:

Expected term (in years)	3 years
Risk-free interest rate	1.48%
Volatility	33.07%

As of December 31, 2020, this warrant has not been exercised and remains outstanding. A debt discount related to this note in the amount of $1,304,013 was recognized upon grant based on the relative fair value of the warrant. The discount is amortized over the life of the note. Amortization expense related to the debt discount on this note was $406,909 for the year ended December 31, 2020 and was included in interest expense on the consolidated statements of operations. The Company also incurred debt issuance costs of $241,130 related to this note; of which approximately $50,000 was amortized during the year ended December 31, 2020.

The credit agreement contains certain financial covenants, of which the Company was not in compliance as of December 31, 2020. Accordingly, it was classified as current on the accompanying audited consolidated balance sheets. There were no penalties incurred as a result of this event of non-compliance.

In May 2020, the Company was granted loans in the aggregate amount of $2,900,276, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The loan accrues interest at a rate of 1% per annum. Equal principal and interest payments are due monthly beginning seven months from disbursement until maturity in May 2022. As these funds will be mainly utilized for payroll within the established limits, the Company expects a significant portion, if not all, of the loan to be forgiven, but there can be no assurance with respect to this matter. Two of the loans were forgiven as of December 31, 2020 and the related gain of $202,176 was included in “Other income (expense), net” in the accompanying statement of operations.

16.	OPERATING AND FINANCE LEASE RIGHT OF USE ASSETS

Leasing Transactions

The Company has operating leases for its corporate offices and field offices. The Company recognized a right-of-use asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain. The Company has finance leases for certain computer devices and network equipment. In addition to purchasing MARTTI units for use as inventory, the Company also leases units through an arrangement with a third-party lessor to be used as equipment. Leased units are used as part of the Company’s promotional program whereby the Company loans out MARTTI units for trial purposes to various customers. These units are part of the Company’s finance lease right of use assets at year-end, but are in the possession of customers. The Company recognized a right-of-use asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right-of-use asset and interest expense recognized based on the effective interest method. The Company has elected to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease or to purchase the underlying asset) and in assessing impairment of the entity’s right-of use assets. Accordingly, management’s decisions regarding lease renewals that are reasonably certain to be exercised have been incorporated as part of the lease term in right-of-use asset and lease liability calculations. To support these determinations, the Company evaluated each active lease at transition that included a renewal option (or options) to assess whether or not the future renewal options were reasonably certain to be exercised. The periods related to any renewal options deemed not reasonably certain to be exercised were excluded from the lease term for the right-of-use asset and lease liability calculations.

Lease Expense

The components of lease expense were as follows for the years ended:

	December 31, 2020	December 31, 2019
Amortization of finance ROU assets	$1,857,607	$2,322,673
Interest on finance lease liabilities	281,174	284,096

Finance lease expense	$2,138,781	$2,606,769
Operating lease expense	1,315,440	1,340,321
Variable lease expense	0	1,507
Sublease income	(422,335)	(339,895)

Total lease expense	$3,031,886	$3,608,702

Supplemental Cash Flow

Supplemental cash flow information related to leases was as follows for the years ended:

	December 31, 2020	December 31, 2019
Operating cash flows from operating leases	$1,315,440	$1,000,802
Operating cash flows from finance leases	281,174	284,096
Financing cash flows from finance leases	2,623,157	2,416,108

Cash paid for amounts included in the measurement of lease liabilities	$4,219,771	$3,701,006

Supplemental information

Supplemental information related to leases was as follows for the years ended:

	December 31, 2020	December 31, 2019
Weighted average remaining lease term (months)
Operating leases	74	79
Finance leases	20	23

Weighted average discount rate
Operating leases	6.7%	6.7%
Finance leases	8.1%	9.8%

Maturities

As of December 31, 2020, future minimum lease payments required under leases are as follows:

	Operating leases	Finance leases	Total
Years Ending December 31
2021	$1,381,229	$1,965,509	$3,346,738
2022	1,374,443	886,663	2,261,106
2023	1,037,855	218,119	1,255,974
Thereafter	2,950,392	0	2,950,392

Undiscounted cash flows	6,743,919	3,070,292	9,814,211
Less: imputed interest	(1,209,437)	(175,157)	(1,384,594)

Total	$5,534,482	$2,895,135	$8,429,617

Reconciliation to lease liabilities:
Lease liabilities – current	$1,041,754	$1,821,725	$2,863479
Lease liabilities – non-current	4,492,728	1,073,410	5,566,138

Total lease liabilities	$5,534,482	$2,895,135	$8,429,619

17.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to various other claims arising in the ordinary course of its business. In the opinion of management, based in part on discussions with legal counsel, the ultimate outcome of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

18.	SUBSEQUENT EVENTS

In February 2021, the Company modified the LOC with the senior lender, which waived an event of default based on the Company’s non-compliance with certain financial and non-financial covenants, and amended certain existing financial and non-financial covenants (See Note 12). The amendment included a modification to the covenants including allowing the company to increase the debt under Note 15 by an additional $3 million, the removal of both the EBITDA and Revenue covenants, the introduction of a minimum monthly net cash flow measurement, minimum cash balance of $1,750,000 at the end of each calendar month and the completion of the GIGCAPITAL transaction by June 30, 2021 when the Notes are then due in full.

In February 2021, the Company amended a credit agreement with a third party lender increasing the amount from $10,000,000 to $13,000,000 (See Note 15). No additional warrants were issued and all terms and the covenants were modified to reflect the changes in the LOC. The Company evaluated events subsequent to December 31, 2020 for their potential impact on the financial statements and disclosures through February 28, 2021, which is the date the financial statements were available to be issued.

Cloudbreak Health, LLC and Subsidiaries

Consolidated Financial Statements

Year To Date March 31, 2021

Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020

	As of March 31,	As of December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$2,887,254	$1,517,400
Accounts receivable, net	6,082,241	4,876,281
Prepaid expenses and other current assets	854,745	822,669

Total current assets	9,824,240	7,216,350

Noncurrent Assets
Property and equipment, net	1,986,707	2,353,205
Software and website development costs, net	4,730,144	4,902,369
Operating lease right of use asset	4,599,491	4,829,292
Finance lease right of use asset	4,022,003	2,966,970
Other noncurrent assets	1,057,123	1,050,858

Total noncurrent assets	16,395,468	16,102,694

Total assets	$26,219,708	$23,319,044

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ INTERESTS

Current Liabilities
Accounts payable	$2,590,268	$2,827,911
Accrued expenses	1,124,743	977,446
Deferred revenue	31,139	45,644
Line of credit	7,253,325	7,253,325
Convertible note payable to related party, net	10,000,000	10,000,000
Term credit facility, net of debt issuance costs and debt discount	13,302,545	9,911,193
Interest payable, current portion	7,421,988	7,221,990
Operating lease liability, current portion	1,041,754	1,041,754
Paycheck protection program loan	2,394,419	1,798,733
Finance lease liability, current portion	2,358,123	1,821,725

Total current liabilities	47,518,303	42,899,721
Operating lease liability, net of current portion	4,243,040	4,492,728
Finance lease liability, net of current portion	1,664,737	1,073,410
Paycheck protection program loan	303,681	899,367
Convertible note payable, non-current, net	200,000	200,000
Dividends payable – Series A preferred units	6,931,233	6,631,233

Total noncurrent liabilities	13,342,691	13,296,738

Total liabilities	$60,860,994	$56,196,459

Mezzanine Equity – Redeemable Series A Preferred Units
Series A preferred units, 3,000,000 issued and outstanding at March 31, 2021 and December 31, 2020 (Aggregate liquidation preference $15,000,000)	15,000,000	15,000,000

Members’ Interests
Common units, 5,034,700 issued and outstanding at March 31, 2021 and December 31, 2020	11,641,012	11,593,120
Loans to officers	—	(450,000)
Accumulated deficit	(61,282,297)	(59,020,535)

Total members’ interests	($49,641,285)	($47,877,415)

Total liabilities, mezzanine equity, and members’ interests	$26,219,708	$23,319,044

Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 (unaudited)

	For the quarters ended March 31,
	2021	2020
Net Sales	$7,952,873	$6,771,272
Cost of Sales (excluding depreciation and amortization)	3,379,613	3,733,101

Gross Profit (excluding depreciation and amortization)	4,573,260	3,038,171
Operating Expenses
Depreciation and amortization	1,309,034	978,374
Salaries and wages	1,710,322	1,322,386
General and administrative expenses	2,546,847	2,147,740

Total operating expenses	5,566,202	4,448,500

Loss from Operations	(992,942)	(1,410,329)
Other Income (Expense)
Interest expense	(905,093)	(3,596,335)
Other income (expense), net	282,418	(53,953)
Rental income	103,854	103,138

Total other expense, net	(518,820)	(3,547,151)

Net Loss	($1,511,762)	($4,957,480)

Net Loss per Common Unit	($0.30)	($0.98)
Weighted Average Units Outstanding – Basic and Diluted	5,034,700	5,034,700

Condensed Consolidated Statements of Mezzanine Equity and Members’ Interests for the three months ended March 31, 2021 and 2020 (unaudited)

	Redeemable Series A Preferred Units		Members’		Loans to Officer	Accumulated Members’ Deficit	Total Members’ Interests
	Units	Amount	Units	Amount
Mezzanine Equity and Members’ Interests, December 31, 2019	3,000,000	$15,000,000	5,034,700	$10,149,803	($450,000)	($46,282,606)	($36,582,803)
Net loss	—	—	—	—	—	(4,957,480)	(4,957,480)
Issuance of warrant to purchase common units	—	—	—	1,304,013	—	—	1,304,013
Unit-based compensation	—	—	—	8,047	—	—	8,047
Accrued dividends	—	—	—	—	—	(300,000)	(300,000)

Mezzanine Equity and Members’ Interests, March 31, 2020	3,000,000	$15,000,000	5,034,700	$11,461,863	($450,000)	($51,540,086)	($40,528,223)

Mezzanine Equity and Members’ Interests, December 31, 2020	3,000,000	$15,000,000	5,034,700	$11,593,120	($450,000)	($59,020,535)	($47,877,415)
Net loss	—	—	—	—	—	(1,511,762)	(1,511,762)
Unit-based compensation	—	—	—	47,892	—	—	47,892
Distributions to members	—	—	—	—	450,000	(450,000)	—
Accrued dividends	—	—	—	—	—	(300,000)	(300,000)

Mezzanine Equity and Members’ Interests, March 31, 2021	3,000,000	$15,000,000	5,034,700	$11,641,012	$0	($61,282,297)	($49,641,285)

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited)

	For the quarters ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($1,511,762)	($4,957,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee unit-based compensation	47,892	8,047
Paid in kind interest	281,732	190,764
Amortization of debt discount and issuance costs	159,620	129,200
Forgiveness on paycheck protection program loan	—	—
Depreciation and amortization	1,327,845	(978,374)
Noncash lease expense	(19,887)	9,928
Bad debt expense (recoveries)	(335,681)	—
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(870,279)	(647,154)
Inventory	—	41,918
Prepaid expenses and other current assets	(32,076)	(431,707)
Other noncurrent assets	(6,265)	12,629
Increase (decrease) in liabilities:
Accounts payable	(8,864)	(1,191,773)
Accrued expenses	147,297	(382,230)
Deferred revenues	(14,505)	150,658
Operating lease liability	—	—
Interest payable	199,998	2,788,223

Net cash used in operating activities	(634,935)	(3,300,603)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(147,931)	(702,727)

Net cash used in investing activities	(147,931)	(702,727)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments of finance lease obligations	(797,280)	(567,062)
Net payments on line of credit	—	(2,298,054)
Net borrowings on note payable	2,950,000	10,000,000

Net cash provided by financing activities	2,152,720	7,134,884

NET INCREASE IN CASH AND CASH EQUIVALENTS	$1,369,854	$3,131,553

CASH AND CASH EQUIVALENTS – beginning of quarter	$1,517,400	$290,185
CASH AND CASH EQUIVALENTS – end of quarter	$2,887,254	$3,421,738

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$313,744	$2,306,804
Taxes paid	$53,275	$53,953

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Debt discount related to warrants	$101,727	$101,727
Preferred dividends declared and accrued	$300,000	$300,000
Distribution to members	$450,000	$0

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. ORGANIZATION	AND NATURE OF OPERATIONS

Cloudbreak Health, LLC (“Cloudbreak” or “the Company”), a Delaware limited liability company, was formed on May 26, 2015 and is headquartered in Columbus, Ohio. On June 19, 2015, the Company acquired all of the assets of Language Access Network, LLC (“LAN”) and Carenection, LLC (“Carenection”), in exchange for a 100% member interest in LAN and Carenection. The transfer of all assets, and the conversion and settlement of all obligations occurred on June 19, 2015 and was recorded at the historical basis of the assets and obligations as the entities were under common control.

Cloudbreak wholly owns two subsidiaries: (i) LAN, a remote language interpretation company that provides on-demand interpretation services for limited English proficient, deaf, and hard of hearing patients in the healthcare industry and (ii) Carenection, LLC, a healthcare technology company that provides a HIPAA compliant private broadband network for the telehealth industry.

Going Concern and Management’s Liquidity Plans

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Over its history, the Company has primarily funded itself from revenue from customers who purchase access to its telemedicine platform and interpretive services, through its working capital line of credit and the issuance of debt and equity securities. At March 31, 2021, the Company had a significant accumulated deficit of $61,282,297 and negative working capital of $37,694,063. For the quarter ended March 31, 2021, the Company had a net loss of $1,511,762 and negative cash flows from operations of approximately $600,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Additionally, in March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the United States. As a result, significant volatility has occurred in both the United States and International markets. While the disruption is currently expected to be temporary, there is uncertainty around the duration. Management expects this matter to continue to impact its business, clients, results of operations, and financial position, but the ultimate financial impact of the pandemic on the Company’s business, results of operations, financial position, liquidity or capital resources cannot be reasonably estimated at this time.

On November 20, 2020, the Company entered into a business combination agreement with GigCapital2, Inc., a publicly traded special purpose acquisition company. As a result of this merger, Cloudbreak would become part of a public company with more than $100 million (estimated) in capital to fund operations after the acquisition. The merger is expected to be completed in the second quarter of 2021. While this merger would eliminate any near term access to capital concerns, the Company cannot be certain that the merger will close or that it will be able to obtain such funds required for operations at terms acceptable to it or at all.

In the event the Company does not complete the business combination or it is significantly delayed, the Company will need to seek additional funding through private equity financings and/or debt financings to maintain its operations as a going concern. While the Company has historically been successful in obtaining these types of financing from both existing and new investors, there can be no assurance that such additional financing, if necessary, will be available or, if available, that such financings can be obtained on satisfactory terms.

2. SUMMARY	OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented on the accrual basis of accounting (the “financial statements”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of Cloudbreak Health, LLC and its wholly-owned subsidiaries, LAN and Carenection. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, including those related to the collectability of customer accounts receivable, revenue recognition, the estimated useful lives of long-lived assets, when technological feasibility is achieved for our products, unit-based compensation, and warrant discount and conversion features associated with convertible notes. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances after discounts, bad debts, and sales allowance, taking into account credit worthiness of customers and history of collection. Management provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction of trade accounts receivable. The allowance for doubtful accounts was $337,407 and $673,088 at March 31, 2021 and December 31, 2020, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (“FIFO”) method. As of March 31, 2021 and December 31, 2020, inventory consists of MARTTI (My Accessible Real Time Trusted Interpreter) devices, additional batteries, and carts for the MARTTI’s. For units in inventory, the MARTTI’s are purchased from two vendors and shipped to the Company in Columbus, Ohio, where the units are imaged, then shipped to end users. MARTTI’s are only purchased when ordered by customers, typically at the inception of a new interpretation service contract. Provisions for slow moving or obsolete inventory are charged to other expense and are permanent reductions to the carrying value of inventory.

Net Loss per Common Unit

The Company reports basic loss per unit in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share. Basic loss per unit is computed using the weighted average number of common units outstanding during the reporting period. Diluted earnings per unit is computed using the weighted average number of common units outstanding plus the effect of dilutive securities during the reporting period. Any potentially dilutive securities that have an anti-dilutive impact on the per unit calculation are excluded. During periods in which the Company reports a net loss, diluted weighted average units outstanding are equal to basic weighted average units outstanding because the effect of the inclusion of all potentially dilutive securities would be anti-dilutive. The table below reflects potentially dilutive securities for the quarters ended March 31, 2021 and 2020:

	March 31, 2021	December 31, 2020
Unit options outstanding	1,808,303	1,933,303
Warrants	741,135	741,135

Total	2,549,438	2,674,438

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC 820-10, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

Trade accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses are reported on the balance sheet at carrying value, which approximates fair value due to the short-term maturities of these instruments. Management believes that that the carrying value of debt instruments, other than related party notes payable and loans to officers, also approximates fair value based on current market indicators, such as prevailing market rates and short-term maturities of certain financial instruments.

Management believes it is not practical to estimate the fair value of related party notes payable and loans to officers because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The common unit warrant issued with a convertible note was valued using the Black Scholes valuation model (see Note 13). The conversion feature in convertible notes payable, which required bifurcation as a derivative liability, was valued using the Monte Carlo valuation model and had a fair value of $0 on the issuance date and each subsequent reporting date (see Note 14). Management believes these models are the best available techniques for valuing these instruments. Aside from the conversion feature in convertible notes payable, the Company had no other recurring or nonrecurring fair value measurements for assets and liabilities at March 31, 2021 and December 31, 2020.

Convertible Notes Payable and Derivative Instruments

The Company has adopted the provisions of Accounting Standards Update (“ASU”) 2017-11 to account for the down round features of warrants issued with private placements effective as of January 1, 2018. In doing so, warrants with a down round feature previously treated as derivative liabilities in the consolidated balance sheet and measured at fair value are henceforth treated as equity, with no adjustment for changes in fair value at each reporting period.

The Company accounts for conversion options embedded in convertible notes in accordance with ASC 815, which generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative financial instruments, as defined in the FASB ASC 815, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

The Company accounts for conversion options embedded in non-conventional convertible notes, which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Derivative financial instruments may be free-standing or embedded in other financial instruments. Based on this guidance, the Company determined that the convertible feature in its note payable disclosed in Note 14 did not meet the criteria for classification as equity. Accordingly, the Company bifurcated the conversion feature and recorded it in liabilities at its estimated fair value. Derivative financial instruments, such as the conversion feature, are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. The Company did not record a derivative liability for the optional convertible feature in convertible notes payable as the fair value was $0 on the issuance date and each subsequent reporting date (see Note 14). The Company estimated the fair value of the conversion feature upon grant, at March 31, 2021 and 2020 using the Monte Carlo valuation model.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable.

The Company performs ongoing credit evaluations of its customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for more than 10% of the Company’s accounts receivable balance as of March 31, 2021 and December 31, 2020. No individual customer accounted for more than 10% of the Company’s gross revenues for the quarters ended March 31, 2021 and 2020.

The Company purchases its products on credit terms from vendors across the United States. For the quarters ended March 31, 2021 and 2020, there were no significant supplier concentrations.

Revenue Recognition

The Company derives the majority of its revenues from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. The Company also records ancillary revenue from the sale or lease of MARTTI devices and from the provision of information technology services that include connectivity and ongoing support of the MARTTI software platform. The Company accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

Generally, the Company’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Sale of MARTTI devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). MARTTI device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

The Company has selected the Output Method for recognizing revenues related to fixed medical language interpretation and information technology services fees. Due to the stand-ready nature of the services provided, the Company recognizes these fees monthly on a straight-line basis over the term of the contract.

Variable consideration received for medical language interpretation services, information technology services and for the lease of MARTTI devices is based on a fixed per item charge applied to a variable quantity. Variable consideration for the Company’s services is recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue related to the sale of MARTTI devices is recognized at a point in time upon delivery of the devices to the customer. The Company may enter into multiple component services arrangements that bundle the pricing for the lease of MARTTI devices with information technology services. Often, the pricing bundle may also include medical language interpretation services. When an equipment lease is bundled with services, allocation of the transaction price consideration between the lease and nonlease components of the lease is required. The Company has determined that the consideration allocated to the lease components in its bundled multiple component services arrangements is not material to the financial statements.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product or service to its customer. The Company’s contracts generally do not include any significant financing components.

The Company typically satisfies its performance obligations when the products are transferred and services are provided to its customers. The majority of the Company’s performance obligations are satisfied over time. The Company typically satisfies its performance obligations as the customer receives and consumes the benefits of the medical language interpretation services, information technology services and the use of the MARTTI devices. Performance obligations for the sale of the MARTTI devices are satisfied when control of the devices is transferred to the Company’s customers.

The Company has established a contract liability for billings or payments received in advance of when revenue recognition criteria are met. This contract liability is classified as deferred revenue in the consolidated balance sheets. Additions to deferred revenue, amortization of deferred revenue and prior year deferred revenue recognized in the current year were not significant for the quarters ended March 31, 2021 and 2020.

As part of the adoption of Topic 606, the Company elected the following practical expedients provided for in the standard.

1.

The Company elected to not adjust the promised amount of consideration for the effect of a significant financing component if it expects, at contract inception, that the period between the Company’s transfer of a promised good or service to a customer and the customer’s payment for that good or service will be one year or less.

2.	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

3.

The Company elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

4.

The Company elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

5.

The portfolio approach has been elected by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual contract level.

6.

The Company elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.

7.	The Company elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

8.

The Company elected not to disclose information about its remaining performance obligations when it recognizes revenue from the satisfaction of performance obligations in accordance with the “right to invoice” practical expedient.

9.	The Company elected all transition-related practical expedients available under the full retrospective transition method of adoption.

Neither the type of service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Advertising and Marketing Expense

Advertising and marketing expenses are included in general and administrative expenses within the consolidated statements of operations and are expensed when incurred. Costs associated with advertising and marketing expense were $107,621 and $128,227 for the quarters ended March 31, 2021 and 2020, respectively, and is included in general and administrative expenses on the consolidated statements of operations.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates certain models that require separate accounting for embedded conversion features, in certain cases. Additionally, among other changes, the guidance eliminates certain of the conditions for equity classification for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This guidance is effective for the Company beginning in the first quarter of 2022 and must be applied using either a modified or full retrospective approach. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this guidance.

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment, as of March 31, 2021 and 2020 consists of the following:

	Useful Life (Years)	March 31, 2021	December,31 2020
Furniture and fixtures	7	$480,515	$480,515
Computer and related equipment	5	3,266,897	3,490,045
Vehicle	5	10,500	10,500

		3,757,912	3,981,060
Less accumulated depreciation		(1,771,205)	(1,627,855)

Property and equipment, net		$1,986,707	$2,353,205

Depreciation and amortization expense for the quarter ended March 31, 2021 and 2020 amounted to $143,350 and $143,350, respectively, and is included on the accompanying consolidated statement of operations.

4.	SOFTWARE AND WEBSITE DEVELOPMENT COSTS, NET

Software and website development costs as of March 31, 2021 and 2020 consists of the following:

	Useful Life (Years)	March 31, 2021	December,31 2020
IT Infrastructure—software development costs	5	$5,335,022	$5,335,022
Software and website development costs	3	1,026,913	1,026,913
Work in Progress Assets	—	414,530	272,230

		6,776,465	6,634,165
Less accumulated depreciation		(2,046,321)	(1,731,796)

Software and website development costs, net		$4,730,144	$4,902,369

Amortization expense related to capitalized software costs and website development costs for the quarter ended March 31, 2021 and for 2020 were $314,524 and $314,524, respectively, and is included on the accompanying consolidated statement of operations. IT Infrastructure for Old Platform was disposed of in 2020, totaling gross assets of $4,512,484 as well as the related accumulated depreciation of $4,512,484.

5.	LOANS TO OFFICERS

Loans to officers bear an interest rate of 1.75% per annum and are due in 2025. The loans are secured the officers’ membership interest units. At December 31, 2020, the total loans outstanding to officers were $450,000. In 2021, by unanimous Board consent, the Company distributed these loans to officers to settle the balance. Accordingly in 2021, it has been classified as distributions in the financial statements.

6.	ACCRUED EXPENSES

Accrued expenses as of March 31, 2021 and December 31, 2020 consists of the following:

	March 31, 2021	December,31 2020
Payroll and related expenses	$209,729	$231,576
Other (including accrued outsourced labor)	915,014	745,870

Total accrued expenses	$1,124,743	$977,446

7.	RELATED PARTY TRANSACTIONS

The Company engages in significant transactions with various related parties summarized below. The Company and these other related entities have a commonality of ownership and/or management control, and as a result, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

In 2021, the Company approved the distribution of four loans totaling $450,000 to officers (see Note 5).

The Company entered into two convertible notes payable agreements totaling $10,000,000 with the preferred unit investor (see Note 13).

The Company has one agreement with Pacific Healthworks, which has common ownership and/or management control. This agreement is an agreement to sublease space in the El Segundo, California office space. The rates are market rates according to the building landlord and not considered significant to operations.

8.	MEMBERS’ INTERESTS

Common Units

On May 26, 2015, Cloudbreak Health, LLC, was formed as a holding company to own 100% of LAN and Carenection, and to facilitate the sale of preferred membership interests in the Company to Martti in the USA, LLC (the “Investor”).

On June 19, 2015 the Company entered into a contribution agreement with the Members of LAN and Carenection (the “Contributors”), whereas the Contributors contributed their membership interests in LAN and/or Carenection, in exchange for membership interests in the Company, pursuant to the terms of the agreement. The exchange granted 5,034,700 common member units to the Contributors. No cash was exchanged as a result of this contribution agreement.

Redeemable Series A Preferred Units

On June 19, 2015 the Company entered into a Series A Preferred Unit Purchase Agreement (“Preferred UPA”) with the Investor, whereas the Investor purchased from the Company 3,000,000 Series A Preferred Units, which represents 30% ownership of the Company’s equity interests on a diluted basis, in exchange for $15,000,000.

Redeemable Series A Preferred Units – liquidation preference

Upon a deemed liquidation event, the Investor will receive all accrued but unpaid series A accruing dividends, the liquidation preference of $15 million (subject to the “melt-away” provision described in the next sentence) and its common equivalent ownership, on a fully diluted basis. Upon a deemed liquidation event, if the Company equity value exceeds $100 million, the liquidation preference shall “melt away” in a proportionate ratio until the Company equity value reaches $150 million, after which the liquidation preference shall be zero.

Redeemable Series A Preferred Units – voting rights

The board shall consist of up to five directors. The investor (series A preferred unit holders) may select one director, up to three directors shall be designated by the members holding a majority of the voting interest of the then outstanding, and one additional director who shall be mutually agreed upon by the investor and the member directors. The Board is responsible for running the business of the LLC.

The member directors may be removed or replaced by holders of a majority of the common units and the series A preferred units voting together as a single class in their sole and absolute discretion.

Unless otherwise required by the act or specified elsewhere in the agreement, all actions, approvals and consents to be taken or given by the members under the act, the agreement or otherwise, require the affirmative vote or the written consent of a majority interest.

Redeemable Series A Preferred Units – redemption rights

The investor may sell any or all of its series A preferred units at any time after the date of the Preferred UPA. If the investor finds a bona fide third-party that offers to purchase any or all of its series A preferred units, the Company shall have a right of first refusal to purchase all, but not less than all of the offered series A preferred units if the Company elects to purchase such series A preferred units within thirty days of receipt of notice of such offer pursuant to the same terms of sale offered by the bona fide third-party.

In the event the Company does not purchase the series A preferred units within such thirty day period, the investor will have thirty days to complete the proposed sale with the bona fide third-party.

In the event that the investor desires to sell any or all of its series A preferred units and cannot find a buyer prior to fifth anniversary from the closing date (and notifies the Company thereof), the investor may require the Company to purchase or redeem the series A preferred units. In such event, the Company and the investor shall mutually engage an independent valuation firm mutually agreeable to the parties, to prepare a binding valuation of the series A preferred units (the “redemption price”) plus any series A preferred unit accrued dividends. There has been no request for redemption as of March 31, 2021 and December 31, 2020.

Redeemable Series A Preferred Units – accruing dividends

The Preferred UPA grants the series A preferred unit holders the right to receive cash-pay dividends on a quarterly basis at a simple, non-compounding rate of 8.0% per annum of the investment amount. Per the agreement, the series A accruing dividends shall only accrue and not be required to be paid to the investor on a current basis until the Company achieves a trailing twelve month earnings before interest, taxes, depreciation, and amortization (“TTM EBITDA”) of $2.5 million or upon a change of control or redemption.

As the Company has not achieved the TTM EBITDA target as of March 31, 2021 and December 31, 2020, the calculated Series A Accruing Dividend amount of $6,931,233 and $6,631,233 has been accrued for, but not paid as of March 31, 2021 and December 31, 2020, as agreed between the Company and the holders.

Mezzanine Equity

Since the redeemable preferred units may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred units of $15,000,000 has been classified as mezzanine equity. There were 3,000,000 shares of redeemable preferred units classified as mezzanine equity as of both March 31, 2021 and December 31, 2020.

9.	OPTIONS TO PURCHASE MEMBER UNIT

The Company accounts for member unit-based compensation under ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). In accordance with ASC 718, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

On June 19, 2015, Cloudbreak Health, LLC created the 2015 Unit Incentive Plan (the “Plan”), which subject to the provisions of the Plan, has a maximum aggregate number of Units subject to the Plan of 2,200,000 common units.

The following table summarizes unit option activity for the quarters ended March 31, 2021 and 2020:

	Number of Shares	Weighted-Average Exercise Price
Outstanding, December 31, 2019	1,941,150	5.70
Granted	—	—
Exercised	—	—
Canceled and forfeited	—	—

Outstanding, March 31, 2020	1,941,150	5.70
Outstanding, December 31, 2020	1,933,303	4.91
Granted	—	—
Exercised	—	—
Canceled and forfeited	(125,000)	15.00

Outstanding, March 31, 2021	1,808,303	4.21
Exercisable, March 31, 2020	1,660,010	4.36
Exercisable, March 31, 2021	1,623,795	4.61

The following table summarizes additional information on the Company’s unit options outstanding at March 31, 2021:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
0.23	155,100	4.48	155,100
1.55	336,050	4.48	336,050
5	1,075,000	4.53	1,075,000
6.99	242,153	9.5	57,645

	1,808,303		1,623,795

Weighted-Average Remaining Contractual Life (Years): 4.55

The following table summarizes additional information on the Company’s unit options outstanding as of December 31, 2020:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
0.23	155,100	5.48	155,100
1.55	336,050	5.48	336,050
5	1,075,000	5.53	1,075,000
6.99	242,153	9.50	67,885
15	125,000	8	91,615

	1,933,303		1,725,650

Weighted-Average Exercisable Remaining Contractual Life (Years): 4.94

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option pricing model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term (weighted-average period of time that the options granted are expected to be outstanding), volatility of the Company’s common stock, a risk-free interest rate, expected dividends, and the forfeitures of unvested stock options as they occur. The Company uses the simplified method for calculation of expected life, and volatility is based on an average of the historical volatilities of the common stock of a group of entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company currently has no history or expectation of paying cash dividends on common stock.

For the quarters ended March 31, 2020 and 2021, respectively, no options were granted.

For the quarters ended March 31, 2021 and 2020, total expense for unit-based compensation awards granted to employees was $47,892 and $8,047, respectively. As of March 31, 2021 and December 31, 2020, there was $177,916 and $403,092, respectively, of total unrecognized compensation expense related to unvested stock options.

The intrinsic value of options exercisable as of March 31, 2021 and December 31, 2020 was estimated to be approximately $5,000,000.

10.	PERFORMANCE UNIT PLAN

On June 19, 2015, LAN and Carenection each established their own Performance Unit Plans (“PUP”). Each PUP provides a means whereby designated employees of LAN or Carenection, respectively, may be granted the opportunity to share in a portion of the value of LAN or Carenection, respectively, in connection with certain liquidity events in accordance with the terms and conditions (including vesting terms) of each specific PUP.

Pursuant to LAN’s PUP, a performance unit is a contractual right to receive the difference between the fair market value of one performance unit on the grant date and on the settlement date. LAN’s PUP includes a total of 100 performance units available to be awarded. In total, the 100 performance units shall be equal in value to ten percent of the Membership interest percentage of LAN. As of March 31, 2021, LAN’s PUP has not awarded any performance units.

Pursuant to Carenection’s PUP, a performance unit is a contractual right to receive the difference between the fair market value of one performance unit on the grant date and on the settlement date. Carenection’s PUP includes a total of ten performance units available to be awarded. In total, the ten performance units shall be equal in value to ten percent of the Membership interest percentage of Carenection.

On June 19, 2015, Carenection entered into an exchange agreement with six employees who, as of June 19, 2015, held options to purchase membership units of Carenection. The exchange agreement stipulated that the option holders exchange their options for certain performance units in Carenection. The exchange agreement awarded a total of 5.4 performance units in exchange for the membership unit options held by the six employees. In May 2018, 2.1 units related to three employees were retired. As of March 31, 2021 and 2020, there were a total of 3.3 performance units outstanding. No specific vesting requirements were mentioned in the award agreements signed by each employee, therefore, pursuant to Carenection’s PUP, the performance units vested upon grant.

The PUP agreement states that each PUP award shall become payable upon the Settlement Date, which is defined as the closing or consummation of a Liquidity Event, and not sooner. A Liquidity Event as defined by the agreement means any of the following: (i) an initial public offering (“IPO”); (ii) dissolution, liquidation or sale of all or substantially all of the business, properties, and assets of the Company; or (iii) an event in which the Company effects a transactions or series of related transactions in which more than 75% of the voting power of the Company’s ownership is disposed of or otherwise transferred. Accordingly, the Company has not recorded any impact as of March 31, 2021 and December 31, 2020. If the business combination agreement (see Note 18) was consummated at March 31, 2021, the value of the outstanding awards would be $0.

11.	EMPLOYEE BENEFIT PLAN

During January 2016, the Company sponsored, and began offering its employees the opportunity to participate in a 401(k) retirement savings plan. All employees who have completed at least nine months of service are eligible to participate in the plan. Eligible employees may elect to contribute any percentage of their eligible compensation, pursuant to IRS regulations. The Company’s matching contributions are made at the discretion of the Company. The Company made matching contributions for the quarters ended March 31, 2021 and 2020 of $2,780 and $12,563, respectively.

12.	REVOLVING LINE OF CREDIT

In November 2018, the Company entered into a line of credit agreement with a financial institution to borrow up to $15,000,000 (the “LOC”). The LOC is available to be drawn down on until November 21, 2021. As of March 31, 2021 and 2020, the LOC had an outstanding balance of $7,253,325 and $7,253,325, respectively. The LOC accrues interest at a rate equal to the greater of 5.25% or the Prime Referenced Rate (4.75% and 5.50% as of March 31, 2021 and 2020, respectively) plus the applicable margin. The applicable margin is 1.25% per annum. As of March 31, 2021 and 2020, the applicable interest rate is 6.50% and 6.75%, respectively.

The LOC is secured by all real, personal, and intellectual property of the Company and guaranteed by all outstanding equity interest in the Company. The LOC contains certain financial covenants of which the Company was not in compliance at March 31, 2021 and 2020; however, the Company obtained an agreement from the bank which waived the event of default.

In February 2021, the Company modified the LOC with the senior lender, which waived an event of default based on the Company’s non-compliance with certain financial and non-financial covenants, and amended certain existing financial and non-financial covenants. The amendment included a modification to the covenants including allowing the Company to increase the debt under Note 15 by an additional $3 million, the removal of both the EBITDA and Revenue covenants, the introduction of a minimum monthly net cash flow measurement, minimum cash balance of $1,750,000 at the end of each calendar month and the completion of the GigCapital2, Inc. transaction by June 30, 2021 when the Notes are then due in full.

13.	CONVERTIBLE NOTES PAYABLE TO RELATED PARTY

In June 2017, the Company entered into a convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023, as amended on January 23, 2020. The note is collateralized by all assets of the Company and subordinated to the Company’s LOC.

The note was issued with a warrant agreement to purchase 526,312 shares of common units of the Company at a price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. As of March 31, 2021 and 2020, this warrant has not been exercised and remains outstanding. If the entire note is converted, the warrant is automatically cancelled. The warrant includes certain anti-dilution provisions to adjust the number of warrant units to protect the purchase rights granted under the warrant, as well as price protection provisions to adjust the exercise price for certain equity issuances. A debt discount related to this note in the amount of $1,939,552 was recognized upon grant. The discount was amortized over the life of the note. Amortization expense related to the debt discount on this note was $0 and $303,275 for the quarters ended March 31, 2021 and 2020, respectively and was included in interest expense on the consolidated statements of operations.

The Company incurred debt issuance costs of $198,091 during the year ended December 31, 2017 related to this note; of which $0 and $30,974 was amortized during the quarters ended March 31, 2021 and 2020, respectively.

In April 2019, the Company entered into another convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. $2,000,000 of this note was borrowed at initial closing in April 2019 and

$3,000,000 was subsequently borrowed in September 2019. However, the Company and the investor have agreed that the notes will be due and payable during 2021. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023. The note is collateralized by all assets of the Company and subordinated to the Company’s LOC. This note also includes a mandatory fee upon repayment as described: on any date of any full or partial repayment of the Note(s), in addition to the repayment of the then outstanding principal and accrued interest, the Company will also pay: (i) on or before the date that is 90 days after the Closing Date, defined as the date after purchase and sale of the initial note is closed, (the “First Period”), a repayment fee in an amount equal to the product of: (y) .25 multiplied by (z) the then outstanding principal balance of the Notes, (ii) after the First Period but on or before December 31, 2019 (the “Second Period”), a repayment fee in an amount equal to the product of: (y) .50 multiplied by (z) the then outstanding principal balance of the Notes, and (iii) at any time after the Second Period, a repayment fee in an amount equal to the product of: (y) 1.00 multiplied by (z) the then outstanding principal balance of the Notes. As a result of this provision, the Company recorded $2,500,000 and $2,500,000 of additional interest expense for the year ended December 31, 2020 and 2019, respectively.

Both convertible notes contain an optional conversion feature upon a Qualified Financing, which is defined as the closing of the sale of equity securities of the Company in which the Company receives aggregate gross sale proceeds of not less than $5,000,000. Upon the closing of a Qualified Financing, provided that such closing date occurs prior to (i) the Maturity Date and (ii) the prepayment in full of the outstanding balance under this Note, Noteholder may, in its sole discretion (the “Conversion Option”), convert all or any portion of the outstanding balance, including the principal amount then outstanding and all accrued but unpaid interest thereon (the “Convertible Balance”), into the number of Conversion Securities, defined as new securities in the Qualified Financing, obtained by dividing (i) the amount of the Convertible Balance which the Noteholder has elected to convert pursuant to the Conversion Option by (ii) the product of (a) the price per share paid by the purchasers of the New Securities, defined as the series or class of securities issued in connection with a Qualified Financing, sold in such Qualified Financing and (b) eighty percent (80%). The Company determined that these contingent conversion features were not considered derivative liabilities and did not require bifurcation.

14.	CONVERTIBLE NOTES PAYABLE

In August 2017, the Company entered into a convertible note purchase agreement in the amount of $200,000. The note is payable on the earlier of the 5th anniversary of issue date (August 30, 2022) or occurrence of Event of Default, as defined in the agreement. The note contains two contingent conversion features.

The first conversion feature is a mandatory conversion upon Qualified Financing, which is defined as the closing of the sale of equity securities of the Company in which the Company receives aggregate gross sale proceeds of not less than $500,000. If there is a Qualified Financing prior to the Maturity Date, the entire Principal Amount of Note hereunder shall be automatically converted, effective as of the date of closing of the Qualified Financing, into membership units issued in the Qualified Financing (the “Qualified Financing Units”) at a conversion price in an amount equal to eighty percent (80%) of the price per Unit of the Qualified Financing Units sold by the Company in the Qualified Financing.

The second conversion feature is an optional conversion upon (i) the Maturity Date, (ii) any Event of Default or (iii) a Liquidity Event before the Maturity Date and prior to a Qualified Financing. If not previously repaid or converted, the entire outstanding Principal Amount, at the option of the Holder, can be converted into Common Units at a price per unit equal to the lowest cash price per unit for which such Capital Stock has been issued. The number of shares of Capital Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire Principal Amount of this Note by (ii) the lowest cash price per share for which such Capital Stock has been issued.

Due to the adjustable nature of the conversion feature, the Company recorded this as a derivative liability. However, the Company determined the fair value of the conversion feature on the issuance date, and each subsequent reporting date, was $0, so there was no discount or derivative liability recorded. The convertible note was amended subsequent to year end to extend the maturity date (see Note 18).

15.	DEBT

In January 2020, the Company entered into a credit agreement with a third party lender for a term credit facility in the amount of $10,000,000. The note accrues interest at a rate ranging from 12.00%—13.25% dependent on the Company’s eligibility in any given quarter. Interest is either payable in cash quarterly with all unpaid interest and principal due upon any of the following dates: (i) maturity date in January 2023; (ii) a Liquidity Event, defined as a change of control or an initial public offering; (iii) the date of any prepayment; or (iv) such other time when amount becomes due and payable based on the agreement, or payable in kind, whereby the interest shall automatically be added to the principal balance of the loan and the sum will continue to accrue interest at the specified interest rate. During the quarter ended March 31, 2021, the Company has incurred $281,732 of paid-in-kind interest for total paid-in-kind interest of $1,276,157.

The credit agreement was also issued with a warrant entitling the Lender to purchase 2% of all issued and outstanding units of the Company’s common units on a fully diluted basis at the date of issuance (214,823 shares), all fully vested, at an exercise price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. The warrant also allows the Lender to purchase 2% of any units issued in connection with the conversion of the notes to the preferred unit investor.

The warrant agreement was valued in 2020 using the Black-Scholes model using the following assumptions:

Expected term (in years)	3 years
Risk-free interest rate	1.48%
Volatility	33.07%

As of March 31, 2021, this warrant has not been exercised and remains outstanding. A debt discount related to this note in the amount of $1,304,013 was recognized upon grant based on the relative fair value of the warrant. The discount is amortized over the life of the note. Amortization expense related to the debt discount on this note was $101,727 for the quarter ended March 31, 2021 and was included in interest expense on the consolidated statements of operations. The Company also incurred debt issuance costs of $241,130 related to this note, of which approximately $19,801 was amortized during the quarter ended March 31, 2021.

The credit agreement contains certain financial covenants, of which the Company was not in compliance as of March 31, 2021. Accordingly, it was classified as current on the accompanying audited consolidated balance sheets. There were no penalties incurred as a result of this event of non-compliance.

In February 2021, the Company amended the credit agreement increasing the amount from $10,000,000 to $13,000,000. No additional warrants were issued and all terms and the covenants were modified to reflect the changes in the LOC (see Note 12).

In May 2020, the Company was granted loans in the aggregate amount of $2,900,276, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The loan accrues interest at a rate of 1% per annum. Equal principal and interest payments are due monthly beginning seven months from disbursement until maturity in May 2022. As these funds will be mainly utilized for payroll within the established limits, the Company expects a significant portion, if not all, of the loan to be forgiven, but there can be no assurance with respect to this matter.

16.	OPERATING AND FINANCE LEASE RIGHT OF USE ASSETS

Leasing Transactions

The Company has operating leases for its corporate offices and field offices. The Company recognized a right-of-use asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain.

The Company has finance leases for certain computer devices and network equipment. In addition to purchasing MARTTI units for use as inventory, the Company also leases units through an arrangement with a third-party lessor to be used as equipment. Leased units are used as part of the Company’s promotional program whereby the Company loans out MARTTI units for trial purposes to various customers. These units are part of the Company’s finance lease right of use assets at year-end, but are in the possession of customers. The Company recognized a right-of-use asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right-of-use asset and interest expense recognized based on the effective interest method.

The Company has elected to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease or to purchase the underlying asset) and in assessing impairment of the entity’s right-of use assets. Accordingly, management’s decisions regarding lease renewals that are reasonably certain to be exercised have been incorporated as part of the lease term in right-of-use asset and lease liability calculations. To support these determinations, the Company evaluated each active lease at transition that included a renewal option (or options) to assess whether or not the future renewal options were reasonably certain to be exercised. The periods related to any renewal options deemed not reasonably certain to be exercised were excluded from the lease term for the right-of-use asset and lease liability calculations.

Lease Expense

The components of lease expense were as follows for the quarters ended:

	March 31, 2021	March 31, 2020
Amortization of finance ROU assets	$819,865	$570,929
Interest on finance lease liabilities	67,897	86,743

Finance lease expense	$887,762	$657,672
Operating lease expense	337,494	303,104
Variable lease expense	—	—
Sublease income	(103,854)	(103,138)

Total lease expense	$1,121,402	$857,638

Supplemental Cash Flow

Supplemental cash flow information related to leases was as follows for the quarters ended:

	March 31, 2021	March 31, 2020
Operating cash flows from operating leases	$337,494	$306,150
Operating cash flows from finance leases	67,897	75,938
Financing cash flows from finance leases	797,280	567,062

Cash paid for amounts included in the measurement of lease liabilities	$1,202,671	$949,150

Supplemental information

Supplemental information related to leases was as follows for the quarters ended:

	March 31, 2021	March 31, 2020
Weighted average remaining lease term (months)
Operating leases	79	84
Finance leases	23	30

Weighted average discount rate
Operating leases	6.70%	6.70%
Finance leases	9.60%	8.10%

Maturities

As of March 31, 2021, future minimum lease payments required under leases are as follows:

	Operating leases	Finance leases	Total
Years Ending December 31 2021	$1,040,172	$2,358,115	$3,398,287
2022	1,374,443	1,295,951	2,670,394
2023	1,037,855	566,324	1,604,179
Thereafter	2,950,392	56,285	3,006,677

Undiscounted cash flows	6,402,862	4,276,675	10,679,537
Less: imputed interest	(1,118,068)	(253,825)	(1,371,893)

Total	$5,284,794	$4,022,850	$9,307,644

Reconciliation to lease liabilities:
Lease liabilities – current	$1,041,754	$2,358,123	$3,399,877
Lease liabilities – non-current	4,243,040	1,664,727	5,907,767

Total lease liabilities	$5,284,794	$4,022,850	$9,307,644

17.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to various other claims arising in the ordinary course of its business. In the opinion of management, based in part on discussions with legal counsel, the ultimate outcome of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

18.	SUBSEQUENT EVENTS

The Company evaluated events subsequent to March 31, 2021 for their potential impact on the financial statements and disclosures through May 21, 2021, which is the date the financial statements were available to be issued. The Company believes there are no additional subsequent events to disclose.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$3,373
Accounting fees and expenses
Legal fees and expenses		$200,000
Financial printing and miscellaneous expenses		$20,000

Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities.

On March 12, 2019, our Sponsor and Northland Investment purchased from us an aggregate of 2,500,000 shares of Common Stock, or “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.01 per share, in a private placement. Of these, 2,378,125 founder shares were purchased by our Sponsor for an aggregate purchase price of approximately $23,781.25; and 121,875 founder shares were purchased by Northland Investment for an aggregate purchase price of approximately $1,218.75. In April 2019, we effected a stock dividend of 0.493 shares of Common Stock, resulting in our Sponsor and Northland Investment holding an aggregate of 3,732,500 shares of Common Stock. Subsequently, our Sponsor and Northland Investment sold 68,041 shares and 31,959 shares, respectively, to EarlyBird and the EarlyBird Group collectively for an aggregate purchase price of $669.79 or $0.0067 per share. Up to 487,500 founder shares are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised during this offering. If the over-allotment is not fully sold, our Sponsor may forfeit up to 454,891 founder shares; EarlyBird and the EarlyBird Group may forfeit up to 13,044 founder shares; and Northland Investment may forfeit up to 19,565 founder shares. The function of the terms of forfeiture shall be to maintain the representation by the Founders of 20.0% of the outstanding shares of our Common Stock upon completion of this offering (excluding the private shares, the insider shares and the private underwriter shares). Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Additionally, we intend to issue, prior to the consummation of this offering, 5,000 shares of our Common Stock, or “insider shares,” in consideration of future services, to Ms. Tara McDonough, our Vice President and Chief Financial Officer. Such securities will be issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In addition, our Sponsor, Northland Investment and EarlyBird have committed to purchase an aggregate of 449,500 private units (or 518,500 private units if the underwriters’ over-allotment is exercised in full), at $10.00 per unit in a private placement that will close simultaneously with this offering. Among the private units, 384,500 units (or 443,750 units if the underwriters’ over-allotment is exercised in full) will be purchased by our Sponsor; and 26,000 units (or 29,900 units if the underwriters’ over-allotment is exercised in full) will be purchased by EarlyBird; 39,000 (44,850 units if the underwriters’ over-allotment is exercised in full) will be purchased by Northland Investment. Northland has also committed to purchase 100,000 private underwriter shares (or 120,000 private underwriter shares if the underwriters’ over-allotment option is exercised in full) at $10.00 per share in a private placement that will close simultaneously with this offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Each of our Founders, Northland, and Ms. McDonough is an accredited investor for purposes of Rule 501 of Regulation D. No underwriting discounts or commissions were paid with respect to such sales/

On June 9, 2021, immediately prior to the Closing of the Business Combinations, we issued and sold (1) an aggregate of 3,000,000 shares of Common Stock (the “PIPE Shares”) at $10.00 per share, plus warrants to purchase up to an additional 300,000 shares of common stock (one warrant for every 10 PIPE Shares purchased) at an exercise price of $11.50 per share, for an aggregate purchase price of $30,000,000, to certain institutional investors in private placements, including Oppenheimer & Co. Inc., the placement agent for the private placements, and (2) $160,000,000 aggregate principal amount of unsecured convertible notes due in 2026 (the

“Notes”), in private placements to certain institutional investors. The Notes are convertible into approximately 15,023,475 shares of Company Common Stock. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statements.

(a)	Exhibits.

Exhibit No.	Description

2.1†**	UpHealth Business Combination Agreement, dated as of November 20, 2020 (as amended by the First Amendment dated as of January 29, 2021, the Second Amendment, dated as of March 23, 2021, and the Third Amendment, dated as of April 23, 2021), by and among GigCapital2, Inc., UpHealth Merger Sub, Inc. and UpHealth Holdings, Inc. (included as Annex A to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

2.2†**	Cloudbreak Business Combination Agreement, dated as of November 20, 2020 (as amended by the Amendment, dated as of April 23, 2021), by and among GigCapital2, Inc., Cloudbreak Merger Sub, LLC. Cloudbreak Health, LLC, solely with respect to Section 7.15, Chirinjeev Kathuria and Mariya Pylypiv and UpHealth Holdings, Inc., and Shareholder Representative Services LLC. (included as Annex B to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

2.3**	Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth BHS Merger Sub, Inc., Behavioral Health Service, LLC and AM Physicians LLC, dated as of November 2, 2020.

2.4**	Waiver and First Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth BHS Merger Sub, Inc., BHS Merger Sub 1, LLC, Behavioral Health Service, LLC and the AM Physicians LLC, dated as of November 20, 2020.

2.5**	Second Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., Behavioral Health Service, LLC and the AM Physicians LLC, dated as of February 6, 2021.

2.6**	Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth MedQuest Merger Sub, Inc., Innovations Group, Inc. and Jeffrey R. Bray, dated as of November 2, 2020.

2.7**	First Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth MedQuest Merger Sub, Inc., Innovations Group, Inc. and Jeffrey R. Bray, dated as of January 19, 2021.

2.8**	Amended and Restated Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth Thrasys Merger Sub, Inc., Thrasys, Inc. and Shareholder Representative Services LLC, dated as of November 20, 2020.

2.9**	First Amendment to Amended and Restated Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., Thrasys, Inc. and Shareholder Representative Services LLC, dated as of February 17, 2021.

2.10**	Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare, Inc. and TTC Healthcare Partners, LLC, dated as of October 30, 2020.

2.11**	Waiver and First Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare, Inc. and TTC Healthcare Partners, LLC, dated as of January 25, 2021.

2.12**	Second Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare, Inc. and TTC Healthcare Partners, LLC, dated as of February 8, 2021.

Exhibit No.	Description

2.13**	Fourth Amendment to Business Combination Agreement, dated as of May 30, 2021, by and among GigCapital2, Inc., UpHealth Holdings, Inc. and UpHealth Merger Sub, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the Registrant on June 2, 2021).

2.14

Second Amendment, dated as of June  9, 2021, to the Business Combination Agreement, dated as of November 20, 2020, by and among GigCapital2, Inc., Cloudbreak Health, LLC, Cloudbreak Merger Sub, LLC, solely with respect to Section  7.15, Chirinjeev Kathuria and Mariya Pylypiv and UpHealth Holdings, Inc., and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.4 to the Company’s Current Report on Form 8-K filed with the SEC on June  15, 2021)

3.1	Second Amended and Restated Certificate of Incorporation of UpHealth, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2021)

3.2	Amended and Restated Bylaws of UpHealth, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2021)

4.1**	Specimen Common Stock Certificate of GigCapital2, Inc. (incorporated by reference to Exhibit 4.2 of GiGapital2’s Registration Statement on Form S-1 (Registration No. 333-231337) filed with the SEC on May 9, 2019).

4.2	Amended and Restated Warrant Agreement, dated June 9, 2021, by and between GigCapital2, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

4.3	Indenture, dated June 9, 2021, by and between UpHealth, Inc. and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

5.1**	Opinion of DLA Piper LLP (US).

10.1**	Unit Purchase Agreement, dated June 5, 2019, by and between GigCapital2, Inc. and GigAcquisitions2, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

10.2**	Unit Purchase Agreement, dated June 5, 2019, by and between GigCapital2, Inc. and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

10.3**	Unit Purchase Agreement, dated June 5, 2019, by and between GigCapital2, Inc. and Northland Gig 2 Investment LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

10.4#**	GigCapital2, Inc. 2021 Equity Incentive Plan (included as Annex K to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

10.5**	Stockholder Support Agreement dated as of November 20, 2020, by and among GigCapital2, Inc. and certain stockholders of UpHealth Holdings, Inc. (included as Annex D to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

10.6**	Member Support Agreement, dated as of November 20, 2020, by and among GigCapital2, Inc. and certain members of Cloudbreak Health, LLC (included as Annex E to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

10.7**	Sponsor Support Agreement, dated as of November 20, 2020, by and among GigCapital2, Inc., GigAcquisitions2, LLC and Cloudbreak Health, LLC (included as Annex F to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

Exhibit No.	Description

10.8**	Form of PIPE Subscription Agreement (included as Annex I to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

10.9**	Form of Convertible Note Subscription Agreement (included as Annex J to GigCapital2’s proxy statement/prospectus filed with the SEC on February 8, 2021).

10.10#**	Amended & Restated Employment Offer Letter (Martin S.A. Beck)

10.11#**	Amended & Restated Employment Offer Letter (Alfonso W. Gatmaitan)

10.12#**	Amended & Restated Employment Offer Letter (Chirinjeev Kathuria)

10.13#**	Amended & Restated Employment Offer Letter (Mariya Pylypiv)

10.14#**	Ramesh Balakrishnan Employment Agreement

10.15**	Forward Share Purchase Agreement dated June 3, 2021, by and between GigCapital2, Inc. and Kepos Alpha Master Fund L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the Registrant on June 4, 2021).

10.16	Form of Amendment to Subscription Agreement (PIPE), dated June 8, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2021)

10.17	Form of Amendment to Subscription Agreement (Reduction in Purchase Amount), dated June 8, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2021)

10.18	Form of Termination of Subscription Agreement, dated June 8, 2021 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2021)

10.19	Registration Rights and Lockup Agreement, dated June 9, 2021, by and among UpHealth, Inc. and certain stockholders (Cloudbreak) (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

10.20	Registration Rights and Lockup Agreement, dated June 9, 2021, by and among UpHealth, Inc. and certain stockholders (UpHealth Holdings) (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

10.21#	Cloudbreak Health LLC 2015 Unit Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

10.22#	Form of Cloudbreak Health LLC Unit Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

10.23#	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

10.24#	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

10.25#	Form of Option Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021)

23.1**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2	Consent of BPM LLP, with respect to GigCapital2, Inc.

23.3	Consent of Plante & Moran, PLLC, with respect to Thrasys.

23.4	Consent of Plante & Moran, PLLC, with respect to Innovations Group.

Exhibit No.	Description

23.5	Consent of Plante & Moran, PLLC, with respect to TTC Healthcare.

23.6	Consent of Plante & Moran, PLLC, with respect to Behavioral Health Services.

23.7	Consent of D. K. Chhajer & Co., PLLC, with respect to Glocal.

23.8	Consent of Hall & Company, with respect to Cloudbreak.

23.9	Consent of Macias Gini & O’Connell LLP, with respect to Cloudbreak.

23.10	Consent of Plante & Moran, PLLC, with respect to UpHealth Holdings, Inc.

24.1	Power of Attorney, incorporated by reference to the signature page to the Company’s Registration Statement on Form S-1 (No. 333-253146) filed herewith.

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

**	Previously filed.
†

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

#	Indicates management contract or compensatory plan or arrangement

(b)

Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 17, 2021.

UPHEALTH, INC.

By:	/s/ Ramesh Balakrishnan
Name:	Dr. Ramesh Balakrishnan
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Ramesh Balakrishnan and Mr. Martin Beck his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Ramesh Balakrishnan Dr. Ramesh Balakrishnan	Chief Executive Officer (Principal Executive Officer)	June 17, 2021

/s/ Martin Beck Martin S. A. Beck	Chief Financial Officer (Principal Accounting and Financial Officer)	June 17, 2021

/s/ Dr. Chirinjeev Kathuria Dr. Chirinjeev Kathuria	Co-Chairman of the Board of Directors	June 17, 2021

/s/ Dr. Avi S. Katz Dr. Avi S. Katz	Co-Chairman of the Board of Directors	June 17, 2021

/s/ Moshe Bar-Siman-Tov Moshe Bar-Siman-Tov	Director	June 17, 2021

/s/ Dr. Raluca Dinu Dr. Raluca Dinu	Director	June 17, 2021

/s/ Nathan Locke Nathan Locke	Director	June 17, 2021

/s/ Neil Miotto Neil Miotto	Director	June 17, 2021

/s/ Dr. Mariya Pylypiv Dr. Mariya Pylypiv	Director	June 17, 2021

/s/ Agnès Rey-Giraud Agnès Rey-Giraud	Director	June 17, 2021

/s/ Jerome Ringo Jerome Ringo	Director	June 17, 2021